Exhibit 10.2

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THE WORD “[REDACTED]”.

STOCK PURCHASE AGREEMENT

between

VALERO REFINING AND MARKETING COMPANY

and

PBF HOLDING COMPANY LLC

dated

September 24, 2010

EXHIBITS

Exhibit A	Assignment of Contracts
Exhibit B-1	Buyer Guaranty
Exhibit B-2	Seller Guaranty
Exhibit C	Loan Terms
Exhibit D	Dispute Resolution Procedures
Exhibit E	Environmental Agreement
Exhibit F	Feedstock and Product Inventory Sales Agreement
Exhibit G	Knowledge Individuals
Exhibit H	Offtake Agreement
Exhibit I	Transition Services Agreement
Exhibit J	Employee Matters
Exhibit K	Access Easement
Exhibit L	Bill of Sale

SELLER’S DISCLOSURE SCHEDULES

Section	Description

1.1(a)	Refinery Land
1.1(b)	Seller Officers and Directors
2.4(a)(i)	Wire Transfer Instructions
2.6(b)	Retained Litigation
3.3(a)	Seller Third Person Consents
3.3(b)	Seller Governmental Authorizations
3.5	Ownership of Shares
4.2	Company Financial Statements
4.3(c)	Real Property Leases
4.3(d)	Fixed Assets
4.4(a)-1	Material Company Contracts
4.4(a)-2	Seller Contracts
4.4(b)	Excluded Contracts
4.6	Compliance with Law
4.7	Litigation
4.8	Insurance
4.9(a)	Employees
4.10	Company Plans and Company Benefit Obligations
4.11(a)	Collective Bargaining Agreement
4.11(b)	Labor Matters
4.12	Taxes
4.13(a)	Intellectual Property Matters
4.13(b)	Process Licenses
6.1	Operation of the Business
8.4(d)	Tax Matters
8.5	Rail Cars

i

8.8	Owned Vehicles
8.10	Valero Acquisition Guaranty
8.11(d)(i)	Excluded Software
8.11(d)(ii)	Transferred Software

BUYER’S DISCLOSURE SCHEDULES

Section	Description

5.3(a)	Buyer Third Person Consents
5.3(b)	Buyer Governmental Authorizations

ii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of September 24, 2010 (the “Execution Date”), by and among VALERO REFINING AND MARKETING COMPANY, a Delaware corporation (“Seller”), PBF HOLDING COMPANY LLC, a Delaware limited liability company (“Buyer”), and, for the limited purposes set forth herein, VALERO REFINING COMPANY-NEW JERSEY, a Delaware corporation (the “Company”).

RECITALS

A. Seller is a wholly owned subsidiary of Valero Energy Corporation, a Delaware corporation (“Valero”), and owns all of the Shares (as defined below) of the Company.

B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares.

C. In order to induce Buyer to buy the Shares and Seller to sell the Shares, Valero and the Buyer Guarantor have executed and delivered the Seller Guaranty and the Buyer Guaranty, respectively, on the date hereof.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRTUCTION

Section 1.1 Definitions. As used in this Agreement (including in the Recitals), the following terms shall have the following meanings:

“Access Easement” has the meaning given such term in Section 8.10.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise, and ownership of 50% or more of the voting securities of another Person shall create a rebuttable presumption that such Person controls such other Person.

“Agreement” has the meaning given such term in the preamble of this Agreement.

“Applicable Rate” means a rate per annum which shall be equal to the sum of LIBOR plus 2.0%.

“Assets” means the Refinery, the Real Property, unit fills (all hydrocarbons and other materials in the process units but excluding interconnecting line fills), improvements owned by the Company (except for assets and properties sold, consumed or otherwise disposed of in the

1

ordinary course of business since the Balance Sheet Date) and located on or attached or affixed to the Real Property, and all fixed assets, equipment and all other assets and rights owned or leased by, or licensed to or used by the Company, including all books and records of the Company, in each case, used in the day-to-day operation of the Business as it is currently operated, together with (i) all of VMSC’s right, title and interest in and to any customer lists, customer contracts (to the extent assignable and not included as Excluded Contracts), Intellectual Property (or rights to use Intellectual Property), systems and processes (other than any Excluded Software), brand names and other marketing related information and data, used by VMSC and Seller’s Affiliates (other than the Company) exclusively in the marketing and distribution of lubricant base oils or lubricant products sold from the Refinery (collectively, the “Marketing Assets”), and (ii) any and all rights of the Company under the contracts and agreements to which the Company is a party, and the rights to be assigned to the Company under Seller Contracts pursuant to this Agreement; but excluding the Excluded Assets.

“Assignment of Contracts” shall mean an assignment and assumption of contracts covering Seller Contracts in the form of Exhibit A attached hereto.

“Authorization” means any franchise, permit, license, authorization, order, certificate, registration, variance, settlement, compliance plan or other consent or approval granted by any Governmental Authority (i) under any Law, or (ii) under or pursuant to any Judgment or contract with any such Governmental Authority.

“Balance Sheet” means the unaudited balance sheet of the Company as of the Balance Sheet Date.

“Balance Sheet Date” means June 30, 2010.

“Base Purchase Price” has the meaning given such term in Section 2.2.

“Bill of Sale” shall mean a bill of sale covering Marketing Assets in the form of Exhibit L attached hereto.

“Breach Notice” has the meaning given such term in Section 6.3.

“Business” means the business, subject to the liabilities and obligations of the Company related thereto, conducted by the Company, including the ownership and/or operation of the Refinery and Assets.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Buyer” has the meaning given such term in the preamble of this Agreement.

“Buyer Guarantor” means PBF Energy Company LLC, a Delaware limited liability company.

2

“Buyer Guaranty” means the guaranty agreement that has been issued by the Buyer Guarantor and delivered to Seller on the Execution Date, a copy of which is attached hereto as Exhibit B-1.

“Buyer Indemnitees” means Buyer, its Affiliates and their respective officers, directors, employees, partners, agents, representatives (including any officers, directors, employees, agents or representatives of the Company appointed or retained by Buyer or the Company after the Closing or otherwise acting at the direction of Buyer, the Company or its Affiliates after the Closing), and their permitted successors and assigns.

“Buyer Third Person Consent” means any Third Person Consent required under (i) any organizational document of Buyer, or (ii) any contract to which Buyer is a party or by which it or its assets are bound.

“Buyer’s Pension” shall have the meaning given such term in Exhibit J.

“Buyer’s Plans” has the meaning given such term in Exhibit J.

“Buyer’s Savings Plan” has the meaning given such term in Exhibit J .

“Casualty” has the meaning given such term in Section 10.1.

“Claim” means any demand, claim, action, investigation, inquiry, notice of violation, legal proceeding or arbitration, whether or not ultimately determined to be valid.

“Claiming Employee” has the meaning given such term in Exhibit J.

“Closing” and “Closing Date” have the meanings given such terms in Section 2.3.

“Closing Year” has the meaning given such term in Exhibit J.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Collective Bargaining Agreement” has the meaning given such term in Section 4.11(a).

“Company” has the meaning given such term in the preamble of this Agreement.

“Company Benefit Obligations” means all obligations, arrangements, policies, or customary practices (other than those contained in or provided under the Company Plans), whether or not legally enforceable and whether written or oral, to provide benefits (other than salary or wages) to present or former directors, officers or employees of the Company or its ERISA Affiliates. Company Benefit Obligations also include consulting agreements under which the compensation paid does not depend upon the amount of the service rendered, sabbatical policies, severance payment policies, fringe benefits within the meaning of Code Section 132, workers’ compensation plans, cafeteria plans, disability benefits, supplemental unemployment benefits, vacation benefits, deferred compensation, bonus or other incentive compensation, and equity-based rights or compensation.

3

“Company Rail Car” has the meaning given such term in Section 8.5(b).

“Company Plan” means all pension plans, as defined in Section 3(2) of ERISA (“Pension Plans”) and welfare plans, as defined in Section 3(1) of ERISA (“Welfare Plans”), which the Company or an ERISA Affiliate maintains, administers, or contributes to, or is required to contribute to, or within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company or an ERISA Affiliate may incur any liability and which cover any employee or former employee of the Company or any ERISA Affiliate.

“Compensation Claims” has the meaning given such term in Exhibit J

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of August 14, 2009, by and between Valero Energy Corporation and PBF Investments, LLC.

“Current Assets” means the following assets of the Company as of 12:00:01 A.M. eastern time on the Closing Date: (i) cash and cash equivalents, (ii) accounts receivable and (iii) prepaid expenses, deposits and other current assets of the Company on the balance sheet of the Company as of the Closing Date. Notwithstanding the foregoing, “Current Assets” shall not include any Excluded Assets.

“Current Liabilities” means the current liabilities of the Company as of 12:00:01 A.M. eastern time on the Closing Date, including, without duplication: (i) accounts payable and (ii) liabilities accounted for as other current liabilities of the Company on the balance sheet of the Company as of the Closing Date, other than the current portion of any capital lease payment obligations of the Company. Notwithstanding the foregoing, “Current Liabilities” shall not include any Retained Liabilities (other than accruals for property taxes) or Company’s Environmental Liabilities.

“Customs” has the meaning given such term in Section 8.9.

“Diligence Representative” has the meaning given such term in Section 6.4(a).

“Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer or Buyer to Seller, as the case may be, on the Execution Date. The Disclosure Schedules have been arranged in sections corresponding to the numbered sections of this Agreement.

“Dispute Resolution Procedures” means the procedures set forth in Exhibit D.

“Dollars” and the symbol “$” mean the lawful currency of the United States of America.

“Employees” has the meaning given such term in Section 4.9(a)(ii).

4

“Environmental Agreement” means the Environmental Agreement entered into by and between Buyer and Seller as of the Execution Date, a copy of which is attached hereto as Exhibit E.

“Environmental Law” has the meaning given such term in the Environmental Agreement.

“Environmental Liabilities” has the meaning given such term in the Environmental Agreement.

“Environmental Trust Fund” means the trust fund created to meet certain remediation funding source requirements for the benefit of New Jersey Department of Environmental Protection under the Remediation Trust Fund Agreement dated March 31, 2010 between the Company and JP Morgan Chase Bank, as Trustee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, the Company as defined in Section 414(b), (c), (m) or (o) of the Code, or under “common control” with the Company, within the meaning of Section 4001(b)(1) of ERISA.

“Estimated Net Working Capital Payment” has the meaning given such term in Section 2.5(a).

“Estimated Net Working Capital Statement” has the meaning given such term in Section 2.5(a).

“Excluded Assets” has the meaning given such term in Section 2.7.

“Excluded Asset Transfer” has the meaning given such term in Section 2.7.

“Excluded Contracts” has the meaning given such term in Section 4.4(b).

“Excluded Software” has the meaning given such term in Section 8.11(d)(i).

“Execution Date” has the meaning given such term in the preamble of this Agreement.

“Feedstock Inventory” means the crude oil, feedstocks and intermediate petroleum products acquired for use or produced at the Refinery, whether currently located at the Refinery (except for unit fills that are part of the Assets), in transit by pipeline or vessel or located elsewhere, whether in the possession of the Company or any other Person, and regardless of whether such inventory represents wholesale exchange imbalances.

5

“Feedstock and Product Inventory Sales Agreement” means the Feedstock and Product Inventory Sales Agreement to be entered into by and among Buyer, the Company and VMSC on the Closing Date, substantially in the form attached hereto as Exhibit F.

“Final Net Working Capital Payment” has the meaning given such term in Section 2.5(b).

“Final Net Working Capital Statement” has the meaning given such term in Section 2.5(b).

“Financial Statements” means the audited financial statements of the Business for the years ending on December 31, 2009 and December 31, 2008, and the statements of income, changes in net parent investment, and cash flows for each of the years in the three-year period ending December 31, 2009.

“FTZ” has the meaning given such term in Section 8.9.

“FTZ Board” has the meaning given such term in Section 8.9.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any national, federal, regional, state, local or other governmental agency, authority, administrative agency, regulatory body, commission, instrumentality, court or arbitral tribunal having governmental or quasi-governmental powers.

“Hazardous Materials” has the meaning given such term in the Environmental Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” means all buildings, structures, docks, facilities, improvements, fixtures and aboveground and underground piping and storage tanks and appurtenances which may be located on the Refinery Land, areas within any pipeline easements appurtenant to the Refinery Land, or areas under Real Property Leases.

“Indemnification Deductible” means $1,500,000.

“Indemnified Party” has the meaning given such term in Section 12.4(a).

“Indemnifying Party” has the meaning given such term in Section 12.4(a).

“Intellectual Property” has the meaning given such term in Section 4.13.

“Judgments” means all judgments, orders, decrees, consents, directives, settlements or any other similar requirement imposed, issued or assessed by, or entered into with, applicable Governmental Authorities pursuant to any Law.

6

“Knowledge” and “Known” mean, in the case of Seller, the actual knowledge of the individuals listed in Part I of Exhibit G, in their capacities as employees of Seller or any of its Affiliates, without independent investigation or inquiry and, in the case of Buyer, the actual knowledge of the individuals listed in Part II of Exhibit G, in their capacities as employees of Buyer or any of its Affiliates, without independent investigation or inquiry.

“Law” means any applicable law (including common law), statute or ordinance of any nation or state, including the United States of America, and any political subdivision thereof, including any state of the United States of America, any rule, regulation, legally enforceable policy, protocol, proclamation or executive order promulgated by any Governmental Authority, any rule or regulation of any self-regulatory organization such as a securities exchange, or any applicable decree or Judgment having the effect of law in any such jurisdiction, excluding any Environmental Law.

“Leased Vehicles” has the meaning given such term in Section 8.8.

“LIBOR” means for each applicable day, the rate stated in the “Money Rates” section of The Wall Street Journal published on such day as the one month London Interbank Offered Rate; and if The Wall Street Journal is not published on such day, then the aforesaid rate in the most recent edition of The Wall Street Journal preceding such day shall be utilized for such day.

“Lien” means any mortgage, pledge, security interest, lien, deed of charge, right of first refusal or first offer, floating charge or other charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, or the filing of or agreement to give any security interest, charge or financing statement under the Laws or Environmental Laws of any jurisdiction.

“Litigation” means any action, case, suit, investigation or other proceeding pending before any Governmental Authority or any arbitration proceeding.

“Loan” has the meaning given such term in Section 2.2.

“Loaned Cars” has the meaning given such term in Section 8.5(c).

“Long-Term Inactive Employee” has the meaning given such term in Section 4.9(a)(iii).

“Loss” means, subject to Section 12.5 and Section 12.6, all damages, natural resource damages, penalties, fines, related costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, related expenses and fees, including costs of study or investigation thereof, court costs, costs of defense and reasonable attorneys’ fees and expenses in connection therewith.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, financial condition or results of operations of the Company;

7

provided, however, that in no event shall any effect that results from any of the following be deemed to constitute a Material Adverse Effect: (a) this Agreement or any actions taken in compliance with this Agreement, the transactions contemplated hereby, or the pendency or announcement thereof, (b) changes or conditions generally affecting the industry in which the Company operates, (c) changes in general economic, regulatory or political conditions (including interest rate and currency fluctuations), (d) changes in Law or Environmental Law, (e) changes in accounting principles, (f) acts of war, insurrection, sabotage or terrorism, unless, in the case of each of the clauses (b)-(f) above, such change has a disproportionately adverse effect on the Business or Company as compared to the effect on the assets of other participants in the industry.

“Material Company Contracts” has the meaning given such term in Section 4.4(a).

“Material Contracts” has the meaning given such term in Section 4.4(a).

“Multi-Site Contract” has the meaning given such term in Section 8.7.

“Multi-Site Commercial Contract” has the meaning given such term in Section 8.7(b).

“Net Working Capital” means the sum of (a) the Current Assets; less (b) the Current Liabilities; plus (c) any amounts owed by Buyer to Seller with respect to earned and accrued vacation liabilities of Post-Closing Employees pursuant to Section 8.7(a); less (d) any amounts owed by Seller to Buyer with respect to earned and accrued vacation liabilities of Post-Closing Employees pursuant to Exhibit J ; plus (e) any amounts remaining in the Environmental Trust Fund (estimated to be $5,786,211.00 as of the Execution Date); provided, that any amounts described in clauses (c) and (d) above (i) shall be reflected as an adjustment to Net Working Capital whether or not they represent intercompany assets or liabilities, notwithstanding anything in this Agreement to the contrary, and (ii) shall be disregarded to the extent they are duplicative of any amounts taken into account in the calculation of Current Assets or Current Liabilities as of the Closing Date.

“Non-Represented Employee” has the meaning given such term in Section 4.9(a)(ii).

“Non-Retained Liabilities” has the meaning given such term in Section 2.6.

“Note” has the meaning given such term in Section 2.2.

“OCIP” has the meaning given such term in Section 8.2(b).

“Offtake Agreement” means the Offtake Agreement to be entered into by and among Buyer, the Company and VMSC on the Closing Date, substantially in the form attached hereto as Exhibit H.

“Other Agreements” means the Access Easement, Environmental Agreement, the Feedstock and Product Inventory Sales Agreement, the Note, the Offtake Agreement, the Pipeline Purchase Agreement, and the Transition Services Agreement.

8

“Owned Vehicles” has the meaning given such term in Section 8.8.

“Parts and Supplies” means the warehouse and stores inventory (including tools, parts, catalysts, chemicals, supplies and other similar items) owned by the Company.

“Pension Plan(s)” has the meaning given in the definition of Company Plan.

“Permitted Lien” means:

(i) Liens imposed by Law and incidental to the construction, maintenance, development or operation of the Company or the Assets, if payment of the obligation secured thereby is not yet overdue or if the validity or amount of which is being contested in good faith by Seller;

(ii) Liens for Taxes, assessments, obligations under workers’ compensation or other social welfare legislation or other requirements, charges or levies of any Governmental Authority, in each case not yet overdue or which are being contested in good faith;

(iii) easements, servitudes, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions on the Real Property (i) described in the Title Commitments, (ii) to the extent related to Real Property not covered by the Title Commitments, of record or contained in any Real Property Lease or portion thereof covering such Real Property, or (iii) that do not materially interfere with, materially impair or materially impede the operation, value or use of the Assets affected thereby;

(iv) conventional provisions contained in any contracts or agreements affecting properties under which Seller is required immediately before the expiration, termination or abandonment of a particular property to reassign to such Person’s predecessor in title all or a portion of such Person’s rights, titles and interests in and to all or a portion of such property;

(v) any state of facts that are shown on surveys obtained by Buyer, or with respect to any properties for which Buyer does not obtain any survey, any state of facts that an accurate survey would show;

(vi) pre-printed standard exceptions in the Title Policy;

(vii) pledges and deposits to secure the performance of bids, tenders, trade or government contracts (other than for repayment of borrowed money), leases, licenses, statutory obligations, surety bonds, performance bonds and completion bonds or as otherwise incurred in the ordinary course of business that do not materially interfere with, impair or impede the Business as currently conducted by Seller;

9

(viii) any Liens consisting of (A) statutory landlord’s liens under leases to which Seller is a party or other Liens on leased property reserved in leases thereof for rent or for compliance with the terms of such leases, (B) statutory bailee’s liens under bailments and terminaling agreements to which Seller is a party, (C) rights reserved to or vested in any Governmental Authority to control or regulate any property, or to limit the use of such property in any manner which does not materially impair the use of such property for the purposes for which it is held, (D) obligations or duties to any Governmental Authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any Governmental Authority to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, or (E) zoning or other land use Laws or Environmental Laws of any Governmental Authority, in each case that do not materially detract from the value or marketability of the property affected or interfere with, impede or impair the Business as currently conducted;

(ix) Liens in respect of Judgments with respect to which an appeal or other proceeding for review is being prosecuted and with respect to which a stay of execution pending such appeal or such proceeding for review has been obtained so long as the underlying Litigation is a Retained Liability;

(x) mechanic’s and materialmen’s Liens and similar charges filed of record but (A) are being contested in good faith, (B) for which the Company is the beneficiary of a contractual indemnity from another Person, or (C) for which the applicable statutory foreclosure period or other enforcement rights have lapsed;

(xi) Non-monetary Liens that would not reasonably be expected to materially interfere with, materially impede or materially impair the operation or value of the Assets or the Business as currently conducted by the Company; and

(xii) Liens that will be paid in full or released on or prior to the Closing Date;

(xiii) Liens caused or created by Buyer or any Affiliate or Diligence Representative of Buyer; or

(xiv) As to the Marketing Assets only, (a) the terms, conditions, restrictions, exceptions, reservations, limitations and any matters contained in any documents creating, evidencing or transferring the Marketing Assets (excluding any transfer by VMSC to Buyer or the Company pursuant to this Agreement), (b) any Third Person Consent required to transfer the Marketing Assets, and (c) any Liens that would not reasonably be expected to have a Material Adverse Effect.

“Permits” means all consents, permits, license, orders, registrations, certificates, approvals or other similar rights, authorizations or directives from any Governmental Authority which are necessary to the ownership and operation of the Business.

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity.

10

“Pipeline Purchase Agreement” means that certain Pipeline Stock Purchase Agreement of even date herewith between Seller and Buyer concerning the sale and purchase of all of the issued and outstanding shares of Valero Natural Gas Pipeline Company.

“Port Authority” has the meaning given such term in Section 8.9.

“Post-Closing Employee” has the meaning given such term in Exhibit J.

“Pre-Closing Tax Period” means all taxable periods ending on or before 11:59:59 P.M. eastern time on the day before the Closing Date and the portion through the end of the day on the day before the Closing Date for any taxable period that includes (but does not end on) the day before the Closing Date.

“Precious Metals Inventory” means all platinum and palladium contained in any catalysts used at the Refinery and included in the Assets.

“Process Licenses” has the meaning given such term in Section 4.13(b).

“Product Inventory” means the refined products produced at the Refinery (except for unit fills that are part of the Assets), whether currently located at the Refinery, in transit by pipeline, rail car, vehicle or vessel or located elsewhere, whether in the possession of the Company or any other Person, and regardless of whether such inventory represents wholesale exchange imbalances.

“Purchase Price” has the meaning given such term in Section 2.2.

“Qualifying Rail Cars” has the meaning given such term in Section 8.5(b).

“Rail Car Agreements” has the meaning given such term in Section 8.5(a).

“Real Property” means the Refinery Land, together with (i) all Improvements located thereon and (ii) all easements, licenses, rights and appurtenances relating to the Refinery Land or Improvements.

“Real Property Leases” shall mean the rights and incidents of interests of Seller in and to all real property leased by Seller and comprising any portion of the Refinery, together with all of Seller’s right, title and interest in the leasehold estate described in the leases covering such real property.

“Refinery” means the Company’s petroleum refinery and related assets located in Paulsboro, New Jersey, excluding any Excluded Assets.

“Refinery Land” means the tracts or parcels of land, and interests in land, owned or leased by the Company as described on Section 1.1(a) of the Disclosure Schedules.

11

“Relevant Group” means any “affiliated group” (as defined in Section 1504(a) of the Code that, at any time before the Closing Date, includes or has included the Company or any predecessor of or successor to the Company (or another such predecessor or successor), or any other group of corporations that, at any time before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any predecessor of or successor to the Company (or another such predecessor or successor); provided however, the term “Relevant Group” as used in Section 4.12 hereof shall only apply with respect to federal income Taxes and the filing of federal income Tax Returns.

“Repair Costs” has the meaning given such term in Section 10.2(a).

“Repair Cost Dispute” has the meaning given such term in Section 10.2(c).

“Repair Negotiation Period” has the meaning given such term in Section 10.2(b).

“Represented Employee” has the meaning given such term in Section 4.9(a)(i).

“Retained Liabilities” has the meaning given such term in Section 2.6.

“Retained Litigation” has the meaning given such term in Section 2.6(d).

“Retiree Welfare Benefit” has the meaning given such term in Exhibit J.

“Retiree Welfare Benefit Plan” has the meaning given such term in Exhibit J.

“Securities Act” has the meaning given such term in Section 3.5.

“Seller” has the meaning given such term in the preamble of this Agreement.

“Seller Captive Insurers” has the meaning given such term in Section 8.2(a).

“Seller Contracts” has the meaning given such term in Section 4.4(a).

“Seller Guarantor” means Valero Energy Corporation, a corporation organized under the laws of Delaware.

“Seller Guaranty” means the guaranty agreement issued by the Seller Guarantor and delivered to Buyer on the Execution Date, a copy of which is attached hereto as Exhibit B-2.

“Seller Indemnitees” means Seller, its Affiliates and their respective officers, directors, employees, agents, representatives (including any officers, directors, employees, agents or representatives of the Company appointed or otherwise acting at the direction of Seller or its Affiliates), successors and assigns.

“Seller Officers and Directors” means those individuals identified as “Seller Officers and Directors” in Section 1.1(b) of the Disclosure Schedules.

12

“Seller Policies” has the meaning given such term in Section 8.2(a).

“Seller Third Person Consent” means any Third Person Consent required under (i) any organizational document of Seller or the Company, or (ii) any Material Contract to which Seller or the Company is a party or by which Seller or any of its assets is bound.

“Seller’s Environmental Liabilities and Obligations” means all liabilities and obligations of Seller under the Environmental Agreement.

“Seller’s Pension Plan” shall have the meaning given such term in Exhibit J.

“Seller’s Savings Plans” has the meaning given such term in Exhibit J.

“Shares” has the meaning given such term in Section 3.5.

“Short-Term Inactive Employee” has the meaning given such term in Section 4.9(a)(iii).

“Specified Litigation” has the meaning given such term in Section 8.3.

“Spot Contracts” means all spot contracts entered into by the Company, Seller or any Affiliate of Seller on market-based terms for (i) the purchase of crude oil or other feedstocks to be consumed in the Refinery, (ii) the sale of refined products and byproducts (including petroleum coke, natural gas liquids and sulfur) produced at the Refinery, and (iii) the transportation (whether waterborne, via pipeline or rail, or otherwise) of any of the items described in clauses (i) and (ii) of this definition.

“Straddle Period” has the meaning given such term in Section 8.4(a).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity (and any successor to any such legal entity) of which such Person owns, directly or indirectly, more than 50% of the stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Taking” has the meaning given such term in Section 10.1.

“Tax” means taxes of any kind including federal, state, local or foreign, levies or other like assessments, customs, duties, imposts, charges or fees, including, without limitation, income taxes, gross receipts, ad valorem, transfer, registration, stamp, environmental, value added, excise, real or property, asset, sales, use, franchise, license, payroll, transaction, capital, net worth, withholding, estimated, social security, utility, workers’ compensation, severance, disability, wage, employment, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed by or on behalf or payable to any Taxing Authority whether or not shown on a Tax Return, together with any interest, penalties or additions with respect thereto and any interest in respect of such additions or penalties.

13

“Tax Audit” has the meaning given such term in Section 8.4(d).

“Tax Indemnified Person” has the meaning given such term in Section 8.4(d).

“Tax Indemnifying Person” has the meaning given such term in Section 8.4(d).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement or similar statement relating to Taxes, including any schedule or attachment thereto.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax and the Governmental Authority charged with the collection of such Tax, including any Governmental Authority that imposes, or is charged with collecting, social security or similar charges or premiums.

“Termination Date” has the meaning given such term in Section 11.1(e).

“Third-Party Claim” has the meaning given such term in Section 12.4(b).

“Third-Party Estimate” has the meaning given such term in Section 10.2(c).

“Third Person Consent” means any approval, consent, amendment or waiver of a Person that is required in order to effect the transactions contemplated hereby or any of the Other Agreements or any part hereof or thereof, including waivers and consents by lenders and waivers of transfer or change of control restrictions; provided that Third Person Consents shall not include Authorizations.

“Title Commitments” has the meaning given such term in Section 7.1.

“Title Company” means Fidelity National Title Insurance Company, National Title Services Division, 1330 Post Oak Blvd., Suite 2330, Houston, Texas 77056, Attention: Rhonda P. Obaugh.

“Title Policy” means an Owner’s Policy of Title Insurance on the 2006 ALTA form or such other form as may be promulgated for use in the State of New Jersey as of the Closing Date, insuring the Company’s fee simple title to the tracts, pieces or parcels of real property described in the Title Commitments, in accordance with and subject to the matters set forth in the Title Commitments.

“Transition Services Agreement” means the Transition Services Agreement to be entered into by and among Buyer, the Company and the other parties thereto on the Closing Date, substantially in the form attached hereto as Exhibit I.

14

“Treasury Regulation” means the regulations promulgated under the Code by the United States Department of Treasury.

“Union” has the meaning given such term in Section 4.11(a).

“Valero” has the meaning given such term in the recitals of this Agreement.

“Valero Acquisition Guaranty” has the meaning given such term in Section 8.10.

“VMSC” means Valero Marketing and Supply Company, a Delaware corporation.

“WARN Act” has the meaning given such term in Exhibit J.

“Welfare Plan” has the meaning given such term in the definition of Company Plan.

Section 1.2 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. Terms defined in the singular have the corresponding meanings in the plural, and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits or Schedules refer to exhibits or schedules to this Agreement, which are attached hereto and made a part hereof for all purposes. The word “includes” or “including” means “including, but not limited to.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. Any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder, all as in effect as of the Closing Date. Currency amounts referenced herein, unless otherwise specified, are in Dollars. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Transfer of Shares and Marketing Assets. Subject to and in accordance with the terms of this Agreement, (i) Seller agrees to sell, assign, transfer, convey and deliver the Shares free from Liens (other than the Liens described in clauses (a) through (c) of Section 3.5 hereof) and all other rights or claims exercisable by third parties, together with all rights attached or accruing to those Shares at Closing, to Buyer, and Buyer agrees to purchase and accept the Shares from Seller, for and in consideration of the Purchase Price and the other covenants and agreements of the parties herein; and (ii) Seller agrees to cause VMSC to sell, assign, transfer, convey and deliver all of its right, title and interest in and to the Marketing Assets free from Liens (other than the Permitted Liens) and all other rights or claims exercisable by third parties, to Buyer, and Buyer agrees to purchase and accept the Marketing Assets from VMSC, for and in consideration of the Purchase Price and the other covenants and agreements of the parties herein.

Section 2.2 Purchase Price. The purchase price for the Shares and Marketing Assets is $399,666,766 (the “Base Purchase Price”), plus or minus an amount equal to the Net Working Capital (the “Purchase Price”). The Purchase Price includes the Precious Metals Inventory and

15

Parts and Supplies, which shall not be included in Net Working Capital. The Purchase Price shall be subject to further adjustment pursuant to Section 6.9 and Exhibit J. Seller shall finance a portion of the Base Purchase Price in the amount of $180,000,000 pursuant to a credit agreement to be entered into between Seller and Buyer (the “Loan”), whose terms and conditions shall be consistent with those (in addition to other ordinary and customary loan terms and conditions) set forth in Exhibit C attached hereto. To evidence the Loan, Buyer shall execute and deliver to Seller at Closing a promissory note (the “Note”) payable to the order of Seller in the amount of the Loan and on the terms set forth in Exhibit C attached hereto. The Loan will be secured by a senior lien as set forth in Exhibit C attached hereto. All other material terms and conditions for the Loan are set forth in Exhibit C attached hereto.

Section 2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller in San Antonio, Texas, or at such other place as Buyer and Seller may mutually agree, at 9:00 A.M. eastern time on the second Business Day after the satisfaction or waiver of the conditions contained in Article IX (other than those conditions that by their nature are to be fulfilled at Closing), or at such other date as Seller and Buyer may mutually agree (the “Closing Date”); provided that, the Closing shall be deemed for all purposes of this Agreement to occur on 12:00:01 A.M. eastern time on the Closing Date. All proceedings to be taken and all documents to be executed and delivered at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed or delivered, or waived.

Section 2.4 Deliveries at the Closing. At the Closing, the following events shall occur:

(a) Buyer shall deliver, or cause to be delivered, to Seller:

(i) the cash portion of the Purchase Price subject to adjustment pursuant to Section 2.5 hereof, by wire transfer to the account of Seller set forth on Section 2.4(a)(i) of the Disclosure Schedules;

(ii) the Note and all other security agreements, deeds of trust, mortgage documents, pledge agreements, financing statements and other documents and instruments necessary to evidence the Loan as set forth in Exhibit C;

(iii) the Estimated Feedstock and Products Inventory Sales Price in accordance with the terms set forth in the Feedstock and Product Inventory Sales Agreement.

(iv) resolutions of Buyer authorizing the execution of this Agreement and the Other Agreements to which Buyer is a party and the consummation of the transactions contemplated under this Agreement and the Other Agreements to which Buyer is a party (to the extent required by Buyer’s organizational documents), in each case certified by the Secretary or other executive officer of Buyer as being correct and complete and then in full force and effect;

(v) a certificate of incumbency of the signatory officers of Buyer;

16

(vi) a certificate as to the good standing of Buyer issued by the Secretary of State of Delaware dated as of a date within two Business Days of the Closing Date.

(vii) the certificates referred to in Section 9.2(a) and Section 9.2(b); and

(viii) copies of all Buyer Third Person Consents and Authorizations obtained pursuant to Section 6.2; and

(ix) executed copies of the Other Agreements.

In addition, Buyer shall accept the Shares from Seller, and duly execute and deliver the Other Agreements to which Buyer is a party (except for any Other Agreements already executed and delivered by Buyer prior to Closing.

(b) Seller shall deliver, or cause to be delivered, to Buyer:

(i) (A) stock certificates for the Shares, free and clear of all Liens (other than the Liens described in clauses (a) through (c) of Section 3.5 hereof), duly endorsed to Buyer or accompanied by duly executed stock powers, with all required stock transfer tax stamps affixed thereto; and (B) the Marketing Assets, free and clear of all Liens (other than the Permitted Liens);

(ii) the minute books and any stock records and corporate seals of the Company;

(iii) executed resignation letters of (or resolutions removing) the Seller Officers and Directors from their respective positions with the Company;

(iv) resolutions of Seller authorizing the execution of this Agreement and the Other Agreements to which Seller is a party and the consummation of the transactions contemplated under this Agreement and the Other Agreements to which Seller is a party (to the extent required by Seller’s organizational documents), in each case certified by the Secretary or other executive officer of Seller as being correct and complete and then in full force and effect;

(v) certificates of incorporation and bylaws of the Company, in each case certified by the Secretary or Assistant Secretary of the Company as being correct and complete and then in full force and effect;

(vi) certificates of incumbency of the signatory officers of Seller;

(vii) certificates as to the good standing of Seller and the Company issued by the Secretary of State or other applicable Governmental Authority of the state of organization of Seller and the Company, each dated as of a date within two Business Days of the Closing Date;

(viii) the certificates referred to in Section 9.3(a) and Section 9.3(b);

17

(ix) executed certificates described in Treasury Regulation § 1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code;

(x) copies of all Seller Third Person Consents and Authorizations obtained pursuant to Section 6.2;

(xi) Assignment of Contracts for those Seller Contracts for which Third Person Consents have either been obtained as of or prior to Closing or for which no Third Person Consent is required, duly executed by the Company and Seller or the applicable Affiliate of Seller;

(xii) the Bill of Sale;

(xiii) evidence in form and substance reasonably satisfactory to Buyer (such as UCC-3 termination statements) showing release of all monetary Liens on the Shares and other Liens for which documentation of release can be obtained and is ordinarily and customarily provided in transactions similar in nature to those contemplated hereunder, except for the Liens described in clauses (a) through (c) of Section 3.5 hereof.

(xiv) such other documents or instruments as may be reasonably required by the Title Company in order to cause the Title Company to issue the Title Policy for the Real Property. Additionally, Sellers shall instruct the Title Company to issue the Title Policy;

(xv) evidence of termination of all existing signature authorities for the operation of the bank accounts of the Company; and

(xvi) executed copies of the Other Agreements.

Additionally, Seller shall (i) duly execute and deliver (or cause to be executed and delivered) the Other Agreements to which Seller or any of its Affiliates are a party (except for any Other Agreements already executed and delivered by Seller prior to Closing), and (ii) instruct the Title Company to issue the Title Policy.

Section 2.5 Net Working Capital Adjustment

(a) Closing Adjustment. At least five Business Days before the Closing, Seller shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Net Working Capital as of the Closing Date (the “Estimated Closing Net Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Net Working Capital (the “Estimated Closing Net Working Capital Statement”). If the Estimated Closing Net Working Capital is a positive number, the Purchase Price shall be increased by such amount. If the Estimated Closing Net Working Capital is a negative number, the Purchase Price shall be reduced by such amount. Except as otherwise provided in this Section 2.5(a), or in the definitions of Current Assets and Current Liabilities, the items included in the components of Current Assets and Current Liabilities shall be determined, and the amounts of such items shall be calculated, in the same manner as the corresponding line items were determined and calculated, and using the same policies, practices, assumptions, procedures, classifications, methods, estimates and judgments as were used in preparing the Balance Sheet. Parts and Supplies shall be excluded from Current Assets.

18

(b) Post-Closing Adjustment. Seller shall calculate the Net Working Capital and shall deliver to Buyer a statement (the “Final Net Working Capital Statement”) setting forth the amount of Net Working Capital as of the Closing Date (the “Final Net Working Capital”), together with supporting calculations and information, on or before the 120th day after the Closing Date. From the Closing Date through the determination of Final Net Working Capital in accordance with this Section 2.5(b), Buyer shall give, and shall cause the Company to give, Seller and its advisors access at all reasonable times to the personnel, properties and books and records of the Company and Buyer’s working papers for the purpose of conducting the physical inventory and determining Final Net Working Capital. Unless Buyer gives notice to Seller on or before the 30th day after Buyer’s receipt of the Final Net Working Capital Statement that Buyer disputes the Final Net Working Capital specified in the Final Net Working Capital Statement, the Net Working Capital shall be as specified in the Final Net Working Capital Statement. If Buyer gives notice to Seller on or before such 30th day that it disputes the Final Net Working Capital specified in the Final Net Working Capital Statement and describes, in reasonable detail, the reasons for Buyer’s objections, Seller and Buyer shall consult in good faith and use all reasonable efforts to agree upon the calculation of the Final Net Working Capital. If on or before the 45th day after Buyer’s receipt of the Final Net Working Capital Statement, Seller and Buyer have not agreed on the Final Net Working Capital, Buyer and Seller shall submit such matters which remain in dispute to Grant Thornton LLP (which Seller and Buyer each represent and warrant are independent of such party), or such other independent accounting firm as Seller and Buyer shall mutually agree, for final resolution, which resolution shall be provided within 30 days and shall be binding upon Seller and Buyer, and judgment upon which may be entered in any court having jurisdiction over the party against which such determination is sought to be enforced. The fees and expenses of such accounting firm for its services in resolving such dispute shall be borne equally by Seller and Buyer.

(c) The post-closing adjustment shall be an amount equal to the Final Net Working Capital minus the Estimated Closing Net Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment plus interest at the Applicable Rate calculated from the Closing Date until the date of payment of the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Seller shall pay to Buyer an amount equal to the Post-Closing Adjustment plus interest at the Applicable Rate calculated from the Closing Date until the date of payment of the Post-Closing Adjustment. The Post-Closing Adjustment and Interest shall be paid by wire transfer or other delivery of immediately available funds on or before the fifth Business Day after the final determination of Final Net Working Capital in accordance with this Section 2.5.

Section 2.6 Seller Retained Liabilities. Except in respect of Environmental Liabilities, which are addressed exclusively in the Environmental Agreement (other than 2.6(c) below), Seller shall assume, retain and be responsible for, and pay and discharge in due course all of the following (collectively, the “Retained Liabilities”):

(a) any liabilities of the Company, Seller and their Affiliates to any third party in any way arising out of the ownership or operation of the Company, Assets and the Business before Closing, whether known or unknown, absolute or contingent, but excluding the Non-Retained Liabilities, and, in situations where an injury, exposure or other Claim or Loss is alleged to have occurred during a period of time that includes the Closing Date, the proportion of any liability attributable to the Pre-Closing period shall be a Retained Liability and the proportion of any liability attributable to the Post-Closing period shall be a Non-Retained Liability;

19

(b) liabilities or obligations arising out of or with respect to (A) Long-Term Inactive Employees’ employment with, their benefits including disability benefits, or the termination of their employment from, Seller or the Company, whether such employment period is, or termination of employment occurs, prior to, on or after the Closing (except that Seller shall have no liability for Long-Term Inactive Employees who are re-employed by the Company under Exhibit J for any liabilities or obligations that accrue as a result of their re-employment after Closing; (B) Employees’ employment with Seller, the Company or their respective Affiliates prior to the Closing (but not Post-Closing Employees’ employment with, or the termination of their employment from, the Company after the Closing, including severance); (C) any employees formerly employed by the Company, excluding Employees or Long Term Inactive Employees (each a “Former Employee” and collectively the “Former Employees”), employment with, or the termination of their employment from the Company prior to Closing; (D) Company Plans or Company Benefit Obligations to Post-Closing Employees, Employees and Former Employees of the Company prior to, on, or after the Closing Date only to the extent relating to employment of the Post-Closing Employees, Employees and Former Employees of the Company prior to the Closing Date; (E) the misclassification by the Company prior to Closing of any Person providing services at the Refinery or to the Company as an independent contractor or consultant where such classification by the Company should have been as an Employee or Former Employee (but excluding any misclassification by the Company of independent contractors to the extent such misclassification continues from and after Closing); and (F) any other liabilities or obligations for which Seller or its Affiliates (other than the Company) will be responsible pursuant toExhibit J;

(c) the Claims and Litigation set forth in Section 2.6(c) of the Disclosure Schedules;

(d) any Claims or Litigation brought by any third party, whether now existing or hereafter arising, which are based upon: (i) products produced at the Refinery prior to the Closing Date, including any product liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by the Company prior to the Closing Date, or by reason of the improper performance of a Product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any Products at any time manufactured or sold by the Company prior to the Closing Date; (ii) exposure, injuries, accidents or other events occurring at or with respect to the Refinery prior to the Closing Date; or (iii) the ownership or operation of the Company, Assets and the Business prior to the Closing Date (collectively, with the Claims or Litigation referenced in Section 2.6(c) above, the (“Retained Litigation”); provided however, the Retained Litigation does not include the Non-Retained Liabilities;

20

(e) any liability, obligation or covenant for which Seller or its Affiliates (other than the Company) will be responsible pursuant to Section 8.4;

(f) any liability or obligation to the extent arising out of or relating to the Excluded Assets or the transfer of the Excluded Assets pursuant to the Excluded Asset Transfer, including any Taxes arising out of or relating thereto;

(g) any accounts payable, notes payable or other amounts that are payable by the Company to Seller or any of its Affiliates (other than the Company);

(h) any liabilities of the Company incurred in connection with the negotiation, preparation and performance of this Agreement at or prior to Closing, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others to the extent not paid on or prior to the Closing Date;

(i) any (i) indebtedness of the Company incurred prior to the Closing Date for borrowed money or issued for or in exchange of indebtedness for borrowed money, or (ii) indebtedness of the Company incurred prior to the Closing Date evidenced by any note, bond, debenture, or other debt security;

(j) any liabilities to indemnify, reimburse or advance amounts to any officer, director, employee or agent of the Company (including with respect to any breach of fiduciary obligations by same), to the extent such liabilities accrue prior to the Closing Date, even if such Persons do not bring a Claim for indemnity, reimbursement or advancement for such liabilities until after the Closing Date;

(k) any liabilities to third parties under any contracts entered into by the Company to the extent such liabilities arise out of or relate to a breach by Seller or the Company of such contract prior to Closing even if any claim for such liabilities is brought after Closing. For the avoidance of doubt, Seller shall not retain any liability for damages caused by the Company’s breach of any contract after the Closing or for any Non-Retained Liabilities.

Notwithstanding any of the foregoing provisions in this Section 2.6 or any other provision in this Agreement to the contrary, and except with respect to Environmental Liabilities (which are addressed exclusively in the Environmental Agreement), the Retained Liabilities do not include any of the following liabilities or obligations (the “Non-Retained Liabilities”), all of which are hereby retained by the Company and assumed by the Buyer: (i) any Claims or Litigation brought after Closing based upon any injury, accident, exposure or other events that occur after Closing, even if caused, in whole or in part, by a condition of the Refinery or Assets that existed on or before Closing; and (ii) without limiting Buyer’s recourse hereunder for Seller’s breach of any of the representations set forth in Section 4.6 hereof, any fines, fees, penalties or sanctions assessed or imposed by a Governmental Authority after Closing based upon or resulting from the condition of the Refinery or Assets after Closing, including the failure of the Refinery or Assets to comply with any Law, even if such condition existed on or before Closing.

21

Section 2.7 Excluded Assets. Each of Seller and Buyer acknowledges and agrees that the following will be retained by Seller (or one or more of Seller’s Affiliates, as applicable) after the Closing (collectively, the “Excluded Assets”):

(a) the Product Inventory, except for such inventory contained in operating units owned or operated by the Company or its Affiliates, which shall form part of the Assets,

(b) the Feedstock Inventory, except for such inventory contained in operating units owned or operated by the Company or its Affiliates, which shall form part of the Assets,

(c) all assets and rights involved in the marketing and supply business conducted by VMSC (other than (i) any physical assets located on or at the Real Property, (ii) any rights VMSC may have to customer lists and formulas under the Seller Contracts to be assigned to the Company or its approved assignee hereunder, and (iii) the Marketing Assets).

(d) all rights and obligations under the Excluded Contracts,

(e) all of Seller’s and its Affiliates’ proprietary trade names and trademarks,

(f) all assets and rights owned by third parties,

(g) all documents and communications of Seller and its Affiliates that are subject to the attorney-client privilege or that comprise attorney work product or the attorney-client relationship, other than with respect to disputes, investigations, proceedings or similar matters to which the Company is a party or which involve the Assets or the Business in any material respect and which (A) do not relate to this Agreement or any disputes or potential disputes between Seller and any of its Affiliates, on the one hand, and Buyer and its Affiliates on the other (it being agreed that neither party waives the attorney-client privilege or the attorney work product doctrine with respect to disputes that may arise between the parties or their Affiliates) and (B) are not Retained Litigation; except to the extent the attorney-client privilege is preserved pursuant to the Joint Defense Agreement dated July 1, 2010 between Buyer and Seller;

(h) all rights on the part of Seller, its Affiliates and their respective counsel to assert or rely upon the attorney-client privilege, except for such rights that concern the Company, Business or Assets,

(i) any accounts receivable, notes receivable or other amounts that are receivable by the Company from Seller or any of its Affiliates,

(j) all Claims and causes of action that the Company, Seller or any of their Affiliates may have against any Persons (including insurers) relating solely to events, conditions or circumstances existing or occurring at any time prior to Closing (including any counterclaims or defenses that the Company or Seller may have with respect to any Retained Liabilities or the liabilities indemnified against under Section 12.2, Section 12.3 or the Environmental Agreement), and

(k) all insurance coverage to which the Company, Seller or any of their Affiliates may be entitled (whether as an additional insured, named insured or otherwise) with respect to any events, conditions or circumstances existing or occurring at any time prior to Closing, other than any coverage the Company may have as an additional insured under third party insurance policies (but not any coverage under the Seller Policies) for Non-Retained Liabilities

22

The Feedstock Inventory and Product Inventory (to the extent identified in the Feedstock and Product Inventory Sales Agreement) are intended to be purchased by the Company, the Buyer, an Affiliate of the Buyer or any assignee or co-party of the Buyer (provided such assignee or co-party is approved by Seller, which such approval shall not be unreasonably withheld, conditioned or delayed) on or after the Closing Date pursuant to the Feedstock and Product Inventory Sales Agreement. Immediately prior to Closing, the Company shall distribute all Excluded Assets (other than those owned by third parties) not already in possession of Seller or an Affiliate of Seller (other than the Company) to Seller or such an Affiliate (with such distribution referred to as the “Excluded Asset Transfer”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, which exceptions shall be deemed to be part of the representations and warranties made hereunder, and except with respect to any matters involving Hazardous Materials or Environmental Law (which matters are addressed exclusively in the Environmental Agreement and as to which no representations or warranties whatsoever are made in this Agreement, other than 3.4 below), and as a material inducement to Buyer to enter into this Agreement, to purchase the Shares and the Marketing Assets, and to close the contemplated transaction, Seller hereby represents and warrants to Buyer that the following statements are true and correct as of the Execution Date and shall be true and correct as of the Closing Date:

Section 3.1 Organization and Qualification. Seller is a Delaware corporation, duly organized and validly existing and in good standing under Delaware Law. Seller has the requisite corporate power and authority to carry on its business as it is now being conducted. Seller is duly qualified as a foreign corporation and in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Seller’s ability to execute, deliver and perform its obligations under this Agreement and the Other Agreements to which it is a party.

Section 3.2 Due Authority. Seller and each Affiliate of Seller has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements to which it is a party, and to carry out the transactions contemplated hereby and thereby. This Agreement and the Other Agreements to which Seller and each Affiliate of Seller is a party have been duly and validly executed and delivered by Seller and each such Affiliate of Seller, as the case may be, and, assuming the due authorization, execution and delivery by Buyer, this Agreement and the Other Agreements to which Seller and each Affiliate of Seller is a party constitute the legal, valid and binding obligations of Seller and each such Affiliate of Seller, as the case may be, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

23

Section 3.3 Conflicts and Approvals. Except for (a) the receipt of the Seller Third Person Consents set forth in Section 3.3(a) of the Disclosure Schedules and (b) the effectuation of all filings required under the HSR Act, and the other filings and registrations with and the receipt of the Authorizations from Governmental Authorities set forth in Section 3.3(b) of the Disclosure Schedules, neither the execution and delivery by Seller and each Affiliate of Seller of this Agreement or the Other Agreements to which Seller and, in the appropriate case, each Affiliate of Seller will be a party, nor the performance by Seller and each Affiliate of Seller of its obligations hereunder or thereunder will (A) violate or breach the terms of or cause a default, event of default or right for any Person to accelerate, terminate, modify or cancel (i) any Law applicable to Seller or an Affiliate of Seller, (ii) the certificate of incorporation or bylaws of Seller or an Affiliate of Seller, (iii) any Authorizations or Judgments binding on Seller or an Affiliate of Seller or the Company or to which any of their respective assets are subject or (iv) any Material Contract of Seller or an Affiliate of Seller, or (v) result in the creation or imposition of any Lien other than a Permitted Lien on any properties or Assets of the Company or the Seller or (B) with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (A) of this Section 3.3; except for any matters described in this Section 3.3 that would not reasonably be expected to have a Material Adverse Effect or materially and adversely affect the ability of Seller or an Affiliate of Seller to execute, deliver and perform its obligations under this Agreement and the Other Agreements to which it is a party;

Section 3.4 Litigation. There are no actions, suits, proceedings, arbitrations or investigations pending or, to the Knowledge of Seller, threatened, against Seller or any Affiliate of Seller or to which any assets of Seller or an Affiliate of Seller are subject, except any that, individually or, with respect to multiple actions, suits, proceedings or arbitrations that allege similar theories of recovery based on similar facts, in the aggregate, would not reasonably be expected to materially and adversely affect the ability of Seller to execute, deliver and perform its obligations under this Agreement or any Other Agreement to which Seller or any Affiliate of Seller is a party or to materially and adversely affect the Company and the Marketing Assets, in the aggregate.

Section 3.5 Ownership of the Shares. The entire authorized capital stock of the Company consists of 10,000 shares of common stock, $0.01 par value, of which 1,043 shares are issued and outstanding (such 1,043 issued and outstanding shares of common stock of the Company being herein referred to as the “Shares”). Seller owns all of the Shares free and clear of any Liens, other than Liens (a) arising under this Agreement, (b) arising under the certificate of incorporation or bylaws of the Company and disclosed in Section 3.5 of the Disclosure Schedules, and (c) Liens imposed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities or “blue sky” laws. At the Closing, the delivery of the Shares to Buyer in accordance with the terms of this Agreement will transfer good, marketable and valid title to the Shares free and clear of any Liens other than the Liens described in clauses (a) through (c) above. No Shares are held in treasury. All of the Shares are validly issued, fully paid and nonassessable and were issued and remain free of preemptive rights. There are no bonds, debentures, notes or other evidences of indebtedness issued or outstanding having the right to vote on any matters on which the holders of the Shares may vote. There is no equity owned by Seller in the Company in any form other than the Shares. Other than Buyer’s rights as contemplated by this Agreement, there are no options, warrants, calls or other rights or agreements outstanding obligating Seller or the Company to issue, deliver or sell shares of the Company’s capital stock or debt securities, or obligating Seller or the Company to grant, extend or enter into any such option, warrant, call or other such right or agreement.

24

Section 3.6 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Other Agreements based upon arrangements made by or on behalf of Seller or any of its Affiliates, except any fees and commissions that will be discharged by Seller or any of its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Disclosure Schedules, which exceptions shall be deemed to be part of the representations and warranties made hereunder, and except with respect to any matters involving Hazardous Materials or Environmental Law (which matters are addressed exclusively in the Environmental Agreement and as to which no representations or warranties whatsoever are made in this Agreement, other than 4.7 below), and as a material inducement to Buyer to enter into this Agreement and to purchase the Shares and the Marketing Assets, and to close the contemplated transaction, Seller hereby represents and warrants to Buyer that the following statements are true and correct as of the Execution Date and shall be true and correct as of the Closing Date:

Section 4.1 Organization and Qualification. The Company is a Delaware corporation organized and validly existing and in good standing under Delaware Law. The Company has the requisite power and authority to carry on the Business as it has been and is now being conducted. The Company is qualified and in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially and adversely affect such activities. The Company has heretofore made available to Buyer correct and complete copies of its organizational documents, each as amended to the date hereof and each of which is in full force and effect. The Company is not in violation of any of the provisions of its organizational documents. There are no corporations, partnerships, limited partnerships, limited liability companies, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same, or in which the Company otherwise participates. The Company does not do and has never done any business, or have any operations or assets, outside the Business, which for this purpose is limited to the refining of petroleum feedstocks at the Refinery and other operations incident thereto and the sale of the resulting petroleum products.

Section 4.2 Financial Statements. The Company has delivered to Buyer true, complete and correct Financial Statements attached hereto as Section 4.2 of the Disclosure Schedules. The Financial Statements were prepared in all material respects in accordance with GAAP consistently applied, except as disclosed in Section 4.2 of the Disclosure Schedules, and fairly present, in all material respects, the financial condition of the Company as of the dates thereof and the results of operations of the Company for the periods then ended.

25

Section 4.3 Real Property; Other Assets.

(a) The Company has either (i) good, marketable and indefeasible title to that Real Property which it owns in fee; or (ii) a valid leasehold interest in that Real Property which it leases subject to the terms of the Real Property Leases, in each case, free and clear of all Liens other than the Permitted Liens.

(b) Subject to any Third Person Consent or Authorization for the transfer and assignment from Seller to Buyer, the Company owns, leases or has the legal right to use all other Assets (that is, those Assets other than Real Property) (or in the case of Company’s contract rights, receive the benefits of the Assets) free and clear of all Liens except Permitted Liens.

(c) Except as set forth in Section 4.3(c) of the Disclosure Schedules, (i) to Seller’s Knowledge, all Real Property Leases represent valid, binding and enforceable agreements of Company subject to the terms thereof; and (ii) the Company is not in material default under any Real Property Leases to which it is a party nor to the Knowledge of the Company or Seller is there any event or circumstance that solely with the giving of notice or the lapse of time or both would constitute a material default under any such Real Property Leases.

(d) Section 4.3(d) of the Disclosure Schedules lists all material fixed assets comprising the Refinery as of the Balance Sheet Date, other than the Excluded Assets.

(e) Except as would not reasonably be expected to have a Material Adverse Effect, to Seller’s Knowledge, (i) use and operation of the Real Property in the conduct of the Company’s business as currently conducted does not violate in any material respect any Law, covenant, condition, restriction, easement, license, Permit, Authorization or agreement, and (ii) no material improvements constituting a part of the Real Property materially encroach on real property owned or leased by a Person other than the Company. There is no Litigation pending nor, to the Seller’s Knowledge, are any Claims or Litigation threatened against or affecting the Real Property or any portion thereof or interest therein, which Litigation or Claims are in the nature or in lieu of condemnation or eminent domain proceedings.

Section 4.4 Material Contracts.

(a) Section 4.4(a)-1 of the Disclosure Schedules contains an accurate and complete list of each contract as of the Execution Date to which the Company is a party and that (1) requires total payments, obligation or liability to or by the Company of at least one million Dollars ($1,000,000.00) annually, (2) is for a term greater than one year and is not otherwise terminable by the Company at its option and requires the Company to make payment obligations each year, (3) relates to indebtedness for borrowed money (including, without limitation, guarantees of indebtedness for borrowed money), (4) is with any Governmental Authority other than Permits or Authorizations, or (5) provides for the creation of any joint venture, partnership or similar arrangement by the Company (the “Material Company Contracts”). Section 4.4(a)-2 of the Disclosure Schedules contains an accurate and complete list of each contract as of the Execution Date (other than the Excluded Contracts) to which the Seller or any Affiliate of Seller (other than the Company) is a party that (i) is used in the day-to-day operation of the Business and (ii) requires total payments, obligation or liability to or by Seller

26

or its Affiliate (as applicable) of at least one million Dollars ($1,000,000.00) annually (the “Seller Contracts”, and together with the Material Company Contracts, the “Material Contracts”). Notwithstanding the foregoing, Section 4.4(a)-1 and Section 4.4(a)-2 of the Disclosure Schedules do not list any Spot Contracts that are Material Contracts. Each Material Contract is a legal, valid and binding obligation of the Company, Seller or an Affiliate of Seller (as applicable), enforceable against the Company, Seller or an Affiliate of Seller (as applicable) in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as specified in Section 4.4(a)-1 or Section 4.4(a)-2 of the Disclosure Schedules, neither the Company, Seller or the Affiliate of Seller (as applicable), on the one hand, nor, to the Company’s Knowledge or to Seller’s Knowledge, any other party thereto, on the other hand, is in default under any of the Material Contracts where such default would result in a Material Adverse Effect. Except as specified in Section 4.4(a)-1 or Section 4.4(a)-2 of the Disclosure Schedules, neither the Company, Seller nor any Affiliate of Seller has received written notice of cancellation or termination of any Material Contract from any party thereto, or notice of any intent to do so. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder, in all cases where the same would result in a Material Adverse Effect. Seller shall be permitted to supplement and amend Section 4.4(a)-1 and Section 4.4(a)-2 of the Disclosure Schedules prior to the Closing with Material Contracts to which the Company, Seller or any Affiliate of Seller has entered in the ordinary course of business between the Execution Date and the Closing.

(b) Section 4.4(b) of the Disclosure Schedules constitutes a list of each contract to which Seller or any Affiliate of Seller is a party and which are used in the day-to-day operation of the Business that are to be retained by Seller or its Affiliates (the “Excluded Contracts”).

Section 4.5 Authorizations. (a) The Company has obtained all Authorizations that are necessary to carry on the Business, in all material respects, as currently conducted, (b) to the Knowledge of Seller, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with the terms of, any Authorization, (c) the Company has not received from any Governmental Authority written notification that any Authorization (i) is not in full force and effect, (ii) has been violated in any respect, or (iii) is subject to any suspension, revocation, modification or cancellation, and (d) there is no action, suit, proceeding, arbitration or investigation pending or, to the Knowledge of Seller, threatened, regarding suspension, revocation, modification or cancellation of any Authorization.

Section 4.6 Compliance with Law. Except as set forth in Section 4.6 of the Disclosure Schedules, or as would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of Seller: (a) the Company is in compliance in all material respects with all Laws, (b) the Company has not received any written notification from any applicable Governmental

27

Authority that it is not in compliance with any Laws, and (c) to the Knowledge of Seller and the Company, no event has occurred and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a failure of the Company to comply with the terms of any Law.

Section 4.7 Litigation. Except as set forth in Section 4.7 of the Disclosure Schedules, there is no Litigation pending or, to the Knowledge of Seller, threatened, against the Company or to which the Assets or Business are subject, except Claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 4.7 of the Disclosure Schedules, to the Knowledge of Seller, there are no unsatisfied judgments or awards against or affecting the Company or any of its properties or assets.

Section 4.8 Insurance. Section 4.8 of the Disclosure Schedules sets forth all a list of all material third-party liability, fire, casualty, business interruption, workers’ compensation and other similar forms of insurance insuring the Company, the Assets or the Business, setting forth the carrier, expiration dates, a general description of type of coverage and coverage amounts. All such insurance policies are in full force and effect and all premiums due thereon have been paid.

Section 4.9 Employee Matters.

(a) Section 4.9(a) of the Disclosure Schedules set forth a list, which includes the name, position; hire date, compensation and benefits, of:

(i) the employees, including Short-Term Inactive Employees, employed by the Company as of the Execution Date who are represented by the Union (each, a “Represented Employee”);

(ii) the regular, full-time and regular, part-time employees, including Short-Term Inactive Employees, employed by the Company as of the Execution Date who are not represented by the Union (each, a “Non-Represented Employee”, and collectively with the Represented Employees, the “Employees”); and

(iii) the employees of the Company or Seller (if they worked at the Refinery) who, as of the Execution Date, are not actively at work, including those who are on inactive employee status or leave of absence, separately identifying those employees classified as Short-Term Inactive Employees and those employees classified as Long-Term Inactive Employees. “Short-Term Inactive Employee” means an employee who is not actively at work due to illness but who is not on inactive employee status or leave of absence other than a Family Medical Leave. “Long-Term Inactive Employee” means an employee who is on inactive employee status or leave of absence except a Family Medical Leave.

(b) There are no employment agreements (other than the Collective Bargaining Agreement) governing the employment of Post-Closing Employees. The Non-Represented Employees are employed at will.

Section 4.10 Company Plans.

28

(a) With respect to each Company Plan to which the following could apply: (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred that would reasonably be expected to result in a material liability to the Company after the Closing which withdrawal liability has not been satisfied; (ii) no liability to the Pension Benefit Guaranty Corporation that would reasonably be expected to result in a material liability to the Company after the Closing has been incurred by the Company or any ERISA Affiliate, which liability has not been satisfied; (iii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred that would reasonably be expected to result in a material liability to the Company after the Closing, and (iv) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.

(b) Section 4.10 of the Disclosure Schedules sets forth a list of all material Company Plans and Company Benefit Obligations. Seller has made available to Buyer correct and complete copies of each of the following with respect to the Company Plans and the Company Benefit Obligations: (i) all plan documents and all amendments thereto the most recent written descriptions thereof which have been distributed to Company employees, and (ii) the most recent determination or opinion letter issued with respect to each Company Plan that is intended to be qualified under Code Section 401(a).

(c) The Company does not sponsor and has never sponsored (or been obligated to sponsor), any Pension Plans or Welfare Plans.

(d) The Company does not maintain or contribute to, and has never maintained or contributed to (or been obligated to contribute to), any multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA or 414(f) of the Code, any multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA or Section 413(c) of the Code, or any Company Plan or Company Benefit Obligation, fund, program, contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

(e) To the Knowledge of Seller, the consummation of the transactions contemplated by this Agreement and the Other Agreements will not: (i) entitle any current or former officer, employee, or director of the Company to severance pay, unemployment compensation or any other payment from the Company, or increase the amount of compensation due to any such individual except as provided in Exhibit J; (ii) require the Company to make any contribution to a “rabbi” trust; or (iii) result in a payment or series of payments by the Company or any other person or entity, directly or indirectly, to any person that would constitute a “Parachute Payment” within the meaning of Section 280G of the Code.

Section 4.11 Labor Matters.

(a) The Company is bound by the collective bargaining agreement, (the “Collective Bargaining Agreement”) between the Company and the Independent Oil Workers at Paulsboro, New Jersey effective March 26, 2009 (the “Union”), a true and correct copy of which has been provided to Buyer. While working for the Company, Represented Employees work exclusively at the Refinery. Section 4.11(a) of the Disclosure Schedules sets forth each material memoranda or letter of understanding applicable to the Collective Bargaining Agreement.

29

(b) Except as disclosed in Section 4.11(b) of the Disclosure Schedules or except as would not reasonably be expected to have a Material Adverse Effect (as to (ii) and (iii) only below), to the Knowledge of Seller, (i) there are no grievances pending pursuant to the Collective Bargaining Agreement nor are there any unfair labor practice charges or complaints pending before any agency having jurisdiction over any of the Employees and Seller or the Company has not received any notice that there are any union representation claims involving any of the Employees or Former Employees; (ii) there are no pending strikes, work stoppages, work slowdowns, picketing, lockouts or similar labor activity, except for routine grievance matters or complaints by or with respect to any of the Employees or Former Employees; and (iii) the Company is currently in material compliance with all Laws relating to employment and employment practices with respect to the Employees and Former Employees, including provisions thereof relating to the WARN Act.

Section 4.12 Taxes. Except as set forth in Section 4.12 of the Disclosure Schedules and except as would not reasonably be expected to have a Material Adverse Effect:

(a) (i) All Tax Returns which were required to be filed by or with respect to the Company, or any member of a Relevant Group have been duly and timely filed and each such Tax Return correctly and completely reflects in all material respects the Tax liability and all other information required to be reported thereon, (ii) all Taxes shown on each such Tax Return have been timely paid in full, (iii) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, and (iv) all Tax withholding and deposit requirements imposed on or with respect to the Company, or any member of a Relevant Group have been satisfied in full in all respects;

(b) there are no waivers of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency affecting the Company or any member of a Relevant Group;

(c) there are no pending proposed deficiencies or other claims for unpaid Taxes of the Company or any member of a Relevant Group, and the Company has no liability for the Taxes of any other Person other than a member of a Relevant Group; and

(d) there are no Tax Audits pending or scheduled with respect to the Company, or any member of a Relevant Group;

(e) there are no Tax liens on the Assets (other than liens for Taxes not yet due and payable);

(f) the Company is not a party to, is not bound by, and has no obligation under any Tax sharing or similar agreement or arrangement, either directly or as a member of a Relevant Group;

30

(g) neither the Company nor any Relevant Group is currently the beneficiary of any extension of time beyond that permitted by applicable legislation within which to file any Tax Return that has not yet been filed;

(h) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(i) the Company has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Valero);

(j) Valero has filed a consolidated federal income tax return including the Company for the taxable year immediately preceding the current taxable year and is eligible to make a Section 338(h)(10) election under the Code;

(k) Section 4.12 of the Disclosure Schedules, lists all jurisdictions in which returns are filed by, or with respect to, the Company;

(l) since December 31, 2009, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses outside the ordinary course of business consistent with past practice and custom;

(m) the Company has not distributed stock of another Person (other than a Person the common parent of which is Valero) or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361;

(n) the Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee or Former Employee and complied with all information reporting and backup withholding provisions of applicable Law;

(o) the Company does not have any net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated by this Agreement); and

(p) To the Knowledge of Seller, no Claim has ever been made by any Taxing Authority in a jurisdiction where a Tax Return is not filed by or with respect to the Company that the Company is or may be subject to taxation in that jurisdiction.

Section 4.13 Intellectual Property.

(a) Except as set forth in Section 4.13(a) of the Disclosure Schedules, (i) the Company owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of the Business as currently conducted except for those with respect to which the failure to own or license could not reasonably be expected to

31

have a Material Adverse Effect (the “Intellectual Property”), (ii) no Claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor, to the Knowledge of Seller, is there any valid basis for any such Claim, (iii) the use of such Intellectual Property by the Company does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, do not have a Material Adverse Effect; and (iv) to Seller’s Knowledge, no royalties are due from the Company to any licensors of such Intellectual Property on account of throughput or other similar usage in excess of licensed capacity prior to the Execution Date.

(b) Except as would not have a Material Adverse Effect, all payment obligations and royalties accruing prior to the Execution Date under the licenses of Intellectual Property identified in Section 4.13(b) of the Disclosure Schedules (the “Process Licenses”) which are used by the Company in connection with the operation of the Refinery process units, have been paid.

(c) To the Knowledge of Seller, subject to any required Third Person Consents and the requirements under Section 8.11(c) hereof, and subject to the express terms of such Process Licenses and the Company’s continued compliance therewith after Closing, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will materially and adversely affect the rights of the Company to use the Process Licenses in the manner in which such Process Licenses have been used immediately prior to Closing, except as could not reasonably be expected to have a Material Adverse Effect.

Section 4.14 Undisclosed Liabilities. The Company has no material liabilities or obligations of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (c) liabilities disclosed in the Disclosure Schedules, (d) agreements, commitments or contracts entered into in the ordinary course of business consistent with past practice, and (e) those that individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.15 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, or as would not reasonably be expected to have a Material Adverse Effect, there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except as otherwise provided herein;

(b) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

32

(c) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice or such indebtedness to be retained by Seller as a Retained Liability ;

(e) transfer, assignment, sale or other disposition of any of the Assets shown or reflected in the Balance Sheet (other than replacement of such Assets which have become obsolete, damaged, worn-out or depleted) cancellation of any debts or entitlements, except as contemplated or provided herein;

(f) material damage, destruction or loss (whether or not covered by insurance) to its property;

(g) any capital investment in, or any loan to, any other Person; and

(h) imposition of any Lien upon any of the Company properties, capital stock or Assets, tangible or intangible, except the Permitted Liens.

Section 4.16 Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with generally accepted standards of practice. The minute books of the Company contain accurate and complete records in all material respects of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company. At the Closing, all of those books and records will be in the possession of the Company or delivered to Buyer.

Section 4.17 Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company or used in the Business, together with all other properties and Assets of the Company, are sufficient for the continued conduct of the Company’s Business after the Closing in substantially the same manner currently conducted and constitute all of the rights, property and assets necessary to conduct the Business of the Company as currently conducted, subject to any limitations, disclosures or disclaimers expressly stated in this Agreement or in the Other Agreements and subject further to Buyer or the Company (i) obtaining all necessary Third Party Consents and Authorizations, (ii) making its own arrangements with Seller’s reasonable assistance (to the extent provided in Section 8.7 hereof) to substitute any Multi-Site Contracts; (iii) making its own arrangements to acquire electric service for the Refinery to the extent provided in Section 6.8, (iv) acquiring, installing and otherwise obtaining all assets necessary to provide the support services (such as, but not limited to, payroll, invoicing, accounts payable, accounting, treasury, computer and data processing, communications, employee benefits, record and data storage and handling, insurance and legal services) which are currently provided or performed by Valero and its Affiliates, (v) establishing and maintaining its own employee benefit plans and arrangements, (vi) obtaining any necessary working capital, financial assurances, financing and insurance; and (vii) making its own arrangements for purchasing, trading, marketing and selling crude and petroleum products which have been conducted by VMSC and not the Company.

33

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules, which exceptions shall be deemed to be part of the representations and warranties made hereunder, Buyer hereby represents and warrants to Seller that the following statements are true and correct as of the Execution Date:

Section 5.1 Organization and Qualification. Buyer is a limited liability company duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization. Buyer has the requisite power and authority to carry on its business as it is now being conducted. Buyer is duly qualified as a foreign corporation and in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to Buyer and its Subsidiaries taken as a whole or a material adverse effect on Buyer’s ability to execute, deliver and perform its obligations under this Agreement and the Other Agreements.

Section 5.2 Due Authority. Buyer has full limited liability company power and authority to execute, deliver and perform this Agreement and the Other Agreements to which it is a party, and to carry out the transactions contemplated hereby and thereby. This Agreement and the Other Agreements to which Buyer is a party have been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution, and delivery by Seller, this Agreement and the Other Agreements to which Buyer is a party constitute the legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3 Conflicts and Approvals. Except for (a) the receipt of the Buyer Third Person Consents set forth on Section 5.3(a) of the Disclosure Schedules and (b) the effectuation of all filings required under the HSR Act, and the other filings and registrations with and the receipt of the Authorizations from Governmental Authorities set forth on Section 5.3(b) of the Disclosure Schedules, neither the execution and delivery by Buyer of this Agreement or the Other Agreements to which Buyer is a party, nor the performance by Buyer of its obligations hereunder or thereunder will (A) violate or breach the terms of or cause a default, event of default or right for any Person to accelerate, terminate, modify or cancel under (i) any Law applicable to Buyer, (ii) the certificate of incorporation or bylaws or other organizational documents of Buyer, (iii) any Authorizations or Judgments binding on Buyer or to which any of its assets are subject or (iv) any material contract of Buyer or (B) with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (A) of this Section 5.3, except for any matters described in this Section 5.3 that would not reasonably be expected to materially and adversely affect the ability of Buyer to execute, deliver and perform its obligations under this Agreement and the Other Agreements.

34

Section 5.4 Litigation. There are no actions, suits, proceedings, arbitrations or investigations pending or, to the Knowledge of Buyer, threatened, against Buyer or to which any assets of Buyer are subject, except any that, individually or, with respect to multiple actions, suits, proceedings or arbitrations that allege similar theories of recovery based on similar facts, in the aggregate, would not reasonably be expected to materially and adversely affect the ability of Buyer to execute, deliver and perform its obligations under this Agreement or any Other Agreement to which Buyer is a party or to materially and adversely affect the Company.

Section 5.5 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Other Agreements based upon arrangements made by or on behalf of Buyer, except any fees and commissions that will be discharged by Buyer.

Section 5.6 Available Funds. Subject to the Note, Buyer will at the Closing have sufficient immediately available funds, in cash, sufficient to pay the Purchase Price, as it may be adjusted pursuant to this Agreement.

Section 5.7 No Knowledge of Breach. To the Knowledge of Buyer, Seller is not in breach, as of the Execution Date, of any of the representations or warranties of Seller contained in Articles III or IV.

Section 5.8 Purchase as Investment. Buyer is purchasing the Shares for its own account as an investment without the present intent to sell, transfer or otherwise distribute the Shares to any other Person other than an Affiliate of Buyer, together with its directors, executive officers and advisors, is familiar with investments of the nature of the Shares, understands that this investment involves certain risks, and believes that it has adequately investigated the Company, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Shares, and is able to bear the economic risks of such investment.

ARTICLE VI

PRE-CLOSING COVENANTS

Section 6.1 Operation of the Business. Except (i) as set forth in Section 6.1 of the Disclosure Schedules, (ii) as otherwise contemplated by this Agreement (including the pre-Closing transfer of any Excluded Assets to Seller or any Affiliate of Seller (other than the Company)), or (iii) as otherwise consented to by Buyer, such consent not to be unreasonably withheld, conditioned or delayed, from the Execution Date until the Closing, Seller shall cause the Company to:

(a) afford to Buyer and its agents, advisors and representatives reasonable access to the Company’s properties, personnel, documents and books and records and furnish such information about the Company as Buyer shall reasonably request, all upon reasonable notice to the Company and in a manner that does not interfere in any material respect with the normal operations of the Business and the Company;

35

(b) conduct the Business and operate the Assets in the ordinary course consistent with past practice, including without limitation continuing to prepare and procure for the planned April 2011 turnaround in all material respects;

(c) use commercially reasonable efforts to preserve beneficial relationships with customers, suppliers, lessors, licensors, service providers and employees;

(d) not offer, sell, issue or grant, or authorize the offering, sale, issuance or grant of any equity securities;

(e) not acquire, whether by merger or consolidation, by purchasing an equity interest or otherwise, any business or any corporation, partnership, association or other business organization or division thereof;

(f) not adopt any amendments to its organizational documents;

(g) not incur any obligations for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, nor enter into any guarantees, except (i) trade debt incurred in the ordinary course of business, and (ii) indebtedness that will be settled at or prior to the Closing;

(h) except in the ordinary course consistent with past practice, not destroy or remove any books and records of the Company;

(i) promptly notify Buyer of any material emergency or other material change in (a) the Assets, except for any matters listed in Section 6.1 of the Disclosure Schedules or any activities to be performed by the Company or Seller under the Environmental Agreement, or (b) any Company Plan;

(j) subject to Section 4.4(a), not amend, modify or terminate any Material Contract, in any manner that would adversely affect the Company, or otherwise waive, release or assign any material rights, Claims or benefits of the Company under any Material Contract or enter into any derivative, option, hedge or futures contracts;

(k) pay its debts, Taxes and other obligations when due in the ordinary course of business;

(l) continue in full force and effect without modification the Seller Policies, except as required by applicable Law and except for modifications made at the time of renewal as part of Valero’s corporate risk management policies, not specifically directed at the Refinery or the Business;

(m) comply in all material respects with all applicable Laws;

(n) not sell, transfer, pledge, or encumber any material Asset other than in the ordinary course of business; and

36

(o) subject to Section 4.4(a), not agree, resolve or commit to do any of the actions prohibited in Section 6.1(d) through Section 6.1(h) and Section 6.1(j) through Section 6.1(k), that would, or the effects of which would, survive the Closing.

Section 6.2 Appropriate Action; Consents; Filings. From the Execution Date until the Closing:

(a) Subject to Seller’s and Buyer’s additional obligations in clauses ) (b), (c) and (d) of this Section 6.2, Seller and Buyer shall each use all commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things that, in either case, are necessary, proper or advisable under Law, Environmental Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Other Agreements, and (ii) obtain from the relevant Governmental Authorities all Authorizations required to be obtained at or prior to the Closing by Buyer, Seller or the Company in connection with the authorization, execution, delivery and performance of this Agreement and the Other Agreements and the consummation of the transactions contemplated hereby and thereby. Buyers obligations in this regard shall include applying for and obtaining (and causing its Affiliates to apply for and obtain, where applicable) all federal, state and local sales, use, motor fuels, franchise and other Tax permits, licenses, certificates, exemptions and similar Tax-related Authorizations as are necessary to enable Buyer and its Affiliates, as applicable, to consummate the transactions contemplated hereunder and under the Other Agreements.

(b) As promptly as practicable, Seller and Buyer shall make all necessary filings, including filings under the HSR Act, and other filings and registrations referred to in the Disclosure Schedules, and thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated hereby required under any Law or Environmental Law at or prior to the Closing. Buyer and Seller shall bear the costs and expenses of their respective filings; provided, that Buyer shall pay the filing fee in connection with any such filings. Buyer and Seller shall reasonably cooperate in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing (excluding documents and communications which are subject to preexisting confidentiality agreements or the attorney-client privilege or work product doctrine or which refer to valuation of the Assets or the Business) and, if requested, consider in good faith all reasonable additions, deletions or changes suggested in connection therewith. Buyer and Seller shall each use all commercially reasonable efforts to furnish or cause to be furnished all information required for any application or other filing to be made pursuant to any Law or Environmental Law in connection with the transactions contemplated by this Agreement and the Other Agreements.

(c) Except to the extent restricted by confidentiality obligations, Buyer and Seller shall each give prompt notice to the other of the receipt of any written notice or other written communication from (i) any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any Governmental Authority in connection with the transactions contemplated hereby, (iii) any Governmental Authority or other Person regarding the initiation or threat of initiation of any Claims, actions, suits, proceedings, arbitrations or investigations against, relating to, or involving or otherwise affecting the Company, Buyer or Seller that relate to the consummation of the transactions

37

contemplated hereby, and (iv) any Person regarding the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to (A) cause any condition to the obligations of the other party to consummate the transactions contemplated hereby not to be satisfied, (B) cause a breach of the representations, warranties or covenants of such party under this Agreement, or (C) delay or impede the ability of either Buyer or Seller, respectively, to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations set forth herein. Nothing in this Section shall require Buyer to provide Seller any notice or communication among Buyer and its owners or with respect to Buyer’s efforts to finance the transaction.

(d) Buyer and Seller each agree to cooperate and to use all commercially reasonable efforts to vigorously contest and to resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any order (whether temporary, preliminary or permanent) of any court or other Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement or the Other Agreements, including the vigorous pursuit of all available avenues of administrative and judicial appeal and all available legislative action. Notwithstanding anything to the contrary in this Agreement, Buyer shall take, or cause to be taken, such commercially reasonable actions related to or involving the Business required by any Governmental Authority as a condition to the granting of any Authorization necessary for the consummation of the transactions contemplated by this Agreement or the Other Agreements, or as may be required to avoid, lift, vacate or reverse any legislative, administrative or judicial action that would otherwise cause any closing condition not to be satisfied; provided that Buyer will not be required to place any restrictions or accept any burden, cost, risk or liability on Buyer, its Affiliates, the Business, the Company, or Buyer’s and Buyer’s Affiliates pre-existing business, and none of Buyer, Buyer’s Affiliates or the Company shall be required to dispose of any of their respective assets.

(e) Buyer and Seller shall each timely give or cause to be given all notices to third Persons and use all commercially reasonable efforts to obtain all Third Person Consents (i) set forth on Section 3.3(a) and Section 5.3(a) of the Disclosure Schedules, (ii) required under any Material Contract in connection with the consummation of the transactions contemplated hereby or (iii) otherwise required to prevent a Material Adverse Effect from occurring prior to or after the Closing. Except as otherwise expressly set forth herein and except with in connection with the assignment of the Lubes Agreement and Light Products Agreement to the Company, Buyer or any Buyer Affiliate, Seller shall be solely responsible for the payment of all third party transfer fees and other commercially reasonable costs, fees and expenses, if any, necessary to secure any Third Person Consents or otherwise effect the transfer of any Material Contracts from Seller to Buyer; provided however, that Seller shall not be obligated (x) to pay or assume any costs or expenses of Buyer or its counsel incurred in furtherance of Buyer’s obligations hereunder or any costs or expense resulting from Buyer’s failure to honor its obligations under this Agreement or the Other Agreements, or (y) to provide any form of bank guarantee, parent company guaranty, bond, letter of credit or other credit support or enhancement to secure any Third Person Consents or otherwise effect the transfer of any Material Contract.

38

(f) Buyer shall use diligent efforts to secure the release of Seller and its Affiliates from liability (whether absolute or contingent) for any post-Closing obligations of Company under any Authorizations or Material Contracts assigned or transferred from Seller or any of its Affiliates to Company, and to secure the release of Seller and its Affiliates from any guarantees of the Company’s post-Closing obligations under any Authorizations or Material Contracts to which the Company remains a party after Closing. Buyer’s efforts in this regard shall include, if necessary, causing the Buyer Guarantor to guarantee the obligations of the Company under the affected Authorizations or Material Contracts assigned or transferred from Seller or any of its Affiliates to Company, and to secure the release of Seller and its Affiliates from any guarantees of the Company’s post-Closing obligations under any Authorizations or Material Contracts or posting a letter of credit, performance bond or other form of credit support to replace any similar form of credit support provided by Seller or any of its Affiliates prior to Closing. Seller and its Affiliates shall have the right to cancel or revoke, effective as of the Closing Date, all guarantees, bonds, letters of credit and similar undertakings provided by them or on their behalf to secure any post-Closing obligations of Company, provided that Seller will not do so without notifying Buyer and allowing Buyer the reasonable opportunity to provide the counterparty a guarantee, bond, letters of credit or similar undertaking on substantially similar terms to those provided by Seller or its Affiliates, or to otherwise take steps adequate to either secure Seller’s release or protect Seller from Claims by the parties in whose favor such guarantees or other credit support obligations run. Buyer shall indemnify the Seller Indemnitees in accordance with Section 12.3 for any Losses the Seller Indemnitees suffer or incur and which they would not have suffered or incurred but for Buyer’s failure or inability to secure any of the releases required under this paragraph. The provisions of this paragraph shall survive Closing.

Section 6.3 Breach Notice. If, prior to the Closing Date, one Party obtains knowledge of a breach of any of its or the other party’s representations, warranties or covenants contained in this Agreement, it shall notify the other party in writing of such information (the “Breach Notice”) as promptly as reasonably possible, but in all events not later than the day prior to the Closing Date. The Breach Notice shall contain reasonable details regarding the alleged breach and a good faith estimate of the potential Losses associated with such breach.

Section 6.4 Right of Entry.

(a) Buyer hereby acknowledges that any access to the Refinery and any Real Property by Buyer or any representative, consultant or other Person acting by or on behalf of Buyer (“Diligence Representative”) shall be at the sole risk, cost and expense of Buyer except for the gross negligence or willful misconduct of Seller Indemnitees or other third parties other than Buyer or any Diligence Representative. Buyer shall ensure that each Diligence Representative complies with all safety and similar requirements customarily imposed by the Company on its properties. Before and after the Closing, BUYER SHALL ASSUME AND INDEMNIFY, DEFEND AND HOLD HARMLESS THE SELLER INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS FOR PERSONAL INJURY, DEATH OR PROPERTY DAMAGE ARISING OUT OF BUYER’S OR ANY DILIGENCE REPRESENTATIVE’S ENTRY UPON OR ACCESS TO THE REFINERY AND ANY OTHER PHYSICAL ASSETS AND ALL LOSSES INCURRED BY THE SELLER INDEMNITEES WITH RESPECT TO EACH SUCH CLAIM, IN EACH CASE REGARDLESS OF THE NEGLIGENCE OR OTHER FAULT (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE SELLER INDEMNITEES OR ANY EMPLOYEE OF ANY SUCH PERSON) OF THE SELLER INDEMNITEES OR ANY

39

EMPLOYEE OF ANY SUCH PERSON. Additionally, any inspection or investigation conducted by Buyer or its Diligence Representatives shall be conducted in accordance with Law or Environmental Law, applicable Refinery rules and regulations (including those related to health, safety, security and the environment) and in such manner as not to unreasonably interfere with the Refinery or any other Assets of the Company. Buyer shall not be entitled to conduct any invasive testing or invasive environmental assessments or any other sampling (including air sampling) or testing of soil or ground or surface water at, or under, any Real Property associated with the Refinery or any other Assets of the Company, without the prior written consent of Seller which such consent may be withheld in Seller’s sole discretion, Buyer being limited to the review of Seller’s or its Affiliate’s records or any other publicly available materials or information with regard to these matters.

(b) Before any Diligence Representative is permitted to engage in any activities within the Refinery, Buyer shall (or shall cause the applicable Diligence Representative to) provide proof that the following types and minimum amounts of insurance coverage are in effect and cover the activities of such Diligence Representative:

A. 1. Worker’s Compensation[1]	As required by applicable law
2. Employer’s Liability	$100,000 each accident

B. Commercial General Liability:	$1,000,000 Combined Single Limit endorsed to cover (i) contractual liability Bodily Injury and Property Damage assumed under this Agreement, (ii) products liability, and (iii) completed operations

C. Automobile Liability Coverage: endorsed endorsed to cover all owned non-owned and hired vehicles	$1,000,000 Combined Single Limit Bodily Injury and Property Damage Combined

D.     Excess Liability in excess of A.2., B. & C. Endorsed to provide drop down Endorsement in the event underlying limits are exhausted by claims. (Not required for Diligence Representatives whose scope of work is limited to low risk activities distant from Refinery operational areas.)

$10,000,000 Combined Single Limit Bodily Injury and Property Damage Combined

Buyer shall furnish (or cause to be furnished) to Seller a certificate of insurance evidencing that the above minimum coverages are in effect. All policies shall contain a waiver of subrogation clause in favor of the Seller Indemnitees. All policies except A.1 above shall be endorsed to name the Seller Indemnitees as additional insureds. The certificate of insurance shall further specify that all coverages are primary over (and not contributory with or secondary to) any insurance carried by the Seller Indemnitees for their own account. Such insurance shall be

[1]	Not required for individual Diligence Representatives who have no employees.

40

endorsed with a standard cross liability clause in favor of the Seller Indemnitees. Such insurance shall cover the actions of all Diligence Representatives. The certificate of insurance shall state that Seller shall be provided not less than thirty (30) days prior written notice of any cancellation or material adverse change with respect to any of the policies.

Notwithstanding anything to the contrary contained in this Agreement, the provisions of this paragraph shall survive the Closing and any cancellation or termination of this Agreement. The insurance required under this paragraph shall operate independent and apart from Buyer’s indemnification obligations under this Agreement.

Section 6.5 Condition of the Company’s Assets and Marketing Assets. In consummating the purchase of the Shares and Marketing Assets contemplated hereunder, Buyer acknowledges that it will become the owner of the Company and the indirect owner of the Assets and owner of the Marketing Assets, and that, BUYER ACCEPTS SUCH ASSETS AND MARKETING ASSETS IN THEIR AS-IS, WHERE-IS, CONDITION, WITH ALL FAULTS, WITHOUT ANY EXPRESS OR IMPLIED COVENANT, WARRANTY AS TO TITLE, CONDITION (INCLUDING ANY ENVIRONMENTAL CONDITION), MERCHANTABILITY, PERFORMANCE, FITNESS (BOTH GENERALLY AND FOR ANY PARTICULAR PURPOSE) OR OTHERWISE (WHICH WARRANTIES SELLER HEREBY EXPRESSLY DISCLAIMS AND AS TO THE MARKETING ASSETS, SELLER ON BEHALF OF VMSC HEREBY DISCLAIMS), OR RECOURSE, OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE OTHER AGREEMENTS.

Section 6.6 Independent Investigation. Buyer acknowledges and affirms that (i) it has had full access to the extent it deems useful or necessary to all information and materials made available by Seller and its representatives during the course of Buyer’s due diligence investigation of the Company and the Assets, and (ii) it has had access to the personnel, officers, professional advisors, operations and records of Seller pertaining to the Company and the Assets. As of the Closing, Buyer will have completed its independent investigation, verification, analysis, review and evaluation of this Agreement, the Other Agreements, the Assets and Seller, as Buyer has deemed necessary or appropriate. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS AGREEMENT, THE OTHER AGREEMENTS OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO, BUYER ACKNOWLEDGES AND AGREES THAT: (a) THERE ARE NO REPRESENTATIONS, WARRANTIES, STATEMENTS, ASSURANCES OR GUARANTEES MADE BY SELLER OR ANY OF ITS AFFILIATES OR ANYBODY ACTING ON THEIR BEHALF, EXPRESS OR IMPLIED, AS TO (i) THE COMPANY’S ASSETS OR THE MARKETING ASSETS, OR (ii) THE LIABILITIES, BUSINESS, RESULTS OF OPERATIONS, CONDITION (FINANCIAL, ENVIRONMENTAL OR OTHERWISE) OR PROSPECTS RELATING TO THE BUSINESS, AND THAT IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE PURCHASE OF THE SHARES, BUYER HAS RELIED AND WILL RELY SOLELY UPON ITS OWN INDEPENDENT INVESTIGATION, VERIFICATION, ANALYSIS AND EVALUATION; (b) SELLER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION ORALLY OR IN WRITING MADE OR

41

COMMUNICATED TO BUYER INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER BY OR ON BEHALF OF SELLER, THE COMPANY OR ANY AFFILIATES OF SELLER, INCLUDING (i) ANY MODELS PROVIDED BY SELLER OR ITS AFFILIATES, WHICH HAVE BEEN PROVIDED FOR ILLUSTRATION PURPOSES ONLY, (ii) ANY CORRESPONDENCE FROM SELLER OR ANY OF ITS REPRESENTATIVES OR AFFILIATES, (iii) ANY PRESENTATION BY THE MANAGEMENT OF SELLER OR ITS AFFILIATES, AND (iv) ANY INFORMATION, DOCUMENT OR MATERIALS PROVIDED OR MADE AVAILABLE TO BUYER, OR STATEMENTS MADE TO BUYER, DURING SITE OR OFFICE VISITS, IN ANY DATA ROOM OR MANAGEMENT PRESENTATION; (c) NEITHER SELLER NOR ANY AFFILIATE, AGENT, OR REPRESENTATIVE OF SELLER HAS MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS (BOTH GENERALLY AND FOR A PARTICULAR PURPOSE), OR CONFORMITY TO MODELS OR SAMPLES AND ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, RELATING TO THE COMPANY’S OR ITS SUBSIDIARIES’ ASSETS OR THE MARKETING ASSETS; AND (d) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE USE OR CONDITION (INCLUDING ENVIRONMENTAL USE OR CONDITION), THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER OR FROM ANY PORTION OF THE REFINERY OR THE COMPANY’S OTHER ASSETS OR THE MARKETING ASSETS, COMPLIANCE WITH APPLICABLE STATUTES, LAWS, ENVIRONMENTAL LAWS, CODES, ORDINANCES, REGULATIONS OR REQUIREMENTS RELATING TO LEASING, ZONING, SUBDIVISION, PLANNING, LAND USE, BUILDING, FIRE, SAFETY, HEALTH OR ENVIRONMENTAL MATTERS, COMPLIANCE WITH COVENANTS, CONDITIONS AND RESTRICTIONS (WHETHER OR NOT OF RECORD), OTHER INTERNATIONAL, NATIONAL, REGIONAL, FEDERAL, STATE, PROVINCIAL OR LOCAL REQUIREMENTS OR OTHER STATUTES, LAWS, CODES, ORDINANCES, REGULATIONS OR REQUIREMENTS, INCLUDING ENVIRONMENTAL LAWS AND PERMITS.

WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY REGARDING ANY THIRD PARTY BENEFICIARY RIGHTS OR OTHER RIGHTS WHICH BUYER MIGHT CLAIM UNDER ANY STUDIES, REPORTS, TESTS OR ANALYSES PREPARED BY ANY THIRD PARTIES FOR SELLER OR ANY OF ITS AFFILIATES OTHER THAN COMPANY (SHOULD THE CLOSING OCCUR), EVEN IF THE SAME WERE MADE AVAILABLE FOR REVIEW BY BUYER OR ITS AGENTS, REPRESENTATIVES OR CONSULTANTS.

Section 6.7 Supplement to Disclosure Schedules. Seller may from time to time prior to the Closing, by written notice to Buyer, supplement or amend the Disclosure Schedules to correct any matter that would constitute a breach of any representation or warranty of Seller in Article III or Article IV. For purposes of determining whether Buyer’s conditions set forth in Section 9.3 have been fulfilled, the Disclosure Schedules shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all

42

information contained in any supplement or amendment thereto. If Buyer is not obligated to close but shall elect to close and the Closing shall occur, then any matters disclosed to Buyer pursuant to any supplement or amendment after the Execution Date and prior to the Closing shall be deemed to be waived by Buyer, and Buyer shall not be entitled to make a Claim thereon under this Agreement (including pursuant to Article XII) or otherwise. If, however, Buyer is obligated to close and the Closing shall occur, then any matter disclosed to Buyer pursuant to any supplement or amendment provided by Seller after the Execution Date and prior to the Closing shall not be deemed to be waived by Buyer, and Buyer shall be entitled to make a Claim thereon under this Agreement (including pursuant to Article XII) or otherwise. Further, if Buyers obtain Knowledge of any matter hereunder prior to the Closing and the Closing shall occur, any waiver or non-waiver of any related Claim will be handled in the same manner as such matters are handled with respect to any supplement or amendment to Seller Disclosure Schedule (e.g., they will be waived only if Buyer is not obligated (but elect) to close).

Section 6.8 Electricity.

(a) The Company obtains electric supply for the Refinery from an Affiliate, Valero Power Marketing, LLC (“VPM”), and VPM has been authorized by the New Jersey Board of Public Utilities (“BPU”) to be an Electric Supplier in New Jersey.

(b) The Company was a party to a Power Purchase Agreement with Atlantic City Electric Company (AECO), effective as of August 1, 2003, as amended (the “2003 PPA”), and an Interim Interconnection Agreement, of even date therewith, as amended (the “IIA”). Pursuant to the 2003 PPA, the Company could sell excess energy produced by the generation facilities at the Refinery, if any, exclusively to AECO. The 2003 PPA expired by its own terms on August 5, 2010 and AECO was not interested in renewing or extending the PPA. AECO has also requested that the Company replace the IIA with a new interconnection agreement. Accordingly, the Company is currently in the process of executing a new IIA with PJM Interconnection, L.L.C. (“PJM”) and AECO which will supersede and replace the IIA and enable the Company to participate in the PJM energy market once the Company obtains the necessary FERC approvals to make wholesale sales directly in PJM’s energy market or to third parties into the PJM energy markets. As of the Execution Date, the Company has not sold any energy or capacity into the PJM market and the Company is not currently authorized to do so.

(c) Buyer has caused its Affiliate, PBF Power Marketing LLC (“PBFPM”), to file with the BPU to become an Electric Supplier in New Jersey and a designated third party Electric Supplier with AECO. As this process may take several months, the Seller, through its Affiliate VPM, will for a period of six (6) months following the Closing Date continue to act as the electric supplier to the Company for electric purchases pursuant to the terms and conditions set forth in the Transition Services Agreement. Seller, through VPM will charge the Company a flat monthly fee for electricity plus the APN charge, all as set forth in the Transition Services Agreement.

43

Section 6.9 FCC Repair Credit.

(a) The Parties hereby acknowledge that the FCC is in need of certain repairs and/or modifications which the Seller has represented to Buyer are determined to cost $61,500,000 (assuming such repairs are addressed during the scheduled April 2011 turnaround) plus $17,000,000 in lost margin for a total established cost of $78,500,000.00 (the “FCC Repair Cost”). At Closing, Seller and Buyer agree to deduct from the Purchase Price the sum of $36,301,000 (which represents 50% of the FCC Repair Cost, less the sum of $2,949,000, which has already been spent by Seller or its Affiliates in the procurement of materials, engineering and planning, and/or repairs related to the FCC prior to the Execution Date), less additional third party expenses such as engineering costs, material procurement and repair costs which have been or will be incurred by Seller or the Company prior to Closing for the purpose of making repairs to the FCC which are within the scope of the April 2011 turnaround or which reduce the repairs within the scope of the April 2011 turnaround, or in preparing the FCC for its scheduled April 2011 turnaround (the “FCC Purchase Price Reduction”). Buyer acknowledges and agrees that to the extent Seller incurs additional costs as a result of a change in the scope of work or materials used in connection with the repairs and/or modifications to the FCC or in the timing of such repairs and/or modifications to the FCC at the request of Buyer, all such additional costs and expenses shall be included as FCC Additional Repair Costs.

(b) On or before five (5) days prior to the Closing Date, Seller will provide Buyer with a statement (the “FCC Repair Statement”) which sets forth the amount of third party expenses such as engineering costs, material procurement and repair costs incurred with respect to the FCC following the Execution Date, together with reasonable supporting calculations and information. Seller shall give and shall cause the Company to give Buyer and its advisors reasonable access to the books and records for the purpose of verifying the costs of material purchases and repairs to the FCC following the Execution Date. Unless Buyer gives notice to Seller on or before three (3) days prior to the Closing Date that Buyer disputes the costs of material purchases and repairs to the FCC specified in the FCC Repair Statement, the costs of such material purchases and repairs made to the FCC following the Execution Date (the “FCC Additional Repair Costs”) as reflected on the FCC Repair Statement shall be included in the FCC Purchase Price Reduction. If Buyer gives notice to Seller within three (3) days prior to the Closing Date that it disputes the FCC Additional Repair Costs, Seller and Buyer shall consult in good faith and use all reasonable efforts to agree upon the calculation of the FCC Additional Repair Costs. If on or before the Closing Date, Seller and Buyer have not agreed on the FCC Additional Repair Costs, the sum of $36,850,000 less that portion of the FCC Additional Repair Costs which are not in dispute shall be deducted from the Purchase Price at Closing and either Seller or Buyer shall have the right to submit such matters as remain in dispute to Baker & O’Brien (which Seller and Buyer each represent and warrant are independent of such party), or such other accounting firm as Seller and Buyer shall mutually agree, for final resolution, which resolution shall be provided within ninety (90) days following the Closing Date and shall be binding upon Seller and Buyer, and judgment upon which may be entered in any court having jurisdiction over the party against which such determination is sought to be enforced. The fees and expenses of such accounting firm for its services in resolving such dispute shall be borne equally by Seller and Buyer.

(c) Buyer acknowledges and agrees that neither Seller nor any of its Affiliates shall have any obligation or liability, and Buyer hereby releases Seller from any such obligation or liability: (i) to make any material purchases or repairs to the FCC subject to Section 6.1(b), hereof. (ii) to correct any design or other defects in the FCC; (iii) with respect to the use or condition of the FCC, including without limitation any repairs or maintenances made by Seller

44

or its Affiliates to the FCC prior to the Closing Date, or (iv) for any additional expenses or costs for materials or repairs to the FCC, other than the FCC Purchase Price Reduction. Without limiting the disclaimer in Section 6.5 and Section 6.6 hereof, Buyer shall be solely responsible for making all necessary repairs to and correcting any defects in the FCC, and at Closing accepts the FCC in its “AS IS” “WHERE IS” “WITH ALL FAULTS” condition. Neither Seller nor any Affiliate of Seller makes any representation, warranty or covenant that the FCC Repair Costs will be sufficient to make all necessary repairs or modifications to the FCC or correct any defects, including design defects in the FCC. The provisions of this Section 6.9 shall survive Closing.

Section 6.10 Assignment of Exxon Lubes Agreement and [REDACTED]. Prior to Closing, Seller shall have the right to cause VMSC to assign and transfer to the Company the following Seller Contracts: (i) the Purchase and Sale Agreement for Lubricant Base Oils dated September 16, 1998, between ExxonMobil Oil Corporation (as successor to Mobil Oil Corporation) and VMSC, as amended (the “Lubes Agreement”), and (ii) [REDACTED]

Section 6.11 Conversion of Company to LLC. Prior to or at the time of Closing, Seller shall convert the Company from a Delaware corporation to a Delaware limited liability company authorized to do business in each of the jurisdictions the Company is authorized to do business as of the Execution Date. Seller shall provide copies to Buyer of any documents to be filed or submitted prior to Closing to effectuate such conversion. Buyer acknowledges that Seller is converting the Company’s form prior to or at the time of Closing as an accommodation to Buyer and neither Seller nor any Affiliate of Seller shall be liable or responsible for any Claims, Losses, liabilities or obligations arising out of or resulting from such conversion unless caused by the gross negligence or willful misconduct of Seller. Buyer hereby assumes and shall be responsible for, and pay and discharge any and all Claims, Losses, liabilities and obligations arising out of, resulting from or with respect to the conversion of the Company from a Delaware corporation to a Delaware limited liability company unless caused by the gross negligence or willful misconduct of Seller. To the extent any Authorization or Third Person Consent is necessary as a result of the conversion; Buyer shall be responsible for obtaining such Authorization and Third Person Consent and paying for any costs or expenses to secure any such Authorization or Third Person Consent. Buyer shall indemnify the Seller Indemnitees in accordance with Section 12.3 against any Claims or Losses they may suffer as a result of the conversion of the Company from a Delaware corporation to a Delaware limited liability company unless caused by the gross negligence or willful misconduct of Seller. Seller acknowledges that after Closing, Buyer intends to change the name of Company to “Paulsboro Refining Company LLC.”

Section 6.12 Allocation of Saudi Crude. [REDACTED].

45

ARTICLE VII

TITLE MATTERS

Section 7.1 Title Commitment. Seller shall endeavor to cause the Title Company to issue, within twenty (20) days after the Effective Date one or more commitments (the “Title Commitments”) for the Title Policy to be issued by the Title Company with respect to each parcel of Real Property owned in fee simple by the Company and comprising any portion of the Refinery held by the Company.

Section 7.2 Cost of Title Policy. Seller shall pay for the basic premium for coverage under the Title Policy in amount of $125,000,000. Buyer shall pay for any endorsements or extended coverages it may desire on the Title Policy, as well as for any basic coverage in excess of the amount Seller is required to provide under the immediately preceding sentence. Buyer shall also pay for a mortgagee’s policy to insure the mortgage provided to Seller pursuant to the Loan.

Section 7.3 Survey. Seller shall not be obligated to provide any new or updated surveys of any of the Real Property, and neither Buyer’s or any of its lenders’ receipt of any such surveys shall constitute a condition to Closing or form the basis for delaying Closing; however, Seller agrees to reasonably cooperate with Buyer prior to Closing to permit Buyer to attempt to procure any surveys of the Real Property that Buyer reasonably deems necessary, all at Buyer’s sole risk, cost and expense.

ARTICLE VIII

POST-CLOSING COVENANTS

Section 8.1 Employee Matters. Buyer and Seller agree to the provisions set forth in Exhibit J attached hereto.

Section 8.2 Insurance.

(a) Seller and Buyer acknowledge that Seller participates in a program of property and liability insurance coverage for itself and its Affiliates. This program has been designed to achieve a coordinated risk-management package for Seller and all of its Affiliates. The program consists of various types of policies including: (a) policies under which Seller or Affiliates (including the Company) or their predecessors are insured; (b) policies issued directly to Affiliates by one of Valero’s wholly-owned insurance companies (“Seller Captive Insurers”); (c) policies issued to Affiliates by one of the Seller Captive Insurers that may or may not be reinsured by third party insurers; and (d) policies issued under a fronting arrangement policy (or its equivalent) by third party insurers that may or may not be reinsured (including through a guarantee, indemnity, letter of credit or similar undertaking) by Valero or its Affiliates. All of the insurance policies through which the program of coverage is presently or has previously been provided by or to Seller, its predecessors or Affiliates (including the Company) are herein referred to collectively as the “Seller Policies.” Nothing in this Section 8.2 shall affect any insurance provided to the Company by third parties (e.g., contractors) that are not part of the Seller Policies. It is understood and agreed by Buyer that from and after the Closing:

(i) No insurance coverage shall be provided under the Seller Policies to Buyer or the Company;

46

(ii) Any and all policies insured or reinsured by any of the Seller Captive Insurers which, but for this provision, would have insured the Company, the Business or the Assets shall be deemed terminated, commuted and cancelled ab initio as to the Assets, the Business, Buyer and its Affiliates (including the Company), but without prejudice to Seller’s and its Affiliates’ rights thereunder; and

(iii) Without limiting Seller’s and its Affiliates’ (other than the Company) recourse against the Seller Policies in connection with Claims related to Retained Liabilities, the Excluded Assets or any other matter for which Seller has indemnified the Buyer Indemnitees hereunder, no Claims regarding any matter whatsoever, whether or not arising from events occurring prior to the Closing, shall be made by Buyer or the Company against or with respect to any of the Seller Policies, regardless of their date of issuance.

(b) Certain contractors who perform work at the Refinery participate in an Owner Controlled Insurance Program (“OCIP”) pursuant to which employees of such contractors are covered by workers compensation insurance provided through Valero, rather than the contractor’s own workers compensation program. The Company’s work agreements and similar contracts with these contractors typically provide for the Company to receive a discount off the contractor’s rates when the contractor is enrolled in the OCIP. Neither Seller nor any of its Affiliates shall have any obligation to continue to provide OCIP to any Refinery contractors after Closing, and it is Seller’s intention to terminate the OCIP participation of all contractors working at the Refinery effective as of or prior to Closing, provided however, such termination shall not effect coverage for contractors or employees of contractors for periods prior to the termination of the OCIP participation. Seller shall provide notice prior to Closing to all OCIP participants of the pending termination of the program. Such termination will trigger the higher non-OCIP rates under the affected contractors’ work agreements and other contracts with the Company.

Section 8.3 Specified Litigation and Retained Litigation. With respect to any Retained Litigation the outcome of which would reasonably be expected to materially and adversely affect the Company, or Buyer (“Specified Litigation”), Seller will respond in good faith to Buyer’s reasonable requests for information or consultation with respect thereto. Seller will not consent to the entry of any judgment or enter into any settlement with respect to any Specified Litigation without the prior written consent of Buyer (not to be unreasonably withheld) if the judgment or proposed settlement would reasonably be expected to materially and adversely affect the Company, or Buyer; provided, however, that Seller may consent to the entry of any judgment or enter into any settlement with respect to any Specified Litigation without Buyer’s consent if the sole relief provided in any such entry of judgment or settlement is monetary damages that are paid in full by Seller. Buyer specifically recognizes the obligations imposed by modern discovery practice, including preservation, collection, review, and production of documents and evidence, including those in electronic, paper, and other form. After Closing, Buyer and the Company will comply with Seller’s reasonable requests to preserve, access, collect, inspect, or review documents and evidence potentially relevant to any Retained Litigation, Claims related to Excluded Assets or other matters for which Seller has indemnified the Buyer Indemnitees hereunder, and will make personnel and the Refinery reasonably available

47

to the extent required in connection with any such matters. If Buyer’s or Company’s breach of the provisions of the immediately preceding sentence materially prejudices Seller’s position with respect to any Retained Litigation, Seller’s remedies therefor will include the transfer of liability for such Retained Litigation to Buyer.

Section 8.4 Tax Matters

(a) In the case of any taxable period that includes (but does not end on) the day before the Closing Date (a “Straddle Period”), the amount of any Taxes (other than property taxes and franchise taxes) of the Company for the portion of the Straddle Period that relates to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the closing of business on the day before the Closing Date, and the amount of property taxes and franchise taxes of the Company for the portion of the Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such tax for the entire taxable period, multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the day before the Closing Date, and the denominator of which is the number of days in such Straddle Period. Notwithstanding anything to the contrary herein, any franchise tax paid or payable with respect to the Company shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise tax.

(b) For the Pre-Closing Tax Period, Seller shall prepare and file separate state and local Tax Returns for the Company in jurisdictions requiring separate reporting from the Company and shall cause the income (loss) of the Company to be included in such Tax Returns in accordance with the relevant Tax Law, and Seller or Seller’s Affiliate shall cause the income (loss) of the Company to be included in the consolidated federal income Tax Return or combined or consolidated state and local Tax Returns in which it is a member in accordance with the relevant Tax Law. All such Tax Returns shall be prepared at the expense of Seller and filed in a manner consistent with prior practice, except as required by a change in Tax Law or the interpretation of substantial authority previously relied upon by Seller, or as required under any audit settlement or other settlement previously entered into between the Company or any of its Affiliates and a Taxing Authority. Buyer shall cause the Company to file separate Tax Returns, or shall include the Company in its combined or consolidated income Tax Returns, and shall include the income (loss) of the Company in such Tax Returns attributable to the remaining time in the Straddle Period following the Pre-Closing Tax Period, in accordance with the relevant Tax Law. In addition, Buyer shall be responsible for filing Tax Returns for the Straddle Period in any jurisdictions that do not allow a “closing of the books” method for determining a taxable period, and shall prepare such Tax Returns in a manner consistent with past practices of the Company. Buyer shall provide Seller a copy of all Straddle Period Tax Returns (or, if appropriate, pro forma copies of such Tax Returns) no later than fifteen (15) days prior to the due date thereof for Seller’s review and comments, which comments shall be accepted if reasonable.

(c) Seller shall assume and be liable for, and shall pay to the relevant Taxing Authority when due, and shall indemnify and hold harmless the Buyer Indemnitees from and against, all Taxes of the Company to the extent relating to any Pre-Closing Tax Period and all Taxes of any member of a Relevant Group; provided that, as a convenience to Seller, if the

48

Company is required under the relevant Tax Law to pay such Taxes directly to the relevant Taxing Authority, Seller shall pay an amount equal to such Taxes directly to the Company not less than five (5) days before such Taxes are due, and Buyer shall cause the Company to pay such Taxes on a timely basis. If Seller is required to file any Tax Returns for the Company relating to any Pre-Closing Tax Period, Buyer agrees to provide or cause the Company to provide to Seller (or directly to the relevant Taxing Authority, if required) any Taxes relating to the remaining time in the Straddle Period following the Pre-Closing Tax Period, and all information necessary for Seller to file such Tax Returns within five (5) days prior to the date such Tax Returns are due to the relevant Taxing Authority. Notwithstanding the foregoing, (A) any estimated property taxes with respect to the Assets or the Company with respect to the portion of the Straddle Period relating to the Pre-Closing Tax Period shall be included in Current Liabilities and reflected in the calculation of Net Working Capital, and Buyer shall cause the Company to pay, and shall be liable and responsible for the payment of, such property taxes to the relevant Taxing Authority, (B) if the actual amount of such property taxes for the period identified in (A) above is determined to be greater than the amount included in Current Liabilities and reflected in the calculation of Net Working Capital, Seller shall be liable and responsible for the amount of such deficiency, and (C) if the actual amount of such property taxes is determined to be less than the amount included in Current Liabilities and reflected in the calculation of Net Working Capital, Buyer shall be liable and responsible for causing the Company to return to Seller the amount of such excess. Buyer shall be liable for, and shall indemnify and hold harmless the Seller Indemnitees from and against, any Taxes imposed on or incurred by the Company or any of its Affiliates attributable to any taxable period beginning on or after the Closing Date, and the portion, determined as described in Section 8.4(a), of the Straddle Period beginning on the Closing Date.

(d) Each of Buyer, on the one hand, and Seller, on the other hand (the “Tax Indemnified Person”), shall notify the chief tax officer (or other appropriate person) of Seller or Buyer, as the case may be (the “Tax Indemnifying Person”), in writing within thirty (30) days of receipt by the Tax Indemnified Person of written notice of any pending or threatened audits, adjustments, claims, examinations, assessments or other proceedings (a “Tax Audit”) which are likely to affect the liability for Taxes of such other party. If the Tax Indemnified Person fails to give such timely notice to the other party or fails to timely provide any records or information it is required to provide pursuant to Section 8.4(g), it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit if such failure to give notice or provide records or information adversely affects the other party’s right to participate in the Tax Audit.

If such Tax Audit relates to any taxable period ending on or before the Closing Date or for any Taxes for which only Seller would be liable to indemnify Buyer under this Agreement, Seller shall have the option, at its expense, to control the defense and settlement of such Tax Audit, and in such event Buyer shall provide Seller with appropriate tax powers of attorney. If such Tax Audit relates to any taxable period beginning after the Closing Date or for any Taxes for which only Buyer would be liable under this Agreement, Buyer shall, at its expense, control the defense and settlement of such Tax Audit to the extent that such Tax Audit relates to Taxes for which Buyer or the Company is liable.

49

If such Tax Audit relates to Taxes for which both Seller and Buyer could be liable under this Agreement, to the extent practicable, such Tax items will be distinguished and each party will have the option to control the defense and settlement of those Taxes for which it is so liable. If such Tax Audit relates to a taxable period beginning on or before and ending after the Closing Date and any Tax item cannot be identified as being a liability of only one party or cannot be separated from a Tax item for which the other party is liable, Seller, at its expense, shall have the option to control the defense and settlement of the Tax Audit, provided that such party defends the items as reported on the relevant Tax Return and provided further that no such matter shall be settled without the written consent of both Buyer and Seller, not to be unreasonably withheld, except with respect to (i) any of the matters set forth in Section 8.4(d) of the Disclosure Schedules and (ii) matters involving accelerated depreciation claimed by the Company or Seller for any Pre-Closing Tax Period, with respect to which Seller shall have sole control of the defense and settlement without the need to obtain the consent of Buyer.

Except with respect to any of the matters set forth in Section 8.4(d) of the Disclosure Schedules and matters involving accelerated depreciation claimed by the Company or Seller for any Pre-Closing Tax Period, with respect to which Seller shall have sole control of the defense and settlement, any party whose liability for Taxes may be affected by a Tax Audit shall be entitled to participate at its expense in such defense and to employ counsel of its choice at its expense and shall have the right to consent to any settlement of such Tax Audit (not to be unreasonably withheld) to the extent that such settlement would have an adverse effect with respect to a period for which that party is liable for Taxes, under this Agreement or otherwise.

(e) Buyer shall not and shall not permit its Affiliates, including the Company, to take any action on or after the Closing Date which could increase any Seller’s liability for Taxes (including any liability of Seller to indemnify Buyer for Taxes under this Agreement) provided, however, that this Section 8.4(e) shall not apply to any such action to which Seller has consented in writing (which consent may be withheld in the sole discretion of Seller).

(f) Buyer agrees to pay to Seller any refund received (whether by payment, credit, offset or otherwise, and together with any interest thereon) after the Closing by Buyer or its Affiliates or Subsidiaries, including the Company, in respect of any Taxes for which Seller is liable or required to indemnify Buyer. Buyer shall cooperate with Seller and Seller’s Affiliates, at Seller’s expense, in order to take all necessary steps to claim any such refund. Any such refund received by Buyer or its Affiliates or Subsidiaries or the Company shall be paid to Seller within thirty (30) days after such refund is received. Buyer agrees to notify Seller within ten (10) days following the discovery of a right to claim any such refund and upon receipt of any such refund. Buyer agrees to claim any such refund as soon as possible after the discovery of a right to claim a refund and to furnish to Seller, at Seller’s expense, all information, records and assistance reasonably necessary to verify the amount of the refund or overpayment.

(g) Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 8.4 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller agrees, and Buyer agrees to cause the Company (A) to retain all books and records with respect to Tax matters pertaining to the

50

Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, on receipt of such notice, if the other party so requests, Seller shall, or Buyer shall cause the Company to, allow the other party to take possession of such books and records. Buyer and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby). Buyer and Seller further agree upon request, to provide the other party with all information that either party may be required to report pursuant to Code Section 6043 and all Treasury Regulations thereunder.

(h) All tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(i) All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the sale of the Shares shall be paid by Buyer when due, and Buyer will file all necessary Tax Returns and other documents with respect to all such Taxes, fees and charges, and, if required by Law, Seller will join in the execution of any such Tax Returns and other documentation.

(j) Buyer and Seller agree that indemnification payments made under this Agreement, including any payment under this Section 8.4 shall be treated as Purchase Price adjustments for Tax purposes. In the event of a conflict between the provisions of this Section 8.4 and any other provision of this Agreement, this Section 8.4 shall control.

Section 8.5 Rail Cars.

(a) Seller agrees to transfer or cause its Affiliates to transfer to the Company the number and types of railcars listed in Section 8.5 of the Disclosure Schedules, which represents the approximate number of such railcars currently used in connection with the normal operation of the Assets and the Business. These railcars are leased by Affiliates of the Company pursuant to various rail car leases and agreements with respect thereto (“Rail Car Agreements”).

(b) Beginning promptly after Closing, Seller’s Transportation group will coordinate with a Company representative designated by Buyer to schedule railcars from Seller’s or its Affiliates’ fleet into the Refinery as needed in the ordinary course of business, and as such cars come into the Refinery they will be identified as railcars to be assigned to the Company (“Qualifying Rail Cars”), until such time as all Qualifying Rail Cars have been identified. Only railcars that in serviceable condition when they arrive at the Refinery will be used as Qualifying Rail Cars. As Qualifying Rail Cars are identified, Seller or its appropriate Affiliate and Buyer shall deliver to the counterparty of each Rail Car Agreement covering such Qualifying Rail Cars a letter: (i) requesting the release of such Qualifying Rail Cars under the applicable Rail Car Agreement, and (ii) the further lease by such counterparty to the Company of such Qualifying Rail Cars. Once a Qualifying Rail Car becomes fully assigned to the Company, it will become a “Company Rail Car”.

51

(c) Until such time as the parties complete the paperwork and secure the necessary counterparty consents to complete the assignment of the Qualifying Rail Cars to the Company, Seller shall, or shall cause its Affiliates to, allow the Company to use the Qualifying Rail Cars on a temporary subleased basis (the “Loaned Cars”) such that, at any time, the total number and types of Company Rail Cars and Loaned Cars equals the number and types identified as Qualifying Rail Cars. Buyer shall cause the Company to reimburse Seller for all lease payments and other associated costs, payments or fees (including repair and maintenance costs) arising under the applicable Rail Car Agreements with respect to the use by the Company of the related Loaned Cars. Buyer may elect to discontinue the use of any Loaned Car by written notice to Seller, in which case, upon return of such Loaned Car to Seller, Buyer shall no longer be responsible for any payments, costs or fees related thereto, and Seller shall not be responsible for providing a replacement Loaned Car. Buyer acknowledges and agrees that Seller may substitute other equivalent rail cars for Loaned Cars, so long as the substituted rail cars meet the criteria to be Qualifying Rail Cars. The parties hereto agree to (or to cause their applicable Affiliates to) work together in a commercially reasonable manner to manage the transition of the Loaned Cars hereunder.

(d) Notwithstanding anything contained herein to the contrary, Seller’s sole obligations under this Agreement with respect to Third Person Consents necessary for the assignment to the Company of the Qualifying Rail Cars shall be the delivery by Seller to the counterparties thereto of the letters described in Section 8.5(b) above and Seller’s joinder in the execution of any documentation reasonably and customarily required by the counterparties to effectuate or otherwise document such assignments. Without limiting the foregoing, Buyer acknowledges that Seller shall not be required to provide any guarantees or other credit enhancement that may be necessary in order for Buyer to secure its own railcar leases. Buyer shall be obligated to negotiate with the lessors of such Rail Car Agreements or Qualifying Rail Cars in a commercially reasonable manner in an effort to enter into leases covering the Qualifying Rail Cars as soon as possible following Closing. Buyer and Seller shall cooperatively endeavor to complete the assignment of all Qualifying Rail Cars (including any substitutes therefor made in accordance with the provisions of Section 8.5(b) as promptly as reasonably possible after Closing, but in all events within twelve (12) months after Closing. Seller shall not be obligated to provide any Loaned Cars more than twelve (12) months following Closing, unless and only to the extent that Buyer’s failure to complete the assignment of all Qualifying Railcars (and substitutes therefor, as applicable) is the result of Seller’s failure to comply with its obligations under this Section 8.5.

(e) Buyer shall indemnify, defend and hold harmless the Seller Indemnitees against any and all Claims and Losses arising from the use or misuse after the Closing by Buyer or its Affiliates (including, after the Closing, the Company) of the Loaned Cars pursuant to this Section 8.5.

52

Section 8.6 Third Person Consents Not Obtained at or Before Closing

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any Seller Contract or any benefit arising under or resulting from such Seller Contract if an attempted assignment thereof, without a required Third Person Consent or Authorization, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such Seller Contract, would violate or otherwise is not permitted by Law or any Environmental Law, or would in any way adversely affect the rights of Seller or, upon transfer, of the Company under or in respect of such Seller Contract. If any transfer or assignment by Seller to, or any assumption by the Company of, any interest in, or obligation under, any Seller Contract, requires any Third Person Consent or Authorization, then no such assignment or assumption shall be made without such Third Person Consent or Authorization being obtained. To the extent any Seller Contract may not be assigned to the Company by reason of the absence of any such Third Person Consent or Authorization, the Company shall not be required to assume any obligations arising under such Seller Contract; provided, however, that upon the receipt of any such Third Person Consent or Authorization after the Closing, such Seller Contract shall be assigned to the Company and the Company shall assume such Seller Contract.

(b) If any such Third Person Consent or Authorization is not obtained prior to the Closing Date, Seller shall, to the extent not prohibited by the terms of any applicable Seller Contract or Law or Environmental Law, and until the receipt of such Third Person Consent or Authorization, hold the Seller Contract, subject to such Third Person Consent or Authorization, together with any proceeds therefrom, in trust for the Company, and Seller and the Company shall cooperate (each at its own expense) in any mutually acceptable, lawful and reasonable arrangement under which the Company shall obtain, to the extent practicable, the economic rights and benefits under such Seller Contract with respect to which the Third Person Consent or Authorization has not been obtained in accordance with this Agreement. Such reasonable arrangement may include the entering into of a subcontract, sublicense, sublease or other similar arrangement between Seller and the Company. During the period from Closing until such Third Person Consent or Authorization is obtained, Seller will use commercially reasonable efforts to enforce such Seller Contracts for the benefit of the Company, on the condition that the Company shall bear all costs and expenses (including legal expenses) related to such enforcement. If the Company is able to receive the economic rights and benefits under such Seller Contract, such economic rights and benefits shall constitute an Asset, and the liabilities and obligations, if any, related to such economic rights and benefits under such Asset shall constitute liabilities and obligations of the Company, as applicable. Seller’s obligations under this Section 8.6(b) shall expire as of the second anniversary of the Closing Date.

(c) This Section 8.6 shall not apply to any Third Person Consents or Authorizations related to rail cars, which are covered by Section 8.6.

Section 8.7 Multi-Site Contracts. The Company is a party to certain contracts to which other Seller Affiliates are also parties, and which pertain to various other refineries and facilities owned by Seller and its Affiliates in addition to the Refinery (each, a “Multi-Site Contract” and collectively, the “Multi-Site Contracts”). Buyer acknowledges and agrees that Buyer shall not be entitled to become a party thereto after Closing, and it is Seller’s intention to terminate all Multi-Site Contracts effective as of Closing. Notwithstanding such termination, the

53

Company shall be obligated to honor any work releases, purchase commitments or other similar commitments made by it under any Multi-Site Contracts prior to Closing, but not yet fully performed or satisfied as of Closing, so long as such commitments were not made in violation of Seller’s obligations under Section 6.1. To the extent a Multi-Site Contract by its terms is not terminable as to the Company, Buyer covenants and agrees to (i) negotiate diligently and in good faith with the counterparty(ies) to such Multi-Site Contract in an effort to enter into a new agreement between such counterparty(ies) and the Company as promptly as possible following Closing, and (ii) until such new agreement becomes effective, honor the terms of the Multi-Site Contract and not make any elective purchases or other elective commitments thereunder. Buyer acknowledges that the terms and conditions of Multi-Site Contracts that relate to other facilities of Seller and its Affiliates other than the Refinery (including rate sheets and other commercial terms and conditions covering such other facilities) are confidential and proprietary information of Seller and its Affiliates, and Buyer shall destroy any such information it may inadvertently obtain, and shall not use such information for any purpose. Without limiting any of Buyer’s other indemnification obligations under this Agreement, Buyer shall indemnify, defend and hold harmless the Seller Indemnitees against any and all Claims and Losses arising out of Buyer’s breach or utilization of any Multi-Site Contract after Closing. This Section 8.7(a) shall not apply to any Third Person Consents or Authorizations related to rail cars, which are covered by Section 8.5.

Section 8.8 Owned and Leased Vehicles. Section 8.8 of the Disclosure Schedules contains a list of all vehicles currently owned by Seller and its Affiliates and used at the Refinery (“Owned Vehicles”) and all vehicles currently leased by Seller under fleet leases and used at the Refinery (“Leased Vehicles”). Prior to Closing, Seller shall prepare and file the necessary paperwork to transfer title to all Owned Vehicles to Company, with all transfer taxes, fees and other costs and expenses associated with such title transfers to be borne by Seller. In addition, Seller shall buy the Leased Vehicles out of their current leases and prepare and file the necessary paperwork to transfer title to such Vehicles to Company, with all costs and expenses associated therewith to be borne by Seller, including all buyout payments and title transfer taxes and fees.

Section 8.9 Foreign Trade Zone. Mobil Oil Corporation and the South Jersey Port Corporation (the “Port Authority”) are parties to a Grantee - Subzone Operator Agreement (the “Operator Agreement”) dated December 12, 1995, under which the Company (without an express assignment of the Operator Agreement from Mobil, but as a successor to Mobil Oil Corporation with respect to the Refinery) has operated the Refinery as Foreign-Trade Zone Subzone No. 142 (the “FTZ”). The FTZ is operating under a grant of authority from the Foreign-Trade Zones Board of the Department of Commerce (“FTZ Board”), and has been activated with U.S. Customs and Border Protection (previously the U.S. Customs Service) (“Customs”). Before the Closing, Buyer shall notify Seller whether Buyer intends to continue operating the Refinery as a Foreign-Trade Zone. In the event Buyer intends to continue operating the Refinery as a Foreign-Trade Zone, Buyer shall promptly after Closing (i) notify the FTZ Board and Customs that a change in control of Company has occurred, (ii) obtain new Customs foreign-trade zone operator’s and importer’s bonds (and Customs duty drawback bond should Buyer so desire), and (iii) apply to Customs for reactivation of the FTZ under new ownership according to the requirements of 19 C.F.R. Part 146. Except to the extent that Seller or an Affiliate of Seller may be obligated to provide services related to the FTZ under the Transition Services Agreement, from and after Closing, Buyer shall be solely responsible for

54

operating the FTZ and complying with all Laws related thereto, including all reporting and filing obligations, rules and regulations of the FTZ Board and Customs associated therewith. In connection therewith, and without limitation of the foregoing, Buyer acknowledges that it will need to obtain its own software for managing the FTZ, or will need to engage a consultant or contractor with appropriate software, since the software currently used to manage the FTZ is licensed to an affiliate of Seller and is used in connection with the operation of other refineries in addition to the Refinery.

Section 8.10 Special Covenants Related to the Valero Acquisition Guaranty. Without limiting Buyer’s obligations under Section 6.2(f), until such time as that certain Guaranty issued by Valero on September 16, 1998 in favor of Mobil Oil Corporation and the Mobil Affiliates (as defined therein), a copy of which is included in Section 8.10 of the Disclosure Schedules (the “Valero Acquisition Guaranty”) has been terminated or all liabilities and obligations of Valero thereunder have otherwise been released or discharged:

(a) Buyer shall not, and shall ensure that no successor owner of the Refinery and no other Person (including any Affiliate of Buyer, but excluding Valero) who has any responsibility for payment and/or performance of the Obligations:

(i) takes or fails to take any action that results or to the actual knowledge of Buyer or the Company could reasonably be expected to result in a breach or default by the Company, any of its Affiliates or any other successor or assign of the Company or VMSC (as applicable) under the Purchase Agreement or any of the Related Agreements;

(ii) consents or agrees to any reinstatement, renewal, amendment, modification, compromise, extension, acceleration or other change to any of the Obligations or to any of the Related Agreements or the Purchase Agreement; or

(iii) otherwise takes or fails to take any action that results in Valero becoming liable for payment of any amount or performance of any Obligations pursuant to the Guaranty; and

(b) Buyer shall, and shall ensure that all successor owners of the Refinery and all other Persons (including any Affiliates of Buyer, but excluding Valero) who have any responsibility for payment and/or performance of the Obligations:

(i) Promptly deliver to Seller copies of any notices received by any of them alleging that any breach or default has occurred under any of the Related Agreements or the Purchase Agreement or that any Person has otherwise failed to pay or perform any of the Obligations;

(ii) Promptly notify Seller of any events, conditions or circumstances which to the actual knowledge of Buyer or the Company could reasonably be expected to trigger any liability on the part of Valero under the Valero Acquisition Guaranty; and

(iii) Without limiting any remedies otherwise available to Seller and without obligating Seller in any manner, afford Seller, its Affiliates and their designated contractors and representatives such rights of access to and use of the Refinery (including its docks, pipelines, utility infrastructure and equipment) as may be necessary to permit Seller to inhaul, process, transport and/or deliver any refined products or other products or materials as may be necessary to meet any contractual commitments under the Related Agreements.

55

As used in this Section 8.10, the terms “Purchase Agreement,” “Related Agreements” and “Obligations” have the meanings given them in the Valero Acquisition Guaranty; provided, however, that as used herein (i) “Purchase Agreement” shall only refer to those portions of the Purchase Agreement that are still valid and in full force and effect as of Closing, and (ii) “Related Agreements” shall refer only to those Related Agreements that have not expired or been terminated prior to Closing, as the same have been modified or amended up to the time of Closing. In furtherance of Buyer’s obligations under Section 8.10(b)(iv), Buyer consents and agrees that Seller shall cause the Company to grant at Closing an access easement in the form and substance attached hereto as Exhibit K and incorporated herein (the “Access Easement”) for all purposes, which such Access Easement shall grant Seller and its Affiliates and their contractors and representatives access upon, over, through and across and use of all Refinery properties reasonably deemed necessary by Seller to permit the inhauling, processing, transportation and delivery activities for which Valero or its Affiliates may become liable under the Valero Acquisition Guaranty. Buyer shall indemnify the Seller Indemnitees in accordance with Section 12.3 for any Losses suffered by the Seller Indemnitees as a result of Buyer’s breach of its obligations under this Section 8.10.

Section 8.11 Intellectual Property.

(a) Grants to Intellectual Property Owned by Seller. Seller shall grant and hereby does grant to Company effective as of the Closing Date, for use by Company solely in the internal operations of the Refinery in a manner substantially similar to the operations prior to Closing, a non-exclusive, irrevocable royalty-free, paid-up license (without a right to sublicense or transfer except as expressly provided in this Section 8.11) to any Intellectual Property that is owned by Seller or any of its Affiliates, which exists at the Closing Date and which is or has been in use in the operation of the Refinery as currently operated or as operated immediately prior to the Closing, other than any Intellectual Property that is part of the Excluded Assets (“Seller IP”). Such grant is made without representation, recourse or warranty, and any warranties which may be implied by Law are hereby disclaimed. The sole purpose of this paragraph is to prevent Seller or any of its Affiliates from hereafter bringing any Claims against Buyer or Company seeking payment of royalties for the use of, or alleging unauthorized use by Buyer or Company of, any Seller IP, so long as such use is solely in the internal operations of the Refinery in a manner substantially similar to the operations prior to the Closing. Buyer and Company shall have no obligation to grant back to Seller or its Affiliates or otherwise make available to Seller or any of its Affiliates any improvements or enhancement to any Seller IP that may hereafter be developed by Buyer or Company.

(b) Subsequent Transfer of Intellectual Property. In the event Buyer transfers or pledges to any Person, ownership of the Refinery, or any part thereof, the license granted in Section 8.11(a) may be extended to such transferee or lender subject to outstanding obligations to third parties and subject to an assumption in writing by such transferee or lender of all relevant duties and obligations under the applicable portions of this Agreement.

56

(c) Seller Process Licenses. Seller shall transfer or cause the transfer of (A) all licenses of Intellectual Property held by Seller or its Affiliates that are used exclusively in connection with the operation of the Refinery process units or other Assets as currently operated or as operated immediately prior to the Closing, and (B) that portion of any license agreement covering the Refinery or other Assets as well as other facilities or assets owned by Seller or its Affiliates (a “Multi-Site License”) that is attributable to the operation of the Refinery process units or other Assets as currently operated or as operated immediately prior to the Closing (the interests in the foregoing clauses (A) and (B) being herein collectively referred to as the “Licensed Technology Rights”), in all cases only to the extent that such Licensed Technology Rights are freely transferable or to the extent that the licensor otherwise agrees to such transfer, it being understood that Seller makes no representations or warranties as to the assignability or transferability of any Licensed Technology Rights. Buyer shall be solely responsible for seeking the consent of the licensor(s) of any such Licensed Technology Rights and for paying any costs associated with the transfer of such Licensed Technology Rights or the issuance of replacement licenses; provided, however, that Seller agrees to (i) reasonably cooperate in requesting such transfers and in executing any reasonable transfer or assignment documents that do not impose any obligations or liabilities on Seller (other than any which are already Retained Liabilities hereunder), and (ii) pay any accrued and unpaid royalties arising out of Seller’s or the Company’s use of the Licensed Technology Rights at the Refinery prior to Closing. Without limiting the foregoing, Buyer agrees that Seller shall not be obligated to transfer any Licensed Technology Rights to Buyer where such transfer would require Seller or its Affiliates to surrender any paid-up capacity or other rights attributable to other facilities owned by Seller or its Affiliates (but for the avoidance of doubt, Seller will agree to release any Licensed Technology Rights allocable to the Refinery or other Assets under a Multi-Site License). Effective as of and related to the period on and after the Closing Date, Buyer or the Company shall be solely responsible for complying with all Obligations (including non-disclosure, export control and grant-back obligations) under Licensed Technology Rights used by Buyer or the Company after Closing and shall indemnify the Seller Indemnitees in accordance with Section 12.3 against any Losses they may suffer by reason of Buyer’s failure to do so. The provisions of this Section 8.11(c) do not apply to software applications, which are addressed exclusively in Section 8.11(d).

(d) Software.

(i) Buyer acknowledges and agrees that Seller shall have no obligation to transfer to Buyer any of the software applications listed in Section 8.11(d)(i) of the Disclosure Schedules (the “Excluded Software”). Without limiting the foregoing, as to any of the Excluded Software which Buyer or the Company desires to continue to use following the Closing Date and has determined is necessary to conduct the Business or operate the Assets following the Closing (the “Required Software”), promptly following the Execution Date, Buyer shall use diligent efforts to obtain the necessary licenses for such Required Software or cause the licensor of the Required Software to partially assign or transfer such portion of the license therefor as is attributable to the operation of the Refinery or Assets. Buyer shall be solely responsible for seeking the new licenses or the Third Person Consents to the partial transfer or assignment of the Required Software and for paying any costs associated with the issuance of new licenses or the partial transfer or assignment of the existing licenses to the Required Software. Seller agrees to reasonably cooperate in executing any reasonable partial transfer or

57

assignment documents that do not impose any obligations or liabilities on Seller or otherwise prevent, hinder or increase the costs of Seller’s and its Affiliate’s continued usage of the Excluded Software. In the event that Buyer has not obtained a new license or a Third Person Consent to the partial transfer or assignment of the Required Software prior to the Closing Date, Seller shall, until the earlier of (i) the receipt of such new license or Third Person Consent to the partial transfer or assignment of the Required Software, or (ii) three months following the Closing Date, provide the Company the beneficial use of the Required Software. All of the terms and conditions for the Company’s right to beneficially use of the Excluded Software, including reimbursement of Seller’s costs in providing such Excluded Software to the Company shall be set forth in the Transition Services Agreement.

(ii) Upon Buyer’s request, Seller shall use reasonable efforts to transfer (or cause its applicable Affiliate to transfer) the software listed in Section 8.11(d)(ii) of the Disclosure Schedules, to the extent used in connection with the operation of the Refinery or other Assets as currently operated or as operated immediately prior to the Closing, provided that (A) transfer of such software would not prevent continued usage of the software by Seller or its Affiliates, and (B) the licensor of such software permits a transfer to the Buyer or Company (the “Transferred Software”). If any of such Transferred Software is covered by a Multi-Site License, and if the licensor consents, Seller shall partially assign or transfer such portion of the license therefor as is attributable to the operation of the Refinery or other Assets as currently operated or as operated immediately prior to the Closing. Buyer shall be liable to pay all the costs (including legal expenses) associated with such transfers (including all third party costs, costs incurred by the Seller and Buyer’s own costs). In addition, effective as of and related to the period on and after the Closing Date, Buyer or Company shall be solely responsible for complying with all liabilities and obligations under the licenses for all such Transferred Software to the extent assigned or transferred to Buyer or Company pursuant to this Section 8.11(d)(ii) and shall indemnify the Seller Indemnitees in accordance with Section 12.3 against any Losses they may suffer by reason of Buyer’s failure to do so. Seller makes no representations or warranties as to whether or not the licensors of such Transferred Software will consent to its transfer to Buyer or the Company, and Seller shall have no liability on account of any licensor’s failure to consent to such transfer (including any liability to procure replacement software for Buyer or the Company). Without limiting the foregoing, as to any Transferred Software which Seller has not been able to transfer or assign the license therefor prior to the Closing Date, Seller shall, until the expiration of the time period set forth in the Transition Services Agreement, provide the Company the beneficial use of the Transferred Software. All of the terms and conditions for the Company’s right to beneficially use the Transferred Software, including reimbursement of Seller’s costs in providing such Transferred Software to the Company shall be set forth in the Transition Services Agreement.

(iii) Seller makes no representations or warranties regarding any software that is resident on desktop computers included in the Assets and is not listed in Section 8.11(d)(i) or 8.11(d)(ii) of the Disclosure Schedules. Without limiting the generality of the foregoing, Seller does not represent or warrant that (A) such software is properly licensed to Seller or any of its Affiliates or to any other Person, (B) Buyer, upon purchasing the Shares, shall be lawfully entitled to use such software, or (C) any licenses covering such software can be transferred to Buyer, the Company or to any other Person. However, to the extent that such software is not listed in the table set forth in Section 8.11(d)(i) of the Disclosure Schedules

58

(identifying applications that will not be transferred to Buyer or the Company), Seller hereby assigns and transfers to Buyer or the Company (as of Closing or as of such later date as Buyer, at its sole cost and expense, obtains any required third party consents to such transfer) any interest Seller may have therein, without representation, recourse or warranty of any kind (and expressly disclaiming any warranties implied by Law), on the condition that (x) neither Seller nor any of its Affiliates shall be required to incur any liability to any third parties as a condition to their granting consent to any such assignments, and (y) Buyer shall indemnify the Seller Indemnitees in accordance with Section 12.3 against any Losses they may suffer as a result of Buyer’s use of such software.

(e) Survival. Seller’s obligations under this Section 8.11 shall expire on the second anniversary of the Closing Date.

Section 8.12 Unaudited Financial Statements and Further Assurances.

(a) To the extent not included in the books and records of the Company, Seller shall provide to Buyer such unaudited financial statements and other such financial information pertaining directly to the Company and the Business covering the period commencing with the fiscal year in which the Closing occurs until the Closing Date, as may be required to be used by Buyer under the Securities and Exchange Act of 1934, as amended, and in connection with any public offering of securities or instruments by Buyer or any of its Affiliates, and which may be reasonably required for an audit of such period by Buyer, provided however, except for the express representations and warranties contained in this Agreement and the Other Agreements the Seller Indemnitees do not make and expressly disclaim any representation or warranty, express, implied or statutory, as to the accuracy or completeness of the information provided under this Section 8.12(a), and none of them shall have any liability whatsoever based, in whole or in part, on any information provided under this Section 8.12(a), or for any errors therein or omissions therefrom. The above notwithstanding, in no event shall any Third Party, including without limitation any investor, underwriter, lender, shareholder or bond holder of Buyer or any of its Affiliates be entitled to rely on any of the information provided under this Section 8.12(a) (except for its use to prepare audited financial statements in the ordinary course consistent with past practice), and none of the Seller Indemnitees shall have any liability whatsoever to any such Third Party based, in whole or in part, on any information provided under this Section 8.12(a), or for any errors therein or omissions therefrom. Seller consents, and will reasonably cooperate with Buyer in obtaining any further documentation of such consent, to Buyer using the past auditors of the Company to audit such period and provide any attestation or similar cooperation necessary as a result of Seller’s ownership of the Company prior to the Closing.

(b) Without limiting Section 6.2, Seller and Buyer each agree that from time to time after the Closing Date they will execute and deliver and will cause their respective Affiliates to execute and deliver such further instruments, and take, and cause their respective Affiliates to take, such other actions as may be reasonably necessary to carry out the purposes and intents of this Agreement and the Other Agreements.

59

ARTICLE IX

CLOSING CONDITIONS

Section 9.1 Conditions to Obligations of Each Party Under this Agreement. The respective obligations of Buyer and Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by the parties hereto, in whole or in part, to the extent permitted by Law:

(a) Any waiting or review period applicable to the transactions contemplated by this Agreement under applicable antitrust, trade regulation or foreign investment Law and regulations, including but not limited to the HSR Act, shall have expired or been terminated.

(b) No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, rule or legal restraint of a Governmental Authority shall be in effect preventing the consummation of the transactions contemplated hereby.

(c) The Other Agreements, including the Loan and the Note, shall be duly executed and delivered simultaneously with the Closing (except for any Other Agreements already executed and delivered prior to Closing).

(d) Contemporaneously herewith Seller and Buyer shall have consummated the transactions contemplated under the Pipeline Purchase Agreement.

(e) Each of the Parties shall have obtained the consent or approval with respect to this Agreement and the transactions contemplated hereby by their respective Board of Directors and in the case of Seller the Valero Board of Directors.

(f) The conditions in Schedule B of the Environmental Agreement have been satisfied or otherwise waived.

Section 9.2 Additional Conditions to Seller’s Obligations. The obligations of Seller to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Seller, in whole or in part, to the extent permitted by Law:

(a) Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications contained in such representations and warranties shall be disregarded) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for failures that would not be reasonably expected to materially and adversely affect the ability of Buyer to perform its obligations under this Agreement and Seller shall have received a certificate of an executive officer of Buyer, dated the Closing Date, to such effect.

60

(b) Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Seller shall have received a certificate of an executive officer of Buyer, dated the Closing Date, to such effect.

(c) All Third Person Consents and all Authorizations specified in Section 3.3(a) and Section 3.3(b) of the Disclosure Schedules, the lack of which would reasonably be expected to have a Material Adverse Effect, shall have been obtained.

Section 9.3 Additional Conditions to Buyer’s Obligations. The obligations of Buyer to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Buyer, in whole or in part, to the extent permitted by Law:

(a) Each of the representations and warranties of Seller set forth in this Agreement shall be true and correct (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for failures that would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or materially or adversely affect the ability of Seller to perform its obligations under this Agreement, and Buyer shall have received a certificate of an executive officer of Seller, dated the Closing Date, to such effect.

(b) Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to Closing Date, and Buyer shall have received a certificate of an executive officer of Seller, dated the Closing Date, to such effect.

(c) All Third Person Consents and all Authorizations specified in Section 3.3(a) and Section 3.3(b) of the Disclosure Schedules, the lack of which would reasonably be expected to have a Material Adverse Effect, shall have been obtained.

(d) No Material Adverse Effect shall have occurred since the Execution Date and be continuing.

(e) [REDACTED]

ARTICLE X

CASUALTY OR CONDEMNATION

Section 10.1 Notice. In the event that, prior to the Closing Date, all or any material portion of the Refinery or Business is damaged or destroyed by fire or other casualty for which the associated repair or replacement costs could reasonably be expected to exceed two million five hundred thousand Dollars ($2,500,000) (a “Casualty”) or taken by condemnation or eminent domain or by agreement in lieu thereof with any Person or Governmental Authority authorized to exercise such rights (a “Taking”), Seller shall promptly notify Buyer thereof.

61

Section 10.2 Repair or Replacement

(a) In the event of a Casualty or Taking between the Execution Date and the Closing Date affecting the Refinery, Seller shall elect, at its option, to either (i) repair or replace or make adequate provision for the repair or replacement of the affected Asset at Seller’s cost prior to the Closing, in which case Buyer’s obligation to effect the Closing shall not be affected, but the Closing Date shall be deferred until three (3) Business Days after repairs or replacement have been completed and the affected Asset has been restored to performance substantially comparable in all material respects to that prior to the Casualty or Taking, and/or (ii) negotiate with Buyer to reduce the Purchase Price by an amount agreed to by Seller and Buyer to reflect the cost to repair or replace the affected Assets (the “Repair Costs”), in which case, in the event of a Repair Cost Dispute, the Closing Date and the Termination Date shall be deferred as provided in Section 10.5. Notwithstanding the foregoing, Seller’s election in clause (i) of this Section 10.2(a) shall be unavailable and clause (ii) of this Section 10.2(a) shall apply if the required repairs or replacements could reasonably be expected to result in an extension of the Closing Date for more than forty-five (45) days.

(b) If Seller and Buyer agree on the Repair Costs within fifteen (15) days of Buyer’s receipt of Seller’s notice of the Casualty or Taking (the “Repair Negotiation Period”), Buyer’s obligation to effect the Closing shall not be affected, but the Purchase Price shall be reduced by the Repair Costs so agreed.

(c) If Seller and Buyer do not agree on the Repair Costs within the Repair Negotiation Period (a “Repair Cost Dispute”), either party may request an engineering company that shall be mutually agreed to by Buyer and Seller to evaluate the affected Assets and deliver to Buyer and Seller its written estimate of the Repair Costs (the “Third-Party Estimate”) within fifteen (15) days after the end of the Repair Negotiation Period.

(i) If the Third-Party Estimate is less than twenty five million Dollars ($25,000,000), Buyer’s obligation to effect the Closing shall not be affected and the parties shall submit the Repair Cost Dispute to binding arbitration under the Dispute Resolution Procedures for resolution after the Closing, with a post-Closing adjustment to the Purchase Price equal to the finally-determined Repair Costs.

(ii) If the Third-Party Estimate is equal to or greater than twenty five million Dollars ($25,000,000), Buyer may elect, by giving Seller written notice of election within fifteen (15) days of receipt of the Third-Party Estimate, to terminate this Agreement (other than Section 6.4, Section 11.2, Section 12.6(c), Section 12.7, Section 12.8, Section 12.9, Section 12.10, Section 13.3 and Section 13.4, which shall continue in effect) without further obligation to Seller.

62

Section 10.3 Condemnation Awards. In the event of any reduction in the Purchase Price in connection with a Taking at the Refinery, as provided in Section 10.2(a), Buyer shall be entitled to collect from any condemnor the entire award(s) that may be made in any such proceeding, without deduction, to be paid out as follows: subject to actual receipt of such award(s) by Buyer, (a) Buyer shall pay to Seller all such amounts, up to the amount of such Purchase Price reduction, and (b) Buyer shall be entitled to retain the balance (if any) of such award(s).

Section 10.4 Purchase Price Adjustment. Any adjustment of the Purchase Price pursuant to Section 10.2(c) which is necessary to reflect a final determination of Repair Costs after the Closing shall be made as follows: (a) an adjustment in favor of Buyer shall be paid in cash by Seller; and (b) an adjustment in favor of Seller shall be paid in cash to the extent the Purchase Price had been reduced pursuant to this Article IX. Any such reduction, refund or payment shall be made within ten (10) Business Days after such final determination.

Section 10.5 Deferral of Closing Date and Termination Date. In the event of a Repair Cost Dispute, the Closing Date and the Termination Date shall be deferred until (a) three (3) Business Days after receipt of the Third-Party Estimate, or (b) if Seller elects the option in Section 10.2(a)(i), as provided therein.

ARTICLE XI

TERMINATION

Section 11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Seller and Buyer;

(b) by Seller upon notice to Buyer, if any of the conditions in Section 9.1 or Section 9.2 (other than Section 9.2(d)) shall not have been fulfilled by the Closing Date or shall have become incapable of fulfillment on or prior to the Termination Date (other than through the failure of Seller to comply with its obligations under this Agreement);

(c) by Buyer upon notice to Seller, if any of the conditions in Section 9.1 or Section 9.3 shall not have been fulfilled by the Closing Date or shall have become incapable of fulfillment on or prior to the Termination Date (other than through the failure of Buyer to comply with its obligations under this Agreement);

(d) by Seller or Buyer upon notice to the other party, if the condition in Section 9.1(e) shall not have been fulfilled within 14 days from the Execution Date.

(e) by Seller or Buyer upon notice to the other party, if the Closing contemplated hereby shall not have occurred (other than through the failure of any party seeking to terminate the Agreement to comply with its obligations under this Agreement) on or before December1, 2010 (the “Termination Date”).

63

(f) by Seller or Buyer if the other party fails to consummate the sale and purchase of the issued and outstanding shares of Valero Natural Gas Pipeline Company under the terms of the Pipeline Purchase Agreement.

Section 11.2 Effect of Termination. Except for this Section 11.2, Section 6.4, Section 12.6(c), Section 12.7, Section 12.8, Section 12.9, Section 12.10, Section 13.3 and Section 13.4 which shall continue in effect, this Agreement shall, upon termination hereof pursuant to Section 11.1, forthwith become of no further force or effect and (a) except as provided in this Section 11.2, there shall be no liability on the part of Seller, Seller’s Guarantor, the Company or Buyer, Buyer’s Guarantor or any of their respective Affiliates, or any of their respective officers or directors, to any other party and (b) all rights and obligations of any party hereto shall cease; provided, however, that any such termination shall not relieve Seller, the Company or Buyer from liability for any willful and material breach of this Agreement occurring prior to such termination. The termination of this Agreement shall have no effect on the provisions of the Confidentiality Agreement.

ARTICLE XII

INDEMNIFICATION AND REMEDIES

Section 12.1 Survival. Subject to the limitations and other provisions of this Agreement, (a) the representations and warranties of the parties hereto contained in this Agreement shall survive the Closing and shall remain in full force and effect for a period of twenty four (24) months after the Closing Date (except with respect to Claims related to the representations or warranties contained in Section 3.1, Section 3.2, Section 4.1, Section 4.12, Section 5.1 and Section 5.2, which shall survive for a period of five years following the Closing Date), and until the resolution of the indemnification Claims received by the Indemnifying Party in accordance with the provisions hereof prior to the expiration of such twenty-four (24) month period (or as to Claims related to the representations and warranties contained in Section 3.1, Section 3.2, Section 4.1, Section 4.12, Section 5.1 and Section 5.2 the expiration of such five (5) year period), (b) any Claim for a breach of covenants set forth in Section 6.1(d)-(l) and (n), shall survive the Closing and shall remain in full force and effect for a period of twelve (12) months after the Closing Date (c) each covenant and agreement of the parties hereto contained in this Agreement which by its terms requires performance after the Closing Date shall survive the Closing and shall remain in full force and effect until such covenant or agreement is fully performed, and (d) the provisions of Section 3.5, Section 6.5, Section 6.6, Section 6.9 and Section 8.10 shall survive the Closing without limit as to time.

Section 12.2 Indemnification Provisions for Benefit of Buyer.

(a) If the Closing occurs, Seller shall indemnify, defend, save and hold harmless the Buyer Indemnitees from and against any Losses actually suffered or incurred by them arising out of or related to:

(i) the breach of any representation or warranty of Seller contained in this Agreement when made or at and as of the Closing Date (or at and as of such different date or period specified for such representation or warranty) as though such representation and warranty were made at and as of the Closing Date (or such different date or period);

64

(ii) the breach of any covenants or agreements of Seller contained in this Agreement (other than with respect to the matters covered by subsection (iii), (iv) and (v) below);

(iii) the Retained Liabilities;

(iv) any liabilities, obligations and covenants of Seller with respect to Taxes as provided in Section 8.4

(v) those matters for which Seller has specifically covenanted to provide indemnification in Exhibit J and Section 8.4.

No claim may be asserted nor may any action be commenced against Seller pursuant to this Section 12.2(a) unless written notice of such claim or action is received by Seller describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action, and with respect to claims or actions based on the breach of representation or warranty, on or prior to the date such representation or warranty ceases to survive as set forth in Section 12.1; provided, however, that no claim may be asserted nor may any action be commenced by Buyer against Seller arising out of or related to a breach of any representation or warranty of which Buyer had Knowledge on or prior to the Closing Date and for which Buyer failed to deliver a Breach Notice in accordance with Section 6.3. If a Buyer Indemnitee has recovered any Losses pursuant to one subsection of this Section 12.2(a), such Buyer Indemnitee shall not be entitled to recover the same Losses under another subsection of this Section 12.2(a).

(b) No claim may be made against Seller for indemnification pursuant to clauses (i) or (ii) of Section 12.2(a): (i) with respect to any individual action, occurrence or event subject to the indemnifications thereunder (or group of related actions, occurrences or events) unless the aggregate Loss of the Buyer Indemnitees with respect thereto exceeds $50,000 (nor shall any Loss below such threshold be applied to or considered for purposes of calculating the aggregate amount of the Buyer Indemnitees’ Losses) and (ii) unless the aggregate amount of all Losses of the Buyer Indemnitees with respect to clauses (i) and (ii) of Section 12.2(a) and under the Environmental Agreement shall exceed the Indemnification Deductible (after which Seller shall be obligated only to indemnify the Buyer Indemnitees from and against aggregate Losses in excess of the Indemnification Deductible). The maximum aggregate amount that Seller shall be required to pay pursuant to clauses (i) and (ii) of Section 12.2(a) in respect of all Losses by all Buyer Indemnitees shall equal $75,000,000, after which point Seller will have no obligation to indemnify the Buyer Indemnitees from and against further such Losses; provided, however, such limit shall be reduced to the extent of Losses paid by Seller pursuant to Section 6.1.1(a) of the Environmental Agreement. In addition, Seller shall have as an affirmative defense to any claim for indemnity under Section 12.2(a)(i) arising out of or related to a breach of any representation or warranty of Seller under Article III or Article IV that Buyer had Knowledge of such breach on or prior to the Closing Date and failed to provide a Breach Notice in accordance with Section 6.3. For the avoidance of doubt, any Losses to be paid by Seller pursuant to Section 12.2(a)(iii), (iv) and (v) are not subject to this Section 12.2(b).

(c) Except for the rights of indemnification provided in Section 12.2(a), Buyer hereby waives and releases any Claim or cause of action by Law or otherwise against Seller or its Affiliates regarding obligations and liabilities of any nature whatsoever that are attributable to the Business, the Shares, or the Company.

65

Section 12.3 Provisions for Benefit of Seller.

(a) If the Closing occurs, Buyer agrees to indemnify, defend, save and hold harmless the Seller Indemnitees from and against any Losses actually suffered or incurred by them arising out of or related to:

(i) the breach of any representation or warranty of Buyer contained in this Agreement when made or at and as of the Closing Date (or at and as of such different date or period specified for such representation or warranty) as though such representation and warranty were made at and as of the Closing Date (or such different date or period);

(ii) the breach of any covenants or agreements of Buyer contained in this Agreement (other than with respect to those covenants specifically covered by clauses (v) through (vii) below, respectively);

(iii) the ownership of the Shares and the Company after the Closing Date and the ownership and operation of the Assets and the Business after the Closing Date (in each case excluding the Excluded Assets and the Retained Liabilities);

(iv) any liabilities, obligations and covenants of Buyer with respect to employees and employee benefits as provided in Exhibit J;

(v) any liabilities, obligations and covenants of Buyer with respect to Taxes as provided in Section 8.4;

(vi) the Non-Retained Liabilities; and

(vii) those matters for which Buyer has specifically covenanted to provide indemnification in Section 6.2(f), Section 6.11, Section 8.5, Section 8.7, Section 8.10, and Section 8.11 and Exhibit J.

No claim may be asserted nor may any action be commenced against Buyer pursuant to this Section 12.3 unless written notice of such claim or action is received by Buyer describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action, and with respect to claims or actions based on the breach of representation or warranty, on or prior to the date such representation or warranty ceases to survive as set forth in Section 12.1 provided, however that no claim may be asserted nor may any action be commenced by Sellers against Buyers arising out of or related to a breach of any representation or warranty of which Sellers had Knowledge on or prior to the Closing Date and for which Sellers failed to deliver a Breach Notice in accordance with Section 5.3. If a Seller Indemnitee has recovered any Losses pursuant to one subsection of this Section 12.3(a), such Seller Indemnitee shall not be entitled to recover the same Losses under another subsection of this Section 12.3(a). Seller and Buyer acknowledge and agree that, with respect to any failure by Buyer to comply with its obligations with respect to Post-Closing Employees as set forth in Exhibit J, and with respect to the covenants related to the Valero Acquisition Guaranty as set forth in Section 8.10, Seller shall be entitled to specific performance of such obligations by Buyer and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.

66

(b) No claim may be made against Buyer for indemnification pursuant to clauses (i) or (ii) of Section 12.3(a): (i) with respect to any individual action, occurrence or event subject to the indemnifications thereunder (or group of related actions, occurrences or events) unless the aggregate Loss of the Seller Indemnitees with respect thereto exceeds $50,000 (nor shall any Loss below such threshold be applied to or considered for purposes of calculating the aggregate amount of the Seller Indemnitees’ Losses) and (ii) unless the aggregate amount of all Losses of the Seller Indemnitees with respect to clauses (i) and (ii) of Section 12.3(a) and under the Environmental Agreement shall exceed the Indemnification Deductible (after which Buyer shall be obligated only to indemnify the Seller Indemnitees from and against aggregate Losses in excess of the Indemnification Deductible). The maximum aggregate amount that Buyer shall be required to pay pursuant to clauses (i) and (ii) of Section 12.3(a) in respect of all Losses by all Seller Indemnitees shall equal $75,000,000, after which point Buyer will have no obligation to indemnify Seller Indemnitees from and against further such Losses; provided, however, such limit shall be reduced to the extent of Losses paid by Buyer pursuant to Section 6.2.1(a) of the Environmental Agreement. For the avoidance of doubt, any Losses to be paid by Buyer pursuant to Section 12.3(a)(iii), Section 12.3(a)(iv), Section 12.3(a)(v), and Section 12.3(a)(vi) are not subject to the limitations of this Section 12.3(b).

(c) Except for the rights of indemnification provided in Section 12.3(a), Seller hereby waives and releases any Claim or cause of action by Law or otherwise against Buyer or its Affiliates regarding obligations and liabilities of any nature whatsoever that are attributable to the Shares or the Company.

Section 12.4 Indemnification Procedures; Matters Involving Third Parties.

(a) A Seller Indemnitee or Buyer Indemnitee, as the case may be (for purposes of this Section 12.4, an “Indemnified Party”), shall give the indemnifying party under Section 12.2 and Section 12.3, as applicable (for purposes of this Section 12.4, an “Indemnifying Party”), prompt written notice of any matter which it has determined has given or could give rise to a right of indemnification under this Agreement stating the amount of the Loss, if known, and method of computation thereof, containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this Article XII except to the extent, and only to the extent, the Indemnifying Party is prejudiced by such failure or to the extent the survival period, if applicable, expires pursuant to Section 12.1 prior to the giving of such notice.

(b) If any third party shall notify an Indemnified Party with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against the Indemnifying Party under this Article XII, then the Indemnified Party shall promptly (and in any event within five (5) Business Days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this Article XII except to the extent, and only to the extent, the Indemnifying Party is prejudiced by such failure.

67

(c) The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party or would reasonably be expected to have a material adverse effect on the Indemnified Party.

(d) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 12.4(c), the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate.

(e) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

Section 12.5 Determination of Losses. The Losses giving rise to any indemnification obligation hereunder shall be reduced by any insurance proceeds actually received by the Indemnified Party as a result of the events giving rise to the claim for indemnification, net of any expenses related to the receipt of such proceeds, including retrospective premium adjustments, if any. The amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, at the Applicable Rate from the date the Indemnified Party provides notice of the Loss to the Indemnifying Party until the date paid. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 12.5. An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof; provided, that an Indemnified Party shall have no obligation to make a claim for recovery against any insurer of such Indemnified Party with respect to any such Losses.

Section 12.6 Limitations on Liability.

(a) BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR FRAUD AND WILLFUL BREACH, THE REMEDIES SET FORTH IN ARTICLE VIII, ARTICLE XI AND THIS ARTICLE XII, INCLUDING THE LIABILITY LIMITS AND SURVIVAL PERIODS SET FORTH ABOVE AND THE DISCLAIMERS SET FORTH IN SECTION 6.5 AND SECTION 6.6, ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES OF THE BUYER INDEMNITEES WITH RESPECT TO ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(b) SELLER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR FRAUD AND WILLFUL BREACH, THE REMEDIES SET FORTH IN ARTICLE VIII, ARTICLE XI AND THIS ARTICLE XII, INCLUDING THE LIABILITY LIMITS AND SURVIVAL PERIODS SET FORTH ABOVE, ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES OF THE SELLER INDEMNITEES WITH RESPECT TO ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

68

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NO PARTY HERETO SHALL BE ENTITLED TO RECOVER FROM ANY OTHER PARTY HERETO OR ANY OF SUCH PARTY’S AFFILIATES ANY AMOUNT IN RESPECT OF EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES, INCLUDING LOST PROFITS; EXCEPT, HOWEVER, WITH RESPECT TO ANY OF THE FOREGOING PAID OR OWING TO A THIRD PARTY WITH RESPECT TO A THIRD PARTY CLAIM, WHICH DAMAGES SHALL BE CONSIDERED PART OF LOSSES AND SHALL BE COVERED BY THE INDEMNIFICATIONS SET FORTH IN THIS ARTICLE XII.

(d) EXCEPT IN THE CASE OF FRAUD AND WILLFUL BREACH , ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY AND INDEMNITIES IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE XII, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT AND/OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED.

Section 12.7 Governing Law. This Agreement shall be construed (both as to validity and performance), interpreted and enforced in accordance with, and governed by, the Laws of the State of New York, without regard to conflicts of laws rules as applied in New York.

Section 12.8 Jurisdiction; Consent to Service of Process; Waiver. Each of the parties hereto agrees, subject to Section 12.9, that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any Federal or state court in the State of New York and solely in connection with claims arising under such agreement or instrument or the transactions contained in or contemplated by such agreement or instrument, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 13.2. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the parties hereto. Each of the parties hereto knowingly and intentionally, irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim therein.

Section 12.9 Dispute Resolution. All controversies or disputes arising out of and related to this Agreement shall be resolved in accordance with the Dispute Resolution Procedures set forth in Exhibit D.

69

Section 12.10 Availability of Equitable Relief. Each of the parties hereto recognizes that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. In order to prevent such irreparable injury, the arbitrators selected pursuant to the Dispute Resolution Procedures shall have the power to grant temporary or permanent injunctive or other equitable relief. Notwithstanding Section 12.9, prior to the appointment of the arbitrators, a party hereto may, subject to Section 12.8, seek temporary injunctive relief from any court of competent jurisdiction; provided that the party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration in compliance with the Dispute Resolution Procedures. Such court ordered relief shall not continue more than ten (10) days after the appointment of the arbitrators (or in any event for longer than sixty (60) days).

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Amendment. This Agreement may not be amended except by an instrument in writing executed and delivered by the parties hereto.

Section 13.2 Notices. All notices and other communications that are required to be or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by courier or mailed by registered or certified mail (postage prepaid, return receipt requested) to the relevant party hereto at the following addresses or sent by facsimile to the following numbers:

If to Seller, to:

Valero Refining and Marketing Company

c/o Valero Energy Corporation

One Valero Way

San Antonio, Texas 78249

Attn: Executive Vice President and General Counsel

Telephone: (210) 345-2246

Facsimile: (210) 345-2622

If to Buyer, to:

PBF Holding Company LLC

One Sound Shore Drive, Suite 303

Greenwich, CT 06830

Attention: General Counsel

Telephone: (203) 629-1577

Facsimile: (203) 629-1606

or to such other address or facsimile number as any party may, from time to time, designate in a written notice given in accordance with this Section 13.2. Any such notice or communication shall be effective (a) if delivered in person, or by courier, upon actual receipt by the intended recipient, (b) if sent by facsimile transmission, upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during recipient’s normal business hours or (c) if mailed, upon the earlier of five (5) days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

70

Section 13.3 Public Announcements. No party shall issue or make any press releases or similar public announcements concerning the transactions contemplated hereby or by the Other Agreements without the written consent of Buyer and Seller, except as may be required by Law or by any stock exchange having jurisdiction over the party.

Section 13.4 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred by Seller or its Affiliates in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller, and all costs and expenses incurred by Buyer or its Affiliates in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer. The parties shall share equally any transfer taxes imposed on the purchase and sale of the Shares and resulting transactions.

Section 13.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 13.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the invalid, illegal or unenforceable provision shall be reformed to the minimum extent required to render such provision valid, legal and enforceable and in a manner so as to preserve the economic and legal substance of the transactions contemplated hereby to the fullest extent permitted by Law. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 13.7 Assignment. This Agreement shall not be assigned by any party hereto (including by operation of law or otherwise) except with the prior written consent of the other parties hereto such consent not to be unreasonably withheld, conditioned or delayed in the case of a requested assignment to an Affiliate of a party where Buyer Guarantor or Seller Guarantor, as applicable, has consented to such assignment in a writing acknowledging its agreement to remain liable for the assignee’s obligations under this Agreement. Any purported assignment of this Agreement in violation of this Section 13.7 shall be null and void.

Section 13.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except, that the Seller Indemnitees and the Buyer Indemnitees shall be third party beneficiaries of the indemnifications provided for in Article XIII.

71

Section 13.9 Failure or Indulgence Not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 13.10 Disclosure Schedules. Any matter disclosed by Seller in the Disclosure Schedules pursuant to any Section of this Agreement shall be deemed to have been disclosed by Seller for purposes of each other Section of this Agreement to which such disclosure is relevant to the extent that such matter is reasonably apparent on its face to be applicable to such other Section.

Section 13.11 Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 13.12 Counterparts. This Agreement may be executed in multiple counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signed counterparts of this Agreement may be delivered by facsimile and by scanned .pdf image; provided that each party hereto uses commercially reasonable efforts to deliver to each other party hereto original signed counterparts as soon as possible thereafter.

Section 13.13 Entire Agreement. This Agreement and the Other Agreements (together with the Exhibits, the Disclosure Schedules and the other Schedules hereto and thereto) constitute the entire agreement of the parties hereto and thereto, and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, with respect to the subject matter hereof (other than the Confidentiality Agreement, which shall continue in full force and effect).

[Signature Page Follows]

72

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

VALERO REFINING AND MARKETING COMPANY

By:	/s/ S.E. Edwards
Name:	S.E. Edwards
Title:	EVP

PBF HOLDING COMPANY LLC

By:	/s/ Thomas J. Nimbley
Name:	Thomas J. Nimbley
Title:	Chief Executive Officer

For the limited purpose of agreeing to the provisions of Section 2.6 and Article IV to the extent applicable to Company:

VALERO REFINING COMPANY-NEW JERSEY

By:	/s/ S.E. Edwards
Name:	S.E. Edwards
Title:	EVP

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THE WORD “[REDACTED]”.

DISCLOSURE SCHEDULES

TO THE STOCK PURCHASE AGREEMENT

AMONG

VALERO REFINING AND MARKETING COMPANY,

PBF HOLDING COMPANY LLC,

AND, FOR THE LIMITED PURPOSES SET FORTH THEREIN,

VALERO REFINING COMPANY-NEW JERSEY

DATED AS OF SEPTEMBER                     , 2010

Capitalized terms used in this Disclosure Schedule (the “Schedule”) and not otherwise defined herein shall have the meanings given to such terms in the Stock Purchase Agreement among VALERO REFINING AND MARKETING COMPANY, PBF HOLDING COMPANY LLC, and, for the limited purposes set forth therein, VALERO REFINING COMPANY-NEW JERSEY, dated September             , 2010 (the “Agreement”).

Matters reflected in this Schedule are not necessarily limited to matters required by the Agreement to be reflected in this Schedule. Such additional matters are set forth for informational purposes only and shall not be deemed to expand in any way the information required to be disclosed in this Schedule or to imply that other information with respect to similar matters must be disclosed. Inclusion of information herein shall not be construed as an admission that such information (i) relates to matters which are material, (ii) reflects facts or circumstances which are outside the ordinary course of business or (iii) might be considered to have or cause a Material Adverse Effect.

Matters disclosed in this Schedule under any particular reference to a section of the Agreement shall be deemed to be disclosed under all other sections of the Agreement to which such matters are relevant.

Schedule 1.1(a)

Refinery Land

REFINERY PARCEL:

ALL THAT CERTAIN TRACT, PARCEL AND LOT OF LAND LYING AND BEING SITUATE IN THE TOWNSHIP OF GREENWICH AND BOROUGH OF PAULSBORO, COUNTY OF GLOUCESTER, STATE OF NEW JERSEY, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

TRACT ONE:

BEGINNING AT A POINT, SAID POINT BEING THE INTERSECTION OF THE NORTHWESTERLY LINE OF BILLINGSPORT ROAD (49.50’ ROW) AND THE NORTHERLY LINE OF THE CONSOLIDATED RAIL CORPORATION (66.00’ ROW); THENCE

(1)	ALONG THE NORTHERLY LINE OF THE SAID CONSOLIDATED RAIL CORPORATION RAILROAD RIGHT OF WAY, SOUTH 71 DEGREES 33 MINUTES 16 SECONDS WEST, 2,410.39 FEET TO A POINT; THENCE

(2)	ALONG THE EASTERLY LINE OF BLOCK 31, NORTH MELLON AVENUE, BLOCK 29 AND BLOCK 25, LOT 3, AS SHOWN ON PAGE 5 OF THE CURRENT TAX MAP OF GREENWICH TOWNSHIP, NORTH 27 DEGREES 54 MINUTES 40 SECONDS WEST, 810.12 FEET TO A POINT; THENCE

(3)	ALONG A PORTION OF THE NORTHERLY LINE OF LOT 3, SOUTH 87 DEGREES 48 MINUTES 08 SECONDS EAST, 1,255.37 FEET TO A POINT; THENCE

(4)	ALONG A PORTION OF THE EASTERLY LINE OF LOT 3, NORTH 28 DEGREES 06 MINUTES 52 SECONDS WEST, 1,312.00 FEET TO A POINT; THENCE

(5)	ALONG A PORTION OF THE NORTHERLY LINE OF LOT 3, SOUTH 78 DEGREES 43 MINUTES 08 SECONDS WEST, 675.00 FEET TO A POINT; THENCE

(6)	ALONG A PORTION OF THE EASTERLY LINE OF LOT 3, NORTH 26 DEGREES 06 MINUTES 52 SECONDS WEST, 693.30 FEET TO A POINT; THENCE

(7)	ALONG A PORTION OF THE NORTHERLY LINE OF LOT 3, SOUTH 79 DEGREES 08 MINUTES 08 SECONDS WEST, 192.40 FEET TO A POINT; THENCE

(8)	ALONG A PORTION OF THE EASTERLY LINE OF LOT 3, NORTH 07 DEGREES 36 MINUTES 52 SECONDS WEST, 1,031.50 FEET TO A POINT IN THE HIGH WATER LINE OF THE DELAWARE RIVER; THENCE

(9)	ALONG THE RIPARIAN GRANT LINE, NORTH 10 DEGREES 12 MINUTES 28 SECONDS WEST, 1,897.89 FEET TO A POINT; THENCE

(10)	ALONG THE RIPARIAN GRANT LINE CROSSING INTO THE BOROUGH OF PAULSBORO, SOUTH 77 DEGREES 21 MINUTES 25 SECONDS WEST, 6,047.70 FEET TO A POINT; THENCE

(11)	ALONG THE RIPARIAN GRANT LINE, SOUTH 12 DEGREES 38 MINUTES 35 SECONDS WEST, 282.50 FEET TO A POINT IN THE HIGH WATER LINE OF THE DELAWARE RIVER; THENCE

(12)	ALONG THE HIGH WATER LINE OF THE DELAWARE RIVER IN AN EASTERLY DIRECTION SOUTH 78 DEGREES 18 MINUTES 16 SECONDS EAST, 123.97 FEET TO A POINT; THENCE

(13)	ALONG THE HIGH WATER LINE OF THE DELAWARE RIVER IN AN EASTERLY DIRECTION NORTH 64 DEGREES 23 MINUTES 11 SECONDS EAST, 111.57 FEET TO A POINT; THENCE

(14)	ALONG THE WESTERLY LINE OF LOT 3, BLOCK 50 IN THE BOROUGH OF PAULSBORO, SOUTH 27 DEGREES 49 MINUTES 43 SECONDS EAST, 410.31 FEET TO A POINT; THENCE

(15)	STILL ALONG THE WESTERLY LINE OF LOT 3 AND THE WESTERLY LINE OF COLNMELL ROAD (50’ ROW), CROSSING INTO THE TOWNSHIPOF GREENWICH, SOUTH 27 DEGREES 58 MINUTES 14 SECONDS EAST, 811.94 FEET TO A POINT; THENCE

(16)	ALONG A PORTION OF THE SOUTHERLY LINE OF COLNNELL ROAD (50’ ROW), NORTH 75 DEGREES 04 MINUTES 42 SECONDS EAST, 435.09 FEET TO A POINT; THENCE

(17)	ALONG THE SOUTHERLY LINE OF DELAWARE STREET (50’ ROW), SOUTH 28 DEGREES 31 MINUTES 39 SECONDS EAST, 826.14 FEET TO A POINT; THENCE

(18)	ALONG THE NORTHERLY LINE OF LOT 6, SOUTH 60 DEGREES 45 MINUTES 38 SECONDS WEST, 209.55 FEET TO A POINT; THENCE

(19)	ALONG THE WESTERLY LINE OF LOT 6 & 7, SOUTH 29 DEGREES 22 MINUTES 22 SECONDS EAST, 125.00 FEET TO A POINT; THENCE

(20)	ALONG A PORTION OF THE SOUTHERLY LINE OF LOT 7, NORTH 60 DEGREES 45 MINUTES 38 SECONDS EAST, 13.08 FEET TO A POINT; THENCE

(21)	ALONG A PORTION OF THE WESTERLY LINE OF LOT 1.01, SOUTH 29 DEGREES 22 MINUTES 22 SECONDS EAST, 101.51 FEET TO A POINT; THENCE

(22)	ALONG THE NORTHERLY AND WESTERLY LINES OF LOT 1.01 THE FOLLOWING COURSES AND DISTANCES SOUTH 21 DEGREES 40 MINUTES 36 SECONDS WEST, 143.72 FEET TO A POINT; THENCE

(23)	NORTH 67 DEGREES 56 MINUTES 59 SECONDS WEST, 234.97 FEET TO A POINT; THENCE

(24)	SOUTH 64 DEGREES 08 MINUTES 09 SECONDS WEST, 332.29 FEET TO A POINT; THENCE

(25)	SOUTH 23 DEGREES 27 MINUTES 24 SECONDS WEST, 110.73 FEET TO A POINT; THENCE

(26)	SOUTH 65 DEGREES 55 MINUTES 20 SECONDS WEST, 41.52 FEET TO A POINT; THENCE

(27)	SOUTH 42 DEGREES 22 MINUTES 47 SECONDS WEST, 77.00 FEET TO A POINT; THENCE

(28)	SOUTH 65 DEGREES 36 MINUTES 01 SECONDS WEST, 235.70 FEET TO A POINT; THENCE

(29)	SOUTH 63 DEGREES 47 MINUTES 18 SECONDS WEST, 178.23 FEET TO A POINT; THENCE

(30)	SOUTH 53 DEGREES 31 MINUTES 46 SECONDS WEST, 10.34 FEET TO A POINT; THENCE

(31)	SOUTH 42 DEGREES 12 MINUTES 28 SECONDS WEST, 72.28 FEET TO A POINT; THENCE

(32)	SOUTH 25 DEGREES 58 MINUTES 46 SECONDS EAST, 106.06 FEET TO A POINT; THENCE

(33)	SOUTH 65 DEGREES 08 MINUTES 57 SECONDS WEST, 130.44 FEET TO A POINT; THENCE

(34)	SOUTH 24 DEGREES 28 MINUTES 58 SECONDS EAST, 34.44 FEET TO A POINT; THENCE

(35)	SOUTH 63 DEGREES 33 MINUTES 22 SECONDS WEST, 139.85 FEET TO A POINT; THENCE

(36)	SOUTH 09 DEGREES 49 MINUTES 04 SECONDS WEST, 26.55 FEET TO A POINT; THENCE

(37)	SOUTH 11 DEGREES 49 MINUTES 50 SECONDS EAST, 11.43 FEET TO A POINT; THENCE

(38)	SOUTH 25 DEGREES 33 MINUTES 38 SECONDS EAST, 50.59 FEET TO A POINT; THENCE

(39)	SOUTH 25 DEGREES 41 MINUTES 29 SECONDS WEST, 30.28 FEET TO A POINT; THENCE

(40)	SOUTH 49 DEGREES 44 MINUTES 08 SECONDS WEST, 25.98 FEET TO A POINT; THENCE

(41)	SOUTH 25 DEGREES 05 MINUTES 21 SECONDS EAST, 70.59 FEET TO A POINT; THENCE

(42)	SOUTH 47 DEGREES 56 MINUTES 22 SECONDS EAST, 61.75 FEET TO A POINT; THENCE

(43)	SOUTH 28 DEGREES 37 MINUTES 09 SECONDS EAST, 89.55 FEET TO A POINT; THENCE

(44)	NORTH 64 DEGREES 06 MINUTES 52 SECONDS EAST, 22.26 FEET TO A POINT; THENCE

(45)	SOUTH 25 DEGREES 53 MINUTES 08 SECONDS EAST, 152.83 FEET TO A POINT; THENCE

(46)	SOUTH 64 DEGREES 06 MINUTES 52 SECONDS WEST, 15.98 FEET TO A POINT; THENCE

(47)	SOUTH 06 DEGREES 24 MINUTES 29 SECONDS EAST, 8.87 FEET TO A POINT; THENCE

(48)	SOUTH 22 DEGREES 32 MINUTES 54 SECONDS WEST, 30.54 FEET TO A POINT; THENCE

(49)	SOUTH 64 DEGREES 34 MINUTES 49 SECONDS WEST, 27.92 FEET TO A POINT; THENCE

(50)	SOUTH 24 DEGREES 55 MINUTES 17 SECONDS EAST, 107.33 FEET TO A POINT; THENCE

(51)	SOUTH 13 DEGREES 12 MINUTES 03 SECONDS EAST, 81.11 FEET TO A POINT; THENCE

(52)	SOUTH 80 DEGREES 29 MINUTES 42 SECONDS EAST, 40.61 FEET TO A POINT; THENCE

(53)	SOUTH 01 DEGREES 15 MINUTES 24 SECONDS WEST, 18.54 FEET TO A POINT; THENCE

(54)	SOUTH 11 DEGREES 33 MINUTES 22 SECONDS EAST, 25.18 FEET TO A POINT; THENCE

(55)	SOUTH 03 DEGREES 25 MINUTES 16 SECONDS EAST, 24.48 FEET TO A POINT; THENCE

(56)	SOUTH 06 DEGREES 36 MINUTES 56 SECONDS EAST, 24.08 FEET TO A POINT; THENCE

(57)	SOUTH 09 DEGREES 38 MINUTES 17 SECONDS EAST, 25.04 FEET TO A POINT; THENCE

(58)	SOUTH 10 DEGREES 34 MINUTES 13 SECONDS EAST, 24.61 FEET TO A POINT; THENCE

(59)	SOUTH 12 DEGREES 34 MINUTES 14 SECONDS EAST, 24.58 FEET TO A POINT; THENCE

(60)	SOUTH 14 DEGREES 59 MINUTES 02 SECONDS EAST, 25.13 FEET TO A POINT; THENCE

(61)	SOUTH 17 DEGREES 13 MINUTES 46 SECONDS EAST, 24.86 FEET TO A POINT; THENCE

(62)	SOUTH 17 DEGREES 34 MINUTES 48 SECONDS EAST, 24.88 FEET TO A POINT; THENCE

(63)	SOUTH 17 DEGREES 53 MINUTES 31 SECONDS EAST, 24.89 FEET TO A POINT; THENCE

(64)	SOUTH 18 DEGREES 16 MINUTES 37 SECONDS EAST, 25.41 FEET TO A POINT, THENCE

(65)	SOUTH 19 DEGRESS 37 MINUTES 58 SECONDS EAST, 24.50 FEET TO A POINT, THENCE

(66)	SOUTH 19 DEGREES 51 MINUTES 00 SECONDS EAST, 24.58 FEET TO A POINT; THENCE

(67)	SOUTH 21 DEGREES 23 MINUTES 47 SECONDS EAST, 24.99 FEET TO A POINT; THENCE

(68)	SOUTH 23 DEGREES 02 MINUTES 51 SECONDS EAST, 24.62 FEET TO A POINT; THENCE

(69)	SOUTH 24 DEGREES 43 MINUTES 50 SECONDS EAST, 24.99 FEET TO A POINT; THENCE

(70)	SOUTH 26 DEGREES 37 MINUTES 21 SECONDS EAST, 24.77 FEET TO A POINT; THENCE

(71)	SOUTH 28 DEGREES 19 MINUTES 58 SECONDS EAST, 24.78 FEET TO A POINT; THENCE

(72)	SOUTH 31 DEGREES 05 MINUTES 24 SECONDS EAST, 24.69 FEET TO A POINT; THENCE

(73)	SOUTH 33 DEGREES 24 MINUTES 58 SECONDS EAST, 25.07 FEET TO A POINT; THENCE

(74)	SOUTH 35 DEGREES 39 MINUTES 43 SECONDS EAST, 24.51 FEET TO A POINT; THENCE

(75)	SOUTH 38 DEGREES 45 MINUTES 50 SECONDS EAST, 24.18 FEET TO A POINT; THENCE

(76)	SOUTH 42 DEGREES 28 MINUTES 01 SECONDS EAST, 24.35 FEET TO A POINT; THENCE

(77)	SOUTH 48 DEGREES 11 MINUTES 22 SECONDS EAST, 24.44 FEET TO A POINT; THENCE

(78)	SOUTH 54 DEGREES 22 MINUTES 00 SECONDS EAST, 24.48 FEET TO A POINT; THENCE

(79)	SOUTH 55 DEGREES 05 MINUTES 10 SECONDS EAST, 24.90 FEET TO A POINT; THENCE

(80)	SOUTH 57 DEGREES 08 MINUTES 43 SECONDS EAST, 56.25 FEET TO A POINT; THENCE

(81)	ALONG THE NORTHWESTERLY LINE OF BILLINGSPORT ROAD (49.50’ ROW), SOUTH 23 DEGREES 24 MINUTES 36 SECONDS WEST, 1,513.65 FEET TO A POINT, THE POINT AND PLACE OF BEGINNING.

TRACT TWO:

BEGINNING AT A POINT, SAID POINT BEING SOUTH 71 DEGREES 33 MINUTES 16 SECONDS WEST, 2,410.39 FEETALONG THE NORTHERLY LINE OF THE CONSOLIDATED RAIL CORPORATION (66’ ROW) FROM THE INTERSECTION OF THE NORTHWESTERLY LINE OF BILLINGSPORT ROAD (49.50’) AND THE NORTHERLY LINE OF THE SAID CONSOLIDATED RAIL CORPORATION; THENCE

(1)	ALONG THE NORTHERLY LINE OF THE SAID CONSOLIDATED RAIL CORPORATION RAILROAD RIGHT OF WAY SOUTH 71 DEGREES 33 MINUTES 16 SECONDS WEST, 2,489.39 FEET TO A POINT; THENCE

(2)	ALONG THE NORTHERLY LINE OF THE SAID CONSOLIDATED RAIL CORPORATION RAILROAD RIGHT OF WAY ON A CURVE TO THE RIGHT HAVING A RADIUS OF 2,832.00 FEET AN ARC DISTANCE OF 733.01 FEET TO A POINT; THENCE

(3)	ALONG THE NORTHERLY LINE OF THE SAID CONSOLIDATED RAIL CORPORATION RAILROAD RIGHT OF WAY SOUTH 86 DEGREES 23 MINUTES 04 SECONDS WEST, 35.77 FEET TO A CONCRETE MONUMENT; THENCE

(4)	ALONG A PORTION OF THE EASTERLY LINE OF LOT 3, NORTH 26 DEGREES 03 MINUTES 20 SECONDS EAST, 1,235.29 FEET TO A CONCRETE MONUMENT; THENCE

(5)	ALONG A PORTION OF THE SOUTHERLY LINE OF LOT 3, SOUTH 58 DEGREES 12 MINUTES 40 SECONDS EAST, 240.90 FEET TO A CONCRETE MONUMENT; THENCE

(6)	ALONG A PORTION OF THE EASTERLY LINE OF LOT 3, NORTH 29 DEGREES 02 MINUTES 20 SECONDS EAST, 140.00 FEET TO A POINT IN THE CENTER OF COLNMELL CREEK; THENCE

(7)	ALONG THE CENTER OF CLONMELL CREEK IN A SOUTHEASTERLY DIRECTION ALONG VARIOUS COURSE AN APPROXIMATE DISTANCE OF 1,700.00 FEET TO A POINT; THENCE

(8)	ALONG A PORTION OF THE EASTERLY LINE OF LOT 3, NORTH 37 DEGREES 32 MINUTES 08 SECONDS EAST, 787.16 FEET TO A POINT; THENCE

(9)	ALONG A PORTION OF THE WESTERLY LINE OF LOT 1, SOUTH 27 DEGREES 54 MINUTES 40 SECONDS EAST, 642.63 FEET TO A POINT, THE POINT AND PLACE OF BEGINNING.

EXCEPTING THEREFROM SO MUCH OF THE PREMISES AS DESCRIBED IN DEED FROM VALERO REFINING COMPANY-NEW JERSEY, A DELAWARE CORPORATION, TO EXXONMOBIL OIL CORPORATION, A NEW YORK CORPORATION, DATED FEBRUARY 27, 2002, RECORDED OCTOBER 16, 2002, IN DEED BOOK 3494, PAGE 168.

BEING ALSO KNOWN AS (REPORTED FOR INFORMATIONAL PURPOSES ONLY):

LOTS 1, 2.01 AND 2.02, BLOCK 50, ON THE OFFICIAL TAX MAP OF THE BOROUGH OF PAULSBORO; AND LOTS 1, 1.03, 1.04, 1.05, 1.06, 1.07, 2, 4 AND 5 BLOCK 5025 AND LOTS 1, 31, 32 AND 33 BLOCK 5029, ON THE OFFICIAL TAX MAP OF THE TOWNSHIP OF GREENWICH, COUNTY OF GLOUCESTER, STATE OF NEW JERSEY.

OTHER PARCELS:

Parcel A:

ALL THAT CERTAIN TRACT, PARCEL AND LOT OF LAND LYING AND BEING SITUATE IN THE TOWNSHIP OF GREENWICH, COUNTY OF GLOUCESTER, STATE OF NEW JERSEY, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

TRACT ONE:

BEGINNING AT A POINT IN THE IN THE CENTER LINE OF JEFFERSON STREET (33 FEET WIDE) SAID POINT BEING A DISTANCE OF 245.00 FEET FROM THE CENTER LINE OF BILLINGSPORT ROAD (70 FEET WIDE); THENCE

(1)	ALONG THE CENTER LINE OF JEFFERSON STREET, SOUTH 74 DEGREES 17 MINUTES 00 SECONDS EAST, A SURVEY DISTANCE OF 71.01 FEET TO A POINT AND CORNER; THENCE

(2)	ALONG THE DIVISION LINE BETWEEN LOTS 2 AND 2.01, SOUTH 15 DEGREES 43 MINUTES 00 SECONDS WEST, A DISTANCE OF 301.11 FEET TO A POINT AND CORNER COMMON TO LOTS 2 AND 2.02; THENCE

(3)	ALONG THE DIVISION LINE BETWEEN LOTS 2 AND 2.02, NORTH 87 DEGREES 48 MINUTES 37 SECONDS WEST, A SURVEY DISTANCE OF 115.27 FEET TO A POINT AND CORNER COMMON TO LOTS 2 AND 6.01; THENCE

(4)	ALONG THE DIVISION LINE BETWEEN LOTS 2 AND 6.01, AND PARALLEL WITH BILLINGSPORT ROAD, NORTH 22 DEGREES 52 MINUTES 00 SECONDS EAST, A SURVEY DISTANCE OF 330.67 FEET (ERRONEOUSLY DESCRIBED IN DEED AS 331.44 FEET) TO THE CENTER LINE OF JEFFERSON STREET AND POINT AND PLACE OF BEGINNING.

TRACT TWO:

BEGINNING AT A POINT IN THE IN THE CENTER LINE OF JEFFERSON STREET (33 FEET WIDE), SAID POINT ALSO BEING 125.00 FEET FROM THE CENTER LINE OF BILLINOSPORT ROAD (70 FEET WIDE); THENCE

(1)	ALONG THE CENTER LINE OF JEFFERSON STREET, SOUTH 74 DEGREES 17 MINUTES 00 SECONDS EAST, A DISTANCE OF 70.00 FEET TO A POINT AND CORNER; THENCE

(2)	ALONG THE DIVISION LINE BETWEEN LOTS 5 AND 6, PARALLEL WITH BILLINGSPORT ROAD, SOUTH 22 DEGREES 52 MINUTES WEST, A DISTANCE OF 343.17 FEET (ERRONEOUSLY DESCRIBED IN DEED BOOK AS 370 FEET +/-) TO A POINT AND CORNER; THENCE

(3)	ALONG THE DIVISION LINE BETWEEN LOTS 5 AND 2.02, NORTH 87 DEGREES 48 MINUTES 37 SECONDS WEST, A DISTANCE OF 74.24 FEET (ERRONEOUSLY DESCRIBED IN DEED AS 70.00 FEET) TO A POINT AND CORNER; THENCE

(4)	ALONG THE DIVISION LINE BETWEEN LOTS 3 AND 5, PARALLEL WITH BILLINGSPORT ROAD, NORTH 22 DEGREES 52 MINUTES EAST, A DISTANCE OF 360.67 FEET (ERRONEOUSLY DESCRIBED IN DEED AS 370 FEET +/-) TO THE POINT AND PLACE OF BEGINNING.

BEING ALSO KNOWN AS (REPORTED FOR INFORMATIONAL PURPOSES ONLY):

LOTS 2 AND 5, BLOCK 26, ON THE OFFICIAL TAX MAP OF THE TOWNSHIP OF GREENWICH, COUNTY OF GLOUCESTER, STATE OF NEW JERSEY.

Parcel B:

ALL THAT CERTAIN TRACT, PARCEL AND LOT OF LAND LYING AND BEING SITUATE IN THE TOWNSHIP OF GREENWICH, COUNTY OF GLOUCESTER, STATE OF NEW JERSEY, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT A SPIKE IN THE CENTER LINE OF JEFFERSON STREET, SAID POINT BEING SOUTH 74 DEGREES 17 MINUTES EAST, 195.00 FEET FROM A SPIKE IN THE CENTER LINE INTERSECTION OF JEFFERSON STREET AND BILLINGSPORT ROAD, SAID BEGINNING POINT ALSO BEING IN THE DIVIDING LINE BETWEEN LOTS 5 AND 6; THENCE

(1)	PARALLEL WITH BILLINGSPORT ROAD, SOUTH 22 DEGREES 52 MINUTES WEST, ALONG THE AFOREMENTIONED DIVIDING LINE AND ALONG THE DIVIDING LINE

BETWEEN LOTS 5.01 AND 6.01, 343.17 FEET (ERRONEOUSLY DESCRIBED AS 341.00 FEET IN THE LAST DEED OF RECORD) TO A POINT IN THE DIVIDING LINE BETWEEN LOTS 2.02 AND 6.01; THENCE

(2)	SOUTH 87 DEGREES 86 MINUTES 37 SECONDS EAST, (ERRONEOUSLY DESCRIBED IN THE LAST DEED OF RECORD AS SOUTH 84 DEGREES 46 MINUTES 53 SECONDS EAST), ALONG THE DIVIDING LINE BETWEEN LOTS 2.02 AND 6.01, 53.02 FEET (ERRONEOUSLY DESCRIBED AS 52.06 FEET IN THE LAST DEED OF RECORD) TO POINT IN THE DIVIDING LINE BETWEEN LOTS 2 AND 6.01; THENCE

(3)	PARALLEL WITH BILLINGSPORT ROAD, NORTH 22 DEGREES 52 MINUTES EAST, ALONG THE AFOREMENTIONED DIVIDING LINE AND ALONG THE DIVIDING LINE BETWEEN LOTS 2 AND 6,330.67 FEET (ERRONEOUSLY DESCRIBED AS 331.44 FEET IN THE LAST DEED OF RECORD) TO A PIKE IN THE CENTER LINE OF JEFFERSON STREET; THENCE

(4)	ALONG THE CENTER LINE OF JEFFERSON STREET, NORTH 74 DEGREES 17 MINUTES WEST 50.00 FEET TO THE POINT AND PLACE OF BEGINNING.

BEING ALSO KNOWN AS (REPORTED FOR INFORMATIONAL PURPOSES ONLY):

LOTS 6 AND 6.01, BLOCK 26, ON THE OFFICIAL, TAX MAP OF THE TOWNSHIP OF GREENWICH, COUNTY OF GLOUCESTER, STATE OF NEW JERSEY.

Parcel C:

ALL THAT CERTAIN TRACT, PARCEL AND LOT OF LAND LYING AND BEING SITUATE IN THE TOWNSHIP OF GREENWICH, COUNTY OF GLOUCESTER, STATE OF NEW JERSEY, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT A STONE AT OR NEAR THE INTERSECTION OF THE CENTERLINES OF THE BILLINGSPORT ROAD AND THE ROAD LEADING TO PAULSBORO AND CORNER TO LANDS OF JOHN LOCK AND ELIZA COLE; THENCE

(1)	NORTH 29 DEGREES 15 MINUTES EAST 81 1/2 FEET TO A CORNER; THENCE BY OTHER LANDS OF THE SAID JAMES D. DEVAULT;

(2)	SOUTH 60 DEGREES 45 MINUTES EAST 200.00 FEET TO A CORNER; THENCE BY THE SAME

(3)	SOUTH 29 DEGREES 15 MINUTES WEST 52.2 FEET TO A CORNER IN THE SAID ROAD LEADING TO PAULSBORO AND ABOUT 3 FEET FROM THE CENTERLINE THEREOF; THENCE BY LAND SOLD BY THE SAID JAMES D. DEVAULT AND WIFE TO PHILIP BAKER, NOW ANNE ELIZA COLE

(4)	NORTH 69 DEGREES 05 MINUTES WEST 202.15 FEET TO THE PLACE OF BEGINNING.

EXCEPTING THEREOUT AND THEREFROM AS CONTAIN IN DEED BOOK 2875, PAGE 132.

PARCEL 345, AS INDICATED ON A MAP ENTITLED “NEW JERSEY DEPARTMENT OF TRANSPORTATION, GENERAL PROPERTY PARCEL MAP, BILLINGSPORT ROAD BRIDGE

(COUNTY ROUTE NO. 653), SHOWING EXISTING RIGHT OF WAY AND PARCELS TO BE ACQUIRED IN THE BOROUGH OF PAULSBORO, TOWNSHIP OF GREENWICH, COUNTY OF GLOUCESTER, JANUARY 1997”

PARCEL 345, INCLUDING SPECIFICALLY ALL THE LAND AND PREMISES LOCATED AT ABOUT STATION 10+275.4 (BASE LINE BILLINGSPORT ROAD STATIONING), BOUNDED ON THE WEST BY THE EXISTING RIGHT OF WAY OF BILLINGSPORT ROAD (COUNTY ROUTE NO. 653); ON THE NORTH BY LANDS NOW OR FORMERLY OF INDEPENDENT OIL WORKERS AT PAULSBORO; ON THE EAST BY THE PROPOSED RIGHT OF WAY LINE OF BILLINGSPORT ROAD (COUNTY ROUTE NO. 653), AS LAID DOWN ON THE AFORESAID MAP; ON THE NORTHEAST BY THE PROPOSED RIGHT OF WAY LINE OF JEFFERSON STREET, AS LAID DOWN ON THE AFORESAID MAP; AND ON THE SOUTH BY THE EXISTING RIGHT OF WAY LINE OF JEFFERSON STREET; ALL AS SHOWN ON THE AFORESAID MAP.

BEING ALSO KNOWN AS (REPORTED FOR INFORMATIONAL PURPOSES ONLY):

LOT 1, BLOCK 27, ON THE OFFICIAL TAX MAP OF THE TOWNSHIP OF GREENWICH, COUNTY OF GLOUCESTER, STATE OF NEW JERSEY.

TECH CENTER LEASE

Agreement of Lease between Valero Refining Company-New Jersey and Mobil Technology Company dated October 25, 2001, as amended by Lease Amendment No. 1 between Valero Refining Company-New Jersey and Mobil Technology Company dated August 5, 2002, Lease Amendment No. 2 between Valero Refining Company-New Jersey and ExxonMobil Oil Corporation dated April 27, 2005, Lease Amendment No. 3 between Valero Refining Company-New Jersey and ExxonMobil Oil Corporation dated August 31, 2005, and Lease Amendment No. 4 between Valero Refining Company-New Jersey and ExxonMobil Oil Corporation dated August 1, 2007, and as further amended through the Execution Date (the “Tech Center Lease”) covering the following office space:

Approximately 80,500 square feet of gross rentable area in buildings 39 and 50 located at the Paulsboro Technical Center in the Township of Greenwich, Gloucester County, New Jersey as shown on the site plan attached to the Tech Center Lease.

[End of Schedule 1.1(a)]

Schedule 1.1(b)

Seller Officers and Directors

SOLE DIRECTOR:

William R. Klesse, Chairman of the Board

OFFICERS:

William R. Klesse	Chief Executive Officer and President
Kimberly S. Bowers	Executive Vice President and General Counsel
Michael S. Ciskowski	Executive Vice President and Chief Financial Officer
S. Eugene Edwards	Executive Vice President
Joseph W. Gorder	Executive Vice President
Richard J. Marcogliese	Executive Vice President
Jay D. Browning	Senior Vice President and Secretary
Anthony D. Jones	Senior Vice President
Clayton E. Killinger	Senior Vice President and Controller
John U. Roach	Senior Vice President
Salvatore T. (Sal) Viscontini	Senior Vice President
William H. Zesch	Senior Vice President
J. Travis Capps	Vice President
Jack R. Eisenmann	Vice President
Jason W. Fraser	Vice President
J. Stephen Gilbert	Vice President and Assistant Secretary
Eric D. Honeyman	Vice President
Richard F. Lashway	Vice President
Martin E. Loeber	Vice President
Matthew S. Maloy	Vice President
Rodney L. Reese	Vice President
Stephanie A. Rosales	Vice President and Tax Director
Kirk A. Saffell	Vice President
Jonathan S. Stuart	Vice President
Donna M. Titzman	Vice President and Treasurer
Richard J. Walsh	Vice President
Roy G. Martin, Jr	Assistant Secretary

Schedule 2.4(a)(i)

Wire Transfer Instructions

[REDACTED]

Schedule 2.6(b)(ii)

Retained Litigation

All matters listed on Section 4.7 (Litigation) of these Disclosure Schedules

Schedule 3.3(a)

Seller Third Person Consents

1.	Except where noted in Section 4.4(a)-2 of these Schedules, the consent of the counterparties thereto is required for the assignment of each of the Seller Contracts listed in Section 4.4(a)-2 of these Schedules.

Schedule 3.3(b)

Seller Governmental Authorizations

None

Schedule 3.5

Ownership of Shares

None

Schedule 4.2

Company Financial Statements

(See Attached)

PAULSBORO REFINING BUSINESS

FINANCIAL STATEMENTS

DECEMBER 31, 2009 and 2008

KPMG LLP Suite 1200 300 Convent San Antonio, TX 78205

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of Valero Energy Corporation:

We have audited the accompanying balance sheets of the Paulsboro Refining Business as of December 31, 2009 and 2008, and the related statements of income, changes in net parent investment, and cash flows for each of the years in the three-year period ended December 31, 2009. These financial statements are the responsibility of the management of the Paulsboro Refining Business. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Paulsboro Refining Business’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Paulsboro Refining Business as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2, the Business incurred a net loss and experienced negative cash flow from operations for the year ended December 31, 2009. The Business has limited financial resources to fund operating losses and support itself until such time, if ever, the Business is successful in generating positive cash flow from operations. The Business is dependent upon Valero Energy Corporation, its parent, to provide such financial support and there is no legal or contractual requirement for Valero to provide such support. These factors raise substantial doubt concerning the ability of the Business to continue operating as a going concern. The financial statements do not contain any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Business be unable to continue operating as a going concern.

San Antonio, Texas

June 7, 2010

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.

2

PAULSBORO REFINING BUSINESS

BALANCE SHEETS

(in thousands)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash	$2	$4
Accounts receivable, net	576	358
Inventories	176,562	209,495
Prepaid expenses	1,241	1,027

Total current assets	178,381	210,884

Property, plant and equipment, at cost	1,517,292	1,433,573
Accumulated depreciation	(302,693)	(250,834)

Property, plant and equipment, net	1,214,599	1,182,739

Deferred charges and other assets, net	47,577	41,357

Total assets	$1,440,557	$1,434,980

LIABILITIES AND NET PARENT INVESTMENT
Current liabilities:
Current portion of capital lease obligation	$26	$25
Accounts payable	26,134	61,488
Accrued expenses	12,186	4,160
Taxes other than income taxes	210	333
State income taxes payable	—	14,328
Deferred income taxes	18,410	18,864

Total current liabilities	56,966	99,198

Capital lease obligation, less current portion	133	159

Deferred income taxes	264,700	249,878

Other long-term liabilities	35,490	42,864

Commitments and contingencies
Net parent investment	1,083,268	1,042,881

Total liabilities and net parent investment	$1,440,557	$1,434,980

See accompanying notes to the financial statements.

3

PAULSBORO REFINING BUSINESS

STATEMENTS OF INCOME

(in thousands)

	Year Ended December 31,
	2009	2008	2007
Operating revenues	$3,549,517	$6,448,379	$4,927,174

Costs and expenses:
Cost of sales	3,419,460	5,718,685	4,379,082
Operating expenses	266,319	317,093	290,799
General and administrative expenses	15,594	15,619	16,414
Asset impairment loss	8,478	705	—
Depreciation and amortization expense	65,103	56,634	51,271

Total costs and expenses	3,774,954	6,108,736	4,737,566

Operating income (loss)	(225,437)	339,643	189,608
Interest and other income and expense, net	1,249	551	(8,150)
Interest capitalized	—	—	3,968

Income (loss) before income tax expense (benefit)	(224,188)	340,194	185,426
Income tax expense (benefit)	(86,586)	131,445	72,747

Net income (loss)	$(137,602)	$208,749	$112,679

See accompanying notes to the financial statements.

4

PAULSBORO REFINING BUSINESS

STATEMENTS OF CHANGES IN NET PARENT INVESTMENT

(in thousands)

Balance as of December 31, 2006	$875,120
Net income	112,679
Net cash repayments to parent	(112,606)

Balance as of December 31, 2007	875,193
Net income	208,749
Net cash repayments to parent	(41,061)

Balance as of December 31, 2008	1,042,881
Net loss	(137,602)
Net cash advances from parent	177,989

Balance as of December 31, 2009	$1,083,268

See accompanying notes to the financial statements.

5

PAULSBORO REFINING BUSINESS

STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net income (loss)	$(137,602)	$208,749	$112,679
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	65,103	56,634	51,271
Asset impairment loss	8,478	705	—
Deferred income tax expense	13,808	30,728	24,322
Changes in current assets and current liabilities	(4,906)	(33,989)	55,073
Other, net	(6,814)	(19,310)	14,844

Net cash provided by (used in) operating activities	(61,933)	243,517	258,189

Cash flows from investing activities:
Capital expenditures	(96,754)	(198,647)	(114,368)
Deferred turnaround and catalyst costs	(19,260)	(3,786)	(31,245)
Other investing activities, net	(19)	—	46

Net cash used in investing activities	(116,033)	(202,433)	(145,567)

Cash flows from financing activities:
Capital lease payments	(25)	(23)	(22)
Net cash advances from (repayments to) parent	177,989	(41,061)	(112,606)

Net cash provided by (used in) financing activities	177,964	(41,084)	(112,628)

Net decrease in cash	(2)	—	(6)
Cash at beginning of year	4	4	10

Cash at end of year	$2	$4	$4

See accompanying notes to the financial statements.

6

PAULSBORO REFINING BUSINESS

NOTES TO FINANCIAL STATEMENTS

1. BUSINESS DESCRIPTION

The Paulsboro Refining Business (the Business) includes the operations of the Paulsboro Refinery and related assets. The Paulsboro Refinery is located on 950 acres in Paulsboro, New Jersey, approximately 15 miles south of Philadelphia on the Delaware River. The refinery has a total throughput capacity, including crude oil and other feedstocks, of approximately 185,000 barrels per day. The refinery’s main processing facilities include a crude unit, a coker, a propane deasphalting unit, a fluid catalytic cracking unit, a continuous catalytic desulfurization unit, and a sulfur recovery unit. The refinery processes primarily sour crude oils into a wide slate of products including gasolines, distillates, lube oil basestocks and lube extracts, asphalt, fuel oil, petroleum coke, propane and sulfur. Feedstocks and refined products are typically transported by tanker and barge via refinery-owned dock facilities along the Delaware River, Buckeye Pipeline Company’s product distribution system into western Pennsylvania and Ohio, a local truck rack owned by NuStar Energy L.P., railcars, and the Colonial pipeline, which allows products to be sold into the New York Harbor market.

The Paulsboro Refinery was acquired by a subsidiary of Valero Energy Corporation (Valero) from Mobil Oil Corporation (Mobil) on September 16, 1998. References to Valero or Parent herein may refer to Valero Energy Corporation or one or more of its direct or indirect subsidiaries that are not included in the financial statements of the Business, as the context requires.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These financial statements have been prepared in accordance with applicable United States generally accepted accounting principles (GAAP). The financial statements reflect Valero’s historical cost basis in the Business.

During the year ended December 31, 2009, the Business incurred a net loss of $138 million, a net operating loss of $225 million, and experienced negative cash flow from operations of $62 million. Unaudited information subsequent to December 31, 2009 indicates that the Business is continuing to incur operating losses and negative cash flow from operations. The Business consists only of the direct operating assets and liabilities of the Paulsboro Refinery and therefore the Business has limited financial resources to support its operations when it experiences negative cash flow from operations or requires significant funds for capital expenditures or major maintenance of the refinery. The Business is dependent upon Valero to provide such financial support as required and there is no legal or contractual requirement for Valero to do so. These factors give rise to substantial doubt concerning the ability of the Business to continue operating as a going concern. The ability of the Business to continue operating in the normal course of business is dependent upon its ability to generate future positive cash flow from operations and the financial support of Valero. The financial statements do not contain any adjustments that might result from the outcome of this uncertainty.

The financial statements include allocations and estimates of general and administrative costs of Valero that are attributable to the operations of the Business. The Business purchases its crude oil and other feedstocks from and sells its refined products to Valero. Purchases of feedstock by the Business from Valero are recorded at the cost paid to third parties by Valero, and sales of refined products from the Business to Valero are recorded at intercompany transfer prices, which are market prices adjusted by

7

PAULSBORO REFINING BUSINESS

NOTES TO FINANCIAL STATEMENTS (Continued)

quality, location, and other differentials on the date of the sale. Management believes that the assumptions, estimates, and allocations used to prepare these financial statements are reasonable. However, the amounts reflected in these financial statements may not necessarily be indicative of the revenues, costs, and expenses that would have resulted if the Business had been operated as a separate entity.

The Business’ results of operations may be affected by seasonal factors, such as the demand for petroleum products, which vary during the year, or industry factors that may be specific to a particular period, such as industry supply capacity and refinery turnarounds. In addition, the Business’ results of operations are dependent on Valero’s feedstock acquisition and refined product marketing activities.

Subsequent Events

Management has evaluated subsequent events that occurred after December 31, 2009 through June 7, 2010, the date these financial statements were issued. Any material subsequent events that occurred during this time have been properly recognized or disclosed in these financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

Inventories

Inventories represent inventories located at the refinery, and consist of refinery feedstocks purchased for processing, refined products, and materials and supplies. Inventories are carried at the lower of cost or market. The cost of refinery feedstocks purchased for processing and refined products are determined under the last-in, first-out (LIFO) method using the dollar-value LIFO method, with any increments valued based on purchase prices at the end of the year. The cost of materials and supplies is determined under the weighted-average cost method.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Additions to property, plant and equipment, including capitalized interest and certain costs allocable to construction and property purchases, are recorded at cost.

The costs of minor property units (or components of property units), net of salvage value, retired or abandoned are charged or credited to accumulated depreciation under the composite method of depreciation. Gains or losses on sales or other dispositions of major units of property are recorded in income and are reported in depreciation and amortization expense in the statements of income.

Depreciation of property, plant and equipment is recorded on a straight-line basis over the estimated useful lives of the related facilities primarily using the composite method of depreciation. Leasehold improvements and assets acquired under capital leases are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the related asset.

8

PAULSBORO REFINING BUSINESS

NOTES TO FINANCIAL STATEMENTS (Continued)

Deferred Charges and Other Assets

Deferred charges and other assets include the following:

•

refinery turnaround costs, which are incurred in connection with planned major maintenance activities at the Paulsboro Refinery and which are deferred when incurred and amortized on a straight-line basis over the period of time estimated to lapse until the next turnaround occurs;

•

fixed-bed catalyst costs, representing the cost of catalyst that is changed out at periodic intervals when the quality of the catalyst has deteriorated beyond its prescribed function, which are deferred when incurred and amortized on a straight-line basis over the estimated useful life of the specific catalyst; and

•	process royalty costs, which are deferred when incurred and amortized over the life of the specific royalty.

Impairment and Disposal of Long-Lived Assets

Long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. A long-lived asset is not recoverable if its carrying amount exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. If a long-lived asset is not recoverable, an impairment loss is recognized in an amount by which its carrying amount exceeds its fair value, with fair value determined based on discounted estimated net cash flows or other appropriate methods. Management believes that the carrying amounts of the Business’ long-lived assets as of December 31, 2009 are recoverable. See Note 4 for a discussion of certain capital projects in progress that have been temporarily suspended.

Due to the effect of the current unfavorable economic conditions on the refining industry, and management’s expectations of a continuation of such conditions for the near term, management will continue to monitor both operating assets and capital projects for potential asset impairments until conditions improve. The determination of future cash flows requires management to make significant estimates and assumptions about the future operations of the refinery, including overall throughput volumes, types of crude oil processed, types of products produced, and prices for crude oil and refined products. Prices for crude oil and refined products fluctuate significantly based on market factors, as well as geopolitical matters. Prices, in turn, impact refinery throughput assumptions. Management believes that its estimates are reasonable; however, future cash flows will differ from its estimates and such differences may be material. The refinery’s expected future cash flows are primarily sensitive to differences between expected and actual refined product prices. In addition, future developments from management’s evaluation of strategic alternatives for the refinery (including a potential sale) could significantly impact management’s asset impairment assumptions. Should management determine that the refinery is impaired, the resulting impairment loss could be material to the Business’ results of operations.

Taxes Other than Income Taxes

Taxes other than income taxes include liabilities for use taxes and payroll taxes.

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

9

PAULSBORO REFINING BUSINESS

NOTES TO FINANCIAL STATEMENTS (Continued)

Deferred amounts are measured using enacted tax rates expected to apply to taxable income in the year those temporary differences are expected to be recovered or settled.

The Business pays the Parent the amount of its current federal income tax liability as determined under a tax-sharing arrangement with the Parent; the accrual and payment of the current federal income tax liability is recorded in net parent investment in the financial statements in the year incurred. The current state income tax liability of the Business is reflected in income taxes payable.

Historically, the Business’ results of operations have been included in the consolidated federal income tax return filed by Valero and have been included in state income tax returns of subsidiaries of Valero. The income tax provision in the statements of income represents the current and deferred income taxes that would have resulted if the Business were a stand-alone taxable entity filing its own income tax returns. Accordingly, the calculations of the current and deferred income tax provision necessarily require certain assumptions, allocations, and estimates that management believes are reasonable to reflect the tax reporting for the Business as a stand-alone taxpayer.

The Business has elected to classify any interest expense and penalties related to the underpayment of income taxes in income tax expense.

Asset Retirement Obligations

The Business has asset retirement obligations with respect to certain of its refinery assets due to various legal obligations to clean and/or dispose of various component parts at the time they are retired. As of December 31, 2009, the Business had recorded asset retirement obligations related to certain pond closures and a landfill closure.

In addition to these recorded asset retirement obligations, the Business has asset retirement obligations with respect to certain other component parts of its refinery assets. However, those component parts can be used for extended and indeterminate periods of time as long as they are properly maintained and/or upgraded. It is management’s practice and current intent to maintain those refinery assets and continue making improvements to those assets based on technological advances. As a result, management believes that those refinery assets have an indeterminate life for purposes of estimating asset retirement obligations because dates or ranges of dates upon which such refinery assets would be retired cannot be reasonably estimated at this time. When a date or range of dates can be reasonably estimated for the retirement of any component part of those refinery assets, an estimate of the cost of performing the retirement activities will be determined and a liability will be recorded for the fair value of that cost using established present value techniques.

Environmental Matters

Liabilities for future remediation costs are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Other than for assessments, the timing and magnitude of these accruals generally are based on the completion of investigations or other studies or a commitment to a formal plan of action. Environmental liabilities are based on best estimates of probable undiscounted future costs over a 20-year time period using currently available technology and applying current regulations, as well as the Business’ own internal environmental policies. Amounts recorded for environmental liabilities are not reduced by possible recoveries from third parties.

10

PAULSBORO REFINING BUSINESS

NOTES TO FINANCIAL STATEMENTS (Continued)

Net Parent Investment

The net parent investment represents a net amount consisting of the Parent’s initial investment in the Business and subsequent adjustments resulting from the operations of the Business and various transactions between the Business and Valero. The Business participates in the Parent’s centralized cash management program under which all of the Business’ cash receipts are remitted to and all cash disbursements are funded by the Parent. Other transactions affecting the net parent investment include general and administrative expenses incurred by Valero and allocated to the Business. There are no terms of settlement or interest charges associated with the net parent investment.

Comprehensive Income

The Business has reported no comprehensive income due to the absence of items of other comprehensive income in the periods presented.

Revenue Recognition

Revenues are recorded by the Business upon delivery of the refined products to the Parent, which is the point at which title to the products is transferred.

Cost of Sales

Cost of sales includes the cost of feedstock acquired for processing by the Business, including transportation costs to deliver the feedstock to the refinery.

Operating Expenses

Operating expenses consist primarily of labor costs of refinery personnel, maintenance, fuel and power costs, chemical and catalyst costs, and third-party services. Such expenses are recognized as incurred.

Stock-Based Compensation

Employees of the Business participate in various employee benefit plans of the Parent, including certain stock-based compensation plans as discussed in Note 11. Compensation expense for awards under the stock-based compensation plans is based on the fair value of the awards granted and is recognized in the statements of income on a straight-line basis over the requisite service period of each award. For new grants that have retirement-eligibility provisions, the Business uses the substantive vesting period approach, under which compensation cost is recognized immediately for awards granted to retirement-eligible employees or over the period from the grant date to the date retirement eligibility is achieved if that date is expected to occur before the nominal vesting periods of the awards is fulfilled.

Segment Disclosures

The Business operates in only one segment, the refining segment of the oil and gas industry.

Financial Instruments

The Business’ financial instruments include cash, receivables, and payables. The estimated fair values of these financial instruments approximate their carrying amounts.

11

PAULSBORO REFINING BUSINESS

NOTES TO FINANCIAL STATEMENTS (Continued)

3. INVENTORIES

Inventories consisted of the following (in thousands):

	December 31,
	2009	2008
Refinery feedstocks	$55,552	$79,325
Refined products and blendstocks	108,488	118,358
Materials and supplies	12,522	11,812

Inventories	$176,562	$209,495

Refinery feedstock and refined product and blendstock inventory volumes totaled 3.5 million barrels and 4.2 million barrels as of December 31, 2009 and 2008, respectively. A reduction in inventory volumes during 2009 and 2007 resulted in a liquidation of LIFO inventory layers that were established in prior years. The effect of these liquidations was to decrease cost of sales by $33.6 million and $40.6 million, respectively, for the years ended December 31, 2009 and 2007. There was no liquidation of LIFO inventory layers for the year ended December 31, 2008.

As of December 31, 2009 and 2008, the replacement cost (market value) of LIFO inventories exceeded their LIFO carrying amounts by approximately $108.1 million and $15.6 million, respectively.

4. PROPERTY, PLANT AND EQUIPMENT

Major classes of property, plant and equipment consisted of the following (in thousands):

	Estimated Useful Lives	December 31,
		2009	2008
Land		$7,564	$7,564
Crude oil processing facilities	28 years	1,389,099	1,214,344
Buildings	44 – 47 years	3,005	3,005
Precious metals		4,349	4,125
Other	5 – 25 years	51,474	47,005
Construction in progress		61,801	157,530

Property, plant and equipment, at cost		1,517,292	1,433,573
Accumulated depreciation		(302,693)	(250,834)

Property, plant and equipment, net		$1,214,599	$1,182,739

The Business is leasing an oxygen facility under a capital lease that is discussed further in Note 12. The capital lease, which is included above in “other,” had a net book value of $0.2 million, net of accumulated amortization of $0.1 million, as of both December 31, 2009 and 2008.

Depreciation expense for the years ended December 31, 2009, 2008, and 2007 was $52.1 million, $44.3 million, and $42.3 million, respectively.

Management continually evaluates all of the refinery’s capital projects in progress during their construction, which at times results in the cancellation of certain of such projects. The cancellation of

12

PAULSBORO REFINING BUSINESS

NOTES TO FINANCIAL STATEMENTS (Continued)

various capital projects became more significant in 2009, as the economic slowdown that began in 2008 continued throughout 2009, thereby impacting demand for refined products and putting significant pressure on refined product margins. For the years ended December 31, 2009 and 2008, project costs totaling $8.5 million and $0.7 million, respectively, were written off.

In addition to capital projects that have been written off, construction activity on various other projects has been suspended until market conditions and cash flows improve. As of December 31, 2009, various projects with a total cost of approximately $56 million have been temporarily suspended. These costs have not been written off, as management believes that the overall market conditions and cash flows of the refinery will improve in the future such that the completion and recoverability of these temporarily suspended projects is probable.

5. DEFERRED CHARGES AND OTHER ASSETS

Deferred charges and other assets consisted of the following (in thousands):

	December 31,
	2009	2008
Deferred refinery turnaround costs, net of accumulated amortization	$47,425	$40,723
Deferred catalyst costs, net of accumulated amortization	119	584
Process royalties, net of accumulated amortization	33	50

Deferred charges and other assets, net	$47,577	$41,357

6. ACCRUED EXPENSES

Accrued expenses consisted of the following (in thousands):

	December 31,
	2009	2008
Severance liabilities	$9,822	$—
Environmental liabilities	1,405	1,405
Employee wage and benefit costs	567	2,755
Other	392	—

Accrued expenses	$12,186	$4,160

The severance liabilities as of December 31, 2009 resulted from a reduction in the Business’ workforce of approximately 100 individuals in the fourth quarter of 2009, primarily related to an early retirement program.

13

PAULSBORO REFINING BUSINESS

NOTES TO FINANCIAL STATEMENTS (Continued)

7. OTHER LONG-TERM LIABILITIES

Other long-term liabilities consisted of the following (in thousands):

	December 31,
	2009	2008
Environmental liabilities	$13,603	$15,111
Asset retirement obligations	11,807	12,361
Tax liabilities other than income taxes	5,591	10,561
Tax liabilities for uncertain income tax positions	2,323	2,756
Legal and regulatory liabilities	2,166	2,075

Other long-term liabilities	$35,490	$42,864

Environmental liabilities reflect the long-term portion of the Business’ estimated remediation costs for environmental matters as discussed in Note 12. Tax liabilities other than income taxes include long-term liabilities for sales and use taxes as well as related penalties and interest accrued on these tax-related liabilities.

The table below reflects the changes in asset retirement obligations of the Business (in thousands). See Note 2 under “Asset Retirement Obligations” for a discussion of the liability related to these obligations.

	Year Ended December 31,
	2009	2008	2007
Balance as of beginning of year	$12,361	$15,047	$19,571
Accretion expense	—	—	333
Settlements	(554)	(2,686)	(9,161)
Changes in timing and amount of estimated cash flows	—	—	4,304

Balance as of end of year	$11,807	$12,361	$15,047

14

PAULSBORO REFINING BUSINESS

NOTES TO FINANCIAL STATEMENTS (Continued)

8. SUPPLEMENTAL CASH FLOW INFORMATION

In order to determine net cash provided by (used in) operating activities, net income (loss) is adjusted by, among other things, changes in current assets and current liabilities as follows (in thousands):

	Year Ended December 31,
	2009	2008	2007
Decrease (increase) in current assets:
Accounts receivable	$(218)	$191	$(169)
Inventories	32,933	(58,849)	41,356
Prepaid expenses	(214)	15	(839)
Increase (decrease) in current liabilities:
Accounts payable	(30,982)	13,972	11,912
Accrued expenses	8,026	(1,166)	1,637
Taxes other than income taxes	(123)	(19)	79
Income taxes payable	(14,328)	11,867	1,097

Changes in current assets and current liabilities	$(4,906)	$(33,989)	$55,073

The above changes in current assets and current liabilities differ from changes between amounts reflected in the applicable balance sheets for the respective periods for the following reasons:

•	the amounts shown above exclude changes in cash, deferred income taxes, and current portion of capital lease obligation, and

•	amounts accrued for capital expenditures and deferred turnaround and catalyst costs are reflected in investing activities in the statements of cash flows when such amounts are paid.

Cash flows related to interest and income taxes were as follows (in thousands):

	Year Ended December 31,
	2009	2008	2007
Income taxes paid, net of tax refunds received	$(86,066)	$88,849	$47,329
Interest paid (net of amount capitalized)	9	5,053	(3,957)

15

PAULSBORO REFINING BUSINESS

NOTES TO FINANCIAL STATEMENTS (Continued)

9. INCOME TAXES

The amounts presented below relate only to the Business and were calculated as if the Business filed separate federal and state income tax returns.

Components of income tax expense (benefit) were as follows (in thousands):

	Year Ended December 31,
	2009	2008	2007
Current:
Federal	$(100,394)	$86,389	$45,965
State	—	14,328	2,460

Total current	(100,394)	100,717	48,425

Deferred:
Federal	33,353	18,486	12,345
State	(19,545)	12,242	11,977

Total deferred	13,808	30,728	24,322

Income tax expense (benefit)	$(86,586)	$131,445	$72,747

The following is a reconciliation of total income tax expense (benefit) to income taxes computed by applying the statutory federal income tax rate (35% for all periods presented) to income (loss) before income tax expense (benefit) (in thousands):

	Year Ended December 31,
	2009	2008	2007
Federal income tax expense (benefit) at the U.S. statutory rate	$(78,466)	$119,068	$64,899
U.S. state income tax expense (benefit), net of U.S. federal income tax effect	(12,704)	17,270	9,384
U.S. manufacturing deduction	4,200	(5,562)	(2,795)
Other, net	384	669	1,259

Income tax expense (benefit)	$(86,586)	$131,445	$72,742

16

PAULSBORO REFINING BUSINESS

NOTES TO FINANCIAL STATEMENTS (Continued)

The tax effects of significant temporary differences representing deferred income tax assets and liabilities were as follows (in thousands):

	December 31,
	2009	2008
Deferred income tax assets:
Tax credit carryforwards	$650	$—
Net operating losses	16,184	—
Environmental liabilities	6,131	6,747
Compensation and employee benefit liabilities	3,214	2,407
Other assets	3,695	5,026

Total deferred income tax assets	29,874	14,180

Deferred income tax liabilities:
Inventories	(18,207)	(18,444)
Property, plant and equipment	(275,404)	(246,844)
Turnarounds	(19,373)	(16,635)
Other	—	(999)

Total deferred income tax liabilities	(312,984)	(282,922)

Net deferred income tax liabilities	$(283,110)	$(268,742)

The following is a reconciliation of the change in unrecognized tax benefits, excluding the effect of related penalties and interest and the federal tax effect of state unrecognized tax benefits (in millions):

	Year Ended December 31,
	2009	2008	2007
Balance as of beginning of year	$2,234	$3,028	$4,017
Reductions for tax positions related to prior years	(566)	(794)	(989)

Balance as of end of year	$1,668	$2,234	$3,028

10. RELATED-PARTY TRANSACTIONS

Related-party transactions of the Business include the purchase of feedstocks by the Business from Valero, operating revenues received by the Business from its sales of refined products to Valero, and the allocation of insurance and security costs and certain general and administrative costs from Valero to the Business. Purchases of feedstock by the Business from Valero are recorded at the cost paid to third parties by Valero. Sales of refined products from the Business to Valero are recorded at intercompany transfer prices, which are market prices adjusted by quality, location, and other differentials on the date of the sale. General and administrative costs are charged by Valero to the Business based on management’s determination of such costs attributable to the operations of the Business. However, such related-party transactions cannot be presumed to be carried out on an arm’s length basis as the requisite conditions of competitive, free-market dealings may not exist. For purposes of these financial statements, payables and receivables related to transactions between the Business and Valero are included as a component of the net parent investment.

17

PAULSBORO REFINING BUSINESS

NOTES TO FINANCIAL STATEMENTS (Continued)

The Business participates in the Parent’s centralized cash management program under which cash receipts and cash disbursements are processed through the Parent’s cash accounts with a corresponding credit or charge to an intercompany account. This intercompany account is included in the net parent investment.

As discussed above, Valero provides the Business with certain general and administrative services, including the centralized corporate functions of legal, accounting, treasury, environmental, engineering, information technology, and human resources. For these services, Valero charges the Business a portion of its total general and administrative expenses incurred in the U.S. The general and administrative expenses in the statements of income represent the amount of such costs allocated to the Business for the periods presented, with this allocation based on investments in property, operating revenues, and payroll expenses. Management believes that the amount of general and administrative expenses allocated to the Business is a reasonable approximation of the costs related to the Business.

The following table summarizes the related-party transactions of the Business (in thousands):

	Year Ended December 31,
	2009	2008	2007
Revenues	$3,549,517	$6,448,379	$4,927,174
Cost of sales	3,412,896	5,712,832	4,374,423
Operating expenses	3,542	4,232	4,349
General and administrative expenses	15,594	15,619	16,414

11. EMPLOYEE BENEFIT PLANS

Employees who work for the Business are included in the various employee benefit plans of the Parent. These plans include qualified, non-contributory defined benefit retirement plans, defined contribution plans, employee and retiree medical, dental, and life insurance plans, incentive plans (i.e., stock options, restricted stock, and bonuses), and other such benefits. For the purposes of these financial statements, the Business is considered to be participating in multi-employer benefit plans of the Parent.

The Business’ allocated share of the Parent’s employee benefit plan expenses, excluding costs related to the incentive plans (which are disclosed separately below), was $21.5 million, $17.1 million, and $19.3 million for the years ended December 31, 2009, 2008, and 2007, respectively. For the incentive plans, the Business was charged with the bonus, stock option, and restricted stock expense directly attributable to its employees. The bonus, stock option, and restricted stock expenses charged to the Business for each period were as set out below (in thousands):

	Year Ended December 31,
	2009	2008	2007
Bonus	$2,205	$2,597	$6,510
Stock options	1,359	1,431	1,992
Restricted stock	734	549	608

Employee benefit plan expenses incurred by the Business are included in operating expenses with the related payroll costs.

18

PAULSBORO REFINING BUSINESS

NOTES TO FINANCIAL STATEMENTS (Continued)

12. COMMITMENTS AND CONTINGENCIES

Leases

The Business has long-term operating lease commitments for office facilities and office equipment. In most cases, the Business expects that in the normal course of business, its leases will be renewed or replaced by other leases.

The Business leases an oxygen facility under an agreement accounted for as a capital lease. The lease expires in May 2015.

As of December 31, 2009, future minimum rentals for leases having initial or remaining noncancelable lease terms in excess of one year were as follows (in thousands):

	Operating	Capital
	Leases	Lease
2010	$1,705	$33
2011	1,594	33
2012	1,586	34
2013	1,610	34
2014	1,634	34
Remainder	3,622	14

Total minimum rental payments	$11,751	182

Less interest expense		(23)

Capital lease obligation		$159

Rental expense for all operating leases was $14.5 million, $13.8 million and $15.5 million for the years ended December 31, 2009, 2008, and 2007, respectively.

Environmental Matters

In connection with the acquisition of the Paulsboro Refinery in 1998, Valero assumed certain environmental liabilities including, but not limited to, certain remediation obligations related primarily to clean-up costs associated with groundwater contamination, landfill closure and post-closure monitoring costs, and tank farm spill prevention costs.

The balance of and changes in the accruals for environmental matters, which are principally included in other long-term liabilities described in Note 7, were as follows (in thousands):

	Year Ended December 31,
	2009	2008	2007
Balance as of beginning of year	$16,516	$18,617	$22,630
Adjustments to estimates	—	—	6
Payments, net of third-party recoveries	(1,508)	(2,101)	(4,019)

Balance as of end of year	$15,008	$16,516	$18,617

19

PAULSBORO REFINING BUSINESS

NOTES TO FINANCIAL STATEMENTS (Continued)

The balance of accruals for environmental matters is included in the balance sheets as follows (in thousands):

	December 31,
	2009	2008
Accrued expenses	$1,405	$1,405
Other long-term liabilities	13,603	15,111

Liabilities for environmental matters	$15,008	$16,516

Litigation Matters

MTBE Litigation

As of June 7, 2010, Valero and several of its subsidiaries were named in numerous cases involving claims related to MTBE contamination in groundwater based on the manufacture, marketing and supply of gasoline containing MTBE. With respect to the historic operations at the Paulsboro Refinery, 31 of these cases may involve allegations of liability for gasoline containing MTBE manufactured at the Paulsboro Refinery. The Valero subsidiary that owns the Paulsboro Refinery has been named in two of the cases along with Valero and other Valero subsidiaries, and potential liability of the Paulsboro Refinery in the other 29 cases is otherwise attributable to its affiliation with Valero. The plaintiffs are generally water providers, governmental authorities, and private water companies alleging that refiners and marketers of MTBE and gasoline containing MTBE are liable for manufacturing or distributing a defective product. Valero has been named in these lawsuits together with many other refining industry companies. Valero is being sued primarily as a refiner and marketer of MTBE and gasoline containing MTBE. Valero does not own or operate gasoline station facilities in most of the geographic locations in which damage is alleged to have occurred. The lawsuits generally seek individual, unquantified compensatory and punitive damages, injunctive relief, and attorneys’ fees. Many of the cases are pending in federal court and are consolidated for pre-trial proceedings in the U.S. District Court for the Southern District of New York (Multi-District Litigation Docket No. 1358, In re: Methyl-Tertiary Butyl Ether Products Liability Litigation). Seventeen cases are pending in state court. Discovery is open in all cases. Valero has reached a settlement in principal of 25 of the 31 cases arising from the States of New York and Florida. Valero believes that it has strong defenses to all claims and is vigorously defending the lawsuits. Although Valero has recorded a loss contingency liability with respect to the MTBE litigation portfolio, the Business has not recorded a liability for this litigation.

The Business is also a party to other claims and legal proceedings arising in the ordinary course of business. Management believes that there is only a remote likelihood that future costs related to known contingent liabilities related to these legal proceedings would have a material adverse impact on the results of operations or financial position of the Business.

20

Schedule 4.3(c)

Real Property Leases

1.	Over the course of the last year, the Company has been negotiating a new lease with ExxonMobil, as landlord, and Valero Refining Company-New Jersey, as tenant, for a pump station at property owned by ExxonMobil adjacent to the Refinery. Under the terms of Section 11.1 of the Utility Services Agreement executed by the Company and Mobil in 1998, ExxonMobil is obligated to supply to the Refinery gasoline for Refinery vehicles from ExxonMobil’s tankage via a metered pipeline to Valero’s fuel supply line and dispensing pump; the parties are documenting that obligation in this agreement.

Schedule 4.3(d)

Fixed Assets as of 6/30/10

(See attached).

Schedule 4.3 (d)

Paulsboro Fixed Assets - Refinery Assets

Asset	Cap.date	Asset description
20039381	7/1/2009	ISL 5G2 Auto D86 Analyzer
20039382	7/1/2009	ISL 5G2 Auto D86 Analyzer - Serial #4141
20039383	7/1/2009	ISL 5G2 Auto PM Flash Analyzer - Serial #1886
20039384	7/1/2009	Mettler-Toledo RE40D Refractometer - #MAD77387
20039385	7/1/2009	Benchmark 2000 Centrifuge - Serial #70507
20039386	7/1/2009	AC Fast DHA Analyzer - CN 10725032
20039387	7/1/2009	AC D2887 Sim Dist Analyzer - CN 10740007
20039388	7/1/2009	AC D2887 Sim Dist Analyzer - CN 10740006
20039389	7/1/2009	Grabner Mini-Vol-LVR TV/L Tester - 19-300-0200
20039390	7/1/2009	Alcor MCRT-160 Tester- Serial #1465-0737
20039391	7/1/2009	Antek 9000VS Sulfur Analyzer - Serial #07G2206
20039392	7/1/2009	NACE Bath - Serial #R62180097
20039398	7/28/2009	Horizon 4790 Add-On CE Extractor - Serial #05-0645
20039399	7/28/2009	PMD 100 Micro Distillation Analyzer - Serial #649
20039400	7/28/2009	Brinkmann Titrino Model 798
20039401	7/28/2009	Mettler-Toledo RE40D Refractometer- #MAE08316
20039402	7/28/2009	DT100C Fuel Color & Dye Analyzer - Serial #40579
20039403	7/28/2009	Horizon 4790 Add-On CE Extractor - Serial #05-0644

Asset Class	00002018	Lab Eqpt - Refining

Bal.sh.acct APC	0000011700	Lab Equipment-Refine

Asset	Cap.date	Asset description
85000000	5/31/2006	Capital Spare Parts
85000048	9/30/2007	6042 - ALKY - PV 319 SPARE VALVE
85000052	12/31/2007	OM 21-G-123 JET-TO-AIRPORT PB07018
85000054	12/31/2007	E203 Exchanger Bundles PB07136
85000093	6/19/2009	Coker Drill Stem Air Winch - Spare Part
85000142	12/31/2009	IMPELLER,PMP,I/R,16ALV3DX116500

Asset Class	00008500	Capital Spares - Ref

Bal.sh.acct APC	0000023000	Refinery Captl Spare

Asset	Cap.date	Asset description
74000028	1/1/2002	Paulsboro Prism Implementation
74000029	1/1/2002	PB Yield Accounting-Best Practices
74000030	1/1/2002	PB EH&S Standards and Best Practices Study
74000031	1/1/2002	PB Common Data Base and Integration

Schedule 4.3 (d)

Paulsboro Fixed Assets - Refinery Assets

74000067	1/31/2003	Standardized Plant Performance Reporting
74000068	7/31/2003	PB Contractor Workforce Management
74000084	4/30/2003	PB Compliance Management
74000479	3/31/2006	Paulsboro IPX to IP.21 Migration
74000562	7/31/2006	Rollout of Whse Handheld Device/Barcode - PB
74000591	8/31/2006	VMWare/SAN Implementation - PAULSBORO
74000658	1/29/2007	Lab - Install Chrom. & Inst Interface PB
74000747	11/30/2007	Refinery Tkt Imaging &Rpt Automation - PB
74000792	12/31/2008	Policy & Procedure Manager Software - Policy Tech

Asset Class	00007400	Minor Software - Ref

Bal.sh.acct APC	0000034004	Minor Software

Asset	Cap.date	Asset description
81000053	6/1/2005	BOC LOX Agreement Capital Lease

Asset Class	00008100	Cap Leases - Ref

Bal.sh.acct APC	0000035000	Capital Leases-Ref

Asset	Cap.date	Asset description
2020030	8/31/1999	UOP Merox (LPG) Prepaid Royalty
2020031	8/31/1999	UOP FCC Prepaid Royalty
2020032	8/31/1999	UOP Merox (FCC&LSR Gasoline) Prpd Roylty
2020033	8/31/1999	UOP FCC Prepaid Royalty

Asset Class	00800000	Intan-Process Royal

Bal.sh.acct APC	0000093005	Gross Process Royalt

Balance sheet item	1	NOT ASSIGNED

Asset	Cap.date	Asset description
2031031	8/31/2009	Planning
2031032	3/31/2009	Engineering
2031033	6/30/2010	Inspection
2031034	7/31/2009	Materials
2031035	5/31/2010	Safety
2031036	5/31/2010	SWO’S

Schedule 4.3 (d)

Paulsboro Fixed Assets - Refinery Assets

2031037	7/31/2009	Equipment Rentals
2031038	9/30/2009	Valero Labor
2031039	10/31/2009	Contracts
2031041	6/30/2010	Inst - Shop / Matl / OT
2031042	6/30/2010	Elec - Shop / Matl / OT
2031084	9/30/2009	Planning
2031087	4/30/2009	Materials
2034419	2/28/2010	Planning
2034420	3/31/2010	Engineering
2034421	5/31/2010	Inspection
2034422	3/31/2010	Materials
2034423	5/31/2010	Safety
2034424	5/31/2010	SWO’S
2034425	4/30/2010	Equipment Rentals
2034426	3/31/2010	Valero Labor
2034427	3/31/2010	Contracts
2034430	5/31/2010	Elec - Shop / Matl / OT
2035426	6/30/2010	Planning

Asset Class	00200001	Trnrd in Prog (Auto)

Asset	Cap.date	Asset description
2004010	8/31/2003	WWT PLT—SOUTH AERATION BASIN 2003 T/A
2004011	8/31/2003	2003 ALKY AES T/A
2004404	11/26/2003	N2 GENERATOR OUTAGE
2004556	9/30/2001	MLDW COMPLEX 2001 FALL T/A - LHDT
2005083	5/31/2004	SPRING 2004 HPR T/A
2009091	11/30/2005	SRU3 FALL 2005 T/A
2009240	11/30/2005	TG-81 FALL 2005 T/A
2015341	5/31/2006	NEW SOUTH FLARE 2006 T/A
2015347	5/31/2006	SRU COMPLEX 2006 T/A—SRU2
2015348	5/31/2006	SRU COMPLEX 2006 T/A—TG80
2015349	5/31/2006	SRU COMPLEX 2006 T/A—SWS
2015350	5/31/2006	SRU COMPLEX 2006 T/A—ARU
2015351	5/31/2006	SRU COMPLEX 2006 T/A—FGDU
2015402	5/31/2006	ALKY SPRING 2006 T/A
2015403	5/31/2006	FCC SPRING 2006 T/A
2022044	4/30/2007	CU6 2007 T/A
2022670	6/30/2007	2007 GTG/HRSG T/A
2026124	12/31/2007	FALL 2007 GASOLINE TREATER TURNAROUND PB07099T
2026125	12/31/2007	CU7 FALL 2007 T/A PB07044T
2027163	12/31/2007	FALL 2007 CHD2/FURF1/PDA TURNAROUND PB07098T
2031738	5/19/2009	2009 Coker T/A

Schedule 4.3 (d)

Paulsboro Fixed Assets - Refinery Assets

Asset Class	00211000	Deferred T/A Costs

Bal.sh.acct APC	0000095005	Def Turnaround Cost

Asset	Cap.date	Asset description
2034763	5/31/2010	Materials
2034766	6/30/2010	Equipment Rentals
2034768	5/31/2010	Contracts

Asset Class	00220001	Cytlst in Prog(Auto)

Asset	Cap.date	Asset description
2006490	11/30/2004	PTR SPENT CATALYST RECLAMATION
2007116	3/31/2005	SRU2 2005 EMERGENCY CATALYST CHANGE
2009239	11/30/2005	SRU3 FALL 2005 CATALYST CHANGEOUT
2015486	5/31/2006	FGDU SPRING 2006 CATALYST CHANGE-OUT—R1
2015487	5/31/2006	FGDU SPRING 2006 CATALYST CHANGE-OUT-R4

Asset Class	00231000	Deferred Catlst Cost

Bal.sh.acct APC	0000095007	Def Chg-Catalyst

Balance sheet item	10	Deferred Charges and Other

Asset	Cap.date	Asset description
20000655	9/16/1998	Distributive Contr
20000656	9/16/1998	Crude Unit #6
20000657	9/16/1998	Crude Unit #7
20000658	9/16/1998	Dehexaniser #5
20000659	9/16/1998	Delayed Coking Unit
20000660	9/16/1998	Platinum Reformer
20000661	9/16/1998	Fluid Catalytic Cracker
20000662	9/16/1998	HF Alkylation Unit
20000663	9/16/1998	Unsaturated Gas Plant
20000664	9/16/1998	Catalytic Hydrotreating I
20000665	9/16/1998	Catalytic Hydrotreating II
20000666	9/16/1998	Furfural Unit I
20000667	9/16/1998	Furfural Unit II
20000668	9/16/1998	Propane Deasphalter
20000669	9/16/1998	Lube Hydrotreater

Schedule 4.3 (d)

Paulsboro Fixed Assets - Refinery Assets

20000670	9/16/1998	Mobil Lube Dewaxer
20000671	9/16/1998	Asphalt Base Sales
20000672	9/16/1998	Amine System
20000673	9/16/1998	Hydrogen Plant
20000674	9/16/1998	Recovery Wells - Lt.
20000675	9/16/1998	Sulfur Recovery Unit I
20000676	9/16/1998	Sulfur Recovery Unit lI
20000677	9/16/1998	Sulfur Recovery Unit III
20000678	9/16/1998	Tail Gas 80
20000679	9/16/1998	Tail Gas 81
20000680	9/16/1998	Sour Water Stripper
20000681	9/16/1998	Waste Water Treatment
20000682	9/16/1998	Slop Oil Recovery
20000683	9/16/1998	Benzene Recovery
20000684	9/16/1998	Indri/Direct Blending/Packaging
20000685	9/16/1998	North Flare
20000686	9/16/1998	South Flare
20000687	9/16/1998	Utility Fuel System
20000688	9/16/1998	Recycled Water System
20000689	9/16/1998	Compressed Air System
20000690	9/16/1998	Cogen Facility
20000691	9/16/1998	Electric Distribution
20000692	9/16/1998	Electric Generation
20000693	9/16/1998	Steam Distribution
20000694	9/16/1998	900 lb. Steam
20000695	9/16/1998	Water Intake
20000696	9/16/1998	Clariflocculator
20000697	9/16/1998	Zeolite Treating
20000698	9/16/1998	Cl Plant
20000699	9/16/1998	#6 Water Treating
20000700	9/16/1998	#4 Water Treating
20000701	9/16/1998	Condensate Recovery
20000702	9/16/1998	Drinking Water
20000703	9/16/1998	#3 Water Treating
20000704	9/16/1998	Cooling Tower Control
20000705	9/16/1998	Cooling Tower 3
20000706	9/16/1998	Cooling Tower 4
20000707	9/16/1998	Cooling Tower 6
20000708	9/16/1998	Cooling Tower 9
20000709	9/16/1998	Cooling Tower 11
20000710	9/16/1998	Cooling Tower 12
20000711	9/16/1998	Cooling Tower 13
20000712	9/16/1998	Cooling Tower 14
20000713	9/16/1998	Refinery Lab
20000714	9/16/1998	Rail System
20000715	9/16/1998	East Oil Movement

Schedule 4.3 (d)

Paulsboro Fixed Assets - Refinery Assets

20000716	9/16/1998	West Oil Movement
20000717	9/16/1998	Wharf
20000718	9/16/1998	Lube Stock Store
20000719	9/16/1998	Lube/Wax Rec/Ship
20000721	9/16/1998	Process Equip. T/A Planning
20000722	9/16/1998	Process Equip. Trucks > 13000lb
20000723	9/16/1998	Process Equip. Employee Relations
20000724	9/16/1998	Safety
20000725	9/16/1998	Fire Protection
20000726	9/16/1998	Environmental Affairs
20000727	9/16/1998	Security
20000728	9/16/1998	Industrial Hygiene
20000729	9/16/1998	Plant Engineering
20000730	9/16/1998	Inspection
20000731	9/16/1998	Process Equip. Operations Dept.
20000732	9/16/1998	Process Equip. Operations Training
20000733	9/16/1998	Gen. Refinery Exp.
20000734	9/16/1998	Firewater Systems
20000735	9/16/1998	Yard Roads
20000736	9/16/1998	Process Equip. Office Mech. Equipment
20000737	9/16/1998	Process Equip. Nonprocess Computers
20000738	9/16/1998	Process Equip. Computer Coord.
20000739	9/16/1998	Process Equip. Morc Additional D
20000740	9/16/1998	Engineering Drawings
20000742	12/31/1998	MLDW/CHD2 Access Platforms
20000743	12/31/1998	PDA-C3 Compressor Emissions
20000744	12/31/1998	Misc. December 1998 Closings
20000745	1/31/1999	South Flare TV Monitors
20000746	1/31/1999	FCC K2 Wet Gas Compressor Tl’s
20000747	1/31/1999	Lab Sulfur Analyzer
20000748	1/31/1999	Labcon V Octane Analyzer
20000749	1/31/1999	OM Tiway U/G-Automation Development Engineering
20000750	1/31/1999	Inorganic Analyzer
20000751	2/28/1999	FCC Purchased VGO Flow Control
20000752	2/28/1999	Condensate Return to Utility Plant
20000753	2/28/1999	S-51 Tank Modifications
20000754	2/28/1999	Alternative Natural Gas Feed
20000755	2/28/1999	1997 DPCC Compliance & High Level Alarms
20000756	2/28/1999	Electrical Distribution Reliability - Relay Upgr
20000757	2/28/1999	Crude 6 Heater Combustion Controls
20000758	2/28/1999	Asphalt Phase 3-Coker Light Charge Line Upgrade
20000759	2/28/1999	Coke Cutting Interlocks
20000760	2/28/1999	Furf II Solvent Recovery Debottleneck-Phase I
20000761	2/28/1999	DCS Upgrade
20000762	2/28/1999	PTR Vent Silencers
20000763	2/28/1999	Asphalt Phase 3

Schedule 4.3 (d)

Paulsboro Fixed Assets - Refinery Assets

20000764	2/28/1999	Tank Retention Ph2-Supplement
20000765	2/28/1999	MLDW Additional Cooling-Phase 1
20000766	2/28/1999	Heater Energy Conservation
20000767	2/28/1999	Normal Butane Unloading Debottleneck
20000768	2/28/1999	Furf I Reliability Improvements
20000769	2/28/1999	North Flare Hydraulics
20000770	2/28/1999	Coker Yield Improvements
20000771	2/28/1999	Coker Reliability Project
20000772	2/28/1999	Electrical Relay Test Set
20000773	2/28/1999	MLDW/CHD2 Access Platforms
20000774	2/28/1999	Coker K-210 Reliability Improvements
20000775	2/28/1999	Purchase Computer Gateway
20000776	2/28/1999	MLDW Compressor Lube/Seal Oil Turbine Improvement
20000777	2/28/1999	CU6 52 TBD Improvements
20000778	2/28/1999	Compspec Equip for Lube Base Stk Test
20000779	2/28/1999	1969 Tank to Coker Pump
20000780	2/28/1999	Capstan Replacement at Berth #1
20000781	2/28/1999	Refinery Upgrades - MPL
20000782	2/28/1999	TGU-81 Reliability Modification
20000783	1/1/2000	COKER DECOKING CONSOLE
20000784	1/1/2000	Asphalt Phase 5
20000785	1/1/2000	SRU HOV Valve Upgrade (2)Ptr E101 Exchan
20000786	1/1/2000	PDA Heater Upgrade
20000787	1/1/2000	COKER RELIABILITY PSE II
20000804	5/31/2000	PB General Processing Equipment
20000834	9/30/2000	CU6 EXPANSION & YIELD IMPROVEMENTS
20000835	9/30/2000	FCC Expansion and Yield Improvement
20000836	9/30/2000	FCC K-1 MAB CONTROLS MODIFICATIONS
20000837	9/30/2000	FCC K-1 MAIN AIR BLOWER MOTOR UPGRADE
20000838	9/30/2000	FCC K-2 COMPRESSOR MODIFICATIONS
20000839	9/30/2000	Coker On-Stream Decoking Control Station
20000840	9/30/2000	CU7 WASH OIL STRAINERS
20000841	9/30/2000	N3 STEAM TURBINE GENERATOR MAJOR OVERHAU
20000842	9/30/2000	FCC MAIN COLUMN OVERHEAD COOLING
20000843	9/30/2000	FCC REGENERATOR AIR RING COMPRESSORS
20000844	9/30/2000	FCC REACTOR STRIPPER TRAYS
20000845	9/30/2000	FCC Flue Gas Cooler (50-E-2)
20000846	9/30/2000	FCC REGENERATOR CYCLONE MODS
20000847	9/30/2000	SLUDGE HANDLING IMPROV PHS II-2842 TANK
20000848	9/30/2000	FCC CONDENSATE BLOWDOWN UPGRADE
20000849	9/30/2000	S-63 TANK RENOVATION
20000850	9/30/2000	1999 DPCC High Level Alarms
20000851	9/30/2000	Drainage Improvement Project
20000854	9/30/2000	WEST TANK FARM ENCLOSED SEWER
20000855	9/30/2000	FCC DMC INSTRUMENTATION
20000856	9/30/2000	PTR GAS PLANT RFG UPGRADE

Schedule 4.3 (d)

Paulsboro Fixed Assets - Refinery Assets

20000857	9/30/2000	FCC SNORT VALVE UPGRADE
20000858	9/30/2000	ASPHALT PHASE IV
20000859	9/30/2000	Water Tr Upg Power Supply & Site Prep
20000860	9/30/2000	CRUDE UNIT 6 RELIABILITY IMPROVEMENTS
20000861	9/30/2000	NC4 PIPING JUMPOVER
20000862	9/30/2000	Tail Gas Unit 80 Reliability Improvement
20000863	9/30/2000	WEST TANK FARM SEWER UPGRADE
20000864	9/30/2000	FCC B-1 HEATERS CONTROLS MODIFICATIONS
20000865	9/30/2000	CRUDE UNIT 6 ACAP
20000866	9/30/2000	FCC ACAP
20000867	9/30/2000	FCC MAB PCV POSITIONER UPGRADE
20000889	12/31/2000	LAB EQUIPMENT UPGRADE
20000890	12/31/2000	Hydrobin Modifications @ Coker
20000891	12/31/2000	SRU COMPLEX RELIALBILITY IMPROVEMENTS
20000892	12/31/2000	CHD1 VIBRATING LINE
20000893	12/31/2000	HPR FALL 2000 RELIEF VALVE UPGRADE
20000894	12/31/2000	SOUTH FLARE IGNITOR IMPROVEMENTS
20000895	12/31/2000	PTR E101A/B EXCHANGER MODIFICATIONS
20000896	12/31/2000	FCC CATALYST LOADING SYSTEM
20000897	12/31/2000	Light Products & Lube Meter Installation
20000898	12/31/2000	AMMONIA INJECTION SYSTEM @ FCC
20000899	12/31/2000	EXTRACT SALES
20000900	12/31/2000	LPG LOADING IMPROVEMENTS
20000901	12/31/2000	GASOLINE TREATERS HYDRAULIC DEBOTTLENECK
20000902	12/31/2000	COKER HGO TO S-34/BARGE FOR EXPORT SALES
20000903	12/31/2000	PURCHASE LAB EQUIPMENT FOR NOACK TEST
20000906	12/31/2000	PEI - FURF 2 RELIABILITY IMPROVEMENT
20000907	12/31/2000	PEI - FURF 2 RELIABILITY IMPROVEMENT
20000914	12/31/2000	FCC/ALKY RELIABILITY IMPROVEMENT
20000915	12/31/2000	CHD1 B401 HEATER REPLACEMENT
20000916	12/31/2000	CU7 PUMP RELIABILITY IMPROVEMENT
20000917	12/31/2000	TANK HIGH LEVEL ALARMS
20000918	12/31/2000	S-60 Tank Upgrades (API 653)
20000919	12/31/2000	36” RIVER WATER INTAKE MAIN FLOWMETER
20000977	5/31/2001	Level Gauging Upgrade-1700 Storage Tanks
20000978	5/31/2001	2000 DPCC High Level Tank Alarms
20000985	7/31/2001	Lab Equip Upgrade-Trace Sulfur Analyzer
20001023	9/30/2001	CRUDE #7 HEAVY NEUTRAL SEAL FLUSH
20001024	9/30/2001	FCC K-1,K-2,B-1 CONTROL PANEL UPGRADE
20001038	9/30/2001	TANK UPGRADING (API-653) S-46 TK REPAIR
20001039	9/30/2001	TANK 840 WATER DRAW IMPROVEMENTS & TA
20001044	9/30/2001	PURCHASE LEASED/RENTAL SATELLITE TRAILER
20001045	9/30/2001	TANK 840—NEW INSULATION
20001046	9/30/2001	RELOCATE CAUSTIC INJECTION
20001048	9/30/2001	ACCESS PLATFORMS AT 1700 BULLETS
20001049	9/30/2001	NORTH PLANT EXCHANGER PAD-CLEAN/IMPROVE

Schedule 4.3 (d)

Paulsboro Fixed Assets - Refinery Assets

20001051	9/30/2001	FCC REGENERATOR OXYGEN ENRICHMENT
20001053	9/30/2001	BLENDED EXTRACTS LOADING-MARKET ENTRY
20001061	9/30/2001	NORTH POND EFFLUENT DIVERSION TO API SEP
20001290	10/31/2001	CU7 YIELD IMPROVEMENT
20001291	10/31/2001	CU7 RELIABILITY IMPROVEMENTS
20001292	10/31/2001	CU7 Preheat Modifications
20001308	10/31/2001	2001 Mobil Earnout - PB
20001329	12/31/2001	FURF 2 COKE PREVENTION
20001330	12/31/2001	H2 Plant Reformer Tube Replacement
20001342	12/31/2001	PDA RELIABILITY IMPROVEMENT FALL 2001 T/A
20001343	12/31/2001	MLDW COMPLEX RELIABILITY IMPROVEMENT
20001344	12/31/2001	FURF2 RELIABILITY FALL 2001 T/A
20001345	12/31/2001	HYDROGEN PLANT PSA SYSTEM REVAMP
20001346	12/31/2001	FURFURAL1 EXTRACT HEATER CONTROL UPGRADE
20001347	12/31/2001	MLDW NEW REACTOR TRAYS
20001348	12/31/2001	CU7 FALL2001 T/A BAD ACTOR EQUIP UPGRADE
20001349	12/31/2001	CRUDE UNIT 7 FURNACE PIGGING FACILITIES
20001355	12/31/2001	HYDROGEN PLANT COOLING
20001356	12/31/2001	MLDW K-1 VIBRATION EQUIPMENT UPGRADE
20001429	2/28/2002	FIRE SYSTEM UPGRADE-PHASE 1
20001502	3/31/2002	S-74 TANK TURNAROUND—REPAIRS & UPGRADE
20001503	3/31/2002	TANK 1474 REPAIR & RECOMMISIONING
20001505	3/31/2002	PURCHASED ISO-BUTANE FLEXIBILITY
20001515	3/31/2002	BUMPLESS TRANSFER-SUBSTATION 2 & 10A
20001541	4/30/2002	FCC USGP DMCPLUS
20001542	4/30/2002	FCC Reactor/Regen/Maincol DMCPLUS
20001543	4/30/2002	New DO Analyzers for Aeration Basins
20001545	10/31/2003	ELECTRICAL RELIABILITY IMPROVEMENTS
20001549	4/30/2002	Purchase Rental Equipment-Portable Pumps
20001550	4/30/2002	PURCH LEASED/RENTAL EQUIP—VEHICLE PURCH
20001551	4/30/2002	COKER HEADCART REPLACEMENT/UPGRADE
20001552	4/30/2002	SUBSTATION REBUILDS-WATER INTAKE LOAD CT
20001553	4/30/2002	CU6 OVERFLASH LINE
20001573	5/31/2002	MLDW RUNDOWN LINE
20001574	5/31/2002	PURCHASE COOLING TOWER EQUIPMENT @FCC
20001580	6/30/2002	DRY LINES TO COKER
20001592	7/31/2002	OM TIWAY UPGRADE & AUTOMATION
20001611	8/31/2002	CU7 LIGHTING IMPROVEMENTS
20001612	8/31/2002	ALKYLATE WATER/WASH SYSTEM
20001653	9/30/2002	FIRE SYSTEM UPGRADE—PHASE 2
20001659	10/31/2002	FURF 2—FURFURAL COOLING FLEXIBILITY
20001661	10/31/2002	TANK 2842 RENTAL REDUCTION
20001662	10/31/2002	PURCHASE GODWIN PUMP @ API
20001663	10/31/2002	COKER PUMP RENTAL REPLACEMENT
20001672	11/29/2002	MOORING EQUIPMENT IMPROVEMENTS
20001673	11/29/2002	COKER WET GAS COMPRESSOR SEAL UPGRADE

Schedule 4.3 (d)

Paulsboro Fixed Assets - Refinery Assets

20001674	11/29/2002	COKER CLARIFIER PUMP RENTAL REPLACEMENT
20001683	12/31/2002	Upgrade Refinery Cameras & Controls
20001686	12/31/2002	H2 PLANT VALVE CHANGES
20001694	1/31/2003	COKER WATER PURGE LINE
20001696	1/31/2003	SRU COMPLEX H2S SENSOR REPL—PHASE 3
20001697	1/28/2003	TANK 2869-PRIMARY & SECONDARY SEAL UPGRA
20001707	2/28/2003	Replace G&W Oil Fused Cutouts-Sub MA
20001716	3/31/2003	CHD1 POUR PT. DEPRESSANT ADDITIVE PUMPS
20025807	6/30/2003	COKER AIR HOISTS INSTALLATION
20025808	6/30/2003	N0 6 FO COOLING
20025809	6/30/2003	DPCC TANK HIGH LEVEL ALARMS
20025812	6/30/2003	TANK S-70 REPAIRS
20025822	6/30/2003	NORTH FLARE TIP
20026113	1/1/2003	CHD-2 DEBOTTLENECK TO 27.5KBD
20026114	1/1/2003	LUBE OILLOADING FACILITIES
20026148	9/30/2003	LAB EQUIPMENT UPGRADE—PHASE 2
20028335	4/28/2003	FCC Reactor Cyclone & Trickle Valve Impv
20028337	10/31/2003	Install Crude Resid Metering Line
20028424	1/1/2004	UPGRADE CONTINUOUS EMISSION MONITORS
20028425	1/2/2004	N-2 STEAM TURBINE GENERATOR REL’Y UPGRAD
20028427	1/31/2004	COKER HEAD CART REPL/UPGRADE PROPOSAL
20028428	1/31/2004	Low NOx Burners Phase 1- Utility Plant
20028429	1/31/2004	N2 STG EFFICIENCY IMPROVEMENTS
20028430	1/31/2004	BERTH 1 FOAM SYSTEM UPGRADE
20028435	1/31/2004	REPLACE BUTANE & ALKYLATE BLEND METERS
20028440	1/31/2004	SPENT CAUSTIC INJECTION—WWTP
20028448	1/31/2004	COKER SLUDGE PROCESSING FACILITY
20028451	1/31/2004	DPCC COMPLIANCE—SPILL CONTAINMENT 2002
20028460	1/31/2004	DPCC COMPLIANCE—SPILL CONTAINMENT (2003)
20028461	1/31/2004	G-64 PUMP BYPASS
20028462	1/31/2004	G-6 PUMP BYPASS
20028463	1/31/2004	STEAM TRAP IMPROVEMENT PROGRAM
20028464	1/31/2004	PURCHASE COKER SLUDGE MIXING TK -PHASE 4
20028465	1/31/2004	ALKY MAIN FRACTIONATOR FEED PUMP UPGRADE
20028466	1/31/2004	CEMS UPGRADE FOR MARINE VAPOR RECOVERY
20028467	1/31/2004	LARGE FLOW FIRE MONITORS
20028468	1/31/2004	TANK S-64 NEW ROOF
20028673	3/23/2004	CHD FIREPROOFING INSULATION
20028720	4/20/2004	LAB EQUIPMENT REPLACEMENT 2003
20028743	4/30/2004	TANK 1969 REPAIRS
20028744	4/30/2004	UPGRADE FURF STORAGE TANK LEVEL GAUGING
20028802	5/31/2004	PTR T/A SMALL PROJECTS CAPITAL
20028803	5/31/2004	CHD 1 T/A SMALL CAPITAL PROJECTS
20028804	5/31/2004	CHD PETRICO TO COALESCER CONVERSION
20028805	5/31/2004	CU7 RESID STRAINER SAFETY UPGRADE
20028806	10/31/2004	PTR K-104 COMPRESSOR INSTRUMENT UPGRADE

Schedule 4.3 (d)

Paulsboro Fixed Assets - Refinery Assets

20028808	5/31/2004	CCR/FCC GASOLINE DESULFURIZATION-CCR
20028809	5/31/2004	CCR/FCC GASOLINE DESULFURIZATION-FGDU
20028810	5/31/2004	NHT HEATER REPLACEMENT
20031028	7/31/2004	TANK 756 REPAIR
20031042	7/31/2004	Reclass Precious Metals to Co 55
20031070	8/31/2004	CHD-1 COOLING TOWER 9 VENTS
20031171	9/30/2004	AIR RECEIVER BYPASS
20031278	10/31/2004	PAULSBORO DOCK REPAIRS
20031283	10/31/2004	FCC MAIN COLUMN BOTTOMS PUMP UPGRADE-PH4
20031284	10/31/2004	TANK S-75 REPAIR
20031301	10/31/2004	FCC Stack Gas Scrubber
20031304	10/31/2004	FCC REGENERATOR OVERPRESSURE
20031305	10/31/2004	INSTALL AMINE FLOW CHECK VALVES AT USGP
20031452	12/31/2004	PHA-INTERFACE LEVEL PROTECT@CHD2 & COKER
20031453	12/31/2004	GASOLINE BLENDER ON-LINE SULFUR ANALYZER
20031454	12/31/2004	LSD ISOLATION VALVES FOR S-64
20031456	12/31/2004	PIPING @ S-14 and S-34 TANKS
20031458	12/31/2004	S-80/81 CROSSTIE FOR CCR FEED
20031459	12/31/2004	CHD1 Reactors Sampling System Upgrade
20031461	12/31/2004	Refinery Containment Improvements
20031484	12/31/2004	STEAM TRAP IMPROVEMENT PROG - 2004
20031486	12/31/2004	PHA ITEMS 2004—FIREPROFFING LHDT & CU7
20031487	12/31/2004	PHA ITEMS 2004—FIREPRQFFING LHDT & CU7
20031491	12/31/2004	Spare Valves for 83- K2A/B
20036080	1/31/2005	VOC Seal Replacements
20036241	12/31/2004	ERB ARO
20036242	12/31/2004	North Pond ARO
20036255	3/31/2005	PURCHASE OM PUMP & COMPRESSORS
20036256	3/31/2005	DPCC 2004
20036298	4/30/2005	TANK 1116 FOAM PIPING
20036299	4/30/2005	BENZENE WASTE OPERATIONS NESHAP ENHANCE
20036300	4/30/2005	CU6 GAS ABATEMENT
20036303	4/30/2005	WWTP Unit Sewer Sump Pump Replacement
20036345	5/31/2005	CCR Gas Plant (PTR) KO Pot Pump Replacement
20036362	5/31/2005	GODWIN PUMP FOR FINISHED GASOLINE SERV.
20036475	6/30/2005	DCS INFRASTRUCTURE UPGRADE PHASE 1 - MLDW
20036485	6/30/2005	Finished Jet Filter Upgrade
20036486	6/30/2005	JET FILTER RELIEF VALVE ENVIORNMENTAL UPGRADE
20036487	6/30/2005	LUBE OIL RACK AIR ELIMINATORS UPGRADE
20036488	6/30/2005	REROUTE CCR STRIPPER O/H LIQUID TO FGDU
20036490	6/30/2005	CCR REGENERATOR TURNDOWN IMPROVEMENTS
20036492	6/30/2005	WEST TK FARM SUBMERSIBLE SUMP PUMP @S-8
20036493	6/30/2005	WEST TK FARM SUBMERSIBLE SUMP PUMP @S-10
20036494	6/30/2005	WEST TK FARM SUBMERSIBLE SUMP PUMP @S-46
20036495	6/30/2005	WEST TK FARM SUBMERSIBLE SUMP PUMP @S-54
20036496	6/30/2005	WEST TK FARM SUBMERSIBLE SUMP PUMP @S-61

Schedule 4.3 (d)

Paulsboro Fixed Assets - Refinery Assets

20036498	6/30/2005	WEST TK FARM SUBMERSIBLE SUMP PUMP @S-49
20036499	6/30/2005	WEST TK FARM SUBMERS’ SUMP PUMP @S-7/S-8
20036614	7/31/2005	FIREWATER UPGRADE—PHASE 3
20036639	8/31/2005	UPGRADE COKER ACID GAS LINE
20036640	8/31/2005	PURCHASE PORTABLE LUBE OIL PURIFIER UNIT
20036641	8/31/2005	UPGRADE EMERGENCY STORM WATER CONVEYANCE
20036674	9/30/2005	CRUDE #6 HIGH TAN CRUDE TREATMENT
20036676	9/30/2005	NORTH PLANT RELIEF SYSTEMS & FLARE EVAL
20036677	9/30/2005	REPLACE USGP REBOILER BUNDLES
20036678	9/30/2005	TANK 1970 UPGRADE
20036681	9/30/2005	DPCC 2005
20036682	9/30/2005	MODIFY CONTACT TANKS
20036683	9/30/2005	CCR SAFETY IMPROVEMENTS
20036710	10/31/2005	TANK S-38 ROOF REPL & SLUDGE SLURRYING
20036724	10/31/2005	DAF RUNDOWN LINE FLOW METER
20036774	11/30/2005	REFINED OIL SAFETY & WINTERIZATION
20036781	11/30/2005	CCR CATALYST LINE SKIN THERMOCOUPLE ADDI
20036844	12/31/2005	REDESIGN SULPHUR LOOK BOXES in SRU2
20036845	12/31/2005	REPAIRS TO SLOP OIL TANK 1920
20036847	12/31/2005	COKER SOUR WATER HEADER
20036951	12/31/2005	CCR TRANSFER LINES UPGRADE
20036955	12/31/2005	Landfill Closure
20036958	12/31/2005	CONDENSATE RECOVERY - NORTH PLANT
20036959	12/31/2005	HIGH LEVEL SWITCH TANK 1116
20036965	12/31/2005	EXTRACT CAPACITY UPGRADE
20036977	12/31/2005	CHD1 F430 K/O Pot Level Control
20037030	1/31/2006	MCB TO LCO JUMPOVER
20037067	2/28/2006	CCR REGENERATOR CATALYST LOADING IMPROV
20037069	2/28/2006	ADDITIONAL CCR BURN ZONE TI’S
20037089	2/28/2006	REPLACE BLEND METERS
20037090	2/28/2006	NORTH PLANT FUEL GAS ANALYZER
20037091	2/28/2006	FIRE WATER SYS DIVISION VALVES REPL(SD1)
20037092	2/28/2006	GTG LIQUID FUEL ELIMINATION
20037093	2/28/2006	GTG FIRE DETECTION & SUPPRESSION
20037112	3/31/2006	INSTRUMENT AIR SYSTEM IMPROVEMENT
20037125	3/31/2006	FCC EXPANSION — EXECUTION PHASE
20037129	3/31/2006	CONTROL OF VACUUM TRUCK SLOP
20037133	3/31/2006	BERTH 3 ASPHALT JUMPOVER
20037137	3/31/2006	DRY FIRE LINES AT DOCK
20037148	3/31/2006	API SEPARATOR COVER
20037160	4/30/2006	ALKY MITIGATION SYSTEMS UPGRADE
20037161	4/30/2006	LIGHT PRODUCTS LOADING AT BERTH 1
20037195	5/31/2006	SRU/TGU BURNER IGNITERS REPLACEMENT
20037196	5/31/2006	SRU / TGU NATURAL GAS SUPPLY
20037204	5/31/2006	SRU2 DEAERATOR REPLACEMENT
20037205	5/31/2006	85-E-7’s BYPASS PIPING

Schedule 4.3 (d)

Paulsboro Fixed Assets - Refinery Assets

20037207	5/31/2006	B-1 FUEL FLOW METER ADDITION
20037208	5/31/2006	USGP LIQUID AMINE ABSORBER TWR. UPGRADE
20037209	5/31/2006	REDESIGN SULPHUR LOOK BOXES IN SRU2
20037220	5/31/2006	FCC EXPANDER TURBINE
20037221	5/31/2006	NATURAL GAS TO H2 PLANT
20037222	5/31/2006	REPL PSV ON CHD2 SURGE DRUM 14-D-2
20037241	6/30/2006	K1 & K2 RELIABILITY UPGRADE
20037244	6/30/2006	FGDU E-8 EXCHANGER BUNDLE REPLACEMENT
20037258	7/31/2006	SRU’s / TGU’s TRANSFER LINES
20037266	7/31/2006	AMINE CIRCULATION PUMPS @ TG#80&81
20037268	7/31/2006	TG 80 & 81 STRETFORD SECTION REPL & IMPR
20037269	7/31/2006	COKER JET PUMP THERMOJET LUBE OIL DEHYDR
20037272	7/31/2006	GASOLINE TANK 1065 UPGRADE
20037273	7/31/2006	ADDITIONAL PROTO TKS FOR RBOB GASO BLEND
20037274	7/31/2006	OIL MOVEMENTS SLOP OIL TANK
20037316	8/31/2006	SRU3 H2S S02 RATIO ANALYZER
20037317	8/31/2006	SRU2- H2S S02 RATIO ANALYZER
20037321	8/31/2006	USGP/ALKY SAFETY VALVES ENVIRON UPGRADE
20037323	8/31/2006	TAIL GAS UNIT ANALYZER UPGRADE
20037333	9/30/2006	CHD1 PSV BLOWDOWN UPGRADE
20037334	9/30/2006	50-K-1 MAIN AIR BLOWER MOTOR UPGRADE
20037708	9/30/2006	LPG RAILCAR LOADER FALL PROTECTION
20037709	9/30/2006	RESTRICT VENTING FLOWRATE-LPG TO NO FLARE
20037722	9/30/2006	CHD 1 LEAN AMINE HOT BYPASS
20037842	11/30/2006	EPA 114 MEROX WASH NAPHTHA MODIFICATIONS
20037855	11/30/2006	COKER DEBUTANIZER TOWER RE-TRAY
20037857	11/30/2006	UPGRADE HGO RELIEF SYSTEM
20037859	11/30/2006	PIPING CONNECTION TO PUMP TK 1115 to FGDU
20037865	11/30/2006	CHD1 SALT DRYER INLET PIPING MODS/TIE-IN
20037923	12/31/2006	REPLACE VERTICAL SUMP PUMP @ S-49
20037924	12/31/2006	REPLACE VERTICAL SUMP PUMP @ S-52
20037925	12/31/2006	INSTALL STORM WATER SUMP/PUMP @ S-46
20037926	12/31/2006	REPLACE SUBMERSIBLE SUMP PUMP @ S-58
20037927	12/31/2006	REPLACE OLD SOUTH FLARE SUMP PUMP
20037935	12/31/2006	TANK S-68 UPGRADE
20037943	12/31/2006	CCR GAS PLT G-202/203/204 PUMP CONVERSIO
20037945	12/31/2006	PHA - COKER PSV’s TO FLARE HEADER
20037946	12/31/2006	PHA - ACTION ITEMS for 2006
20037947	12/31/2006	PHA ITEMS - 2005
20037966	1/31/2007	COKER JET PUMP TURBINE STEAM CHEST REPL
20037967	1/31/2007	RENTAL BOILERS PIPING CONNECTIONS
20037978	1/31/2007	CLOSED LOOP SAMPLING
20037999	2/28/2007	TGU REGEN REFLUX TEMP CONTROL
20038000	2/28/2007	EPA 114 ORPHAN STREAMS
20038003	2/28/2007	SOUTH PLT RELIEF SYSTEMS & FLARE EVALUAT
20038048	3/31/2007	BUCKEYE PIPELINE FILTRATION SYSTEM

Schedule 4.3 (d)

Paulsboro Fixed Assets - Refinery Assets

20038049	3/31/2007	REPLACE VERTICAL SUMP PUMP @ S-55
20038050	3/31/2007	CCR 83-E-6 VENT GAS COOLER PIPING UPGRAD
20038051	3/31/2007	CCR K-1 COMPR BELLY DRAINS
20038057	3/31/2007	CCR SEWER UPGRADE
20038082	4/30/2007	DEPROPANIZER SPENT AIR REROUTE
20038085	4/30/2007	UPGRADE G-108 PUMP FROM 2173 TK to VLI
20038091	4/30/2007	SOUTH PLANT FLARE FLOWMETER
20038124	5/31/2007	SRU EDUCTOR SYSTEM UPGRADE
20038130	5/31/2007	CU6 ATOMSPHERIC TWR PSV SAFETY IMPROVE
20038136	5/31/2007	EAST/WEST ASPHALT LDG RACK FALL PROTECT
20038138	5/31/2007	CU6 B-1 HEATER SAFETY UPGRADE PROJECT
20038162	6/30/2007	CU6 EMERGENCY ISOLATION VALVES
20038163	6/30/2007	CU6 BLOWDOWN SYSTEM CONTAINMENT
20038164	6/30/2007	CU6 WASH WATER
20038171	6/30/2007	GTG SYSTEM MONITORING UPGRADE
20038172	6/30/2007	GTG ATOMIZING AIR ELIMINATION
20038174	6/30/2007	COKER TK 2504 PIPING MOD
20038175	6/30/2007	COOLING TOWER CHEM. SYSTEM
20038177	6/30/2007	STOCK OIL TANK 2799 UPGRADE
20038186	6/30/2007	CCR REGENERATOR TWR HEAD LIFT PROTECTION
20038218	7/31/2007	CU6 CRUDE & RESID MASS FLOW METERS
20038505	8/31/2007	CRUDE TANK S-76 UPGRADE
20038506	8/31/2007	INSTALL FLOW METER ON “A” SUMP
20038508	8/31/2007	6505 TANK S-59 UPGRADE
20038530	9/30/2007	6155- TGU REGEN LEVEL CONTROL
20038534	9/30/2007	6091 G-407 RELIABILITY IMPROVEMENTS
20038538	9/30/2007	6038 - FGS CONDENSATE FLUSH SYSTEM
20038540	9/30/2007	6038 - FGS PUMP UPGRADE
20038542	9/30/2007	6151 - SULFUR RAIL CAR FALL PROTECTION
20038551	9/30/2007	Paulsboro Pond ARO Adjustment
20038553	10/31/2007	6401 WT#7 ELECTRICAL POWER SUPPLY
20038554	10/31/2007	6155 TGU AMINE SUMP FILTRATION
20038564	10/31/2007	6170 TANK 485 UPGRADE
20038576	10/31/2007	6001 - DCS BLDG ALARM SYSTEM UPGRADE
20038577	10/31/2007	6118 - MLDW FUEL GAS ANALYZER
20038584	10/31/2007	6505 - WEST OIL MVMTS THERMAL RELIEF PROJECT
20038587	10/31/2007	6022 - COKER ELECTRICAL INFRASTRUCTURE IMPROV
20038605	11/30/2007	6022 - COKER JET PUMP REPLACEMENT
20038612	11/30/2007	6003 Check Valves @ CU7 Slop Oil Header
20038613	11/30/2007	6427 - CT CHEMICAL INJECTION UPGRADE PHASE 2
20038630	12/31/2007	6092 - D5 - NEW LEVEL GAUGE AND TRANS
20038636	12/31/2007	CRUDE 7 ATMOS WASH WATER PROJECT PB06078
20038637	12/31/2007	PSV UPGRADE PROJECT PB07070
20038638	12/31/2007	DEHEX PSV PROJECT PB07061
20038639	12/31/2007	DESALTER PSV PIPING PB07073
20038640	12/31/2007	CHD-2 HEATER SAFETY UPGRADE PB06120

Schedule 4.3 (d)

Paulsboro Fixed Assets - Refinery Assets

20038648	12/31/2007	FURF 2 D-103 PUMP CONTAINMENT PB07033
20038651	12/31/2007	ELECTRICAL RELIABILITY IMPROVEMENTS 2005 PB05112
20038654	12/31/2007	Tank 2841 Upgrade PB07113
20038656	12/31/2007	Tank 54 Nitrogen Blanket System PB07081
20038662	12/31/2007	PHA - NON-T/A ACTION ITEMS 2006 PB06101
20038704	1/31/2008	6505 - S-14 TK NITROGEN BLANKET SYSTEM
20038705	1/31/2008	6003 -CRUDE UNIT 7 HEATER SAFETY SYS UPGRADE
20038706	1/31/2008	6380 - LUBE PLANT STEAM METER PROJECT
20038712	1/31/2008	6304 - North Flare Winterization
20038713	1/31/2008	6037 - FCC COMPLEX FIRE WATER SPRAYS
20038770	3/31/2008	FURF 1 HEATER SAFETY SYSTEM UPGRADE
20038771	1/31/2008	DPCC COMPLIANCE 2006
20038772	3/31/2008	Fixed H2S Monitoring in the NHT/CCR/FGDU
20038773	3/31/2008	Asphalt Tank 937 Upgrade
20038776	3/31/2008	Pretreated Naphtha to CCR
20038825	5/31/2008	Online Knock-Engine Controls Upgrade
20038835	6/30/2008	6003 - EPA 114 CRUDE UNIT 7 CEMS PROJECT
20038863	6/30/2008	PB07158- New WWTP Spent Caustic Tank
20038898	7/31/2008	Tank 2840 Upgrade
20038899	7/31/2008	6106 - PDA HEATER SAFETY SYSTEM UPGRADE
20038915	7/31/2008	6002 - CU6 Atmospheric Heater Burner Tip Upgrad
20038933	7/31/2008	6003 EPA 114 CRUDE UNIT 7 LOW NOX PROJECT
20038934	8/31/2008	6091 - CHD-1 SULFUR ANALYZERS
20038951	8/31/2008	6539 -LVGO Tank 412 Upgrade
20038952	8/31/2008	6186 - Tank 641 Oil Skimmer System
20038960	9/30/2008	6037 - H2S Fixed Monitoring FCC
20038961	9/30/2008	6022 - Coker DSO Rerouting
20038962	9/30/2008	6401 - WATER TREATER 7 INSTRUMENTATION
20038964	9/30/2008	6504 - Gasoline Tank 1066 Upgrade
20038967	9/30/2008	6091 -CHD1 Prod Quality Improvements
20038981	9/30/2008	6505 - Stage 1 QQQ Compliance Sewer Upgrade
20038982	9/30/2008	6038 - Stage 2 QQQ Compliance Sewer Upgrade
20038984	10/31/2008	6505 - STEAM TRAP UPGRADE 2007
20038987	10/31/2008	6042 - ALKY PHA 2006
20038989	10/31/2008	6022 - EPA 114 NORTH PLANT AMINE UPGRADE
20039005	10/31/2008	6186 - Bru Slop Oil to CU6 Charge Line
20039010	11/30/2008	6152 - KO POT AT SRU FOR FGS EXHAUST
20039014	11/30/2008	6369 - N. Plnt Condensate Hdr Bckpressure Ctrl
20039028	11/30/2008	6528 - Remote tank gauging 2799/2800
20039055	12/9/2008	Distillate Tank 1946 Upgrade
20039073	12/31/2008	CU6&7 VACUUM TWR OFF GAS HANDLING
20039074	12/31/2008	NORTH PLANT FLARE GAS RECOVERY
20039075	12/31/2008	SOUTH PLANT FLARE GAS RECOVERY
20039079	12/22/2008	Additional Closed Loop Samplers
20039080	12/31/2008	COVER RO AND COKER SEPARATORS
20039087	12/31/2008	FIRE WATER SYSTEM UPGRADE—PHASE 4

Schedule 4.3 (d)

Paulsboro Fixed Assets - Refinery Assets

20039097	12/31/2008	CHD-1 Stripping Steam Upgrade
20039098	12/31/2008	Finished Stock Tank 595 Upgrade
20039100	12/31/2008	Jet A Tank S-32 Upgrade
20039103	12/31/2008	Tank S-34 Replacement - Ph-3 Eng
20039110	12/31/2008	Emergency Mustering Stations - Stage 1
20039111	12/31/2008	FCC Expander Reliability Capital 2008
20039121	12/31/2008	MLDW K1 ESD PROJECT
20039129	1/14/2009	CRUDE 6 CAUSTIC TO CRUDE 7 CHARGE
20039143	1/31/2009	Asphalt Tank 2043 Upgrade
20039145	1/29/2009	TK 1000 STORM SUMP IMPROVEMENTS
20039148	1/31/2009	PURCHASE RENTAL COOLER AT CHDI
20039196	2/6/2009	FURF 1 EXTRACT COOLER
20039203	2/28/2009	Distillate Tank 1891 Upgrade
20039204	2/27/2009	Stage 1 Impoundment Basin Repl—Phase 3
20039205	2/28/2009	Crude 7 Fire Sprays
20039213	1/1/2009	EP-500: Freeze Point Analyzer
20039236	3/19/2009	REFINERY RELIEF SYSTEMS & FLARE EVALUATIONS
20039249	3/25/2009	PURCHASE POWER & LIGHTING EQUIPMENT
20039289	4/28/2009	Furf 2 3457 Piping
20039307	5/28/2009	COKER HEATER SAFETY SYSTEMS UPGRADE
20039308	5/28/2009	EPA 114 COKER LOW NOX PROJECT
20039309	5/28/2009	Coker PSV Improvements - 5 upgrades
20039310	5/28/2009	COKER HGO PUMP WARM UP LINE
20039311	5/28/2009	COKE DRUM BOTTOM UNHEAD/AUTO/INTERLOCK
20039314	5/28/2009	Coker Cutting Interlock Upgrade
20039319	5/31/2009	PB Naphtha Inhaul Line
20039320	5/21/2009	Coker K-201 Reliability
20039321	5/21/2009	Coker K-201 Safety Upgrade
20039330	1/1/2009	FGDU E-6 BUNDLE REPLACEMENT
20039331	5/29/2009	MLDW K-1 Lube and Seal Pump Driver Upgrade
20039332	5/26/2009	Coker - RIE UPS UPGRADE PROJECT
20039352	6/30/2009	PB Compressed Air System Upgrade
20039356	5/14/2009	PAULSBORO DOCK UPGRADE
20039359	7/1/2009	Gasoline NACE Corrosion Inhibitor Chem Injection
20039377	8/3/2009	CHD1 CHARGE TANK 1028 UPGRADE
20039378	5/8/2009	Coker Fuel Gas CEMS Analyzer
20039407	8/28/2009	EPA 114 COKER CEMS PROJECT
20039415	8/27/2009	TGU 80 & 81 Exch Gas Flow Meters
20039424	9/25/2009	Unit Based Lubrication StorageFacilities
20039427	9/23/2009	COKER BLOWDOWN RISK MITIGATION
20039428	9/24/2009	ASPHALT TANK 2042 UPGRADE
20039429	9/23/2009	Coker Heater Charge Pump Improvements
20039613	2/16/2010	Coker Sour Water Improvements
20039669	4/29/2010	Floating Roof Tank Socks

Asset Class	00002000	Crude Proc Equip

Schedule 4.3 (d)

Paulsboro Fixed Assets - Refinery Assets

Bal.sh.acct APC	0000011000	Crude Processing Fac

Balance sheet item	12	Refining and Related Facilities

Asset	Cap.date	Asset description
10000026	9/16/1998	Land
10000026	9/16/1998	Land
10000026	9/16/1998	Land-Demolition Reserve
10000026	9/16/1998	Land-Mobil Earnout 2001
10000026	9/16/1998	Land-Mobil Earnout 2003
10002418	12/31/2004	GROUNDWATER CEA BUFFER
10002419	12/31/2004	GROUNDWATER CEA BUFFER
10002420	12/31/2004	GROUNDWATER CEA BUFFER
10003385	12/31/2007	Groundwater CEA Buffer PB07107

Asset Class	00001000	Land - Refining

Bal.sh.acct APC	0000001000	Land

Asset	Cap.date	Asset description
11000037	11/29/2002	Paulsboro Infrastructure Changes
11000041	9/16/1998	Refinery Buildings
11000042	9/16/1998	Long-Term Capital Lease: Bldgs. - Trailers
11000043	9/16/1998	Pipe Shop Roof Extension - Hard Trades
11000047	9/30/2000	NEW REFINERY FIREHOUSE
11000084	1/31/2002	FIRE MARSHALL INSPECTION BLDG MODS
11000086	4/30/2002	Marine Gate Security
11028381	12/31/2005	PURCHASE FIVE BLAST RESISTANT TRAILERS
11028688	1/31/2006	TEMPORARY TRAINING CENTER
11029645	1/31/2007	TBA STOREHOUSE DRAINAGE CONTROL PROJECT
11031288	6/30/2008	SECURITY ENHANCEMENTS-Guardhouse

Asset Class	00001100	Buildings - Refining

Bal.sh.acct APC	0000002000	Buildings

Asset	Cap.date	Asset description
12000040	9/30/2002	SOUTH PARKING LOT
12003037	9/30/2004	CHEMICAL & HAZARDOUS WASTE STORAGE FACIL

Schedule 4.3 (d)

Paulsboro Fixed Assets - Refinery Assets

12003446	3/31/2005	SPCC CONTAINMENT UPGRADES PHASE 1
12003466	3/31/2005	RAIL CAR LOGISTICS
12021951	5/31/2005	REFINERY WATER SUPPLY RELIABILITY UPGRADE
12026556	2/28/2006	2005 SPCC CONTAINMENT COMPLIANCE
12026557	2/28/2006	TEMP DOCK REPAIRS—BERTH 2 STABILIZATION
12029811	6/30/2007	SPCC COMPLIANCE 2006
12032195	7/31/2008	6505 - EXTRACT LOADING RACK CANOPY
12032218	6/30/2008	SECURITY ENHANCEMENTS-Dock Perimeter Fencing
12032219	6/30/2008	SECURITY ENHANCEMENTS-Turnstiles
12032220	6/30/2008	SECURITY ENHANCEMENTS-Gate Facilities
12032231	6/30/2008	6697 - SECURITY IMPROVEMENTS
12032505	10/31/2008	6725 - New EOC
12035417	9/25/2009	Unit Based Lubrication StorageFacilities-Shed

Asset Class	00001200	Land & LH Imprv-Ref

Bal.sh.acct APC	0000004000	Leasehold improve.

Asset	Cap.date	Asset description
60000092	9/16/1998	Distributive Contr F&E
60000093	9/16/1998	HF Alkylation Unit F&E
60000094	9/16/1998	North Flare F&E
60000095	9/16/1998	Refinery Bldgs F&E
60000096	9/16/1998	Accounting F&E
60000097	9/16/1998	Employee Relations F&E
60000098	9/16/1998	Environmental Affairs F&E
60000099	9/16/1998	Security F&E
60000100	9/16/1998	Project Engineering F&E
60000101	9/16/1998	Gen. Refinery Exp. F&E
60000102	9/16/1998	Office Mech. Equip. F&E
60000103	9/16/1998	Nonprocess Computers F&E
60000104	9/16/1998	Computer Coord. F&E
60000105	9/16/1998	Y2K Project
60002861	12/31/2004	NDE EQUIPMENT FOR INSPECTION DEPT
60004604	10/31/2008	6725 - New EOC - Furniture & Equipment

Asset Class	00006000	Furn & Eqpt - Refin

Bal.sh.acct APC	0000012000	Office Furn. & Equip

Asset	Cap.date	Asset description
40000069	9/16/1998	Autos - Other

Schedule 4.3 (d)

Paulsboro Fixed Assets - Refinery Assets

40000070	9/16/1998	Trucks > 13000Ib
40000071	9/16/1998	Bulldozer/Tractor
40000072	9/16/1998	Cranes
40000073	9/16/1998	Trailers - Detachable
40000074	9/16/1998	Transportation Equip. in Office Furn & Fixt
40000093	9/30/2001	PURCHASE OF MANLIFTS
40000142	4/30/2002	PURCH LEASED/RENTAL EQUIP—VEHICLE PURCH
40000149	9/30/2002	Upgrade Shift Emergency Respons Vehicles
40000151	1/31/2003	2146 FIRE TRUCK REPLACEMENT
40001267	12/31/2004	NEW FUEL TRUCK
40001277	12/31/2004	PURCHASE 25 KUBOTA TRUCKS
40001278	12/31/2004	BUYOUT VEHICLE LEASES & PURCH 2 NEW TRUC
40001560	1/31/2006	PURCHASE HOSE TRAILER
40001562	2/28/2006	FIRE CHIEF VEHICLE / COMMAND POST
40001567	3/31/2006	2005 VEHICLE PURCH & LEASE BUYOUT
40001698	9/30/2006	PURCHASE (4) FORK LIFTS
40002014	3/31/2008	Purchase 20 RTV-900 Kubota Utility Trucks
40002151	10/31/2008	Ford Explorer 4WD Vin #1FMEU73E88UB01071
40002191	12/31/2008	2008 Fall Vehicle Order-CAR
40002204	1/31/2009	Security Vehicles for Refineries - F150
40002205	1/31/2009	Security Vehicles for Refineries - F150
40002206	1/31/2009	Security Vehicles for Refineries - F150
40002207	1/31/2009	Security Vehicles for Refineries - F150

Asset Class	00004000	Trans Eqpt - Refinin

Bal.sh.acct APC	0000013000	Transportation Equip

Asset	Cap.date	Asset description
50000246	3/31/2006	PURCH - 2 BRODERSON CRANES/LEASE BUYOUT
50000247	3/31/2006	PURCHASE 60 TON GROVE RT760E CRANE
50000344	10/31/2008	6731 - Fire Engine 2141

Asset Class	00005000	Oth Transport Equip

Bal.sh.acct APC	0000014000	Othr Transport Equip

Asset	Cap.date	Asset description
33000014	9/16/1998	Central Maintenance
33000015 33000016	9/16/1998 9/16/1998	Garage Storehouse
33000017	9/16/1998	Shop Equip. Reliability Admin.

Schedule 4.3 (d)

Paulsboro Fixed Assets - Refinery Assets

33000018	9/16/1998	Shop Equip. Soft Trades
33000019	9/16/1998	Shop Equip. Machine Shop
33000021	9/30/2000	Lab Gas Chrom. Y2K Upgrade
33000037	4/30/2002	Lab Equipment Upgrade 2001
33000115	12/1/2003	PURCHASE INFRARED CAMERA
33000151	6/30/2004	PURCHASE ALLOY ANALYZER FOR WAREHOUSE
33000184	12/31/2004	LABORATORY EQUIPMENT REPLACEMENT 2004
33000185	12/31/2004	NDE EQUIPMENT FOR INSPECTION DEPT
33000190	1/31/2005	PURCH. FLIR THEMACAM P65 INFRARED CAMERA
33000196	2/28/2005	ROTOALIGN PRO EX LASER SHAFT ALIGN SYSTEM
33000255	3/31/2006	LABORATORY EQUIPMENT REPLACEMENT 2005
33000275	9/30/2006	ELECTRICAL SAFETY AROUND INFRARED INSPECTION
33000290	1/31/2007	PUMP RELIABILITY TECHNOLOGY IMPROVEMENTS
33000363	1/31/2008	6579 - RELIABILITY TECHNOLOGY IMPROVE
33000400	5/31/2008	6575 - Instrument Shop Calibration & Test Equip
33000422	12/31/2008	Electric Shop Test Equipment

Asset Class	00003300	Shop Equipment

Bal.sh.acct APC	0000015000	Shop Equipment

Asset	Cap.date	Asset description
80000016	9/16/1998	Communication Equip. in Instrument Shop
80000044	11/30/2002	Paulsboro Infrastructure Changes
80000130	1/31/2006	PAULSBORO EMERGENCY RESPONSE EQUIPMENT
80000132	3/31/2006	NEW REFINERY RADIOS
80000194	5/24/2007	Cisco AVVID Voice-over-IP Phone System
80000198	9/30/2007	6725 - NEW MOTOROLA HAND RADIOS
80000199	10/31/2007	6575 - 900MHZ RADIO SYSTEM UPGRADE - 2006
80000204	6/30/2008	SECURITY ENHANCEMENTS-Security Cameras
80000205	6/30/2008	SECURITY ENHANCEMENTS-Video Monitors & Recorders
80000206	6/30/2008	SECURITY ENHANCEMENTS-Card Readers
80000209	10/31/2008	6725 - New EOC - Communication Equip
80000215	5/29/2009	Operations CCTV Project
80000229	11/3/2009	Tetco Communications System Upgrade

Asset Class	00008000	Commun Eqpt - Ref

Bal.sh.acct APC	0000021000	Communications Equip

Asset	Cap.date	Asset description
70000204	11/30/2002	Paulsboro Infrastructure Changes

Schedule 4.3 (d)

Paulsboro Fixed Assets - Refinery Assets

70000214	4/30/2003	PC Workstation Replacements/Upgrades
70000346	1/1/2004	PC Workstation Repl/Upg.
70000356	1/31/2004	LUBE RACK DCS CONSOLE
70000364	9/30/2004	PC Replacements and Upgrades - Paulsboro
70000443	3/31/2005	PC Replacement / Upgrade
70000469	9/30/2005	Internet Proxy Filtering Replacement
70000493	6/30/2006	Refinery WAN Router Upgrade - Paulsboro
70000532	3/31/2006	Paulsboro: PC Replacement
70000815	3/31/2007	2007 Desktop H/W Replacement - NJPBRF
70000842	12/31/2007	Paulsboro Switch and Core Project

Asset Class	00007000	Comp Equip - Refin

Bal.sh.acct APC	0000034000	Computer Equipment

Asset	Cap.date	Asset description
71000103	9/30/2002	ASPHALT LOADING COMPUTER SERVER REPLACE
71000107	10/31/2002	HONEYWELL APPLIC’N PROC PLATFORM (APP)NODE
71000114	1/31/2003	Aspen Common Engineering Suite Modeling
71000131	4/30/2003	EH&S-Occupational Health Manager Impleme
71000735	7/31/2003	PB Contractor Workforce Management
71000819	1/1/2003	Paulsboro InfoPlus Implementation
71001163	12/31/2003	Remote Access Upgrades - Paulsboro
71001168	12/31/2003	Microsoft Exchange Implementation-Paulsboro
71001183	1/1/2004	Infrastructure Upgrade - Paulsboro
71001184	1/31/2004	FIELD DATA COLLECTION AUTOMATION
71002394	2/28/2005	Active Directory 2003 Implementation
71002408	12/31/2004	Paulsboro Refinery Network Upgrade
71002432	4/30/2005	Paulsboro Refinery 50 Building Rewire
71002433	10/24/2005	Fiber Runs to High Density Buildings
71002434	12/31/2005	Fiber Optic Cable Security & Compound
71002609	12/31/2004	DLT Tape Library Replacement
71003023	4/30/2005	SMS Server Hardware Upgrade
71003068	7/31/2005	Database HW Upg. / Rep. - Paulsboro
71003231	3/31/2006	Paulsboro IPX to IP.21 Migration
71003271	7/30/2005	Remote Site TSM Server Replacement
71003514	7/31/2006	Rollout of Whse Handheld Device/Barcode
71003569	4/30/2006	DCS INFRASTRUCTURE-SAFETY & SECURITY UPG
71003577	7/10/2006	Process Control Network Security Enh. - PB
71003636	8/31/2006	VMWare/SAN Implementation - PAULSBORO
71003677	8/31/2006	DCS, Maint. & Reliability Bldgs Rewire
71003758	11/6/2006	TSM Server replacements - Paulsboro
71003810	1/29/2007	Lab - Install Chrom. & Inst Interface PB
71004136	9/30/2007	VMWare Third Server Implement - NJPBRF

Schedule 4.3 (d)

Paulsboro Fixed Assets - Refinery Assets

71004197	11/30/2007	Refinery Tkt Imaging &Rpt Automation - PB
71004253	1/31/2008	NetScout - Paulsboro
71004303	2/28/2008	VIP/Asset Hub Migration to Standalone In
71004318	3/31/2008	2008 Desktop H/W Replacement - PBRF
71004417	10/31/2008	6725 - New EOC - Computer Hardware
71004422	9/15/2008	Paulsboro East Plant Fiber Repair
71004448	9/30/2008	VCS08-IS187 SCCM 2007 Upgrade - PB HW
71004476	8/31/2008	VCS08-IS088 Refinery Voice/Network Tech Refresh
71004745	9/30/2009	VCS09-IS062 2009 PC Replacement - Refineries HW PB
71004880	12/31/2009	Refinery Network Proxy Refresh-PB
71004883	12/30/2009	IntelaTrac System by Symbol (Handheld Devices)

Asset Class	00007100	Comp Hrdwr - Refin

Bal.sh.acct APC	0000034001	Computer Hardware

Asset	Cap.date	Asset description
72000035	9/16/1998	Distributive Contr Computer Software
72000036	9/16/1998	West Oil Movement Computer Software
72000037	9/16/1998	Computer Coord. Computer Software
72000043	6/30/2000	PB Aspen Tech License & Maintenance 2000
72000045	9/30/2000	DCS CONSOLE UPGRADES - COMPUTER SOFTWARE
72000047	11/30/2000	Aspen’s Plantelligence System - PB
72000054	12/31/2000	PB Lab Info Mgt System (LlMS) Implement
72000068	8/31/2001	PB AspenTech License Fee
72000111	1/31/2002	INDUSTRIAL HYGIENE REGULATORY COMPLIANCE
72000125	8/31/2002	AspenTech License Fee
72000130	8/31/2002	Runout Standardization and Reporting
72000147	1/31/2003	PLANTWARE HAZCOM REGULATORY COMPLIANCE
72000155	1/31/2003	Equipment Specification Standardization
72000157	1/31/2003	DISPERSION & EXPLOSION MODELING SOFTWARE
72000158	1/31/2003	PCMS-SAP Interface
72000164	1/31/2003	ASPEN FCC PROCESS MODEL
72000173	3/31/2003	FILEMAKER PRO DATABASE UPGRADE
72000182	4/30/2003	EH&S-Occupational Health Manager Impleme
72000701	8/31/2004	PURCHASE RISK BASED INSPECTION SOFTWARE
72000841	12/31/2004	PURCH. RELIABILITY CENTERED MAINT SOFTWARE
72001004	5/31/2005	CRITICAL EQUIP AUTOMATED CONDITION ASSESSMENT
72001127	11/30/2005	ASPEN UTILITIES FOR ENERGY MANAGEMENT
72001159	1/31/2006	TRACK SOFTWARE v5.0 IMPLEMENTATION
72001259	7/31/2006	SAP Acceleration Asset Co 51 7200
72001572	1/31/2008	6551 - NRX VIP PHASE 1
72001658	7/31/2008	VCS08-IS090 Call Manager Upgrade
72001755	12/31/2009	Refinery Network Proxy Refresh-PB

Schedule 4.3 (d)

Paulsboro Fixed Assets - Refinery Assets

72001756	12/30/2009	Wonderware Intelatrac Software

Asset Class	00007200	Comp Software - Ref

Bal.sh.acct APC	0000034002	Computer Software

Balance sheet item 13		Other Properties

Asset	Cap.date	Asset description
939910	5/31/2005	Engineering - Contractor (Phse 2-3)
944401	10/31/2005	Engineering - Contractor
944404	9/30/2005	Electrical - Contractor
959614	10/31/2006	Engineering - Contractor
959615	1/31/2010	Engineering - Valero Labor
959617	1/31/2010	Electrical - Contractor
959621	7/31/2006	Instrument - Material
986177	6/30/2007	Engineering (Phs 2-3) - Contractor
986262	6/30/2007	CHD 1 Reactor- Materials
988261	8/31/2007	ISBL Engineering - Contractor (Ph 2-3-4)
988367	3/31/2008	Field Execution - Contractor
988368	8/31/2007	Project Eng/Execution - Contractor
988369	10/31/2007	Other Contractor - Contractor
991606	2/28/2008	Site Preparation - (Phase 3)
991607	12/31/2008	Instruments (Phs 3) - Contractor
994945	12/31/2007	Engineering - Phase II
998815	1/31/2008	Feed Filters - Material
998816	2/28/2008	Pkg 1 Feed Filters Mechanical
999628	5/31/2008	General Construction - Contractor
999629	10/31/2008	Inspection / Testing - Contractor
999633	3/31/2008	Storage Tanks - Contractor
999635	12/31/2008	Pipe/Flanges/Fittings - Contractor
999638	4/30/2008	Electrical - Contractor
999641	11/30/2008	Concrete / Foundations - Materials
999642	8/31/2008	Pumps - Materials
999643	10/31/2008	Agitator/ Mixer - Materials
999645	6/30/2008	Pipe/Flanges/Fittings - Materials
999646	6/30/2008	Valve - Materials
999647	1/31/2009	Structural Steel - Materials
999648	7/31/2008	Electrical - Materials
999649	8/31/2008	Instruments - Materials
999653	7/31/2008	Concrete / Foundations - Contractors
1001561	4/30/2008	OSBL Engineering - Contractor (Phs 3-4)
1001562	8/31/2008	Reactor Internals - Materials
1001563	3/31/2009	Heat Exchangers - Materials

Schedule 4.3 (d)

Paulsboro Fixed Assets - Refinery Assets

1001564	4/30/2009	Pumps - Materials
1001565	8/31/2008	Pressure Vessels/ Drums - Materials
1003596	5/31/2008	Miscellaneous Equipment - Material
1006511	7/31/2008	Engineering - Phase 2-3
1007981	8/31/2008	Engineering - (Ph 2-3)
1007984	8/31/2008	Valves - Material (Ph 2-3)
1007985	11/30/2008	Engineered Specialties - Material(Ph2-3)
1015314	11/30/2008	Demolition - Contracts
1015315	2/28/2009	Heavy Haul/Crane - Contracts
1015316	12/31/2008	Civil - Contracts
1015317	3/31/2009	Steam Generator - Contracts
1015318	7/31/2009	Deaerator - Contracts
1015326	7/31/2009	Instrumentation - Contracts
1015327	8/31/2009	Fireproofing - Contracts
1015331	9/30/2009	Valves/Piping - Materials
1015332	3/31/2009	Instruments - Materials
1015348	11/1/2008	Licenses / Royalties - Contracts
1015656	11/30/2009	General Construction - Contractor
1015657	12/31/2008	Engineering - Contractor
1015659	1/31/2010	Demolition - Contractor
1015660	5/31/2010	Concrete/Foundations - Contractor
1015662	12/31/2009	Pipe/Flanges/Fittings - Contractor
1015663	1/31/2010	Structural Steel - Contractor
1015664	4/30/2010	Instruments - Contractor
1015665	5/31/2010	Refractory - Contractor
1015667	5/31/2010	Concrete/Foundations - Material
1015670	12/31/2009	Pipe/Flanges/Fittings - Material
1015672	12/31/2008	Instruments - Material
1015674	5/31/2010	Concrete/Foundations - Equipment Rental
1016814	9/30/2009	Engineering - Contractor
1016815	11/30/2009	Electrical - Contractor
1016816	10/31/2009	Electrical - Material
1020473	4/30/2009	Engineering - Contractor
1020475	10/31/2009	Pipe/Flanges/Fittings - Contractor
1020477	9/30/2009	Electrical - Contractor
1020479	7/31/2009	Pumps - Material
1020482	6/30/2009	Instrument - Material
1022269	8/31/2009	Engineering - Project Development (Ph3)
1022270	9/30/2009	Phase 3 -Project Development Filter Unit
1024234	11/30/2009	Site Preparation - PH2-3
1024235	11/30/2009	Engineering - PH2-3
1024236	5/31/2010	Concrete/Foundations - PH2-3
1024237	2/28/2010	Heat Exchangers - PH2-3
1024238	6/30/2010	Pumps - PH2-3
1024240	5/31/2010	Pipe/Flanges/Fittings - PH2-3
1024242	5/31/2010	Electrical - PH2-3

Schedule 4.3 (d)

Paulsboro Fixed Assets - Refinery Assets

1024243	6/30/2010	Other - PH2-3
1026080	2/28/2010	Engineering - Contractor
1026081	4/30/2010	Paving/Draingage - Contractor
1026082	3/31/2010	Storage Tanks - Contractor
1026083	3/31/2010	Pipe/Flanges/Fittings - Contractor
1026084	6/30/2010	Instruments - Contractor
1026087	4/30/2010	Storage Tanks - Material
1026089	6/30/2010	Instrument - Material
1026092	3/31/2010	Storage Tanks - Equipment Rental
1026292	6/30/2010	Hardware Costs 2nd Quarter
1027345	3/31/2010	Engineering - Contractor
1027978	6/30/2010	Vacuum Belt Filter Unit - Contractor
1028228	5/31/2010	Engineering - Contractor
1028310	5/31/2010	Engineering - Contract
1028314	6/30/2010	Pipe/Flanges/Fittings - Contract
1028708	5/31/2010	Dock Upgrade - Punchlist Items - Final

Asset Class	00090001	AUC (Auto)

Bal.sh.acct APC	0000032000 AUC

Balance sheet item	14	Construction Work in Progress

Company Code	0051	VALERO REFINING CO. - NJ

Schedule 4.3 (d)

Paulsboro Fixed Assets - Rolling Stock

Unit #	VIN	Year	Make	Model
01071	1FMEU73E88UB01071	2008	FORD	EXPLORER
05529	1FTRF12WX9KB05529	2009	FORD	F150
07024	1FMEU73E99UA07024	2009	FORD	EXPLORER
07093	1FTNF20567EA79277	2007	FORD	F250SD
11355	1FTNF21535EB11355	2005	FORD	PICKUP
18212	1FTRF12W15NB18212	2005	FORD	PICKUP
26719	1FTRX14WX9FA26719	2009	FORD	F150 SUPERCAB 4X4
31984	1FTNF20535ED31984	2005	FORD	PICKUP
40921	1FTHF36H8MKA40921	1991	FORD	F350
44007	1FTDF15Y2MNA94007	1991	FORD	F-150
44014	1FDXK84A6NVA01184	1992	FORD	FORD-MT
44015	1FTDF15Y0NNA34910	1992	FORD	F150
44018	1FTDF15Y0NNA79782	1992	FORD	F150
44026	1FTDF15Y6NNA90916	1992	FORD	F150
44027	1FTDF15Y4NNA90915	1992	FORD	F150
44030	1FTDF15Y9NNA90912	1992	FORD	F150
44034	1FTDF15Y7NNA90908	1992	FORD	F150
44035	1FTDF15Y5NNA90907	1992	FORD	F150
44036	1FTDF15Y3NNA90906	1992	FORD	F150
44039	1FTDF15Y1NNA90905	1992	FORD	F150
44049	1FTDF15Y4PNB05335	1993	FORD	F-150 STYLESIDE
44051	2FTEF15Y3PCB41351	1993	FORD	F-150 STYLESIDE
44056	1FTDF15Y5RNB68740	1994	FORD	F-150 STYLESIDE
44057	1FTDF15Y9RNB68739	1994	FORD	F-150 STYLESIDE
44064	1FTEF15Y2SNA98947	1995	FORD	F150
44065	1FMCA11U6SZA77127	1995	FORD	AEROSTAR
49537	1FTRE14W35HA49537	2005	FORD	E150 VANS
58849	1FTRF12WX5NA58849	2000	FORD	PICKUP
69031	1FDXF70H9LVA09178	1990	FORD	FORD
70723	1FDKF37H8JNA57423	1988	FORD	F 350
70803	F	1992	FORD	F 350
70804	1FTHF26H7LNA58009	1990	FORD	F-250
70831	1FTDF15Y1LNA70747	1990	FORD	F-150
70843	1FTDF15Y3LNA70751	1990	FORD	F-150
70845	1FTDF15Y5LNA70744	1990	FORD	F-150
70847	1FTDF15Y2LNA70742	1990	FORD	F-150
70849	1FMDA11U2LZA82430	1990	FORD	A-11
71651	1FTDF15Y8MKA16168	1991	FORD	F-150
71652	1FTDF15Y3MKA17566	1991	FORD	F-150
71658	1FTDF15Y6MKA37293	1991	FORD	F-150
78002	1FTZF1828YNC13097	2000	FORD	F150
78003	1FTZF1829YNC13092	2000	FORD	F150
78004	1FTZF1820YNC13093	2000	FORD	F150

Schedule 4.3 (d)

Paulsboro Fixed Assets - Rolling Stock

78005	1FTZF1822YNC13094	2000	FORD	F150
78006	1FTZF1826YNC13096	2000	FORD	F150
78007	1FTZF1724YNC13079	2000	FORD	F150
78010	1FTZF1720YNC13077	2000	FORD	F150
78011	1FDKF37H8LNA58011	1990	FORD	F 350
78012	1FTZF1723YNC13073	2000	FORD	F150
78013	1FTYR10C3YTB29904	2000	FORD	RANGER
78015	1FTYR10C5YTB25787	2000	FORD	RANGER
78016	1FTYR10C6YTB25782	2000	FORD	RANGER
78017	1FTYR10C1YTB25771	2000	FORD	RANGER
78018	1FTYR10C4YTB29891	2000	FORD	RANGER
78019	1FTYR10C3YTB25769	2000	FORD	RANGER
78020	1FTYR10CXYTB29902	2000	FORD	RANGER
78025	1FTYR10C9YTB29907	2000	FORD	RANGER
78026	1FTYR10C5YTB29905	2000	FORD	RANGER
78029	1FTYR10C6YTB29881	2000	FORD	RANGER
78037	1FTYR10C6CYTB2990	2000	FORD	RANGER
78038	1FTYR10C8YTB29882	2000	FORD	RANGER
78041	1FTYR10C8YTB25783	2000	FORD	RANGER
78045	1FTYR10C4YTB25778	2000	FORD	RANGER
78046	1FTYR10C6YTB25779	2000	FORD	RANGER
78047	1FTYR10C2YTB25777	2000	FORD	RANGER
78051	1FTYR10C3YTB29885	2000	FORD	RANGER
78062	1FTYR10X5YTB18874	2000	FORD	RANGER
78662	1FDXR82E5SVA81252	1995	FORD	LN80000
79418	1FMYU93196KA79418	2006	FORD	ESCAPE
86681	1FTVX14525NB86681	2005	FORD	F150
90297	1FTRF12W49KA90297	2009	FORD	F150
97047	1FTRF12W59KA97047	2009	FORD	F150
72144	1NKLL29X5BK700750	1981	KENW	FOAM TRUCK
11558	11558		KUBO	RTV 1100
13893	13893		KUBO	RTV 900 G-H
14406	14406		KUBO	RTV 900 G-H
18067	18067		KUBO	RTV 900 G-H
18270	18270		KUBO	RTV 900 G-H
18420	18420		KUBO	RTV 900 G-H
19375	19375		KUBO	RTV 900 G-H
19735	19735		KUBO	RTV 900 G-H
21479	21479		KUBO	RTV 900 G-H
22518	22518		KUBO	RTV 900 G-H
26166	26166		KUBO	RTV 900 G-H
26168	26168		KUBO	RTV 900 G-H
27395	27395		KUBO	RTV 900 G-H
29578	29578		KUBO	RTV 900 G-H

Schedule 4.3 (d)

Paulsboro Fixed Assets - Rolling Stock

29648	29648		KUBO	RTV 900 G-H
29754	29754		KUBO	RTV 900 G-H
29756	29756		KUBO	RTV 900 G-H
29773	29773		KUBO	RTV 900 G-H
29803	29803		KUBO	RTV 900 G-H
29811	29811		KUBO	RTV 900 G-H
29828	29828		KUBO	RTV 900 G-H
34616	34616		KUBO	RTV 900 G-H
45007	45007		KUBO	RTV 900 G-H
46344	46344		KUBO	RTV 900 G-H
46349	46349		KUBO	RTV 900 G-H
86395	86395		KUBO	RTV 900 G-H
86405	86405		KUBO	RTV 900 G-H
86412	86412		KUBO	RTV 900 G-H
86661	86661		KUBO	RTV 900 G-H
86825	86825		KUBO	RTV 900 G-H
86858	86858		KUBO	RTV 900 G-H
86888	86888		KUBO	RTV 900 G-H
86902	86902		KUBO	RTV 900 G-H
86904	86904		KUBO	RTV 900 G-H
86907	86907		KUBO	RTV 900 G-H
86913	86913		KUBO	RTV 900 G-H
86915	86915		KUBO	RTV 900 G-H
86967	86967		KUBO	RTV 900 G-H
87323	87323		KUBO	RTV 900 G-H
87331	87331		KUBO	RTV 900 G-H
87625	87625		KUBO	RTV 900 G-H
87755	87755		KUBO	RTV 900 G-H
87759	87759		KUBO	RTV 900 G-H
12675	12675		KUTO	RTV 900 G-H
14502	14502		KUTO	RTV 900 G-H
22520	22520		KUTO	RTV 900 G-H
46355	46355		KUTO	RTV 900 G-H
86970	86970		KUTO	RTV 900 G-H
46165	1P3XA46KXNF246165	1992	PLYM	ACCLAIM
72143		1980	TANK	FOAM TANKER
02136	LSCBB43D44A020136	2004	TIGE	STAR X-CAB, #640100
07419	LSCBB43D14A017419	2004	TIGE	STAR X-CAB, #640100
07442	LSCBB43D74A017442	2004	TIGE	STAR X-CAB, #640100
14747	LSCBB43D34A014747	2004	TIGE	STAR X-CAB, #640100
17422	LSCBB43D14A017422	2004	TIGE	STAR X-CAB, #640100
17429	LSCBB43D44A017429	2004	TIGE	STAR X-CAB, #640100
17432	LSCBB43D44A017432	2004	TIGE	STAR X-CAB, #640100
17434	LSCBB43D84A017434	2004	TIGE	STAR X-CAB, #640100

Schedule 4.3 (d)

Paulsboro Fixed Assets - Rolling Stock

17435	LSCBB43DX4A017435	2004	TIGE	STAR X-CAB, #640100
17436	LSCBB43D14A017436	2004	TIGE	STAR X-CAB, #640100
20120	LSCBB43D04A020120	2004	TIGE	STAR X-CAB, #640100
20121	LSCBB43D24A020121	2004	TIGE	STAR X-CAB, #640100
20122	LSCBB43D44A020122	2004	TIGE	STAR X-CAB, #640100
20123	LSCBB43D64A020123	2004	TIGE	STAR X-CAB, #640100
20124	LSCBB43D84A020124	2004	TIGE	STAR X-CAB, #640100
20126	LSCBB43D14A020126	2004	TIGE	STAR X-CAB, #640100
20127	LSCBB43D34A020127	2004	TIGE	STAR X-CAB, #640100
20128	LSCBB43D54A020128	2004	TIGE	STAR X-CAB, #640100
20129	LSCBB43D74A020129	2004	TIGE	STAR X-CAB, #640100
20130	LSCBB43D34A020130	2004	TIGE	STAR X-CAB, #640100
20131	LSCBB43D54A020131	2004	TIGE	STAR X-CAB, #640100
20132	LSCBB43D74A020132	2004	TIGE	STAR X-CAB, #640100
20133	LSCBB43D94A020133	2004	TIGE	STAR X-CAB, #640100
20137	LSCBB43D64A020137	2004	TIGE	STAR X-CAB, #640100
20141	LSCBB43D84A020141	2004	TIGE	STAR X-CAB, #640100
18540	1FVACXDC85HU18540	2005	****	FREIGHTLINER
86034	86034		****	RTV 900 G-H
97565	97565		****	RTV 900 G-H
46576	2146576		EZGO	EZ-GO CAR
52670	2152670		EZGO	EZ-GO CAR

Schedule 4.3 (d)

Paulsboro Fixed Assets - Safety Apparatuses

Device Type	Year	Age	Pump Capacity	Manufacturer	License Number	VIN Number	Foam Capacity
Foam Pumper	2008	2	3000 gpm	E-One	XN962G	4ENGAAA8381004023	700 gal foam
Pumper	1988	20	1500 gpm	KME Foam Pump	X8207T	1K9AF4289JN058097	1000 gal foam
Ladder	2002	6	3000 gpm	E-One	X8285T	4ENGAAA8X21005208	400 gal foam
Ambulance	1983	25	N/A	Ford E250	X70Z72	1FTJS34L8DHA25904	N/A
Ambulance	1994	14	N/A	Ford F350	XC980C	1FDKE30M2RHB50880	N/A
Shift Fire Com	2001	7	N/A	Ford F350	X5961L	1FDSF34S51ED73667	N/A
Shift Fire Com	2001	7	N/A	Ford F350	X5962L	1FDSF34S71ED73668	N/A
Fire Chief	2006	2	N/A	Ford Expedition	XG568W	1FMPU145X6LA26848	N/A
Portable Pump	1995	13	2500 GPM	Williams	N/A	pump 1-85184-01-1 RG6076H546138	N/A
Portable Pump	1995	13	2500 GPM	Williams	N/A	pump 1-85184-01-2 RG6076H546139	N/A
LDH Trailer	1991	17	N/A	Magnum	T774TD	MAG2535B91	N/A
LDH Trailer	2006	2	N/A	Magnum	TCB27N	1M4FH24465T19010	N/A
Foam tanker	1980	28	3000/100	DNS		NO VIN
Foam Tanker	1981	27	4800/100	Kenworth	XA127F	1NKLL29X5BK70050
Foam Header Trailer	2001	7	N/A	Carry-On Corp.	T64K4W	4YMUK14131C041139	N/A
HazMat	1988	20	N/A	E-One	X8210T	1GDP7D1Y4JV515475	N/A
HazMat Trailer	1991	17	N/A	Wells Cargo	T48D3B	1WC200J20H1052190	N/A
HazMat Trailer	2006	2	N/A	Wells Cargo	TCB71M	1WC200J2868008167	N/A
Rescue Truck	2001	7	N/A	Ford F-750	X6291L	3FDXW75N41MA79483	N/A
Rescue Truck	2005	3	N/A	Ford F-250	XD927S	1FTNF20505EA28628	N/A
Rescue Truck	2004	4	N/A	Ford F-350	XD928S	1FDSF34P64ED09511	N/A
Rescue Trailer	1992	16	N/A	Wells Cargo	T39P8E	1WC200L21N1053925	N/A
Rescue Trailer	1991	17	N/A	Magnum	T773TD	MAG2535B91	N/A
Monitor	2003	5	N/A	Williams	T24Y2K	31718JSV0403	N/A
Monitor	2003	5	N/A	Williams	T23Y2K	31719JSV0403	N/A
Monitor	1987	21	N/A	Williams		NO VIN - Too Old	N/A
Monitor	1987	21	N/A	Williams		NO VIN - Too Old	N/A
Monitor	1987	21	N/A	Williams		NO VIN - Too Old	N/A

Schedule 4.4(a)-1

Material Company Contracts

1.	Asset Sale and Purchase Agreement between Valero Refining Company-New Jersey and Mobil Oil Corporation dated September 16, 1998, as amended through the Execution Date.

2.	The Tech Center Lease described in Section 1.1(a) of these Schedules.

3.	Intellectual Property Rights License Agreement between Valero Refining Company-New Jersey and Mobil Oil Corporation dated September 16, 1998, as amended through the Execution Date.

4.	MLDW Catalyst Lease Agreement (I) between Valero Refining Company-New Jersey and Mobil Oil Corporation dated September 16, 1998, as amended through the Execution Date.

5.	MLDW Catalyst Lease Agreement (II) between Valero Refining Company-New Jersey and Mobil Oil Corporation dated September 16, 1998, as amended through the Execution Date.

6.	MLDW Catalyst Lease Agreement (MLDW-4) between Valero Refining Company-New Jersey and Mobil Oil Corporation dated September 15, 2001, as amended through the Execution Date.

7.	Utilities Services Agreement between Valero Refining Company-New Jersey and Mobil Pipe Line Company dated September 16, 1998, as amended through the Execution Date.

8.	Utilities Services Agreement between Valero Refining Company-New Jersey and Mobil Technology Company dated September 16, 1998, as amended through the Execution Date.

9.	Lube Plant and Light Products Terminal Utility Services Agreement between Valero Refining Company-New Jersey and Mobil Oil Corporation dated September 16, 1998, as amended through the Execution Date.

10.	Agreement for Access to Refinery After Closing between Valero Refining Company-New Jersey and Mobil Pipe Line Company dated September 16, 1998, as amended through the Execution Date.

11.	Temporary Access Agreement between Valero Refining Company-New Jersey and Mobil Oil Corporation dated September 16, 1998, as amended through the Execution Date.

12.	Temporary Access Agreement between Valero Refining Company-New Jersey and Mobil Technology Company dated September 16, 1998, as amended through the Execution Date.

13.	Emergency Response Services Agreement between Valero Refining Company-New Jersey and Mobil Oil Corporation, Mobil Pipe Line Company, and Mobil Technology Company dated September 16, 1998, as amended through the Execution Date.

14.	Technology Agreement Mobil Engineering Practices Guides between Valero Refining Company-New Jersey and Mobil Technology Company dated September 16, 1998, as amended through the Execution Date.

15.	The following contracts related to natural gas supply and transportation:

Counter-Party	Contract Name	Contract Date

Colonial Energy, Inc.	Base Contract for Sale and Purchase of Natural Gas	October 22, 2003

Coral Energy Resources	Base Contract for Sale and Purchase of Natural Gas	June 1, 2004

Virginia Power Energy Marketing, Inc.	Base Contract for Sale and Purchase of Natural Gas	July 1, 2003

South Jersey Gas Company	Standard Gas Service Agreement (LVCS)	December 11, 2002

Texas Eastern Transmission Corporation	Service Agreement	December 4, 1998

16.	The following contracts related to the supply of industrial gases:

a.	Pipeline Product Purchase Agreement dated October 1, 1986 between Linde LLC, as successor to The BOC Group, Inc. and the Company as successor to Mobil Oil Corporation, as amended.

b.	Oxygen Supply Agreement dated June 14, 2001, between Praxair, Inc. and the Company, as amended by Amendment Number One dated April 1, 2005 and Amendment Number Two dated July 1, 2010.

c.	Product Supply Agreement dated January 12, 2005, between Linde LLC, as successor to The BOC Group, Inc. and the Company, as amended.

17.	The following electricity-related contracts:

a.

Agreement for Purchase of Electric Power dated July 10, 1989 between Atlantic City Electric Company and the Company as successor to Mobil Oil Corporation, as amended by Agreement to Modify Power Purchase Agreement dated

November 28, 2001 between Atlantic City Electric Company and the Company. [Note this Agreement will be replaced with a new PJM style Agreement. If the Company desires to export electricity following the expiration of this Agreement it will have to get market rate based authority]

b.	Interim Interconnection Agreement dated August 1, 2003 between Atlantic City Electric Company d/b/a Conectiv Power Delivery and the Company. [See note in a. above]

18.	Rail Line Service Agreement dated June, 2000 between SMS Rail Service, Inc. and the Company.

19.	Railcar Loading Service Agreement dated September 20, 2001 between SMS Rail Service, Inc. and the Company.

20.	The following contracts for materials and services related to the Refinery (i) have annual spend in excess of $1,000,000, or (ii) have a term greater than one year, are not otherwise terminable by the Company at its option, and require the Company to make payment obligations each year, and constitute Material Contracts:

Vendor	Description	Local Contract #
JJ White Inc.	General Contractor	PB05WA008
Weeks Marine Inc.	Marine Construction	PB07WA027
MP Murphy Industrial Contractors LLC.	Construction Maintenance Contractor, Oil Spill Clean Up, Snow Removal	T-02-01
General & Mechanical Contractors Inc.	General Construction	M-00-106
UNI Engineering.	Engineering	T-01-02
Allstate Power Vac Inc.	Vacuum Service & Tank Cleaning	T-00-60
Pico Mechanical Inc.	Piping Contractor/Tank Services	T-00-13
Onboard Engineering Corp	Engineering Services	PB09WA7969
CBI Services Inc.	Engineering Services	M-03-006
Aim Mechanical Services LLC	Rotating Equipment Repair	PB08WA7079-00
Siemens Water Technologies Corp	Treated water outsourcing	PB070A-001
ExxonMobil Catalyst (same as No. 4 and 5 above)	MLDW Catalyst	N/A
WR Grace & Co.	Catalyst	N/A
Compass Environmental	North Recycle Pond Closure $3.4 mil. project	PB.10.WA.0056.
Corrosion Technology	Industrial Soap	PB06WA019
Univar USA Inc FKS Vop	Chemical, Sodium, Hypochlorite, Industrial
Pitney Bowes	DM 500 With Scale & Intellelink Lease	Lease Service Agreement

Vendor	Description	Local Contract #
Xerox Corp	Plotter and copiers	PB09LS8197-00 PB08LS7077 PB06LA001 Corp Agreement
Siemens Water Corp.	Water Treatment Outsourcing)	PB070A
Alpha Laval	Exchangers	P04501684089

21.	Any purchase orders or work releases issued against the Multi-Site Contracts listed in Section 4.4(b) of these Schedules.

22.	Any agreements referenced in Schedule A of the Environmental Agreement may constitute Material Contracts.

23.	Section 4.13 of these Schedules lists certain process licenses that may be Material Contracts.

24.	Section 8.19(d)(ii) of these Schedules lists certain software applications, the licenses for which may be Material Contracts. In addition, the licenses which are held in the name of the Company for following software applications may be Material Contracts:

Vendor	Generic Name	Owner	ServerName

ACS Firehouse Software	FH Enterprises	Valero Refining Company-New Jersey	CLDBPBRF01

Codeware	Compress License	Valero Refining Company-New Jersey	PBRF-LIC03

EasyLobby	Easylobby	Valero Refining Company-New Jersey	CLDBPBRF01

HP	Application simulator	Valero Refining Company-New Jersey	VUPPBRF01v

Industrial Scientific	Industrial Scientific Data Collection	Valero Refining Company-New Jersey	DSPBRF01

Industrial Scientific	SKF Aptitude Database - Equipment Monitoring database	Valero Refining Company-New Jersey	DBPBRF01

Industrial Scientific	SKF Transaction Server	Valero Refining Company-New Jersey	SKFPBRF01

Internal	Green sheets	Valero Refining Company-New Jersey	LICPBRF01

Internal	Version control server	Valero Refining Company-New Jersey	PBRF-Subversion

Internal	Webserver for Lab Product Release	Valero Refining Company-New Jersey	WSPBRF01

Internal	Webserver, file transfer from Data Historians and MVs to network	Valero Refining Company-New Jersey	WSPBRF01

Lenel	Lenel	Valero Refining Company-New Jersey

Mistras Solutions	PCMS - (Plant Condition Management System)	Valero Refining Company-New Jersey	DBPBRF01

Retired	TMM Database	Valero Refining Company-New Jersey	PBRF-TMM01

Rush Business Solutions LLC	Fuel Tracking System	Valero Refining Company-New Jersey	FUELNJPBRF01

Vendor	Product Name	OwnerofLicense
Adobe	Acrobat ® Distiller ® for Windows	Valero Refining Company-New Jersey
Adobe	Acrobat ® PDF Port for Windows	Valero Refining Company-New Jersey
Adobe	Acrobat PDFShell	Valero Refining Company-New Jersey
Adobe	AcrobatDistiller for Windows	Valero Refining Company-New Jersey
Adobe	AcroIEHelper Library	Valero Refining Company-New Jersey
Adobe	AcroIEHelpershim Library	Valero Refining Company-New Jersey
Adobe	Acronis True Image	Valero Refining Company-New Jersey
Adobe	AcroTray -Adobe Acrobat Distiller helper application.	Valero Refining Company-New Jersey
Adobe	Adobe Acrobat	Valero Refining Company-New Jersey
Adobe	Adobe Designer	Valero Refining Company-New Jersey
Adobe	Adobe Photoshop Album Starter Edition	Valero Refining Company-New Jersey
Adobe	Adobe Photoshop CS2	Valero Refining Company-New Jersey
Adobe	Adobe® Flash® Player ActiveX	Valero Refining Company-New Jersey
Aladdin	Aladdin Device Driver Custom Installation API	Valero Refining Company-New Jersey
Aladdin	Aladdin HASP Function Device Driver	Valero Refining Company-New Jersey
Aladdin	Aladdin Hasp HL Device Driver Installer	Valero Refining Company-New Jersey
Aladdin	Aladdin Hasp SRM Device Driver Installer	Valero Refining Company-New Jersey
Aladdin	Aladdin HASP® HL	Valero Refining Company-New Jersey
Aladdin	Aladdin HASP® SRM	Valero Refining Company-New Jersey
Bentley Systems Inc	AutoPLANT	Valero Refining Company-New Jersey
Bentley Systems Inc	Bentley Data Manager	Valero Refining Company-New Jersey
Bentley Systems Inc	Bentley Document Manager	Valero Refining Company-New Jersey
Bentley Systems Inc	Bentley Project Database	Valero Refining Company-New Jersey
Bentley Systems Inc	Bentley Project Database Component	Valero Refining Company-New Jersey
Bentley Systems Inc	Bentley Project Packager	Valero Refining Company-New Jersey
Bentley Systems Inc	Bentley Split Merge	Valero Refining Company-New Jersey
Bently Nevada	Bently Nevada DAQ Connection Manager.	Valero Refining Company-New Jersey
Bently Nevada	Bently PERFORMANCE	Valero Refining Company-New Jersey
Lenel	Lenel Network Video Suite	Valero Refining Company-New Jersey
Lenel	Lenel OPC Server	Valero Refining Company-New Jersey
Lenel	Lenel OPC Server	Valero Refining Company-New Jersey
Lenel	Lenel Systems International, Inc. LicenseServer	Valero Refining Company-New Jersey
Pervasive Software	Btrieve for Windows NT / Windows 95	Valero Refining Company-New Jersey
Rockwell Automation	CenterONE	Valero Refining Company-New Jersey
Rockwell Automation	CenterONE® for Windows	Valero Refining Company-New Jersey
Secunia	Livelink Enterprise Scan	Valero Refining Company-New Jersey
Secunia	Livelink Imaging 9.5	Valero Refining Company-New Jersey

Schedule 4.4(a)-2

Seller Contracts

1.	Light Products Off-Take Agreement between VMSC and Mobil Oil Corporation dated September 16, 1998, as amended through the Execution Date. [Subject to removal if assigned to the Company pre-closing or if there will be an offtake or other arrangement at Closing resulting in commercial contracts being assigned post-Closing]

2.	Purchase and Sales Agreement for Lubricant Base Oils between VMSC and Mobil Oil Corporation dated September 16, 1998, as amended through the Execution Date. [Subject to removal if assigned to the Company pre-closing or if there will be an offtake or other arrangement at Closing resulting in commercial contracts being assigned post-Closing]

3.	Terminal Service Agreement (Contract #30163) dated October 30, 2007, between VMSC and Hess Corporation, for 300,000 bbl of black oil storage at the Hess terminal in Baltimore, Maryland.

4.	Petcoke Handling Services Agreement dated December 11, 2002 between Valero Marketing and Supply Company and Savage Industries Inc. as amended through the Execution Date.

5.	Service Agreement Processing dated January, 2007 by and between Port Contractors, Inc. and The Premcor Refining Group, Inc., as amended, to the extent that such Agreement provides for processing of fluid petroleum coke from the Refinery.

6.	Service and Lease Agreement– Facility B dated May 1, 2006 by and between Port Contractors, Inc. and Valero Marketing and Supply Company, as amended.

7.	Track Lease Agreement dated October 1, 2009 between Southern Railroad of New Jersey and Valero Marketing and Supply Company, as amended through the Execution Date.

8.	Railcar Staging Contract between Lehigh Valley Rail Management LLC and VMSC.

9.	Empty L.P.G. Tankcar Storage Agreement between Winchester & Western Railroad Company and Valero Energy

10.	Track Lease Agreement dated October 1, 2009 between Southern Railroad of New Jersey and VMSC.

11.

Paulsboro Rouge Settlement Letter Agreement dated April 27, 2009 between Valero Marketing and Supply Company and Valero Refining Company – New Jersey and Buckeye Pipe Line Transportation LLC, to the extent of VMSC’s rights and obligations under the Letter Agreement. At Closing VMSC shall assign its rights under such Letter Agreement to the Company and the Company shall assume any and all obligations under the Letter Agreement.

12.	Paulsboro Pipeline System Shortages Letter Agreement dated April 26, 2007 between Valero Marketing and Supply Company and Valero Refining Company – New Jersey and Buckeye Pipe Line Transportation LLC. to the extent of VMSC’s rights and obligations under such Letter Agreement, to the extent of VMSC’s rights and obligations under the Letter Agreement. At Closing VMSC shall assign its rights under such Letter Agreement to the Company and the Company shall assume any and all obligations under the Letter Agreement.

13.	The following Specialty Contracts:

Doc #	Customer	DS#	Type	Product	Valid From	Valid To
60	American Coals	40241775-10	Sales	Petcoke	1/1/2010	12/31/2010
61	Carmeuse Lime Inc	40241772-10	Sales	Petcoke	1/1/2010	12/31/2010
62	Chemical Lime Co	40241776-10	Sales	Petcoke	1/1/2010	12/31/2010
63	ESSROC Cement Corp	40241582-10	Sales	Petcoke	1/1/2010	12/31/2010
64	Hercules Cement Co	40241979-10	Sales	Petcoke	1/1/2010	12/31/2010
65	Keystone Cement Co	40241769-10	Sales	Petcoke	1/1/2010	12/31/2010
66	Keystone Coal Company	40241771-10	Sales	Petcoke	1/1/2010	12/31/2010
67	LaFarge North America	40241774-10	Sales	Petcoke	1/1/2010	12/31/2010
49	Savage Company	1000013170	Purchase	Petcoke	7/01/2010	6/30/2012
69	PCS Phosphates	40242379	Sales	Sulfur	1/01/2010	12/31/2010
76 126	Sunoco (Braskem PP Americas)	40245348	Sales	Propyref	1/01/2010	12/31/2011
33	Exxon Mobil Oil Corporation (as referenced in 4 above)	40002465	Sales	Lube	9/17/2008	9/16/2013
58	BP Lubricants USA	40017745-10	Sales	Lube	1/1/2002	12/31/2010
77	Pennzoil Quaker State	40220877	Sales	Lubes	3/01/2009	12/31/2010
78	Total Lubricants	40186269	Sales	Lubes	1/01/2008	12/31/2010
79	Ackerman	40027493	Sales	Lubes	1/06/2003	12/31/2010
80	Bel-Ray		Sales	Lubes	1/01/2010	12/31/2010
81	Advanced Lubrication Specialties Co		Sales	Lubes	2/16/2010	2/15/2011
82	Infineum, USA LP VP100 Volume Agreement VP165 Volume Agreement		Sales Sales	Lubes Lubes	4/1/2009 11/1/2008	3/31/2010 12/31/2010
83	Chevron Products Co (Charleston, SC)- Operating under MOU		Sales	Lubes	1/15/2010	6/30/2010
84	Chevron Products Co (Bayonne, NJ)		Sales	Lubes	1/15/2010	12/31/2010
85	Chevron Products Co (Willbridge, OR)		Sales	Lubes	1/15/2010	12/31/2010
98	Lukoil Marine Lube	40248697	Sales	Lubes	3/16/2010	12/31/2010
122	Aeropres	4200071388	Purchases	NGL	6/01/2009	7/31/2011
100	BP Canada Energy Company	4200079932	Purchases	NGL	5/1/2010	3/31/2011
107	Enright & Sons		Sales	Propane	5/01/2010	4/30/2011
108	EUSA- Allied Acquisition Corp	20194727	Sales	Propane	5/1/2010	4/30/2011

109	Global Gas Inc	20194038	Sales	Propane	5/1/2010	4/30/2011
110	Heller’s Gas, Inc.	20194637	Sales	Propane	5/1/2010	4/30/2011
111	Inergy Propane LLC	20194744	Sales	Propane	5/1/2010	4/30/2011
113	Ronald L. Allen Inc	20193769	Sales	Propane	5/1/2010	4/30/2011
114	BP Canada Energy	4200083384	Purchases	C4	9/1/2010	9/30/2010
115	BP Lubricants USA		Sales	Lubes	7/15/2010	7/14/2011
116	Cam2 International, LLC		Sales	Lubes	9/1/2010	8/31/2011
117	Chemture Canada	20205242	Sales	Lubes	9/17/2010	10/6/2010
118	David Weber Oil		Sales	Lubes	6/1/2010	5/31/2011
119	Hangsterfers Laboratories		Sales	Lubes	7/1/2010	6/30/2011
120	Petro-Canada Lubricants		Sales	Lubes	7/1/2010	6/30/2011
121	Pinnacle Oil		Sales	Lubes	4/1/2010	12/31/2010
123	Centennial Energy LLC	20204062	Sales	Propane	9/1/2010	9/30/2010
124	Elbow River Marketing LTD	20204040	Sales	Propane	8/25/2010	9/30/2010
125	Inergy Propane LLC	20203972	Sales	Propane	9/1/2010	9/30/2010

14.	The following Jet Fuel Contracts

JET FUEL CONTRACTS – 09/08/2010

Counterparty	Contract #	Product	Beginning Date	Expiration Date	Notes

Philadelphia Deliveries

2. British Airways PLC	40260639	Jet FTZ	08/01/2010	07/31/2011
3. Continental Airlines	40257546	Jet	07/01/2010	06/30/2011	May move to WFS
4. Delta Airlines	40254603	Jet	06/01/2010	05/31/2011
5. Federal Express Corporation	40254912	Jet	06/01/2010	12/31/2010
6. Frontier Airlines Post Bankruptcy	40257119	Jet	07/01/2010	06/30/2011
7. Lufthansa	40226545	Jet FTZ	06/01/2009	05/31/2011
8. Southwest Airlines	40260713	Jet	08/01/2010	07/31/2011
9. United Airlines	40249751	Jet	04/01/2010	03/31/2011
10. United Parcel Service Co.	40228193	Jet	07/01/2009	06/30/2011
11. US Airways	40236304	Jet and Jet FTZ	10/01/2009	10/31/2010
12. USA 3000 Airways	40236293	Jet	10/01/2009	09/30/2010

Paulsboro Rack (Different Locations)

13. AVFUEL Corporation	40229876	Jet	07/01/2009	06/30/2010
14. Arrow Energy	40264586	Jet	09/01/2010	08/31/2011
15. Chevron Global Aviation	40258838	Jet	07/01/2010	11/30/2010
16. Epic Aviation LLC	40258735	Jet	07/01/2010	06/30/2011
17. ExxonMobil Oil Corp.	40043149	Jet	11/01/2003	10/31/9999
19. Shell Oil Products U.S.	40213398	Jet	01/01/2010	12/31/2010
20. Western Petroleum	40243147	Jet	01/01/2010	12/31/2010
21. World Fuel Services (Jet Fuel)	40262452	Jet	08/01/2010	07/31/2011

15.	The following Light Product Contracts:

Paulsboro Term Contracts

Counterparty	Contract #	Product	Beginning Date	Expiration Date	Notes

Duck Island	40205555	Heating Oil	October 1, 2008	October 31, 2010

Shipley Fuels	40237445	CBOB Unleaded Gasoline CBOB Premium Gasoline	November 1, 2009	October 31, 2010	One year term
	40237446	Heating Oil	November 1, 2009	October 31, 2010	One year term

[REDACTED] Off-Take (referenced in 3 above)	40187981	CBOB Unleaded Gasoline CBOB Premium Gasoline	September 16, 1998	August 31, 2018	EOM’s option on 2nd 5-yrs which would be 2018
	40187982	Heating Oil	September 16, 1998	August 31, 2018	EOM’s option on 2nd 5-yrs which would be 2018
	40187821	RBOB	September 16, 1998	August 31, 2018	EOM’s option on 2nd 5-yrs which would be 2018
		PBOB
	40235945	Ethanol/DN	September 16, 1998	August 31, 2018	EOM’s option on 2nd 5-yrs which would be 2018
	40187822	Heating Oil	September 16, 1998	August 31, 2018	EOM’s option on 2nd 5-yrs which would be 2018

Tower Energy	40234548	CBOB Unleaded Gasoline	September 1, 2009	October 31, 2010

Schedule 4.4(b)

Excluded Contracts

1.	Except for the Other Agreements and the Environmental Agreement, any contracts or agreements between or among Company and/or Seller, on the one hand, and Valero Energy Corporation and/or any of its Affiliates, on the other hand.

2.	Any Valero Energy Corporation insurance policies, insurance programs or other types of insurance coverage, except any policies that may be procured by Seller or any of its Affiliates pursuant to Article 7 of the Environmental Agreement.

3.	All assumed names held by Seller and the Company.

4.	All trademarks, trade names, patents and other intellectual property owned by Seller or any of its Affiliates (excluding the Company).

5.	Any guarantees made or entered into by Valero Energy Corporation or any of its Affiliates (other than the Company), including the following (without limitation):

Guaranty by Valero to New Jersey Department of Environmental Protection dated 5/21/2003 (updated annually) in connection with Financial Assurance

Letter of Credit obligation for the benefit of New Jersey Department of Environmental Protection in the amount of $2,547,406 to secure closure and post closure costs.

6.	All Branded and Unbranded Refined Products (including without limitation light products and specialty products) Sales Contracts of VMSC except for those Seller Contracts specifically described in Schedule 4.4(a)-2 hereof.

7.	All Asphalt Sales Contracts and Asphalt Terminalling and Throughput Agreements of VMSC.

8.	All Product Exchange Agreements of VMSC.

9.	All term and spot crude supply contracts of VMSC.

10.	All Carrier Access Agreements of VMSC.

11.	The following buy/sell arrangement with Plains Marketing Canada, LP

Plains Marketing	4200079667	Purchases	NGL	10/1/2010	2/28/2011
Plains Marketing	40249582	Sales	NGL	4/1/2010	8/31/2010

12.	All Multi-Site Contracts, subject to the provisions of Section 8.15 of the Agreement relating to Buyer’s obligation to honor certain obligations outstanding as of Closing.

13.	All the software licenses in Section 8.19(b)(i) of these Schedules.

14.	Terminal Services Release No. 06-09-1136 / B155-01 between VMSC and Valero Logistics Operations, L.P. (now NuStar) dated December 6, 2006, including relevant provisions of the Enabling Terminal Services Agreement referenced therein, relating to the NuStar terminal in Paulsboro, New Jersey.

16.	As further provided in Section 8.15 of the Agreement (and subject to the terms thereof), all Multi-Site Contracts are Excluded Contracts, will not be assigned to Buyer and will be terminated as to the Company effective as of Closing; however, the Company will be obligated to honor any purchase orders or work releases issued against these contracts that are outstanding as of Closing, so long as they were not issued in violation of Seller’s obligations in Section 6.1 of the Agreement and Buyer or the Company receives the benefit of the goods or services even if the contract is not assigned or a new contract is not entered into. Should Buyer so request, Seller will provide Buyer with contact information for Seller’s account representatives at these vendors, so that Buyer may pursue its own contract(s) with them. The following Multi-Site Contracts have an annual spend in excess of $1,000,000 per year based on amounts spent in 2010 through the Execution Date and amounts projected to be spent through the end of 2010 or are critical for the conduct of the Business as currently conducted and are disclosed to Buyer for informational purposes only:

Vendor	Description	Local Contract #
Godwin Pumps of America Inc	Rental Pumps	CORP.FA.6401
Veolia ES Industrial Services Inc	Waste water sludge	MC2003.011
Innovative Turnaround Controls Ltd	Turnaround management	CORP08MS6111-00
Safway Services LLC	Scaffolding Service/Rentals	CORP06MS3266
Deacon Industrial Supply Co	PVF Consignment Trailers	MRO.PVF.2003.015
GEP Tek Inc dba GTI	Waste Management	Corp.04.WMMA-GTI
Hagemeyer North America Inc	Safety Supplies	MRO.SMS.2003.022
SGS North America Inc		CORP.09.MS.00001
Kenny Atlantic Industrial Services	Hole Watch, Bottlewash, Scaffold Support, Multiple Crafts	MS2002.03
Hertz Equipment Rental Corp	Equipment Rentals	CORP.05FA.2871

Vendor	Description	Local Contract #
Jacobs Engineering Group Inc	Eng. Services	ENE.2002.01-CC02
Flowserve Us Inc	Rotating Equipment	CORP.04.FA.0039
Franklin Electric Co	Electrical Supplies	MRO.ES.2003.012
Honeywell International Inc	Instrumentation, Software & Hardware support	Multiple Agreements
Western Oilfields Supply Co dba Rain For Rent	Tank, pump, filter, container	CORP.07.FA.4398
Dresser Rand Company	Generator repairs on-site	CORP04FA0035
Amquip Crane Rental LLC	Crane Rental	CORP.FA.08.6208
NALCO CO	Specialty Chemicals	CORP06CH3590
PPG Industries Inc	Caustic Soda	Corp08CH6872
SOLVAY CHEMICALS INC	HF Acid	CCA.2002.005

Vendor	Description	Local Contract #
Albemarle	Catalyst	Corp.04.CT.0571
UOP LLC	Catalyst	CCA.2003.031
United Color Manufacturing Inc.	Red Dye	CORP05CH3104.01
John Crane, Inc.	Consignment & Inventory Agreement Amendment	CORP.07.FA.4910
Koch Glitch LP	OEM Tower Internals Service & Materials	CORP.04.FA.0043
Intertek USA Inc	Asphalt, Tank & Equip Inspection	CORP05MS3013
Brask Inc. dba Brask Inc-IEE	Heat Exchanger Fabrication	CORP.06.FA.3200
Aggreko LLC	Rent - Temp Cooling Tower System	CORP.05FA.3061
The Equity Engineering Group Inc	Engineering	CORP.07.CS.5730
Team Industrial Services Inc	Leak Repair/Inspection Services/Clamp and Torque	MS2003.015
John Zink Co LLC	Heater Start-up Services	CORP.06.FA.4287
Nooter Construction Co Inc	Mechanical ContractorCORP06MS3295	CORP06MS3295
Invensys Systems Inc	DCS Hardware & Software	CORP.07.FA.5838 Invensys
Convergint Technologies LLC	Badge Readers& CCTV	CORP.08.WA.6282
National Response Corp.	Spill Response

Schedule 4.6

Compliance with Law

[REDACTED]

Schedule 4.7

Litigation

[REDACTED]

VALERO REFINING COMPANY — NEW JERSEY

Policy Schedule

As of 09/24/2010

Coverage Description	Company	Policy No.	Policy Term
Primary Casualty Program
Business Automobile	Ace American Insurance Company	ISA H08589045	05/01/10-05/01/11

Workers Compensation (AOS)	Ace American Insurance Company	WLR C46133213	05/01/10-05/01/11

Excess WC (Qualified Self Insured)	Ace American Insurance Company	WCU C46133237	05/01/10-05/01/11

General Liability	Ace American Insurance Company	XSLG24940937	05/01/10-05/01/11

Workers Compensation (NJ)	Ace American Insurance Company	SCF C46133225	05/01/10-05/01/11

Marine Liability	Colonnade Vermont Insurance Company	347-1-10CA17	05/01/10-05/01/11

Excess Liabilities
$950 million	Attach at limit of Primary Casualty above	Various - including Ace, AIG, Axis, Zurich Swiss Re, and other London and Bermuda markets	05/01/10-05/01/11
Pollution Liability
Primary - $80mm Excess - $50mm	American International Specialty Lines Indian Harbor Insurance Company	PLS1956435 XEC0015864	01/31/04-01/31/14 01/31/04-01/31/14
Property Program
$50 million Property Damage / 60 days Business Interruption ($25 million minimum), with an additional $90 million BI/PD retention	Various - including OIL, Ace, AIG, Swiss Re, Munich Re, Liberty Mutual, and other London and Bermuda markets	Various - Up to $1.3 billion limit	06/01/10-06/01/11

Marine Cargo
Primary $20mm po $50mm Excess	Southern Marine, CV Starr Lloyd’s of London	SM4-1381, CHS 00034 USA1 63480	11/01/09-11/01/10 11/01/09-11/01/10

ROCIP	Ace American Insurance Company	WLR C46452628	08/01/10-08/01/12

Schedule 4.9(a)

Section (i) & (ii)

Employees as of September 15, 2010

[REDACTED]

Schedule 4.9 (a)

Section (iii)

Employees on Short-Term Leave or Long-Term Disability

[REDACTED]

Schedule 4.10

Company Plans and Company Benefit Obligations

Non-Represented Employees and IOW Represented Employees

Valero Energy Corporation Pension Plan

Premcor Pension Plan

Valero Energy Corporation Thrift Plan

Premcor Retirement Savings Plan

Valero Energy Corporation Excess Pension Plan

Valero Energy Corporation Excess Thrift Plan

Valero Energy Corporation Deferred Compensation Plan

Valero Energy Corporation Flex Benefits Plan (omnibus welfare benefit plan)

•	Medical

•	Prescription Drug

•	Dental

•	Basic Life & AD&D

•	Vision

•	Short-Term Disability

•	Long-Term Disability

•	Vacation Buy/Sell

•	Survivor Income

•	Health FSA

•	Dependent Care FSA

•	Legal Services

•	Cancer Plan

Valero Energy Corporation Long-Term Care Plan

Valero Energy Corporation Flex Cafeteria Plan (Section 125 Plan)

Valero Energy Corporation Retiree Benefits Plan

Vacation, educational assistance, adoption assistance, employee assistance program and short-term leave obligations as set forth in Valero’s employee policies and procedures applicable to flex employees.

Continuing coverage to 6 active and 12 LTD union employees with Blue Cross Blue Shield

Schedule 4.11(a)

Collective Bargaining Agreement

Collective Bargaining Agreement between Independent Oil Workers (IOW) and Valero Refining Company, New Jersey dated 3-26-09

Letter of Agreement dated 10-20-09 relating to the reduction in workforce at the Paulsboro Refinery

Schedule 4.11(b)

Labor Matters

[REDACTED]

Schedule 4.12

Taxes

1.	The statute of limitations for assessing a deficiency for federal income taxes against Valero Energy Corporation and Subsidiaries has been extended for each of the tax years ending 2002 through 2006. The statute of limitations has also been extended with respect to partnership items for several partnerships indirectly wholly-owned by Valero Energy Corporation. Valero, the Company, members of the Relevant Group, and related partnerships customarily sign extensions to extend the statute of limitations for assessing a deficiency for federal income taxes against Valero Energy Corporation and Subsidiaries. Valero intends to continue this practice and will sign extensions of the statute of limitations as requested by the Internal Revenue Service.

2.	The period of limitations for assessing a deficiency against Company for New Jersey income tax purposes has been extended for 2004. Valero, the Company, members of the Relevant Group, and related partnerships customarily sign extensions to extend the statute of limitations for assessing a deficiency for federal income taxes against Valero, the Company, members of the Relevant Group, and related partnerships. Valero intends to continue this practice and will sign extensions (or request that Buyer sign extension post Closing for the Company) to extend the statute of limitations as requested by various state and local jurisdictions to assess a deficiency for income or franchise tax.

3.	The following Revenue Agent Reports from the IRS have been received:

Taxpayer	Jurisdiction/TypeTax Year End	Notice

Valero Energy Corporation and Subsidiaries	Federal/Income 2002-2003	30-Day Letter

Diamond Shamrock Refining Company LP	Federal/Income 2002-2003	60-Day Letter

4.	See Schedule 4.12 (a) for a listing of 5701s, Notice of Proposed Adjustment, that have been received for the Company. Valero and members of the Relevant Group have received similar notices, as well as additional notices on different topics.

5.	Federal income tax audits are currently being conducted by the IRS with respect to Valero Energy Corporation and Subsidiaries, and several partnerships indirectly wholly-owned by Valero Energy Corporation, for the 2002-2007 audit cycles.

6.	The State of New Jersey is currently auditing the income tax returns of the Company for the years ending 2004-2007.

7.	Various members of the Relevant Group are under audit by various state and local jurisdictions related to income and franchise taxes.

8.	Valero, the Company, and members of the Relevant Group have filed extensions of time to file state and local tax returns for the period ending at December 31, 2009. No extensions have been requested beyond that which is allowed under the extension laws of the various states and local jurisdictions.

9.	New Jersey Sales/Use Tax Audits.

The state of New Jersey audited VRC-NJ’s sales/use tax liabilities and payments for the periods October 1999 to December 2003 (“audit period”). VRC-NJ entered into a Closing Agreement with the State on August 19, 2008 and paid consideration in the amount of $12.5 million to resolve all tax sales/use tax disputes with respect to the audit period. The consideration paid included tax, interest and penalties of $7.0 million, $5.3 million and $0.2 million, respectively. In that audit, the auditor claimed that sales/use tax was not paid on a number of transactions, primarily related to turnaround labor costs and repairs and maintenance.

VRC-NJ accrued additional sales/use tax reserves in the amount of $12.6 million during the third quarter of 2007 by applying error rates determined for the audit period to a population of similar transactions in the subsequent open periods January 2004 to June 2007. VRC-NJ implemented Sabrix, a sales/use tax decision-making software, effective July 1, 2007 and, accordingly, did not accrue sales/use tax reserves for VRC-NJ for audit periods after June 2007.

The state of New Jersey has notified VRC-NJ of its intent to perform a subsequent audit of VRC-NJ. However, certain sales/use tax reserves previously accrued for the periods January 2004 to February 2006 have been reversed as open periods have fallen out of the statute of limitations. Sales/use tax reserves recorded as of December 31, 2008 and 2007 for open periods through June 2007 were $13.3 million and $10.6 million, respectively.

As of June 30, 2010, the tax statutes for VRC-NJ are open for the periods June 2006 to current. The remaining sales/use tax reserves recorded on VRC - NJ for open audit periods through June 2007 were $4.1 million as of June 30, 2010.

10.	Transaction Taxes-Tax Return Filing Jurisdictions as of 6/30/2010

Type of Tax	Jurisdiction	Frequency
Federal Excise Tax Deposits	Federal	Semi-monthly
Federal Excise Tax Return - Form 720	Federal	Quarterly
Federal Excise Tax - Refund for Refinery Use - Form 8849	Federal	Quarterly
Motor Fuel Distributor’s Report	New Jersey	Monthly
Seller/User of Special Fuels	New Jersey	Monthly
Spill Compensation & Control Tax	New Jersey	Monthly
Storage Facility Operators Report/Valero-Paulboro	New Jersey	Monthly
Storage Facility Operators License Renewal	New Jersey	Annual
Sales and Use Tax ST-50 Estimated Tax	New Jersey	Monthly

Sales and Use Tax Return ST-51	New Jersey	Quarterly
Petroleum Gross Receipts PPT-40 Estimate	New Jersey	Monthly
Petroleum Gross Receipts Return PPT-41	New Jersey	Quarterly
New Jersey Direct Payment Report	New Jersey	Quarterly
Electricty Sales and Use Tax Return ST51EN	New Jersey	Quarterly
Electricty Sales and Use Tax Estimated Payments ST50EN	New Jersey	Monthly

11.	Seller and Buyer agree and understand that there are pending Tax appeals contesting the valuation of the Business and Assets for the Tax years 1998 through 2010. It is agreed and understood that, to any extent necessary, Buyer shall cooperate fully and cause the Company to cooperate fully with Seller’s efforts to prosecute and resolve these Tax appeals including, but not limited to, making the Assets available and providing, upon reasonable demand and subject to a protective order, any and all documents necessary for the resolution of said Tax appeals. It is further agreed and understood that (i) all refunds for overpayment of ad valorem Taxes and interest thereon resulting from the foregoing Tax appeals covering the period of time 1999-2009 are Seller’s sole and exclusive property (ii) all refunds for overpayment of ad valorem Taxes and interest thereon resulting from the foregoing Tax appeals covering the year 1999 are to be allocated between the Valero and Mobil pursuant to the Purchase Agreement with Mobil and (iii) all refunds, and any interest thereon, for overpayment of ad valorem Taxes resulting from the foregoing Tax appeal for the year 2010 shall be allocated in accordance with Section 4.12 of the Agreement. If, for any reason, any part of any refund and interest thereon which is due to the Company is credited against Taxes payable by the Company, Buyer shall pay to Seller as such Taxes become due and payable, without set off, such amount which Seller would have received by way of refund and interest thereon. The Parties further agree that for the Tax year 2010, Seller and Buyer shall share litigation expenses, to the extent created after Closing, in the prosecution of that appeal. Buyer further understands in 1998, the Township of Greenwich changed the manner in which it assessed the Assets by bifurcating its assessment among real and personal property. The Company is disputing among other things, the constitutionality of that action. Buyer agrees that in order to maintain the integrity of the pending Tax appeal, it shall cause the Company to make all real and personal property Tax payments in a timely manner to the Township of Greenwich. Buyer has been advised that the payment of Taxes in a timely manner is a jurisdictional prerequisite to the continuation of prosecution Tax appeals in the State of New Jersey.

Schedule 4.12 - TAXES

Jurisdiction	Type of Tax	Legal Entity	Period Under Audit	Original Limitation Period	Extended Limitation Period	Significant Issues
Federal	Income	Valero Energy Corporation and Subsidiaries	2002-2003	2006-2007	2002 and 2003 extended to 12/31/2010	Chemical Assets

Federal	Income	Valero Energy Corporation and Subsidiaries	2004-2005	2008-2009	2004 and 2005 extended to 12/31/2010	Environmental Remediation, Chemical Depreciation. Unit fill/Line fill

Federal	Income	Valero Energy Corporation and Subsidiaries	2006-2007	2010-2011	2006 extended to 12/31/2010	Environmental Remediation, Chemical Assets

New Jersey	Income	Valero Refining Co - New Jersey	2004-2007	2009-2012		Interest expense add back

New Jersey	All State	Valero Refining Co - New Jersey	2006 - Present			Sales/use, income, gross receipts, etc.

Schedule 4.13(a)

Intellectual Property Matters

Part I

Process Licenses.

1.	As identified on Section 4.13(b) of these schedules, there are some process licenses that were originally issued to Mobil and for which Seller cannot find evidence they were transferred to the Company, though arguably they may have been covered under the Intellectual Property Rights License Agreement dated September 16, 1998 between Mobil Oil Corporation and the Company.

2.	As identified on Section 4.13(b) of these schedules, there are some units in use at the Refinery that Seller thinks might contain third party technology, but for which no license could be located. Seller is not advising Buyer as to whether or not some of the technology originally covered by these licenses was or is now “open art” or other similar technology for which a license is no longer required. Seller has no Knowledge of any person having claimed that the Company’s use of such units violates the terms of any license or otherwise constitutes an unauthorized use of such person’s technology embodied in such units.

3.	For informational purposes only, Seller has listed some process licenses on Section 4.13(b) of these schedules that relate to units either never placed into service or taken out of service. Seller is not making any representations as to whether those licenses could be relied upon to place those units back into service.

Part II

Engineering Service Agreements. The Company has engaged various firms to provide engineering services at the Refinery over the years, and it is not uncommon for engineering agreements to include grants of rights to use the engineering firm’s intellectual property (e.g. know-how) that is included in the deliverables (e.g. drawings) or that is otherwise provided as part of the services. To the extent that any such intellectual property rights are included as part of the Assets, the Company shall retain these rights, and to the extent such intellectual property rights are included as part of the deliverables under any of the Seller Contracts related to the Refinery, Seller it is Seller’s intent to include such intellectual property with the assignment of any Seller Contract, to the extent within Seller’s right, but Seller makes no representations or warranties as to whether or to what extent any such intellectual property exists or, if it does, whether it can be transferred to Buyer.

Part III

Software.

1.	See Section 8.19(d)(i) of these Schedules for information regarding certain software applications which have been used in connection with the Business that will not be transferred to Buyer. Seller or its Affiliates may utilize them to provide services pursuant to the Transition Services Agreement.

2.	Third party software applications that were not transferred to the Company by Mobil.

Schedule 4.13(b)

Process Licenses

The following are the known Process Licenses used by the Company in connection with the operation of the Refinery process units. Seller is not advising Buyer as to whether or not some of the technology originally covered by these licenses is now “open art” or other similar technology for which a license is no longer required. As noted below, to Sellers’ Knowledge some of these licenses were never transferred from the prior Refinery owners to the Company.

Third Party Technology	Licensor	Current Licensee	License Document

FCC Gasoline Hydrotreating	Axens North America	VRC-NJ	Technology Transfer Agreement (Process License) Process Book and Operating Guidelines License

Lubes & Specialty Products	H&R International	VRC-NJ	License Agreement

Miscellaneous	Mobil Oil Corporation	VRC-NJ	Intellectual Property Rights License Agreement

Tail Gas Treating Units	TPA Howe-Baker Process	VRC-NJ	License Agreement

FCC	UOP	VRC-NJ	Process License

Merox – LPG FCC Gasoline LSR Gasoline	UOP	VRC-NJ	Process License

CCR Platforming Process	UOP	VRC-NJ	Process License

Chlorsorb Process	UOP	VRC-NJ	Process License

Hydrogen Purification (PSA)	UOP		We believe that the PSA may contain UOP technology, but UOP has indicated that there are no license agreements associated with the unit

HF Alkylation	UOP	Mobil	Process License

FCC Closed Cyclones ATOMAX – Version 1 Stripper Modifications (Flux Tube)	Mobil – M.W. Kellogg	Mobil	No Process License located Atomax- I, flux tubes and closed cyclones removed from service;

FCC Atomax II	KBR	Mobil	No process license located

BSR Stretford	UOP	VRC-NJ	Process License This unit was decommissioned and replaced with amine tail gas treating in 2005/2006

Sulfur Plants	Parsons		Parsons found no record of a license and has not indicated that one is required.

Hydrogen Plant (Furnace)	KTI		Unknown

FCC Scrubber	Belco	VRC-NJ	The Work Agreement for the construction of the unit includes a license to practice Belco’s technology with respect to the unit.

CHD reactor	ExxonMobil Research and Engineering	VRC-NJ	ULSD Quench Zone Technology License Agreement dated 1/3/08 (not in service)

CHD reactor	ExxonMobil Research and Engineering	VRC-NJ	Quench Zone Technology Process Guaranty Agreement dated 1/3/08 (not in service)

Schedule 5.3(a)

Buyer Third Person Consents

1.	None.

Schedule 5.3(b)

Buyer Governmental Authorizations

None

Schedule 6.1

Operation of the Business

1.	VMSC may assign the [REDACTED] lubes and [REDACTED] agreements to the Company prior to Closing.

2.	Company may pursue warranty claims/contract claims related to package boilers

3.	11 Xerox copiers (the leases for which have expired) may be removed prior to Closing

Schedule 8.4(d)

Tax Matters

Seller shall have sole control of the defense and settlement of the following Tax Audit items for all Pre-Closing Tax Periods without the need to obtain consents or approvals from Buyer:

Tax Item	Jurisdiction

Line/Unit Fill	Federal
Environmental Remediation	Federal
Chemical Depreciation	Federal
Supplemental Environmental Projects (“SEP”)	Federal
Section 174 (R&D) Expense	Federal
Section 199	Federal

Transfer Pricing	New Jersey
Intercompany Interest Expense	New Jersey
R&D Credit	New Jersey
Investment Tax Credit	New Jersey
AMA Tax Credit	New Jersey
Section 199	New Jersey

The chemical depreciation issue includes the 2000-2001 Form 1120 for Valero Energy Corporation and Subsidiaries. Valero paid tax related to these years after receiving a Notice of Deficiency and has two years from the date of payment of this tax to file a refund claim. Valero intends to file the refund claim within this time frame and expects that the IRS will either deny the refund claim or fail to act on the refund claim. Valero expects that the chemical depreciation issue will be litigated for the 2000-2001 tax years in district court and Valero shall have the right to file suit associated with this issue and shall have sole control and defense of this litigation.

Schedule 8.5

Rail Cars

Seller shall cause VMSC to provide the following number and type of Rail Cars to the Company pursuant to Section 8.13 of the Agreement and the terms of this Schedule:

•	Petroleum Coke hopper cars – 244

•	Extract tank cars – 149

•	LPG tank cars – 500 (this number fluctuates between 475 to 515)

•	Lube Oil tank cars – 249

•	Sulfur tank cars – 70

VMSC may retain certain cars after Closing for satisfying obligations under the Offtake Agreement.

VMSC will select leased Rail Cars (that are leased under commercially reasonable Rail Car Agreements) for assignment to the Company and to be used by the Company pursuant to Section 7.13. Buyer and/or the Company and VMSC will work together in good faith to properly manage the transition of the Rail Cars.

Railcars to be assigned are those which have been in service to this refinery. Leases are all full service leases with American Railcar Leasing (ARL), CIT, GATX, GE, HELM, Southwest Rail, Transportation Equipment (TEI), and Union Tank Car. Any assignment of railcars would be orderly and allow for sufficient vetting of leases and railcars.

The Rail Cars under lease with HELM will not be allocated or assigned to the Company at Closing.

The Paulsboro Refinery is served by NS or CSXT and switched by SMS.

Railcars are billed and billing is electronically submitted to the carrying railroad using the Bourque Data System. BDS is a 3rd party software vendor.

Schedule 8.8

Owned and Leased Vehicles

Unit #	VIN	Year	Make	Model	City	Owned/Leased
07093	1FTNF20567EA79277	2007	FORD	F250SD	PAULSBORO	Leased
44007	1FTDF15Y2MNA94007	1991	FORD	F-150	PAULSBORO	Leased
44014	1FDXK84A6NVA01184	1992	FORD	FORD-MT	PAULSBORO	Leased
44015	1FTDF15YONNA34910	1992	FORD	F150	PAULSBORO	Leased
44018	1FTDF15YONNA79782	1992	FORD	F150	PAULSBORO	Leased
44026	1FTDF15Y6NNA90916	1992	FORD	F150	PAULSBORO	Leased
44027	1FTDF15Y4NNA90915	1992	FORD	F150	PAULSBORO	Leased
44030	1FTDF15Y9NNA90912	1992	FORD	F150	PAULSBORO	Leased
44034	1FTDF15Y7NNA90908	1992	FORD	F150	PAULSBORO	Leased
44035	1FTDF15Y5NNA90907	1992	FORD	F150	PAULSBORO	Leased
44036	1FTDF15Y3NNA90906	1992	FORD	F150	PAULSBORO	Leased
44039	1FTDF15Y1NNA90905	1992	FORD	F150	PAULSBORO	Leased
44049	1FTDF15Y4PNB05335	1993	FORD	F-150 STYLESIDE	PAULSBORO	Leased
44051	2FTEF15Y3PCB41351	1993	FORD	F-150 STYLESIDE	PAULSBORO	Leased
44056	1FTDF15Y5RNB68740	1994	FORD	F-150 STYLESIDE	PAULSBORO	Leased
44057	1FTDF15Y9RNB68739	1994	FORD	F-150 STYLESIDE	PAULSBORO	Leased
44064	1FTEF15Y2SNA98947	1995	FORD	F150	PAULSBORO	Leased
44065	1FMCA11U6SZA77127	1995	FORD	AEROSTAR	PAULSBORO	Leased
01071	1FMEU73E88UB01071	2008	FORD	EXPLORER	PAULSBORO	Owned
05529	1FTRF12WX9KB05529	2009	FORD	F150	PAULSBORO	Owned
07024	1FMEU73E99UA07024	2009	FORD	EXPLORER	PAULSBORO	Owned
11355	1FTNF21535EB11355	2005	FORD	PICKUP	PAULSBORO	Owned
18212	1FTRF12W15NB18212	2005	FORD	PICKUP	PAULSBORO	Owned
26719	1FTRX14WX9FA26719	2009	FORD	F150 SUPERCAB 4X4	PAULSBORO	Owned
31984	1FTNF20535ED31984	2005	FORD	PICKUP	PAULSBORO	Owned
40921	1FTHF36H8MKA40921	1991	FORD	F350	PAULSBORO	Owned
49537	1FTRE14W35HA49537	2005	FORD	E150 VANS	PAULSBORO	Owned
58849	1FTRF12WX5NA58849	2000	FORD	PICKUP	PAULSBORO	Owned
69031	1FDXF70H9LVA09178	1990	FORD	FORD	PAULSBORO	Owned
70723	1FDKF37H8JNA57423	1988	FORD	F 350	PAULSBORO	Owned
70803	F	1992	FORD	F 350	PAULSBORO	Owned
70804	1FTHF26H7LNA58009	1990	FORD	F-250	PAULSBORO	Owned
70831	1FTDF15Y1LNA70747	1990	FORD	F-150	PAULSBORO	Owned
70843	1FTDF15Y3LNA70751	1990	FORD	F-150	PAULSBORO	Owned
70845	1FTDF15Y5LNA70744	1990	FORD	F-150	PAULSBORO	Owned

70847	1FTDF15Y2LNA70742	1990	FORD	F-150	PAULSBORO	Owned
70849	1FMDA11U2LZA82430	1990	FORD	A-11	PAULSBORO	Owned
71651	1FTDF15Y8MKA16168	1991	FORD	F-150	PAULSBORO	Owned
71652	1FTDF15Y3MKA17566	1991	FORD	F-150	PAULSBORO	Owned
71658	1FTDF15Y6MKA37293	1991	FORD	F-150	PAULSBORO	Owned
78002	1FTZF1828YNC13097	2000	FORD	F150	PAULSBORO	Owned
78003	1FTZF1829YNC13092	2000	FORD	F150	PAULSBORO	Owned
78004	1FTZF1820YNC13093	2000	FORD	F150	PAULSBORO	Owned
78005	1FTZF1822YNC13094	2000	FORD	F150	PAULSBORO	Owned
78006	1FTZF1826YNC13096	2000	FORD	F150	PAULSBORO	Owned
78007	1FTZF1724YNC13079	2000	FORD	F150	PAULSBORO	Owned
78010	1FTZF1720YNC13077	2000	FORD	F150	PAULSBORO	Owned
78011	1FDKF37H8LNA58011	1990	FORD	F 350	PAULSBORO	Owned
78012	1FTZF1723YNC13073	2000	FORD	F150	PAULSBORO	Owned
78013	1FTYR10C3YTB29904	2000	FORD	RANGER	PAULSBORO	Owned
78015	1FTYR10C5YTB25787	2000	FORD	RANGER	PAULSBORO	Owned
78016	1FTYR10C6YTB25782	2000	FORD	RANGER	PAULSBORO	Owned
78017	1FTYR10C1YTB25771	2000	FORD	RANGER	PAULSBORO	Owned
78018	1FTYR10C4YTB29891	2000	FORD	RANGER	PAULSBORO	Owned
78019	1FTYR10C3YTB25769	2000	FORD	RANGER	PAULSBORO	Owned
78020	1FTYR10CXYTB29902	2000	FORD	RANGER	PAULSBORO	Owned
78025	1FTYR10C9YTB29907	2000	FORD	RANGER	PAULSBORO	Owned
78026	1FTYR10C5YTB29905	2000	FORD	RANGER	PAULSBORO	Owned
78029	1FTYR10C6YTB29881	2000	FORD	RANGER	PAULSBORO	Owned
78037	1FTYR10C6CYTB2990	2000	FORD	RANGER	PAULSBORO	Owned
78038	1FTYR10C8YTB29882	2000	FORD	RANGER	PAULSBORO	Owned
78041	1FTYR10C8YTB25783	2000	FORD	RANGER	PAULSBORO	Owned
78045	1FTYR10C4YTB25778	2000	FORD	RANGER	PAULSBORO	Owned
78046	1FTYR10C6YTB25779	2000	FORD	RANGER	PAULSBORO	Owned
78047	1FTYR10C2YTB25777	2000	FORD	RANGER	PAULSBORO	Owned
78051	1FTYR10C3YTB29885	2000	FORD	RANGER	PAULSBORO	Owned
78062	1FTYR10X5YTB18874	2000	FORD	RANGER	PAULSBORO	Owned
78662	1FDXR82E5SVA81252	1995	FORD	LN80000	PAULSBORO	Owned
79418	1FMYU93196KA79418	2006	FORD	ESCAPE	PAULSBORO	Owned
86681	1FTVX14525NB86681	2005	FORD	F150	PAULSBORO	Owned
90297	1FTRF12W49KA90297	2009	FORD	F150	PAULSBORO	Owned
97047	1FTRF12W59KA97047	2009	FORD	F150	PAULSBORO	Owned
72144	1NKLL29X5BK700750	1981	KENW	FOAM TRUCK	PAULSBORO	Owned
11558	11558		KUBO	RTV 1100	PAULSBORO	Owned
13893	13893		KUBO	RTV 900 G-H	PAULSBORO	Owned
14406	14406		KUBO	RTV 900 G-H	PAULSBORO	Owned
18067	18067		KUBO	RTV 900 G-H	PAULSBORO	Owned
18270	18270		KUBO	RTV 900 G-H	PAULSBORO	Owned

18420	18420	KUBO	RTV 900 G-H	PAULSBORO	Owned
19375	19375	KUBO	RTV 900 G-H	PAULSBORO	Owned
19735	19735	KUBO	RTV 900 G-H	PAULSBORO	Owned
21479	21479	KUBO	RTV 900 G-H	PAULSBORO	Owned
22518	22518	KUBO	RTV 900 G-H	PAULSBORO	Owned
26166	26166	KUBO	RTV 900 G-H	PAULSBORO	Owned
26168	26168	KUBO	RTV 900 G-H	PAULSBORO	Owned
27395	27395	KUBO	RTV 900 G-H	PAULSBORO	Owned
29578	29578	KUBO	RTV 900 G-H	PAULSBORO	Owned
29648	29648	KUBO	RTV 900 G-H	PAULSBORO	Owned
29754	29754	KUBO	RTV 900 G-H	PAULSBORO	Owned
29756	29756	KUBO	RTV 900 G-H	PAULSBORO	Owned
29773	29773	KUBO	RTV 900 G-H	PAULSBORO	Owned
29803	29803	KUBO	RTV 900 G-H	PAULSBORO	Owned
29811	29811	KUBO	RTV 900 G-H	PAULSBORO	Owned
29828	29828	KUBO	RTV 900 G-H	PAULSBORO	Owned
34616	34616	KUBO	RTV 900 G-H	PAULSBORO	Owned
45007	45007	KUBO	RTV 900 G-H	PAULSBORO	Owned
46344	46344	KUBO	RTV 900 G-H	PAULSBORO	Owned
46349	46349	KUBO	RTV 900 G-H	PAULSBORO	Owned
86395	86395	KUBO	RTV 900 G-H	PAULSBORO	Owned
86405	86405	KUBO	RTV 900 G-H	PAULSBORO	Owned
86412	86412	KUBO	RTV 900 G-H	PAULSBORO	Owned
86661	86661	KUBO	RTV 900 G-H	PAULSBORO	Owned
86825	86825	KUBO	RTV 900 G-H	PAULSBORO	Owned
86858	86858	KUBO	RTV 900 G-H	PAULSBORO	Owned
86888	86888	KUBO	RTV 900 G-H	PAULSBORO	Owned
86902	86902	KUBO	RTV 900 G-H	PAULSBORO	Owned
86904	86904	KUBO	RTV 900 G-H	PAULSBORO	Owned
86907	86907	KUBO	RTV 900 G-H	PAULSBORO	Owned
86913	86913	KUBO	RTV 900 G-H	PAULSBORO	Owned
86915	86915	KUBO	RTV 900 G-H	PAULSBORO	Owned
86967	86967	KUBO	RTV 900 G-H	PAULSBORO	Owned
87323	87323	KUBO	RTV 900 G-H	PAULSBORO	Owned
87331	87331	KUBO	RTV 900 G-H	PAULSBORO	Owned
87625	87625	KUBO	RTV 900 G-H	PAULSBORO	Owned
87755	87755	KUBO	RTV 900 G-H	PAULSBORO	Owned
87759	87759	KUBO	RTV 900 G-H	PAULSBORO	Owned
12675	12675	KUTO	RTV 900 G-H	PAULSBORO	Owned
14502	14502	KUTO	RTV 900 G-H	PAULSBORO	Owned
22520	22520	KUTO	RTV 900 G-H	PAULSBORO	Owned
46355	46355	KUTO	RTV 900 G-H	PAULSBORO	Owned
86970	86970	KUTO	RTV 900 G-H	PAULSBORO	Owned

46165	1P3XA46KXNF246165	1992	PLYM	ACCLAIM	PAULSBORO	Owned
72143		1980	TANK	FOAM TANKER	PAULSBORO	Owned
02136	LSCBB43D44A020136	2004	TIGE	STAR X-CAB, #640100	PAULSBORO	Owned
07419	LSCBB43D14A017419	2004	TIGE	STAR X-CAB, #640100	PAULSBORO	Owned
07442	LSCBB43D74A017442	2004	TIGE	STAR X-CAB, #640100	PAULSBORO	Owned
14747	LSCBB43D34A014747	2004	TIGE	STAR X-CAB, #640100	PAULSBORO	Owned
17422	LSCBB43D14A017422	2004	TIGE	STAR X-CAB, #640100	PAULSBORO	Owned
17429	LSCBB43D44A017429	2004	TIGE	STAR X-CAB, #640100	PAULSBORO	Owned
17432	LSCBB43D44A017432	2004	TIGE	STAR X-CAB, #640100	PAULSBORO	Owned
17434	LSCBB43D84A017434	2004	TIGE	STAR X-CAB, #640100	PAULSBORO	Owned
17435	LSCBB43DX4A017435	2004	TIGE	STAR X-CAB, #640100	PAULSBORO	Owned
17436	LSCBB43D14A017436	2004	TIGE	STAR X-CAB, #640100	PAULSBORO	Owned
20120	LSCBB43D04A020120	2004	TIGE	STAR X-CAB, #640100	PAULSBORO	Owned
20121	LSCBB43D24A020121	2004	TIGE	STAR X-CAB, #640100	PAULSBORO	Owned
20122	LSCBB43D44A020122	2004	TIGE	STAR X-CAB, #640100	PAULSBORO	Owned
20123	LSCBB43D64A020123	2004	TIGE	STAR X-CAB, #640100	PAULSBORO	Owned
20124	LSCBB43D84A020124	2004	TIGE	STAR X-CAB, #640100	PAULSBORO	Owned
20126	LSCBB43D14A020126	2004	TIGE	STAR X-CAB, #640100	PAULSBORO	Owned
20127	LSCBB43D34A020127	2004	TIGE	STAR X-CAB, #640100	PAULSBORO	Owned
20128	LSCBB43D54A020128	2004	TIGE	STAR X-CAB, #640100	PAULSBORO	Owned
20129	LSCBB43D74A020129	2004	TIGE	STAR X-CAB, #640100	PAULSBORO	Owned
20130	LSCBB43D34A020130	2004	TIGE	STAR X-CAB, #640100	PAULSBORO	Owned
20131	LSCBB43D54A020131	2004	TIGE	STAR X-CAB, #640100	PAULSBORO	Owned
20132	LSCBB43D74A020132	2004	TIGE	STAR X-CAB, #640100	PAULSBORO	Owned
20133	LSCBB43D94A020133	2004	TIGE	STAR X-CAB, #640100	PAULSBORO	Owned
20137	LSCBB43D64A020137	2004	TIGE	STAR X-CAB, #640100	PAULSBORO	Owned
20141	LSCBB43D84A020141	2004	TIGE	STAR X-CAB, #640100	PAULSBORO	Owned
18540	1FVACXDC85HU18540	2005	****	FREIGHTLINER	PAULSBORO	Owned
86034	86034		****	RTV 900 G-H	PAULSBORO	Owned
97565	97565		****	RTV 900 G-H	PAULSBORO	Owned
46576	2146576		EZGO	EZ-GO CAR	PAULSBORO	Owned
52670	2152670		EZGO	EZ-GO CAR	PAULSBORO	Owned

Schedule 8.10

Valero Acquisition Guaranty

See copy on following pages

GUARANTY

Guaranty, dated as of September 16, 1998, by Valero Energy Corporation, a Delaware corporation (the “Guarantor”), in favor of Mobil Oil Corporation, a New York corporation (“Mobil”), and the Mobil Affiliates (as hereinafter defined) (collectively, the “Beneficiaries”).

RECITALS

A. As of the date hereof, Mobil and Valero Refining Company-New Jersey, a Delaware corporation and an indirect, wholly-owned subsidiary of Guarantor (“Buyer”), entered into a Sale and Purchase Agreement for the sale by Mobil and purchase by Buyer of certain petroleum refining assets located in Paulsboro, New Jersey (the “Purchase Agreement”).

B. In connection with the Purchase Agreement, Buyer and Valero Marketing and Supply Company, a Delaware corporation and a wholly-owned subsidiary of Guarantor (“VMSC”), entered into as of the date hereof certain related commercial agreements with certain affiliates of Mobil, as set forth on Schedule 1 hereto. The agreements listed on Schedule 1 are referred to herein as the “Related Agreements” and the affiliates of Mobil referenced in Schedule 1 are referred to herein as the “Mobil Affiliates.” (Buyer and VMSC are each individually referred to herein as a “Valero Affiliate”, and collectively as the “Valero Affiliates”.)

C. The transaction contemplated by the Purchase Agreement is in the interests of the Guarantor and the Guarantor is prepared to enter into this Guaranty.

AGREEMENT

1.	Guaranty. (a) In consideration of the Beneficiaries entering into the Purchase Agreement and the Related Agreements, and as a condition precedent to the Beneficiaries’ obligations under the Purchase Agreement and the Related Agreements, the Guarantor irrevocably, absolutely and unconditionally guarantees, as primary obligor and not as surety, to Beneficiaries and their respective permitted successors and assigns the prompt performance, when due, by the Valero Affiliates of all obligations of the Valero Affiliates to the Beneficiaries under the Purchase Agreement and the Related Agreements (the “Obligations”) when the Obligations are to be performed and upon the terms and conditions set forth in this Guaranty.

(b) Guarantor agrees that in the event that a Valero Affiliate fails to perform an Obligation that constitutes a payment obligation then due in accordance with the terms of the Purchase Agreement or the Related Agreements, as the case may be, Guarantor shall upon receipt of written notice from any of the Beneficiaries describing such failure and demanding payment (the “Payment Demand”), but in no event more than five (5) business days thereafter, itself pay such sum as has not been paid by the Valero Affiliate as if the Guarantor instead of the Valero Affiliate were the primary obligor, together with interest thereon at the rate per annum from time to time payable by the Valero Affiliate on such sum pursuant to the applicable provision of the Purchase Agreement and the Related

Agreements from the date when such sum becomes due and payable by the Valero Affiliate under the applicable provision of the Purchase Agreement and the Related Agreements until the payment of such sum in full. The Payment Demand shall reasonably and briefly specify in what manner and what amount the Valero Affiliate has failed to perform the Obligation in question, with a specific statement that the Beneficiary is calling upon Guarantor-to perform under this Guaranty. A Payment Demand satisfying the foregoing requirements shall be deemed sufficient notice to Guarantor that it must pay an Obligation. A single Payment Demand shall be effective as to any specific default during the continuance of such default, until the Valero Affiliate or the Guarantor has cured such default and additional Payment Demands shall not be required until such default is cured.

(c) Guarantor agrees that if and to the extent a Valero Affiliate fails to perform an Obligation when due in accordance with the terms of the Purchase Agreement or the Related Agreements, as the case may be, that constitutes an obligation other than a payment obligation, Guarantor shall upon receipt of written notice from any of the Beneficiaries describing such failure and demanding performance (the “Performance Demand”), but in no event more than five (5) business days thereafter cause the Valero Affiliate to perform or commence performance of such Obligation or shall perform or commence performance of the Obligation itself, as if the Guarantor instead of the Valero Affiliate were the primary obligor. The Performance Demand shall be written, and shall reasonably and briefly specify in what manner the Valero Affiliate has failed to perform the Obligation in question, with a specific statement that the Beneficiary is calling upon Guarantor to perform under this Guaranty. A Performance Demand satisfying the foregoing requirements shall be deemed sufficient notice to Guarantor that it must perform or cause a Valero Affiliate to perform an Obligation. A single Performance Demand shall be effective as to any specific default during the continuance of such default, until the Valero Affiliate or the Guarantor has cured such default and additional Performance Demands shall not be required until such default is cured.

2.	Nature of Guaranty. The obligations, covenants, agreements and duties of the Guarantor hereunder shall remain in full force and effect and shall be enforceable until the Obligations are finally, indefeasibly and unconditionally paid and performed in full in accordance with the terms of the Purchase Agreement and Related Agreements, as the case may be, and, to the maximum extent permitted by law, shall in no way be affected or impaired by reason of the happening from time to time of any other event, including, without limitation, the following, whether or not any such event shall have occurred without notice to or the consent of the Guarantor:

(a) Any lack of validity or enforceability of any of the Obligations, the Purchase Agreement or any of the Related Agreements;

(b) Any change in the time, manner or place of performance, or in any other term, of all or any of the Obligations, or any other amendment, supplement or waiver of, or any consent to departure from, the Purchase Agreement or any Related Agreement, including, without limitation, any increase in or modification of the Obligations;

2

(c) Any change, restructuring or termination of the corporate structure, existence of ownership of any Valero Affiliate;

(d) Any act or omission on the part of any Beneficiary; or

(e) Any other circumstance (other than performance by the Valero Affiliates of their respective Obligations) which might otherwise constitute a defense available to, or a discharge of a guarantor or surety generally.

3.	Reinstatement. If the Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding (including, without limitation, the dissolution of a Valero Affiliate), the obligations of the Guarantor under this Guaranty shall continue in full force and effect and shall continue to legally bind the Guarantor as if there had been no such unenforceability against, refusal, inability or lack of capacity on the part of a Valero Affiliate to allow payment of any amount that constitutes part of the Obligations. This Guaranty shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned upon the insolvency, bankruptcy, reorganization or liquidation of, or similar proceeding (including, without limitation, the dissolution of a Valero Affiliate) with respect to a Valero Affiliate, the Guarantor or otherwise, all as though such payment had not been made.

4.	No Waiver: Cumulative Rights. (a) No failure on the part of any Beneficiary to exercise, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by any Beneficiary of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Beneficiaries or allowed them by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Beneficiaries from time to time.

(b) Except as to applicable statutes of limitation, no delay by a Beneficiary in the exercise of, or failure to exercise, any rights hereunder shall operate as a waiver of such rights, a waiver of any other rights or a release of Guarantor from obligations hereunder.

(c) Guarantor consents to the renewal, amendment, modification, compromise, extension, acceleration or other changes in the time of payment of or other changes or modifications in the terms of the Obligations, or any part thereof.

(d) Guarantor hereby waives (i) notice of acceptance of this Guaranty, (ii) presentment, demand, notice of dishonor and all other notices (except as set forth in Paragraph 1 above), (iii) any right to require that any action or proceeding be brought against a Valero Affiliate or any other person prior to any action against Guarantor under the terms hereof, and (iv) any and all right to assert any set-off, counterclaim, reduction, or diminution of any Obligation, or any defense of any kind or nature whatsoever (other than performance), which the Guarantor may have or assert against any Beneficiary.

3

5.	Preservation of Rights. Until all Obligations which may be or become payable or performable by a Valero Affiliate to a Beneficiary have been irrevocably and unconditionally discharged in full, that Beneficiary may:

(a) refrain from applying of enforcing any other security, moneys or rights held or received by that Beneficiary with respect to such amounts, or apply and enforce the same in such manner and order as that Beneficiary sees fit (whether against such amounts or otherwise); and

(b) hold in a suspense account (with any interest accruing thereon to be credited to such suspense account) any moneys received by them from the Guarantor or on account of the Guarantor’s liabilities under this Guaranty.

6.	Indemnity. The Guarantor hereby agrees, as a separate and independent matter and without prejudice to the Beneficiaries’ rights against a Valero Affiliate as the primary obligor, that if any of the Obligations are not enforceable hereunder because the Guarantor’s guaranty is not enforceable against the Guarantor, Guarantor shall indemnify the Beneficiaries for the amount of each such obligation to the extent unenforceable, together with any interest thereon as provided in Paragraph 1 hereto.

7.	Independent and Separate Guaranteed Obligations. The obligations of the Guarantor hereunder are independent of the obligations of the Valero Affiliates with respect to all or any of the Obligations and, in the event of any default hereunder, a separate action or actions may be brought and prosecuted against the Guarantor with respect to one or more of the Obligations whether or not the Guarantor is the alter ego of a Valero Affiliate and whether or not a Valero Affiliate is joined therein, or a separate action or actions are brought against a Valero Affiliate or the Guarantor.

8.	No Consequential or Punitive Damages. In no event shall Guarantor be subject hereunder to consequential, exemplary, equitable, loss of profits, punitive, tort, or any other such indirect or consequential damages or costs.

9.	Contractual Defenses. Notwithstanding any other provision of this Guaranty to the contrary, the parties expressly agree that in any action brought with respect to this Guaranty, Guarantor shall be entitled to raise as a complete or partial defense to any liability it may otherwise have hereunder any rights, counterclaims, contractual and other defenses to the same extent as such could have been asserted or raised by a Valero Affiliate in defense of a claim brought by any Beneficiary against the Valero Affiliate, excluding, however, any right, claim or defense based upon the bankruptcy or insolvency of the Valero Affiliate.

4

10.	Notice. All notices or other communications to the Guarantor shall be in writing and, except as set forth in the Paragraph 1, shall be given in the same manner and with the same effect as set forth in the Purchase Agreement or the Related Agreements, as applicable. The Guarantor’s address for notices is as follows:

Valero Energy Company

P.O. Box 500

San Antonio, Texas 78292-500

Fax: (210)370-2988

Attn: Corporate Secretary

or such other address as the Guarantor shall from time to time specify to Mobil.

11.	Representations and Warranties. The Guarantor represents and warrants to the Beneficiaries that as of the date of this Guaranty:

(a) The Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power to conduct its business as now being conducted and to execute, deliver and perform this Guaranty.

(b) The execution, delivery and performance of this Guaranty have been and remain duly authorized by all necessary corporate action and the Guaranty has been duly and validly executed and delivered by the Guarantor.

(c) All consents, authorizations and approvals of, and registrations and declarations with, any governmental authority necessary for the due execution, delivery and performance of this Guaranty have been obtained and remain in full force and effect and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority is required in connection with the execution, delivery or performance of this Guaranty.

(d) This Guaranty constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e) There is no action, suit or proceeding at law or in equity by or before any court or arbitral tribunal now pending or, to the knowledge of the Guarantor, threatened against the Guarantor which would reasonably be expected to have a material adverse effect on the Guarantor’s ability to perform its obligations under this Guaranty.

(f) The Guarantor owns, directly or indirectly, 100% of the equity interest in the Valero Affiliates.

12.

Assignment. Neither the Guarantor nor the Beneficiaries may assign their respective rights, interest or obligations hereunder to any other person without the prior written consent of the Guarantor or the Beneficiaries, as the case may be. Notwithstanding the

5

preceding sentence, the Beneficiaries may, without the consent of the Guarantor, assign their rights hereunder together with an assignment of any of the Related Agreements, provided that such assignment is permitted under the terms of the applicable Related Agreement.

13.	Subrogation; Subordination. Notwithstanding any payment or payments made by the Guarantor hereunder, the Guarantor shall not be subrogated to any rights of any Beneficiary against any Valero Affiliate until all of the Obligations of such Valero Affiliate shall have been finally, indefeasibly and unconditionally paid and performed in full and, upon such payment and performance, the Guarantor shall be subrogated to the rights of the Beneficiaries against the Valero Affiliate and the Beneficiaries agree to take such reasonable steps (at Guarantor’s cost and expense) as the Guarantor may reasonably request to implement such subrogation. Any claims of the Guarantor against any Valero Affiliate arising from payments made by the Guarantor by reason of this Guaranty shall be in all respects subordinated to the final, indefeasible, unconditional, full and complete payment, performance or discharge of all of the Obligations of such Valero Affiliate guaranteed hereby, and no payment by the Guarantor pursuant hereto shall give rise to any claim of the Guarantor against any Beneficiary.

14.	Costs of Enforcement. The Guarantor agrees to pay all costs, expenses and fees, including, without limitation, all reasonable attorneys’ fees, which may be incurred by each Beneficiary in enforcing this Guaranty or protecting the rights of the Beneficiaries hereunder following any default on the part of the Guarantor hereunder, whether the same shall be enforced by suit or otherwise.

15.	Consent to Jurisdiction. Any legal suit, action or proceeding arising out of or relating to this Guaranty or any transaction contemplated hereby may be instituted in any state or Federal court in the County of New York and State of New York and, to the extent permitted by applicable law, the Guarantor and each Beneficiary waive any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.

16.	Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

17.	Governing Law. This Guaranty shall be governed by and construed in accordance with the internal laws of the State of New York without reference to conflicts of law principles thereof.

6

IN WITNESS WHEREOF, the Guarantor has caused its duly authorized officer to execute and deliver this Guaranty as of the date first above written.

VALERO ENERGY CORPORATION

By:
Name:	Gregory C. King
Title:	Vice President

Agreed to and accepted:

MOBIL OIL CORPORATION

(on its own behalf and on behalf of the Mobil Affiliates)

By:
Name:	R. J. KRUEP
Title:	ATTORNEY-IN-FACT

7

SCHEDULE 1

The following agreements are as referred to in the Purchase Agreement:

1.	Crude Oil Sales and Purchase Agreement

2.	Light Products Offtake Agreement

3.	Purchase and Sales Agreement for Lubricant Base Oils

4.	Propane Marketing Agreement

5.	Special Products Marketing Agreement

6.	Natural Gas Pipeline Operating Agreement

7.	Colonial Pipeline Scheduling Agreement

8.	Rail Car Services Agreement

9.	Intellectual Property Rights License Agreement

10.	MLDW Catalyst Lease Agreements

11.	Technical Support Services Agreement

12.	Utilities Services Agreements

13.	Transition Services Agreement

14.	Access Agreements

15.	Butane Storage Agreement

16.	Retained Area Lease

17.	Sale and Purchase Agreement for Mobil Natural Gas Pipeline Company

18.	Emergency Response Services Agreement

19.	Mobil Engineering Practices Technology Agreement

20.	Landfill Lease

21.	Jet Fuel Pipeline Connection Agreement

22.	System Sharing Agreement

8

Schedule 8.11(d)(i)

Excluded Software

The following software applications (whether based on servers or desktops or both) are licensed to Seller or its Affiliates and have historically been used in connection with the operation of the Business and/or the Refinery, but are not included in the Assets. To the extent that Buyer desires to use any of these applications, Buyer will need to enter into its own license with the licensors.

I.	Desktop applications

Vendor / Generic Name	Product Name	Owner of License
Aspen Tech	All Aspen Tech Products	Valero Services, Inc
AutoDESK	All AutoDESK Products	Valero Services, Inc
BMC Software	All Control-M Products	Valero Services, Inc
Citrix	All Citrix Products	Valero Services, Inc
Hewlett Packard	HP LoadRunner	Valero Services, Inc
IBM	All Filenet Products	Valero Services, Inc
IBM	All IBM Tivoli Products	Valero Services, Inc
IXOS Open Text	All IXOS Products	Valero Services, Inc
KBC	All KBC Products	Valero Services, Inc
McAfee	All McAfee Products	Valero Services, Inc
Microsoft	All Microsoft Products	Valero Services, Inc
SAP	All SAP Products (Including Business Objects)	Valero Services, Inc
Syntex	All Syntex Products	Valero Services, Inc

II.	Server Applications

Vendor	Generic Name	Owner	Server Name
Aspen Tech	Advisor	Valero Services, Inc.
Aspen Tech	PIMS	Valero Services, Inc.
Aspen Tech	All Aspen Tech Products	Valero Services, Inc.
Aspen Tech	Aspen license server	Valero Services, Inc.	ASPBRF05
Aspen Tech	AspenTech Server	Valero Services, Inc.	ASPBRF04
Aspen Tech	Data Historian	Valero Services, Inc.	DHPBRF01
Aspen Tech	Data Historian - Paulsboro	Valero Services, Inc.	DHPBRF02
Aspen Tech	Used for SA remote into Data historian	Valero Services, Inc.	TMPPBRF01V

AutoDesk	Navis Works	Valero Services, Inc.	LICPBRF02
Borque Data Systems	Railcar software	VMSC or affiliate
BW/Honeywell	H2S Bump station collection	Valero Services, Inc.	H2SNJPBRF01
Citrix	Citrix MetaFrame Server	Valero Services, Inc.	CTXPBRF01
Citrix	Citrix MetaFrame Server	Valero Services, Inc.	CTXPBRF02
Convergint	DVR	Valero Services, Inc.	NJPBRFDVR1
Convergint	DVR	Valero Services, Inc.	PBR-DVR2
Convergint	Paulsboro’s Card access (LenelBasis) server also Track DB server	Valero Services, Inc.	RANJPBRF01
Environmental Support Solutions (ESS)	Essential	Valero Services, Inc.
Famatech	Radmin	Valero Services, Inc.
GE	Bently Nevada System 1	Valero Services, Inc.	BNPBRF01
GE	Bently Nevada System 1	Valero Services, Inc.	BNPBRF02
GE	Bently Nevada System 1	Valero Services, Inc.	BNPBRF03
Honeywell	Environmental server	Valero Services, Inc.	ENNJPBRF01
Honeywell	Honeywell Alarm Manager	Valero Services, Inc.	AMPBRF02
Honeywell	UOP Tag collection server	Valero Services, Inc.	NJPBRFRPM01
IBM	TSM Backup Server	Valero Services, Inc.	TSMPBRF01
Insite Objects	RESITE Recorder	Valero Services, Inc.
Invensys	Honeywell	Valero Services, Inc.
KBC Advanced Technology	KBC Profimatic Server	Valero Services, Inc.	LICPBRF03
Management Controls	Track	Valero Services, Inc.	CLDBPBRF01
Management Controls	TrackSoftware Server	Valero Services, Inc.	W3PBRF01
McAfee	McAfee	Valero Services, Inc.
Microcall	Call Accounting	Valero Services, Inc.	VOXPBRF01
Microcall	Call Accounting	Valero Services, Inc.	VOXPBRF01
Microsoft	Clustered SQL Server for Paulsboro - Node 1	Valero Services, Inc.	CLDBPBRF01
Microsoft	Clustered SQL Server for Paulsboro - Node 2	Valero Services, Inc.	CLDBPBRF02
Microsoft	CORP Domain Controller	Valero Services, Inc.	DCNJPBRF01V
Microsoft	CORP Domain Controller	Valero Services, Inc.	DCPBRF03
Microsoft	DMZ Utility Server	Valero Services, Inc.	PDMZNJPBRF01
Microsoft	Domain Controller for PBRFAP (Access Point) domain	Valero Services, Inc.	DCNJPBRFAP01
Microsoft	Drafting Print Server	Valero Services, Inc.	PBRF-DRAFT01
Microsoft	Envoy - Energy Stewardship	Valero Services, Inc.	ENVNJPBRF01v
Microsoft	Exchange 2003 Mail Server	Valero Services, Inc.	MSPBRF02
Microsoft	File Server - Paulsboro Refinery	Valero Services, Inc.	FSPBRF01
Microsoft	File Server - Paulsboro Refinery	Valero Services, Inc.	FSPBRF01
Microsoft	Local IS server for utilities and DHCP server	Valero Services, Inc.	ISPBRF01
Microsoft	Print Server	Valero Services, Inc.	PSPBRF02

Microsoft	Print Server for PBRF	Valero Services, Inc.	PSPBRF01
Microsoft	SCCM 2007	Valero Services, Inc.	SCCMNJPBRF01
Microsoft	SMS 2003	Valero Services, Inc.	SMSPBRF01
Microsoft	Webserver for Lab Product Release	Valero Services, Inc.	WSPBRF02
Microsoft	Webserver for Lab Product Release	Valero Services, Inc.	WSPBRF02
Microsoft	Webserver for Lab Product Release	Valero Services, Inc.	WSPBRF02
Microsoft	Webserver, file transfer from Data Historians and MVs to network	Valero Services, Inc.	INSYNJPBRF01
Microsoft	Webserver, file transfer from Data Historians and MVs to network	Valero Services, Inc.	WSPBRF01
Microsoft	Webserver, file transfer from Data Historians and MVs to network	Valero Services, Inc.	WSPBRF01
Microsoft	Webserver, file transfer from Data Historians and MVs to network	Valero Services, Inc.	WSPBRF01
Microsoft	Webserver, file transfer from Data Historians and MVs to network	Valero Services, Inc.	WSPBRF01
Microsoft	Webserver, file transfer from Data Historians and MVs to network	Valero Services, Inc.	WSPBRF01
Microsoft	Wedge server	Valero Services, Inc.	PBRF-WEDGE02
Primavera Systems	Primavera	Valero Services, Inc.	CLDBPBRF01
Primavera Systems	Primavera Server	Valero Services, Inc.	PRIMPBRF01
SAP	SAP	Valero Services, Inc.
SAP	xMII Production Server	Valero Services, Inc.	XMIIPBRF01
SAP	xMII Test Server	Valero Services, Inc.	XMlIPBRFt1
Siemens	Vistascape Server	Valero Services, Inc.	SIQPBRF01v
Solomon & Associates	Solomon Survey	Valero Services, Inc.	PBRF-PROFILE01
Solomon & Associates	Profile II	Valero Services, Inc.
Syntex	IMPACT	Valero Services, Inc.
System Improvements	TapRoot	Valero Services, Inc.
Unique Software	OHM	Valero Services, Inc.
Valero	Complex Logs	Valero Services, Inc.	SAHQSERVER
VisualBasic	VisualBasic	Valero Services, Inc.
VMWare	VMWare ESX Server	Valero Services, Inc.	VMWPBRF01
VMWare	VMWare ESX Server	Valero Services, Inc.	VMWPBRF02
VMWare	VMWare ESX Server	Valero Services, Inc.	VMWPBRF03
WBT Systems	TopClass Server - TRPBRF02	Valero Services, Inc.	TRPBRF02

Schedule 8.11(d)(ii)

Transferred Software

The following server-based software applications are licensed to Seller or its Affiliates and have historically been used in connection with the operation of the Business and/or the Refinery. Should Buyer so request, Seller will assist Buyer by requesting that the licensors of this software consent to its transfer to Buyer (to the extent it is used at the Refinery, but not elsewhere).

I.	Server Applications:

Vendor	Generic Name	Owner	Server Name
Agilent	EZChrom Enterprise Chromatography Server	Valero Services, Inc.	CHRMNJPBRF01
Cisco	Call Accounting	Valero Services, Inc.	VOXPBRF01
Cisco	Cisco Call Manager	Valero Services, Inc.	CMPBRF01
Cisco	Cisco Call Manager	Valero Services, Inc.	CMPBRF02
Cisco	Cisco Unity Voicemail	Valero Services, Inc.	VMPBRF01
Conam	PCMS	Valero Services, Inc.
Dyadem International	PHA Pro	Valero Services, Inc.
Ellipsys	EICEMS Air Emissions Calculation Application -Paulsboro	Valero Services, Inc.	ECEMNJPBRF01
GeoAnalysis	Visual Site Manager	Valero Services, Inc.
IBM	Lotus Notes	Valero Services, Inc.	MSPBRF01
Inspection Logic	LeakDAS	Valero Services, Inc.	CLDBPBRF01
Intergraph	Pressure Protection Manager License	Valero Services, Inc.	PBRF-LIC03
Invensys Systems - Wonderware	Intelatrac SQL database server	Valero Services, Inc.	INDBNJPBRF01
Invensys Systems - Wonderware	Intelatrac synchronization server	Valero Services, Inc.	INSYNJPBRF01
Invensys Systems - Wonderware	Intelatrac web servers	Valero Services, Inc.	INWSNJPBRF01
Lab Vantage	LIMS - Laboratory Information System	Valero Services, Inc.	DBPBRF01
Mustang Engineering	EICEMS	Valero Services, Inc.
Oracle	Oracle Database	Valero Services, Inc.	DBPBRF01
PHA	PHA-PRO (versions prior to 7.5)	Valero Services, Inc.	PBRF-LIC01
Policy Tech	Policy Tech	Valero Services, Inc.	PTNJPBRF01
Policy Tech	Policy&Procedure Manager	Valero Services, Inc.	CLDBPBRF01
Symantec	Imaging Server	Valero Services, Inc.	GHOSTPBRF03
Symantec	Imaging Server	Valero Services, Inc.	GHOSTPBRF03X
Symantec	Imaging Server	Valero Services, Inc.	GHOSTPBRF03X

Symantec	Wise Packaging Server	Valero Services, Inc.	WPSPBRF01
The Equity Engineering Group	API-RBI Software	Valero Services, Inc.	RBINJPBRF01
The Equity Engineering Group	API-RBI Software	Valero Services, Inc.	RBIPBRF01
UOP	COMPLY	Valero Services, Inc.
Veritech	ESTEAM	Valero Services, Inc.

II.	Desktop Applications

Vendor	Product Name	Owner of License
Agilent	Agilent Cerity	Valero Services, Inc
Agilent	EZChrom Elite	Valero Services, Inc
Agilent	EZChrom Elite Client/Server	Valero Services, Inc
Agilent	Ezchrom-LIMS Interface System	Valero Services, Inc
BlueCoat Systems	Kaspersky Anti-Virus	Valero Services, Inc
Cisco Systems	Cisco Unified CallManager 4.1(3)sr6	Valero Services, Inc
Cisco Systems	Cisco FileCollectionSettings	Valero Services, Inc
Informative Graphics Corp	Brava! Desktop Application	Valero Services, Inc
Informative Graphics Corp	Brava! FreeDWG Viewer Application	Valero Services, Inc
Informative Graphics Corp	Brava! Reader Application	Valero Services, Inc
Inspection Logic	LeakDAS	Valero Services, Inc
Intergraph Corp	Intergraph Connector	Valero Services, Inc
Intergraph Corp	Intergraph Corp. GMRegSvr	Valero Services, Inc
Intergraph Corp	Intergraph GeoMedia	Valero Services, Inc
Intergraph Corp	Intergraph GluePoint	Valero Services, Inc
Intergraph Corp	Intergraph ImageScapeAddln	Valero Services, Inc
Intergraph Corp	Intergraph ModeIView	Valero Services, Inc
Intergraph Corp	Intergraph SmartLabel	Valero Services, Inc
LabVantage	LV LIMS	Valero Services, Inc
LabVantage Solutions	Lab Work Bench	Valero Services, Inc
Northwest Analytical	NWA Quality Analyst	Valero Services, Inc
Northwest Analytical	NWA Quality Analyst Graphics 2.1	Valero Services, Inc
Syntex	IMPACT Anywhere	Valero Services, Inc
Syntex	IMPACT Enterprise	Valero Services, Inc
Syntex	IMPACT Exec	Valero Services, Inc
Syntex	IMPACT Gold Notification	Valero Services, Inc
Wonderware	IntelaTrac Administration	Valero Services, Inc
Wonderware	IntelaTrac CI	Valero Services, Inc
Wonderware	IntelaTrac Management Center	Valero Services, Inc
Wonderware	IntelaTrac Procedure Auditor Plus	Valero Services, Inc
Wonderware	IntelaTrac Procedure Builder	Valero Services, Inc
Wonderware	IntelaTrac We	Valero Services, Inc

EXHIBIT A

TO

STOCK PURCHASE AGREEMENT

ASSIGNMENT OF CONTRACTS

Exhibit A

ASSIGNMENT OF CONTRACTS

THIS ASSIGNMENT OF CONTRACTS (this “Assignment Agreement”) is executed by and between [VALERO AFFILIATE], a Delaware corporation (“Transferor”), and PAULSBORO REFINING COMPANY LLC, a Delaware limited liability company formerly known as Valero Refining Company-New Jersey (“Transferee”), dated as of              , 2010. Transferor and Transferee are referred to herein collectively as the “Parties”, and each individually a “Party”.

RECITALS

A. PBF Holdings Company LLC (“PBF”) and Valero Refining and Marketing Company (“VRMC”) entered into that certain Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as [             ], 2010, for the purchase by PBF of the Shares.

B. Pursuant to the Stock Purchase Agreement, Transferee has agreed to assume, pay, perform and discharge when due all of the rights, obligations, interests and liabilities of Transferor under each of the agreements set forth on Schedule I hereto (the “Assigned Contracts”) arising on or after the Closing Date.

C. As a condition precedent to Closing under the Stock Purchase Agreement, PBF and VRMC require the execution of this Assignment Agreement.

D. It is the intention of Transferor and Transferee that by the execution and delivery of this Assignment Agreement, Transferor will assign to Transferee and Transferee will assume and will pay, perform and discharge when due, without recourse to Transferor, all of Transferor’s rights, obligations, interests and liabilities under the Assigned Contracts arising on or after the Closing Date.

NOW THEREFORE, in consideration of the premises and the mutual covenants, undertakings and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Transferor and Transferee, intending to be legally bound, hereby agree as follows:

1. Defined Terms. Capitalized terms which are used but not otherwise defined in this Assignment Agreement shall have the meanings ascribed to such terms in the Stock Purchase Agreement.

2. Assignment. Effective as of the Closing Date, Transferor hereby transfers, conveys, assigns and delivers to Transferee all of Transferor’s legal, beneficial and other rights, obligations, interests and liabilities under and with respect to each Seller Contract to which Transferor is a party subject to the terms of the Assigned Contracts regarding assignment.

3. Assumption. Transferee hereby unconditionally and absolutely (a) accepts the assignment of each Seller Contract, (b) agrees to honor and be bound by all of the terms, covenants and conditions of each Seller Contract, and (c) assumes and agrees to pay, perform and discharge all of Transferor’s rights, obligations, interests and liabilities under each Seller Contract arising on or after the Closing Date.

Exhibit A - 1

4. Third Party Approvals. If notice to, or the consent, authorization, permission or approval of, any third party (each, an “Approval” and collectively, the “Approvals”) is required for an assignment of any of the Assigned Contracts to be effective, the assignment to Transferee of such Assigned Contracts shall be effective upon the granting of such Approval. To the extent that the failure to obtain any Approval would give rise to the right on the part of any third party to terminate, or limit any right of Transferor or Transferee with respect to, any of the Assigned Contracts affected thereby, then any provision contained in this Assignment Agreement shall not become effective with respect to such Assigned Contracts unless and until such Approval has been obtained, waived or is no longer required. When such Approval has been obtained, waived or is no longer required, this Assignment Agreement shall automatically become effective without the need for any further action on the part of Transferor, Transferee or any other person and without payment of any further consideration. Until such time as any such Approval has been obtained or waived or is no longer required, Transferor and Transferee shall comply with their respective obligations under the Stock Purchase Agreement with respect to any affected Seller Contract.

5. Further Assurances. Transferor shall take such commercially reasonable additional actions, including the execution, acknowledgment and delivery of other appropriate documents and instruments, as may be reasonably necessary in order to convey, transfer, assign and deliver to, and vest in, Transferee, its successors and assigns, the Assigned Contracts.

6. Stock Purchase Agreement Governs. This Assignment Agreement is delivered pursuant to and is subject to the terms of the Stock Purchase Agreement. In the event that any provision of this Assignment Agreement conflicts with any provision of the Stock Purchase Agreement, the provisions of the Stock Purchase Agreement shall control.

7. No Representations or Indemnity. Neither Transferor nor Transferee makes any representations or warranties of any kind, express or implied, except as set forth in the Stock Purchase Agreement. All claims, rights of indemnification and reciprocal covenants between Transferor and Transferee concerning the Assigned Contracts shall be exclusively governed by the Stock Purchase Agreement. Each of Transferor and Transferee acknowledges and agrees that the representations, warranties, covenants, agreements, indemnities and limitations on liability contained in the Stock Purchase Agreement will not be superseded hereby but will remain in full force and effect to the full extent provided therein.

8. Successors and Assigns. This Assignment Agreement shall bind and shall inure to the benefit of the respective parties hereto and their respective successors and permitted assigns. Assignment of this Assignment Agreement by either party shall be governed by the assignment provisions contained in the Stock Purchase Agreement.

9. No Third Party Beneficiaries. Nothing in this Assignment Agreement is intended to confer upon any Person other than Transferee, on the one hand, and Transferor, on the other hand, any rights or remedies hereunder. There are no third party beneficiaries hereof.

10. Choice of Law; Dispute Resolution. This Assignment Agreement shall be construed (both as to validity and performance), interpreted and enforced in accordance with, and governed by, the Laws of the State of New York, without regard to conflicts of laws rules as

Exhibit A - 2

applied in New York. All controversies or disputes arising out of and related to this Assignment Agreement shall be resolved in accordance with the dispute resolution procedures set forth in Exhibit D of the Stock Purchase Agreement.

11. Jurisdiction; Consent to Service of Process; Waiver. Each of the Parties hereto agrees, subject to Section 10, that it shall bring any action or proceeding in respect of any claim arising out of or related to this Assignment Agreement, whether in tort or contract or at law or in equity, exclusively in any federal or state court in the State of New York and solely in connection with such claims, if any, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 14 of the Assignment Agreement. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided herein and shall not be deemed to confer rights on any Person (as such term is defined in the Stock Purchase Agreement) other than the Parties hereto. Each of the Parties hereto knowingly and intentionally, irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Assignment Agreement and for any counterclaim therein.

12. Availability of Equitable Relief. Each of the Parties hereto recognizes that irreparable injury will result from a breach of any provision of this Assignment Agreement and that money damages will be inadequate to fully remedy the injury. In order to prevent such irreparable injury, the arbitrators selected pursuant to Section 10 shall have the power to grant temporary or permanent injunctive or other equitable relief. Notwithstanding Section 10, prior to the appointment of the arbitrators, a Party hereto may, subject to this Section 12, seek temporary injunctive relief from any court of competent jurisdiction; provided that the Party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration in compliance with the dispute resolution procedures. Such court ordered relief shall not continue more than ten (10) days after the appointment of the arbitrators (or in any event for longer than sixty (60) days).

13. Counterparts. This Assignment Agreement may be executed in multiple counterparts and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signed counterparts of this Assignment Agreement may be delivered by facsimile and by scanned PDF image; provided that each Party hereto uses commercially reasonable efforts to deliver to each other Party hereto original signed counterparts as soon as possible thereafter.

Exhibit A - 3

14. Notices. All notices and other communications that are required to be or may be given pursuant to this Assignment Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by courier or mailed by registered or certified mail (postage prepaid, return receipt requested) to the relevant party hereto at the following addresses or sent by facsimile to the following numbers:

If to Transferor:

[Valero Affiliate]

One Valero Way

San Antonio, Texas 78249

Attention: Executive Vice President and General Counsel

Telephone: (210) 345-2246

Facsimile: (210)345-5889

If to Transferee, to:

Paulsboro Refining Company LLC

One Sound Shore Drive, Suite 303

Greenwich, CT 06830

Attention: General Counsel

Telephone: (203) 629-1577

or to such other address or facsimile number as any Party may, from time to time, designate in a written notice given in accordance with this Section 14. Any such notice or communication shall be effective (a) if delivered in person or by courier, upon actual receipt by the intended recipient, (b) if sent by facsimile transmission, upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during recipient’s normal business hours, or (c) if mailed, upon the earlier of five (5) days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

[Signature Page Follows]

Exhibit A - 4

THIS ASSIGNMENT AGREEMENT is executed and delivered effective as of the date first written above by the undersigned duly authorized representatives of the parties hereto.

TRANSFEROR:

[VALERO AFFILIATE], a Delaware corporation

By:
Name:
Title:

TRANSFEREE:

PAULSBORO REFINING COMPANY LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit A - 5

Schedule I

Assigned Contracts

[To be provided prior to Closing]

Exhibit A (Schedule I)– 1

EXHIBIT B-1

TO

STOCK PURCHASE AGREEMENT

BUYER GUARANTY

Exhibit B-1

BUYER GUARANTY

THIS GUARANTY AGREEMENT (this “Agreement”) is entered into as of             , 2010, by PBF ENERGY COMPANY LLC, a Delaware limited liability company (“Guarantor”), for the benefit of VALERO REFINING AND MARKETING COMPANY, a Delaware corporation (“Seller”). Terms used but not defined herein shall have the meanings assigned to them in the Stock Purchase Agreement (as defined below).

RECITALS

A. PBF HOLDING COMPANY LLC, a Delaware limited liability company (“Obligor”), has entered into that certain Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of [            ], 2010, with Seller for the purchase by Obligor of the Shares.

B. Obligor and Seller and certain of their Affiliates have entered into or will enter into the Other Agreements.

C. As a condition precedent to Closing under the Stock Purchase Agreement and the execution and delivery of the Other Agreements, Seller requires the execution of this Agreement.

D. Guarantor, directly or indirectly, owns all of the equity interests in Obligor.

NOW THEREFORE, in order to induce Seller to sell the Shares as provided in the Stock Purchase Agreement and to induce Seller to enter into the Other Agreements, and in consideration of the foregoing Recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES OF GUARANTOR

Guarantor hereby represents and warrants to Seller as follows:

Section 1.1 Organization and Qualification. Guarantor is a limited liability company, duly organized and validly existing and in good standing under the laws of the state of Delaware.

Section 1.2 Due Authority. Guarantor has full corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms.

Section 1.3 Solvency. Guarantor is not insolvent and will not be rendered insolvent as a result of execution of this Guaranty.

Section 1.4 Consideration. Guarantor has received adequate consideration for entering into this Agreement, including the execution of the Stock Purchase Agreement and the Other Agreements by Seller and Obligor, and the undertaking of the Obligations (as defined below) by Obligor and its Affiliates.

Exhibit B-1-1

ARTICLE II

GUARANTY OF OBLIGATIONS

Section 2.1 Guaranty. Subject to any rights, setoffs, counterclaims, and any other defenses that the Guarantor expressly reserves to itself under this Agreement, Guarantor hereby unconditionally, absolutely and irrevocably guarantees, undertakes and promises to cause, as herein provided, the due and punctual payment and the full and prompt performance by Obligor and its Affiliates of all of the amounts to be paid, including the payment of the Purchase Price and the indemnification obligations of Obligor, and all of the terms and provisions to be performed or observed by or on the part of Obligor or its Affiliates, under the Stock Purchase Agreement and the Other Agreements (all such terms and provisions as now or hereafter in existence being collectively called the “Obligations”), whether according to the present terms thereof, or pursuant to any change in the terms, covenants and conditions thereof at any time hereafter made or granted, including pursuant to any amendments, extensions or renewals of the Stock Purchase Agreement, the Other Agreements or the Obligations. Guarantor agrees and acknowledges that no amendment, extension or renewal of the Stock Purchase Agreement, the Other Agreements or the Obligations will discharge or otherwise affect the liability of Guarantor under this Agreement.

(b) In the event that Obligor or its Affiliates shall fail in any manner whatsoever to pay, perform or observe any of the Obligations, when and as the same shall be required to be paid, performed or observed under the terms of the Stock Purchase Agreement or the Other Agreements, Guarantor will itself duly and punctually pay, or fully and promptly perform or observe, as the case may be, such Obligations, or cause the same to be duly and punctually paid, or fully and promptly performed or observed, in each case as if Guarantor were itself the obligor with respect to such Obligations under the Stock Purchase Agreement or the Other Agreements, as applicable.

Section 2.2 No Demand or Notice. It shall not be a condition to the guarantees and agreements set forth in Section 2.1 (the “Guaranty”) that Seller shall have first made any request of, or demand upon, or given any notice of the occurrence of a default under the Stock Purchase Agreement or the Other Agreements (unless such notice is specifically required under the Stock Purchase Agreement or the Other Agreements) or any other notice whatsoever to, Guarantor or Obligor or its Affiliates or any other Person, or shall have instituted any action or proceeding against Obligor or its Affiliates or any other Person in respect thereof, or shall have joined Obligor or its Affiliates in any such action or proceeding.

(a) Seller, in asserting the benefit of the Guaranty shall give prompt notice to Guarantor of any failure by Obligor or its Affiliates to pay, perform or observe any Obligation; provided, however, that any failure, delay or defect in the giving of such notice shall not alter or affect the Guaranty under this Agreement.

Section 2.3 Waiver of Resort to Security. Guarantor further agrees that this Agreement, insofar as it constitutes a guarantee of monetary Obligations, constitutes a guarantee of payment when due and not of collection, and Guarantor waives any right to require as a condition to its Guaranty that any resort be had by Seller to any security held for the payment of any Obligation.

Exhibit B-1-2

Section 2.4 No Discharge. The Guaranty is and shall remain absolute and unconditional irrespective of any circumstance that might otherwise constitute a legal or equitable discharge of a surety or guarantor, as the case may be, with respect to its Guaranty.

Section 2.5 Waivers by Guarantor. Guarantor hereby waives with respect to its Guaranty but without prejudice to the rights of the parties to the Stock Purchase Agreement or the Other Agreements, any notice of acceptance of this Agreement by Seller, grace, presentment, demand, protest, notice of the occurrence of a default under the Stock Purchase Agreement or the Other Agreements and any other notice of any kind whatsoever and promptness in making any claim or demand hereunder.

(b) The Guaranty shall not be affected by (i) the failure of Seller to assert any claim or demand or to enforce any right or remedy under the provisions of the Stock Purchase Agreement, the Other Agreements or any agreement related to the foregoing or otherwise, (ii) any extension of the Stock Purchase Agreement, the Other Agreements or any agreement related to the foregoing, (iv) any rescission, waiver, amendment or modification of any of the terms or provisions of the Stock Purchase Agreement, the Other Agreements or of any agreement related to the foregoing, including any change in the time, manner or place of payment or performance of any of the obligations under the Stock Purchase Agreement or the Other Agreements or (v) the release of any security held for payment of any Obligations.

Section 2.6 No Reduction. The Guaranty shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, except as provided in Section 2.9.

Section 2.7 Enforcement. Notwithstanding anything herein to the contrary, Seller may proceed to enforce the Guaranty against Guarantor without first pursuing or exhausting any right or remedy that Seller or any of its successors or assigns may have against Obligor or its Affiliates or any other Person.

Section 2.8 Continued Effectiveness. The Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation of Obligor or its Affiliates is rescinded or must otherwise be restored or returned by the Person receiving such payment upon the insolvency, bankruptcy or reorganization of Obligor or its Affiliates, all as though such payment or part thereof had not been made.

Section 2.9 Certain Defenses. Nothing herein is intended to deny to Guarantor, and it is expressly agreed that Guarantor shall have and may assert, any and all the defenses, set-offs, counterclaims and other rights (other than those relating to insolvency, bankruptcy or reorganization as described in Section 2.8) with regard to any Obligation that Obligor or its Affiliates may possess except any defense Obligor or its Affiliates may possess relating to lack of validity or enforceability of the Stock Purchase Agreement, the Other Agreements or any other agreement or instrument relating to the foregoing as against Obligor or its Affiliates arising from (a) the defective incorporation or other defective organization of Obligor or its Affiliates, (b) Obligor’s or its Affiliates’ lack of qualification to do business in any applicable jurisdiction or (c) Obligor’s or its Affiliates’ defective corporate or other organizational authority to enter into, deliver or perform the Stock Purchase Agreement or any Other Agreements.

Exhibit B-1-3

ARTICLE III

MISCELLANEOUS

Section 3.1 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED (BOTH AS TO VALIDITY AND PERFORMANCE), INTERPRETED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS RULES AS APPLIED IN NEW YORK.

Section 3.2 Jurisdiction; Consent to Service of Process; Waiver. Guarantor and Seller each agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any Federal or state court in the City of New York, New York and solely in connection with claims arising under such agreement or instrument or the transactions contained in or contemplated by such agreement or instrument, (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 3.5. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than Guarantor and Seller. Guarantor and Seller each hereby knowingly and intentionally, irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim therein.

Section 3.3 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. Terms defined in the singular have the corresponding meanings in the plural, and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement. The word “including” means “including, but not limited to.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. Any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder, all as in effect as of the date hereof. Reference to any Person includes such Person’s successors and assigns. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

Section 3.4 Amendment. This Agreement may not be amended except by an instrument in writing executed and delivered by Guarantor and Seller.

Exhibit B-1-4

Section 3.5 Notices. All notices and other communications that are required to be or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by a recognized international courier service (such as Federal Express or UPS) or mailed by registered or certified mail (postage prepaid, return receipt requested) to the relevant party hereto at the following addresses or sent by facsimile to the following numbers:

If to Guarantor, to:

PBF Energy Company LLC

One Sound Shore Drive, Suite 303

Greenwich, CT 06830

Attention: General Counsel

Telephone: (203) 629-1577

Facsimile: (203) 629-1606

If to Seller to:

Valero Refining and Marketing Company

c/o Valero Energy Corporation

One Valero Way

San Antonio, Texas 78249

Attention: Executive Vice President and General Counsel

Telephone: (210)345-2246

Facsimile: (210)345-5889

or to such other address or facsimile number as Guarantor or Seller may, from time to time, designate in a written notice given in accordance with this Section 3.5. Any such notice or communication shall be effective (a) if delivered in person or by courier, upon actual receipt by the intended recipient, (b) if sent by facsimile transmission, upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during recipient’s normal business hours, or (c) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

Section 3.6 Public Announcements. Neither Guarantor nor Seller will issue or make any press releases or similar public announcements concerning the Guaranty or this Agreement without the prior written consent of each of the parties hereto, except as may be required by Law. In the event that it is required by Law to make a disclosure concerning this Agreement such party shall use diligent efforts to first notify the other parties hereto before making such disclosure.

Section 3.7 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred by Guarantor in connection with this Agreement shall be paid by Guarantor, and all costs and expenses incurred by Seller in connection with this Agreement shall be paid by Seller or its Affiliates.

Exhibit B-1-5

Section 3.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 3.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the invalid, illegal or unenforceable provision shall be reformed to the minimum extent required to render such provision valid, legal and enforceable and in a manner so as to preserve the economic and legal substance of the transactions contemplated hereby to the fullest extent permitted by Law. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the Guaranty contemplated hereby is fulfilled to the extent possible.

Section 3.10 Assignment. This Agreement shall not be assigned by Guarantor or Seller (including by operation of law or otherwise), except in connection with an assignment permitted under the Stock Purchase Agreement or the Other Agreements. Any purported assignment of this Agreement in violation of this Section 3.10 shall be null and void.

Section 3.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of Seller and its permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 3.12 Counterparts. This Agreement may be executed in multiple counterparts and by Guarantor and Seller in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile; provided that each party hereto uses commercially reasonable efforts to deliver to each other party hereto original signatures as soon as possible thereafter.

Section 3.13 Entire Agreement. This Agreement, the Stock Purchase Agreement and the Other Agreements constitute the entire agreement of Guarantor and Seller with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among Guarantor and Seller with respect to the subject matter hereof.

Section 3.14 No Third Party Beneficiary. This Guaranty is given by the Guarantor solely for the benefit of the Seller and their respective successors and permitted assigns, and is not to be relied upon by any other person or entity.

[Balance of page intentionally left blank]

Exhibit B-1-6

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first written above by its officers thereunto duly authorized.

GUARANTOR:

PBF ENERGY COMPANY LLC

By:
Name:
Title:

ACCEPTED:

VALERO REFINING AND MARKETING COMPANY

By:
Name:
Title:

[Signature Page to Buyer Guaranty]

EXHIBIT B-2

TO

STOCK PURCHASE AGREEMENT

SELLER GUARANTY

Exhibit B-2

SELLER GUARANTY

THIS GUARANTY AGREEMENT (this “Agreement”) is entered into on             , 2010, by VALERO ENERGY CORPORATION, a Delaware corporation (“Guarantor”), for the benefit of PBF HOLDING COMPANY LLC, a Delaware limited liability company (“Buyer”). Terms used but not defined herein shall have the meanings assigned to them in the Stock Purchase Agreement (as defined below).

RECITALS

A. Valero Refining and Marketing Company, a Delaware corporation (“Obligor”) and Buyer have entered into that certain Stock Purchase Agreement, dated as of [            ], 2010 (as amended, the “Stock Purchase Agreement”), for the purchase by Buyer of the Shares.

B. Obligor and Seller and certain of their Affiliates have entered into or will enter into the Other Agreements.

C. As a condition precedent to Closing under the Stock Purchase Agreement and the execution and delivery of the Other Agreements, Buyer requires the execution of this Agreement.

D. Guarantor, directly or indirectly, owns all of the equity interests in Obligor.

NOW THEREFORE, in order to induce Buyer to purchase the Shares as provided in the Stock Purchase Agreement and to induce Buyer to enter into the Other Agreements, and in consideration of the foregoing Recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES OF GUARANTOR

Guarantor hereby represents and warrants to Buyer as follows:

Section 1.1 Organization and Qualification. Guarantor is a Delaware corporation, duly organized and validly existing and in good standing under Delaware Law.

Section 1.2 Due Authority. Guarantor has full corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms.

Section 1.3 Solvency. Guarantor is not insolvent and will not be rendered insolvent as a result of execution of this Agreement.

Section 1.4 Consideration. Guarantor has received adequate consideration for entering into this Agreement, including the execution of the Stock Purchase Agreement and the Other Agreements by Buyer and Obligor, and the undertaking of the Obligations (as defined below) by Obligor and its Affiliates.

Exhibit B-2-1

ARTICLE II

GUARANTY OF OBLIGATIONS

Section 2.1 Guaranty. Subject to any rights, setoffs, counterclaims, and any other defenses that the Guarantor expressly reserves to itself under this Agreement, Guarantor hereby unconditionally, absolutely and irrevocably guarantees, undertakes and promises to cause, as herein provided, the due and punctual payment and the full and prompt performance by Obligor of all of the amounts to be paid, including the indemnification obligations of Obligor, and all of the terms and provisions to be performed or observed by or on the part of Obligor, under the Stock Purchase Agreement and the Other Agreements (all such terms and provisions as now or hereafter in existence being collectively called the “Obligations”), whether according to the present terms thereof, or pursuant to any change in the terms, covenants and conditions thereof at any time hereafter made or granted, including pursuant to any amendments, extensions or renewals of the Stock Purchase Agreement, the Other Agreements or the Obligations. Guarantor agrees and acknowledges that no amendment, extension or renewal of the Stock Purchase Agreement, the Other Agreements or the Obligations will discharge or otherwise affect the liability of Guarantor under this Agreement.

(b) In the event that Obligor shall fail in any manner whatsoever to pay, perform or observe any of the Obligations, when and as the same shall be required to be paid, performed or observed under the terms of the Stock Purchase Agreement or the Other Agreements, Guarantor will itself duly and punctually pay, or fully and promptly perform or observe, as the case may be, such Obligations, or cause the same to be duly and punctually paid, or fully and promptly performed or observed, in each case as if Guarantor were itself the obligor with respect to such Obligations under the Stock Purchase Agreement or the Other Agreements, as applicable.

Section 2.2 No Demand or Notice. It shall not be a condition to the guarantees and agreements set forth in Section 2.1 (the “Guaranty”) that Buyer shall have first made any request of, or demand upon, or given any notice of the occurrence of a default under the Stock Purchase Agreement or the Other Agreements (unless such notice is specifically required under the Stock Purchase Agreement or the Other Agreements) or any other notice whatsoever to, Guarantor or Obligor or any other Person, or shall have instituted any action or proceeding against Obligor or any other Person in respect thereof, or shall have joined Obligor in any such action or proceeding.

(b) Buyer in asserting the benefit of the Guaranty shall give prompt notice to Guarantor of any failure by Obligor to pay, perform or observe any Obligation; provided, however, that any failure, delay or defect in the giving of such notice shall not alter or affect the Guaranty under this Agreement.

Section 2.3 Waiver of Resort to Security. Guarantor further agrees that this Agreement, insofar as it constitutes a guarantee of monetary Obligations, constitutes a guarantee of payment when due and not of collection, and Guarantor waives any right to require as a condition to its Guaranty that any resort be had by Buyer to any security held for the payment of any Obligation.

Exhibit B-2-2

Section 2.4 No Discharge. The Guaranty is and shall remain absolute and unconditional irrespective of any circumstance that might otherwise constitute a legal or equitable discharge of a surety or guarantor, as the case may be, with respect to its Guaranty.

Section 2.5 Waivers by Guarantor. Guarantor hereby waives with respect to its Guaranty but without prejudice to the rights of the parties to the Stock Purchase Agreement or the Other Agreements, any notice of acceptance of this Agreement by Buyer, grace, presentment, demand, protest, notice of the occurrence of a default under the Stock Purchase Agreement or the Other Agreements and any other notice of any kind whatsoever and promptness in making any claim or demand hereunder.

(b) The Guaranty shall not be affected by (i) the failure of Buyer to assert any claim or demand or to enforce any right or remedy under the provisions of the Stock Purchase Agreement, the Other Agreements or any agreement related to the foregoing or otherwise, (ii) any extension of the Stock Purchase Agreement, the Other Agreements or any agreement related to the foregoing, (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of the Stock Purchase Agreement, the Other Agreements or of any agreement related to the foregoing, including any change in the time, manner or place of payment or performance of any of the obligations under the Stock Purchase Agreement or the Other Agreements, or (iv) the release of any security held for payment of any Obligations.

Section 2.6 No Reduction. The Guaranty shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, except as provided in Section 2.9.

Section 2.7 Enforcement. Notwithstanding anything herein to the contrary, Buyer may proceed to enforce the Guaranty against Guarantor without first pursuing or exhausting any right or remedy that Buyer or any of its successors or assigns may have against Obligor or any other Person.

Section 2.8 Continued Effectiveness. The Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation of Obligor is rescinded or must otherwise be restored or returned by the Person receiving such payment upon the insolvency, bankruptcy or reorganization of Obligor, all as though such payment or part thereof had not been made.

Section 2.9 Certain Defenses. Nothing herein is intended to deny to Guarantor, and it is expressly agreed that Guarantor shall have and may assert, any and all the defenses, set-offs, counterclaims and other rights (other than those relating to insolvency, bankruptcy or reorganization as described in Section 2.8) with regard to any Obligation that Obligor may possess except any defense Obligor may possess relating to lack of validity or enforceability of the Stock Purchase Agreement, the Other Agreements or any other agreement or instrument relating to the foregoing as against Obligor arising from (a) the defective incorporation or other defective organization of Obligor, (b) Obligor’s lack of qualification to do business in any applicable jurisdiction or (c) Obligor’s defective corporate or other organizational authority to enter into, deliver or perform the Stock Purchase Agreement or the Other Agreements.

Exhibit B-2-3

ARTICLE III

MISCELLANEOUS

Section 3.1 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED (BOTH AS TO VALIDITY AND PERFORMANCE), INTERPRETED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS RULES AS APPLIED IN NEW YORK.

Section 3.2 Jurisdiction; Consent to Service of Process: Waivers. Guarantor and Buyer each agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any Federal or state court in the City of New York, New York and solely in connection with claims arising under such agreement or instrument or the transactions contained in or contemplated by such agreement or instrument, (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section3.5. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than Guarantor and Buyer. Guarantor and Buyer hereby knowingly and intentionally, irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim therein.

Section 3.3 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. Terms defined in the singular have the corresponding meanings in the plural, and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement. The word “including” means “including, but not limited to.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. Any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder, all as in effect as of the date hereof. Reference to any Person includes such Person’s successors and assigns. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

Section 3.4 Amendment. This Agreement may not be amended except by an instrument in writing executed and delivered by Guarantor and Buyer.

Exhibit B-2-4

Section 3.5 Notices. All notices and other communications that are required to be or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by a recognized international courier service (such as Federal Express or UPS) or mailed by registered or certified mail (postage prepaid, return receipt requested) to the relevant party hereto at the following addresses or sent by facsimile to the following numbers:

If to Guarantor, to:

Valero Energy Corporation

One Valero Way

San Antonio, Texas 78249

Attention: Executive Vice President and General Counsel

Telephone: (210) 345-2246

Facsimile: (210) 345-5889

If to Buyer, to:

PBF Holding Company LLC

One Sound Shore Drive, Suite 303

Greenwich, CT 06830

Attention: General Counsel

Telephone: (203) 629-1577

Facsimile: (203) 629-1606

or to such other address or facsimile number as Guarantor or Buyer may, from time to time, designate in a written notice given in accordance with this Section 3.5. Any such notice or communication shall be effective (a) if delivered in person or by courier, upon actual receipt by the intended recipient, (b) if sent by facsimile transmission, upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during recipient’s normal business hours, or (c) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

Section 3.6 Public Announcements. Neither Guarantor nor Buyer will issue or make any press releases or similar public announcements concerning the Guaranty or this Agreement without the prior written consent of each of the parties hereto, except as may he required by Law. In the event that it is required by Law to make a disclosure concerning this Agreement such party shall use diligent efforts to first notify the other parties hereto before making such disclosure.

Section 3.7 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred by Guarantor in connection with this Agreement shall be paid by Guarantor, and all costs and expenses incurred by Buyer in connection with this Agreement shall be paid by Buyer or its Affiliates.

Section 3.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 3.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the invalid, illegal or unenforceable provision shall be reformed to the minimum extent required to render such provision valid, legal and enforceable and in a manner so as to preserve the

Exhibit B-2-5

economic and legal substance of the transactions contemplated hereby to the fullest extent permitted by Law. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the Guaranty contemplated hereby is fulfilled to the extent possible.

Section 3.10 Assignment. This Agreement shall not be assigned by Guarantor or Buyer (including by operation of law or otherwise), except in connection with an assignment permitted under the Stock Purchase Agreement or the Other Agreements. Any purported assignment of this Agreement in violation of this Section 3.10 shall be null and void.

Section 3.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of Buyer and its permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 3.12 Counterparts. This Agreement may be executed in multiple counterparts and by Guarantor and Buyer in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile; provided that each party hereto uses commercially reasonable efforts to deliver to each other party hereto original signatures as soon as possible thereafter.

Section 3.13 Entire Agreement. This Agreement, the Stock Purchase Agreement and the Other Agreements constitute the entire agreement of Guarantor and Buyer with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among Guarantor and Buyer, with respect to the subject matter hereof.

Section 3.14 No Third Party Beneficiary. This Guaranty is given by the Guarantor solely for the benefit of the Buyer and their respective successors and permitted assigns, and is not to be relied upon by any other person or entity.

[Balance of page intentionally left blank]

Exhibit B-2-6

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first written above by its officers thereunto duly authorized.

GUARANTOR:

VALERO ENERGY CORPORATION

By:
Name:
Title:

ACCEPTED:

PBF HOLDING COMPANY LLC

By:
Name:
Title:

[Signature Page to Seller Guaranty]

EXHIBIT C

Term Sheet for Paulsboro Loan

The terms and conditions stated herein are for discussion purposes only.

Lender:	Valero Energy Corporation.

Borrower:	Paulsboro Refining Company LLC (“Paulsboro” or the “Borrower”, currently known as Valero Refining Company-New Jersey).

Parent Guaranty:	The Borrower’s loan obligations will be fully and unconditionally guaranteed (and except with respect to the pledge of the Paulsboro and VNGBC shares, on an unsecured basis) by PBF Energy Company LLC (“PBFC”), which is the ultimate parent of the Borrower, PBF Holding Company LLC (“PBFHC”) and Valero Natural Gas Pipeline Company (to be renamed Paulsboro Natural Gas Pipeline Company post-closing) (“VNGPC” and Paulsboro are referred to collectively as the “Paulsboro Entities”; PFBC, PBFHC and VNGPC are referred to collectively as the “Guarantors”).

Loan Date:	The closing date of the Paulsboro Refinery (the “Refinery”) sale.

Loan Amount:	$180 million (the “Loan”).

Initial Term/Maturity Date:	The Maturity Date of the Loan will be one year from Loan Date (the “Original Maturity Date”).

Subsequent Terms:	Upon 30 days notice to Lender, Borrower may elect to extend the Maturity Date of the Loan for six months (the “Extended Maturity Date”).

Interest Rate / Borrowing Cost:

The Interest Rate on the Loan Amount will be LIBOR plus 700 basis points for the first year of the loan.

If Borrower elects to extend the Maturity Date for six months as provided for herein, the Interest Rate on the Loan Amount will increase to LIBOR plus 900 basis points during the period from the Original Maturity Date to the Extended Maturity Date.

Default Rate:	An additional 200 basis points above the then-applicable interest rate.

LIBOR:	LIBOR will be the 3 Month LIBOR as published in the Wall Street Journal’s “Money Rates” column on the first day of

EXHIBIT C

Term Sheet for Paulsboro Loan

each 3 month period of the Loan (the “LIBOR Determination Date”) beginning with the Loan Date and shall remain set until the next LIBOR Determination Date.

Interest Payment Dates:

Interest only will accrue at the defined Interest Rate and will be payable in arrears on the first Business Day following each 3 month period of the Loan.

Interest will be calculated using a 360-day year and based on the actual days elapsed.

Principal Payments:

The Loan Amount shall be paid in full on the Maturity Date.

Borrower may elect to repay the loan in full or in part prior to the Maturity Date upon 5 days written notice to the Lender. There shall be no penalty for early repayment. Any amounts repaid result in a permanent reduction in the Loan Amount and cannot be borrowed again.

Mandatory prepayment:

Subject to the Intercreditor Agreement, the Loan Amount shall be prepaid in full or in part (as applicable under the loan documents) upon occurrence of the following events (in each case, to the extent the relevant net cash proceeds exceed 5% of the Loan Amount):

•      Receipt of net cash proceeds from insurance proceeds for damage to any of Paulsboro’s assets serving as Collateral (as defined below) unless applied to repair the Collateral;

•      Receipt of net cash proceeds in respect of any condemnation of all or part of Paulsboro’s assets serving as Collateral unless applied to replace the Collateral; or

•      Receipt of net cash proceeds from the sale of any of Paulsboro’s assets serving as Collateral, subject to customary reinvestment rights to be agreed upon; provided, that if VNGPC is sold or the pipeline assets of VNGPC are sold, Paulsboro must enter into a supply agreement or transportation agreement to preserve the Refinery’s right to use the pipeline, which such agreement shall be pledged to Lender as Collateral.

•      Receipt of any net cash proceeds from capital markets activities by PBFC, PBFHC or any Paulsboro Entity, including but not limited to an initial public offering of any equity or debt securities.

EXHIBIT C

Term Sheet for Paulsboro Loan

Security Interest:

The Loan will be secured by a first lien on the assets listed below (the “Collateral”):

•      All property, plant, and equipment of Paulsboro comprising the Refinery including spare parts, precious metals catalysts and intellectual property rights required in connection with the operation of the Refinery; and

•      All equity shares of Paulsboro and VNGPC.

The lien on the Collateral will be subject to an intercreditor agreement between the Lender and the secured parties permitted by the Bank Facility.

Conditions Precedent:

Conditions precedent will be those customary for such a loan including, but not limited to, the following:

•        Closing on the sale of the Refinery.

•        Reps and warranties being true and correct in all material respects.

•        No Default.

•        Validity and priority of the security interest in the Collateral.

•        Other customary conditions precedent.

Covenants:

Covenants will be those customary for financings of this type and if applicable substantially similar in scope to the covenants set forth in the documents evidencing the term loan under the Bank Facility (as defined below) including, but not limited to, the following (with carve-outs, baskets, and thresholds to be mutually agreed).

Affirmative covenants

Timely delivery of quarterly and audited annual financial statements; notices of default, material litigation and material adverse events; payment of taxes and other material obligations; continuation of business and maintenance of existence; compliance with laws and contractual obligations; maintenance of property and insurance; right of Lender to inspect books and records; other customary provisions.

Subsidiaries

All representations, warranties and covenants set forth in the loan documents shall apply to Borrower, VNGP and any of their wholly-owned subsidiaries. Customary representations and warranties from each of the Guarantors for loans of this type shall also be included in the loan documents.

EXHIBIT C

Term Sheet for Paulsboro Loan

Additional Indebtedness

Borrower, PBFC or any of PBFC’s other subsidiaries shall be entitled to obtain third party financing for the financing of acquisitions and for general corporate purposes including, but not limited to, the purchase of hydrocarbon feedstocks for the Refinery and to pay in part the purchase price for the Refinery (the “Bank Facility”), which such Bank Facility may consist of a term and/or revolving loan (including a swingline and letter of credit subfacility), and shall be entitled to pledge and grant first priority and second priority liens on its or their assets other than the Collateral, and subordinated liens (on a second and/or third priority basis) on the Collateral, in each case as security for the Bank Facility, subject to the negotiation of an Intercreditor Agreement (as defined below) on terms consistent with this term sheet, the Bank Facility term sheet attached hereto as Exhibit A), and otherwise reasonably acceptable to Lender (see below).

Except for the Bank Facility and this Loan, the Paulsboro Entities shall be prohibited from incurring additional liens on Collateral (other than customary permitted liens to be agreed upon) and indebtedness for borrowed money. This covenant is not meant to prevent the Paulsboro Entities from issuing prudent industry practice hedge agreements and new debt if the proceeds from such new debt will be used to promptly repay the Loan Amount in an amount equal to the amount of any such additional indebtedness, up to the amount required to pay the Loan Amount in full.

Distribution Restrictions

Borrower and VNGPC shall be prohibited from making distributions or other payments to First Reserve Corporation, The Blackstone Group, Petroplus International B.V., and certain of their respective affiliates that hold equity in PBFC (collectively, the “Sponsors”) (other than estimated and actual tax sharing payments), and any of their successors or assignees, until such time as the Loan Amount has been repaid to Lender in full.

Borrower and VNGPC will be permitted to make distributions or other payments to PBFHC so long as no payment default has occurred and is continuing under the loan provided by the Lender. In each such event, Lender will have the option to conduct an audit of reasonable scope and duration to determine there has been no violation of the immediately preceding paragraph (including with respect to tax payments), the costs of which shall be shared equally by Borrower and Lender. PBFHC and PBFC shall be prohibited from making distributions or other payments to the Sponsors) (other than estimated and actual tax sharing payments) until such time as the Loan Amount has been repaid to Lender in full.

EXHIBIT C

Term Sheet for Paulsboro Loan

Cross-Default

The Loan will be cross-defaulted with Paulsboro affiliate parties’ material post-Closing covenants under the Stock Purchase Agreements for the acquisition of Borrower and VNGPC, as well as to material contracts of Paulsboro affiliate parties (subject to customary contract replacement rights and cure rights to be agreed upon), including but not limited to the Offtake Agreement, Transition Services Agreement, Easement Agreement, and Feedstock and Product Inventory Sales Agreement.

Other

Restrictions on liens, mergers, liquidations, material asset dispositions, non-arms length transactions with affiliates, sale-leaseback transactions, subsidiary debt, and material changes in business conduct. For the avoidance of doubt, the restrictions and other covenants shall only apply to the Paulsboro Entities.

Other covenants normal and customary for such a loan to be mutually agreed, provided that there shall be no financial covenants.

Intercreditor Agreement:

As an inducement to and as one of the conditions precedent to the Loan by Lender, Lender requires the execution and delivery of an Intercreditor Agreement (the “Intercreditor Agreement”) by the Bank Facility agent and the Lender (and acknowledged by the Borrower) in order to set forth the relative rights and priorities of Lender and the Bank Facility lenders with respect to the Collateral and application of payments related thereto. Such Intercreditor Agreement shall provide, among other things:

•      that the Bank Facility lenders shall have a first and/or second lien against certain assets not comprising Collateral, all to be pledged as part of the Bank Facility;

•      that the Lender shall have a senior lien over all Collateral of Paulsboro with the Bank Facility lenders having a junior lien over the Collateral;

•      that the payment of any and all of the Bank Facility debt with respect to the Collateral shall be subordinate

EXHIBIT C

Term Sheet for Paulsboro Loan

and subject in right and time of payment to the prior payment in full of all Credit Party indebtedness to Lender with respect to the Collateral.

The Intercreditor Agreement shall include the following bankruptcy protections:

• Waiver by Bank Facility lenders of their right to challenge the validity, priority, perfection, etc. of any of Lender’s Liens over Collateral;

•      Waiver by the Lender of its right to challenge the validity, priority, perfection, etc. of the Bank Facility lenders with respect to their junior liens over the Collateral and their liens over the other assets of Paulsboro;

•      Consent and agreement by Bank Facility lenders in advance to (or waiver of objections to) any DIP financing provided by Lender to the Paulsboro Entities and secured by the Collateral, and that any such DIP loan from Lender will prime any other liens on the Collateral;

•      Consent and agreement by the Lender in advance to (or waiver of objections to) any DIP financing provided to the Paulsboro Entities by the Bank Facility lenders and secured by any and all assets of Paulsboro other than the Collateral;

• Restrictions on Bank Facility lenders’ ability to provide DIP financing that primes Lender’s liens on Collateral or is pari passu with Lender’s liens on Collateral;

•      Restrictions on the Lender’s ability to provide DIP financing that primes the liens of the Bank Facility lenders on any and all assets of Paulsboro other than the Collateral or is pari passu with the Bank Facility lenders’ liens on such assets;

• Bank Facility lenders’ consent in advance to any use of the Paulsboro Entities’ cash collateral arising from the Collateral approved by Lender;

EXHIBIT C

Term Sheet for Paulsboro Loan

•      Lender’s consent in advance to any use of the Paulsboro Entities’ cash collateral arising from any and all assets of Paulsboro, other than the Collateral, approved by the Bank Facility lenders,

•      Waiver of Bank Facility lenders’ rights to object to any 363 sale of Collateral or restructuring plan of Paulsboro with respect to the Collateral, without Lender’s written consent;

•      Waiver of Lender’s rights to object to any 363 sale of any and all assets of Paulsboro, other than the Collateral, without the Bank Facility lenders’ consent;

•      Waiver of Bank Facility lenders’ rights to secure relief from the Bankruptcy Code’s automatic stay with respect to the Collateral, without the consent of theLender;

•      Waiver of Lenders’ rights to secure relief from the Bankruptcy Code’s automatic stay with respect to any and all assets, other than the Collateral, without the consent of the Bank Facility lenders;

•      Waiver of Bank Facility lenders’ rights to object to any request by Lender for adequate protection with respect to the Collateral and limit Bank Facility lender’s own rights to adequate protection with respect to the Collateral; and

•      Waiver of Lender’s rights to object to any request by the Bank Facility lenders for adequate protection with respect to their lien on any and all assets, other than the Collateral and limit Lender’s own rights to adequate protection with respect any and all such other assets (other than the Collateral).

Assignment of Loan:	Lender may assign its interest in the Loan to an affiliate or a third party (excluding competitors of the Paulsboro affiliate parties and the Sponsors, such competitors to be identified in an Exhibit) without the Borrower’s consent. Borrower and PBFC shall have a right of last offer to any third party assignments.

EXHIBIT C

Term Sheet for Paulsboro Loan

Reps and Warranties:	Customary for this type of financing and substantially similar to the scope of the representations and warranties set forth in the documents evidencing the term loan under the Bank Facility, including, but not limited to, reps and warranties concerning the following (with carve-outs, baskets, and thresholds to be mutually agreed): organization, existence, authorization, material obligations, compliance with laws and agreements, payments of taxes, properties, material litigations and other material matters.

Events of Default:

Events of default (“Events of Default”) will be customary for similar financings and substantially similar to the scope of the Events of Default set forth in the documents evidencing the Bank Facility including, but not limited to, the following (with grace periods, baskets, and thresholds to be mutually agreed):

•        Non-payment of principal on any due date and interest (subject to a grace period of two business days);

•        Material inaccuracy of representations and warranties;

•        Violation of any covenants (subject to grace periods for certain covenants as mutually agreed);

•        Failure to make payments when due in respect of any material indebtedness of the Borrower;

•        Insolvency, voluntary or involuntary bankruptcy;

•        Material judgments;

•        Change of control;

•        Certain environmental liabilities;

•        Failure of security documents to create a valid and perfected first priority lien;

•        Other events

Upon the occurrence of an Event of Default and after a reasonable opportunity to cure, the Loan Amount will become immediately due and payable and Lender shall have the right to foreclose on the Collateral.

Expenses:	Borrower will be required to pay: the reasonable expenses of one outside counsel to Lender incurred in connection with the preparation and negotiation of the Loan documentation (excluding any due diligence); the costs of recording/filing mortgages, UCC-1 financing statements and similar instruments; the cost of obtaining a Mortgagee Policy of Title Insurance for Lender (the same as specified in the SPA); and other customary costs and expenses incurred by Lender in connection with the Loan (other than, in each case, expenses related to the purchase and sale of the Refinery and the Paulsboro Entities).

EXHIBIT C

Term Sheet for Paulsboro Loan

Opinion:	Borrower will provide a customary borrower’s counsel opinion from its outside counsel in connection with the Loan.

Governing Law:	The Loan documents will be governed by the laws of the State of New York.

EXHIBIT C

Term Sheet for Paulsboro Loan

Exhibit A

Bank Facility Term Sheet

[See attached]

EXHIBIT A TO EXHIBIT C

CONFIDENTIAL	EXHIBIT A

Transaction Description

All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter (the “Commitment Letter”) relating to this Transaction Description. The following transactions, including the Acquisition, are referred to herein as the “Transactions”.

1.	PBF Holding Company LLC, a limited liability company organized under the laws of the state of Delaware (“PBF” or the “Holdings”) and owned by First Reserve Corporation (“First Reserve”), the Blackstone Group (“Blackstone”), Petroplus International B.V. (“Petroplus”) and certain of their respective affiliates (collectively, the “Sponsor”), intends to acquire (the “Acquisition”) 100% of the outstanding equity interests of Paulsboro Refining Company LLC, a limited liability company organized under the laws of Delaware (“Paulsboro”), the assets of which include, without limitation, the refinery located in Paulsboro, New Jersey, from Valero Refining and Marketing Company (the “Seller”) pursuant to a stock purchase agreement with the Seller (together with all exhibits and schedules thereto, the “Acquisition Agreement”).

2.	In contemplation of the consummation of the Acquisition, the Sponsor will contribute cash equity to Holdings in an aggregate amount (the “Equity Financing”) such that the Equity Financing is not less than 40% of the total pro forma capitalization of Holdings and its subsidiaries.

3.	The Borrowers (as defined below) will obtain (i) a new senior secured term loan facility in an aggregate principal amount of up to $75 million secured by a first lien on all plant, property and equipment of Holdings’s wholly-owned subsidiary, Delaware City Refining Company LLC, a limited liability company organized under the laws of Delaware (“DCR”) and together with Paulsboro and Holdings, the “Borrowers” and each individually a “Borrowers”) and a second lien on all plant, property and equipment of Paulsboro, and certain other collateral, and (ii) a new senior secured asset-based revolving credit facility in an aggregate principal amount of up to $100 million, secured by a first lien on accounts receivable and inventory and other personal property related thereto of Paulsboro and DCR and certain other collateral, in each case, on the terms set forth in Exhibit B to the Commitment Letter.

4.	Up to $180 million of the purchase price for the Acquisition will consist of a seller note provided by the Seller and/or its affiliates (the “Seller Note”), which Seller Note will be secured by a first lien on all plant, property and equipment (including spare parts, precious metals catalysts and intellectual property rights required in connection with the operation of the Paulsboro refinery) of Paulsboro, will mature no earlier than 364 days after the Closing Date (subject to customary acceleration events and to the right of Pauisboro to extend the maturity of the Seller Note by no more than 180 days) and will be otherwise on substantially the terms and conditions set forth on Exhibit E hereto and as otherwise reasonably acceptable to the Agent (with such changes as are not adverse to the material interests of the Lenders, or as otherwise reasonably agreed upon by the Agent).

5.	Costs and expenses incurred in connection with the foregoing transactions will be paid in an amount not to exceed an amount to be reasonably agreed.

EXHIBIT A TO EXHIBIT C

CONFIDENTIAL	EXHIBIT B

Senior Secured Facilities

Summary of Principal Terms and Conditions

All capitalized terms used herein but not defined herein shall have the meanings provided in the Transaction Description relating to this Summary of Principal Terms and Conditions.

Borrowers:	Term Loan Facility: Holdings, DCR, and Paulsboro ABL Facility: Holdings, DCR, and Paulsboro.

Administrative Agent:	UBS AG, Stamford Branch (in its capacity as Administrative Agent, the “Agent”).

Collateral Agent:	UBS AG, Stamford Branch and Deutsche Bank Trust Company Americas (or an affiliate thereof), in their capacity as co-collateral agents, the “Collateral Agent”).

Lead Arranger and Book Manager:	Subject to the designation rights in the Commitment Letter, UBS Securities LLC.

Syndication Agent:	Subject to the designation rights in the Commitment Letter UBS Securities LLC.

Senior Secured Lenders:	A syndicate of financial institutions arranged by the Initial Lender and reasonably acceptable to the Borrowers (the “Lenders” or the “Senior Secured Lenders”).

Senior Secured Facilities:	(A) A Senior Term Loan Facility in an aggregate principal amount of $75 million (the “Term Loan Facility”).

(B) A Senior Asset-Based Revolving Credit Facility in an aggregate principal amount of $100 million (the “ABL Facility” and, together with the Term Loan Facility, the “Senior Secured Facilities”).

Uncommitted Increase in the ABL Facility:	The Facilities Documentation will permit the Borrowers to increase commitments under the ABL Facility (any such increase, an “Incremental Facility”) in an aggregate amount of up to $50 million; provided that: (i) no Lender will be required to participate in any such Incremental Facility; (ii) no event of default or default exists or would exist after giving effect thereto; (iii) the interest rates applicable to any Incremental Facility and the Revolving Facility shall be the same; (iv) any Incremental Facility shall be on terms and pursuant to documentation

EXHIBIT A TO EXHIBIT C

applicable to the ABL Facility; (v) the Agent shall have received audits and appraisals related reasonably satisfactory to it with respect to any new collateral being added to the Borrowing Base in connection with such
Incremental Facility prior to it being included in the Borrowing Base, (vi) any entity that is a direct or indirect Domestic Subsidiary (as defined below) of the
Borrowers owning collateral to be added to the Borrowing Base shall become a
Borrower under the ABL Facility; and (vii) all representations and warranties shall be true and correct in all material respects immediately prior to, and after giving effect to, the Incremental Facility.

The Facilities Documentation shall be amended to give effect to the
Incremental Facility by documentation executed by the Lender or Lenders making the commitments thereunder, the Agent and the Borrowers, and without the need for consent of any other Lender.

Purpose and Availability:

(A) Term Loan Facility

The full amount of the Term Loan Facility must be drawn in a single drawing on or after the date (not to exceed ten (10) days) on which the Acquisition is consummated (the “Closing Date”) and applied to consummate the Acquisition and the other Transactions as set forth in the Transaction Description. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.

(B) ABL Facility

The proceeds of loans under the ABL Facility and the Letters of Credit (as defined below) issued thereunder shall be used by the Borrowers for working capital and general corporate purposes, including to provide credit support in respect of any commodity hedging agreement entered into consistent with prudent industry practice. Loans under the ABL Facility will be available on and after the 30th day after the Closing Date (the “ABL Availability Date”) at any time before the final maturity of the ABL Facility, in minimum principal amounts to be agreed and subject to the Borrowing Base described below. Amounts repaid under the ABL Facility may be reborrowed.

“Borrowing Base” shall mean an amount equal to (A) the sum of (i) 85% of eligible accounts receivable (to be defined in a mutually acceptable and customary manner for the industry), (ii) the lesser of (y) 80% of the eligible hydrocarbon inventory (to be defined in a mutually acceptable and customary manner for the industry) or (z) 85% of the net orderly liquidation value thereof; and (iii) 100% of cash in Deposit Accounts part of the ABL Facility Collateral, minus (B) the sum of (i) Reserves (as defined below) and (ii) Hedging Reserves (as defined below).

EXHIBIT A TO EXHIBIT C

“Reserves” shall be determined by the Collateral Agent from time to time, acting reasonably and in good faith, pursuant to standards and practices generally applied by the Collateral Agent (from the standpoint of an asset-based lender) to borrowing base debtors in the refining markets, and shall not limit availability on the Borrowing Base on account of conditions or circumstances already addressed in the eligibility criteria for the assets in the Borrowing Base and/or otherwise result in a duplicative adverse impact on availability under the Borrowing Base and shall not include Hedging Reserves. Once the Reserves have been so determined by the Collateral Agent, the Reserves will not be changed in a manner adverse to the Borrowers except to address circumstances, conditions, events or contingencies underlying the determination of the Reserves that adversely impact the value of the Borrowing Base, and then only in a manner and to an extent that bears a reasonable relationship to changes in circumstances, conditions, events or contingencies; provided that circumstances, conditions, events or contingencies arising prior to the Closing Date of which the Collateral Agent has actual knowledge prior to the Closing Date shall not be the basis for any establishment or modification of any Reserve unless such circumstances, conditions, events or contingencies shall have changed since the Closing Date.

As used herein, “Availability” shall mean the lesser of (i) the then current aggregate commitments of the Lenders under the ABL Facility and (ii) the Borrowing Base.

“Excess Availability” shall mean, at any time, an amount equal to (A)(i) the then effective Availability, minus (ii) the aggregate Loans and participations in Letters of Credit and Swingline Loans then outstanding under the ABL Facility, plus (B) the Suppressed Availability.

“Suppressed Availability” equals the amount by which the Borrowing Base exceeds the aggregate commitments of the Lenders under the ABL Facility.

The Borrowing Base shall be computed on a monthly basis pursuant to a borrowing base certificate to be delivered by the Borrowers to the Agent and Collateral Agent within 20 days after the last day of each month, provided that any time the Excess Availability under the ABL Facility is less than 20.00% of the then existing Availability under the ABL Facility (the “Threshold Amount”) for a period in excess of three (3) continuing business days, the Borrower shall provide weekly Borrowing Bases until Excess Availability shall have exceeded the Threshold Amount for at least ten (10) consecutive business days.

EXHIBIT A TO EXHIBIT C

In order to qualify as “eligible receivables” for purposes of the Borrowing Base, receivables owed by Valero Energy Corporation as a purchaser of asphalt or other inventory will be required to be subject to customary and appropriate waiver of offset rights arrangements in respect of obligations owed under the Seller Note or the Acquisition Agreement.

Notwithstanding anything to the contrary in the Commitment Letter, this Term Sheet or the Fee Letter, receivables payable by Morgan Stanley Capital Group Inc. (“MSCG”) on account of crude and other hydrocarbons inventory sold to the Credit Parties by Statoil Marketing & Trading (US) Inc., MSCG and/or their affiliates (the “MSCG Asset”) will not be given credit for purposes of the Borrowing Base unless and to the extent actually paid in cash to a Deposit Account of the Credit Parties, and shall not be part of the Collateral except to the extent so paid in cash.

Any ABL collateral will only be included in the Borrowing Base once the Agent has performed a field exam and inventory appraisal reasonably satisfactory to it and the ABL Lenders as set forth in paragraph 6 of Exhibit D.

The entire ABL Facility shall be available for the issuance of letters of credit (the “Letters of Credit”) by Lenders to be agreed upon (in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (i) one year (or such longer period as the Issuing Lender may agree) after the date of issuance and (ii) five business days prior to the Revolving Termination Date (as defined below), provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrowers (whether with their own funds or with the proceeds of the revolving loans), on the same business day if the relevant drawing occurred on or prior to 11:00a.m. on such business day, or otherwise on the next business day. To the extent that Borrowers do not so reimburse the Issuing Lender within the terms set forth in the prior sentence, the Lenders under the ABL Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

A portion of the ABL Facility not in excess of an amount to be agreed upon shall be available for swingline loans (the

EXHIBIT A TO EXHIBIT C

“Swingline Loans”) from one or more Lenders to be agreed upon (in such capacity, the “Swingline Lender”) on same-day notice. Any such Swingline Loans will reduce availability under the ABL Facility on a dollar-for-dollar basis. Each Lender under the ABL Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swingline Loan.

Final Maturity and Amortization:

(A) Term Loan Facility

The Term Loan Facility will have a bullet maturity on the date that is four years after the Closing Date (the “Term Loan Maturity Date”). The Term Loan Facility will amortize in equal quarterly installments in an aggregate amount equal to (x) 1% of the original principal amount of the Term Loan Facility in the first through third years of the Term Loan Facility, and (y) 10% of the original principal amount of the Term Loan Facility during the fourth year of the Term Loan Facility, with the balance payable on the Term Loan Maturity Date.

(B) ABL Facility

The ABL Facility will mature on the date that is three years after the Closing Date (the “Revolving Termination Date”).

Interest Rates and Fees:	As set forth on Annex I hereto and in the Fee Letter.

Guarantors:

Each Borrower will guarantee all obligations of the other Borrowers. PBF Energy Company LLC (“Parent”) will provide a limited recourse guarantee solely to the extent necessary to support the pledge of the equity of Holdings for the benefit of the Collateral Agent and the Senior Secured Lenders. Holdings, and each of Holdings’s direct and indirect material wholly-owned subsidiaries organized under the laws of the United States, any state thereof or the District of Columbia (other than Excluded Subsidiaries (as defined below), each a “Domestic Subsidiary”), including without limitation, PBF Power Marketing, LLC (“PBF Power Marketing”) and Delaware Pipeline Company LLC (“Delaware Pipeline”) shall unconditionally guarantee, on a joint and several basis, all obligations of the Borrowers under the Senior Secured Facilities and under each interest rate protection agreement, commodity hedging agreement and cash management agreement entered into with a person that at such time is a Lender or an affiliate of a Lender, in each case to the extent permitted by applicable law, regulation and contractual provision.

EXHIBIT A TO EXHIBIT C

At the election of the Borrowers, Subsidiaries that are formed or acquired after the Closing Date may be excluded from becoming guarantors of the obligations under the Senior Secured Facilities and providing liens on their assets in respect thereof, and or otherwise become “Guarantors” and “Credit Parties”. Such excluded subsidiaries are referred to as “Excluded Subsidiaries.” For the avoidance of doubt, any assets of any such Excluded Subsidiaries shall not be “Collateral” and shall not given credit for purposes of the Borrowing Base.

Each guarantor of any of the Senior Secured Facilities is herein referred to as a “Guarantor” and its guarantee is referred to herein as a “Guarantee”. The Borrowers and the Guarantors (other than the Parent) are herein referred to collectively as the “Credit Parties”.

Collateral / Priority:

The Term Loan Facility and the Guarantees of the Term Loan Facility will be secured by (collectively, the “Term Loan Collateral”):

(i)      a first priority lien on all of the plant, property and equipment owned by DCR;

(ii)     a second priority lien on all deposit accounts (other than petty-cash accounts, zero-balance accounts, trust accounts and/or payroll accounts) (the “Deposit Accounts”) accounts receivable and hydrocarbon inventory and related instruments, letters of credit, letter of credit rights, credit support, insurance, chattel paper, documents, supporting obligations, related payment intangibles, cash, other related rights, claims, causes of action, books and records, accounting systems and other similar personal property (the “Related Personal Property”) (which, Related Personal Property, for the avoidance of doubt, does not include in any event plant, property and equipment and Intermediate Products) owned by Paulsboro and DCR (and for the avoidance of doubt not including the MSCG Asset);

“Intermediate Products” means hydrocarbons intermediate products and blendstocks.

(iii)   a second priority lien on the plant, property and equipment (including spare parts, precious metals catalysts and intellectual property rights required in connection with the operation of the Paulsboro refinery) owned by Paulsboro;

(iv)    a first priority pledge of the equity in the Borrowers and in Domestic Subsidiaries owned by the Borrowers or any Guarantor (other than Paulsboro);

EXHIBIT A TO EXHIBIT C

(v)     a first priority lien on substantially all assets (subject to customary exceptions) of Holdings (other than the equity of Paulsboro) and the other Guarantors (other than DCR and Paulsboro), including, without limitation, PBF Power Marketing and Delaware Pipeline; and

(vi) a second priority pledge of the equity in Paulsboro.

The ABL Facility and the Guarantees of the ABL Facility will be secured by (collectively, the “ABL Collateral”):

(i) a first priority lien on all Deposit Accounts, accounts receivable and hydrocarbon inventory and Related Personal Property owned by Paulsboro and DCR;

(ii) a second priority lien on all of the plant, property and equipment owned by DCR;

(iii)   a third priority lien on the plant, property and equipment (including spare parts, precious metals catalysts and intellectual property rights required in connection with the operation of the Paulsboro refinery) owned by Paulsboro;

(iv) a second priority pledge of the equity in the Borrowers and in Domestic Subsidiaries of the Borrowers owned by any Borrower or any Guarantor (other than Paulsboro)

(v) a third priority pledge of the equity in Paulsboro; and

(vi)    a second priority lien on substantially all assets of Holdings (other than the equity of Paulsboro) and the other Guarantors (other than DCR and Paulsboro), including, without limitation, PBF Power Marketing and Delaware Pipeline.

Obligations with respect to interest rate hedges and commodity hedging agreements entered into with a person that at such time was a Lender or an affiliate of a Lender shall be secured by a lien on the ABL Collateral pari passu with the lien of the lenders under the ABL Facility; provided, that the obligations in respect of such interest rate hedges and commodity hedging agreements are subject to Hedging Reserves against the Borrowing Base. To the extent that obligations in respect of interest rate hedges and commodity hedging agreements entered into with a Lender or an affiliate of a Lender exceed Hedging Reserves against the Borrowing Base (such excess, the “Last-Out Portion”), the full amount of the Last-Out Portion shall be secured by the ABL

EXHIBIT A TO EXHIBIT C

Collateral, but shall be “last out” in the “waterfall”. A Lender or an affiliate of a Lender which enters into an interest rate hedge or commodity hedging agreement shall notify the Agent and Collateral Agent prior to entering into it. Collateral Agent, in consultation with such notifying Lender or affiliate of a Lender, shall determine reasonably and in good faith from the perspective of an asset-based lender an appropriate reserve against the Borrowing Base with respect to the exposures of the Credit Parties in respect of such interest rate hedge or commodity hedging agreement (each such reserve, a “Hedging Reserve” and, collectively, the “Hedging Reserves”). The maximum amount of (i) obligations with respect to interest rate hedges and commodity hedging agreements entered into with a Lender or an affiliate of a Lender that are secured by a lien on the ABL Collateral that is pari passu with the lien of the Lenders under the ABL Facility therein, and (ii) Hedging Reserves shall in each case set forth in (i) and (ii) above in no event exceed $20,000,000.

The Collateral Agent shall be entitled to exercise cash dominion over funds held in the Deposit Accounts at any time when an Event of Default has occurred and is continuing, or Excess Availability under the ABL Facility is less than the Threshold Amount for a period in excess of five continuing business days, which cash dominion exercise shall continue until such Event of Default has been cured or waived and/or Excess Availability under the ABL Facility shall have exceeded the Threshold Amount for thirty (30) consecutive days. For the avoidance of doubt, there will be no cash sweep, “closed lock-box” or other similar cash dominion or cash management feature for the benefit of the Lenders except during such periods as described in this paragraph.

Notwithstanding the foregoing, neither the Borrowers nor any Guarantor shall be required to create or perfect a security interest in any of the foregoing property to the extent prohibited by contractual provisions (other than the Seller Note or the DEDA (Delaware) Industrial Revenue Bonds) or applicable legal provisions, to the extent such property consists of motor vehicles or leasehold mortgages, or in the case of any properties and assets as to which the Collateral Agent determines in its reasonable discretion that the costs of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby (all such non-excluded property, the “Collateral”).

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation consistent with Sponsor Precedent and otherwise

EXHIBIT A TO EXHIBIT C

reasonably satisfactory to the Collateral Agent, and none of the Collateral shall be subject to any other pledges, security interests or mortgages (except permitted liens, including liens disclosed in the Acquisition Agreement and the schedules thereto that are of a nature that would be customary to remain in place after consummation of the Acquisition), and subject to exceptions consistent with Sponsor Precedent or as otherwise agreed upon.

All obligations of the Borrowers under each interest rate protection agreement and cash management agreement entered into with a Lender or any affiliate of a Lender will be secured pari passu (subject to customary contractual priority of payments waterfall terms) by a first priority lien on all and the same assets on which Lenders under the Term Loan Facility or ABL Facility received a first priority lien.

To the extent this section “Collateral” provides that the Term Loan Facility and/or the ABL Facility will be secured by a lien on assets of Paulsboro other than a first priority lien on assets of Paulsboro, the Term Loan Facility will be subordinated both as to right of payment and as to priority of liens to that extent, and the ABL Facility will be subordinated as to priority of liens to that extent.

Facilities Documentation:	For the purposes hereof, each reference to “Sponsor Precedent” shall mean documentation for similar financings or transactions with the Sponsor or its affiliates which have occurred in the last 18 months, and in any event credit documentation customary and appropriate for Borrowers in the refining markets as reasonably agreed upon by the parties which shall in any event reflect the operational and strategic requirements of the Borrowers and their subsidiaries in light of their size, industries, practices and proposed business plan agreed to reasonably and in good faith. The Facilities Documentation for the Facility shall contain only those payments, conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth in this Exhibit B, in each case, applicable to the Borrowers and their subsidiaries (other than Excluded Subsidiaries) and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods agreed to reasonably and in good faith consistent with the Sponsor Precedent as applied to transactions of this kind.

Optional Prepayments and Reductions in Commitments:	Optional prepayments of borrowings under the Senior Secured Facilities, and optional reductions of the unutilized portion of the ABL Facility commitments, will be permitted at any time, in minimum principal amounts to be agreed, without premium or penalty, subject to reimbursement of the Lenders’ redeploymentcosts in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period.

EXHIBIT A TO EXHIBIT C

Mandatory Prepayments:

Loans under the Term Loan Facility shall be prepaid with (a) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrowers and their subsidiaries (including casualty insurance and condemnation proceeds), subject to the right of the Borrowers to reinvest (or commit to be reinvested) within 12 months and, if so committed to be reinvested, reinvested within 180 days thereafter, and subject to certain exceptions to be agreed; (b) 100% of the net cash proceeds of issuances of debt obligations of each of the Borrowers and its subsidiaries (other than any debt permitted to be incurred under the definitive loan documentation) and (c) 100% of the net cash proceeds of an initial public offering in excess of an amount to be agreed upon.

Loans under the ABL Facility shall be prepaid ratably (i) at any time the total outstandings exceed the lesser of (a) the then effective Borrowing Base and (b) the aggregate commitments under the ABL Facility in an aggregate amount necessary to eliminate such excess, and (ii) subsequent to the sale or disposition of any assets in the Borrowing Base outside the ordinary course of business and subject to such exceptions to be agreed upon.

Application of Prepayments:

All mandatory prepayments of the Term Loan Facility shall be applied thereto ratably among the Lenders thereunder, and to the installments thereof as follows: first, in direct order of maturity of the remaining installments of the Term Loan Facility for 18 months following the relevant prepayment event, and second, ratably to the remaining installments of the Term Loan Facility. All prepayments of the ABL Facility shall be applied thereto ratably among the Lenders thereunder. All optional prepayments applicable to the Term Loan Facility shall be applied to the remaining amortization payments thereunder as elected by the Borrowers. Amounts prepaid in respect of the term loans under the Term Loan Facility may not be reborrowed.

At the option of the Borrowers, each Lender under the Term Loan Facility shall have the right to decline any mandatory prepayment of its Loans under the Term Loan Facility, in which case the amount of such prepayment shall be retained by the Borrowers.

EXHIBIT A TO EXHIBIT C

Representations and Warranties:	Usual for facilities and transactions of this type and consistent with Sponsor Precedent (including as to materiality thresholds) and limited to the following:

1. Corporate existence, power and authority.

2. Execution, delivery, and performance of the Facilities Documentation do not violate law, organizational documents or other agreements or contractual obligations.

3. Possession of all necessary material consents, approvals (including government approvals), licenses and permits.

4. Absence of material litigation.

5.       No material adverse change (to be defined in a manner consistent with the Acquisition Agreement as relevant to the making of such representation on the Closing Date, and to be reasonably agreed upon as to subsequent bring-downs) since December 31, 2009.

6. Accuracy of financial statements and other information.

7. Material compliance with laws and regulations, including compliance with environmental laws and margin regulations.

8. Legality, validity, binding effect and enforceability of the Facilities Documentation.

9. Inapplicability of the Investment Company Act.

10. Ownership, title or other rights to property (including intellectual property).

11. Solvency on a consolidated basis.

12. Payment of taxes.

13. Creation, validity, priority and perfection of security interests in Collateral.

14. Use of proceeds.

15. ERISA.

16. Environmental matters.

17. Patriot Act.

EXHIBIT A TO EXHIBIT C

Conditions Precedent to Initial Borrowing:	Limited to those specified in the Commitment Letter and the Summary of Additional Conditions Precedent as described in Exhibit D.

Conditions Precedent to Each Borrowing:	Conditions precedent to each borrowing or issuance under the Senior Secured Facilities (other than on the Closing Date) will be (i) the absence of any continuing default or event of default and (ii) the accuracy in all material respects of all representations and warranties and (iii) compliance with the Borrowing Base after giving effect to such borrowing or issuance.

Affirmative Covenants:	Limited to the following affirmative covenants (to be applicable to Holdings and its subsidiaries) consistent with Sponsor Precedent (including as to materiality thresholds):

1. Preservation of corporate existence and material rights and privileges.

2. Material compliance with laws (including environmental laws and ERISA).

3. Payment of taxes.

4. Payment and/or performance of obligations.

5.       Delivery of financial information, including annual budgets, audited annual consolidated financial statements and unaudited monthly internal consolidated financial statements (prepared in accordance with generally accepted accounting principles and practices then in effect in the United States (“GAAP”).

6.       Delivery of monthly (or if Excess Availability is below the Threshold Amount, weekly) borrowing base certificates and performance by the Agent (or a third party reasonably acceptable to the Agent) of no more than three commercial field exams and inventory appraisals annually; provided that such limitations shall not apply during the continuance of an Event of Default.

7. Other customary reporting requirements (including information reasonably requested by Lenders through the Agent) and notices of default and litigation and other material events.

8. Visitation and inspection rights.

EXHIBIT A TO EXHIBIT C

9. Maintenance of books and records.

10. Maintenance of properties.

11. Maintenance of insurance.

12. Use of proceeds.

13. Further assurances.

14.     Preservation of existence and continuance of the Morgan Stanley Off-Take Agreements and Statoil Oil Supply Agreement, in each case, as replaced, superseded, amended (including as to changes of counterparties), modified or supplemented from time to time, in a manner as is not reasonably be expected to result in a material adverse effect.

Negative Covenants:	Limited to the following negative covenants (to be applicable to Holdings and its subsidiaries) and consistent with Sponsor Precedent (including as to materiality thresholds, exceptions, qualifications and, as appropriate, applicability of the Threshold Amount and “baskets”):

1.       Limitations on liens (which shall permit the liens resulting from, or permitted by, agreements described in the conditions precedent clause #9 on Exhibit D (collectively, the “Intercreditor Agreements”), and liens on assets of, and equity issued by, Excluded Subsidiaries, liens on cash and cash equivalents securing obligations under commodity hedging agreements with any person, liens in respect of Refinancing Indebtedness and any commodity hedging agreement described in the second paragraph of clause 2. below, liens on the Intermediate Products, and, for the avoidance of doubt, liens on the MSCG Assets).

2.       Limitations on incurrence of debt (which shall permit the incurrence of unsecured indebtedness and indebtedness ranking junior to the Senior Secured Facilities and maturing outside the Senior Secured Facilities subject to pro forma compliance with a 2.00:1.00 interest coverage test, indebtedness of Excluded Subsidiaries, indebtedness resulting from an unsecured guarantee provided by Holdings in respect of the obligations under the Seller Note, and other exceptions to be agreed upon).

The Intercreditor Agreements will allow for the

EXHIBIT A TO EXHIBIT C

refinancing of the Term Loan Facility and the Seller Note with other indebtedness subject to customary provisions with respect to refinancing indebtedness (the “Refinancing Indebtedness”), and any liens in respect of the Term Loan Facility on the Term Loan Collateral and the Seller Note on the collateral therefor shall be permitted to secure (x) such Refinancing Indebtedness and (y) commodity hedging arrangements that are permitted pursuant to the terms of such Refinancing Indebtedness to be secured on a pari passu basis with such Refinancing Indebtedness, in each case, on the same basis and with the same priority vis-à-vis the ABL Collateral as is set forth herein.

3.       Limitations on loans, guarantees and investments (other than acquisitions and other investments from the proceeds of equity issuances and other investments to be agreed, and to allow for, among others, investments that as of the time made, do not exceed the sum of (x) $10,000,000 plus (y) the Available Amount Basket, subject to (i) the Pro Forma Excess Availability being greater than the Threshold Amount (ii) the absence of a default or Event of Default and (iii) pro forma compliance with the Springing Financial Covenant. For the avoidance of doubt, loans, guarantees and investments made by a Credit Party in, or for the benefit of, an Excluded Subsidiary shall be subject to this negative covenant (and permitted to the extent of the relevant carve-outs) (and loans, guarantees and other investments made by an Excluded Subsidiary shall not be subject to this negative covenant).

“Available Amount Basket” means a cumulative amount equal to the sum (without duplication) of (x)(i) 50% of consolidated net income of Holdings and its subsidiaries for the relevant period of determination, plus (ii) the proceeds of public or private equity issuances of Holdings, (iii) capital contributions to Holdings, plus (iv) permitted unsecured debt issued after the Closing Date, plus (v) disqualified stock (defined consistent with Sponsor Precedent) issued after the Closing Date that has been exchanged or converted into equity, together with the fair value of any property received upon such exchange or conversion, plus (vi) the net proceeds of sales of investments made under the Available Amount Basket, plus (vii) returns, profits, distributions and similar amounts received on investments made under the Available Amount Basket (up to the amount of the original investment), plus (viii)

EXHIBIT A TO EXHIBIT C

the investments of Holdings and its subsidiaries in any Excluded Subsidiary that has been re-designated as a Guarantor or that has been merged or consolidated into Holdings or any of subsidiaries (other than an Excluded Subsidiary) that is a Guarantor or the fair market value of the assets of any Excluded Subsidiary that have been transferred to Holdings or any of its subsidiaries (other than an Excluded Subsidiary) that is a Guarantor, in the case of each of the foregoing clauses to the extent not otherwise applied to consummate investments, dividends and other restricted payments and junior debt repayments, minus (y) 100% of consolidated net losses of Holdings and its subsidiaries for the relevant period of determination.

“Pro Forma Excess Availability” means, for any date of determination, the average Excess Availability for 90 days prior to, and including, such date, after giving effect to the transactions occurring on such date, based on assumptions and calculations reasonably acceptable to the Agent; it being agreed that, for purposes of calculating Pro Forma Excess Availability, unless the Agent shall otherwise agree in its reasonable discretion, no inventory or accounts to be acquired in an investment otherwise permitted hereunder shall be included in the Borrowing Base until the Agent shall have completed a preliminary field audit and inventory appraisal in scope and with results reasonably satisfactory to it to be acquired in such investment.

4.       Limitations on dividends (or other distributions), redemptions and repurchases with respect to capital stock or other equity interests (other than dividends and payments with the proceeds of equity issuances and other restricted payments to be agreed, to include, among others, any such dividends, distributions, redemptions or repurchases that, as of the time made, do not exceed the sum of (x) $10,000,000 plus (y) the Available Amount Basket, subject to (i) the Pro Forma Excess Availability being greater than the Threshold Amount (ii) the absence of a default or Event of Default and (iii) pro forma compliance with the Springing Financial Covenant).

5.       Limitations on redemptions and repurchases of subordinated debt (other than (x) prepayments from the proceeds of equity issuances and (y) other prepayments to be agreed, and to include, among others, redemptions or repurchases that, as of the time

EXHIBIT A TO EXHIBIT C

made, do not exceed the sum of (x) $10,000,000 plus (y) the Available Amount Basket, subject to (i) the Pro Forma Excess Availability being greater than the Threshold Amount (ii) the absence of a default or Event of Default and (iii) pro forma compliance with the Springing Financial Covenant).

6.       At any time when Excess Availability under the ABL Facility is less than the Threshold Amount at such time, limitations on asset dispositions and sale/leaseback transactions (other than certain transactions to be agreed).

7.       Prohibitions on the sale of all or substantially all of the assets of the DCR Facility or the Paulsboro Facility (and to include in respect of the DCR Facility a prohibition on the sale of (x) the refinery, and/or (y) of the terminal assets in excess of $5,000,000 per fiscal year, with net cash proceeds from the sale of terminal assets being subject to reinvestment rights in assets used or usable in the business of the Credit Parties within 365 days after receipt thereof).

8. Limitations on mergers, consolidations, liquidations and dissolutions.

9. Limitations on transactions with affiliates.

10. Limitations on changes in business conducted by the Borrowers and their subsidiaries.

11.     Limitations on amendment of (a) subordinated debt instruments, (b) organizational documents and (c) the Seller Note (it being agreed that changes that are not adverse to the material interests of the Lenders in their capacity as such shall not be limited).

12.     Limitations on restrictions on liens and on distributions from subsidiaries, including from any subsidiary to Holdings (other than an Excluded Subsidiary), which limitations on restrictions will allow in any event for payments and distributions blockages upon the existence of a payment event of default under the Seller Note.

The Facilities Documentation will permit the Borrowers and their subsidiaries to make acquisitions and to incur and/or assume indebtedness in connection with such acquisitions, as long as (a) before and after giving effect thereto, there is no default or event of default, (b) Excess Availability under the

EXHIBIT A TO EXHIBIT C

ABL Facility is greater than the Threshold Amount, (c) the acquired company is in a similar or related line of business as the Borrowers and their subsidiaries and (d) the acquired company and its domestic subsidiaries (other than Excluded Subsidiaries) will become Guarantors.

Springing Financial Covenant:	From and after the ABL Availability Date, if Excess Availability under the ABL Facility is less than the Threshold Amount at any time, and unless the Excess Availability shall subsequently have exceeded the Threshold Amount for a period in excess of 12 consecutive days, a minimum fixed charge coverage ratio (to be defined in a manner consistent with Sponsor Precedent and otherwise to be mutually agreed) of 1.10 to 1.00 (the “Springing Financial Covenant”) will apply and be tested as of the end of each fiscal quarter.

For purposes of determining compliance with the Springing Financial Covenant, or with any applicable tests set forth in the negative covenants, EBITDA and net income of any Excluded Subsidiary will be excluded except to the extent actually distributed in cash to a Credit Party.

Equity Cure:	For purposes of determining compliance with the Springing Financial Covenant, any equity contribution (which equity shall be common equity or other equity on terms and conditions reasonably acceptable to the Agent) made, directly or indirectly, to Holdings by any of its parent companies or any of the Sponsors after the Closing Date and on or prior to the day that is 5 days after the day on which financial statements are required to be delivered for a fiscal quarter (the “Last Cure Date”) will, at the request of Holdings, be included in the calculation of EBITDA and (to the extent applied in prepayment of any Facility following the last day of the relevant quarter and on or prior to the Last Cure Date) deducted when calculating net indebtedness for the purposes of determining compliance with the Springing Financial Covenant at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”), provided that (i) in each four fiscal quarter period, there shall be at least two fiscal quarters in which no Specified Equity Contribution is made, and (ii) the amount of any Specified Equity Contribution shall be no greater than 120% of the amount required to cause Holdings and its subsidiaries to be in compliance with the Springing Financial Covenant.

Events of Default:	Limited to the following events of default consistent with Sponsor Precedent (including with respect to materiality thresholds and grace periods):

EXHIBIT A TO EXHIBIT C

1. Failure to pay principal, interest, fees or any other amount when due.

2. Representations or warranties materially incorrect when given.

3. Failure to comply with covenants (with notice and cure periods as applicable).

4.       Cross-default and cross-acceleration to debt aggregating an amount to be agreed (including payment cross-default and cross-acceleration to the Seller Note and the Delaware Industrial Revenue Bonds).

5. Unsatisfied judgment or order in excess of an amount to be agreed individually or in the aggregate.

6. Bankruptcy or insolvency.

7. ERISA events.

8. Change of control.

9. Actual or asserted (in writing) invalidity of any material portion of the Collateral or Guarantee or collateral document.

Voting:	Amendments and waivers of the Facilities Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Secured Facilities, except that the consent of each adversely affected Lender shall be required with respect to, among other things, (i) increases in commitments, (ii) reductions of principal, interest or fees, (iii) extensions of final maturity and (iv) releases of all or substantially all of the Collateral (other than in connection with any sale or financing of Collateral permitted by the Facilities Documentation). The consent of Lenders holding 66 2/3% of the commitments under the ABL Facility shall be required for amendments to the ABL Facility with respect to advance rates, reserves and eligibility criteria which increase availability under the Borrowing Base.

The Facilities Documentation shall include customary “yank-a-bank” provisions relating to non-consenting Lenders.

Assignment and Participation:	Subject to such assignments not resulting in increased costs for the Borrowers, the Lenders will have the right to assign loans and commitments to their affiliates and to other Lenders or to

EXHIBIT A TO EXHIBIT C

any Federal Reserve Bank without restriction or to other financial institutions, with the consent, not to be unreasonably withheld or delayed, of the Agent (and, in the case of any assignment of the ABL Facility, the Issuing Lender) and, so long as no payment or bankruptcy event of default shall have occurred and be continuing, the Borrowers. Minimum aggregate assignment level (except to other Lenders) of (i) $5.0 million and increments of $1.0 million in excess thereof will apply to assignments of loans and commitments under the ABL Facility and (ii) $1.0 million and increments of $1.0 million in excess thereof will apply to assignment of loans and commitments under the Term Loan Facility. The Sponsor and/or its affiliates will each be “eligible assignee” for purposes of assignments of loans under the Term Loan Facility and Term Loan Facility commitments, subject to customary limitations in connection with voting rights and maximum amounts of loans to be assigned to be mutually agreed upon consistent with Sponsor Precedent.

Each Lender will have the right to sell participations in its rights and obligations under the Facilities Documentation, subject to customary restrictions on the participants’ voting rights and to such transactions not resulting in increased costs for the Borrowers.

Yield Protection, Taxes and Other Deductions, Etc.:	The Facilities Documentation will contain yield protection provisions, consistent with Sponsor Precedent, protecting the Lenders in the event of unavailability of funding, funding losses, reserve and capital adequacy requirements. The Facilities Documentation will also contain customary provisions regarding the Patriot Act.

All payments to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (subject to customary exceptions). The Lenders will use reasonable efforts to minimize any applicable taxes and the Borrowers will, as applicable, indemnify the Lenders and the Agent for such taxes paid by the Lenders or the Agent.

Expenses and indemnification:	Customary provisions regarding expense reimbursement and indemnification by the Borrowers.

Governing Law and Forum:	New York.

Counsel to Administrative Agent	Winston & Strawn LLP.

Collateral Agent:

EXHIBIT A TO EXHIBIT C

ANNEX I

to Exhibit B

Senior Secured Facilities Interest Rates and Fees

Interest Rates:	The Borrowers will be entitled to make borrowings based on ABR plus the Applicable Margin or LIBOR plus the Applicable Margin. The “Applicable Margin” shall be (i) with respect to the Term Loan Facility, for (x) LIBOR Loans, 7,00% per annum and (y) ABR Loans, 6.00% per annum and (ii) with respect to the ABL Facility, initially for (x) LIBOR Loans, 2.75% to 3.25% per annum and (y) ABR Loans, 1.75% to 2.25% per annum, based on an Excess Availability pricing grid to be mutually agreed.

The Borrowers may elect interest periods of 1, 2, 3 or 6 months (or if available to all Lenders, 9 or 12 months) for LIBOR borrowings.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans).

Interest will be payable in arrears (i) for loans accruing interest at a rate based on LIBOR, at the end of each interest period (or every 90 days in arrears for interest periods greater than 90 days) and on the applicable maturity date and (ii) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

“ABR” means the higher of (i) the rate that the Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time, and (ii) the Federal Funds Effective Rate plus 1/2 of 1.00%, and (iii) one-month LIBOR plus 1.00%.

LIBOR will at all times include statutory reserves and, with respect to the Term Loan Facility, shall be at all times no less than 2.00%.

Original issue discount on Term Loan Facility of up to 2.00%.

Default Rate:	The applicable interest rate plus 2.00% per annum on amounts overdue, payable upon demand.

B-I-1

EXHIBIT A TO EXHIBIT C

Commitment Fees:	A per annum commitment fee on the undrawn portion of the commitments in respect of the ABL Facility shall accrue from the Closing Date at a rate per annum equal to 0.50% if usage is greater than or equal to 50% and 0.625% if usage is less than 50%, payable quarterly in arrears.

Letter of Credit Fees:	The Borrowers shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to LIBOR Loans under the ABL Facility on the face amount of each such Letter of Credit. Such fee shall be shared ratably among the Lenders participating in the ABL Facility and shall be payable quarterly in arrears.

A fronting fee not to exceed 0.25% on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

B-I-2

EXHIBIT A TO EXHIBIT C

CONFIDENTIAL	EXHIBIT C

Fees and Flex

Fees:	150 bps underwriting fees on total Senior Secured Facilities, payable at funding.

$100,000 Agent fee for the ABL Facility and $25,000 annual Agent fee for the Term Loan Facility.

No alternate transaction, ticking, break-up or other fees.

Flex:	Flex permitted as per the Fee Letter.

C-1

EXHIBIT A TO EXHIBIT C

CONFIDENTIAL	EXHIBIT D

Summary of Additional Conditions Precedent

All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter.

The initial borrowing under the Senior Secured Facilities shall be subject to the following additional conditions precedent, provided, however, that the condition precedent in paragraph 6 below shall only apply to the availability of the ABL Facility, and shall not be a condition precedent to the Senior Secured Facilities on the Closing Date:

1. Consummation of Acquisition. The Acquisition shall have been consummated or shall be consummated substantially simultaneously with the initial advances under the Senior Secured Facilities in accordance with the Acquisition Agreement and all other related documentation (without material amendment, modification or waiver thereof which is materially adverse to the Lenders without the consent of the Agent, which shall not be unreasonably withheld or delayed, it being agreed that the Acquisition Agreement attached as Exhibit F hereto is acceptable to the Agent and the Lenders).

2. Equity Financing. The Equity Financing described in the Transaction Description shall have been consummated in at least the amount specified therein. To the extent not comprised of common equity, the terms and conditions of the Equity Financing shall be reasonably satisfactory in all material respects to the Agent.

3. Company Financial Statements. The Agent shall have received and be reasonably satisfied with (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrowers for the 2007, 2008 and 2009 fiscal years, which financial statements shall be audited in accordance with GAAP and (b) to the extent available (but in any event, for any fiscal quarter ended 45 days or more prior to the Closing Date), unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrowers for each completed fiscal quarter since the date of the most recent audited financial statements, which unaudited financial statements shall be prepared in accordance with GAAP.

4. Pro Forma Financial Statements. The Agent shall have received a pro forma consolidated balance sheet (calculated at the most recent available balance sheet date) of the Borrowers and an income statement of the Borrowers for the twelve months most recently at the Closing Date, substantially in the form of the Sponsor’s financial model previously delivered to the Agent and prepared after giving effect to the Transactions and such other adjustments as shall be agreed between the Borrowers and the Agent as if such transactions or adjustments had occurred as of such date, together with a certificate of the chief financial officer of the Borrowers to the effect that such balance sheet accurately presents in all material respects the pro forma financial position of the Borrowers and their subsidiaries in accordance with GAAP.

5. Solvency. The Agent shall have received a solvency certificate from chief executive officer or a financial officer of the Borrowers, in customary form, confirming the solvency of the Borrowers and their subsidiaries on a consolidated basis after giving effect to the Transactions.

6. Minimum Excess Availability and Collateral Field Examination and Appraisal. Solely as a condition precedent in respect of the ABL Facility, the Borrowers shall have minimum Excess Availability under the ABL Facility on the Closing Date after giving effect to the consummation of the

EXHIBIT A TO EXHIBIT C

Acquisition and the other related transactions of at least the Threshold Amount. The Agent shall have received an appraisal of the Borrowers’ hydrocarbon inventory and a filed examination of the accounts receivable and hydrocarbon inventory (which appraisal and field examination shall be conducted by an appraiser and field examiner selected by the Agent), and shall be reasonably satisfied with the results thereof.

7. The Statoil Oil Supply Agreement and Morgan Stanley Capital Group Products Off-Take Agreements. The definitive documentation for the Statoil Oil Supply Agreement and the Morgan Stanley Capital Group Products Off-Take Agreements shall be consistent in all material respects with the respective term sheets for such agreements which have been provided to the Agent or otherwise reasonably satisfactory to the Agent.

8. Miscellaneous Closing Conditions. Delivery of reasonably satisfactory legal opinions of the Borrowers’ counsel, evidence of authority and officer’s certificates and payment of required fees and expenses.

9. Intercreditor Agreements. Delivery of intercreditor agreements or arrangements with respect to the DEDA (Delaware) Industrial Revenue Bonds and the Seller Note to be consistent in all material respects with the terms set forth in “Collateral / Priority” in the Term Sheet, or otherwise reasonably acceptable to the Agent.

Notwithstanding anything in the Commitment Letter or in any other agreement or undertaking to the contrary, the terms of the Facilities Documentation shall be in a form such that they do not impair availability of the Senior Secured Facilities on the Closing Date if the conditions expressly set forth in the Commitment Letter are satisfied (it being understood that, to the extent a perfected security interest in any Collateral (the security interest in respect of which cannot be perfected by means of the filing of a UCC financing statement or delivery of possession of capital stock) is not able to be provided on the Closing Date after the Borrowers’ use of commercially reasonable efforts to do so, the providing of a perfected security interest in such Collateral shall not constitute a condition precedent to the availability of the Senior Secured Facilities on the Closing Date but a perfected security interest in such Collateral shall be required to be provided after the Closing Date pursuant to arrangements to be mutually agreed between the Borrowers and the Agent).

EXHIBIT A TO EXHIBIT C

CONFIDENTIAL	EXHIBIT E

Seller Note Term Sheet

EXHIBIT A TO EXHIBIT C

CONFIDENTIAL	EXHIBIT F

Acquisition Agreement

EXHIBIT D

TO

STOCK PURCHASE AGREEMENT

DISPUTE RESOLUTION PROCEDURES

Exhibit D

DISPUTE RESOLUTION PROCEDURES

Terms used but not otherwise defined herein shall have the meanings assigned to them in the Stock Purchase Agreement, dated as of [            ], 2010, by and between Valero Refining and Marketing Company and PBF Holding Company LLC (the “Agreement”).

(1) Binding and Exclusive Means. Except as otherwise set forth in Section 12.10 of the Agreement, but subject to Section 12.9 of the Agreement, the dispute resolution provisions set forth in this Exhibit D shall be the binding and exclusive means to fully and finally resolve any and all disputes arising under the Agreement (each a “Dispute”); provided, however, that this Exhibit D shall not limit any party’s recourse to courts of competent jurisdiction for injunctive or equitable relief that may be necessary to protect the rights and property of such party or maintain the status quo during the pendency of the process set forth in this Exhibit D.

(2) Standards and Criteria. In resolving any Dispute, the standards and criteria for resolving such Dispute shall, unless the Parties involved in the Dispute in their discretion jointly stipulate otherwise, be as set forth in Attachment 1 to this Exhibit D.

(3) ADR and Binding Arbitration Procedures. If a Dispute arises, the following procedures shall be implemented (with references to “Parties” meaning all of the Parties involved in the Dispute and “Party” meaning a single Party involved on the Dispute):

(a) Any Party may at any time invoke the dispute resolution procedures set forth in this Exhibit D as to any Dispute by providing written notice of such action to the other Parties. The disputing Parties within five (5) Business Days after such notice shall schedule a meeting between the Parties to be held in New York, New York, or at such other place as the Parties may mutually agree. The meeting shall occur within ten (10) Business Days after notice of the meeting is delivered to the Parties. The meeting shall be attended by senior management level personnel of each of the Parties. Such Persons shall attempt in good faith to negotiate a resolution of the Dispute, which negotiations may entail the involvement of and meetings attended by additional senior management level personnel senior to such Persons. If such senior management level personnel shall not have negotiated a resolution to the dispute within sixty (60) days of the initial notice of such Dispute, then a meeting attended by either the Chief Executive Officer or a senior executive officer designated by the Chief Executive Officer, of each ultimate parent company of each of the Parties shall occur in New York, New York, or at such other place as the Parties may mutually agree, and such Persons shall attempt in good faith to negotiate a resolution of the Dispute before these procedures may be deemed to have been exhausted. If such Persons succeed in negotiating a resolution of the Dispute, one or more Parties shall be directed (in as comprehensive detail as reasonably practicable) to take the actions necessary to carry out such resolution. Unless mutually agreed to between the Parties, each Party shall have ninety (90) days in which to take such actions (a “Cure Period”).

(b) As part of the process set forth in subsection (a), or if following the Cure Period, a Party believes in good faith that a Dispute still exists, the representatives of the Parties shall cooperate in good faith and shall explore whether techniques such as mediation, minitrials, mock trials or other techniques of alternative dispute resolution might be useful, although each Party may agree or decline to participate in such techniques of alternative dispute resolution at its sole

Exhibit D-1

discretion. In the event that a technique of alternative dispute resolution is so agreed upon, a specific timetable and completion date for its implementation shall also be agreed upon. The representatives will continue to meet and discuss settlement until the date (the “Interim Decision Date”) that is the earliest to occur of the following events: (i) an agreement shall be reached by the Parties resolving the Dispute; (ii) if a technique of alternative dispute resolution is agreed upon, the completion date therefor shall occur without the Parties having resolved the Dispute; or (iii) if a technique of alternative dispute resolution is not agreed upon, the earlier to occur of (x) the Chief Executive Officers of the Parties (or their respective designees) shall have met without the Parties having resolved the Dispute or (y) ninety (90) days after the date of the original notice. Unless the Parties expressly agree otherwise, the contents of any negotiations pursuant to this subsection (b) (including but not limited to any documents or correspondence exchanged by the Parties) shall be confidential among the Parties, and shall not be admissible in any subsequent judicial or arbitral proceedings.

(c) If, as of the Interim Decision Date, the Parties have not succeeded in negotiating a resolution of the Dispute pursuant to subsection (b), the Parties shall proceed under subsections (d), (e) and (f).

(d) After satisfying the requirements above, such Dispute shall be submitted to mandatory and binding arbitration at the election of any Party involved in the Dispute (the “Disputing Party”). The arbitration shall be subject to the Federal Arbitration Act as supplemented by the conditions set forth in this Exhibit D. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect on the date the notice of arbitration is served, other than as specifically modified herein. In the absence of an agreement to the contrary, the arbitration shall be held in New York, New York. The Arbitrators (as defined below) will allow reasonable discovery in the forms permitted by the Federal Rules of Civil Procedure, to the extent consistent with the purpose of the arbitration. During the pendency of the Dispute, each Party shall make available to the Arbitrators and the other Parties all books, records and other information within its control pertaining to the Dispute requested by the other Parties or the Arbitrators subject to the confidentiality provisions contained herein. Recognizing the express desire of the Parties for an expeditious means of dispute resolution, the Arbitrators may limit the scope of discovery between the Parties as may be reasonable under the circumstances. In deciding the substance of the Parties’ claims, the laws of the State of New York shall govern the construction, interpretation and effect of the Agreement, without giving effect to any conflicts of law principles. The arbitration hearing shall be commenced promptly and conducted expeditiously, with each Party involved in the Dispute being allocated an equal amount of time for the presentation of its case. Unless otherwise agreed to by the Parties, the arbitration hearing shall be conducted on consecutive days. To the fullest extent permitted by law, the arbitration proceedings and award shall be maintained in confidence by the Arbitrators and the Parties.

(e) The Disputing Party shall notify the AAA and the other Parties in writing describing in reasonable detail the nature of the Dispute (the “Dispute Notice”). Each Party to the dispute shall select one (1) arbitrator (the “Selected Arbitrators”) reasonably believed by such Party to be experienced in commercial arbitration and familiar with the operation and management of crude oil refineries no later than fifteen (15) days after the date of the Dispute Notice. The Selected Arbitrators shall then jointly select a presiding arbitrator (together with the

Exhibit D-2

Selected Arbitrators, the “Arbitrators”) from the members of a panel of arbitrators of the AAA or, if the AAA fails or refuses to provide a list of potential arbitrators, the Center for Public Resources, and such Arbitrator shall be experienced in commercial arbitration and familiar with the operation and management of crude oil refineries. In the event that the Selected Arbitrators are unable to agree on the selection of the presiding Arbitrator, the AAA shall select the presiding Arbitrator, using the criteria set forth in this Exhibit D, within thirty (30) days after the date of the Dispute Notice. For the purposes of appointing Arbitrators under this subsection (e), (i) Seller, and all Persons whose interest in the Agreement derives from Seller (including Valero) shall be considered as one Party; and (ii) Buyer and all Persons whose interest in the Agreement derives from Buyer shall be considered as another Party. In the event that any Arbitrator is unable to serve, his or her replacement will be selected in the same manner as the Arbitrator to be replaced. The vote of two (2) of the three (3) Arbitrators shall be required for any award under this Exhibit D. During the pendency of the Dispute (i) all costs and expenses incurred by a Party in connection with the Dispute that are required to be paid during the pendency of the Dispute (other than costs and expenses of the Arbitrators) shall be paid by the Party that incurs such cost and (ii) each Party shall pay an equal share of the costs and expenses of the Arbitrators; provided, however, that all costs and expenses (including the Arbitrators’ and attorneys’ fees and expenses) of the prevailing Party will be borne by the non-prevailing Party and the non-prevailing Party shall reimburse the prevailing Party for any costs it incurred during the pendency of the Dispute, provided that the award of the Arbitrators specifies (and the Arbitrators are hereby instructed and authorized to so specify if in their determination such specification is feasible) that a Party has prevailed with respect to a preponderance of the Disputes determined by the Arbitrators. If there is no specified prevailing Party, the Arbitrators shall have the authority and discretion to assess the costs and expenses of the arbitration proceeding against all of the Parties as the Arbitrators deem appropriate although the Arbitrators shall not be required to do so.

(f) The Arbitrators shall decide all Disputes and all substantive and procedural issues related thereto, and shall enforce the Agreement in accordance with its terms, including the remedies provided in the Agreement. Without limiting the generality of the previous sentence, the Arbitrators shall have the authority to issue injunctive relief; provided, however, the Arbitrators shall not have any power or authority to (i) award consequential, incidental, indirect or punitive damages except where the Agreement specifically provides for such damages, or (ii) amend the Agreement. The Arbitrators shall render the arbitration award, in writing, within twenty (20) days following the completion of the arbitration hearing, and shall set forth the reasons for the award. In the event that the Arbitrators award monetary damages in favor of either party, the Arbitrators must certify in the award that no consequential, incidental, indirect or punitive damages are included in such award. If the Arbitrator’s decision results in a monetary award, the interest on such award shall accrue on the award at the Applicable Rate, compounded quarterly, until such amount, together with all accrued but unpaid interest thereon, are paid in full. The arbitration award shall be final and binding on the Parties, and judgment thereon may be entered in any court of competent jurisdiction and may not be appealed, except to the extent permitted by the Federal Arbitration Act.

(4) Continuation of Business. Notwithstanding the existence of any Dispute or the pendency of any procedures pursuant to this Exhibit D, the Parties agree and undertake that all payments shall continue to be made and that all obligations shall continue to be performed.

Exhibit D-3

(5) Confidentiality. Subject to the proper judicial enforcement of this Exhibit D, including the filing of an award pursuant to Section 3(f) hereof, the award or other related rights of the Parties, the fact of the arbitration, the arbitration proceeding itself, all evidence, memorials, or other documents exchanged or used in the arbitration and the arbitrators’ award shall be maintained in confidence by the Parties to the fullest extent permitted by applicable Law, unless required to be disclosed by applicable Law (including securities Laws) or any applicable requirements of self regulatory organizations or compelled by court order or applicable rules of discovery or litigation. However, a violation of this covenant shall not affect the enforceability of the agreement to arbitrate or of the award of the Arbitrators.

(6) Separability and Survival of Agreement to Arbitrate. These dispute resolution procedures constitute a severable and independent arbitration agreement that shall be separately enforceable from the remainder of the Agreement. The Parties agree that these dispute resolution procedures shall continue in effect even if one or more provisions of the Agreement shall be determined to be null or void.

(7) Agreement Governs. These dispute resolution are subject to the terms of the Agreement. In the event that any provision of these dispute resolution procedures conflicts with any provision of the Agreement, the provisions of the Agreement shall control.

Exhibit D-4

ATTACHMENT 1 TO EXHIBIT D

(a) First priority shall be given to maximizing the consistency of the resolution of the Dispute with the satisfaction of all express obligations of the Parties and their respective Affiliates as set forth in the Agreement.

(b) Second priority shall be given to such other matters, if any, as the Parties or the Arbitrators shall determine to be appropriate under the circumstances.

Exhibit D-5

EXHIBIT E

ENVIRONMENTAL AGREEMENT

THIS ENVIRONMENTAL AGREEMENT (this “Agreement”), is made and entered into as of              , 2010 (the “Effective Date”), by and among VALERO REFINING AND MARKETING COMPANY, a Delaware corporation (“Seller”), PBF HOLDING COMPANY LLC, a Delaware limited liability company (“Buyer”) and, for the limited purposes set forth herein, VALERO REFINING COMPANY-NEW JERSEY, a Delaware corporation (the “Company”) (each a “Party” and, collectively, the “Parties”).

RECITALS

A. The Parties have entered into a Stock Purchase Agreement of even date herewith (the “SPA”), pursuant to which Seller will sell and transfer, and Buyer will purchase and acquire, the Shares (as defined in the SPA) of the Company,

B. In connection with the SPA, the Parties desire to enter into this Agreement to set forth their agreements if the Closing occurs regarding the allocation of liabilities and other responsibilities with respect to health, safety and environmental matters regulated and governed by Environmental Law (as defined herein).

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, subject to the terms and conditions hereinafter set forth, agree as follows if the Closing occurs:

Article 1

DEFINITIONS

Section 1.1 The following terms shall have the following meanings for the purposes of this Agreement and all capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the SPA:

“Assumed Environmental Liabilities” has the meaning given such term in Section 3.4.

“Agreement” has the meaning given such term in the preamble to this Agreement.

“Breach Notice” has the meaning ascribed to such term in Article 2.

“Buyer” has the meaning given such term in the preamble to this Agreement, together with its successors and assigns.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986,42 U.S.C. Section 9601 et seq.

“Company” has the meaning given such term in the preamble to this Agreement.

“Corrective Action Costs” means actual costs or expenses incurred to implement Required Corrective Action to address Pre-Closing Environmental Contamination based on the Minimum Corrective Action Method. Corrective Action Costs shall expressly exclude (i) expenses related to the Company’s operation of the onsite wastewater treatment and recovery system based on the average volumes of recovered groundwater historically processed in the ordinary course as of the Effective Date; (ii) expenses related to utilities used in conducting the Corrective Action, to the extent consistent with average historical utility usage for the on-site hydraulic containment and recovery system in use in the ordinary course as of the Effective Date; (iii) the costs of Buyer’s and the Company’s employees (including operations and maintenance personnel); and (iv) any expenses or costs for Voluntary Corrective Action.

“Environmental Disclosure Schedules” means the disclosure schedules attached as Schedule A hereto and made a part hereof.

“Environmental Documents” means those documents and materials pertaining to health, safety and environmental matters that were made available to Buyer and its representatives in Seller’s electronic data room established in connection with the sale of the Shares, an index of which as of the Effective Date is attached hereto as Schedule E.

“Environmental Law” means any law (whether common or statutory) pertaining to human health, safety or the environment, pollution or the protection of fish, wildlife, natural resources, or land use including, the Clean Air Act, as amended, CERCLA, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended, the Emergency Planning and Community Right-to-Know Act, as amended, the Atomic Energy Act of 1954, as amended, the Federal Insecticide, Fungicide, and Rodenticide Act of 1972, as amended, the Occupational Safety and Health Act, the New Jersey Industrial Site Recovery Act (“ISRA”) and the Site Remediation Reform Act(“SRRA”), and any federal, state and local Laws implementing or comparable to the foregoing, as the same may be amended or supplemented,

“Environmental Liabilities” means any Loss or Claim related to or arising under Environmental Law.

“Environmental Testing” shall mean any environmental site assessment, test, inspection, audit, or investigation (but excluding routine operator observations or similar routine operator activities taken in the ordinary course of operation and maintenance of the Real Property) of the Real Property, the XOM Property, or any other property requiring Environmental Testing pursuant to the Remediation ACO or other directive of a Governmental Authority or LSRP that could reasonably be expected to lead to the discovery, investigation or assessment of Pre-Closing Environmental Contamination.

“Effective Date” has the meaning given such term in the preamble to this Agreement.

“Governmental Authority” has the meaning given such term in the SPA.

“Hazardous Materials” means any pollutants, contaminants, chemicals or toxic, hazardous, radioactive or petroleum hydrocarbon substances, materials or wastes that are regulated or defined as hazardous under Environmental Law.

“Licensed Site Remediation Professional” (LSRP) shall mean an individual designated as the Licensed Site Remediation Professional with oversight responsibility for the Refinery, as set forth under applicable Environmental Law. To the extent feasible under applicable Environmental Law, the Parties shall reasonably cooperate with each other to select a LSRP mutually acceptable to both Parties.

“Minimum Corrective Action Method” shall mean the minimum method to Remediate at the minimum required expense allowable under, and which satisfies the requirements of, Environmental Laws in effect at the time of such Remediation and is approved by the relevant Governmental Authority or LSRP for the type of property affected consistent with its use at the Closing Date to the extent that such manner or standard does not, and so long as the performance of such manner or standard does not, unreasonably interfere with the ongoing operations of the Assets or impose material increased costs, interference or restrictions on the Company, which method utilizes demonstrated and proven technology or techniques. For avoidance of doubt, the Minimum Corrective Action Method may rely on risk assessment or risk reduction principles or programs to the extent such principles or programs are authorized by Environmental Laws and are acceptable to Governmental Authorities or an LSRP, and are consistent with the use of the property as of the Closing Date.

“Obligations” shall mean duties, liabilities and obligations, whether vested, absolute or contingent, primary or secondary, direct or indirect, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, arid whether contractual, statutory or otherwise.

“Orders” means any orders, decrees, requests, directives, settlements or any other similar requirement imposed, issued or assessed by, or entered into with, applicable Governmental Authorities (or LSRP if appointed in the future) pursuant to any Environmental Law relating to the ownership, operation or use of the Refinery or the Business.

“Permits” means any environmental permit, license, authorization, certificate, registration, variance, settlement, compliance plan or other consent or approval granted by any Governmental Authority (or LSRP if appointed in the future) under any Environmental Law.

“Pre-Closing Environmental Contamination” means known or unknown Hazardous Materials Released prior to Closing, including any migration of a pre-Closing Release, due to acts or omissions in the ownership and operation of the Refinery and the Real Property.

“Pre-Closing Claim Costs” shall have the meaning assigned that term in Section 3.5(c).

“Release” means any spilling, leaking, seeping, pumping, pouring, emitting, emptying, injecting, discharging, escaping, leaching, dumping, disposing or releasing of any Hazardous Materials into the environment (including the air, soil, surface water, or groundwater) of any kind whatsoever, but not any offsite disposal or treatment in accordance with Environmental Law. Migration after the Closing Date from a Release that occurred prior to the Closing Date shall not be considered a new Release for purposes of this Agreement, except to the extent that any such migration is the result of Company’s Post-Closing action or omission, but only to the extent the Company has actual knowledge of and a duty to mitigate any such migration, after the Closing Date (other than any action or omission of Seller after the Closing Date).

“Remediate” or “Remediation” means Environmental Testing and to investigate, monitor, characterize, abate, contain, clean up, remove, treat, cover or in any other way assess or clean up a Release and to restore or repair impairment to natural resources.

“Remediation ACO” shall mean the September 10, 1979, September 29, 1980, and May 10,1991 Administrative Consent Orders in the Matter of the Mobil-Paulsboro Site, as amended by the August 27, 1998 Administrative Consent Order Second Amendment, and as may be amended, supplemented or replaced from time to time, but only to the extent such amendment, supplement or repalcement addresses Pre-Closing Environmental Contamination.

“Required Corrective Action” means (i) any legally required expenditure or activity taken pursuant to Environmental Laws or at the written directive of an applicable Governmental Authority or LSRP to Remediate, including any requirements under ISRA or the SRRA, or (ii) required in the event of or to avoid an emergency or in cases where the Parties agree in advance (to the extent practical) that such action is necessary to prevent potentially higher costs being incurred by the Parties (for example, to avoid off-site migration or duplicative mobilization costs).

“Retained Environmental Liabilities” has the meaning given such term in Section 3.2.

“Scheduled Environmental Obligations” means the Environmental Liabilities identified on Schedule B.

“Seller” has the meaning given such term in the preamble to this Agreement, together with its successors and assigns.

“Shared Responsibility Period” shall have the meaning assigned that term in Section 3.5(c).

“SPA” has the meaning given such term in the recitals to this Agreement.

“Third-Party Offsite Pre-Closing Environmental Contamination Claims” shall mean Claims and Losses under Environmental Laws asserted by any Person (other than Buyer, Buyer’s Affiliates, successors or assigns, or any Governmental Authority or LSRP), to the extent related to Pre-Closing Environmental Contamination but only to the extent that such Pre-Closing Environmental Contamination had actually migrated from the Refinery at or prior to Closing. With respect to any such Claims brought after Closing but prior to the first anniversary of the

Closing, Seller shall have the burden of proof to establish that any such Claim is not related to Pre-Closing Environmental Contamination that had actually migrated offsite from the Refinery at or prior to Closing. With respect to any such claims brought from and after the first anniversary of the Closing, Buyer shall have the burden of proof to establish that any such Claim is related to Pre-Closing Environmental Contamination that had actually migrated offsite from the Refinery at or prior to Closing.

“Third-Party Pre-Closing Environmental Contamination Claims” shall mean Claims and Losses under Environmental Laws, other than Third-Party Offsite Pre-Closing Environmental Contamination Claims asserted by any Person (other than Buyer, Buyer’s Affiliates, successors or assigns, or any Governmental Authority or LSRP), to the extent related to Pre-Closing Environmental Contamination.

“Voluntary Corrective Action” means any action taken to Remediate that is not Required Corrective Action. Without limiting or expanding the prior sentence, but for clarity purposes, Voluntary Corrective Action includes (i) any significant expansion in scope or acceleration of the obligations under the Remediation ACO, unless required by change in law or in writing by a Governmental Authority without having been solicited by Buyer or Company, provided, however, “solicited” shall not include general recommendations or conclusions in submittals based on data generated under Required Corrective Action or Environmental Testing; (ii) any action to Remediate performed in excess of the Minimum Required Corrective Action Method, unless required in the event of or to avoid an emergency or in cases where the Parties agree in advance (to the extent practical) that such action is necessary to prevent potentially higher costs being incurred by the Parties (for example, to avoid off-site migration or duplicative mobilization costs).

“XOM Property” means the real property comprising the ExxonMobil Technical Center and other real property included in the definition of “Refinery” under the existing Remediation ACO.

Section 1.2 All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits or Schedules refer to exhibits or schedules to this Agreement, which are attached hereto and made a part hereof for all purposes. The word “includes” or “including” means including, but not limited to.

Article 2

ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to Buyer that the following statements are true and correct as of the Effective Date:

Section 2.1 Permits. Except (a) as set forth in the Environmental Disclosure Schedules, (b) as would not reasonably be expected to have a Material Adverse Effect, or (c) as provided in the Environmental Documents, to the Knowledge of Seller, the Company has all Permits and Orders necessary to operate the Business in the same manner as operated by the Company as of the Effective Date. To the Knowledge of Seller, or except as would not be reasonably expected to have a Material Adverse Effect, Section 2.1 of the Environmental Disclosure Schedules contains a materially complete listing of all Permits related to the Company and the Business.

Section 2.2 Compliance with Environmental Laws. With respect to the operations of the Business and except (a) as set forth in the Environmental Disclosure Schedules, (b) as would not reasonably be expected to have a Material Adverse Effect, or (c) as provided in the Environmental Documents, to the Knowledge of Seller, the Company is in compliance with Environmental Laws, Permits and Orders in effect and requiring compliance as of the Effective Date. To the Knowledge of Seller, or except as would not be reasonably expected to have a Material Adverse Effect, Section 2.2 of the Environmental Disclosure Schedules contains a materially complete listing of all Orders currently requiring action related to the Company and the Business.

Section 2.3 Notices from Governmental Authorities. Since January 1, 2009 the Company has not received any written notice from or, to the Knowledge of Seller, any threat of any notice from, any applicable Governmental Authority of a material violation of any Environmental Law, except as set forth in the Environmental Disclosure Schedules or as provided in the Environmental Documents.

Section 2.4 Tanks. The list of Refinery tank inspection due dates under API 653 attached as Section 2.4 of Schedule C hereto is materially complete and correct.

Section 2.5 If, prior to the Closing Date, either Seller or Buyer obtains knowledge of a breach of any of the foregoing representations or warranties of Seller in this Article 2 (a “Breach”), it shall notify the other party in writing of such information (the “Breach Notice”) as promptly as reasonably possible, but in all events not later than the day prior to the Closing Date. The Breach Notice shall contain reasonable details regarding the alleged breach and the good faith estimate of the potential Loss associated with such breach. In the event of a Breach Notice under this Agreement, the Parties shall follow the procedures set forth in Article X of the SPA, provided, however, (i) the term “Breach” as defined above shall be applied in place of the terms “Casualty” or “Taking” in Article X of the SPA, (ii) the term “Remediate” as defined in this Agreement shall be applied in place of the term “Repair” in Article X of the SPA, and (iii) there shall be no minimum amount of potential Loss applicable to any such Breach Notice to implement the procedures in Article X of the SPA as applied herein.

Article 3

ENVIRONMENTAL RESPONSIBILITY

Section 3.1 Environmental Condition. Seller has provided Buyer with Environmental Documents that contain information on the health, safety and environmental conditions of the Assets and has provided Buyer and its Diligence Representatives with Environmental Disclosure Schedules attached hereto and access to the Assets as provided in the SPA. Subject to the express provisions in this Agreement and applicable provisions of the SPA, at Closing, Buyer acknowledges that it will become the owner of the Company and the indirect owner of the Assets and that the Assets will be accepted by Buyer in their “AS IS”, “WHERE IS” condition “WITH ALL FAULTS” and otherwise in the condition in which it exists as of the Closing Date.

Section 3.2 Retained Environmental Liabilities. If Closing occurs, Seller shall retain, pay for and be responsible for the following (collectively, the “Retained Environmental Liabilities”) subject to the limitations set forth in Section 3.3 below:

(a)	The Scheduled Environmental Obligations;

(b)	Fines and penalties assessed by any Governmental Authority pursuant to any applicable Environmental Laws (including fines and penalties related to Orders and Permits, notifications under Environmental Laws of the sale of the Shares, matters set forth in the Environmental Disclosure Schedules and the Environmental Documents) to the extent assessed for the period of operation of the Refinery and the Business prior to the Closing Date (and those fines and penalties to the extent described in the Scheduled Environmental Obligations), whether or not assessed prior to the Closing Date;

(c)	All Claims and Losses arising out of, assessed for, resulting from, or in connection with the offsite transportation for disposal of Hazardous Materials (this includes the resulting disposal and treatment at the offsite facility) by the Company or Seller (i) during the period of operation of the Assets and the Business prior to the Closing Date and, (ii) for Seller’s Hazardous Materials generated in performance of the Obligations under Exhibit B, in both cases whether or not assessed prior to the Closing Date (as used in this Section 3.2(c), “offsite” means any location other than the Refinery, Real Property, XOM Property and any migration from a disposal site not located at the Refinery, Real Property or XOM Property);

(d)	Except with respect to Pre-Closing Environmental Contamination, which is addressed in subsection (e) and Section 3.5 below, all Claims and Losses under Environmental Laws asserted by any Person (other than Buyer, Buyer’s Affiliates, successors or assigns, or any Governmental Authority [except with respect to natural resource damage claims] or LSRP) against the Company, Buyer or their Affiliates (regardless of whether such matters were set forth the Environmental Disclosure Schedules and the Environmental Documents) arising out of, resulting from, or in connection with an environmental exposure, injuries, or accidents (including property damage or personal injuries that may have resulted therefrom) that occurred at the Refinery or arose out of the activities of the Business prior to the Closing Date,

(e)	Any Pre-Closing Offsite Third Party Environmental Contamination Claims.

Section 3.3 Limitations on Retained Environmental Liabilities. Retained Environmental Liabilities shall be subject to the following:

(a)	Seller shall have no Environmental Liability for the Company’s or Buyer’s failure to operate the Assets in compliance with Environmental Laws on or after the Closing Date; provided, however, that to the extent any Environmental Liabilities are assessed or imposed relating to any noncompliance occurring both prior to and after the Closing Date, Seller’s obligation for any such Environmental Liability shall not exceed that portion of the Environmental Liability resulting from any noncompliance attributable to the period prior to the Closing Date and as set forth in Schedule B.

(b)	All communications or interactions with Governmental Authorities regarding the Retained Environmental Liabilities shall be conducted by Seller with copies, notice or periodic updates provided to Buyer; provided that Seller may not agree to any activity or restriction that would unreasonably interfere with the Company’s ongoing operations without first consulting with Company and obtaining Company’s prior written consent, which such consent shall not be unreasonably withheld, conditioned or delayed.

(c)	Buyer or Company may communicate with Governmental Authorities or third parties regarding the Retained Environmental Liabilities but only to the extent necessary to meet self-reporting obligations or other emergency situations as required under Environmental Laws provided, however, Buyer and Company shall be permitted to communicate with the relevant Governmental Authorities concerning the permit modifications and related issues described in paragraph 3 of Schedule B. To the extent such self- reporting or other emergency communication is required as specified above, Buyer or Company shall, when practical, consult with Seller a reasonable period of time before any submission is due and shall obtain Seller’s prior written consent, not to be unreasonably withheld, conditioned or delayed, regarding the proposed communication. When such self-reporting or other emergency communication cannot be practically communicated in advance, the Company or Buyer shall nevertheless consult with Seller as required above as soon as reasonably possible. Buyer or Company shall not solicit Governmental Agencies to pursue enforcement with regard to the Retained Environmental Liabilities.

Section 3.4 Assumed Environmental Liabilities. If Closing occurs, from and after the Closing Date, excluding the Retained Environmental Liabilities, and subject to Sections 3.3 and 3.5 hereof, the Company will continue to retain all Environmental Liabilities and Obligations (the “Assumed Environmental Liabilities”).

Section 3.5 Obligations for Pre-Closing Environmental Contamination. Pre-Closing Environmental Contamination shall be addressed as follows:

(a)	During the Shared Responsibility Period, Company shall take Required Corrective Action to address Pre-Closing Environmental Contamination consistent with the Minimum Required Corrective Action Method, except as otherwise provided herein.

(b)	During the Shared Responsibility Period, as long as it complies with the requirements of the Minimum Corrective Action Method, Company shall be responsible for operating and maintaining the current system of containment wells depicted on Schedule 3.5(b) along with the recovery of product from the groundwater wells identified on Schedule 3.5(b), all consistent with the historical operation of such wells and the costs for which have been reflected in the Financial Statements.

(c)	For a period of twelve years following the Closing Date (the “Shared Responsibility Period”), in the event that the Company’s Corrective Action Costs for Pre-Closing Environmental Contamination and costs incurred in defending Third-Party Pre- Closing Environmental Contamination Claims, including any costs paid in satisfaction of such Claims (the “Pre-Closing Claim Costs”), exceed five million dollars ($5,000,000.00) per year, net of any third party recoveries, payments and any amounts paid under the insurance obtained pursuant to Article 7 below (the “Company Share”), Seller shall be responsible for payment of those Corrective Action Costs and Pre-Closing Claim Costs incurred by the Company in excess of the Company Share (the “Seller’s Share”); provided, however, that Seller shall not be responsible for payment of Company’s costs or expenses for Voluntary Corrective Action or for Corrective Action Costs exceeding the Minimum Required Corrective Action Method, nor shall such costs be counted toward the Company Share. Invoicing and payment for the Seller’s Share shall be conducted in accordance with the invoicing procedures described in Exhibit I to the SPA (the Transition Service Agreement). Company shall not be responsible for any costs or expenses, nor shall the Company Share include, any costs or expenses related to the Retained Environmental Liabilities set forth in Section 3.2 above.

(d)	At any time during the Shared Responsibility Period, Seller shall have the right to audit or inspect the Company’s program, facilities, documents and records relating to Remediation and the Company Share.

(e)	During the Shared Responsibility Period, except as otherwise required herein, Company shall use commercially reasonable efforts to avoid an increase in the Corrective Action Costs, including but not limited to the following:

(i)	Except (i) as required for emergency response to address a Release occurring after the Closing Date, (ii) in response to a directive by Governmental Authorities or LSRP requiring immediate response, (iii) as required by Environmental Law, or (iv) routine operator observations or similar activities taken in the ordinary course of operation and maintenance of the Real Property, Company shall notify Seller before engaging in any activity, including but not limited to Environmental Testing, which may materially increase the Corrective Action Costs.

(ii)	Where Company’s plans for capital project construction activity will or may cause disturbance of contaminated soil which is reasonably expected to have been contaminated as of the Closing and will exceed the annual volume allowed under the Soil Reuse Plan then in effect and the measures in such plan cannot be implemented (“Contaminated Construction Soils”), the Parties will consult with each other to find the lowest incremental cost method, to the extent reasonably practical that does not unreasonably interfere with Company’s construction activity. Contaminated Construction Soils located or disturbed by Company shall be handled in accordance with Environmental Law or as requested by the applicable Governmental Authority or LSRP. The incremental cost of management of such Contaminated Construction Soils above the cost of management of uncontaminated soil shall be considered Corrective Action Costs for Pre-Closing Environmental Contamination.

(iii)	Prior to engaging in any Environmental Testing, the Party undertaking the Environmental Testing shall provide the other Party with reasonable advance notice so that such Party may, at its own cost, observe such activities and obtain any split samples it may desire. The Party undertaking the Environmental Testing shall provide the other Party with copies of all written, non-privileged reports prepared by third parties related to Environmental Testing.

(iv)	Company shall periodically communicate and consult with Seller regarding the Remediation for the Pre-Closing Environmental Contamination. Company shall allow Seller a reasonable opportunity to lead in communication and other dealings with Governmental Authorities or LSRP involving the Remediation for the Pre-Closing Environmental Contamination, but Seller shall at no time conduct any unilateral communication with Governmental Authorities or LSRP without Company’s knowledge related to Required Corrective Action. To the extent Company and Seller have any dispute regarding communications or other dealings with Governmental Authorities or LSRP, the Parties may refer the matter for Dispute Resolution pursuant to Exhibit D of the SPA.

(f)	During the Shared Responsibility Period:

(i)	Company will defend all Third Party Pre-Closing Environmental Claims. Company and Seller shall cooperate in good faith and consult with each other with respect to any Third Party Pre-Closing Environmental Contamination Claims, including efforts to mitigate the potential for or impact of any Third Party Pre-Closing Environmental Contamination Claims.

(ii)	Company shall use commercially reasonable efforts to avoid excessive Pre-Closing Claim Costs, and shall act in good faith, without prejudice to Seller, with respect to the handling of any Third Party Pre-Closing Environmental Contamination Claims.

(g)	After the Shared Responsibility Period, all Pre-Closing Environmental Contamination shall be Assumed Environmental Liabilities of the Company.

Section 3.6 Assignment of Permits and Orders. If Closing occurs, to the extent not already effective as to the Company as of and after the Closing, the Company shall assume, subject to Seller’s Obligations under Sections 3.2 and 3.5, the Refinery Permits and Orders. To the extent the Parties enter into other agreements or documents to carry out this Section 3.6, the terms and conditions of this Agreement shall control as between the Parties.

Section 3.7 Other Obligations.

(a)

To the extent the Company fails to perform activities, discharge Obligations or pay costs that are required to be performed, discharged or paid by the Company pursuant to this Agreement after the Closing Date, the Company shall be responsible for any penalties and costs associated therewith, except to the extent the Company’s failure is caused by Seller’s breach of any of its Obligations hereunder (including under the Access Agreement).

(b)	To the extent Seller fails to perform activities, discharge Obligations or pay costs that are required to be performed, discharged or paid by Seller pursuant to this Agreement after the Closing Date, Seller shall be responsible for any penalties and costs that resulted from such failure, except to the extent Seller’s failure is caused by Company’s breach of any of its Obligations hereunder (including under the Access Agreement).

(c)	After the Effective Date but before the Closing Date, the Company shall not enter into any amendments or modifications of any Orders or any new Orders concerning the Assets or the Business that affect the rights or Obligations of the Company on or after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; provided however, it is understood that the Company or Seller may, in its sole discretion and without the prior written consent of Buyer, settle any Retained Environmental Liabilities if any such settlement involves only the payment of money and does not affect the operations of the Business or the Assets after the Closing.

(d)	In the event Seller has Obligations or liabilities that continue after the Closing Date pursuant to any Orders, Permits or Agreements concerning the Assets or the Business, Company shall not enter into any amendments or modifications of such Orders, Permits or Agreements that affect the rights or Obligations of the Seller without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)	Company is a party to a federal Consent Decree (Civil No. 05-CV- 00569) (hereinafter the “Section 114 CD”) which required implementation of certain corrective actions specific to the Company and other corrective actions that must be undertaken in cooperation with other parties to the Section 114 CD. Buyer shall cause Company to agree to continue to cooperate in the implementation of the Section 114 CD and the specific terms set forth in the Agreement Regarding Clean Air Act Consent Decree, attached as Schedule 3.7(e).

Section 3.8 For purposes of demonstrating compliance with Federal mobile source requirements under Title II of the Clean Air Act, Seller shall report data regarding the Refinery under the EPA registration for Valero Energy Corporation prior to Closing Date. On and after the Closing Date, Buyer shall be responsible for reporting data related to the Refinery and the

Company, provided that Seller shall provide Buyer with any data necessary to demonstrate compliance with federal mobile source requirements. For purposes of demonstrating compliance with Federal requirements related to mobile source air toxic standards consistent with EPA guidance in Section VI.A of the July, 2003 guidance document entitled “RFG Questions and Answers Consolidated by Topic,” Seller shall report data for the Refinery for 2010 on a de-aggregated basis and shall provide Buyer with all necessary data and information for Buyer to demonstrate compliance with air toxic requirements.

Article 4

COOPERATION

Section 4.1 After the Effective Date, Buyer and Seller shall work in good faith cooperatively to effect any assignments contemplated under this Agreement (such assignments to be effective as of the Closing Date) or enter into any new Permits or similar documents that may be reasonably required under the SPA or this Agreement.

Section 4.2 Seller shall have the sole discretion to determine how to perform the Obligations of the Scheduled Environmental Obligations, as long as such performance does not unreasonably interfere with the ongoing operations of the Assets after the Closing, or impose any new material Obligations on the Company; provided, however, that if a spill or release occurs as a direct consequence of Seller’s performance of the Retained Environmental Liabilities, Seller shall be responsible for spill response and cleanup and for any Fines and Penalties assessed for the spill or release. However, after Closing, Seller shall consult regularly with Company regarding the nature of the remedial activities planned. Seller shall maintain regular communications with Company so that Company shall have reasonable notice to the extent reasonably practicable to participate in contacts and meetings with applicable Governmental Authorities including advanced review of written submissions to such applicable Governmental Authorities to the extent they have the potential to involve the Environmental Liabilities of the Company. Any disputes regarding the measures needed under this Agreement to address the Retained Environmental Liabilities shall be subject to resolution pursuant to the dispute resolution procedures set forth in Exhibit D to the SPA.

Section 4.3 Buyer and Seller shall make available to each other any relevant information relating to their respective Obligations under this Agreement including work plans, reports, soil assessment data, laboratory results, field study results, ground water monitoring data, and operating and maintenance histories of groundwater recovery equipment, except for any proprietary or confidential information that may be business sensitive or covered by a privilege, subject to the following sentence. As appropriate, Buyer and Seller shall enter into joint defense agreements with the Company, including the Joint Defense Agreement with Attachment set forth in Section 4.3 of Schedule A (Joint Defense Agreement) to allow for the sharing of common defense privileged materials. Buyer or Company shall maintain regular communications with Seller, and Seller will do so with Company, so that Seller (or Company as the case may be) shall have reasonable notice, to the extent reasonably practicable, to participate in contacts and meetings with applicable Governmental Authorities including advanced review of written submissions to such applicable Governmental Authorities to the extent they have the potential to involve the Retained Environmental Liabilities or Assumed Environmental Liabilities.

Section 4.4 Should Seller’s Obligations under a Scheduled Environmental Obligation at any time become reasonably limited or impracticable and should those Obligations be capable of being performed by Buyer or the Company without unreasonable interference or imposition, Seller shall provide a notice to Buyer. Within a reasonable period of time following such notice and Buyer’s mutual agreement, Buyer and Seller shall discuss an orderly transition of control over such Obligations including the compensation payable to Buyer or the Company for performing such Obligations. Seller and Buyer/Company may, but have no obligation to, agree to the transfer of the limited Obligation to Buyer or the Company. If transfer occurs, Seller may require an accounting (including the provision of invoices, proof of payments to third parties and other reasonable supporting documentation) for all costs, fees and expenses for which Buyer or the Company seeks payment or reimbursement in connection with any Obligations transferred to Buyer or the Company in accordance herewith. Seller shall reimburse Buyer or the Company for all properly supported and undisputed costs within thirty (30) days of Seller’s receipt of Buyer’s invoice therefore. Any disputes regarding amounts payable from Seller to Buyer or the Company hereunder shall be subject to resolution pursuant to the dispute resolution procedures set forth in Exhibit C to the SPA.

Section 4.5 With respect to any Scheduled Environmental Obligation that requires any Remediation or other removal, restoration, remediation, response or cleanup under any Environmental Law, Seller may elect to implement and complete such Required Corrective Action based on the Minimum Corrective Action Method, Seller may rely on risk assessment or risk reduction principles or programs provided such principles or programs are authorized by Environmental Laws and are acceptable to applicable Governmental Authorities. Seller shall not be required to address contamination beyond the least restrictive manner or standard than allowed by Environmental Laws to the extent that such manner or standard does not, and so long as the performance of such manner or standard does not, unreasonably interfere with the ongoing operations of the Assets or impose material increased costs, interference or restrictions on the Company. Seller and Company shall use commercially reasonable efforts not to unreasonably interfere with each other’s activities or the activities of the Company. Seller and its contractors shall comply with regular and customary rules and regulations of the Company reasonably applicable to all contractor’s work at the Refinery, and with the customary and reasonable safety instructions of the Refinery’s personnel, provided such rules or regulations cannot require additional financial commitments from Seller nor conflict with any allocation of Liability or Obligations in this Agreement. In addition, Buyer shall cause the Company following Closing to (i) afford Seller and its contractors access to the Assets, Refinery and its infrastructure as reasonably necessary for Seller to exercise its rights and Obligations hereunder in accordance with the Access Agreement, (ii) promptly issue any work permits required for the activities of Seller contemplated hereunder, (iii) make available from existing Assets such quantities of electricity, nitrogen, steam, wastewater treatment and water as are reasonably necessary to enable Seller and its contractors to efficiently prosecute the activities contemplated hereunder, provided that Seller shall reimburse the Company at reasonable commercial rates (including the costs of any required additional facilities) for all quantities of electricity, steam, nitrogen, fuel and any incremental costs for wastewater treatment required by Seller or its contractors and (iv) provide Seller and its contractors with reasonable work and storage space in mutually acceptable locations adequate to enable Seller to efficiently prosecute the activities contemplated hereunder.

Section 4.6 For Releases that occur after the Closing Date in locations or amounts not readily distinguishable from Releases for which Seller may be obligated pursuant to this Agreement, Buyer or the Company shall be responsible for the incremental cost of Corrective Action associated with Buyer’s or the Company’s incremental contribution to such Release, Seller, Buyer or the Company may provide an estimate of the incremental cost of such Corrective Action, Buyer, Seller and the Company shall work together in good faith to estimate such cost, and in the event the Parties are unable to reach agreement, the matter may be referred for dispute resolution pursuant to Exhibit D of the SPA.

Section 4.7 For any reports or submittals required by any Governmental Authority under any Environmental Law that cover periods of both Seller’s and Buyer’s ownership of the Shares, Buyer shall cause the Company to prepare such reports, segregated to the extent feasible based on the Closing Date, and send Seller’s portion to Seller for its prior review, approval and/or supporting representation and certifications on the accuracy of the information for its period of operation or ownership, and Seller shall be responsible for the pro-rated cost of preparing such reports or submittals. The Company’s preparation of such report shall not modify, change, alter or diminish any other provision in this Agreement as applied to the subject matter of such report and the rights, liabilities, responsibilities, Obligations and indemnities for any matters contained in such reports shall be as set forth elsewhere herein.

Article 5

ACCESS

Section 5.1 Access to Refinery and Refinery Lands. At Closing, Seller and the Company shall enter into an Access Agreement the form of which is attached hereto as Schedule D.

Section 5.2 Access to Employees. The Company and Buyer shall permit Seller and its Affiliates and their respective representatives to have reasonable access to and inquiry of all employees and other personnel who are employed, retained or controlled by Buyer Indemnitees who have relevant information regarding the Assets related to Obligations of Seller under this Agreement. In addition, Buyer and the Company shall make available to Seller such books and records relating to the Assets and the operation thereof as may be necessary for Seller to comply with its Obligations hereunder, and shall comply with all reasonable requests of Seller regarding the preservation, collection and production of any documents or evidence that may be required by Seller in connection with the defense or prosecution of any Claims or other actions with respect to which Seller has liability or responsibility hereunder. Seller shall permit Buyer and the Company and its Affiliates and their respective representatives to have reasonable access to and inquiry of all employees and other personnel who are employed, retained or controlled by Seller Indemnitees who have relevant information regarding the Assets related to Obligations of Buyer or the Company under this Agreement. In addition, Seller shall make available to Buyer and the Company such books and records relating to the Assets and the operation thereof as may be necessary for Buyer or Company to comply with its Obligations hereunder, and shall comply with all reasonable requests of Buyer or Company regarding the preservation, collection and production of any documents or evidence that may be required by Buyer and the Company in connection with the defense or prosecution of any Claims or other actions with respect to which Buyer or the Company has liability or responsibility hereunder.

Article 6

ENVIRONMENTAL INDEMNIFICATION

Section 6.1 Indemnification Provisions for Benefit of Buyer. If Closing occurs, Seller, shall indemnify, defend, save and hold harmless the Buyer Indemnitees from and against any Losses actually suffered or incurred by them arising out of or related to:

(a)	the breach of any representation or warranty of Seller contained in this Agreement;

(b)	the breach of any covenants or agreements of Seller contained in this Agreement; and

(c)	Retained Environmental Liabilities.

No Claim may be asserted nor may any action be commenced against Seller pursuant to this Section 6.1 unless written notice of such Claim or action is received by Seller describing in reasonable detail the facts and circumstances with respect to the subject matter of such Claim or action, and with respect to Claims or actions based on the breach of representation or warranty, on or prior to the date such representation or warranty ceases to survive as set forth in Section 6.4; provided, however, that no Claim may be asserted nor may any action be commenced by Buyer against Seller arising out of or related to a breach of any representation or warranty of which Buyer had knowledge on or prior to the Closing Date and for which Buyer failed to deliver a Breach Notice in accordance with Section 2.5 hereof. If a Buyer Indemnitee has recovered any Losses pursuant to one subsection of this Section 6.1 or under the SPA, such Buyer Indemnitee shall not be entitled to recover for the same Losses under another subsection of this Section 6.1 or under the SPA.

No claim may be made against Seller for indemnification pursuant to Section 6.1(a) or (b): (i) with respect to any individual action, occurrence or event subject to the indemnifications thereunder (or group of related actions, occurrences or events) unless the aggregate Loss of the Buyer Indemnitees with respect thereto exceeds $50,000 (nor shall any Loss below such threshold be applied to or considered for purposes of calculating the aggregate amount of the Buyer Indemnitees’ Losses) and (ii) unless the aggregate amount of all Losses of the Buyer Indemnitees with respect to Section 6.1 (a) or (b) and under Section 12.2(a)(i) and Section 12.2(a)(ii) of the SPA shall exceed the Indemnification Deductible (after which Seller shall be obligated only to indemnify the Buyer Indemnitees from and against aggregate Losses in excess of the Indemnification Deductible). The maximum amount that Seller shall be required to pay pursuant to Section 6.1 (a) in respect of all Losses by all Buyer Indemnitees shall equal $42,500,000, after which point Seller will have no obligation to indemnify the Buyer Indemnitees from and against further such Losses; provided, however, such limit shall be reduced to the extent of Losses paid by Seller pursuant to Section 12.2(a)(i) and Section 12.2(a)(ii) of the SPA. In addition, Seller shall have as an affirmative defense to any claim for indemnity under Section 6.1 (a) arising out of or related to a breach of any representation or warranty of Seller under Article 2 that Buyer had knowledge of such breach on or prior to the Closing Date.

Section 6.2 Indemnification Provisions for the Benefit of Seller. If Closing occurs, Buyer and the Company agrees to indemnify, defend, save and hold harmless the Seller Indemnitees from and against any Losses actually suffered or incurred by them arising out of or related to:

(a)	the breach of any covenants or agreements of Buyer contained in this Agreement; and

(b)	Assumed Environmental Liabilities.

No Claim may be asserted nor may any action be commenced against Buyer pursuant to this Section 6.2 unless written notice of such Claim or action is received by Buyer describing in reasonable detail the facts and circumstances with respect to the subject matter of such Claim or action. If a Seller Indemnitee has recovered any Losses pursuant to one subsection of this Section 6.2 or under the SPA, such Seller Indemnitee shall not be entitled to recover the same Losses under another subsection of this Section 6.2 or under the SPA.

No Claim may be made against Buyer for indemnification pursuant to Section 6.2(a): (i) with respect to any individual action, occurrence or event subject to the indemnifications thereunder (or group of related actions, occurrences or events) unless the aggregate Loss of the Seller Indemnitees with respect thereto exceeds $50,000 (nor shall any Loss below such threshold be applied to or considered for purposes of calculating the aggregate amount of the Seller Indemnitees’ Losses) and (ii) unless the aggregate amount of all Losses of the Seller Indemnitees with respect to Section 6.2(a) and under Section 12.3(a)(i) and Section 12.3(a)(ii) of the SPA shall exceed the Indemnification Deductible (after which Buyer shall be obligated only to indemnify the Seller Indemnitees from and against aggregate Losses in excess of the Indemnification Deductible). The maximum amount that Buyer shall be required to pay pursuant to Section 6.2(a) in respect of all Losses by all Seller Indemnitees shall equal $42,500,000, after which point Buyer will have no obligation to indemnify the Seller Indemnitees from and against further such Losses; provided, however, such limit shall be reduced to the extent of Losses paid by Buyer pursuant to Section 12.3(a)(i) and Section 12.3(a)(ii) of the SPA.

Section 6.3 Indemnification Procedures: Matters Involving Third Parties. A Seller Indemnitee or Buyer Indemnitee, as the case may be (for purposes of this Section 6.3, an “Indemnified Party”), shall give the indemnifying party under Section 6.1 and Section 6.2, as applicable (for purposes of this Section 6.3, an “Indemnifying Party”), prompt written notice of any matter which it has determined has given or could give rise to a right of indemnification under this Agreement stating the amount of the Loss, if known, and method of computation thereof, containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its Obligations under this Article 6 except to the extent, and only to the extent, the Indemnifying Party is prejudiced by such failure or to the extent the survival period, if applicable, expires pursuant to Section 6.4 prior to the giving of such notice.

(a)	If any third party shall notify an Indemnified Party with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against the Indemnifying Party under this Article 6, then the Indemnified Party shall promptly (and in any event within five (5) Business Days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its Obligations under this Article 6 except to the extent, and only to the extent, the Indemnifying Party is prejudiced by such failure.

(b)	The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party or would reasonably be expected to have a material adverse effect on the Indemnified Party.

(c)	Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 6.3, the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate.

(d)	In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third- Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), unless the Indemnified Party waives its right to indemnification under this Agreement.

Section 6.4 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties hereto contained in this Agreement shall survive the execution of this Agreement and shall remain in full force and effect for a period of twenty-four (24) months after the Closing Date; provided, however any indemnification Claim received by the Indemnifying Party within such twenty-four (24) month year period shall survive until the resolution of such Claim.

Section 6.5 Determination of Losses. The Losses giving rise to any indemnification obligation hereunder shall be reduced by any insurance or other proceeds actually received by the Indemnified Party as a result of the events giving rise to the claim for indemnification, net of any expenses related to the receipt of such proceeds, including retrospective premium adjustments, if any and self-insured retentions. The amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, at the Applicable Rate from the date the Indemnified Party provides notice of the Loss to the Indemnifying Party until the date paid. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 6.5. An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any Claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such Claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof; provided, that except as set forth in the immediately succeeding sentence, an Indemnified Party shall have no obligation to make a claim for recovery against any insurer of such Indemnified Party with respect to any such Losses. Notwithstanding the foregoing, to the extent any Buyer Indemnitee has recourse against the environmental insurance policy to be provided by Seller pursuant to Article 7 of this Agreement for any Losses otherwise payable by Seller under this Agreement, such Buyer Indemnitee shall be required to look first to such policy for recovery of such Losses before seeking payment from Seller.

Section 6.6 Limitations on Liability.

BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR FRAUD AND WILLFUL BREACH, THE REMEDIES SET FORTH IN THIS ARTICLE 6, INCLUDING THE LIABILITY LIMITS AND SURVIVAL PERIODS SET FORTH ABOVE ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES OF THE BUYER INDEMNITEES WITH RESPECT TO ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

SELLER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR FRAUD AND WILLFUL BREACH, THE REMEDIES SET FORTH IN THIS ARTICLE 6, INCLUDING THE LIABILITY LIMITS AND SURVIVAL PERIODS SET FORTH ABOVE, ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES OF THE SELLER INDEMNITEES WITH RESPECT TO ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NO PARTY HERETO SHALL BE ENTITLED TO RECOVER FROM ANY OTHER PARTY HERETO OR ANY OF SUCH PARTY’S AFFILIATES ANY AMOUNT IN RESPECT OF EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES, INCLUDING LOST PROFITS; EXCEPT, HOWEVER, WITH RESPECT TO ANY OF THE FOREGOING PAID OR OWING TO A THIRD PARTY WITH RESPECT TO A THIRD PARTY CLAIM, WHICH DAMAGES SHALL BE CONSIDERED PART OF LOSSES AND SHALL BE COVERED BY THE INDEMNIFICATIONS SET FORTH IN THIS ARTICLE 6.

UNLESS OTHERWISE SPECIFICALLY RETAINED BY SELLER IN THIS AGREEMENT, ANY CLAIMS OR LITIGATION BROUGHT AFTER CLOSING BASED UPON ANY

INJURY, ACCIDENT, EXPOSURE OR OTHER EVENTS THAT OCCUR AFTER CLOSING, EVEN IF CAUSED, IN WHOLE OR IN PART, BY A CONDITION OF THE REFINERY OR ASSETS THAT EXISTED ON OR BEFORE CLOSING; AND (II) WITHOUT LIMITING BUYER’S RECOURSE HEREUNDER FOR SELLER’S BREACH OF ANY OF THE REPRESENTATIONS SET FORTH ABOVE, ANY FINES, FEES, PENALTIES OR SANCTIONS ASSESSED OR IMPOSED BY A GOVERNMENTAL AUTHORITY AFTER CLOSING BASED UPON OR RESULTING FROM THE CONDITION OF THE REFINERY OR ASSETS AFTER CLOSING, INCLUDING THE FAILURE OF THE REFINERY OR ASSETS TO COMPLY WITH ANY ENVIRONMENTAL LAW, EVEN IF SUCH CONDITION EXISTED ON OR BEFORE CLOSING, SHALL BE BUYER’S AND COMPANY’S RESPONSIBILITY. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT TO THE CONTRARY, BUT EXCEPTING SELLER’S RETAINED ENVIRONMENTAL LIABILITIES AND OBLIGATIONS OF SELLER UNDER SECTION 3.5 OF THIS AGREEMENT, SELLER SHALL HAVE NO INDEMNIFICATION OR DEFENSE OBLIGATION FOR POST-CLOSING LOSSES RELATED TO SAFETY (INCLUDING PROCESS SAFETY MANAGEMENT) THAT WOULD NOT OTHERWISE ARISE OR EXIST BUT FOR THE COMPANY’S CONTINUED OPERATION OF THE REFINERY.

EXCEPT IN THE CASE OF FRAUD, ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY AND INDEMNITIES IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE 6, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT AND/OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED.

Article 7

ENVIRONMENTAL INSURANCE

In consideration of this Agreement, at Closing, Seller shall procure coverage for the Refinery and the assets of the Pipeline Company (as defined in the SPA), and shall deliver to Buyer a Pollution Legal Liability Policy in the form attached as Exhibit D, naming Company and Buyer as the named insureds and Seller and its Affiliates as additional insureds and providing seventy-five million Dollars ($75,000,000) in coverage, subject to a one million Dollars ($1,000,000) self-insured retention. Seller will pay up to one million dollars ($1,000,000.00) of the policy premium. To the extent the cost of the premium exceeds one million dollars, Seller and Buyer shall split the costs equally. Buyer and the Company shall waive all rights of subrogation against Seller and its Affiliates under such policy, and such policy shall not constitute one of the Seller Policies. The parties shall look first to such policy for all Retained Environmental Liabilities, and Seller shall have no liability or Obligations in connection therewith, to the extent paid by the insurer under such policy. Notwithstanding any other provisions in this Agreement to the contrary, Company and Buyer shall take commercially reasonable efforts to comply with requirements imposed on them by the insurance described in this Article 7.

Article 8

GOVERNING LAW AND DISPUTE RESOLUTION

Section 8.1 Choice of Law: Dispute Resolution. This Agreement shall be construed (both as to validity and performance), interpreted and enforced in accordance with, and governed by, the Laws of the State of New York, without regard to conflicts of laws rules as applied in New York, All controversies or disputes arising out of and related to this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in Exhibit D of the SPA.

Section 8.2 Jurisdiction; Consent to Service of Process; Waiver. Each of the Parties hereto agrees, subject to Section 8.1, that it shall bring any action or proceeding in respect of any Claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any federal or state court in the State of New York and solely in connection with such Claims, if any, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 9.2 of the Agreement. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided herein and shall not be deemed to confer rights on any Person (as such term is defined in the SPA) other than the Parties hereto. Each of the Parties hereto knowingly and intentionally, irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim therein.

Section 8.3 Availability of Equitable Relief. Each of the Parties hereto recognizes that irreparable injury may result from a breach of any provision of this Agreement and that money damages may be inadequate to fully remedy the injury. In order to prevent such irreparable injury, the arbitrators selected pursuant to the dispute resolution procedures set forth in Exhibit C of the SPA shall have the power to grant temporary or permanent injunctive or other equitable relief. Notwithstanding Section 8.2, prior to the appointment of the arbitrators, a party hereto may, subject to this Section 8,3, seek temporary injunctive relief from any court of competent jurisdiction; provided that the party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration in compliance with the dispute resolution procedures. Such court ordered relief shall not continue more than ten (10) days after the appointment of the arbitrators (or in any event for longer than sixty (60) days).

Article 9

MISCELLANEOUS

Section 9.1 Amendment. This Agreement may not be amended except by an instrument in writing executed and delivered by the parties hereto.

Section 9.2 Notices. All notices and other communications that are required to be or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by courier or mailed by registered or certified mail (postage prepaid, return receipt requested) to the relevant party hereto at the following addresses or sent by facsimile to the following numbers:

If to Seller:

Valero Refining and Marketing Company

c/o Valero Energy Corporation

One Valero Way

San Antonio, Texas 78249

Attention: Executive Vice President and General Counsel

Telephone: (210) 345-2246

Facsimile: (210)345-2622

If to Buyer:

PBF Holding Company LLC

One Sound Shore Drive, Suite 303

Greenwich, CT 06830

Attention: General Counsel

Telephone: 203-629-1577

Facsimile: 203-629-1606

or to such other address or facsimile number as any party may, from time to time, designate in a written notice given in accordance with Section 9.2. Any such notice or communication shall be effective (a) if delivered in person or by courier, upon actual receipt by the intended recipient, (b) if sent by facsimile transmission, upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during recipient’s normal business hours, or (c) if mailed, upon the earlier of five (5) days after deposit in the mail and the date of delivery as shown by the return receipt therefore.

Section 9.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the invalid, illegal or unenforceable provision shall be reformed to the minimum extent required to render such provision valid, legal and enforceable and in a manner so as to preserve the economic and legal substance of the transactions contemplated hereby to the fullest extent permitted by Law. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.5 Assignment. This Agreement shall not be assigned by any party hereto (including by operation of law or otherwise) except with the prior written consent of the other parties hereto. Any purported assignment of this Agreement in violation of this Section 9.5 shall be null and void.

Section 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except, that the Seller Indemnitees and the Buyer Indemnitees shall be third party beneficiaries of the indemnifications provided for in Article 6.

Section 9.7 Failure or Indulgence Not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 9.8 Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 9.9 Counterparts. This Agreement may be executed in multiple counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signed counterparts of this Agreement may be delivered by facsimile and by scanned pdf image; provided that each party hereto uses commercially reasonable efforts to deliver to each other party hereto original signed counterparts as soon as possible thereafter.

Section 9.10 Further Assurances. Both Seller and Buyer agree to execute and deliver, from time to time, such other and additional instruments, notices, transfer orders and other documents, and to do all such other and further acts and things as may be necessary to effect the purposes of this Agreement.

Section 9.11 Entire Agreement; Conflict of Terms. This Agreement and any portion of the SPA containing a defined term incorporated herein by reference, all of which are hereby incorporated by reference, contains the entire agreement between the Parties and supersedes any prior agreement pertaining to the subject matter of this Agreement. This Agreement provides the sole and exclusive remedies and governing terms as to any Environmental Liability. If there is a conflict between the SPA and this Agreement or there are any remedies that could be provided under both the SPA and this Agreement, then the terms of this Agreement will control and only the remedies provided in this Agreement shall be provided.

Section 9.12 Termination. Notwithstanding anything to the contrary herein, this Agreement (other than Section 6.6 and Article 8) shall automatically expire and terminate upon the termination of the SPA pursuant to Article 11 thereof, whereupon (a) there shall be no liability on the part of Seller, Seller Guarantor, Buyer or Buyer Guarantor, or any of their respective Affiliates or any of their respective officers or directors, to any other party, and (b) all rights and Obligations of any party hereto shall cease; provided, however, that any such termination shall not relieve Seller, Seller Guarantor, Buyer or Buyer Guarantor from liability for any willful and material breach of this Agreement occurring prior to such termination. The termination of this Agreement shall have no effect on the provisions of the Confidentiality Agreement.

[Signatures follow on next page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the Effective Date.

VALERO REFINING AND MARKETING COMPANY

By:
Name:
Title:

PBF HOLDING COMPANY LLC

By:
Name:
Title:

[Signature Page to Paulsboro Environmental Agreement]

EXHIBIT F

TO

STOCK PURCHASE AGREEMENT

FEEDSTOCK AND PRODUCT INVENTORY SALES AGREEMENT

THIS FEEDSTOCK AND PRODUCT INVENTORY SALES AGREEMENT (this “Agreement”), is made and entered into as of [            ], 2010 (the “Effective Date”), by and between VALERO MARKETING AND SUPPLY COMPANY, a Delaware corporation (“Seller”) and PBF HOLDING COMPANY LLC, a Delaware limited liability company (the “Buyer”) (collectively, the “Parties”).

RECITALS

A. Buyer, and Valero Refining and Marketing Company, a Delaware corporation (“VRMC”). have entered into a Stock Purchase Agreement, dated as of [            ], 2010 (the “SPA”), pursuant to which VRMC will sell and transfer, and Buyer will purchase and acquire, the Shares (as defined in the SPA) and, as such, Buyer will indirectly acquire the Refinery (as defined in the SPA) and certain related, tankage and logistics assets (collectively, the “Refinery Logistics Assets”). VRMC is an affiliate of Seller.

B. Seller has historically provided feedstock to the owner of the Refinery for use in its operations, and Seller has maintained title to and ownership of the products produced by the Refinery (such feedstocks and products are more particularly defined herein as the “Feedstock and Products Inventory”). In connection with consummation of the transactions contemplated by the SPA, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of Seller’s right, title, and interest in and to the Feedstock and Products Inventory. At Closing, Buyer may concurrently sell or assign the Feedstock and Products Inventory to certain third parties who will directly pay Seller for such inventory that they purchase from Buyer, provided, however, Buyer shall remain responsible for all Closing payments to Seller.

C. Seller and Buyer desire to enter into this Agreement to set forth their agreements regarding the protocols to be used for measuring the quantity and quality of the Feedstock and Products Inventory and certain other inventories of feedstocks consumed and products produced at the Refinery, and to establish the prices to be paid by Buyer to Seller for the Feedstock and Products Inventory.

D. As a condition precedent to Closing under the SPA, Buyer and VMRC require the execution of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, subject to the terms and conditions hereinafter set forth, agree as follows:

SECTION 1: DEFINITIONS

1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

1.1.1 “Affiliate” has the same meaning as that term is defined in the SPA.

1.1.2 “Argus” means the various daily reports published by Argus Media Group including the Argus International Crude Report and the U.S. Products Report.

1.1.3 “Agreement” has the meaning set forth in the introductory paragraph immediately preceding the Introduction.

1.1.4 “Asphalt Terminals” means the following asphalt terminals: the Apex Terminal in Baltimore, MD and the Kinder Morgan Terminal in Richmond, VA.

1.1.5 “Barrel” means 42 United States standard gallons of 231 cubic inches at 60 degrees Fahrenheit and one atmosphere of pressure (14.696 PSIA).

1.1.6 “Business Day” has the same meaning as that term is defined in the SPA.

1.1.7 “Buyer” has the meaning set forth in the introductory paragraph immediately preceding the Introduction.

1.1.8 “Closing” has the same meaning as that term is defined in the SPA.

1.1.9 “Closing Date” has the same meaning as that term is defined in the SPA.

1.1.10 “Crude Oil In-Tankage” means all volumes of crude oil and refinery feedstock that Seller has title to on or before the Inventory Transfer Time which are located within the Refinery Tankage and the Third-Party Tankage or Storage.

1.1.11 “Crude Oil In-Transit Inventory” means those volumes of crude oil and feedstock that Seller either has title to or has purchased on or before the Inventory Transfer Time that are scheduled for delivery to the Refinery, the Refinery Tankage, or the Third-Party Tankage or Storage, but which have not, as yet, been delivered to the Refinery, any Refinery Tankage, or any Third-Party Tankage or Storage as of the Inventory Transfer Time, and which volumes or deliveries the Parties have expressly agreed to be included as part of the Feedstock and Products Inventory (as detailed further herein), which will include, without limitation, Seller’s crude oil and feedstock as is located, in pipelines, barges, and vessels.

1.1.12 “Effective Date” has the meaning set forth in the introductory paragraph immediately preceding the Introduction.

1.1.13 “Estimated Feedstock and Products Inventory Sales Amount” means the amount specified in a notice from Seller to Buyer no later than three (3) Business Days prior to the Closing, being Seller’s reasonable good faith estimate of the Final Feedstock and Products Inventory Sales Amount, as determined in accordance with the procedures set forth in Section 3 and Exhibit A of this Agreement. Such notice shall also include Seller’s calculations used to determine the Estimated Feedstock and Products Inventory Sales Amount, which shall be provided in an Excel spreadsheet.

1.1.14 “Feedstock and Products Inventory” means all (i) In-Tankage Inventory, (ii) In-Transit Inventory, (iii) Refinery OSBL Line Fill and (iv) any volumes of the Products identified in Part II of Exhibit A which are in the physical possession of Seller or Company and located within the Refinery as of the Inventory Transfer Time; in all cases which, as of the Inventory Transfer Time shall be subject to the physical inventory procedures set forth in Exhibit A hereto and the pricing adjustments set forth in Section 3. The definition of Feedstock and Products Inventory herein shall not mean nor include, and expressly excludes, all Refinery and Unit Process Chemicals and Catalyst, Unit Fill and the Retained Feedstock and Products.

1.1.15 “Feedstock and Products Sales Amount Adjustment” has the meaning set forth in Section 3.1.6 of this Agreement.

1.1.16 “Feedstock and Products Sales Statement” has the meaning set forth in Section 3.1.5 of this Agreement.

1.1.17 “Final Feedstock and Products Inventory Sales Amount” means the amount of the Feedstock and Products Inventory as determined in accordance with the procedures described in Section 3 and Exhibit A of this Agreement.

1.1.18 “Final Inventory Report” has the meaning set forth in Section 3.1.4 of this Agreement.

1.1.19 “Finished Product In-Tankage” means all volumes of finished or refined Products that Seller has title to and are located within the Refinery Tankage and the Third-Party Tankage or Storage as of the Inventory Transfer Time.

1.1.20 “Finished Product In-Transit” means all volumes of finished or refined Products that Seller has title to which are, as of the Inventory Transfer Time, located in the Jet Pipeline, NuStar Pipeline or the Plains Pipeline, or in the case of lubes extracts, in any railcars, barges, tank trucks or other facilities outside the Refinery and have not yet been delivered to any Third Party Tankage or Storage or in the case of certain lube Products to be transloaded, which have not yet been transloaded at the transload terminal or facility.

1.1.21 “Gallon” means one standard United States gallon of 231 cubic inches at 60 degrees Fahrenheit and one atmosphere of pressure (14.696 PSIA).

1.1.22 “In-Transit Inventory” means the Crude Oil In-Transit Inventory.

1.1.23 “In-Tankage Inventory” means the Crude Oil In-Tankage and the Finished Product In-Tankage.

1.1.24 “Inventory Committee” has the meaning set forth in Section 3.1.1 of this Agreement.

1.1.25 “Inventory Schedule” has the meaning set forth in Section 3.1.1 of this Agreement.

1.1.26 “Inventory Transfer Time” means 00:00:01 A.M., local time, on the Closing Date.

1.1.27 “Jet Line” means the jet fuel pipeline which runs from the Refinery to the Philadelphia Airport which is owned and operated by Buckeye Pipeline.

1.1.28 “NuStar Line” means the product line which runs from the Refinery to the NuStar Terminal.

1.1.29 “NuStar Terminal” means the refined product distribution terminal owned by NuStar and located adjacent to the Refinery at 7 North Delaware Street, Paulsboro, NJ.

1.1.30 “OPIS” means Oil Price Information Service.

1.1.31 “Parties” and “Party” have the meanings set forth in the introductory paragraph immediately preceding the Introduction.

1.1.32 “Plains Line” means the ethanol pipeline which runs from the Plains Terminal to the NuStar Terminal.

1.1.33 “Plains Terminal” means the ethanol distribution terminal owned by Plains and located adjacent to the Refinery at 3rd Street and Billingsport, Paulsboro, NJ.

1.1.34 “Platt’s” means Platt’s Oilgram Price Report.

1.1.35 “Permitted Liens” has the same meaning as that term is defined in the SPA.

1.1.36 “Petroleum Inspection Company” has the meaning set forth in Section 3.1.1 of this Agreement.

1.1.37 “Products” means all crude oil, feedstock, and products that are currently used and/or produced in the ordinary course of the business conducted at the Refinery.

1.1.38 “Refinery” has the same meaning as that term is defined in the SPA.

1.1.39 “Refinery OSBL Line Fill” means the Products that Seller has title to which are, as of the Inventory Transfer Time, located in any pipeline or lateral located within the boundaries of the Refinery, but outside the battery limits of the refining or processing units within the Refinery, as further identified by product and volume on Exhibit C attached hereto. The definition of Refinery OSBL (outside battery limits) Line Fill expressly excludes any In- Transit Inventory and In-Tankage Inventory.

1.1.40 “Refinery Tankage” means and includes all tankage (and in the case of certain specialty products, all staging areas, sulfur pits or other storage facilities) which is used for the storage of Products and is located within the boundaries of the Refinery; including any segment of any pipe or conveyor used to move such Products into and out of such tankage or facilities which is attached to, and is situated only in the immediate vicinity of, such tankage or facilities.

1.1.41 “Retained Feedstock and Products” means all of the following types of Products: (i) those volumes of refined Products that Seller either has title to or has sold to any third party on or before the Inventory Transfer Time and which have already been either loaded or removed from and delivered out of the Refinery Tankage and the Refinery as of the Inventory Transfer Time, but in all cases excluding any Finished Product In-Transit or refined Products located within the Third-Party Tankage or Storage; (ii) those volumes of asphalt Products in transit to or located at the Asphalt Terminals as of the Inventory Transfer Time; (iii) all Petcoke inventory; and (iv) all Finished Lubes inventory, as of the Inventory Transfer Time.

1.1.42 “Seller” has the meaning set forth in the introductory paragraph immediately preceding the Introduction.

1.1.43 “SPA” has the meaning set forth in the Introduction.

1.1.44 “Tank Heels” means the greater of: a) volume of Product below the lowest suction in a tank, unless the tank is equipped with a regular side entry pipe in which case “Tank Heels” means the volume below the middle of the lowest suction in such tank, or b) the volume required to safely float a roof in a floating roof tank.

1.1.45 “Third-Party Tankage or Storage” means each of the third-party owned and/or operated storage tanks, underground storage caverns facilities described on Exhibit B. The term “Third-Party Tankage or Storage” includes any segment of any pipe used to move such Products into and out of such tankage or storage which is attached to, and is situated only in the immediate vicinity of, such tankage or storage.

1.1.46 “Unit Fill” means all volumes of Products that Seller has title to which is, as of the Inventory Transfer Time, located at or contained in any part or portion of any refining or processing unit located within the boundaries of the Refinery, but excludes the Refinery OSBL Line Fill and any products contained in the Refinery Tankage.

All capitalized terms used, but that are not otherwise defined, in the body of this Agreement shall have the meanings ascribed to such terms in the SPA.

SECTION 2: ASSIGNMENT AND CONVEYANCE

2.1 Assignment and Conveyance. Seller hereby SELLS, ASSIGNS, TRANSFERS, and DELIVERS unto Buyer, its successors and assigns forever, all of Seller’s right, title, and interest in and to all of the Feedstock and Products Inventory and Unit Fill TO HAVE AND TO HOLD, all of Seller’s right, title, and interest in and to the Feedstock and Products Inventory and Unit Fill, together with all and singular the rights and appurtenances thereto in anywise belonging, unto Buyer and Buyer’s successors and assigns forever. Seller, for itself, its successors and assigns, covenants and agrees to warrant and forever defend good title to the Feedstock and Products Inventory, free and clear of all liens, against the claims of all parties claiming the same by, through, or under Seller, but not otherwise,

2.2 Warranties and Representations of Seller; Disclaimer of Warranties. EXCEPT FOR THE FOREGOING LIMITED SPECIAL WARRANTY OF TITLE, THIS CONVEYANCE IS MADE AND ACCEPTED WITHOUT ANY WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, REGARDING THE FEEDSTOCK AND PRODUCTS INVENTORY AND UNIT FILL INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO THE CONDITION OR MERCHANTABILITY OF SUCH COMMODITY OR FITNESS OF ANY SUCH COMMODITY FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY DISCLAIMED. BUYER SHALL ACCEPT ALL OF THE FEEDSTOCK AND PRODUCTS INVENTORY AND UNIT FILL IN ITS “AS IS, WHERE IS” CONDITION AND “WITH ALL FAULTS.

SECTION 3: TIMELINE

3.1 Timeline. The Parties anticipate that the following events will occur in the manner and sequence set forth as follows:

3.1.1 Inventory Committee. An inventory committee (the “Inventory Committee”) consisting of a representative of each of Buyer and Seller and a mutually agreeable independent petroleum inspection company (the “Petroleum Inspection Company”) shall be established to prepare and conduct the physical inventory measurement pursuant to the procedures set forth in Exhibit A. As of the Effective Date of this Agreement, Buyer and Seller shall each designate their respective Inventory Committee representatives, and the representatives shall agree upon and appoint the Petroleum Inspection Company. Promptly upon appointment of the Petroleum Inspection Company, Seller shall provide Buyer and the Petroleum Inspection Company with all information relating to the Feedstock and Products Inventory, including tank and product types, which is necessary to design and carry out an effective physical inventory in the manner set forth in Exhibit A. The Inventory Committee shall use this information to develop a mutually agreed upon gauging and sampling schedule by location and tank (the “Inventory Schedule”). The Inventory Schedule shall be approved by the Inventory Committee no later than five (5) Business Days prior to Closing. The physical inventory measurement shall then be conducted in accordance with the Inventory Schedule and the provisions of Exhibit A.

3.1.2 Delivery of Estimated Feedstock and Products Inventory Sales Amount. No later than three (3) Business Days prior to the Closing, Seller shall deliver to Buyer the Estimated Feedstock and Products Inventory Sales Amount.

3.1.3 Payment of Estimated Feedstock and Products Inventory Sales Amount. At the Closing, in consideration of Seller’s assignment and conveyance of the Feedstock and Products Inventory, Buyer shall pay to Seller, by wire transfer or delivery of other immediately available funds, the Estimated Feedstock and Products Inventory Sales Amount.

3.1.4 Inventory Report. Within ten (10) Business Days after the Closing Date, the Petroleum Inspection Company shall provide the Parties with a physical inventory report setting forth the quantity (which shall be temperature, API gravity, bottom sediment & water (BS&W), and pressure corrected) and qualitative laboratory results of the Feedstock and Products Inventory (excluding In-Transit Inventory, Refinery OSBL Line Fill, and Retained Feedstock and Products).

During a fifteen (15) day review period following receipt by both Parties of the physical inventory report, either Party may question the calculations and/or laboratory results set forth therein and the members of the Inventory Committee shall resolve any outstanding quantity and quality disputes. At the end of such review period and following resolution of all quantity and quality disputes, the quantity and quality entries set forth in the adjusted physical inventory report, for each of the Feedstock and Products Inventory, will become the official quantity and quality measurements of the Feedstock and Products Inventory as of the Inventory Transfer Time and the physical inventory report, as may be revised pursuant to the foregoing, will become the “Final Inventory Report”.

3.1.5 Feedstock and Products Sales Statement. On or before ninety (90) days after the Closing Date, Seller shall calculate the Final Feedstock and Products Inventory Sales Amount by using (i) the quantity and quality measurements set forth in the Final Inventory Report prepared in accordance with Section 3.1.4 and Exhibit A, and (ii) with respect to any Crude Oil In-Transit Inventory, bills of lading, shore meters or other appropriate statements evidencing the volume thereof. The various quantities set forth therein shall be multiplied by the relevant price formulas set forth in Part II of Exhibit A, and Seller shall deliver to Buyer a statement (the “Feedstock and Products Sales Statement”) setting forth the Final Feedstock and Products Inventory Sales Amount, together with supporting calculations and documentation used to determine the Final Feedstock and Products Inventory Sales Amount. Unless Buyer gives notice to Seller on or before thirty (30) calendar days after Buyer’s receipt of the Feedstock and Products Inventory Sales Statement that Buyer disputes the Final Feedstock and Products Inventory Sales Amount specified in the Feedstock and Products Sales Statement, the Final Feedstock and Products Inventory Sales Amount shall be as specified in the Feedstock and Products Sales Price Statement. If Buyer gives timely notice to Seller that it disputes the Final Feedstock and Products Inventory Sales Price (or the final quantity or price of In-Transit Inventory) specified in the Feedstock and Products Sales Price Statement, Seller and Buyer shall consult in good faith and use all reasonable efforts to agree upon the calculation of the Final Feedstock and Products Inventory Sales Price. If Seller and Buyer have not agreed on the Final Feedstock and Products Inventory Sales Price within fifteen (15) calendar days after Seller’s receipt of Buyer’s dispute notice, either Seller or Buyer shall have the right to submit such matters as remain in dispute to Grant Thornton or Baker O’Brien (depending on the issues in dispute) as Seller and Buyer shall mutually agree, for final resolution, which resolution shall be binding upon Seller and Buyer, and judgment upon which may be entered in any court having jurisdiction over the Party against which such determination is sought to be enforced. Such firm’s determination shall be in the form of a written opinion as is appropriate under the circumstances and shall confirm that it was rendered in accordance with this Section 3.1.5 and Exhibit A. The fees and expenses of such firm for its services in resolving such dispute shall be borne equally by Seller and Buyer,

3.1.6 Feedstock and Products Sales Amount Adjustment. Upon final determination of the Final Feedstock and Products Inventory Sales Amount pursuant to Section 3.1.5, a true-up adjustment including interest at the Applicable Rate from the Closing Date will be made in accordance with the provisions of this Section 3.1.6 (the “Feedstock and Products Sales Amount Adjustment”). If the Final Feedstock and Products Inventory Sales Amount is greater than the Estimated Feedstock and Products Inventory Sales Amount paid by Buyer at Closing, Buyer shall make an additional payment to Seller in an amount equal to the amount by which the Final Feedstock and Products Inventory Sales Amount, as finally agreed upon pursuant to Section 3.1.5, exceeds the Estimated Feedstock and Products Inventory Sales Amount, which payment shall be made by wire transfer or delivery of other immediately available funds on or before the fifth (5th) Business Day after the final determination of the Feedstock and Products Sales Amount Adjustment. If the Final Feedstock and Products Inventory Sales Amount is less than the Estimated Feedstock and Products Inventory Sales Amount paid by Buyer at Closing, Seller shall make a payment to Buyer in an amount equal to the amount by which the Estimated Feedstock and Products Inventory Sales Amount exceeds the Final Feedstock and Products Inventory Sales Amount, as finally agreed upon pursuant to Section 3.1.5, which payment shall be made by wire transfer or delivery of other immediately available funds on or before the fifth (5th) Business Day after the final determination of the Feedstock and Products Sales Amount Adjustment.

3.1.7 Access to Records and Audit. From the Closing Date through sixty (60) days after the Buyer’s receipt of the Final Feedstock and Products Inventory Sales Price Statement, the Parties shall afford each other access, at all reasonable times, to the relevant personnel, properties and books and records, and working papers for the purpose of auditing and verifying the accuracy of the physical inventory and feedstock and product inventory sales prices.

SECTION 4: IN-TRANSIT INVENTORY

The Parties expressly agree the deliveries of In-Transit Inventory shall be included as part of the Feedstock and Products Inventory. The In-Transit Inventory shall be deemed to include (i) crude oil cargo of any ship (whether or not loaded prior to the Closing Date) that has been identified and agreed by representatives of Seller and Buyer prior to the Closing Date for delivery to the Refinery and the Refinery Tankage following the Closing Date and (ii) subject to the requirements of the Agreement, the crude oil cargo of any ship to be processed at the Refinery (A) that Seller or any of its Subsidiaries purchases (or enter into a contract to purchase) for processing at the Refinery prior to the Closing Date in the ordinary course of business of the Company, and (B) in respect of which prior to the Closing the Seller has provided the Buyer with written notice. For purposes of clarification, it is agreed that the entire cargo of any ship that has started but not completed delivery of crude oil as of the Inventory Transfer Timing shall be considered In-Tankage Inventory. Each cargo of In-Transit Inventory purchased on a delivered basis shall be considered as part of the Feedstock and Products Inventory only to the extent of actual outturn volume, which results from the completed delivery of such In-Transit Inventory to the Refinery and the Refinery Tankage, respectively. The actual outturn volume for In-Transit Inventory purchased on a delivered basis will be based on tank gauges at the appropriate facilities and the protocols and procedures applicable to the quantification and valuation of such In-Transit Inventory upon the conclusion of the delivery of such In-Transit Inventory to the Refinery and the Refinery Tankage in the same manner in which is applicable to In-Tankage Inventory as of the Inventory Transfer Timing. Each Crude Oil cargo of In-Transit Inventory purchased on a FOB basis shall be considered as part of the Feedstock and Products Inventory only to the extent of volume reflected in the bill of lading for such In-Transit Inventory.

SECTION 5: BATH BUTANE SUPPLY

5.1 Bath Butane Supply. The Parties acknowledge that Seller has entered into a buy sell arrangement with Plains Marketing Canada, LP (“Plains”) whereby Seller has sold to Plains under Sales Contract number 40249582 (the “Plains Sales Contract”) [REDACTED] barrels of Mixed Butane (approximately [REDACTED] barrels per month during the period April 1, 2010 through August 31, 2010) for storage at Plain’s Bath NY Storage Facility (the “Bath Storage Facility”), and Seller is obligated to purchase from Plains under Purchasing Contract number 4200079667 (the “Plains Purchase Contract”) [REDACTED] barrels of Mixed Butane (approximately [REDACTED] barrels per month during the period beginning October 1, 2010 through February 28, 2010 for use by the Refinery) from storage at the Bath Storage Facility. The Plains Sales Contract and the Plains Purchase Contract will not be assigned to Buyer at Closing; however, Buyer hereby agrees to purchase from Seller and Seller hereby agrees to sell to Buyer the remaining volumes of Butane to be sold under the Plains Purchase Contract pursuant to the terms and conditions set forth on Exhibit “D” attached hereto.

SECTION 6: MISCELLANEOUS

6.1 Assignment. The provisions of this entire Agreement shall be binding upon the respective successors and permitted assigns of each of the Parties hereto. Neither Party may assign this Agreement to a third party without the prior written consent of the other Party, which consent may not be unreasonably withheld, delayed, or conditioned; provided, however, that without the consent of the other Party, either Party may assign its rights and obligations under this Agreement to its parent entity, subsidiary, or Affiliates.

6.2 Notices. All notices and other communications that are required to be or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by courier or mailed by registered or certified mail (postage prepaid, return receipt requested) to the relevant Party hereto at the following addresses or sent by facsimile to the following numbers:

If to Seller:

Valero Marketing and Supply Company

One Valero Way

Mail Station B2E-183

San Antonio, Texas 78249-1616

Attention:	Executive Vice President – Corporate Development
Telephone:	(210) 345-2410
Facsimile:	(210)345-2270

If to Buyer:

PBF Holding Company LLC

One Sound Shore Drive, Suite 303

Greenwich, CT 06830

Attention:	Senior Vice President – General Counsel
Telephone:	(203)629-1577
Facsimile:	(203) 629-1606

or to such other address or facsimile number as Seller or Buyer may, from time to time, designate in a written notice given in accordance with this Section 5.2. Any such notice or communication shall be effective (a) if delivered in person or by courier, upon actual receipt by the intended recipient, (b) if sent by facsimile transmission, upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during recipient’s normal business hours, or (c) if mailed, upon the earlier often (10) days after deposit in the mail and the date of delivery as shown by the return receipt therefore.

6.3 Choice of Law; Dispute Resolution. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York, exclusive of its conflict of laws principles. All controversies or disputes arising out of and related to this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in Exhibit D of the SPA.

6.4 Jurisdiction; Consent to Service of Process; Waiver. Each of the Parties hereto agrees, subject to Section 5.6. that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any federal or state court in the State of New York and solely in connection with such claims, if any, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 5.2 of the Agreement. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided herein and shall not be deemed to confer rights on any Person (as such term is defined in the SPA) other than the Parties hereto. Each of the Parties hereto knowingly and intentionally, irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim therein.

6.5 Availability of Equitable Relief. Each of the Parties hereto recognizes that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. In order to prevent such irreparable injury, the arbitrators selected pursuant to Section 6.3 shall have the power to grant temporary or permanent injunctive or other equitable relief. Notwithstanding Section 6.3, prior to the appointment of the arbitrators, a party hereto may, subject to this Section 6.5, seek temporary injunctive relief from any court of competent jurisdiction; provided that the party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration in compliance with the dispute resolution procedures. Such court ordered relief shall not continue more than 10 days after the appointment of the arbitrators (or in any event for longer than 60 days).

6.6 Amendment. This Agreement may not be amended except by an instrument in wilting executed and delivered by the Parties hereto.

6.7 Severability. In the event any portion of this Agreement shall be found by a court of competent jurisdiction to be unenforceable, that portion of this Agreement will be null and void and the remainder of this Agreement will be binding on the Parties as if the unenforceable provisions had never been contained herein.

6.8 Waiver; Limitation of Liability. The delay or failure of any Party to enforce any of its rights under this Agreement arising from any default or breach by the other Party shall not constitute a waiver of any such default, breach, or any of the Party’s rights relating thereto. No custom or practice which may arise between the Parties in the course of operating under this Agreement will be construed to waive any Parties’ rights to either ensure the other Party’s strict performance with the terms and conditions of this Agreement, or to exercise any rights granted to it as a result of any breach or default under this Agreement. Neither Party shall be deemed to have waived any right conferred by this Agreement or under any applicable law unless such waiver is set forth in a written document signed by the Party to be bound, and delivered to the other Party. No express waiver by either Party of any breach or default by the other Party shall be construed as a waiver of any future breaches or defaults by such other Party.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.9 Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

6.10 Counterparts. This Agreement may be executed in multiple counterparts and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signed counterparts of this Agreement may be delivered by facsimile and by scanned PDF image; provided that each Party hereto uses commercially reasonable efforts to deliver to each other Party hereto original signed counterparts as soon as possible thereafter.

6.11 Further Assurances. Both Seller and Buyer agree to execute and deliver, from time to time, such other and additional instruments, notices, transfer orders and other documents, and to do all such other and further acts and things as may be necessary to more fully and effectively transfer and assign the Feedstock and Products Inventory to Buyer.

6.12 Third Party Consents. The assignment and conveyance set forth in this Agreement shall not constitute an assignment or transfer of any of the Feedstock and Products Inventory if an attempted assignment thereof without the prior consent of a third party would result in a termination thereof, unless and until such consent shall have been obtained, at which time such asset(s) shall be and is hereby deemed to be transferred and assigned to Buyer in accordance herewith.

6.13 Entire Agreement. This Agreement, together with the Exhibits attached hereto and any portion of the SPA containing a defined term incorporated herein by reference, all of which are hereby incorporated by reference, contains the entire agreement between the Parties and supersedes any prior agreement pertaining to the subject matter of this Agreement.

6.14 Conflict of Terms. If the terms of this Agreement conflict with terms of the SPA with respect to any matter, then the terms of the SPA will control.

The Parties hereto have executed this Agreement on the date first above written, to be effective as of the Closing Date.

VALERO MARKETING AND SUPPLY COMPANY

By:
Name:
Title:

PBF HOLDING COMPANY LLC

By:
Name:
Title:

[Signature Page to Feedstock and Product Inventory Sales Agreement]

Signature Page

EXHIBIT A

FEEDSTOCK AND PRODUCTS

MEASUREMENT PROCEDURES AND PRICING

The Feedstock and Product Inventory Sales Agreement (the “Agreement”) to which this Exhibit A (“Exhibit A”) relates and forms a part, provides that the Feedstock and Products Inventory will be measured and valued in accordance with this Exhibit A.

Part I of this Exhibit A sets forth the procedures for conducting the physical inventory of the Feedstock and Products Inventory (other than the In-Transit Inventory, which shall be estimated or otherwise calculated in accordance with the specific applicable provisions hereof but not subject to a physical inventory as of the Closing, and the Refinery OSBL Line Fill which shall be based on the volumes set forth in Exhibit C) and located at and within the Refinery, the Refinery Tankage and the Third-Party Tankage or Storage as of the Inventory Transfer Time.

Part II of this Exhibit A sets forth the valuation formulae and procedures for valuing the Feedstock and Products Inventory (including the In-Transit Inventory, but excluding any Unit Fill) in order to determine the Estimated Feedstock and Products Sales Amount, Feedstock and Products Sales Statement, and the Final Feedstock and Products Inventory Sales Amount.

All capitalized terms used in this Exhibit A that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Part I. Physical Inventory Procedures

(A.)	INDEPENDENT INSPECTION:

All gauging, temperature measurment, sampling, testing and net volume calculations will be done by the Petroleum Inspection Company with the participation of Buyer’s and Seller’s Inventory Committee representatives using a mutually agreed upon gauging and sampling schedule by tank (the “Inventory Schedule”). The Inventory Schedule will be mutually developed between the Buyer, Seller and Petroleum Inspection Company. All three parties shall have the right to participate in the physical inventory measurement by observing the gauging, temperature readings, sampling, etc. In addition, Buyer and Seller shall each have the right to have its own independent accountants, consultants, or agents present during the physical inventory, at such respective Parties’ sole cost and expense. Inspection/Testing costs for the Petroleum Inspection Company, including, travel, laboratory, and incidental costs (such as bottles, bombs, seals, etc.), shall be shared on a 50/50 basis (i.e., 50% by the Seller and 50% by the Buyer) by the Parties. Any additional requests (outside of the inventory process) to the Petroleum Inspection Company will be billed to the requesting party at 100%.

(B.)	QUANTIFICATION PROCEDURES:

In determining the quantities of the various Products to be inventoried, all volumes shall be determined on the basis of the Inventory Transfer Time and as of the completion of delivery to the Refinery, the Refinery Tankage, and the Third-Party Tankage or Storage (with respect to any cargo or tender of In-Transit Inventory). Non-usable and non-merchantable quantities are

Exhibit A, Page 1

materials such as water, sludge and other foreign contaminants commonly referred to as basic sediment and water (“BS&W”) and shall be excluded for purposes of determining the quantities. BS&W will be determined by using Karl Fisher methodology or Water by Distillation summed with Sediment by Extraction or Membrane Filtration.

(C.)	INVENTORY MEASUREMENT PROTOCOL:

All gauging, sampling, and analysis related to the determination of quality and quantity of the Feedstock and Products Inventory shall be done in accordance with the latest API Manual of Petroleum Measurement Standards as published by the American Petroleum Institute (the “API Manual”), ASTM test methods, or by currently accepted industry standards or procedures. The specific standards to be used shall be determined by the Inventory Committee prior to the Closing. Tanks with floating roofs shall contain sufficient Product to fully “float” the roof when it is being gauged. Tanks equipped with steam coils or other means of heating product will have the heat shut off at least one (1) hour prior to gauging. Tank mixers will be shut off at least two (2) hours prior to gauging.

(D)	CERTIFICATION OF EQUIPMENT:

The Petroleum Inspection Company will standardize, calibrate and certify all gauging tapes and temperature devices used in the transfer of all Feedstock and Products Inventory. The Petroleum Inspection Company will provide quality assurance documentation for its laboratory used for the physical inventory process. The Petroleum Inspection Company shall make all calibration and certification records available to any Party for review. All Parties may witness the verification of the portable electronic thermometers prior to their use. All laboratory equipment used for testing of the inventory samples will also be calibrated/standardized in accordance with industry and manufacturers procedures.

Prior to the Closing Date, the Inspector will inspect the Refinery’s laboratory testing equipment and procedures for the quality tests scheduled to be done by that laboratory, to verify that they are adequate to comply with the ASTM Standards. Both parties may witness the verification. If the Inspector determines the equipment and procedures to be acceptable to perform the required testing, without objection from either Buyer or Seller, the test results from the laboratory may be accepted without further observation of the testing. If the Refinery’s laboratory capacity is not sufficient or if the equipment and procedures are determined to be inadequate to comply with the ASTM Standards, an independent laboratory’s costs shall be shared equally (50:50 basis) by the Buyer and Seller.

(E.)	ACCEPTANCE AND REVIEW; INVENTORY COMMITTEE:

The Parties shall be deemed to have accepted the accuracy of the gauging and temperature measurements of a tank as recorded by the Petroleum Inspection Company on the gauge ticket (to be mutually developed) (the “Gauge Ticket”) if the Parties’ respective Inventory Committee representatives “sign-off” on the Gauge Ticket, Additional sampling will be taken by

Exhibit A, Page 2

the Petroleum Inspection Company upon the request of either Party at the sole expense of the requesting Party. All inventory measurements (such as gauges, temperature determinations, and water cuts) shall be resolved to the best of their abilities by Buyer, Seller and Inspector at the time measurements are taken. Any disputes will be resolved by noon the following working day.

(F.)	QUALITATIVE PROCEDURES:

The determination of the quality of some Products must be performed utilizing special laboratory equipment. Samples of such Products shall be jointly taken as described in subsequent sections, and such tests shall be conducted in a mutually acceptable laboratory, The results of the tests so run shall be binding on both Parties.

All testing conducted in the Refinery laboratory is to be witnessed by a chemist employed by the Petroleum Inspection Company. Both Buyer and Seller may have representatives witness all testing.

All issues related to measurement procedures such as sampling, temperature readings, and gauging shall be resolved to the best of their abilities by the Parties’ representatives at the time the measurement is taken. Any remaining disputes shall be resolved by noon the following working day (or in the case of quality disputes, promptly following receipt of test results) by a majority vote of the members of the Inventory Committee,

(G.)	PRE-CLOSING INVENTORY PROCEDURES:

Prior to the Inventory Transfer Time, Seller’s personnel shall determine which of the Refinery Tankage shall be active and inactive, and which tanks will contain inventory and which will be empty, as of the Inventory Transfer Time. The Inventory Schedule will take into account the determination of active and inactive tankage and will provide for performing the physical inventory of both active and inactive tankage prior to the Inventory Transfer Time. The Inventory Schedule will be subject to the approval of the Inventory Committee, and shall indicate the following for each tank to be inventoried:

•	Storage tank location, tank number, tank type, size, capacity (shell and working);

•	Status at closing (active or inactive);

•	Product stored including classification as sweet, sour, type of crude, etc.;

•	Tank reference gauge height;

•	Method of Tank gauging (ullage or innage) based on the Tank calibration table; and

•	Tank Heels (volume).

Prior to closing, the Inspector will perform a pre-closing survey of the crude oil and heavy fuel (“Black Oil”) tanks at the Facility to measure the actual gauge height, to compare the actual manual gauge to the automatic gauge, and to determine the amounts of solids and sludge accumulated on the bottoms of the tanks. The results of the survey will be made available to all parties prior to Closing. Upon joint agreement by both Parties, this pre-closing survey may be waived for specific products, tanks or Facilities.

Exhibit A, Page 3

(H.)	PHYSICAL INVENTORY PROCEDURES:

(i)	General:

Tanks with floating roofs shall not be in the critical zone of the floating roof when it is being gauged. Tanks equipped with steam coils or other means of heating product will have the heat shut off at least one (1) hour prior to gauging. Tank mixers shall be shut off at least two (2) hours prior to gauging. Temperature measurements will be obtained at the time of gauging, except as otherwise provided herein.

To the extent applicable, the Parties will cooperate in order to develop mutually acceptable procedures to address measurement of Product that is in the midst of delivery to the Refinery or the Refinery Tankage as of the Inventory Transfer Time.

(ii)	Nonmoving Tanks (Inactive Tanks):

All Refinery Tankage that is standing with no movement in or out as of the Inventory Transfer Time will be gauged and sampled prior to the Inventory Transfer Time in accordance with the Inventory Schedule. All valves in and out of the tank will be closed and sealed at the time of gauging. The Petroleum Inspection Company will seal the tank valves and will be responsible for recording seal numbers and checking of seals. The Petroleum Inspection Company will provide a measurement and seal report identifying all valves and seals by tank and manifold valve. If it is necessary to break seals to transfer Product into or out of a sealed gauged tank, prior notification and confirmation must be obtained from the Inventory Committee in order to keep accurate records of the proceedings.

Once physical inventory operations have started, no tank switching, changes or movements shall be made without written notification to Buyer, Seller, and the Petroleum Inspection Company’s representatives. If tankage seals are broken, tankage must be resealed when movement stops. Said tankage must then be regauged, resampled and temperature determined anew. Otherwise, it will be gauged as an active tank.

Inactive tanks that are required for thermal relief of connecting pipelines will be gauged using the inactive tanks’ automatic gauge readings. Each automatic gauge will be calibrated as close to the Inventory Transfer Time as possible. The automatic gauge reading will be monitored every 10 minutes for 90 minutes before and after the Inventory Transfer Time to confirm that there was no movement into or out of said inactive tank. In cases where the automatic gauge readings indicate tank movement, the tank will be gauged as an active tank.

(iii)	Moving Tanks (Active Tanks):

Active Refinery Tankage that must have movements in or out during the physical inventory quantification process as of the Inventory Transfer Time will be manually

Exhibit A, Page 4

gauged during a period in which the active tanks are temporarily inactive, as close to the Inventory Transfer Time as possible. The physical inventory of the active Refinery Tankage will be obtained using the applicable procedures prescribed herein and must coincide with the “closing” of rack meters where appropriate.

Refinery Tankage that will remain active during the inventory period will be measured as close to the Inventory Transfer Time as possible. The gross inventory measurement will be compared against the tanks’ automatic gauges. The volume difference between the two measurements, in gross inches or fractions thereof, will be recorded on the tanks’ physical inventory worksheet. The Petroleum Inspection Company report will identify each tank by number, location and description.

(iv)	Loaded Tank Trucks and Rail Cars:

All outbound loaded trucks and rail cars which have been ticketed for sale at the Inventory Transfer Time, other than such trucks and rail cars constituting Finished Product In-Transit, will be considered as a Seller account receivable unless previously paid and will not be part of the Feedstock and Products Inventory. Except for the Retained Feedstock and Products, all loaded trucks and railcars which have not been ticketed for sale will be part of the Feedstock and Products Inventory.

(v)	Sulfur:

Sulfur, if any will be sold pursuant to this Agreement, will be measured in accordance production records maintained by the Seller, or through other means agreeable by the Inventory Committee and Petroleum Inspection Company.

(vi)	Finished Product In-Transit:

Finished Product In-Transit will be measured in accordance with inventory records maintained by Seller, as confirmed by the Inventory Committee.

(vii)	Unit Fill:

Unit Fill will not be measured.

(viii)	Sampling, Testing, and Retention of the Inventory Samples:

1. Intermediates and Heavy Oil Products: A minimum of two sample sets consisting of one quart zone samples from the upper, middle, and lower liquid zones (as those terms are defined or used in the API Manual) will be obtained per tank per API Manual or ASTM D4057 (Standard Practice for Sampling of Petroleum and Petroleum Products). In the chosen laboratory, a one quart volumetric blend will be prepared for the inventory quality analyses. The number of sample sets and volume of laboratory blend shall be adjusted based on the defined inventory quality analyses.

Exhibit A, Page 5

2. Light Oil Products: A minimum of two sample sets consisting of one quart average sample will be obtained per tank per the API Manual or ASTM D4057 (Standard Practice for Sampling of Petroleum and Petroleum Products). At the Inventory Committee’s discretion and approval the amount/volume of sample obtained will be increased dependent on required laboratory analyses.

3. Liquefied Petroleum Gas (LPG) Samples: All inventory LPGs will have two sample sets consisting of a liquid phase sample and a vapor phase sample obtained per the API Manual, ASTM D1265 (Practice for Sampling Liquefied Petroleum (LP) Gases (Manual Method) or ASTM D3700 (Standard Practice for Obtaining LPG Samples Using a Floating Piston Cylinder). One set of the sealed samples will be retained a minimum of two (2) weeks by the Petroleum Inspection Company.

4. Petroleum Coke and Sulfur: Petroleum coke and sulfur, if any, will be sampled in accordance with ASTM D346 (Collection and Preparation of Coke Samples for Laboratory Analysis), ASTM D2234 (Collection of Gross Sample of Coal) or other mutually agreed procedure.

5. Lubes: A minimum of two sample sets consisting of one quart average sample will be obtained per tank per the API Manual or ASTM D4057 (Standard Practice for Sampling of Petroleum and Petroleum Products). At the Inventory Committee’s discretion and approval the amount/volume of sample obtained will be increased dependent on required laboratory analyses.

6. Asphalt: Asphalt will be sampled in accordance with ASTM D 140 (Standard Practice of Sampling Bituminous Materials).

7. Additive Tanks: If Product additive tanks contain diluents blended with the additives, then prior to the Closing Date the Facilities’ personnel will provide the Parties the blending/dilution ratios for additives in the tanks.

8. Retention: Of the sample sets obtained during the physical inventory process, one half (1/2) of each set will be sealed and retained by the Petroleum Inspection Company. The unused portion(s) of the analyzed sample sets will also be sealed and retained. These sealed samples will be maintained by the Petroleum Inspection Company for a minimum period of ninety (90) days or a mutually agreed retention time. LPG samples will be retained as specified in 3. above. At the time of disposal, the Petroleum Inspection Company will properly dispose of samples and appropriate “cradle to grave” documentation forwarded to Seller and Buyer. All retained samples shall be made available to either Buyer or Seller after a three day notice is given and approved by the other party.

(ix)	Measurement:

All measurements taken during the physical inventory process will be performed by the Petroleum Inspection Company. The following will be measured, recorded/obtained and documented by the Petroleum Inspection Company on the

Exhibit A, Page 6

individual Gauge Ticket: (1) tank location, identification, and type, (2) date and time of measurements, (3) product type within tank, (4) manual gauge recorded in appropriate units and fractional units, (5) measurement method, that is, innage or ullage, (6) temperature readings, (7) free water measurement recorded in appropriate units, (8) Tank Heels, (9) the tanks automatic reading, and (10) tank pressure as applicable to pressurized tanks or vessels.

Duplicate calculations will be made in determining the net inventory contained in each tank at 60 degrees F or the appropriate temperature base for each Product in inventory and in each tank. Seller will make a set of calculations based on “normal” inventory calculation methods at the respective Facilities. The second set of measurements will be made independently by the Inspector. The Inspector’s final calculation after review by Buyer and Seller will determine the net inventory.

(II.)	METER READINGS – LOADING RACKS AND PIPELINES:

(i)	Inactive Systems:

Meter readings shall be obtained on all inactive metered systems (tank truck rack, rail car rack and pipeline) in advance of the Inventory Transfer Time. The Petroleum Inspection Company will secure these systems by sealing the same and inserting meter tickets in these meters to ensure that no Product is moved through these systems during the physical inventory process and the Petroleum Inspection Company report will clearly identify the date and time.

The last tickets used to record Product sales, incoming receipts, Product shipments, and other Product movements will be legibly photocopied and retained by Buyer, Seller, and the Petroleum Inspection Company.

(ii)	Active Systems:

Meter readings shall be obtained on all active metered systems coincident with the physical inventory measurements obtained on the storage tank(s) by supplying said metered systems. New meter tickets shall be inserted at this time. Where practical and non-interfering with normal refinery operations, active tanks shall be shut down immediately prior to and during the physical inventory.

The last tickets used to record Product sales or other Product transactions through the meters will be photocopied and retained by Buyer, Seller, and the Petroleum Inspection Company.

(J.)	POST-INVENTORY PROCEDURES:

(i) Both of the Parties’ representatives shall sign the Gauge Ticket or gauge worksheet for each tank inventoried, which shall include the calculation of gross observed volume and Net Standard Volume. The Buyer’s and Seller’s signature on the Gauge Ticket or gauge worksheet shall indicate agreement with all physical measurements recorded on the ticket or sheet.

Exhibit A, Page 7

(ii) Similarly, the Parties’ representatives shall identify and acknowledge all closing meter readings, as well as the last rack sale, Product shipment, and Product receipt prior to the physical inventory,

(iii) An inspection shall be made to assure that all systems previously closed and sealed remained inactive during the physical inventory and that no Product movements occurred through these systems. At this time all seals will be removed by the Petroleum Inspection Company.

(K.)	CALCULATION OF FINAL INVENTORY QUANTITY:

The Petroleum Inspection Company will tabulate the data from the signed individual tank Gauge Tickets and using current tank calibration tables will determine the total observed volume for each tank (“Total Observed Volume”). Correcting for Free Water, applying roof corrections, applying tank shell corrections, and using the most current CTL and CPL correction factors, the Total Observed Volumes will be corrected to Gross Standard Volumes and then to Net Standard Volumes. Volumes within LPG inventory tanks will be corrected for vapor. The Petroleum Inspection Company will produce a final report reporting its conclusions of its calculation of the Inventory Quantity and Quality. The final report is due by the Petroleum Inspection Company to the parties no later than fifteen (15) business days after Closing. After review and signature of all parties, the Petroleum Inspection Company’s final calculation will be the Final Inventory Quantity. Volumes within Residual Tanks will be corrected to Net Standard Volume only for the BS&W exceeding 1.0% by volume. For purposes of this Exhibit D, the term (i) “Gross Standard Volume” means the volume at 60 degrees Fahrenheit and one atmosphere of pressure (14.696 PSIA), including suspended sediment and water, as calculated by the most recent standards under the API Manual, (ii) “Net Standard Volume” means the volume at 60 degrees Fahrenheit and one atmosphere of pressure (14.696 PSIA) after deducting BS&W from the Gross Standard Volume, (iii) “CTL” means the Correction for the effect of Temperature on Liquid, and (iv) “CPL” means the Correction for the effect of Pressure on Liquid.

Exhibit A, Page 8

FEEDSTOCK AND PRODUCTS SALES PRICE

MEASUREMENT PROCEDURES AND PRICING

Part II. Inventory Valuation

[REDACTED]

Schedule 2 to Exhibit A, Page 1

EXHIBIT B

LIST OF THIRD-PARTY TANKAGE OR STORAGE

1.	Hess VGO Terminal – Baltimore, MD

2.	NuStar Terminal

3.	Plains Terminal

Exhibit B

EXHIBIT C

REFINERY OSBL LINE FILL

[REDACTED]

Exhibit C

EXHIBIT D

BUTANE SUPPLY TERMS

Seller:	Valero Marketing and Supply Company

Purchaser:	Company

Product:	Mixed Butane

Quantity:	[REDACTED]

Delivery:	[REDACTED]

Term:	[REDACTED]

Price:	[REDACTED]

Other Terms:

Exhibit D

EXHIBIT G

TO

Stock Purchase Agreement

KNOWLEDGE OF INDIVIDUALS

Exhibit G

KNOWLEDGE OF INDIVIDUALS

Part I – Seller

Gene Edwards

Chris Quinn

Paul Brochu

Kirk Saffell

Pierre Emond

Debbie Hevner

Gary Byrd

Jack Eisenmann

Steve Krynski

Gary Sulkowski

Greg Davis

Al Gomes

John Gold

Chuck Mack

Richard Horbiak

Dave Yamaki

Kevin Fetchko

Terry Hoffman

Yvonne Schappell

Greg Paranto

Pete Hanley

Rich Roat

Rich Walsh*

Elizabeth Bourbon*

Les Caldwell*

Jim Satel*

*	To the extent of non-privileged information

Exhibit G-1

KNOWLEDGE OF INDIVIDUALS

Part II – Buyer

James Fedena

Michael Gayda *

Jeff Dill*

Edward Jacoby

Ken Isom

John Launchi

Donald Lucey

Matthew Lucey

Thomas Nimbley

Clark Wrigley

Steve Schmitz

James Yates

James O’Malley

Carl Cupit

Dave Alvarez

*	To the extent of non-privileged information

Exhibit G-2

EXHIBIT H

TO

Stock Purchase Agreement

OFFTAKE AGREEMENT

OFFTAKE AGREEMENT

This Offtake Agreement (the “Agreement”) is made this      day of              , 2010 (the “Effective Date”) by and between PAULSBORO REFINING COMPANY LLC, a Delaware limited liability company (“Seller”) and VALERO MARKETING AND SUPPLY COMPANY, a Delaware corporation (“Buyer”). (Seller and Buyer may hereinafter be referred to individually as a “Party” or collectively as the “Parties”).

WHEREAS, Seller and Valero Refining and Marketing Company, a Delaware corporation (the “SPA Seller”), entered into a Stock Purchase Agreement, dated as of [             ], 2010 (the “SPA”), pursuant to which the SPA Seller will sell and transfer, and Seller will purchase and take title to and delivery of the Shares (as defined in the SPA).

WHEREAS, the Parties are desirous of entering into an agreement whereby Seller will sell and Buyer will purchase a quantity of Products (as defined below).

WHEREAS, At Closing, Seller may concurrently sell or assign the Products to certain third parties who will sell the Products directly to Buyer, provided, however, Seller shall remain responsible for all obligations under this Agreement to Buyer.

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Products pursuant to the terms and conditions of this Agreement.

WHEREAS, as a condition precedent to Closing under the SPA, the SPA Seller and Seller require the execution of this Agreement.

NOW THEREFORE, in consideration of the premises, the terms and conditions hereinafter set forth and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows;

1. Defined Terms. Capitalized terms that are used herein and otherwise not defined shall have the meanings set forth in the General Terms and Conditions attached to the Agreement as Exhibit “C” and incorporated herein for all purposes.

2. Term. The “Term” of this Agreement shall be from the Effective Date through the earlier of the date that all of the purchase and sale obligations for all Products set forth in Exhibit A and Exhibit B end or the termination of this Agreement pursuant to Section 7. For avoidance of doubt, Exhibit A and Exhibit B contain specific terms for the purchase and sale obligations for each Product, and the termination of such obligation as to one Product, pursuant to such terms, shall not impact the obligations as to the other Products or this Agreement.

3. Sale of Products.

(a) Products. Seller will sell and deliver to Buyer, and Buyer will purchase and receive from Seller, the products (the “Products”, and each individually a “Product”) set forth on Exhibit A and Exhibit B attached hereto and incorporated by reference and such other products as may be mutually agreed from time to time by the Parties.

(b) Specifications. The Products supplied to Buyer hereunder shall meet the minimum specifications and properties set forth in Exhibit A and Exhibit B (the“Specifications”) as may be modified from time to time with the mutual, written consent of the Parties.

(c) Volumes. The applicable volumes of the Products to be purchased and sold hereunder are set forth in Exhibit A and Exhibit B.

(d) Delivery. Product will be delivered to the requested delivery points (each individually, a “Delivery Point” and collectively, the “Delivery Points”) identified on Exhibit A and Exhibit B. In the event Seller is unable to load or deliver any Products at the specific Delivery Points designated by Buyer, Seller shall provide Buyer prompt notice thereof. Deliveries shall be as specified in Exhibit A and Exhibit B.

4. Price.

(a) The prices for the Products are as set forth on Exhibit A and Exhibit B. Prices shall be rounded to six (6) decimal places. If the Parties determine that the pricing formula set forth herein results in a price which is materially different than the then prevailing “market price” for such Product at one or more applicable Delivery Points, the Parties shall mutually agree on a new price for any such Product at any such Delivery Point, as appropriate. If the Parties cannot agree on a new pricing formula or if the Parties cannot agree that the pricing formula set forth herein results in a material difference when compared to the then prevailing “market price” for such Product at one or more applicable Delivery Points, then the Parties shall hire a mutually acceptable independent third party to determine the materiality of the difference and/or a prevailing market price formula based upon the factors set forth above. The Parties shall share equally the costs of the independent third party.

(b) Replacement Publications. In the event that Argus ceases operation and/or publication of the relevant price or materially alters the method for calculating a price, the Parties agree to meet within ten (10) days to agree to a replacement publication for use hereunder.

(c) Invoices.

(i) For Delivery of Products via Truck. Seller shall submit a weekly summary invoice, together with such information as the Parties mutually agree is necessary to substantiate the invoices to Buyer for all Products delivered to Buyer during each one week billing period within two (2) Business Days after the end of each such billing period, and Buyer agrees to pay Seller within the time period specified in Exhibit A and Exhibit B. Each such weekly invoice will be based upon on weekly cycles (Monday through Sunday) during the month. The first and last cycle will start on the first day of the month and end on the last day of the month. If the first day of the month is not a Monday, the cycle will start on the first calendar day and end on Sunday. If the last day of the month is not a Sunday, the final cycle will end on the last calendar day. Each invoice shall, with respect to the relevant billing period, include all bills of lading, quantity, Product type, and grade of products nominated by Buyer and delivered by the Seller with the prices applicable for these Products and quantities. Seller shall deliver each invoice to Buyer via facsimile or electronic transmission, unless otherwise agreed by the Parties. The Parties agree to work together in good faith to arrange for each invoice to be sent via electronic data interchange (“EDI”).

(ii) For Delivery of Products via Pipeline or Vessel. Seller shall submit an invoice, together with such information as the Parties mutually agree is necessary to substantiate the invoice, including the applicable pipeline ticket for pipeline deliveries and a draft survey or other applicable loading documents for Vessel deliveries, to Buyer for all Products delivered to Buyer by pipeline or Vessel within two (2) Business Days following Seller’s receipt of the pipeline meter ticket or draft survey or other applicable loading document for each batch of Product to be delivered to Buyer, and Buyer agrees to pay Seller within the time period specified in Exhibit A and Exhibit B. Each invoice shall, with respect to the relevant billing period, include all bills of lading, quantity, Product type, and grade of products nominated by Buyer and delivered by the Seller with the prices applicable for these Products and quantities. Seller shall deliver each invoice to Buyer via facsimile or electronic transmission, unless otherwise agreed by the Parties. The Parties agree to work together in good faith to arrange for each invoice to be sent via EDI.

(d) Invoice Address. Until such times that the Parties use EDI, all invoices shall be transmitted to the following address:

VALERO MARKETING AND SUPPLY COMPANY

One Valero Way

Mail Station F3R-118B

San Antonio, Texas 78249

Attention: Bulk Finished Product Accounting – Carrie Tate

Telephone: (210) 345-2051

Facsimile: (210) 444-8512

5. Measurements. Quantity of Products delivered shall be determined pursuant to the methods set forth in the General Terms on a temperature adjusted (net) Gallon based on 60° Fahrenheit.

6. Title and Risk of Loss. Title to and risk of loss of the Products shall pass from Seller to Buyer as indicated on Exhibit A and Exhibit B.

7. Termination. This Agreement may be terminated:

(a) By either Party if the other Party declares an event of Force Majeure as provided in Section 13 (c) of the General Terms; or

(b) By Seller in the event that Buyer fails to pay any undisputed amount owed under this Agreement and such failure shall continue for a period of five (5) Business Days following receipt of written notice of default by Seller.

(c) By either Party if the other Patty materially defaults in the observance or in the due and timely performance of any of the material covenants of such Party contained herein, and such default (other than payment default) shall continue un-remedied fifteen (15) Business Days after the defaulting Party’s receipt of written notice of default (or, in the event such default cannot be remedied within fifteen (15) Business Days, the defaulting Party has not commenced remedying such default within fifteen (15) Business Days).

(d) By either Party in the event the other Party, (a) makes an assignment or any general arrangement for the benefit of creditors, (b) files a petition or otherwise commences, authorizes, or acquiesces in the commencing of a proceeding or cause under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it, (c) otherwise becomes bankrupt or insolvent (however evidenced), or (d) has a receiver, provisional liquidator, conservator, custodian trustee or other similar official appointed with respect to it or substantially all of its assets.

(e) By either Party in accordance with Section 4 of the General Terms.

Written notice of termination shall be given by the terminating Party to the other Party.

8. Exhibits. The exhibits attached hereto, including without limitation the General Terms attached as Exhibit C, are made a part of, and incorporated into this Agreement. In the event of conflict between the provisions of the main body of this Agreement and any of the exhibits hereto, the provisions of the main body of this Agreement shall prevail.

[Signature Page to follow]

This Agreement has been executed by the authorized representatives of each Party as indicated below effective as of the Effective Date.

Seller:

PAULSBORO REFINING COMPANY LLC, a Delaware limited liability company

By:
Name:
Title:

Buyer:

VALERO MARKETING AND SUPPLY COMPANY a Delaware corporation

By:
Name:
Title:

[Signature Page to Terminaling and Off-Take Agreement]

EXHIBIT A

LIGHT PRODUCTS

A.	Products: The Products to be sold and delivered under this Exhibit “A” to the Agreement are set forth in the table below (the “Light Products”).

Product	Specifications

RBOB w/10% Ethanol	Minimum required specifications as required by Applicable Law and applicable ASTM specifications.

Reformulated Midgrade w/10% Ethanol	Minimum required specifications as required by Applicable Law and applicable ASTM specifications.

PBOB w/10% Ethanol	Minimum required specifications as required by Applicable Law and applicable ASTM specifications.

RBOB	Minimum required specifications as required by Applicable Law and ASTM specifications for the Buckeye Pipeline or Colonial Pipeline, as applicable.

PBOB	Minimum required specifications as required by Applicable Law and ASTM specifications for the Buckeye Pipeline or Colonial Pipeline, as applicable.

CBOB Unleaded	Minimum required specifications as requited by Applicable Law and ASTM specifications for the Buckeye Pipeline or Colonial Pipeline, as applicable.

CBOB Premium	Minimum required specifications as required by Applicable Law and ASTM specifications for the Buckeye Pipeline or Colonial Pipeline, as applicable.

*	Specifications shall be consistent with local Delivery Point requirements (including, without limitation RVP) at the time of delivery. Seller will match terminal and pipeline RVP requests for fall to summer RVP ramp down, or summer to fall, as applicable, independent of state RVP compliance dates

B.	Term. The purchase and sale obligations for the Light Products will be for an initial term of eighteen (18) months from the Effective Date (the “Light Products Initial Term”).

Following the expiration of the Light Products Initial Term, unless sooner terminated in accordance with the other provisions of this Agreement, the purchase and sale obligations for the Light Products shall automatically continue on an evergreen basis for additional terms of six months each unless terminated by either Party by giving one hundred eighty (180) days notice in writing to the other Party prior to the end of the Light Products Initial Term or any time thereafter. The Light Products Initial Term, together with any subsequent renewal terms (if any), shall be referred to as the “Light Products Term”).

C.	Volumes.

Product	Delivery Location	Volume
RBOB w/10% Ethanol	NuStar Terminal Truck Rack	[REDACTED]
PBOB w/10% Ethanol	NuStar Terminal Truck Rack	[REDACTED]

The above volumes include reformulated midgrade with 10% Ethanol demand

RBOB	Buckeye Pipeline	[REDACTED]
PBOB	Buckeye Pipeline	[REDACTED]
CBOB UNLEADED	Buckeye Pipeline	[REDACTED]
CBOB PREMIUM	Buckeye Pipeline	[REDACTED]
RBOB	Colonial Pipeline	[REDACTED]
PBOB	Colonial Pipeline	[REDACTED]

Buyer shall perform best efforts to lift all volumes sold under this Agreement on a ratable basis.

If Buyer desires volume in excess of the above, the parties agree to negotiate in good faith to achieve the higher volume subject to availability.

D.	[REDACTED]

E.	[REDACTED]

F.	[REDACTED]

G.	Title and Risk of Loss. Title and Risk of Loss for Light Product shall pass as follows:

(i)	For Light Products sold at the NuStar Terminal Truck Rack for delivery into trucks, at the flange connection of the receiving equipment.

(ii)	For Light Products sold FOB at the Refinery into Buckeye Pipeline, at the custody transfer meter on Buckeye Pipeline.

(iii)	For Light Products sold FOB at the Refinery into Colonial Pipeline via Buckeye Pipeline, at the appropriate custody transfer meter on Buckeye Pipeline.

H.

Nominations. Upon the Effective Date of this Agreement, Buyer shall provide Seller with a forecast of its monthly requirements (the “Initial Offtake Nomination”for each of the Light Products (stating volumes and gasoline grade splits) for the first month following the Effective Date. Thereafter on or before the 15th day of each calendar month, Buyer shall provide Seller with its monthly nominations for each of the Light Products for the following month (each an “Offtake Nomination”). Subject to the [REDACTED] requirements set forth below, the aggregate volume of each Light Product to be purchased by Buyer will not vary by more than ten percent (10%) from the monthly nominated volumes thereof, For premium grades delivered into Buckeye and Colonial Pipelines, Seller shall advise Buyer of available volume for sale under this Agreement by the twentieth (20th) calendar day of the month prior to delivery. Buyer will exercise reasonable business efforts to cause its purchase and receipt of Light Products to be ratable over the month and in proportion to each of the Light Products nominated. Seller agrees to deliver the Light Products and Buyer agrees to lift the

Light Products in accordance with the Offtake Nomination for each month in which deliveries are scheduled unless mutually agreeable changes are made.

I.	RINS. For all Light Products delivered under this Agreement Seller shall be entitled to and Buyer shall convey, all D6 Renewable Fuel RINs generated by Buyer from subsequent blending of Seller’s produced Light Products with ethanol. Buyer shall not be obligated to provide RINs for any volumes for which the Buyer is not the downstream blender of record.

J.	[REDACTED]

K.	Maintenance. In the event of any planned or unplanned maintenance or shutdown of the Refinery that, in Seller’s reasonable judgment, will affect Seller’s supply of Products hereunder (“Outage”), Seller shall provide Buyer with at least 30 days advance notice of the Outage if such Outage is a planned Outage or scheduled turnaround (a “Planned Outage”), and as much advance notice of the Outage as reasonably possible if the Outage is unplanned or in connection with a Force Majeure Event (an “Unplanned Outage”). Until such time that the Planned Outage becomes public, Buyer agrees to keep the fact that it received notice of a Planned Outage, and the Planned Outage confidential. In the event of an Unplanned Outage, and to the extent that Seller has inventory on hand at the Refinery, Seller shall continue to supply, to Buyer, the Light Products out of such Inventory on hand, subject to Seller’s right to allocate available inventory to [REDACTED] first under the [REDACTED]. As soon as reasonably possible following the Unplanned Outage, Seller shall determine the amount of inventory available to Buyer and provide Buyer with notice of such volumes.

During any Outage (and once existing inventory volumes, if supplied to Buyer, are exhausted during an Unplanned Outage), Buyer shall be entitled to inhaul the Light Products sufficient to meet Buyer’s marketing requirements during the Outage on the terms and conditions set forth in Exhibit “D” (the “Inhauls”). Buyer shall compensate Seller for Seller’s incremental direct costs incurred as a result of Buyer’s Inhauls.

L.	Ethanol. Seller shall supply Buyer with Ethanol at the NuStar Terminal.

EXHIBIT B

SPECIALTY PRODUCTS

PRODUCT:	66-22 grade asphalt which meets the AASHTO M320 specifications (the “Asphalt”).

TERM:	The purchase and sale obligations for the Asphalt will commence upon the Effective Date and expire on December 31, 2011 (the “Asphalt Initial Term”). Following the expiration of the Asphalt Initial Term, unless sooner terminated in accordance with the other provisions of this Agreement, the purchase and sale obligations for the Asphalt shall automatically continue on an evergreen basis for additional terms of one (1) year each unless terminated by either Party by giving one hundred eighty (180) days notice in writing to the other Party prior to the end of the Asphalt Initial Term or any time thereafter. The Asphalt Initial Term, together with any subsequent renewal terms (if any), shall be referred to as the “Asphalt Term”).

DELIVERY:	Seller will deliver to Buyer the Asphalt sold under this Agreement at the following locations: (i) If by truck, FOB at the Refinery asphalt truck rack. (ii) If by Vessel, FOB at the Refinery Dock.

VOLUMES:

One hundred percent (100%) of the Refinery asphalt production, subject to availability based on refinery operations (subject to nomination provision below). Buyer’s obligation not to exceed [REDACTED] barrels per year. In the event the Asphalt Initial Term is greater than one year; Buyer’s volume obligation shall not exceed the [REDACTED] barrels. In the event the Asphalt Initial Term is less than one year, the volume obligation for such Asphalt Initial Term shall be reduced pro rata based on the number of days in the Asphalt Initial Term versus the number of days in a full year.

Buyer shall lift and Seller shall make available all volumes sold under this Agreement on a ratable basis with consideration of seasonality in Asphalt movements allowing for approximately two thirds of the volume occurring in April to September and one third in October to March.

Buyer is not obligated to take physical delivery of any minimum volume via the Refinery Truck Rack, however, Buyer shall be obligated to pay the Refinery Truck Rack price on [REDACTED] of the total volume, up to an annual maximum of [REDACTED] barrels. Notwithstanding the above, all volume sold to Buyer across the Refinery Truck Rack shall be sold at the Refinery Truck Rack price.

Price:	[REDACTED]

Pricing:	[REDACTED]

PAYMENT:	Seller shall invoice Buyer at the end of a ten (10) calendar day period for liftings ocurring during such period. Buyer shall pay such invoice within ten (10) calendar days from receipt of invoice.

TITLE AND ROL:	Title and risk of loss shall pass from Seller to Buyer at the following points:

(i) for Asphalt sold FOB at the Refinery Asphalt Truck Rack into trucks, title and risk of loss shall transfer at the connection to the truck.

(ii) for Asphalt sold FOB at the Refinery Dock, title and risk of loss shall transfer at the connecting flange from the Refinery to the Vessel.

CARRIERS.	All Carriers entering the Refinery on behalf of Customer, shall execute Seller’s Asphalt Terminal access agreement and submit its associated insurance documentation to Seller’s Risk Management Department or Buyer shall otherwise indemnify, defend and hold Seller harmless against any and all damage or injury caused by or suffered by track carriers and their employees while within the Refinery Asphalt Terminal.

NOMINATIONS:	Upon the Effective Date of this Agreement and on the tenth (10th) day of each calendar month, Seller shall provide Buyer with a good faith non-binding forecast of its monthly production (the “Forecast”) of Asphalt. On or before the fifteenth (15th) day of each calendar month, Buyer shall provide Seller with its monthly nominations for Asphalt for the following month stating volumes and Delivery Points (the “Offtake Nomination”). The Offtake Nomination shall be binding on both Buyer and Seller, except to the extent the volume cannot be produced due to operational issues. A decision to divert volume to the coker, change feed rates or otherwise intentionally not produce nominated volume is not an operational issue excusing failure to deliver.

DOCK:	Seller to maintain following dock capabilities at dock #2:

loading pump rate: 2,200 bph

draft: 32 ft. 10 in.

loa: 900 ft.

TRUCK RACK:	Buyer shall have exclusive use of the Refinery Asphalt Truck Rack. Seller agrees to maintain the Refinery Asphalt Truck Rack in a fully operational condition (subject to unplanned outages and routine maintenance) with loading rates at each truck loading spot up to normal industry standards for asphalt truck loading. The Refinery Asphalt Truck Rack shall at all time be operated in compliance with governmental laws, rules, and regulations. In the event that Buyer does not take 100% of available Asphalt production at either the Asphalt Truck Rack or the Dock, or any combination thereof, Seller shall have the right to market the excess volume for its own account,

MARINE TERMS	Marine movements into or from the Docks shall be in accordance with the Asphalt Marine Terms attached hereto as Exhibit “E”.

EXHIBIT C

GENERAL TERMS AND CONDITIONS

1. Definitions: As used in this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” has the same meaning as that term is defined in the SPA.

(b) “Agreement” means this Offtake Agreement, including all Exhibits, as such may be amended from time to time.

(c) “API” means American Petroleum Institute.

(d) “Applicable Law” shall mean any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree (including, without limitation, any consent decree), permit, approval, license, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

(e) “Argus” means the various daily reports published by Argus Media including the U.S. Products Report.

(f) “ASTM” means ASTM International, formerly known as the American Society for Testing and Materials.

(g) “Barrel” and “BBL” means 42 US Gallons measured at 60 degrees Fahrenheit.

(h) “BPD” means Barrels per Day.

(l) “Business Day” means a day on which banks are open for general commercial business in New York, New York.

(j) “Buyer” is defined in the preamble of the Agreement, and includes its successors and permitted assigns.

(k) “Contract Year” means a period of 365 days (or 366 days in case the period includes a February 29) beginning on the Effective Date, and ending on each subsequent anniversary thereof during the effectiveness of this Agreement.

(l) “Docks” mean the marine/barge dock facilities and related improvements which are located at or within the Refinery.

(m) “Effective Date” is defined in the preamble of this Agreement.

1

(n) “ETA” means estimated time of arrival.

(o) “Force Majeure” means any cause or event reasonably beyond the control of a Party, including (but without limiting the generality of such term): act(s) of god, perils of the sea, fire, delay of the performing vessel arising from breakdown or adverse weather, accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, pipelines, harbors, or other navigational or transportation mechanisms, war (declared or undeclared), military operations, blockade, revolution, disruption or breakdown of or explosions or accidents to wells, storage plants, refineries, terminals, machinery or other facilities, trade restriction, strike, lockouts, or a dispute or difference with workers, labor shortage requests, orders or actions of any government, or by any person purporting to represent a government, or any other cause of a similar nature as described herein not reasonably within the control of the respective Parties.

(p) “Gallon” means a U.S. gallon of 231 cubic inches at 60 degrees Fahrenheit (60°F).

(q) “General Terms” means these General Terms and Conditions attached to the Agreement as Exhibit “C” and incorporated therein for alt purposes.

(r) “Governmental Authority” means any federal, state, local, foreign government, any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

(s) “Hazardous Material” means any substance, material or waste, that is regulated by Applicable Law as hazardous or toxic, as a pollutant or as a contaminate, or with words of a similar meaning including, without limitation, petroleum, petroleum products, ethanol, bio-diesel, gasoline additives, distillate additives, and methyl tertiary butyl ether.

(t) “Incoterms” shall mean the 2000 edition of the trade terms published by the International Chamber of Commerce which shall apply to this Agreement to the extent that they do not conflict with the provisions of this Agreement.

(u) “Independent Inspector” means a duly licensed person or firm, appointed as agreed by Seller and Buyer, that performs a quantity or quality determination with respect to the Products received or delivered hereunder.

(v) “Initial Term” has the meaning given such term in Section 1 of the Agreement.

(w) “Interest Rate” means an annual rate (based on a 360-day year) equal to the lesser of (i) two percent (2%) over the prime rate as published under “Money Rates” in the Wall Street Journal in effect at the close of the Business Day on which payment was due and (ii) the maximum rate permitted by Applicable Law.

(x) “Liabilities” means actions, claims, causes of action, costs, demands, damages, expenses, fines, lawsuits, liabilities, losses, obligations, and penalties including court costs, defense costs, and reasonable attorneys’ fees.

2

(y) “OPIS” means Oil Price Information Service.

(z) “Seller” is defined in the preamble of this Agreement, and includes its successors and assigns.

(aa) “Party” means Seller or Buyer, and “Parties” means Seller and Buyer.

(bb) “Products” has the meaning given such term in Section 3(a) of the Agreement.

(cc) “Refinery” means the petroleum refinery of Seller located in Paulsboro, New Jersey.

(dd) “Specifications” has the meaning given such term in Section 3(i) of the Agreement.

(ee) “Taxes” means any and all foreign, federal, state and local taxes, duties, fees and charges of every description including all motor fuel, excise, gasoline, aviation fuel, special fuel, diesel, environmental, spill, gross earnings or gross receipts and sales and use taxes, however designated, paid or incurred with respect to the purchase, storage, exchange, use, transportation, resale, importation, exportation or handling of the Products; provided, however, that “Taxes” does not include: (i) any tax imposed on or measured by net profits, gross or net income, or gross receipts (excluding, for the avoidance of doubt, any transaction taxes such as sales, use, gross earnings or gross receipts or similar taxes that are based upon gross receipts, gross earnings or gross revenues received only from the sale of petroleum products); (ii) any tax measured by capital value or net worth, whether denominated as franchise taxes, doing business taxes, capital stock taxes or the like; (iii) business license or franchise taxes or registration fees; or (iv) any ad valorem or personal property taxes,

(ff) “Vessel” means any pushboat, towboat, barge, or other marine vessel or combination thereof, employed or chartered for the purpose of transporting Product to and from the Docks.

2. Title and Risk of Loss. Title to and risk of loss of the Products shall pass from Seller to Buyer as follows: when by or into any Vessel, at the last permanent shoreside flange between the Docks and the Vessel’s permanent connection; when into any track; tanker or railcar, as the Products enter the flange connection of the receiving equipment; when by or into any pipeline as the Products puss the downstream flange of the meter measuring receipt of the Products upon intake, and . when by book or stock transfer, on the effective date of the transfer.

3. Payments Terms.

(a) Payments. Payments hereunder shall be made to Seller pursuant to the payment terms set forth in this Agreement. All payments shall be made without offset, discount, deduction or counterclaim by wire transfer of immediately available funds to Seller at such account as Seller may designate in writing. Invoices and supporting documents received after 12:00 p.m. CST shall be considered to be received on the next Business Day.

3

(b) Required Documentation. Supporting documentation shall be as follows:

(i)	For FOB Vessels,

(1) Invoice (Facsimile acceptable).

(2) Copy(ies) of Independent Inspector’s report of loaded quantity (meter(s), shore measurements and Vessel measurements) and quality (may be presented as two separate documents) (facsimile acceptable).

(ii)	FOB and Delivered Truck.

(1) Invoice (facsimile acceptable).

(2) Track bill of lading

(iii)	FOB and Delivered Railcar

(1) Invoice (facsimile acceptable).

(2) Tank car bill of lading.

(iv)	FOB and Delivered Pipeline.

(1) Invoice.

(2) Pipeline meter ticket.

(c) Split Weekend Clause. If the payment due date falls on a Sunday, or on a Monday that is not a Business Day in the place where payment is to be made, payment shall be made in immediately available funds to Seller on the next Business Day after such payment due date. If the payment due date fails on a Saturday, or on a non-Business Day other than a Monday in the place where payment is to be made, payment shall be made in immediately available funds to Seller on the last Business Day prior to such payment due date.

(d) Interest and Costs. Any amount payable by Buyer hereunder shall, if not paid when due, bear interest from the payment due date until, but excluding the date payment is received by Seller, at the Interest Rate.

(e) Disputed Invoices. If Buyer, in good faith, disputes the accuracy of the amount invoiced for Product delivered by Seller, Buyer shall pay the undisputed amount of the invoice and provide written notice stating the reasons why the invoice amount is incorrect, along with supporting documentation acceptable in industry practice. In the event the Parties are unable to resolve such dispute, either Party may pursue any remedy available at law or in equity to enforce its rights hereunder. In the event that it is determined or agreed that Buyer must or will pay the disputed amount then Buyer shall

4

pay interest from and including the original payment due date until, but excluding, the date the disputed amount is received by Seller at the Interest Rate.

4. Financial Responsibility: If either Party’s undisputed payments or deliveries to the other Party shall be in arrears, or the financial condition of either Party becomes substantially impaired or either Party is not able to perform its obligations under this Agreement, advance cash payment or satisfactory security shall be given upon demand, and shipments may be withheld until such payment or security is received. If such payment or security is not received within five (5) days from demand therefor, the Party demanding such payment or security may suspend its performance under this Agreement until the other Party provides such payment or security. In the event either Patty becomes insolvent, makes an assignment or any general arrangement for the benefit of creditors or if there are instituted by or against either Party proceedings in bankruptcy or under any insolvency law or law for reorganization, receivership or dissolution, the other Party may withhold shipments or terminate this Agreement, to the extent provided by Applicable Law. The exercise by either Party of any right reserved under this paragraph 3 shall be without prejudice to any claim for damages or any other right under this Agreement or Applicable Law.

5. Quality, Quantity and Inspection.

(a) Inspection and Measurement of Products. API/ASTM Standards or the latest revisions thereof shall be complied with at all times. All volumes or quantities of Products shall be adjusted per API/ASTM Standards. Metering systems shall conform to the API/ASTM Standards then in effect relative to meter calibration/accuracy.

(b) FOB Vessel Deliveries. Unless otherwise agreed, inspection and measurement of Products delivered hereunder shall be made by an Independent Inspector, the cost of which shall be borne equally by Buyer and Seller. At the designated point of custody and title transfer, the Independent Inspector shall hand gauge and record static shore tank measurements immediately before and immediately after delivery of the Products to determine the volume of Products delivered. If relevant shore tank gauge measurements are not possible, then properly certified meter measurement is acceptable. If neither static shore tank measurement or certified meters are available then determination of the volumes will be agreed to by the Parties. The quality of Product delivered by Vessel shall be based on analysis performed using in-line sampler or shore tank composite samples taken prior to loading. If no in-line sampler or if shore tanks are active or not suitable, then vessel volumetric composite will bo used for quality determination.

(c) Truck and Rail. The quality of Product delivered into or out of trucks, tankers or railcars shall be based on shore tank composite samples taken prior to loading as evidenced by the Independent Inspector’s report according to ASTM/API industry standards. Quantities of Products delivered into or out of trucks, tankers or railcars shall bo based on meters or shore tanks or scales located at or near the delivery point and evidenced by bill of lading(s) or based on book, stock or inventory transfer.

(d) Pipelines. The quality of Product delivered into or out of pipelines shall be in accordance with the specifications set forth by the relevant pipeline. Quantities shall be

5

determined by pipeline motor tickets based on calibrated pipeline meters or if such meters are unavailable, by calibration tables, or based on book, stock or inventory transfer.

Seller shall permit Buyer to review and copy relevant meter proving records and witness proving tests as requested. Samples of Products transferred hereunder shall be retained for ninety (90) days.

6. Compliance with Applicable Laws. Seller and Buyer each agree to comply fully in the performance of this Agreement with all Applicable Laws. All Products sold to Buyer-under this Agreement shall be produced and delivered in full compliance with all Applicable Law. The failure of Products to conform to the requirements of Applicable Law shall, in addition to all of its available remedies, entitle Buyer to return the Products to Seller or take such other steps as are reasonably necessary to comply with Applicable Law.

7. Warranty of Title. Seller represents and warrants to Buyer that (i) as of the date of delivery of the Products hereunder, Seller has marketable title to the Products sold and delivered, free and clear of any liens or encumbrances, other than taxes that are due by Buyer and governmental and statutory liens securing payments not yet due and payable; (ii) Seller has full right and authority to transfer such title of such Products to Buyer and (iii) the Products conform to the Specifications. EXCEPT FOR THOSE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS, GUARANTEES OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY AND THAT OF FITNESS FOR A PARTICULAR PURPOSE, AS APPLICABLE. NOTWITHSTANDING ANY COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE (OR LACK THEREOF) INCONSISTENT HEREWITH, SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS, GUARANTEES OR WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS OF THE PRODUCT FOR A PARTICULAR PURPOSE.

8. Hazard Warning Responsibility: With the other documents required hereunder, Seller shall provide to Buyer a Material Safety Data Sheet for each Product delivered hereunder. Buyer acknowledges that there may be hazards associated with the loading, unloading, transporting, handling or use of the Product sold hereunder, which may require that warnings be communicated to or other precautionary action taken with all persons handling, coming into contact with, or in anyway concerned with the Products sold hereunder.

9. Deliveries; Liftings: Deliveries shall be made within the delivery terminal’s usual business hours provided that reasonable advance written notice of each delivery has been given by Buyer. Nominations for pipeline delivery shall be given during normal business hours in accordance with the pipeline’s policies and time constraints. Seller’s failure to deliver Product and Buyer’s failure to lift Product, each in accordance with the terms and conditions of this Agreement for any reason other than those included in Section 4, Financial Responsibility, and Section 13, Force Majeure, shall constitute a default under this Agreement.

10. Indemnity. SELLER AND BUYER MUTUALLY COVENANT TO AND SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD EACH OTHER AND THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, AGENTS AND

6

CONTRACTORS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, SUITS, LOSSES (INCLUDING WITHOUT LIMITATION, COSTS OF DEFENSE, ATTORNEYS’ FEES, PENALTIES AND INTEREST), DAMAGES, CAUSES OF ACTION AND LIABILITY OF EVERY TYPE AND CHARACTER WITHOUT REGARD TO AMOUNT (TOGETHER, “LOSSES”) CAUSED BY, ARISING OUT OF OR RESULTING FROM THE ACTS OR OMISSIONS OF NEGLIGENCE OR WRONGDOING OF SUCH INDEMNIFYING PARTY, ITS OFFICERS, EMPLOYEES, . CONTRACTORS OR AGENTS WITH RESPECT TO THE PURCHASE AND SALE OF PRODUCTS HEREUNDER, EXCEPT TO THE EXTENT SUCH LOSSES ARE CAUSED BY, ARISE OUT OF OR RESULT FROM THE ACTS OR OMISSIONS OF NEGLIGENCE OR WRONGDOING OF THE INDEMNIFIED PARTY.

11. Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER SELLER NOR BUYER SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, SPECIAL OR PUNITIVE DAMAGES, OR FOR LOST PROFITS, WHICH ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF WHETHER IN CONTRACT, TORT OR OTHERWISE.

12. Taxes.

(a) Unless otherwise specifically provided in this Agreement, Seller shall be liable for any and all Taxes with respect to the Products delivered hereunder, the taxable incident of which occurs before the transfer of title to the Products to Buyer, Unless otherwise specifically provided in this Agreement, Buyer shall be liable for any and all Taxes with respect to the Products delivered hereunder, the taxable incident of which occurs after transfer of title to the Products to Buyer. If any ad valorem or personal property taxes are assessed against Products sold hereunder, the Party having title to the Products at the time such tax liability is assessed shall be responsible for payment of such taxes.

(b) Unless specifically provided in the Agreement, any and all Taxes the taxable incident of which is the transfer of title, regardless of the character, method of calculation or measure of the levy or assessment, shall be paid by the Party upon which the Tax is imposed by the applicable taxing authority. To the extent a Party (“X”) is required by Applicable Law to pay or remit certain Taxes on behalf of the other Party (“Y”) or X otherwise pays Taxes for which Y is liable, Y shall reimburse X to the extent X paid such Taxes, Y’s reimbursements of Taxes to X shall be grossed up as necessary to return to X, after payment of any taxes thereon, the amount actually paid by X. A Party shall not be responsible for any penalties or interest related to the obligations of the other Party in respect of Taxes to the extent such penalties or interest accrue based on the actions or inactions of the other Party.

(c) If Buyer claims exemption from any of the aforesaid Taxes, then Buyer, in lieu of payment of or reimbursement of such Taxes to Seller, shall furnish Seller with a properly completed and executed exemption certificate in the form prescribed by the

7

appropriate taxing authority. Buyer shall promptly notify Seller in writing of any change in the status of its exemption.

(d) Each Party shall provide to the other Party a properly executed Internal Revenue Service Form W-9 (or successor form), as appropriate, upon the execution of this Agreement and subsequently if the information in such form becomes materially inaccurate or such form expires or becomes obsolete. Each Party further agrees to promptly deliver to the other Party any other tax form or certificate reasonably requested by the other Party.

13. Force Majeure.

(a) Affect of Force Majeure. Neither Party shall be liable to the other Party if it is rendered unable by an event of Force Majeure to perform in whole or in part any obligation or condition under this Agreement, for so long as the event of Force Majeure exists and to the extent that performance is hindered by the event of Force Majeure; provided, however, that the Party unable to perform shall use commercially reasonable efforts to avoid or remove the event of Force Majeure (provided, however, no Party shall be compelled to resolve any strikes, lockouts or other industrial disputes other than as it shall determine to be in its best interests). During the period that a Party’s performance of its obligations under this Agreement has been suspended in whole or part by reason of an event of Force Majeure, the other Party likewise may suspend the performance of all or part of its obligations to the extent that such suspension is commercially reasonable, except for any payment and indemnification obligations arising prior to the occurrence of such Force Majeure event.

(b) Notice. If the event of Force Majeure renders either Party unable, in whole or in part, to carry out its obligations under this Agreement, such Party (the “Notifying Party”) must give the other Party (the “Noticed Party”) notice and full particulars in writing as soon as practicable after the occurrence of the causes relied upon, or give notice by telephone and follow such notice with a written confirmation within forty-eight (48) hours.

(c) Termination. In the event that the period of suspension due to a Force Majeure event shall continue in excess of 30 days from the date that notice of such event is given, and so long as such event is continuing, either Party, in its sole discretion, may terminate such affected transaction by written notice to the other Party, and neither Party shall have any further liability to the other Party in respect of such transaction except for the rights and remedies previously accrued.

14. Independent Contractor. In performing their respective services pursuant to this Agreement, Seller and Buyer are acting solely as independent contractors maintaining complete control over their respective employees, facilities, and operations. Neither Seller nor Buyer is authorized to take any action in any way whatsoever for or on behalf of the other, except as may be necessary to prevent injury to persons or property, or, in accordance with this Agreement, to contain, reduce or clean up any spills that may occur.

8

15. Default. A Party will be in default if it: (a) breaches this Agreement, and the breach is not cured within fifteen (15) business days after receiving notice from the non-defaulting Party; (b) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (c) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (d) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (e) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation, (f) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger; (g) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (h) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (i) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature or (j) takes any other action to authorize any of the actions set forth above. In the event of default, the non-defaulting Party may terminate this Agreement upon notice to the defaulting Party.

16. Liquidation Clause. The Parties acknowledge that this Agreement is a “Forward Contract” as defined in the Bankruptcy Code [(11 U.S.C. Sec. 101(25)]. If one Party (the “Defaulting Party”) (i) shall voluntarily file a petition in bankruptcy, reorganization, or receivership or shall be forced by its creditors into bankruptcy, reorganization or receivership, (ii) becomes insolvent or incapable of paying its debts as they become due, or (iii) makes a general assignment for the benefit of creditors, the other Party (the “Liquidating Party”) shall have the immediate right, exercisable in its sole discretion, to liquidate this Agreement and all other forward contracts as defined in the Bankruptcy Code then outstanding between the Parties (whether the Liquidating Party is Seller or Buyer thereunder) by closing out all such contracts at the then current market prices so that each contract being liquidated is terminated except for the settlement payment referred to below. The Liquidating Party shall calculate the difference, if any, between the price specified in each contract so liquidated, and the market price for the relevant commodity as of the date of liquidation (as determined by the Liquidating Party in any commercially reasonable manner), and aggregate or net such settlement payments, as appropriate, to a single liquidated amount. Payment of said settlement payment will be due and payable within one (1) Banking Day after reasonable notice of liquidation, The liquidation and close-out of this Agreement and all other forward contracts is in addition to any other rights and remedies which the other Party may have.

17. Miscellaneous.

(a) Notices. Any notice required under this Agreement must be sent or transmitted by (a) United States mail, certified or registered, return receipt requested, (b) confirmed overnight courier service, or (c) confirmed facsimile transmission properly addressed or transmitted to the address of the Party indicated below or to such other address or facsimile number as one Party shall provide to the other Party in accordance with this provision. All notices, consents, requests, demands and other communications hereunder are to be in writing, and are deemed to have been duly given or made on the

9

delivery date if delivery is made before or during applicable normal business hours or on the next Business Day if delivered after applicable normal business hours. In the event a delivery/notice deadline fails on weekend or holiday, then the applicable deadline will be extended to include the first Business Day following such weekend or holiday.

If to Seller:	Seller Paulsboro Refining Company LLC Attn. General Counsel One Sound Shore Drive, Suite 303 Greenwich, CT 06830 FAX: 203-629-1606

If to Buyer:	Valero Marketing and Supply Company Attn: SVP Product Supply and Wholesale Marketing One Valero Way San Antonio, TX 78249-1616 Fax: (210) 345-[ ]

(b) No Waiver. No waiver of any right under this Agreement at any time will serve to waive of the same right at any future date.

(c) Amendment. No amendment to this Agreement will be effective unless made in wilting and signed by an officer or other authorized representative of both Parties.

(d) Severability. If a provision of this Agreement is unenforceable under any Applicable Law, that provision will be enforced to the maximum extent permitted by Applicable Law. The remaining provisions of this Agreement will continue in full force and effect,

(e) Assignment. Buyer may not assign any of its rights, duties, or obligations provided for under this Agreement, in whole or in part, without the prior written consent of Seller, such approval not to unreasonably withheld. Any purported assignment of this Agreement in violation if this Section 17(e) will be void. The above notwithstanding, Buyer shall have the right to assign this Agreement to any Affiliate by providing written notice of such assignment to Seller.

(f) Audit: Each Party and its duly authorized representatives shall have access during customary business hours to the accounting records and other documents maintained by the other Party which relate to this Agreement and shall have the right to audit such records at any reasonable time or times within two (2) year after the delivery/receipt of Product provided for in this Agreement, However, a Party can only conduct one audit per year, and the same year cannot be re-audited.

(g) Conflict of Interest. Neither Party will pay any commission, fee, or rebate to an employee of the other Party or favor an employee of the other Party with any gift or entertainment of significant value.

10

(h) Choice of Law: Dispute Resolution: This Agreement shall be construed, interpreted and the rights of the parties determined In accordance with the laws of the State of New York, exclusive of its conflict of laws principles. All controversies or disputes arising out of and related to this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in Exhibit D of the SPA.

(i) Jurisdiction; Consent to Service of Process; Waiver. Each of the Parties hereto agrees, subject to Section 17(h), that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any Federal or state court in the New York, New York and solely in connection with such claims, if any, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 17(a) of the Agreement. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided herein and shall not be deemed to confer rights on any Person (as such term is defined in the SPA) other than the Parties hereto. Each of the Parties hereto knowingly and intentionally, irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim therein.

(j) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and part of one and the same document.

(k) Entire Agreement. This Agreement represents the entire agreement of the Parties with respect to the matters contemplated by this Agreement.

(l) Commissions and Gifts: No director, officer, employee or agent of either Party shall give or receive any commission, fee, rebate, gift or entertainment of significant value or cost in connection with this Agreement. Further, neither Party shall make any commission, fee, rebate, gift or entertainment of significant value or cost to any governmental official or employee in connection with this Agreement.

(m) Construction. The following rules of construction will govern the interpretation of this Agreement: (a) “days,” “months,” and “years” will mean calendar days, months and years unless otherwise indicated; (b) “including” does not limit the preceding word or phrase; (c) section titles do not affect interpretation; (d) “hereof,” “herein,” and “hereunder” and words of similar meaning refer to this Agreement as a whole and not to any particular provision of this Agreement; and (e) no rule of construction interpreting this Agreement against the drafter will apply.

[End of General Terms]

11

EXHIBIT D

TERMINALING SERVICES FOR INHAUL

1

EXHIBIT D

ASPHALT MARINE TERMS

1

Exhibit I to Stock Purchase Agreement

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (the “Agreement”) dated             , is made and entered into by and between VALERO REFINING AND MARKETING COMPANY, a Delaware corporation (“Seller”), and PBF HOLDING COMPANY LLC, a Delaware corporation (“Buyer”), (each a “Party” and collectively, the “Parties”). Capitalized terms used but not defined herein shall have meanings assigned to them in the SPA (as that term is defined below),

Introduction

Buyer and Seller have entered into a Stock Purchase Agreement dated as of                  (the “SPA”), pursuant to which Buyer has acquired the Shares and thus, indirectly, the Refinery and the Business.

Buyer has requested that Seller and its Affiliates, as appropriate, provide certain services to Buyer and Buyer’s Affiliates for the period provided for herein to help facilitate the continued operation of the Business until such time as Buyer and its Affiliates have fully transitioned all aspects of running the Business over to Buyer’s personnel, systems, policies and procedures.

Seller has agreed to provide (or cause to be provided by its Affiliates or otherwise) the services described in this Agreement, according to its terms and conditions.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual promises and covenants hereinafter contained, the Parties hereto, subject to the terms and conditions hereinafter set forth, agree as follows:

SECTION 1. SERVICES PROVIDED BY SELLER TO BUYER

In order to continue the operation of the Business and to facilitate the orderly and effective transition of the Business from Seller to Buyer, Seller and its Affiliates shall use commercially reasonable efforts to provide Buyer and its Affiliates with certain services (collectively, the “Services”) to the extent such Services may be reasonably requested by Buyer from time to time for the term of this Agreement.

The Services are set forth in Exhibit A, a copy of which is attached to and made a part of this Agreement. The applicable rates, fees and charges associated with each Service are also set forth in Exhibit A. The hourly rates in Exhibit A for Services to be performed by employees of Seller and its Affiliates are based upon fully loaded rates contained in Seller’s and its Affiliates’ 2007 budgets, and do not include a profit component. Any provision by Seller of services not specifically detailed in Exhibit A must be mutually agreed upon in advance in a written amendment to this Agreement containing the scope, rates, fees and charges associated with such additional services. Seller reserves the right to outsource any Services by way of third party contracts, and such Services shall be billed to Buyer on a cost pass-through basis, without mark-up.

1

SECTION 2. PERFORMANCE OF SERVICES

2.1 Manner of Performance. Seller agrees that it shall use commercially reasonable efforts to cause its personnel who previously supported the Business prior to the Closing Date to perform the Services with the same degree of care, skill, confidentiality and diligence with which such personnel perform similar services for Seller and its Affiliates. Seller shall not be required to add staff, equipment, facilities or other resources in order to provide any Service. If a dispute arises over the nature or quality of the Services, the prior practice of Seller with respect to the Services (since the time of Seller’s acquisition by Valero Energy Corporation), as determined from the books and records of Seller relating to the Business, shall be conclusive as to the nature and quality of the Services.

2.2 Provision of Information. Any data, information, equipment or general directions necessary for Seller or any of its Affiliates to perform the Services shall be submitted by Buyer or its Affiliates in a timely manner. Information, data and directions to be provided by Seller and its Affiliates as part of the Services shall likewise be provided to Buyer in a timely manner.

2.3 Termination of Any Service. The termination of any one or more of the specific Services shall have no impact on Seller’s obligation to continue to provide any other Services,

2.4 Laws and Regulations. Seller and Buyer acknowledge that the Services shall be provided only with respect to the Business. Buyer represents and agrees that it and its Affiliates will use the Services provided hereunder only in accordance with all applicable federal, state and local laws and regulations, and in accordance with the conditions, rules, regulations and specifications which may be set forth in any manuals, materials, documents or instructions made available or communicated by Seller to Buyer or any of its Affiliates on an ongoing basis throughout the term of this Agreement. In performing the Services, Seller will comply and will cause its Affiliates to comply, with all applicable federal, state and local laws and regulations. Seller reserves the right to take all actions, including termination of any particular Service or Services, that Seller reasonably believes to be necessary to assure compliance with applicable laws and regulations (including specifically, but without limitation, any applicable antitrust laws and regulations); provided, however, that Seller will provide Buyer with as much prior notice as practical before taking any such action.

2.5 Modification of Service Levels. While the Parties recognize that Buyer will initially need considerable assistance with the operation of the Business, they also acknowledge that Buyer’s goal is to steadily increase its ability to operate the Business without Seller’s and its Affiliates’ assistance. In, furtherance of such goal, prior to the end of the sixth calendar month following the Closing Date and prior to the end of each calendar month thereafter, the Parties will review the Services provided to discuss whether the Services will remain at the same level or decrease during the next immediately succeeding month. Buyer will notify Seller in writing of any Service reduction or termination of Services pursuant to Section 8. Buyer will use commercially reasonable efforts to transition from the Services to self-operation as soon as reasonably possible, and will accordingly strive to reduce or terminate, pursuant to this Section 2.5 and Section 8, each Service as soon as practicable.

2

SECTION 3. CHARGES FOR SERVICES

From and after the date of this Agreement and throughout the term of this Agreement, Buyer agrees to pay to Seller on a monthly basis the service fees set forth on Exhibit A. Monthly charges for a month that includes the Closing Date or a termination date for the Agreement or any individual Service shall be prorated, based on the number of days such Services are provided in such partial month.

SECTION 4. PAYMENT OF CHARGES AND REIMBURSEMENTS

On or before the 15th day of each month during the term of this Agreement, Seller shall make a diligent effort to submit to Buyer (or its designee) an invoice for the Services provided hereunder during the immediately preceding calendar month representing amounts determined in accordance with Section 3, above, if any. Subject to Section 5.2, and except for amounts being disputed by Buyer in good faith, Buyer shall remit payment within thirty (30) days after its receipt of such invoice. Unless otherwise agreed to in writing, Buyer shall remit all funds due under this Agreement to Seller (or its designee) either by wire transfer or Automated Clearing House (ACH) in immediately available funds based on the instructions set forth in Exhibit B, a copy of which is attached to and made a part of this Agreement.

If either Seller or any of its Affiliates incurs any reasonable out-of-pocket expense or remits funds to a third party on behalf of Buyer or any of its Affiliates, in either case in connection with the rendering of any Service, then Seller shall include such amount on its monthly statement to Buyer, and Buyer will reimburse that amount to Seller (or its designee) as part of its monthly payment.

SECTION 5. RECORDS AND AUDITS

5.1 Records Maintenance and Audits. Seller shall, for the time period required by applicable law after the termination of this Agreement, maintain records and other evidence sufficient to accurately and properly reflect the performance of the Services hereunder and the amounts due determined in accordance with Section 3 hereof. Buyer or its representatives shall have reasonable access, after requesting such access in writing in advance, during normal business hours to such records for the purpose of auditing and verifying the accuracy of the invoices submitted regarding such amounts due. Any such audits performed by or on behalf of Buyer shall be at Buyer’s sole cost and expense. Buyer shall have the right to audit Seller’s books for a period of one (1) year after the month in which the Services were rendered, except in those circumstances where contracts by Seller or any of its Affiliates with third parties limit the audit period to less than one year.

5.2 Disputed Amounts. In the event of a good-faith dispute as to the amount and/or propriety of any invoices or any portions thereof submitted pursuant to Sections 3 and 4, if any, Buyer shall pay all undisputed charges on such invoice, but shall be entitled to withhold payment of any amount in dispute and shall promptly notify Seller in writing of such disputed amounts and the reasons each such charge is disputed. Upon written request, Seller shall use commercially

3

reasonable efforts to provide Buyer with sufficient records relating to the disputed charge so as to enable the Parties to resolve the dispute. In the event the Parties are unable to resolve the dispute within 30 days after the invoice becomes due, the matter shall be submitted to Giant Thornton LLP, or such other accounting firm as the Parties shall agree, The fees and expenses related to such resolution of the dispute by such firm shall be borne 50% by Buyer and 50% by Seller. Buyer shall remit payment of the amount determined by such firm to be properly payable not later than ten (10) days following such determination, together with interest thereon calculated daily at the Applicable Rate. In the event of any overpayments by Buyer, Seller agrees to promptly (a) refund any such overpaid amount to Buyer, as well as (b) pay interest on the overpayment calculated daily at the Applicable Rate. The determination of such accounting firm in resolution of the dispute shall be final and binding upon the Parties and enforceable by either Party in any court of competent jurisdiction, absent fraud or manifest error, So long as the Parties are attempting to resolve the dispute, neither Party shall be entitled to terminate the Services related to, or the cause of, the disputed amounts.

5.3 Undisputed Amounts. Any statement or payment not disputed in writing by Seller or Buyer, as applicable, within one (1) year of the date of such statement or payment shall be considered final and no longer subject to dispute or adjustment.

SECTION 6. CONFIDENTIALITY

Each Party acknowledges that in connection with its performance under this Agreement, it may gain access to confidential material and information that is proprietary to the other Party. Unless otherwise required by applicable law, each Party agrees:

(a) to hold such material and information in strict confidence and not make use thereof other than for performance under or enforcement of this Agreement or the operation of the Business;

(b) to reveal such material and information only to those employees and contractors requiring such information in connection with the performance of the Services or the operation of the Business only after such employees agree to be bound by the provisions of this confidentiality provision; and

(c) not to reveal such material and information to any third person, except as necessary in connection with the performance or evaluation of the Services or the operation of the Business, and then only to the extent that such persons agree to be bound by the confidentiality obligations set forth herein.

This confidentiality provision shall survive for a period of two (2) years following the expiration or termination of this Agreement.

4

SECTION 7. TERM OF AGREEMENT

Unless sooner terminated pursuant to Section 8 hereof, this Agreement shall be for a term commencing on the Closing Date and ending on the last day of the twelfth (12th) calendar month following the month in which the Closing Date occurs.

SECTION 8. TERMINATION

8.1 Termination of Agreement. At any time, Buyer may terminate this Agreement for any reason whatsoever by giving Seller at least ten (10) days’ prior written notice to that effect. Buyer shall pay Seller for all charges determined pursuant to Section 3 and incurred up to the date of such termination, Subject to Section 5, Seller may also terminate this Agreement if Buyer does not tender payment of all undisputed amounts for the Services within ten (10) days after Buyer is given written notice of a failure to pay.

8.2 Termination of Services. At any time or from time to time, Buyer may terminate any one or more of the specific Services provided hereunder by giving Seller at least ten (10) days’ prior written notice to that effect, Either Party may terminate any one or more of the specific Services if the providing of such Service would violate any applicable regulation, statute, ordinance or other law; provided, however, that Seller shall give Buyer as much prior notice as practical before taking any such action.

SECTION 9. MISCELLANEOUS

9.1 Assignment. Neither Party shall assign, in whole or in part, any of the rights, obligations or benefits arising under this Agreement without the prior written consent of the other Party, except by operation of applicable law, except that either Party may assign its rights, obligations and benefits hereunder to any Affiliate of such Party, provided the assigning Party shall continue to remain jointly and severally liable for all of its assignee’s obligations hereunder.

9.2 Force Majeure. Seller shall not have any obligation to perform any specific Service hereunder if its failure to do so is caused by or results from any act of God, governmental action, natural disaster, strikes, terrorism, war, insurrection or any other cause or circumstances beyond its control. During the term of the force majeure, Buyer shall not have an obligation to pay for the specific Service that is subject to the force majeure.

9.3 Notices. All notices and other communications that are required to be or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by courier or mailed by registered or certified mail (postage prepaid, return receipt requested) to the relevant Party hereto at the following addresses or sent by facsimile to the following numbers:

5

If to Seller:

Valero Refining and Marketing Company

c/o Valero Energy Corporation

One Valero Way

San Antonio, Texas 78249-1616

Attention: General Counsel

Telephone: (210) 345-2246

Facsimile: (210) 345-5889

If to Buyer:

PBF Holding Company LLC

One Sound Shore Drive, Suite 303

Greenwich, CT 06830

Attention: General Counsel

Telephone: (203) 629-1577

Facsimile: (203) 629-1606

or to such other address or facsimile number as Seller or Buyer may, from time to time, designate in a written notice given in accordance with this Section 9.3. Any such notice or communication shall be effective (a) if delivered in person or by courier, upon actual receipt by the intended recipient, (b) if sent by facsimile transmission, upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during recipient’s normal business hours, or (c) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

9.4 Severability. In the event any portion of this Agreement shall be found by a court of competent jurisdiction to be unenforceable, that portion of this Agreement will be null and void and the remainder of this Agreement will be binding on the Parties as if the unenforceable provisions had never been contained herein.

9.5 Waiver. No waiver by either Party of any term or breach of this Agreement shall be construed as a waiver of any other term or breach hereof or of the same or a similar term or breach on any other occasion.

9.6 Amendment. No modification or amendment of this Agreement shall be binding upon either Party unless in writing and signed by the Parties hereto.

9.7 Entire Agreement. This Agreement, together with all exhibits attached thereto, constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties hereto regarding the subject matter hereof.

6

9.8 Warranty. SELLER DOES NOT MAKE, AND EXPRESSLY DISCLAIMS, ANY WARRANTIES OR REPRESENTATIONS EXPRESSED OR IMPLIED, WITH RESPECT TO THE SERVICES INCLUDING, WITHOUT LIMITATION, FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY.

9.9. Limitation of Liability. NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER OR THE OTHER’S AFFILIATES FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND OR NATURE WHATSOEVER, INCLUDING LOST PROFITS AND GOODWILL, EXCEPT TO THE EXTENT THE SAME ARE PAYABLE BY A PARTY OR ITS AFFILIATES TO AN UNAFFILIATED THIRD PARTY AND ARE COVERED BY THE OTHER PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER. SELLER’S AND ITS AFFILIATES’ COLLECTIVE MAXIMUM LIABILITY TO BUYER WITH RESPECT TO ALL CLAIMS ARISING OUT OF THIS AGREEMENT SHALL BE LIMITED IN THE AGGREGATE TO THE AMOUNT PAYABLE HEREUNDER BY BUYER OR ANY OF ITS AFFILIATES, SELLER’S LIABILITY FOR DIRECT DAMAGES SHALL NOT EXCEED THE AMOUNT OF FEES PAID TO SELLER UNDER THIS AGREEMENT.

9.10 Indemnification. Each Party shall release, defend (upon the other Party’s request), protect, indemnify and save the other Party harmless from and against all liability, claims, costs, expenses, demands, suits and causes of action of every kind and character arising in favor of or against such Party, its employees, contractors or agents, on account of personal injuries to or death of any person, or damages to or the loss or destruction of property, to the extent incident to or in connection with or arising out of: (a) the presence of any of such Party’s employees, contractors or agents on the other Party’s premises, or (b) the negligent act or omission of such Party or its employees, contractors or agents. The foregoing specifically includes, but is not limited to, environmental claims, but shall not be interpreted to require either Party to indemnify the other Party against the gross negligence or willful misconduct of a Party, its employees, contractors or agents.

9.11 Independent Contractor. The Parties hereto agree that the Services rendered by Seller or any of its Affiliates in the fulfillment of the terms and obligations of this Agreement shall be as an independent contractor and not as an employee of Buyer and with respect thereto, Seller, Seller’s Affiliates and their respective employees, contractors or agents are not entitled to the benefits provided by Buyer to its employees including, but not limited to, its group insurance and participation in any employee benefit and pension plans maintained by Buyer. Further, nothing stated in this Agreement shall be construed to make Seller or any of its Affiliates an agent, partner or joint venturer of or with Buyer or any of its Affiliates, No employee, contractor or agent of either Seller or any of its Affiliates shall represent himself to third persons to be other than an independent contractor of Buyer or any of its Affiliates, nor shall he permit himself to offer or agree to incur or assume any obligations or commitments in the name of Buyer or for Buyer without the prior consent and authorization of Buyer.

9.12 No Fiduciary Relationship. It is expressly understood and agreed that this Agreement is a purely commercial transaction between Seller and Buyer and that nothing stated herein shall operate to create any special or fiduciary duty that either Seller or any of its Affiliates

7

shall owe to Buyer or vice versa. Nothing stated herein shall obligate or require Seller to do anything which Seller deems to be detrimental or injurious to any other business or commercial activities of either Seller or any of its Affiliates, and it is expressly understood and agreed that Seller shall be obliged to exert only commercially reasonable efforts in providing Services hereunder.

9.13 Applicable Law; Dispute Resolution. This Agreement shall be governed by and be construed in accordance with the laws of the State of New York, exclusive of its conflict of laws principles. All controversies or disputes arising out of and related to this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in Exhibit D of the SPA.

9.14. Jurisdiction; Consent to Service of Process; Waiver. Each of the Parties hereto agrees to the jurisdiction, subject to Section 9.13, that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any Federal or state court in the State of New York and solely in connection with claims arising under such agreement or instrument or the transactions contained in or contemplated by such agreement or instrument, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mall), postage prepaid, to it at its address specified in Section 9.3 of the Agreement. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided herein and shall not be deemed to confer rights on any Person (as such term in the SPA) other than the Parties hereto. Each of the Parties hereto knowingly and intentionally, irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim therein.

9.15 Availability of Equitable Relief. Each of the Parties hereto recognizes that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. In order to prevent such irreparable injury, the arbitrators selected pursuant to Section 9.13 shall have the power to grant temporary or permanent injunctlve or other equitable relief. Notwithstanding Section 9.13, prior to the appointment of the arbitrators, a party hereto may, subject to Section 9.14, seek temporary injunctive relief from any court of competent jurisdiction; provided that the party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration in compliance with the dispute resolution procedures. Such court ordered relief shall not continue more than 10 days after the appointment of the arbitrators (or in any event for longer than 60 days).

9.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

9.17 Conflict of Terms. If the terms of this Agreement conflict with terms of the SPA with respect to any matter, then the terms of the SPA will control.

[Signature page follows]

8

The Parties hereto have executed this Agreement on the date first above written, to be effective as of the Closing Date.

VALERO REFINING AND MARKETING COMPANY

By:
Name:
Title:

PBF HOLDING COMPANY LLC

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

EXHIBIT A

SERVICES PROVIDED BY SELLER TO BUYER

AND

APPLICABLE RATES, FEES AND CHARGES

GENERAL PRINCIPLES

I. Rates and Expenses

Services will be performed at the following rates, plus any applicable taxes imposed on the performance of such services; the rate for all Services shall be $[REDACTED] per hour; provided, however, that on the first day of the sixth calendar month after the Closing Date the rate for all services will increase to $[REDACTED] per hour and on the first date of the ninth calendar month after the Closing Date, the rate for all services will increase to $[REDACTED] per hour.

Seller or its Affiliates, in their sole discretion, may utilize third parties to perform any Service. All third party expenses incurred by Seller or its Affiliates in connection with their performance of the Services will be passed on to and reimbursed by Buyer at the third party’s invoiced rate.

II. Nature and Scope of Services

The Services consist of those set forth below in this Exhibit. Each of the Services shall be provided for the full twelve month term of this Agreement, unless a shorter period is expressly provided for below or Buyer notifies Seller of its election to shorten the period during which any particular Services are to be provided.

III. Advice and Consultation

Where this Exhibit contemplates that Seller or its Affiliates will provide general advice, training or consultation, the Parties anticipate that such advice, training or consultation, if not provided by telephone, facsimile or email, will be provided in person either at the Refinery (with respect to Services heretofore provided at the Refinery) or at the San Antonio offices of Seller and certain of its Affiliates (with respect to Services normally performed by Seller and its Affiliates in San Antonio).

IV. Competition

The sole purpose of this Agreement is to effect the timely and orderly transition of the Business from Seller to Buyer in a manner intended to minimize Business disruption, which could in turn disrupt the supply of refined products to relevant markets. Because Seller and Buyer desire to ensure compliance with state and federal laws relating to the preservation of competition, and to avoid even the possible appearance of impropriety, they agree as follows:

1.	There shall be no discussion or exchange of information between the parties regarding past, present or future pricing decisions or any aspect of prices, except as they relate to the

Refinery and then only to the extent necessary in the performance of the Services and the transition of the Business.

2.	There shall be no discussion or exchange of information between the patties regarding costs they have incurred for crude oil or any other aspect of their respective businesses, except as they relate to the Refinery and then only to the extent necessary in the performance of the Services and the transition of the Business.

3.	Discussions or the exchange of any information that may be competitively sensitive are to be avoided. This would include information regarding the parties’ sales, inventory volumes, production levels and capacity, distribution and marketing strategies and business expansion or contraction plans, except as the foregoing relate to the Refinery and then only to the extent necessary in the performance of the Services and the transition of the Business.

SERVICES

I. Secondment

The employees listed below (the “Seconded Employees”) will be seconded to Buyer for so long as they remain employees of Seller or its Affiliates and for so long as Buyer requires their services up to a maximum of 180 days after the Closing Date. Buyer will provide Seller with at least twenty five (25) Business Days’ prior written notice that it no longer requires the services of each such employee:

(i)	None

During the Term, or such shorter period as determined by Buyer, the Seconded Employees shall provide 100% of their time to Buyer to perform Services. It is agreed that during the secondment the Seconded Employees will take their general work direction from Buyer. However, the Seconded Employees shall remain employees of Seller or its Affiliates and each will continue to be treated as an employee of Seller or its Affiliates, including, but not limited to, payment of wages, insurance, taxes, workers compensation coverage and benefits.

II. General Consultation

To the extent not expressly provided below, Seller will make reasonably available for questions from and meetings with Buyer other San Antonio headquarters personnel knowledgeable about the Refinery’s operations during its ownership by Seller, in an effort to facilitate knowledge transfer concerning all aspects of Refinery operations during Seller’s ownership.

III. Accounting and Finance Services

Seller will provide the following accounting and finance services to Buyer for the Business at the same level and to the same extent as the same were provided by San Antonio headquarters

2

personnel prior to Closing (subject to adjustment and reduction as mutually agreed by the Parties as these functions are transitioned to Buyer during the term of this Agreement):

1.	General Accounting: Closing expense books at month end by recording expense accruals, recording third party sales of steam and electricity, recording line handling fees, recording capital accruals, preparing balance sheet reconciliations, setting up AFEs in SAP as they relate to the refining operations. The Services do not relate to general ledger accounting, including business combination accounting, financial statement generation, consolidation or other financial reporting for the Buyer.

2.	Accounts Payable: Pay invoices after funding is received from PBF and the appropriate approvals are received by PBF employees. Reconcile GRIR accounts periodically.

3.	Hydrocarbon Accounting:

(i)	Record and track crude and feedstock purchases and related secondary costs at the designated prices in Seller’s existing accounting systems.

(ii)	Record and track the daily production and consumption of all hydrocarbons in Seller’s existing accounting systems.

(iii)	Provide a detail of inventories owned by PBF inside the refinery gates at the weighted average purchase price for the month. No LIFO calculation will be performed.

(iv)	Record and track all hydrocarbon inventory volume and price data, and generate daily volumetric and dollarized charge and yield statements.

(v)	Generate week ending and month ending charge and yield reports showing all physical transfers in and out of the refinery.

(vi)	Warehouse all data and transfer to Buyer at the end of the Transition Services related to Hydrocarbon Accounting.

4.	Accounts Payable Accounting: The Parties will cooperate to settle any accounts payable cutoff issues, such as the proper payment of and accounting for invoices received immediately before and after Closing, and the allocation of expenses related to projects in progress at Closing.

5.	Seller’s accounting personnel shall be reasonably available to answer questions from Buyer.

6.	Treasury Services: Seller will provide Buyer with Treasury and Cash Management services as reasonably required by Buyer. Post closing Cash Management services, procedures and supplemental fees will be agreed upon and documented by Buyer and Seller prior to closing.

3

7.	Tax

(i)	Provide Buyer assistance regarding property tax issues, renditions and payments and provide to Buyer, within 10 days of receipt, copies of any notices, assessments, property tax statements or other communications received from taxing authorities related to the property acquired by Buyer.

(ii)	Provide Buyer assistance with state and local tax filings and payments, including assistance as necessary with any audits and the sharing of any documentation necessary for timely and accurate submittals.

(iii)	Seller’s tax and finance personnel shall be made reasonably available to answer questions from Buyer.

8.	Seller will promptly forward to Buyer for payment any invoices received by Seller that are properly payable by Buyer under the terms of the SPA.

9.	Seller will assist Buyer with required FERC Quarterly and Annual Report filings for the Pipeline.

(i)	Seller will provide buyer with a mapping from the SAP Chart of Accounts to FERC accounts.

IV. Crude and Products Supply, Marketing and Transportation. The Services do not include any activities related to (i) the purchase, supply or transportation of crude oil or other feedstocks for the Refinery, or (ii) the marketing or transportation of any petroleum products produced at the Refinery, except for the limited services provided in Transportation Services below. For the avoidance of doubt, Buyer acknowledges that it shall perform its own hedging activities and neither Seller nor any of its Affiliates has any obligation to perform hedging on behalf of or for the benefit of Buyer or any of its Affiliates.

V. Transportation Services

1.	Seller shall provide railcar management services, including but not limited to:

(i) Seller will provide Buyer a weekly spreadsheet for all Company rail freight invoiced to Seller (including its Affiliates). Upon approval by Buyer, Buyer shall provide funds one (1) day in advance to Seller to enable Seller to timely pay the railroads provided Seller gives Buyer no less than two Business Days prior notice of the amount of such payments.

(ii) Seller shall continue to pay rentals and maintenance and inspection costs for all Loaned Railcars, and such amounts shall be invoiced to and reimbursed by Buyer hereunder.

4

(iii) Seller shall continue to coordinate railcar staging and switching operations with schedulers involved in crude and product movements into and out of Paulsboro

(iv) Seller’s rail operations personnel will be reasonably available to consult with and train Buyer’s rail operations personnel

2.	Seller and its Affiliates shall provide advice and consultation to Buyer’s relevant personnel regarding product and feedstocks movements into and out of the Refinery by truck, and regarding the administration of carrier access agreements.

VI. IT Services

1.	Until all requisite IT services are taken over by Buyer, Seller will provide the same level and type of technical infrastructure and application system support and services as were being provided to the Company as of the Closing Date. This includes but is not limited to support/services for all required applications systems, data and voice networks, servers, email, telecommunications, internet, desktop, helpdesk, and data backup and recovery. Seller will not be obligated to provide any services previously provided by Refinery-based employees who will become employees of Buyer or any of its Affiliates at Closing. Further, Seller will not generally provide any Buyer employees with access to the Valero Intranet or any other Valero systems; however, Seller will provide former employees of Seller or its Affiliates or their replacements who are based at the Refinery with alternate means to access those Valero-retained applications necessary for them to continue to perform the required business functions of the Refinery and to enable Seller to perform the services under this agreement.

2.	Seller will provide Buyer with the necessary files and data extracts to enable Buyer to migrate the Business Intellectual Properly from Seller’s IT platform to Buyer’s IT platform. The first [REDACTED] hours to provide the necessary files and data extracts will be provided by Seller, regardless of whether the Services are actually performed by Seller or by a third party. Any time spent in excess of the [REDACTED] hours shall be paid for by Buyer.

3.	Seller and Buyer will cooperate in good faith to schedule and implement all other activities required to complete the transition of IT facilities and services from Seller to Buyer. Seller’s obligation with respect to network and application set-up shall be limited to providing advice and consultation as to how the network is currently designed and how the applications and interfaces currently operate and support the business process as required to give Buyer the knowledge needed to set up their systems; Seller shall not be obligated, however, to perform any setup services or other work on Buyer’s network or applications. Seller will not provide any support or services for systems and applications based on the servers located at the Refinery. Seller will not be required to reconfigure its systems other than to achieve the legal separation and perform the specified transition services for the Refinery. Upon execution of this Agreement, Buyer will pay to Seller all license and maintenance fees for any hardware and software necessary to perform the IT Services for Buyer and prorated based on other Seller uses of such hardware and software, which will be billed to Buyer monthly from Seller.

5

4.	The expected time frames for IT services are as follows:

[REDACTED]

VII. Strategic Sourcing. Seller’s Strategic Sourcing personnel will assist the Refinery procurement staff in the administration of any Multi-Site Contracts that the vendors thereunder have agreed to continue to honor as to the Refinery post-Closing, to the same extent as the Strategic Sourcing group has heretofore supported the Refinery. In addition, Strategic Sourcing personnel will provide Buyer with the names of vendor account managers for such Multi-Site Contracts.

VIII. Human Resources. Seller will assist with the administration of human resources systems services heretofore provided by Seller’s and its Affiliates’ headquarters level personnel, including payroll (including related timekeeping), benefits administration (while on Vatero’s benefits), personnel records management, training records and Valero HR information systems, Upon request, Seller will also consult with Buyer’s personnel regarding Union grievances, employee dispute resolution matters, and labor relations. Seller and Buyer will each designate a team of qualified individuals to work on an appropriate HR transition plan.

For the avoidance of doubt, Buyer acknowledges and agrees that Seller and its Affiliates will not be providing pension administration services, 2011 benefits open enrollment, 401(k), nor will they be required to add or modify any of their benefits plans, employee programs or HR Systems as part of or in order to perform any Services.

IX. Foreign-Trade Zone Operations Seller will consult with Buyer (or any third parties Buyer engages to operate its foreign-trade zone (“FTZ”)) in order to provide information reasonably required by Buyer in order to operate the FTZ. Seller reserves the right to cease FTZ operations until such time as Buyer has met all prerequisites to reactivate the FTZ under new ownership pursuant to 19 C.F.R. Part 146. In the event both parties mutually agree to continue FTZ operations, Seller will assist Buyer in operating the FTZ to the extent permitted under applicable law and both parties will designate a team of individuals to work on an appropriate transition plan. Buyer will, at all times, be responsible for paying all customs-related duties,

6

taxes, fees, interest, penalties, and any sums whatsoever relating to the services provided hereunder except as otherwise provided herein.

As noted in the SPA, Buyer will be required to obtain its own software to manage the FTZ (or engage a consultant with the requisite software) because Seller uses enterprise software that must be retained to service other foreign-trade zones at Affiliate refineries.

References in this Section to Seller include any applicable Affiliate of Seller who performs these duties at the Seller headquarters offices in San Antonio.

X. Health, Safety and Environmental. Seller and its Affiliates will cooperate with personnel designated by Buyer to transition any HS&E activities for the Business that have heretofore been performed at the San Antonio headquarters level (as opposed to those heretofore customarily conducted at the Refinery).

XI. Lubricant Base Oil and Product Marketing (“Lubes Marketing”). Seller understands that Buyer will not be able to take on Lubes Marketing activities at Closing. Accordingly, Seller will retain responsibility for these activities under a transitional offtake and netback agreement as mutually agreed between the parties. Key provisions to this agreement include:

•	At Closing, Seller and Buyer will measure the lubricants base oil inventory, and Seller will retain this inventory (the “Retained Lubes Inventory”).

•	Seller shall retain the commercial contracts and Intellectual Property related to the sale of Lubes to facilitate the Lubes Marketing during the transition period.

•

Seller will retain all non-Paulsboro employees involved in Lubes Marketing. Employees located at Paulsboro that are primarily responsible for scheduling lubes movements or blending lubricants will become employees of Buyer at Closing, but will provide scheduling and other services necessary for Seller to perform Lubes Marketing.

•

Seller will sell lubricants base oil for the Seller’s account from the Retained Lubes Inventory. During this period, Buyer or the Company will continue to produce lubricant base oils which will be commingled with the Retained Lubes Inventory.

•

The Buyer or the Company will continue to produce lubricants base oils in sufficient quantities to satisfy the obligations of the commercial contracts over the term of the Transition Services Agreement.

•

Once the Retained Lubes Inventory is exhausted, Seller will purchase lubricants base oil from the Buyer or the Company at the weighted average contract prices, less a marketing fee. This fee will be in lieu of the hourly fee noted in under the Rates and Expenses section at the beginning of Exhibit A. The marketing fee will be sufficient to cover Seller’s fully-burdened costs, but will not contain a profit margin.

•	Sales will be handled via the existing commercial contracts, utilizing the Seller’s accounting and IT systems as utilized by the Seller prior to Closing.

•	At the end of the transition period, the commercial contracts and Marketing Assets retained by Seller during the transition period and used exclusively for Lubes Marketing

7

will be transitioned to Buyer. The timing of this will be as mutually agreed, but in no event will exceed the term of the Transition Services Agreement.

•	The transitional offtake and netback agreement shall be in similar in form to the Offtake Agreement subject to the above terms.

8

EXHIBIT B

PAYMENT INSTRUCTIONS

Until further notice, the following are wire transfer/ACH payment instructions for payment to Seller (or its designee) owing under the terms of the Transition Services Agreement:

[REDACTED]

9

EXHIBIT J TO

STOCK PURCHASE AGREEMENT

EMPLOYEE MATTERS

Section 1.1 Represented Employees. Buyer agrees that the Company shall continue to recognize the Union as the exclusive representative for the employees in the bargaining unit covered by the Collective Bargaining Agreement. Subject to any limitations imposed by Law or applicable memoranda or letters of understanding, Buyer shall cause the Company to maintain the Collective Bargaining Agreement in full force and effect during its current term, except for changes permitted under the Collective Bargaining Agreement, applicable memoranda or letters of understanding or mutually agreed to between the Company and the Union.

Section 1.2 Retention of Employees.

(a) Continued Employment.

(i) Represented Employees. Buyer shall cause the Company to continue to employ after the Closing each Represented Employee (excluding Long-Term Inactive Employees, except as set forth in Section 1.2(a)(iv)), and subject to the severance provisions in Section 1.8 as well as the applicable terms of the Collective Bargaining Agreement; and

(ii) Non-Represented Employees. The schedule attached to this Exhibit J sets forth the list of the Non-Represented Employees (the “Listed Employees”) that Buyer and the Company will not employ as of the Closing. Except as set forth in Section 1.8(c), with respect to Listed Employees, neither Buyer, nor Company after Closing shall have any obligation to compensate, provide severance or benefits or otherwise have any other employment or wage obligations. Otherwise, after the Closing Date, Buyer shall have no obligation to continue the employment of any Post-Closing Employee who is a Non-Represented Employee.

(iii) (A) Seller shall assume or retain responsibility and liability, if any, for all Long-Term Inactive Employees, except after any re-employment to the extent that any Long-Term Inactive Employee becomes re-employed by the Company under Section 1.2(a)(iv) or 1.2(a)(v), and (B) Buyer shall assume and retain responsibility and liability, if any, for any Short-Term Inactive Employees, provided, however, (y) Seller shall be responsible for and reimburse Buyer for the costs of the short-term disability benefits (including wages and benefits) for each Short-Term Inactive Employee as of the Closing Date for so long as the Short-Term Inactive Employee continues to be eligible to receive such short-term disability benefits and to the extent such short-term disability benefits would have been included under the Company Plan as of the Closing Date, and (z) Seller shall be responsible for providing long-term disability benefits with respect to the disability of any Post-Closing Employee in any case in which the onset of the disability occurred on or prior to the Closing and including cases where a Short-Term Inactive Employee becomes eligible for long-term disability benefits due to the same Pre-Closing occurrence.

1

(iv) Long-Term Inactive Employees Who Are Represented Employees. Buyer shall cause the Company to re-employ each Long-Term Inactive Employee who is a Represented Employee on the date such employee is able to return to work, provided such return to work is within twelve (12) months of the initial date of disability in accordance with past practice. Notwithstanding any provision herein to the contrary except l.2(a)(iii)(z) above, upon re-employment, each such employee shall be considered a Post-Closing Employee for all purposes thereafter and shall no longer be considered a Long-Term Inactive Employee.

(v) Long-Term Inactive Employees Who Are Non-Represented Employees. If the Company re-employs any Long-Term Inactive Employee who is a Non-Represented Employee, within six (6) months of the Closing Date, upon re-employment, each such employee shall be considered a Post-Closing Employee for all purposes thereafter and shall no longer be considered a Long-Term Inactive Employee.

The provisions of this Section l.2(a) do not create any new or additional right or expectation of continued employment for Represented Employees or Non-Represented Employees.

(b) Employment Data. Seller shall, as of the Closing Date, provide Buyer with employment data, including the name, title, employment history (including years of service), and current salary, bonus and incentive opportunity, accrued and used vacation, sick or short-term disability pay, exempt or non-exempt status, and the job grade of each Employee.

(c) Orderly Transition. Each Employee who continues employment with the Company after the Closing as described above is referred to herein as a “Post-Closing Employee”.

(d) Employment Terms Assurances.

(i) Represented Employees. Buyer shall cause to be provided to each Post-Closing Employee who is a Represented Employee benefits that are reasonably comparable in the aggregate to those offered by the Company, Seller or Seller’s Affiliates, as applicable, to such Post-Closing Employee prior to the Closing Date, except that Buyer shall be entitled to establish such benefits as may be allowed by the Collective Bargaining Agreement. Such benefits will be provided under plans established by Buyer as of the Closing Date or prior to the expiration of the Transition Period if contemplated under the Transition Services Agreement, as applicable.

(ii) Non-Represented Employees. Buyer shall cause benefits to be provided to each Post-Closing Employee who is a Non-Represented Employee for a period of at least 6 months beginning on the Closing Date (unless earlier terminated for cause) pursuant to Buyer’s employee benefit plans as will be established as of the Closing Date, which shall be the same or similar to those plans offered to Buyer’s or Buyer’s Affiliates, similarly situated employees at other locations (“Buyer’s Plans”).

Section 1.3 Service Recognition for Post-Closing Employees.

(a) Represented Employees. Except as provided in this Section 1.3 and except to the extent otherwise required by the Collective Bargaining Agreement or applicable

2

memoranda or letters of understanding, Buyer shall ensure that all of Buyer’s Plans in which the Post-Closing Employees who are Represented Employees participate after the Closing recognize the years of service with the Company and/or its Affiliates and predecessor employers prior to the Closing of such Post-Closing Employees (such past service as reflected in the employment data furnished to Buyer pursuant to Section 1.2(b)) for eligibility, vesting and benefit determination purposes to the same extent as such Post-Closing Employee was entitled, before the Closing, to credit for such service under any similar Seller’s Plans, but Buyer shall have no obligation to recognize such years of service for benefit accrual purposes.

(b) Non-Represented Employees. Except as provided in this Section 1.3, Buyer shall ensure that all of Buyer’s Plans in which the Post-Closing Employees who are Non-Represented Employees participate after the Closing recognize the years of service with the Company and/or its Affiliates and predecessor employers prior to the Closing of any such Post-Closing Employees (such past service as reflected in the employment data furnished to Buyer pursuant to Section 1.2(b)) for eligibility, vesting and benefit determination purposes to the same extent as such Post-Closing Employee was entitled, before the Closing, to credit for such service under any similar Seller’s Plans, but Buyer shall have no obligation to recognize such years of service for benefit accrual purposes.

Section 1.4 Retirement Plan Coverage.

(a) As a result of the transactions contemplated by this Agreement, from and after Closing, the Company will no longer be considered an “affiliate” under ERISA for purposes of the Company Plans and no Post Closing Employee shall be eligible to accrue additional benefits under any such Company Plan. On and after the Closing, Post-Closing Employees shall become participants in a tax-qualified retirement plan to be established by Buyer as of the Closing Date (“Buyer’s Pension”) with full credit for eligibility, vesting and benefit entitlement purposes (but not for benefit accrual) for service with the Company and/or its Affiliates and predecessor employers prior to the Closing as provided for in Section 1.3. As of the Closing Date, Post-Closing Employees who are participants in the Valero Energy Corporation Pension Plan (“Seller’s Pension Plan”) shall be fully vested in their accrued benefits under Seller’s Pension Plan.

(b) Buyer shall permit each Post-Closing Employee to elect on the Closing Date (or as soon thereafter as reasonably practicable) a direct rollover of his or her eligible rollover distributions except to the extent of any outstanding plan loans under the Valero Energy Corporation Thrift Plan and the Premcor Retirement Savings Plan, as applicable (collectively “Seller’s Savings Plans”) to a tax-qualified defined contribution plan to be established by Buyer as of the Closing Date (the “Buyer’s Savings Plan”). Any such rollovers shall be made to the Buyer’s Savings Plan in cash, Seller represents, covenants and agrees with respect to the Seller’s Savings Plans, and Buyer represents, covenants and agrees with respect to the Buyer’s Savings Plan, that, as of each date of a rollover described in this paragraph, such plan (i) is intended to satisfy the requirements of Section 401(a) and (k) of the Code, and (ii) will have received, or an application will be timely filed for, a favorable determination letter from the Internal Revenue Service regarding such qualified status. Buyer will have no obligation with respect to amounts attributable to Seller’s Savings Plans other than acceptance of the rollovers requested by Post-Closing Employees. Seller shall take (or shall cause its Affiliates to take) any action required to

3

ensure that Post-Closing Employees who are participants in the Seller’s Savings Plans shall be fully vested in their accounts in the Seller’s Savings Plans.

Section 1.5 Welfare Plan Coverage. With respect to each Post-Closing Employee who elects to participate in Welfare Plans to be established by Buyer prior to the expiration of the Transition Period if contemplated under the Transition Services Agreement, Buyer shall, to the extent allowed under Buyer’s Welfare Plans, waive any pre-existing condition exclusions to coverage, any evidence of insurability provisions, any active at work requirement and any waiting period or service requirements that did not exist or had been waived or otherwise satisfied under Seller’s Welfare Plans, provided the Post-Closing Employee enrolls within a reasonable period of time after first becoming eligible to enroll.

Section 1.6 Post-Retirement Welfare Benefits.

(a) Seller and its Affiliates shall be responsible for all post-retirement medical, dental and life insurance (“Retiree Welfare Benefit”) coverage for any eligible Employees or eligible former employees who do not become Post-Closing Employees. Seller and its Affiliates also shall make available or cause to be made available Retiree Welfare Benefit coverage (“Retiree Welfare Benefit Plan”) to any Post-Closing Employee who satisfies the eligibility requirements for a Retiree Welfare Benefit under the applicable plan as of the Closing Date and elects to participate in the Retiree Welfare Benefit Plan offered by Seller, and each such eligible Post-Closing Employee shall be permitted to enroll in such coverage in accordance with the terms of the applicable Retiree Welfare Benefit Plan.

(b) After the Closing, Buyer shall provide or cause to be provided coverage under Buyer’s then existing Welfare Plans to all Post-Closing Employees up to age 65 and subject to eligibility requirements who do not satisfy the eligibility requirements for a Retiree Welfare Benefit as of the Closing Date or who do satisfy the eligibility requirements and do not elect such coverage in accordance with the terms of the applicable Retiree Welfare Benefit Plan, and give full credit for service of such Post-Closing Employees with the Company and/or any of its Affiliates or a predecessor employer prior to the Closing as provided for in Section 1.3.

Section 1.7 Other Benefits.

(a) Buyer shall cause the Company to honor the Post-Closing Employees accrued vacation entitlement, except for any carry over or banked amount. Promptly following the Closing Date, Seller shall pay Post-Closing Employees for vacation the Post-Closing Employees have carried over or banked from prior years up to and including the Closing Date. At the beginning of the calendar year next succeeding the Closing Date, Post-Closing Employees shall be covered by Buyer’s vacation schedule (or the vacation schedule in the Collective Bargaining Agreement, as applicable) going forward but with recognition of past service to determine vacation entitlement levels. Within thirty (30) days after the Closing, Seller will provide to Buyer a list of the accrued vacation entitlement for the Post-Closing Employees. Within thirty (30) days after the Closing Date, earned and accrued vacation liabilities of Post-Closing Employees for the calendar year in which Closing occurs (the “Closing Year”) will be calculated as follows: the days during the Closing Year that Seller owned the Shares will be calculated, as will the number of days Buyer will own the Shares. Fractions will be calculated in

4

which the numerators will be the number of days during the Closing Year that Seller owned the Shares, and the number of days during the Closing Year that Buyer will own the Shares, respectively, and the denominators will be the number of days in the year of the Closing Year. These fractions will be multiplied by the number of eligibility hours of vacation entitlement (not including carried over or banked vacation) for Post-Closing Employees on the Closing Date, whether already taken or not. The resulting calculation will yield the number of hours of vacation attributable to the account of both Buyer and Seller. To the extent the total actual remaining vacation entitlement (not including carried over or banked vacation hours) to be taken in the Closing Year by Post-Closing Employees is greater than the total number of vacation hours attributable to Buyer, Seller will pay Buyer the Dollar amount of the difference as an adjustment to Net Working Capital. To the extent that the total actual remaining vacation entitlement (not including carried over or banked vacation hours) to be taken in the Closing Year by Post-Closing Employees is less than the total number of vacation hours attributable to Buyer, Buyer will pay Seller the Dollar amount of the difference as an adjustment to Net Working Capital. This Dollar amount will be calculated by multiplying the total number of vacation hours (by which the total actual remaining vacation entitlement less carried over or banked vacation hours to be taken in the Closing Year exceeds (or is less than) the total number of vacation hours attributable to Buyer or Seller in the Closing Year) by the average hourly rate (based on an individual-by-individual rate analysis) or the average staff employee rate (based on an individual-by-individual rate analysis).

(b) Seller agrees to (or shall cause its Affiliates to agree to) (i) fully vest any stock options and shares of restricted stock granted to Post-Closing Employees who would otherwise forfeit those awards as a result of this transaction under any stock incentive plan or stock option plan of Valero or any of its Affiliates, and (ii) permit all such options to be exercised for one year following the Closing Date, except to the extent the option expires earlier.

(c) Seller agrees to pay (or cause its Affiliates to pay) to eligible Post-Closing Employees a pro rata portion of any bonuses payable for the Closing Year based on the number of days prior to the Closing that the Post-Closing Employees were covered under Valero’s bonus plan, such payments to be based on targeted bonus amounts for such employees under Valero’s bonus plan; provided, however, that any bonus payable to Represented Employees is discretionary and any potential payment is also subject to the execution of documentation determined to be sufficient by the Seller.

(d) Buyer agrees to reimburse Post-Closing Employees for tuition payments incurred by such Employees after the Closing for courses that began before the Closing, but only if such courses qualified for reimbursement under Seller’s Educational Assistance plan.

Section 1.8 Liabilities and Indemnities.

(a) Post-Closing Severance/WARN Act. Buyer and the Company shall be responsible for, and Buyer shall indemnify the Seller Indemnitees from and against all Claims and Losses arising out of the notification or other requirements of the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any comparable state Law (collectively, the “WARN Act”), with respect to Post-Closing Employees after the Closing. However, Seller shall be responsible for, and shall indemnify the Buyer Indemnitees from and against all Claims

5

and Losses arising out of the notification or other requirements of the WARN Act with respect to Employees who do not become Post-Closing Employees, and Former Employees, other than Listed Employees, whether or not the termination occurred or occurs prior to, on, or after the Closing.

(b) Workers’ Compensation. Seller shall be responsible for workers’, compensation claims with respect to any Former Employee and any Post-Closing Employee if the incident or alleged incident giving rise to the claim occurred at or prior to the Closing. Buyer and the Company shall be responsible for any workers’, compensation claims with respect to any Post-Closing Employee if the incident or alleged incident giving rise to the claim occurs after the Closing. In the event of doubt as to the date of the occurrence of the incident or alleged incident, Buyer shall process the claim. With respect to all workers’ compensation or similar claims (hereinafter “Compensation Claims”) filed with an appropriate agency by or on behalf of any Post-Closing Employee (such employees are, for purposes of this paragraph, hereinafter collectively referred to as “Claiming Employee”), or by the spouse, dependent(s) or personal representative of such Claiming Employee which is first filed after the Closing, (i) Seller shall process, defend and be responsible for, and shall indemnify the Buyer Indemnitees from and against any such Compensation Claim if the incident or alleged incident giving rise to the claim is alleged to have occurred on or prior to the Closing, (ii) Buyer shall process, defend and be responsible for, and shall indemnify the Seller Indemnitees from and against any such Compensation Claim if the incident or alleged incident giving rise to the claim is alleged to have occurred subsequent to the Closing, and (iii) in the event any such Compensation Claim is filed after the Closing and the incident or alleged incident giving rise to the claim is alleged to have occurred both prior and subsequent to the Closing, Buyer shall, in consultation with Seller and taking into account Seller’s reasonable suggestions, process such claim (and Seller shall reimburse Buyer for its allocable portion of the reasonable cost of defense), and the liability for such claim as between the parties shall be based upon the length of exposure to such incident or alleged incident while employed by the Company before and after the Closing. Thus, as between the parties, the proportionate share of liability shall equal a fraction the denominator of which shall be the Claiming Employee’s total length of exposure to such incident or alleged incident, and the numerator of which shall be in the case of Buyer, the Claiming Employee’s total length of exposure while employed after the Closing, and in the case of Seller, the Claiming Employee’s total length of exposure while employed prior to the Closing.

(c) Severance and Termination Liability for Listed Employees. Seller and Buyer shall each be responsible for one-half of any severance payments to be made to the Listed Employees, with Buyer’s one-half to be made as an adjustment to the Purchase Price at Closing, Except with respect to the severance obligations referenced in the preceding sentence, Liabilities or obligations arising out of or with respect to the Listed Employees’ employment by the Company prior to Closing shall be a Retained Liability under Section 2.6(b); provided that Buyer shall be responsible for, and shall indemnify the Seller Indemnitees against, Claims and Liabilities made by any Listed Employee to the extent related to the selection of the Listed Employees for termination, including Buyer’s criteria for selection.

Section 1.9 No Third Party Beneficiaries. No provision of Section 1.1 through Section 1.8 shall create any third-party beneficiary rights in any Person, including any employee or former employee (and any beneficiaries, dependents or representatives thereof) of the

6

Company, Seller or Buyer, or any of their respective Affiliates, and no provision of Section 1.1 through Section 1.8 shall create such third-party beneficiary rights in any Person in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement of Buyer or its Affiliates.

7

SCHEDULE TO EXHIBIT J EMPLOYEE MATTERS

Listed Employees

Up to 3 employees in Loss Control (to be identified by Buyer within 2 weeks of the Effective Date)

[REDACTED]

[REDACTED]

[REDACTED]

[REDACTED]

[REDACTED]

8

EXHIBIT K

TO

STOCK PURCHASE AGREEMENT

ACCESS EASEMENT

STATE OF NEW JERSEY	§
§
COUNTY OF GLOUCESTER	§

AGREEMENT AND GRANT OF EASEMENT

THIS EASEMENT AGREEMENT (this “Agreement”) is entered into effective as of the                  day of _____, 2010 (the “Effective Date”), by and between VALERO REFINING COMPANY-NEW JERSEY, a Delaware corporation, having an address at 800 Billingsport Road, Paulsboro, NJ 08066, hereinafter referred to herein as “Grantor”, and VALERO ENERGY CORPORATION, a Delaware corporation, having an address at One Valero Way, San Antonio, TX 78249, hereinafter referred to herein as “Grantee.”

Recitals

A. Grantor is the owner of a certain petroleum refinery (the “Refinery”), located in Gloucester County, New Jersey, on those certain tracts, pieces or parcels of land more particularly described in Exhibit “A” attached hereto and incorporated herein for all purposes (together with all improvements thereon and all appurtenances thereto, the “Easement Property”).

B. In connection with Grantor’s purchase of the Refinery from Mobil Oil Corporation (predecessor in interest to Exxon Mobil Corporation, hereinafter referred to as “ExxonMobil”), Grantor and its affiliate at the time, Valero Marketing and Supply Company (“VMSC”), entered into certain agreements with ExxonMobil and its affiliates including, without limitation, those agreements listed on Exhibit “B” attached hereto and incorporated herein for all purposes (as the same have been and may hereafter be amended from time to time, the “Refinery Agreements”). The Refinery Agreements require Grantor to, among other things, produce certain products and provide certain services at the Refinery for the benefit of ExxonMobil and its affiliates.

C. At the time Grantor acquired the Refinery from ExxonMobil, Grantor was owned by Valero Refining and Marketing Company (“VRMC”), a subsidiary of Grantee, and ExxonMobil required Grantee to enter into a certain Guaranty to and for the benefit of ExxonMobil and certain of its affiliates, dated as of September 16, 1998 (the “Guaranty”), whereby Grantee guaranteed, among other things, certain obligations of Grantor and VMSC under the Refinery Agreements (the “Obligations”). Reference may be had to the Guaranty for a more detailed description of the Obligations.

D. Pursuant to a Stock Purchase Agreement dated as of September 24, 2010 (“SPA”), prior to the Effective Date, PBF Holding Company LLC agreed to acquire all of the issued and outstanding shares of Grantor from VRMC. After the closing of the Stock Purchase Agreement, Grantee will no longer be affiliated with Grantor.

E. Pursuant to the SPA, the parties contemplated that VMSC will assign its interest in those Refinery Agreements to which it is a party to Grantor, and Grantor will assume VMSC’s remaining obligations under those Refinery Agreements.

F. Because Grantee will no longer be affiliated with Grantor, and in an effort to mitigate its potential liabilities under the Guaranty in the event that Grantor or any of its successors or assigns fails to honor or perform any of the Obligations Grantee has requested that Grantor grant an easement to Grantee over the Easement Property to allow Grantee access to the Refinery for purposes of performing or otherwise satisfying such Obligations.

G. Grantor has agreed to grant such easement to Grantee, upon and subject to the terms and conditions set forth below.

Agreement Terms

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, including, without limitation, the covenants and agreements contained herein and the benefits accruing to Grantor by reason of the Guaranty, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Recitals. The foregoing recitals are incorporated herein for all purposes.

2. Grant of Easement. Grantor hereby GRANTS and CONVEYS to Grantee, its successors and assigns, a right of way and non-exclusive easement (“Easement”) through, over, upon, under, above, in, across and along the Easement Property, including the right to make use of all improvements, equipment, facilities and appurtenances thereon, for purposes of taking any and all actions reasonably necessary to perform the Obligations or as may otherwise be necessary or desirable, in Grantee’s sole but reasonable discretion, to satisfy Grantee’s obligations under the Guaranty as it relates to the Refinery Agreements (collectively, the “Easement Activities”), subject to the terms of this Agreement. TO HAVE AND TO HOLD said Easement unto Grantee, its successors and assigns, for the uses and purposes herein set forth, beginning on the Effective Date of this Agreement and continuing until the Expiration Date (as defined below).

3. Term. The term of this Agreement and the Easement conveyed herein shall commence on the Effective Date and end on the earlier of (i) twenty (20) years after the Effective Date or (ii) the date that Grantee is fully released and discharged from any and all liability under the Guaranty as it relates to the Refinery Agreements (the “Expiration Date”). Promptly after the Expiration Date, all rights granted herein shall automatically revert to Grantor, its successors and assigns, and, upon Grantor’s request (and delivery to Grantee of proof reasonably acceptable to Grantee that the conditions in clause (ii) of the immediately preceding sentence have been satisfied (if the Expiration Date occurs earlier than the 20 year anniversary of the Effective Date), Grantee shall promptly execute and deliver a release of this Easement in a recordable format reasonably acceptable to Grantor and Grantee.

4. Beneficiaries. The Easement is granted for the benefit of Grantee and its successors and assigns, together with their and their affiliates’ respective agents, employees, contractors, subcontractors and representatives (collectively, the “(Grantee Parties”).

5. Easement Activities. For purposes of this Agreement, the term “Easement Activities” shall include, without limitation, any activities, operations, and/or services at, on, relating to, or in connection with the Basement Property, that are necessary or desirable, in Grantee’s sole discretion, to satisfy the Obligations including, without limitation, activities associated with inhauling, processing, offloading, storing, transporting, testing, through-putting, and/or delivering any crude oils or other refinery feedstocks, petroleum lube base stocks, refined products or other products or materials.

6. Use of Refinery Facilities. The Easement and rights granted herein expressly include the right on the part of (the Grantee Parties to unimpeded access to and use of all portions of the Refinery (whether located on the Easement Property or on adjacent property leased by or otherwise under the control of Grantor or any of its affiliates) reasonably necessary for the Grantee Parties to perform the Obligations (including, without limitation, the Refinery’s docks, wharves, process units, pipelines, pipe racks, pumps, rail loading and unloading facilities, tanks, vehicles, control rooms, utility infrastructure, meters, valves, connections, conduits, and other equipment, personal property and facilities located thereon), without fee or charge to Grantee or the other Grantee Parties, as may be necessary or desirable in Grantee’s sole but reasonable discretion to permit the Grantee Parties to satisfy any or all of the Obligations.

7. Prior Notice. Prior to entering upon the Easement Property to perform any of the Easement Activities, Grantee shall provide a written, notification to Grantor (the “Breach Notice”) advising Grantor that Grantee has become aware of a breach by Grantor (or one or more of its affiliates) of one or more provisions of the Refinery Agreements, which breach has resulted or could reasonably be expected to result in Grantor becoming liable for some or all of the Obligations under the Guaranty (a “Triggering Breach”). The Breach Notice will identify such Triggering Breach with reasonable specificity. Grantor shall have a period of forty-eight (48) hours after delivery of the Breach Notice within which to (i) prove to the reasonable satisfaction of Grantee that no Triggering Breach has occurred, or if it has occurred that it is no longer continuing, or (ii) provide credible assurances reasonably acceptable to Grantee that Grantee shall not incur any liability under the Guaranty by reason of any such Triggering Breach; failing which Grantee shall be free to enter upon the Easement Property and perform the Easement Activities.

8. Conduct of Easement Activities.

a. Grantee shall have the right to designate the Grantee Parties who will be conducting the Easement Activities, Grantee will endeavor to use Grantee Parties who are qualified to perform the Easement Activities assigned to them and to perform all Easement activities in a manner consistent with prudent refining industry practices. Grantor shall cause its qualified employees and contractors who are then working at the Refinery to reasonably cooperate with and assist the Grantee Parties in the conduct of the Easement Activities.

b. Where Grantee may do so without risking an increase in its liability under the Guaranty, Grantee shall endeavor to perform (or cause to be performed) the Easement Activities at times and in a manner that do not unreasonably Interfere with Grantor’s operations at the Refinery, but Grantor acknowledges that the Grantee Parties shall have access to the Easement Property twenty-four (24) hours per day, seven (7) days per week as may be needed for them to satisfy any Obligations.

c. Grantor shall promptly issue all necessary work permits and other authorizations and take all other actions necessary on its part for the prompt and efficient prosecution of the Easement Activities.

d. In conducting the Easement Activities, the Grantee Parties shall comply with all Refinery safety and security regulations and procedures promulgated by Grantor (and made available to the Grantee Parties) that are then consistent with general US, refining industry practices and are uniformly applied by Grantor to all activities within the Refinery that are similar in nature to the Easement Activities. In addition, the Grantee Parties shall conduct all Easement Activities in compliance with all applicable laws and with the terms of any governmental permits and authorizations (collectively, “Permits”) held by Grantor, provided that the Grantee Parties are made aware of such Permits’ terms and conditions. To the fullest extent permitted by law, Grantor agrees that the Grantee Parties may use and rely upon Grantor’s Permits in the conduct of the Basement Activities. Further, should any new or amended Permits be required for the conduct of any Basement Activities, Grantor shall provide full support and cooperation to Grantee in obtaining such Permits and shall, if appropriate, obtain such Permits in Grantee’s name.

e. Grantor may designate reasonable defined routes of ingress and egress for the Grantee Parties,

f. In no event shall Grantor seek to impose any requirements or limitations on the conduct of the Basement Activities that differ from those normally followed by Grantor’s own personnel and contractors when performing the same or similar activities under similar conditions.

9. Limits of Liability. Grantor acknowledges that (i) the Grantee Parties will not have to enter the Easement Property and undertake any Easement Activities so long as Grantor (and its affiliates, as applicable) faithfully honor and perform the Obligations, and (ii) an election by Grantee to exercise its rights to enter the Easement Property and undertake Easement Activities will only occur if Grantee is exposed to liability under the Guaranty by reason of Grantor’s and/or its affiliates’ breach of the Refinery Agreements, Accordingly, Grantor hereby RELEASES, ACQUITS AND FOREVER DISCHARGES the Grantee Parties from all liability whatsoever for any losses, costs, claims, demands, damages or liabilities of any nature whatsoever (collectively, “Losses”) suffered or incurred by Grantor or any of its affiliates or any of their respective officers, directors, shareholders, agents, employees, contractors or representatives (collectively, the “Grantor Parties”) by reason of the Grantee Parties’ performance of any Easement Activities or their exercise of any other rights under this Agreement, unless and only to the extent such Losses are caused by the gross negligence or willful misconduct of the Grantee Parties (except that Grantor also reserves the right to make claims against Grantee’s unaffiliated contractors and subcontractors who perform Easement Activities to the extent Grantor suffers Losses caused by such contractors’ and subcontractors’ ordinary negligence, and Grantee agrees to reasonably cooperate with Grantor to allow Grantor to make such claims directly against such contractors and subcontractors). Furthermore, Grantor agrees that in no event shall any of the Grantee Parties ever by liable for any consequential, incidental, special, exemplary, punitive or other similar types of damages (including specifically, but without limitation, damages for lost profits and/or loss of use) arising out of or in connection with any Easement Activities (collectively, “Special Damages”), regardless of how such damages are caused and regardless of the theory of recovery, Grantor further agrees to INDEMNIFY, DEFEND and HOLD HARMLESS the Grantee Parties from and against all claims by any of the Grantor Parties for any Losses for which Grantor has expressly released the Grantee Parties under the foregoing provisions of this Section, as well as for any Special Damages claimed by any Grantor Parties, For the avoidance of doubt, the term “Grantee Parties” does not include any Grantor Parties, even if some Grantor Parties provide assistance to the Grantee Parties in connection with any Easement Activities.

10. Special Grantor Covenants Concerning the Refinery Agreements.

a. Grantor agrees for itself and all of its successors and assigns under the Refinery Agreements, including without limitation all successor owners of the Refinery (collectively, the “Refinery Agreement Obligors”), that during the term of this Agreement (i) the Refinery

Agreement Obligors shall not consent or agree to any reinstatement, renewal, amendment, modification, compromise, extension, acceleration or other change to any of the Refinery Agreements or any of the Obligations thereunder (other than amendments or other modifications that do not extend the terms thereof and otherwise could not reasonably be expected to increase Grantee’s potential liability under the Guaranty), and (ii) the Refinery Agreement Obligors shall promptly deliver to Grantee copies of any notices received by the Refinery Agreement Obligors alleging that any breach or default has occurred under any of the Refinery Agreements or that any of the Refinery Agreement Obligors has otherwise failed to pay or perform any of the Obligations.

b. In addition to the other rights and remedies available to Granteo hereunder, Grantor hereby agrees that after any Triggering Breach occurs and while such Triggering Breach is continuing, Grantee shall have the right (but no obligation) to seek and to obtain from any court of competent jurisdiction an order requiring specific performance by Grantor (or any of the other Refinery Agreement Obligors) of any Obligations under the Refinery Agreements for which Grantee has become or could reasonably be expected to become liable under the terms of the Guaranty by reason of such Triggering Breach.

11. No Waiver Reservation of Rights and Remedies. Neither this Agreement nor any election by Grantee to exorcise any of its rights hereunder shall in any way operate or bo construed as a waiver or release by Grantee of any of its rights or remedies, or as an election of remedies by Grantee, for a breach by Grantor or any affiliate of Grantor of any of their obligations under the Refinery Agreements or for any other acts or omissions resulting in liability on the part of Grantee under the Guaranty. Grantee hereby expressly reserves all of its rights and remedies, whether arising under contract, by operation of law or otherwise. Without limiting the generality of the foregoing, Grantor expressly acknowledges and agrees that in the event of any breach of this Agreement by Grantor, Granteo shall be entitled to seek and obtain temporary or permanent injunctive or other equitable relief from any court of competent jurisdiction in order to prevent irreparable injury to Grantee by reason of such breach.

12. Memorandum. The parties shall execute, acknowledge and record a memorandum of this Agreement in the appropriate public records of Gloucester County, New Jersey, sufficient to provide public notice of this Agreement and the terms hereof to all persons having any interest in the Easement Property. Each party shall have the right to provide a copy of this Agreement to any person having a legitimate Interest in the terms hereof, including, without limitation, any title company, lender, prospective purchaser of the Easement Property, actual or prospective successor or assignee of the party hereunder, the Grantee Parties, and the Grantor Parties. Should it become reasonably necessary, the parties shall also cause a copy of this entire Agreement to be filed of record in the appropriate public records.

13. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14. Successors and Assigns: Provisions Run with the Land. Grantee may assign its rights and obligations under this Agreement to any person to whom Grantee assigns its rights and obligations under the Guaranty and who agrees in writing to assume Grantee’s obligations hereunder. Grantor shall not be entitled to assign or delegate any of its rights or obligations under this Agreement, except that Grantor shall cause any person who acquires any interest in all or any portion of the Easement Property from Grantor to agree to assume, honor and be bound by the terms hereof (but Grantor shall not thereby be released from its obligations hereunder to the extent they accrued prior to such transfer or to the extent Grantor retains any interest in the Easement Property thereafter). This Agreement shall run with the title to the Easement Property and be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, including specifically, but without limitation, successive future owners and occupants of the Easement Property, all of whom shall be bound by the terms hereof.

15. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the invalid, illegal or unenforceable provision shall be reformed to the minimum extent required to render such provision valid, legal and enforceable and in a manner so as to preserve the economic and legal substance of the transactions contemplated hereby to the fullest extent permitted by law.

16. Notices. All notices and other communications that are required to be or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by recognized overnight courier with delivery confirmation or mailed by registered or certified mail (postage prepaid, return receipt requested) to the relevant party hereto at the party’s address first set forth above or to such other address as any party may, from time to time, designate in a written notice given in accordance with this Section. Any such notice or communication shall be effective (a) if delivered in poison, or by courier, upon actual receipt by the intended recipient party, or (b) if mailed, upon the earlier of five (5) days after deposit in the mail and the date of delivery as shown by the return receipt therefor. Notices and other communications sent to Grantor shall be addressed to the attention of “Refinery Manager”, and notices and other communications sent to Grantee shall be sent to the attention of “General Counsel”.

17. Third Party Beneficiaries. Except as expressly set forth herein, there are no third party beneficiaries hereto. Without limiting the generality of the foregoing, the parties expressly acknowledge and agree that nothing in this Agreement shall operate or be construed to inure to the benefit of ExxonMobil or any of its affiliates (except to the extent they may hereafter become Grantee Parties).

18. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

19. Amendment. This Agreement may not be amended except by an instrument in writing executed and delivered by the parties hereto.

[signatures contained on next page]

IN WITNESS WHEREOF, Grantor and Grantee have caused this Agreement to be duly executed and delivered by their respective duly authorized representatives on the day and year shown in the acknowledgments below, to be effective as of the Effective Date.

Witness/Attest:	Grantor:

Valero Refining Company-New Jersey

By:	By:
Name:	Name:
Title:	Title:

Witness/Attest:	Grantee:

Valero Energy Corporation

By:	By:
Name:	Name:
Title:	Title:

STATE OF _________________________	§
§
COUNTY OF _______________________	§

BE IT REMEMBERED that on this              day of             , 2010, before me, the undersigned authority, personally appeared              ,             , of Valero Refining Company-New Jersey, a Delaware corporation, who I am satisfied is the individual who signed the within instrument, sealed with the corporate seal and delivered the same as such officer aforesaid, and he acknowledged that he signed the same, and that the within instrument is the voluntary act and deed of such Corporation.

[SEAL]	Notary Public, State of ______________________________
My Commission Expires:____________________________

STATE OF TEXAS	§
§
COUNTY OF BEXAR	§

BE IT REMEMBERED that on this              day of             , 2010, before me, the undersigned authority, personally appeared             ,             , of Valero Energy Corporation, a Delaware corporation, who I am satisfied is the individual who signed the within instrument, sealed with the corporate seal and delivered the same as such officer aforesaid, and he acknowledged that he signed the same, and that the within instrument is the voluntary act and deed of such Corporation.

[SEAL]	Notary Public, State of ______________________________
My Commission Expires:____________________________

After Recording Return To:

Valero Energy Corporation

One Valero Way

San Antonio, TX 78249

Attn: Commercial Law

EXHIBIT “A”

Easement Property

[Insert Refinery Legal Description]

EXHIBIT “B”

Refinery Agreements

1.	Purchase and Sales Agreement for Lubricant Base Oils between ExxonMobil and VMSC dated September 16, 1998.

2.	[REDACTED]

3.	[REDACTED]

4.	Utility Services Agreement between Mobil Technology Company and Grantor dated September 16, 1998.

EXHIBIT L

TO

STOCK PURCHASE AGREEMENT

BILL OF SALE

Exhibit L

BILL OF SALE

THIS BILL OF SALE is executed by VALERO MARKETING AND SUPPLY COMPANY, a Delaware corporation (“Transferor”), to and for the benefit of Paulsboro Refining Company LLC, a Delaware limited liability company (“Transferee”), as of [                    ], 2010. Transferor and Transferee are sometimes herein referred to collectively as the “Parties” and each individually as a “Party”.

RECITALS

A. Valero Refining and Marketing Company, a Delaware corporation and affiliate of the Transferor (“VMSC”) and PBF Holding Company LLC, a Delaware limited liability company (“PBF”) have entered into that certain Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as [                    ], 2010, which provides for the purchase by Transferee of the Shares.

B. Pursuant to the Stock Purchase Agreement, Transferor has agree to transfer to Transferee all of Transferor’s right, title and interest in the Marketing Assets.

C. As a condition precedent to Closing under the Stock Purchase Agreement, Transferor is required to execute and deliver of this Bill of Sale.

NOW THEREFORE, in consideration of the premises and the mutual covenants, undertakings and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Transferor and Transferee, intending to be legally bound, hereby agree as follows:

1. Defined Terms. Capitalized terms which are used but not otherwise defined in this Bill of Sale shall have the meanings ascribed to such terms in the Stock Purchase Agreement.

2. Transfer. Effective as of the Closing Date, Transferor hereby ASSIGNS, TRANSFERS, DELIVERS AND CONVEYS to Assignee, all right, title and interest of Transferor in and to the Marketing Assets, TO HAVE AND HOLD the Marketing Assets unto Assignee, its successors and assigns, forever, and Transferor binds itself, and its successors and assigns, to WARRANT AND FOREVER DEFEND title to the Marketing Assets in Transferee, its successors and permitted assigns, against all persons lawfully claiming or to claim the same or any part thereof, when the claim is by, through or under Transferor or any of its Affiliates only, and subject in all events to the Permitted Liens.

3. Assumption. Transferee hereby unconditionally and absolutely (a) accepts the foregoing conveyance of the Marketing Assets, and (b) assumes all rights and obligations with respect to the ownership of the Marketing Assets arising on or after the Closing Date.

4. As-Is. EXCEPT AND ONLY TO THE EXTENT EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT, THIS CONVEYANCE IS MADE AS-IS, WHERE-IS, WITH ALL FAULTS, WITHOUT RECOURSE AGAINST TRANSFEROR, AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF WHATSOEVER NATURE, WHETHER

Exhibit L - l

EXPRESS, IMPLIED OR BY OPERATION OF LAW, IT BEING THE INTENTION OF TRANSFEROR AND ASSIGNEE EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE MARKETING ASSETS, AND ALL OTHER WARRANTIES WHATSOEVER.

5. Further Assurances. Transferor shall take such commercially reasonable additional actions, including the execution, acknowledgment and delivery of other appropriate documents and instruments, as may be reasonably necessary in order to convey, transfer, assign and deliver to, and vest in, Transferee, its successors and assigns, the Marketing Assets.

6. Purchase Agreement Governs. This Bill of Sale is delivered pursuant to and is subject to the terms of the Stock Purchase Agreement. In the event that any provision of this Bill of Sale conflicts with any provision of the Stock Purchase Agreement, the provisions of the Stock Purchase Agreement shall control.

7. No Representations or Indemnity. Neither Transferor nor Transferee makes any representations or warranties of any kind, express or implied, except as set forth in the Stock Purchase Agreement. All claims, rights of indemnification and reciprocal covenants between Transferor and Transferee concerning the Marketing Assets shall be exclusively governed by the Stock Purchase Agreement. Each of Transferor and Transferee acknowledges and agrees that the representations, warranties, covenants, agreements, indemnities and limitations on liability contained in the Stock Purchase Agreement will not be superseded hereby but will remain in full force and effect to the full extent provided therein.

8. Successors and Assigns. This Bill of Sale shall bind and shall inure to the benefit of the respective parties hereto and their respective successors and permitted assigns. Assignment of this Bill of Sale by either party shall be governed by the assignment provisions contained in the Stock Purchase Agreement.

9. No Third Party Beneficiaries. Nothing in this Bill of Sale is intended to confer upon any Person other than Transferee, on the one hand, and Transferor, on the other hand, any rights or remedies hereunder. There are no third party beneficiaries hereof,

10. Choice of Law; Dispute Resolution. This Bill of Sale shall be construed (both as to validity and performance), interpreted and enforced in accordance with, and governed by, the Laws of the State of New York, without regard to conflicts of laws rules as applied in New York. All controversies or disputes arising out of and related to this Bill of Sale shall be resolved in accordance with the dispute resolution procedures set forth in Exhibit D of the Stock Purchase Agreement.

11. Jurisdiction; Consent to Service of Process; Waiver. Each of the Parties hereto agrees, subject to Section 10, that it shall bring any action or proceeding in respect of any claim arising out of or related to this Bill of Sale, whether in tort or contract or at law or in equity, exclusively in any federal or state court in the State of New York and solely in connection with

Exhibit L - 2

such claims, if any, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 14 of the Bill of Sale. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided herein and shall not be deemed to confer rights on any Person (as such term is defined in the Stock Purchase Agreement) other than the Parties hereto. Each of the Parties hereto knowingly and intentionally, irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Bill of Sale and for any counterclaim therein.

12. Availability of Equitable Relief. Each of the Parties hereto recognizes that irreparable injury will result from a breach of any provision of this Bill of Sale and that money damages will be inadequate to fully remedy the injury. In order to prevent such irreparable injury, the arbitrators selected pursuant to Section 10 shall have the power to grant temporary or permanent injunctive or other equitable relief. Notwithstanding Section 10, prior to the appointment of the arbitrators, a Party hereto may, subject to this Section 12, seek temporary injunctive relief from any court of competent jurisdiction; provided that the Party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration in compliance with the dispute resolution procedures. Such court ordered relief shall not continue more than ten (10) days after the appointment of the arbitrators (or in any event for longer than sixty (60) days).

13. Counterparts. This Bill of Sale may be executed in multiple counterparts and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signed counterparts of this Bill of Sale may be delivered by facsimile and by scanned PDF image; provided that each Party hereto uses commercially reasonable efforts to deliver to each other Party hereto original signed counterparts as soon as possible thereafter,

14. Notices. All notices and other communications that are required to be or may be given pursuant to this Bill of Sale shall be in writing and shall be deemed to have been duly given if delivered in person or by courier or mailed by registered or certified mail (postage prepaid, return receipt requested) to the relevant party hereto at the following addresses or sent by facsimile to the following numbers:

Exhibit L - 3

If to Transferor:

Valero Marketing and Supply Company

One Valero Way

San Antonio, Texas 78249

Attention: Executive Vice President and General Counsel

Telephone: (210) 345-2246

Facsimile: (210) 345-5889

If to Transferee to:

Paulsboro Refining Company LLC

One Sound Shore Drive, Suite 303

Greenwich, CT 06830

Attention: General Counsel

Telephone: (203) 629-1577

Facsimile: (203) 629-1606

or to such other address or facsimile number as any Party may, from time to time, designate in a written notice given in accordance with this Section 14. Any such notice or communication shall be effective (a) if delivered in person or by courier, upon actual receipt by the intended recipient, (b) if sent by facsimile transmission, upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during recipient’s normal business hours, or (c) if mailed, upon the earlier of five (5) days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

[Signature Page Follows]

Exhibit L - 4

THIS BILL OF SALE is executed and delivered effective as of the date first written above by the undersigned duly authorized representatives of the parties hereto.

TRANSFEROR:

VALERO MARKETING AND SUPPLY COMPANY

Name:
Title:

TRANSFEREE:

PAULSBORO REFINING COMPANY LLC

Name:
Title:

Execution Copy

FIRST AMENDMENT

TO

STOCK PURCHASE AGREEMENT

This FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) is entered into as of November 29, 2010 (the “Amendment Effective Date”), by and between VALERO REFINING AND MARKETING COMPANY, a Delaware corporation (“Seller”), PBF HOLDING COMPANY LLC, a Delaware limited liability company (“Buyer”), and, for the limited purposes set forth herein, VALERO REFINING COMPANY-NEW JERSEY, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, on September 24, 2010, Seller, Buyer and the Company entered into that certain Stock Purchase Agreement (the “Stock Purchase Agreement”) providing for the sale of the Shares (as defined in the Stock Purchase Agreement) to Buyer.

WHEREAS, the Parties to the Stock Purchase Agreement desire to amend the Stock Purchase Agreement to reflect the matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and covenants contained herein, the parties hereto agree as follows:

1.	The foregoing recitals are incorporated herein for all purposes. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Stock Purchase Agreement.

2.	Section 2.2 of the Stock Purchase Agreement entitled “Purchase Price” is hereby amended and restated in its entirety as follows:

Section 2.2 Purchase Price. The purchase price for the Shares and Marketing Assets is $379,666,766 (the “Base Purchase Price”), plus or minus an amount equal to the Net Working Capital (the “Purchase Price”). The Purchase Price includes the Precious Metals Inventory and Parts and Supplies, which shall not be included in Net Working Capital. The Purchase Price shall be subject to further adjustment pursuant to Section 6.9 and Exhibit J. Seller shall finance a portion of the Base Purchase Price in the amount of $160,000,000 pursuant to a credit agreement to be entered into between Seller and Buyer (the “Loan”), whose terms and conditions shall be consistent with those (in addition to other ordinary and customary loan terms and conditions) set forth in Exhibit C attached hereto. To evidence the Loan, Buyer shall execute and deliver to Seller at Closing a promissory note (the “Note”) payable to the order of Seller in the amount of the Loan and on the terms set forth in Exhibit C attached hereto. The Loan will be secured by a senior lien as set forth in Exhibit C attached hereto. All other material terms and conditions for the Loan are set forth in Exhibit C attached hereto.

1

3.	The Termination Date as defined in Section 11.1(e) is hereby extended from December 1, 2010 to December 17, 2010.

4.	All references to the Loan Amount in Exhibit “C” to the Stock Purchase Agreement are hereby amended to be $160,000,000.

5.	Except as amended by this Amendment, all terms and conditions of the Stock Purchase Agreement shall remain in full force and effect among the parties thereto.

6.	THIS AMENDMENT SHALL BE CONSTRUED (BOTH AS TO VALIDITY AND PERFORMANCE), INTERPRETED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

7.	This Amendment may be executed in multiple counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

2

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

VALERO REFINING AND MARKETING COMPANY

By:
Name:	S. Eugene Edwards
Title:	Executive Vice President

PBF HOLDING COMPANY LLC

By:
Name:	Jeffrey Dill
Title:	Secretary

For the limited purpose of agreeing to the provisions of Section 2.6 and Article IV of the Stock Purchase Agreement to the extent applicable to Company:

VALERO REFINING COMPANY-NEW JERSEY

By:
Name:	S. Eugene Edwards
Title:	Executive Vice President

Execution Copy

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THE WORD “[REDACTED]”.

SECOND AMENDMENT

TO

STOCK PURCHASE AGREEMENT

This SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) is entered into as of December 17th, 2010 (the “Amendment Effective Date”), by and between VALERO REFINING AND MARKETING COMPANY, a Delaware corporation (“Seller”), PBF HOLDING COMPANY LLC, a Delaware limited liability company (“Buyer”), and, for the limited purposes set forth herein, VALERO REFINING COMPANY-NEW JERSEY, a Delaware corporation (the “Company”).

RECITALS

A. On September 24, 2010, Seller, Buyer and the Company entered into that certain Stock Purchase Agreement, as amended (the “Stock Purchase Agreement”) providing for the sale of the Shares (as defined in the Stock Purchase Agreement) to Buyer.

B. The parties to the Stock Purchase Agreement desire to amend the Stock Purchase Agreement to reflect the matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and covenants contained herein, the parties hereto agree as follows:

1.	The foregoing recitals are incorporated herein for all purposes. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Stock Purchase Agreement.

2.	Substitution of Exhibits. Each of the following Exhibits to the Stock Purchase Agreement is hereby replaced with the version attached hereto:

Exhibit F	Feedstock and Product Inventory Sales Agreement
Exhibit H	Offtake Agreement
Exhibit I	Transition Services Agreement

3.	Assignment of [REDACTED] Supply Agreements. Pursuant to Section 6.11 of the Stock Purchase Agreement, Seller has caused VMSC to assign and transfer to the Company the Lubes Agreement by Multiparty Agreement Related to Assignment and Assumption of Contract (the “Lubes Assignment”) dated December 13, 2010 between VMSC, the Company, Valero Energy Corporation and ExxonMobil Oil Corporation (formally Mobil Oil Corporation) and [REDACTED]. As between, Seller, VMSC, Buyer and the Company nothing contained in the Lubes Assignment or the [REDACTED] shall supersede or amend the representations, warranties, covenants, agreements, or allocation or limitation of liability contained in the Stock Purchase Agreement.

1

4.	Environmental Trust Fund. The amount remaining in the Environmental Trust Fund as reflected in the definition of Net Working Capital has been increased from $5,786,211.00 to $12,099,700.00.

5.	Conversion of Company to LLC. The first sentence of Section 6.11 of the Stock Purchase Agreement is hereby amended and restated as follows:

“Prior to or at the time of Closing, Seller shall convert the Company from a Delaware corporation to a Delaware limited liability company and file any required documentation in connection with the conversion to authorize the Company to do business in each of the jurisdictions the Company is authorized to do business as of the Execution Date.”

6.	Closing Conditions. In connection with the condition to Buyer’s obligation to close set forth in Section 9.3(e) of the Stock Purchase Agreement Seller and Buyer acknowledge that Buyer has reached an accommodation with Saudi Arabian Oil Company for an allocation of Arabian Light crude oil to satisfy this condition.

7.	Amendments to Disclosure Schedules.

(a)	The reference to “Schedule” in the title to each Section of the Disclosure Schedules is hereby modified to reference “Section”. For example, Schedule l.l(a) Refinery Land shall now be title “Section l.l(a) Refinery Land”.

(b)	Section 4.4(a)-l of the Disclosure Schedules is hereby replaced in its entirety with version attached hereto as Section 4.4(a)-l Material Company Contracts.

(c)	Section 4.4(a)-2 of the Disclosure Schedules is hereby replaced in its entirety with version attached hereto as Section 4.4(a)-2 Seller Contracts.

(d)	Section 4.6 of the Disclosure Schedules is hereby replaced with the version attached hereto as Section 4.6 Compliance with Law.

(e)	Section 4.7 of the Disclosure Schedules is hereby replaced with the version attached hereto as Section 4.7 Litigation.

(f)	Section 8.8 of the Disclosure Schedules is hereby amended to include the following: “All of the Safety Apparatuses described in the chart on the last page of the Paulsboro Fixed Assets Registry in Section 4.3(d) of the Disclosure Schedules.”

8.	Agreement to Remain in Effect. Except as amended by this Amendment, all terms and conditions of the Stock Purchase Agreement shall remain in full force and effect among the parties thereto.

2

9.	Governing Law. THIS AMENDMENT SHALL BE CONSTRUED (BOTH AS TO VALIDITY AND PERFORMANCE), INTERPRETED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

10.	Counterparts. This Amendment may be executed in multiple counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

3

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

VALERO REFINING AND MARKETING COMPANY

By:
S. Eugene Edwards
Executive Vice President

PBF HOLDING COMPANY LLC

By:
Name:	Jeffrey Dill
Title:	Secretary

For the limited purpose of agreeing to the provisions of Section 2.6 and Article IV of the Stock Purchase Agreement to the extent applicable to Company:

VALERO REFINING COMPANY-NEW JERSEY

By:
S. Eugene Edwards
Executive Vice President

Section 4.4(a)-1

Material Company Contracts

1.	Asset Sale and Purchase Agreement between Valero Refining Company-New Jersey and Mobil Oil Corporation dated September 16, 1998, as amended through the Execution Date.

2.	The Tech Center Lease described in Section l.l(a) of these Schedules. The assignment provision of the Tech Center Lease does not provide that a change in control of the Tenant would constitute an assignment of the Tech Center Lease requiring consent, ExxonMobil has alleged that a change in control of the Company constitutes an assignment of the lease by operation of law which requires the ExxonMobil’s consent. Seller has disputed these allegations. While the parties are working together to attempt to satisfy ExxonMobil’s credit requirements of Buyer, Seller will not be obligated to obtain ExxonMobil’s formal consent. To the extent such consent is required by the Tech Center Lease, Buyer may be required provide ExxonMobil with additional security in the form of a parent company guaranty and/or a security deposit.

3.	[REDACTED].

4.	Purchase and Sales Agreement for Lubricant Base Oils between VMSC and Mobil Oil Corporation dated September 16, 1998, as amended through the Execution Date, and as assigned to the Company by Multiparty Agreement Related to Assignment and Assumption of Contract dated December 13, 2010 between VMSC, the Company, Valero Energy Corporation and ExxonMobil Oil Corporation (formally Mobil Oil Corporation)

5.	Intellectual Property Rights License Agreement between Valero Refining Company-New Jersey and Mobil Oil Corporation dated September 16, 1998, as amended through the Execution Date.

6.	MLDW Catalyst Lease Agreement (I) between Valero Refining Company-New Jersey and Mobil Oil Corporation dated September 16, 1998, as amended through the Execution Date.

7.	MLDW Catalyst Lease Agreement (II) between Valero Refining Company-New Jersey and Mobil Oil Corporation dated September 16, 1998, as amended through the Execution Date.

1

8.	MLDW Catalyst Lease Agreement (MLDW-4) between Valero Refining Company-New Jersey and Mobil Oil Corporation dated September 15, 2001, as amended through the Execution Date.

9.	Utilities Services Agreement between Valero Refining Company-New Jersey and Mobil Pipe Line Company dated September 16, 1998, as amended through the Execution Date.

10.	Utilities Services Agreement between Valero Refining Company-New Jersey and Mobil Technology Company dated September 16, 1998, as amended through the Execution Date.

11.	Lube Plant and Light Products Terminal Utility Services Agreement between Valero Refining Company-New Jersey and Mobil Oil Corporation dated September 16, 1998, as amended through the Execution Date.

12.	Agreement for Access to Refinery After Closing between Valero Refining Company-New Jersey and Mobil Pipe Line Company dated September 16, 1998, as amended through the Execution Date.

13.	Temporary Access Agreement between Valero Refining Company-New Jersey and Mobil Oil Corporation dated September 16, 1998, as amended through the Execution Date.

14.	Temporary Access Agreement between Valero Refining Company-New Jersey and Mobil Technology Company dated September 16, 1998, as amended through the Execution Date.

15.	Emergency Response Services Agreement between Valero Refining Company-New Jersey and Mobil Oil Corporation, Mobil Pipe Line Company, and Mobil Technology Company dated September 16, 1998, as amended through the Execution Date.

16.	Technology Agreement Mobil Engineering Practices Guides between Valero Refining Company-New Jersey and Mobil Technology Company dated September 16, 1998, as amended through the Execution Date.

17.	The following contracts related to natural gas supply and transportation:

Counter-Party	Contract Name	Contract Date
Colonial Energy, Inc.	Base Contract for Sale and Purchase of Natural Gas	October 22, 2003
Coral Energy Resources	Base Contract for Sale and Purchase of Natural Gas	June 1, 2004
Virginia Power Energy Marketing, Inc.	Base Contract for Sale and Purchase of Natural Gas	July 1, 2003
South Jersey Gas Company	Standard Gas Service Agreement (LVCS)	December 11, 2002
Texas Eastern Transmission Corporation	Service Agreement	December 4, 1998

2

18.	The following contracts related to the supply of industrial gases:

a.	Pipeline Product Purchase Agreement dated October 1, 1986 between Linde LLC, as successor to The BOC Group, Inc. and the Company as successor to Mobil Oil Corporation, as amended.

b.	Oxygen Supply Agreement dated June 14, 2001, between Praxair, Inc. and the Company, as amended by Amendment Number One dated April 1, 2005 and Amendment Number Two dated July 1, 2010.

c.	Product Supply Agreement dated January 12, 2005, between Linde LLC, as successor to The BOC Group, Inc. and the Company, as amended.

19.	The following electricity-related contracts:

a.	Agreement for Purchase of Electric Power dated July 10, 1989 between Atlantic City Electric Company and the Company as successor to Mobil Oil Corporation, as amended by Agreement to Modify Power Purchase Agreement dated November 28, 2001 between Atlantic City Electric Company and the Company. [Note this Agreement will be replaced with a new PJM style Agreement. If the Company desires to export electricity following the expiration of this Agreement it will have to get market rate based authority]

b.	Interim Interconnection Agreement dated August 1, 2003 between Atlantic City Electric Company d/b/a Conectiv Power Delivery and the Company. [See note in a. above]

20.	Rail Line Service Agreement dated June, 2000 between SMS Rail Service, Inc. and the Company.

21.	Railcar Loading Service Agreement dated September 20, 2001 between SMS Rail Service, Inc. and the Company.

3

22.	The following contracts for materials and services related to the Refinery (i) have annual spend in excess of $1,000,000, or (ii) have a term greater than one year, are not otherwise terminable by the Company at its option, and require the Company to make payment obligations each year, and constitute Material Contracts:

Vendor	Description	Local Contract #
JJ White Inc.	General Contractor	PB05WA008
Weeks Marine Inc.	Marine Construction	PB07WA027
MP Murphy Industrial Contractors LLC.	Construction Maintenance Contractor, Oil Spill Clean Up, Snow Removal	T-02-01
General & Mechanical Contractors Inc.	General Construction	M-00-106
UNI Engineering.	Engineering	T-01-02
Allstate Power Vac Inc.	Vacuum Service & Tank Cleaning	T-00-60
Pico Mechanical Inc.	Piping Contractor/Tank Services	T-00-13
Onboard Engineering Corp	Engineering Services	PB09WA7969
CBI Services Inc.	Engineering Services	M-03-006
Aim Mechanical Services LLC	Rotating Equipment Repair	PB08WA7079-00
Siemens Water Technologies Corp	Treated water outsourcing	PB070A-001
ExxonMobil Catalyst (same as No. 4 and 5 above)	MLDW Catalyst	N/A
WR Grace & Co.	Catalyst	N/A
Compass Environmental	North Recycle Pond Closure $3.4 mil. project	PB.10.WA.0056.
Corrosion Technology	Industrial Soap	PB06WA019
Univar USA Inc FKS Vop	Chemical, Sodium, Hypochlorite, Industrial
Pitney Bowes	DM 500 With Scale & Intellelink Lease	Lease Service Agreement
Xerox Corp	Plotter and copiers	PB09LS8197-00 PB08LS7077 PB06LA001 Corp Agreement
Siemens Water Corp.	Water Treatment Outsourcing)	PB07OA
Alpha Laval	Exchangers	PO4501684089

23.	Any purchase orders or work releases issued against the Multi-Site Contracts listed in Section 4.4(b) of these Schedules.

24.	Any agreements referenced in Schedule A of the Environmental Agreement may constitute Material Contracts.

25.	Section 4.13 of these Schedules lists certain process licenses that may be Material Contracts.

4

26.	Section 8.19(d)(ii) of these Schedules lists certain software applications, the licenses for which may be Material Contracts. In addition, the licenses which are held in the name of the Company for following software applications may be Material Contracts:

Vendor	Generic Name	Owner	Server Name
ACS Firehouse Software	FH Enterprises	Valero Refining Company-New Jersey	CLDBPBRF01
Codeware	Compress License	Valero Refining Company-New Jersey	PBRF-LIC03
EasyLobby	Easylobby	Valero Refining Company-New Jersey	CLDBPBRF01
HP	Application simulator	Valero Refining Company-New Jersey	VUPPBRF01v
Industrial Scientific	Industrial Scientific Data Collection	Valero Refining Company-New Jersey	DSPBRF01
Industrial Scientific	SKF Aptitude Database - Equipment Monitoring database	Valero Refining Company-New Jersey	DBPBRF01
Industrial Scientific	SKF Transaction Server	Valero Refining Company-New Jersey	SKFPBRF01
Internal	Green sheets	Valero Refining Company-New Jersey	LICPBRF01
Internal	Version control server	Valero Refining Company-New Jersey	PBRF-Subversion
Internal	Webserver for Lab Product Release	Valero Refining Company-New Jersey	WSPBRF01
Internal	Webserver, file transfer from Data Historians and MVs to network	Valero Refining Company-New Jersey	WSPBRF01
Lenel	Lenel	Valero Refining Company-New Jersey
Mistras Solutions	PCMS - (Plant Condition Management System)	Valero Refining Company-New Jersey	DBPBRF01
Retired	TMM Database	Valero Refining Company-New Jersey	PBRF-TMM01
Rush Business Solutions LLC	Fuel Tracking System	Valero Refining Company-New Jersey	FUELNJPBRF01

Vendor	Product Name	Owner of License
Adobe	Acrobat ® Distiller ® for Windows	Valero Refining Company-New Jersey
Adobe	Acrobat ® PDF Port for Windows	Valero Refining Company-New Jersey
Adobe	Acrobat PDFShell	Valero Refining Company-New Jersey
Adobe	AcrobatDistiller for Windows	Valero Refining Company-New Jersey
Adobe	AcrolEHelper Library	Valero Refining Company-New Jersey
Adobe	AcrolEHelperShim Library	Valero Refining Company-New Jersey
Adobe	Acronis True Image	Valero Refining Company-New Jersey
Adobe	AcroTray - Adobe Acrobat Distiller helper application.	Valero Refining Company-New Jersey
Adobe	Adobe Acrobat	Valero Refining Company-New Jersey
Adobe	Adobe Designer	Valero Refining Company-New Jersey
Adobe	Adobe Photoshop Album Starter Edition	Valero Refining Company-New Jersey
Adobe	Adobe Photoshop CS2	Valero Refining Company-New Jersey
Adobe	Adobe® Flash® Player ActiveX	Valero Refining Company-New Jersey
Aladdin	Aladdin Device Driver Custom Installation API	Valero Refining Company-New Jersey
Aladdin	Aladdin HASP Function Device Driver	Valero Refining Company-New Jersey
Aladdin	Aladdin Hasp HL Device Driver Installer	Valero Refining Company-New Jersey
Aladdin	Aladdin Hasp SRM Device Driver Installer	Valero Refining Company-New Jersey
Aladdin	Aladdin HASP® HL	Valero Refining Company-New Jersey
Aladdin	Aladdin HASP® SRM	Valero Refining Company-New Jersey
Bentley Systems Inc	AutoPLANT	Valero Refining Company-New Jersey
Bentley Systems Inc	Bentley Data Manager	Valero Refining Company-New Jersey
Bentley Systems Inc	Bentley Document Manager	Valero Refining Company-New Jersey

5

Bentley Systems Inc	Bentley Project Database	Valero Refining Company-New Jersey
Bentley Systems Inc	Bentley Project Database Component	Valero Refining Company-New Jersey
Bentley Systems Inc	Bentley Project Packager	Valero Refining Company-New Jersey
Bentley Systems Inc	Bentley Split Merge	Valero Refining Company-New Jersey
Bently Nevada	Bently Nevada DAQ Connection Manager.	Valero Refining Company-New Jersey
Bently Nevada	Bently PERFORMANCE	Valero Refining Company-New Jersey
Lenel	Lenel Network Video Suite	Valero Refining Company-New Jersey
Lenel	Lenel OPC Server	Valero Refining Company-New Jersey
Lenel	Lenel OPC Server	Valero Refining Company-New Jersey
Lenel	Lenel Systems International, Inc. LicenseServer	Valero Refining Company-New Jersey
Pervasive Software	Btrieve for Windows NT / Windows 95	Valero Refining Company-New Jersey
Rockwell Automation	CenterONE	Valero Refining Company-New Jersey
Rockwell Automation	CenterONE® for Windows	Valero Refining Company-New Jersey
Secunia	Livelink Enterprise Scan	Valero Refining Company-New Jersey
Secunia	Livelink Imaging 9.5	Valero Refining Company-New Jersey

6

Section 4.4(a)-2

Seller Contracts

1.	Terminal Service Agreement (Contract #30163) dated January 15, 2010, between Valero Marketing and Supply Company and Hess Corporation, for 300,000 bbl of black oil storage at the Hess terminal in Baltimore, Maryland, as amended.

2.	Petcoke Handling Services Agreement dated December 11, 2002 between Valero Marketing and Supply Company and Savage Industries Inc. as amended.

3.	Track Lease Agreement December 23, 2002 between Valero Marketing and Supply Company and Savage Industries Inc. as amended.

4.	Service Agreement Processing dated January, 2007 by and between Port Contractors, Inc. and The Premcor Refining Group, Inc., as amended, to the extent that such Agreement provides for processing of fluid petroleum coke from the Refinery.

5.	Track Lease Agreement dated October 1, 2009 between Southern Railroad of New Jersey and Valero Marketing and Supply Company, as amended through the Execution Date.

6.	Railcar Staging Contract between Lehigh Valley Rail Management LLC and Valero Marketing and Supply Company, as amended through the Execution Date.

7.	Empty L.P.G. Tankcar Storage Agreement between Winchester & Western Railroad Company and Valero Energy, as amended through the Execution Date.

8.	Master Transportation Contract REG-NS-C-19061, dated June 1, 2004 between Norfolk Southern Railway Company and Consolidated Subsidiaries and Valero Marketing and Supply Company, as amended through the Execution Date.

9.	Master Transportation Contract CSXT-C-80798, dated April 1, 2001 between CSX Transportation and Valero Marketing and Supply Company, as amended through the Execution Date.

10.	Paulsboro Rouge Settlement Letter Agreement dated April 27, 2009 between Valero Marketing and Supply Company and Valero Refining Company – New Jersey and Buckeye Pipe Line Transportation LLC, to the extent of Valero Marketing and Supply Company’s rights and obligations under the Letter Agreement.

11.	Paulsboro Pipeline System Shortages Letter Agreement dated April 26, 2007 between Valero Marketing and Supply Company and Valero Refining Company – New Jersey and Buckeye Pipe Line Transportation LLC. to the extent of Valero Marketing and Supply Company’s rights and obligations under such Letter Agreement.

1

12.	Agreement with Plains Marketing, L.P. (as successor in interest to Pacific Atlantic Terminals LLC) for storage of ethanol in tank 14277 at the Plains Terminal in Paulsboro NJ as may be evidenced by Storage and Product Handling Agreement number 57-04-06-1015, dated April 15, 2004, as amended and/or Storage and Product Handling Agreement number 6717-04-06-5021, dated April 15, 2004, as amended. Transferor hereby specifically retains and reserves its interest in the storage and handling agreement, contract number 6718-00-05-5014, between Transferor and Plains Marketing, L.P. (as successor in interest to Pacific Atlantic Terminals LLC) for the storage of ULSD at the Plains Terminal.

13.	Purchase Contract (Contract Number 4200085621) dated December 3, 2010 between VMSC and BP North America Petroleum, a division of BP Products North America Inc. for the spot purchase of VGO, as amended.

14.	Service Agreement dated August 20, 2001 between VMSC and Gordon Terminal Service Co of NJ, Inc., as amended.

15.	Sales Contract Confirmation (contract no, 40265626) dated September 10, 2010 between VMSC and ExxonMobil Oil Corporation for the sale of Ethanol, as amended.

16.	Purchasing Contract (deal sheet number 4200085602) dated December 3, 2010 between Shell Trading (US) Company and Valero Marketing and Supply Company for the spot purchase of Vacuum Tower Bottoms HS (expected to be discharged at the Refinery on December 18, 2010), as amended.

17.	The following Specialty Contracts:

#	Customer	DS#	Type	Product	Valid From	Valid To
60	American Coals & Minerals Company	40241775-10	Sales	Petcoke	1/1/2010	12/31/2010
61	Carmeuse Lime Inc.	40241772-10	Sales	Petcoke	1/1/2010	12/31/2010
62	Chemical Lime Co. of Virginia	40241776-10	Sales	Petcoke	1/1/2010	12/31/2010
63	ESSROC Cement Corporation	40241582-10	Sales	Petcoke	1/1/2010	12/31/2010
64	Hercules Cement Company	40241979-10	Sales	Petcoke	1/1/2010	12/31/2010
65	Keystone Cement Company	40241769-10	Sales	Petcoke	1/1/2010	12/31/2010
66	Keystone Coal LLC	40241771-10	Sales	Petcoke	1/1/2010	12/31/2010
67	LaFarge North America, Inc.	40241774-10	Sales	Petcoke	1/1/2010	12/31/2010
69	PCS Phosphates	40242379	Sales	Sulfur	1/1/2010	12/31/2010
76/126	Sunoco (Braskem PP Americas)	40245348	Sales	Propyref	1/1/2010	12/31/2011
122	Aeropres Corporation	4200071388	Purchases	NGL	6/1/2009	7/31/2011
100	BP Canada Energy Company	4200079932	Purchases	NGL	5/1/2010	3/31/2011
141	Centennial Energy	4200085583	Purchase	NGL	12/1/2010	12/31/2010
142	Plains Marketing	4200085582	Purchase	NGL	12/1/2010	12/31/2010
107	Enright & Sons		Sales	Propane	5/1/2010	4/30/2011
108	EUSA- Allied Acquisition Corp	20194727	Sales	Propane	5/1/2010	4/30/2011

2

#	Customer	DS#	Type	Product	Valid From	Valid To
109	Global Gas Inc	20194038	Sales	Propane	5/1/2010	4/30/2011
110	Heller’s Gas, Inc.	20194637	Sales	Propane	5/1/2010	4/30/2011
111	Inergy Propane LLC	20194744	Sales	Propane	5/1/2010	4/30/2011
113	Ronald L. Allen Inc	20193769	Sales	Propane	5/1/2010	4/30/2011
33	Exxon Mobil Oil Corporation	40002465	Sales	Lubes	9/17/2008	9/16/2013
58	BP Lubricants USA	40017745-10	Sales	Lubes	1/1/2002	12/31/2010
77	Pennzoil Quaker State	40220877	Sales	Lubes	3/1/2009	12/31/2010
78	Total Lubricants	40186269	Sales	Lubes	1/1/2008	12/31/2010
79	Ackerman	40027493	Sales	Lubes	1/6/2003	12/31/2010
80	Bel-Ray		Sales	Lubes	1/1/2010	12/31/2010
81	Advanced Lubrication Specialties Co		Sales	Lubes	2/16/2010	2/15/2011
82	Infineum, USA LP		Sales	Lubes	11/1/2008	12/31/2010
82	Infineum VP100 Volume Agreement		Sates	Lubes	4/1/2009	3/31/2010
82	Infineum VP165 Volume Agreement		Sales	Lubes	11/1/2008	12/31/2010
84	Chevron Products Co (Bayonne, NJ)		Sales	Lubes	1/15/2010	12/31/2010
85	Chevron Products Co (Willbridge, OR)		Sales	Lubes	1/15/2010	12/31/2010
98	Lukoil Marine Lube	40248697	Sales	Lubes	3/16/2010	12/31/2010
115	BP Lubricants USA		Sales	Lubes	7/15/2010	7/14/2011
116	Cam2 International, LLC		Sales	Lubes	9/1/2010	8/31/2011
118	David Weber Oil		Sales	Lubes	6/1/2010	5/31/2011
119	Hangsterfers Laboratories		Sales	Lubes	7/1/2010	6/30/2011
120	Petro-Canada Lubricants		Sales	Lubes	7/1/2010	6/30/2011
121	Pinnacle Oil		Sales	Lubes	4/1/2010	12/31/2010
127	Infineum USA - Amendment to #82 VP100		Sales	Lubes	4/1/2010	3/31/2011
128	Infineum USA - Replaces #82 VP165		Sales	Lubes	12/31/2010	3/31/2012
129	Advanced Lubrication Specialties-signed copy of #81		Sales	Lubes	2/16/2010	2/1 5/20 11
130	American Refining Group, Inc		Sales	Lubes	12/1/2010	11/30/2011
131	Bel-Ray		Sales	Lubes	1/1/2011	12/31/2011
132	Chevron Marine Products LLC		Sales	Lubes	1/1/2011	12/31/2011
133	Chevron Products Company		Sales	Lubes	1/1/2011	12/31/2011
134	Chevron Products Company Amendment to #133		Sales	Lubes	1/1/2011	12/31/2011
135	Coastal Blending & Packaging		Sales	Lubes	4/1/2010	3/3 1/20 II
136	Superior Lubricants Co, Inc		Sales	Lubes	12/1/2010	11/30/2011
137	UniSource Energy, Inc		Sales	Lubes	11/1/2010	10/31/2011
138	Shell Oil Products - MOU		Sales	Lubes	10/11/2010	12/31/2010
139	Michelin North American, Inc		Sales	Lubes	12/1/2010	12/31/2011

Lubes Daily Rack Dealsheets - Active Customers
A	Advanced Lubrication	20032535	Sales	Lubes	3/14/2005	12/31/9999
A	Allegheny Petroleum	20036646	Sales	Lubes	5/15/2005	12/31/9999

3

#	Customer	DS#	Type	Product	Valid From	Valid To
A	Allegheny Petroleum	20141428	Sales	Lubes	7/4/2008	12/31/9999
A	American Refining Group	20032537	Sales	Lubes	3/14/2005	12/31/9999
A	American Refining Group	20032631	Sales	Lubes	3/14/2005	12/31/9999
A	Angler Chemical	20032538	Sales	Lubes	3/14/2005	12/31/9999
A	Auto Club Oil & Chemical	20200144	Sales	Lubes	7/13/2010	12/31/9999
A	Bee Energy, Inc.	20101128	Sales	Lubes	4/24/2007	12/31/9999
A	Bel-Ray Company Inc	20032543	Sales	Lubes	3/14/2005	12/31/9999
A	Benz Oil Inc.	20032639	Sales	Lubes	3/14/2005	12/31/9999
A	Bp Lubricants Usa, Inc	20032546	Sales	Lubes	3/14/2005	12/31/9999
A	Bp Lubricants Usa, Inc	20032634	Sales	Lubes	3/14/2005	12/31/9999
A	Brenntag Northeast Inc	20032547	Sales	Lubes	3/14/2005	12/31/9999
A	Brenntag Southeast, Inc	20032548	Sales	Lubes	3/14/2005	12/31/9999
A	Brenntag Southeast, Inc	20140550	Sales	Lubes	6/20/2008	12/31/9999
A	Cadillac Oil Company	20033723	Sales	Lubes	3/23/2005	12/31/9999
A	Cadillac Oil Company	20169048	Sales	Lubes	6/12/2009	12/31/9999
A	Cam2 International, Ll	20205137	Sales	Lubes	9/15/2010	12/31/9999
A	Cam2 International, Ll	20205953	Sales	Lubes	9/22/2010	12/31/9999
A	Cambridge Mill Product	20032549	Sales	Lubes	3/14/2005	12/31/9999
A	Castrol North America	20072123	Sales	Lubes	6/1/2006	12/31/9999
A	Chavant Inc.	20051336	Sales	Lubes	10/14/2005	12/31/9999
A	Chematron Inc.	20191133	Sales	Lubes	3/24/2010	12/31/9999
A	Chemical Marketing Ass	20129437	Sales	Lubes	3/1/2008	12/31/9999
A	Chevron Lubricants Can	20196990	Sales	Lubes	5/6/2010	12/31/9999
A	Chevron Lubricants Can	20196991	Sales	Lubes	5/6/2010	12/31/9999
A	Chevron Usa	20032635	Sales	Lubes	3/14/2005	12/31/9999
A	CHS Inc.	20032551	Sales	Lubes	3/14/2005	12/31/9999
A	CHS Inc.	20032642	Sales	Lubes	3/14/2005	12/31/9999
A	Clarkson & Ford Compan	20033024	Sales	Lubes	3/14/2005	12/31/9999
A	Coastal Blending & Pac	20194343	Sales	Lubes	5/5/2010	12/31/9999
A	Coastal Blending & Pac	20202548	Sales	Lubes	8/9/2010	12/31/9999
A	Condat Corporation	20198048	Sales	Lubes	6/4/2010	12/31/9999
A	Crowley Chemical Company	20032832	Sales	Lubes	4/1/2005	12/31/9999
A	Crystal, Inc. - Pmc	20036023	Sales	Lubes	4/22/2005	12/31/9999
A	David Weber Oil Co	20032585	Sales	Lubes	3/14/2005	12/31/9999
A	Dennison Lubricants, I	20032554	Sales	Lubes	3/14/2005	12/31/9999
A	Dennison Lubricants, I	20105340	Sales	Lubes	6/1/2007	12/31/9999
A	Everchem, Llc	20184732	Sales	Lubes	1/1/2010	12/31/9999
A	Forsythe Lubrication	20200824	Sales	Lubes	7/9/2010	12/31/9999
A	Fuchs Lubricants Co.	20032556	Sales	Lubes	3/14/2005	12/31/9999
A	Fuchs Lubricants Co.	20032630	Sales	Lubes	3/14/2005	12/31/9999

4

#	Customer	DS#	Type	Product	Valid From	Valid To
A	Growmark, Inc (Lubes)	20099827	Sales	Lubes	4/11/2007	12/31/9999
A	H&R Group Us, Inc.	20175225	Sales	Lubes	9/1/2009	12/31/9999
A	H&R Group Us, Inc.	20200340	Sales	Lubes	7/1/2010	12/31/9999
A	Hangsterfers Laborator	20032558	Sales	Lubes	3/14/2005	12/31/9999
A	Idemitsu Lubricants Am	20062454	Sales	Lubes	2/17/2006	12/31/9999
A	Idemitsu Lubricants Am	20132835	Sales	Lubes	4/9/2008	12/31/9999
A	Infineum Usa Lp	20032560	Sales	Lubes	3/14/2005	12/31/9999
A	Infineum Usa Lp	20099233	Sales	Lubes	1/4/2007	12/31/9999
A	Intercontinental Lubricants	20124234	Sales	Lubes	12/6/2007	12/31/9999
A	International Petroleum	20096309	Sales	Lubes	2/16/2007	12/31/9999
A	Intertex World Resources	20155227	Sales	Lubes	12/1/2008	12/31/9999
A	Isp Synthetic Elastome	20048925	Sales	Lubes	9/1/2005	12/31/9999
A	King Oil Co.	20032562	Sales	Lubes	3/14/2005	12/31/9999
A	Leamark Company	20118146	Sales	Lubes	10/24/2007	12/31/9999
A	Linder Oil Company Inc	20148523	Sales	Lubes	10/1/2008	12/31/9999
A	Lubricon Industries Ca	20160334	Sales	Lubes	2/25/2009	12/31/9999
A	Lubri-Expert Inc.	20195569	Sales	Lubes	5/12/2010	12/31/9999
A	Marchem Corporation	20163635	Sales	Lubes	4/1/2009	12/31/9999
A	Marchem Southeast	20172325	Sates	Lubes	7/1/2009	12/31/9999
A	Marie Industries, Inc.	20159402	Sales	Lubes	2/9/2009	12/31/9999
A	Marie Industries, Inc.	20179142	Sales	Lubes	10/1/2009	12/31/9999
A	Michelin North America	20032837	Sales	Lubes	1/1/2005	12/31/9999
A	Michelin North America	20032938	Sales	Lubes	4/1/2005	12/31/9999
A	Moraine Liquid Technol	20032654	Sales	Lubes	3/14/2005	12/31/9999
A	Moraine Liquid Technol	20089742	Sales	Lubes	12/12/2006	12/31/9999
A	Noco Lubricants Company	20200143	Sales	Lubes	7/13/2010	12/31/9999
A	Northeast Products Com	20032565	Sales	Lubes	3/14/2005	12/31/9999
A	Northeast Products Com	20032655	Sales	Lubes	3/14/2005	12/31/9999
A	Northland Product Comp	20099245	Sales	Lubes	4/1/2007	12/31/9999
A	Northland Product Comp	20159629	Sales	Lubes	2/10/2009	12/31/9999
A	O F Zum Company	20032587	Sales	Lubes	3/14/2005	12/31/9999
A	Ocean State Oil Inc	20032566	Sales	Lubes	3/14/2005	12/31/9999
A	Owens Corning Sales	20189132	Sales	Lubes	2/25/2010	12/31/9999
A	Pennzoil -Quaker State	20169625	Sales	Lubes	6/12/2009	12/31/9999
A	Petro-Canada Lubricant	20195835	Sales	Lubes	5/12/2010	12/31/9999
A	Pinnacle Oil Inc.	20032657	Sales	Lubes	3/14/2005	12/31/9999
A	Pinnacle Oil Inc.	20060479	Sales	Lubes	1/25/2006	12/31/9999
A	Pride Solvents & Chemi	20202123	Sales	Lubes	8/4/2010	12/31/9999
A	Prime Materials Associ	20059946	Sales	Lubes	1/20/2006	12/31/9999
A	Produits Lubri-Delta	20191735	Sales	Lubes	3/29/2010	12/31/9999

5

#	Customer	DS#	Type	Product	Valid From	Valid To
A	Quaker Chemical Corp	20122067	Sales	Lubes	12/13/2007	12/31/9999
A	Renkert Oil, Llc	20032838	Sales	Lubes	4/1/2005	12/31/9999
A	Rock Valley Oil & Chem	20112657	Sales	Lubes	9/6/2007	12/31/9999
A	Scot Lubricants Of PA	20032573	Sales	Lubes	3/14/2005	12/31/9999
A	Shelan Chemical Co Inc	20032941	Sales	Lubes	4/1/2005	12/31/9999
A	Silogram Lubricants Co	20032574	Sales	Lubes	3/14/2005	12/31/9999
A	Specialites Hipertech,	20201900	Sales	Lubes	8/4/2010	12/31/9999
A	Spectrum Lubricants	20032646	Sales	Lubes	3/14/2005	12/31/9999
A	Spectrum Lubricants	20096073	Sales	Lubes	2/28/2007	12/31/9999
A	Sunoco, Inc.	20204931	Sales	Lubes	9/7/2010	12/31/9999
A	Superior Lubricants Co	20167130	Sales	Lubes	5/11/2009	12/31/9999
A	The Elco Corporation	20032555	Sales	Lubes	3/14/2005	12/31/9999
A	The Lubrizol Corporation	20197723	Sales	Lubes	6/14/2010	12/31/9999
A	The Orelube Corporation	20140551	Sales	Lubes	6/17/2008	12/31/9999
A	The United Oil Co Inc	20032581	Sales	Lubes	3/14/2005	12/31/9999
A	Total Lubricants Canad	20165423	Sales	Lubes	4/1/2009	12/31/9999
A	Total Lubricants USA	20032578	Sales	Lubes	3/14/2005	12/31/9999
A	Total Lubricants USA	20032664	Sales	Lubes	3/14/2005	12/31/9999
A	Tribology Inc.	20137332	Sales	Lubes	5/28/2008	12/31/9999
A	Unisource Energy Inc	20032580	Sales	Lubes	3/14/2005	12/31/9999
A	United Oil Company	20032582	Sales	Lubes	3/16/2005	12/31/9999
A	Us Lubes Llc	20202424	Sales	Lubes	8/9/2010	12/31/9999
A	W.R. Grace & Co - Conn	20034435	Sales	Lubes	4/6/2005	12/31/9999
A	Wallover Oil Co Inc	20193344	Sales	Lubes	4/23/2010	12/31/9999
A	Warren Distribution In	20114425	Sales	Lubes	9/17/2007	12/31/9999
A	Warren Distribution In	20186023	Sales	Lubes	1/15/2010	12/31/9999
A	Warren Oil Company Inc	20032584	Sales	Lubes	3/14/2005	12/31/9999
A	Yokohama Tire Corp	20032840	Sales	Lubes	4/1/2005	12/31/9999

	Lubes Daily Rack Dealsheets - Inactive Customers
I	A & W Oil Company, Inc.	20170041	Sales	Lubes	6/25/2009	12/31/9999
I	Ackerman Oil Co., Inc.	20032534	Sales	Lubes	3/14/2005	12/31/9999
I	Ackerman Oil Co., Inc.	20032629	Sales	Lubes	3/14/2005	12/31/9999
I	Albatross Usa, Inc.	20032536	Sales	Lubes	3/14/2005	12/31/9999
I	Amalie Oil Company	20093947	Sales	Lubes	1/15/2007	12/31/9999
I	American Agip Company, Inc.	20098438	Sales	Lubes	3/22/2007	12/31/9999
I	Appc Oil Company, Inc.	20089535	Sales	Lubes	12/12/2006	12/31/9999
I	April Super Flo/Verco	20032636	Sales	Lubes	3/14/2005	12/31/9999
I	Ashland Specialty Chemical Company	20032539	Sales	Lubes	3/14/2005	12/31/9999
I	Atlantic States Lubricants	20032540	Sales	Lubes	3/14/2005	12/31/9999

6

#	Customer	DS#	Type	Product	Valid From	Valid To
I	Avatar Corporation	20032541	Sales	Lubes	3/14/2005	12/31/9999
I	Avatar Corporation	20032637	Sales	Lubes	3/14/2005	12/31/9999
I	Avatar Corporation	20096093	Sales	Lubes	2/13/2007	12/31/9999
I	Battenfeld Grease And Oil C-Ny	20032638	Sales	Lubes	3/14/2005	12/31/9999
I	Battenfeld Grease And Oil C-Ny	20139928	Sales	Lubes	6/25/2008	12/31/9999
I	Bay Oil Company	20063834	Sales	Lubes	2/17/2006	12/31/9999
I	Black Bear Co., Inc	20032544	Sales	Lubes	3/14/2005	12/31/9999
I	Borcke Associates Inc	20032545	Sales	Lubes	3/14/2005	12/31/9999
I	Boss Lubricants	20110129	Sales	Lubes	4/11/2007	12/31/9999
I	Brenntag Southeast, Inc.	20032828	Sales	Lubes	4/1/2005	12/31/9999
I	Bridgestone/Firestone Inc.	20032829	Sales	Lubes	4/1/2005	12/31/9999
I	Bridgestone/Firestone Inc.	20034037	Sales	Lubes	4/1/2005	12/31/9999
I	Cam2 Oil Products Company	20069030	Sales	Lubes	5/1/2006	12/31/9999
I	Camco Commodity Chemicals, Inc.	20032641	Sales	Lubes	3/14/2005	12/31/9999
I	Carlisle Tire & Wheel Company	20047272	Sales	Lubes	9/1/2005	12/31/9999
I	Castrol Industrial N.A. Inc.	20032550	Sales	Lubes	3/14/2005	12/31/9999
I	Central Oil Co.	20170837	Sales	Lubes	6/30/2009	12/31/9999
I	Champion Brands, Llc	20118147	Sales	Lubes	11/6/2007	12/31/9999
I	Chemex Corporation	20112734	Sales	Lubes	8/30/2007	12/31/9999
I	Chemlube International Inc	20113636	Sales	Lubes	9/17/2007	12/31/9999
I	Chemtura Canada Co./Cie	20050038	Sales	Lubes	10/4/2005	12/31/9999
I	Chemtura Corporation	20061034	Sales	Lubes	2/1/2006	12/31/9999
I	Chevron Usa	20070545	Sales	Lubes	5/17/2006	12/31/9999
I	Concord Chemical Co.	20036648	Sales	Lubes	5/5/2005	12/31/9999
I	Cooper Tire & Rubber Company	20032831	Sales	Lubes	4/1/2005	12/31/9999
I	Cross Oil Refining	20102634	Sales	Lubes	5/16/2007	12/31/9999
I	Darby Trading	20074524	Sales	Lubes	3/6/2006	12/31/9999
I	Dsm Copolymer, Inc.	20032833	Sales	Lubes	4/1/2005	12/31/9999
I	East Coast Oils, Inc.	20032647	Sales	Lubes	3/14/2005	12/31/9999
I	Elare Partners Ltd Dba Lea Internat	20115538	Sales	Lubes	10/3/2007	12/31/9999
I	Exxon Mobil-Bayonne Lube Plant	20055826	Sales	Lubes	11/29/2005	12/31/9999
I	Exxonmobil Engineering & Research	20062859	Sales	Lubes	2/24/2006	12/31/9999
I	General Oil Company Inc	20032557	Sales	Lubes	3/14/2005	12/31/9999
I	Goodyear Engineered Products	20032835	Sales	Lubes	4/1/2005	12/31/9999
I	Growmark, Inc	20099828	Sales	Lubes	4/11/2007	12/31/9999
I	Hicks Oils	20032648	Sales	Lubes	3/14/2005	12/31/9999
I	Hipertech Inc.	20062232	Sales	Lubes	2/13/2006	12/31/9999
I	Holly Refining & Mktg - Tulsa, Llc	20173746	Sales	Lubes	8/11/2009	12/31/9999
I	Homan Corporation	20032559	Sales	Lubes	3/14/2005	12/31/9999
I	Homan Corporation	20032649	Sales	Lubes	3/14/2005	12/31/9999

7

#	Customer	DS#	Type	Product	Valid From	Valid To
I	Homan Oil Company Llc	20145428	Sales	Lubes	8/17/2008	12/31/9999
I	Imperial Oil Co Inc	20059424	Sales	Lubes	1/9/2006	12/31/9999
I	Infineum Usa Lp	20032633	Sales	Lubes	3/14/2005	12/31/9999
I	Infineum Usa Lp	20098440	Sales	Lubes	3/1/2007	12/31/9999
I	Infineum Usa Lp	20099237	Sales	Lubes	1/4/2007	12/31/9999
I	International Petroleum Products	20032561	Sales	Lubes	3/14/2005	12/31/9999
I	International Petroleum Products	20032632	Sales	Lubes	3/14/2005	12/31/9999
I	Kemira Chemicals Inc (Formerly	20095930	Sales	Lubes	2/16/2007	12/31/9999
I	Kemira Paper Chemicals Canada Inc	20032650	Sales	Lubes	3/14/2005	12/31/9999
I	Lubricon Industries Canada Limited	20208929	Sales	Lubes	11/1/2010	12/31/9999
I	Marathon Petroleum Co. Llc	20068241	Sales	Lubes	4/19/2006	12/31/9999
I	Marie Industries	20178528	Sales	Lubes	10/1/2009	12/31/9999
I	Mccollister & Company	20032651	Sales	Lubes	3/14/2005	12/31/9999
I	Micro Oil Inc	20032653	Sales	Lubes	3/14/2005	12/31/9999
I	Monson Companies	20105423	Sales	Lubes	6/7/2007	12/31/9999
I	Moroii Technologies	20032564	Sales	Lubes	3/14/2005	12/31/9999
I	Noco Energy Corpor	20113635	Sales	Lubes	9/17/2007	12/31/9999
I	Oil Associates Incorporated	20032567	Sales	Lubes	3/14/2005	12/31/9999
I	Olympic Oil, Ltd.	20032656	Sales	Lubes	3/14/2005	12/31/9999
I	Olympic Oil, Ltd.	20036932	Sales	Lubes	5/5/2005	12/31/9999
I	Omni Industries, Inc.	20167230	Sales	Lubes	5/18/2009	12/31/9999
I	Petron Corporation	20032568	Sales	Lubes	3/14/2005	12/31/9999
I	Pitt Penn Oil Co.	20032569	Sales	Lubes	3/14/2005	12/31/9999
I	Premium Oil Company	20032570	Sales	Lubes	3/14/2005	12/31/9999
I	Red Giant Oil Company / Dba Searle	20032659	Sales	Lubes	3/14/2005	12/31/9999
I	Red Giant Oil Company / Dba Searle	20054323	Sales	Lubes	11/14/2005	12/31/9999
I	Renkert Oil, Inc.	20032572	Sales	Lubes	3/14/2005	12/31/9999
I	Renkert Oil, Llc	20032823	Sales	Lubes	3/14/2005	12/31/9999
I	Rock Valley Oil & Chemical Company	20104623	Sales	Lubes	6/1/2007	12/31/9999
I	Royal Manufacturing Co Lp	20099323	Sales	Lubes	3/23/2007	12/31/9999
I	Safety-Kleen Oil Recovery Co	20032658	Sales	Lubes	3/14/2005	12/31/9999
I	Scot Lubricants Of Pa Inc	20040648	Sales	Lubes	6/13/2005	12/31/9999
I	Shelan Chemical Co Inc	20032660	Sales	Lubes	3/14/2005	12/31/9999
I	Shell Canada Products	20037223	Sales	Lubes	5/9/2005	12/31/9999
I	Shell Trading (Us) Company	20114037	Sales	Lubes	9/20/2007	12/31/9999
I	Silogram Lubricants Corp	20032662	Sales	Lubes	3/14/2005	12/31/9999
I	Smitty’S Supply, Inc.	20088845	Sales	Lubes	12/1/2006	12/31/9999
I	Smitty’S Supply, Inc.	20094830	Sales	Lubes	1/25/2007	12/31/9999
I	Sonneborn Inc.	20099830	Sales	Lubes	4/11/2007	12/31/9999
I	Sopus Products	20032661	Sales	Lubes	3/14/2005	12/31/9999

8

#	Customer	DS#	Type	Product	Valid From	Valid To
I	Source Associates, Inc.	20032575	Sales	Lubes	3/14/2005	12/31/9999
I	Stirling Lubricants Inc.	20032576	Sales	Lubes	3/14/2005	12/31/9999
I	Sunoco, Inc.	20035167	Sales	Lubes	4/14/2005	12/31/9999
I	Sunrise Oil & Chemical Inc	20032577	Sales	Lubes	3/14/2005	12/31/9999
I	The Goodyear Tire And Rubber Co	20032834	Sales	Lubes	4/1/2005	12/31/9999
I	The Valvoline Company	20032583	Sales	Lubes	3/14/2005	12/31/9999
I	Titan Tire Of Bryan, Ohio	20079952	Sales	Lubes	9/1/2006	12/31/9999
I	Unisource Energy Inc	20193941	Sales	Lubes	4/30/2010	12/31/9999
I	Warren Oil Company Inc	20032665	Sales	Lubes	3/14/2005	12/31/9999
I	Warren Oil Company Inc	20089629	Sales	Lubes	12/12/2006	12/31/9999
I	Wellington Oil & Manufacturing Corp	20093958	Sales	Lubes	1/20/2007	12/31/9999
I	West Penn Oil Co., Inc.	20032586	Sales	Lubes	3/14/2005	12/31/9999
I	West Penn Oil Co., Inc.	20032666	Sales	Lubes	3/14/2005	12/31/9999
I	Yushiro Manufacturing America Inc.	20143546	Sales	Lubes	8/6/2008	12/31/9999
I	Yushiro Manufacturing America Inc.	20143547	Sales	Lubes	8/6/2008	12/31/9999

9

18.	The following Jet Fuel Contracts

JET FUEL CONTRACTS – 12/14/2010

Counterparty	Contract #	Product	Beginning Date	Expiration Date	Notes
Philadelphia Deliveries

2. British Airways PLC	40260639	Jet FTZ	08/01/2010	07/31/2011
3. Continental Airlines	40272945	Jet	07/01/2010	06/30/2011
4. Delta Airlines	40272225	Jet	06/01/2010	05/31/2011
6. Frontier Airlines Post Bankruptcy	40272947	Jet	07/01/2010	06/30/2011
7. Lufthansa	40226545	Jet FTZ	06/01/2009	05/31/2011
8. Southwest Airlines	40272224	Jet	08/01/2010	07/31/2011
9. United Airlines	40272948	Jet	04/01/2010	03/31/2011
10. United Parcel Service Co.	40272949	Jet	07/01/2009	06/30/2011
11. US Airways	40271414	Jet and Jet FTZ	11/01/2010	10/31/2011

Paulsboro Rack (Different Locations)

13. AVFUEL Corporation	40272950	Jet	07/01/2010	06/30/2011
14. Arrow Energy	40272951	Jet	09/01/2010	08/31/2011
16. Epic Aviation LLC	40272958	Jet	07/01/2010	06/30/2011
17. ExxonMobil Oil Corp.	40043149	Jet	11/01/2003	10/31/9999
19. Shell Oil Products U.S.	40272952	Jet	01/01/2010	12/31/2010
20. Western Petroleum	40272953	Jet	01/01/2010	12/31/2010
21. World Fuel Services (Jet Fuel)	40272954	Jet	08/01/2010	07/31/2011

10

19.	The following Light Product Contracts:

Counterparty	Contract #	Product	Contract Date	Beginning Date	Expiration Date
Shipley Fuels Marketing, LLC	40237445	CBOB Unleaded Gasoline CBOB Premium Gasoline	Original date of 10/12/2009, revised 12/10/10	November 1, 2009	January 31, 2011

Shipley Fuels Marketing, LLC	40237446	Heating Oil	Original date of 10/12/2009, revised 12/10/10	November 1, 2009	January 31, 2011

Center Oil Company	40272585	Spot Heating Oil	11/15/2010	12/1/2010	12/31/2010

11

Section 4.6

Compliance with Laws

[REDACTED]

1

Schedule 4.7

Litigation

[REDACTED]

1

EXHIBIT F

TO

STOCK PURCHASE AGREEMENT

FEEDSTOCK AND PRODUCT INVENTORY SALES AGREEMENT

THIS FEEDSTOCK AND PRODUCT INVENTORY SALES AGREEMENT (this “Agreement”), is made and entered into as of December 17, 2010 (the “Effective Date”), by and between VALERO MARKETING AND SUPPLY COMPANY, a Delaware corporation (“Seller”) and PBF HOLDING COMPANY LLC, a Delaware limited liability company (the “Buyer”) (collectively, the “Parties”).

RECITALS

A. Buyer, and Valero Refining and Marketing Company, a Delaware corporation (“VRMC”), have entered into a Stock Purchase Agreement, dated as of September 24, 2010 (the “SPA”), pursuant to which VRMC will sell and transfer, and Buyer will purchase and acquire, the Shares (as defined in the SPA) and, as such, Buyer will indirectly acquire the Refinery (as defined in the SPA) and certain related, tankage and logistics assets (collectively, the “Refinery Logistics Assets”). VRMC is an affiliate of Seller.

B. Seller has historically provided feedstock to the owner of the Refinery for use in its operations, and Seller has maintained title to and ownership of the products produced by the Refinery (such feedstocks and products are more particularly defined herein as the “Feedstock and Products Inventory”). In connection with consummation of the transactions contemplated by the SPA, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of Seller’s right, title, and interest in and to the Feedstock and Products Inventory and subsequently the Unpaid Crude Oil In-Transit. At Closing, Buyer may concurrently sell or assign the Feedstock and Products Inventory to certain third parties who will directly pay Seller for such inventory that they purchase from Buyer, provided, however, Buyer shall remain responsible for all Closing payments to Seller.

C. Seller and Buyer desire to enter into this Agreement to set forth their agreements regarding the protocols to be used for measuring the quantity and quality of the Feedstock and Products Inventory and certain other inventories of feedstocks consumed and products produced at the Refinery, and to establish the prices to be paid by Buyer to Seller for the Feedstock and Products Inventory.

D. As a condition precedent to Closing under the SPA, Buyer and VMRC require the execution of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, subject to the terms and conditions hereinafter set forth, agree as follows:

SECTION 1: DEFINITIONS

1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

1.1.1 “Affiliate” has the same meaning as that term is defined in the SPA.

1.1.2 “Argus” means the various daily reports published by Argus Media Group including the Argus International Crude Report and the U.S. Products Report.

1.1.3 “Agreement” has the meaning set forth in the introductory paragraph immediately preceding the Introduction.

1.1.4 “Asphalt Terminals” means the following asphalt terminals: the Apex Terminal in Baltimore, MD and the Kinder Morgan Terminal in Richmond, VA.

1.1.5 “Bath Butane” has the meaning set forth in Section 5.1 hereof.

1.1.6 “Barrel” means 42 United States standard gallons of 231 cubic inches at 60 degrees Fahrenheit and one atmosphere of pressure (14.696 PSIA).

1.1.7 “Business Day” has the same meaning as that term is defined in the SPA.

1.1.8 “Buyer” has the meaning set forth in the introductory paragraph immediately preceding the Introduction.

1.1.9 “Closing” has the same meaning as that term is defined in the SPA.

1.1.10 “Closing Date” shall be December 17, 2010.

1.1.11 “Crude Oil In-Tankage” means all volumes of crude oil and refinery feedstock that Seller has title to on or before the Inventory Transfer Time which are located within the Refinery Tankage and the Third-Party Tankage or Storage.

1.1.12 “Crude Oil In-Transit Inventory” means those volumes of crude oil and feedstock that Seller either has title to or has purchased on or before the Inventory Transfer Time that are scheduled for delivery to the Refinery, the Refinery Tankage, or the Third-Party Tankage or Storage, but which have not, as yet, been delivered to the Refinery, any Refinery Tankage, or any Third-Party Tankage or Storage as of the Inventory Transfer Time and which will include, without limitation, Seller’s crude oil and feedstock as is located, in pipelines, barges, and vessels but excludes Unpaid Crude-Oil In-Transit. Notwithstanding anything herein to the contrary, the Parties assume that on the Inventory Transfer Time that there will be no Crude Oil In-Transit Inventory except for the Hess VGO.

1.1.13 “Effective Date” has the meaning set forth in the introductory paragraph immediately preceding the Introduction.

1.1.14 “Estimated Feedstock and Products Inventory Sales Amount” means the amount specified in a notice from Seller to Buyer no later than three (3) Business Days prior to the Closing, being Seller’s reasonable good faith estimate of the Final Feedstock and Products Inventory Sales Amount, as determined in accordance with the procedures set forth in Section 3 and Exhibit A of this Agreement. Such notice shall also include Seller’s calculations used to determine the Estimated Feedstock and Products Inventory Sales Amount, which shall be provided in an Excel spreadsheet.

1.1.15 “Feedstock and Products Inventory” means all (i) In-Tankage Inventory, (ii) In-Transit Inventory, (iii) Refinery OSBL Line Fill and (iv) any volumes of the Products identified in Part II of Exhibit A which are in the physical possession of Seller or Company and located within the Refinery as of the Inventory Transfer Time; in all cases which, as of the Inventory Transfer Time shall be subject to the physical inventory procedures set forth in Exhibit A hereto and the pricing adjustments set forth in Section 3. The definition of Feedstock and Products Inventory herein shall not mean nor include, and expressly excludes, all Refinery and Unit Process Chemicals and Catalyst, Unit Fill and the Retained Feedstock and Products.

1.1.16 “Feedstock and Products Sales Amount Adjustment” has the meaning set forth in Section 3.1.6 of this Agreement.

1.1.17 “Feedstock and Products Sales Statement” has the meaning set forth in Section 3.1.5 of this Agreement.

1.1.18 “Final Feedstock and Products Inventory Sales Amount” means the amount of the Feedstock and Products Inventory as determined in accordance with the procedures described in Section 3 and Exhibit A of this Agreement.

1.1.19 “Final Inventory Report” has the meaning set forth in Section 3.1.4 of this Agreement.

1.1.20 “Finished Product In-Tankage” means all volumes of finished or refined Products that Seller has title to and are located within the Refinery Tankage and the Third-Party Tankage or Storage as of the Inventory Transfer Time.

1.1.21 “Finished Product In-Transit” means all volumes of finished or refined Products that Seller has title to which are, as of the Inventory Transfer Time, located in the Jet Pipeline, NuStar Pipeline or the Plains Pipeline, or in the case of lubes and petcoke Products, in any railcars, barges, tank trucks or other facilities outside the Refinery and have not yet been delivered to any Third Party Tankage or Storage or customer, if sold to such customer on a delivered basis, or in the case of certain lube Products to be transloaded, which have not yet been transloaded at the transload terminal or facility.

1.1.22 “Gallon” means one standard United States gallon of 231 cubic inches at 60 degrees Fahrenheit and one atmosphere of pressure (14.696 PSIA).

1.1.23 “Hess VGO” means approximately 123,386 bbls of VGO loaded on three separate barges and in transit to the Refinery from the Hess Terminal in Baltimore, Md.

1.1.24 “In-Transit Inventory” means the Crude Oil In-Transit Inventory and the Finished Product In-Transit.

1.1.25 “In-Tankage Inventory” means the Crude Oil In-Tankage and the Finished Product In-Tankage.

1.1.26 “Inventory Committee” has the meaning set forth in Section 3.1.1 of this Agreement.

1.1.27 “Inventory Schedule” has the meaning set forth in Section 3.1.1 of this Agreement.

1.1.28 “Inventory Transfer Time” means 00:00:01 A.M., local time, on the Closing Date.

1.1.29 “Jet Line” means the jet fuel pipeline which runs from the Refinery to the Philadelphia Airport which is owned and operated by Buckeye Pipeline.

1.1.30 “NuStar Line” means the product line which runs from the Refinery to the NuStar Terminal.

1.1.31 “NuStar Terminal” means the refined product distribution terminal owned by NuStar and located adjacent to the Refinery at 7 North Delaware Street, Paulsboro, NJ.

1.1.32 “OPIS” means Oil Price Information Service.

1.1.33 “Parties” and “Party” have the meanings set forth in the introductory paragraph immediately preceding the Introduction.

1.1.34 “Plains Line” means the ethanol pipeline which runs from the Plains Terminal to the NuStar Terminal.

1.1.35 “Plains Terminal” means the ethanol distribution terminal owned by Plains and located adjacent to the Refinery at 3rd Street and Billingsport, Paulsboro, NJ.

1.1.36 “Platt’s” means Platt’s Oilgram Price Report.

1.1.37 “Permitted Liens” has the same meaning as that term is defined in the SPA.

1.1.38 “Petroleum Inspection Company” has the meaning set forth in Section 3.1.1 of this Agreement.

1.1.39 “Products” means all crude oil, feedstock, and products that are currently used and/or produced in the ordinary course of the business conducted at the Refinery.

1.1.40 “Refinery” has the same meaning as that term is defined in the SPA.

1.1.41 “Refinery Butane” means all normal butane and isobutane that Seller has title to which is, as of the Inventory Transfer Time, stored in railcars located within the boundaries of the Refinery or in-transit for storage at the Refinery.

1.1.42 “Refinery OSBL Line Fill” means the Products that Seller has title to which are, as of the Inventory Transfer Time, located in any pipeline or lateral located within the boundaries of the Refinery, but outside the battery limits of the refining or processing units within the Refinery, as further identified by product and volume on Exhibit C attached hereto. The definition of Refinery OSBL (outside battery limits) Line Fill expressly excludes any In-Transit Inventory and In-Tankage Inventory.

1.1.43 “Refinery Tankage” means and includes all tankage (and in the case of certain specialty products, all staging areas, sulfur pits or other storage facilities) which is used for the storage of Products and is located within the boundaries of the Refinery; including any segment of any pipe or conveyor used to move such Products into and out of such tankage or facilities which is attached to, and is situated only in the immediate vicinity of, such tankage or facilities.

1.1.44 “Retained Feedstock and Products” means all of the following types of Products: (i) those volumes of refined Products that Seller either has title to or has sold to any third party on or before the Inventory Transfer Time and which have already been either loaded or removed from and delivered out of the Refinery Tankage and the Refinery as of the Inventory Transfer Time, but in all cases excluding any Finished Product In-Transit or refined Products located within the Third-Party Tankage or Storage; (ii) those volumes of asphalt Products in transit to or located at the Asphalt Terminals as of the Inventory Transfer Time; and (iii) the Refinery Butane, as of the Inventory Transfer Time.

1.1.45 “Seller” has the meaning set forth in the introductory paragraph immediately preceding the Introduction.

1.1.46 “SPA” has the meaning set forth in the Introduction.

1.1.47 “Tank Heels” means the greater of: a) volume of Product below the lowest suction in a tank, unless the tank is equipped with a regular side entry pipe in which case “Tank Heels” means the volume below the middle of the lowest suction in such tank, or b) the volume required to safely float a roof in a floating roof tank.

1.1.48 “Third-Party Tankage or Storage” means each of the third-party owned and/or operated storage tanks, underground storage caverns or in the case of petcoke, dry bulk storage facilities described on Exhibit B. The term “Third-Party Tankage or Storage” includes any segment of any pipe or in the case of Petcoke any gondolas, chutes or conveyors used to move such Products into and out of such tankage or storage which is attached to, and is situated only in the immediate vicinity of, such tankage or storage.

1.1.49 “Unit Fill” means all volumes of Products that Seller has title to which is, as of the Inventory Transfer Time, located at or contained in any part or portion of any refining or processing unit located within the boundaries of the Refinery, but excludes the Refinery OSBL Line Fill and any products contained in the Refinery Tankage.

1.1.50 “Unpaid Crude Oil In-Transit” means those volumes of crude oil and feedstock on vessels that Seller has purchased or contracted to purchase but which have not been paid for by Seller as of the Inventory Transfer Time and are scheduled for delivery to the Refinery, the Refinery Tankage, or the Third-Party Tankage or Storage, but which have not, as yet, been delivered to the Refinery, any Refinery Tankage, or any Third-Party Tankage or Storage as of the Inventory Transfer Time, and which are designated as “Unpaid Crude Oil In-Transit” on Exhibit F.

All capitalized terms used, but that are not otherwise defined, in the body of this Agreement shall have the meanings ascribed to such terms in the SPA.

SECTION 2: ASSIGNMENT AND CONVEYANCE

2.1 Assignment and Conveyance. Seller hereby SELLS, ASSIGNS, TRANSFERS, and DELIVERS unto Buyer (or its designated assignee), its successors and assigns forever, all of Seller’s right, title, and interest in and to all of the Feedstock and Products Inventory and Unit Fill TO HAVE AND TO HOLD, all of Seller’s right, title, and interest in and to the Feedstock and Products Inventory and Unit Fill, together with all and singular the rights and appurtenances thereto in anywise belonging, unto Buyer (or its designated assignee) and Buyer’s (or its designated assignee’s) successors and assigns forever. Seller, for itself, its successors and assigns, covenants and agrees to warrant and forever defend good title to the Feedstock and Products Inventory, free and clear of all liens, against the claims of all parties claiming the same by, through, or under Seller, but not otherwise.

2.2 Warranties and Representations of Seller; Disclaimer of Warranties. EXCEPT FOR THE FOREGOING LIMITED SPECIAL WARRANTY OF TITLE, THIS CONVEYANCE IS MADE AND ACCEPTED WITHOUT ANY WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, REGARDING THE FEEDSTOCK AND PRODUCTS INVENTORY AND UNIT FILL INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO THE CONDITION OR MERCHANTABILITY OF SUCH COMMODITY OR FITNESS OF ANY SUCH COMMODITY FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY DISCLAIMED. BUYER SHALL ACCEPT ALL OF THE FEEDSTOCK AND PRODUCTS INVENTORY AND UNIT FILL IN ITS “AS IS, WHERE IS” CONDITION AND “WITH ALL FAULTS.

SECTION 3: TIMELINE

3.1 Timeline. The Parties anticipate that the following events will occur in the manner and sequence set forth as follows:

3.1.1 Inventory Committee. An inventory committee (the “Inventory Committee”) consisting of a representative of each of Buyer and Seller and a mutually agreeable independent petroleum inspection company (the “Petroleum Inspection Company”) shall be established to prepare and conduct the physical inventory measurement pursuant to the procedures set forth in Exhibit A. As of the Effective Date of this Agreement, Buyer and Seller shall each designate their respective Inventory Committee representatives, and the representatives shall agree upon and appoint the Petroleum Inspection Company. Promptly upon appointment of the Petroleum Inspection Company, Seller shall provide Buyer and the Petroleum Inspection Company with all information relating to the Feedstock and Products Inventory, including tank and product types, which is necessary to design and carry out an effective physical inventory in the manner set forth in Exhibit A. The Inventory Committee shall use this information to develop a mutually agreed upon gauging and sampling schedule by location and tank (the “Inventory Schedule”). The Inventory Schedule shall be approved by the Inventory Committee no later than five (5) Business Days prior to Closing. The physical inventory measurement shall then be conducted in accordance with the Inventory Schedule and the provisions of Exhibit A.

3.1.2 Delivery of Estimated Feedstock and Products Inventory Sales Amount. No later than three (3) Business Days prior to the Closing, Seller shall deliver to Buyer the Estimated Feedstock and Products Inventory Sales Amount.

3.1.3 Payment of Estimated Feedstock and Products Inventory Sales Amount. At the Closing, in consideration of Seller’s assignment and conveyance of the Feedstock and Products Inventory, Buyer shall pay to Seller, by wire transfer or delivery of other immediately available funds, the Estimated Feedstock and Products Inventory Sales Amount.

3.1.4 Inventory Report. Within ten (10) Business Days after the Closing Date, the Petroleum Inspection Company shall provide the Parties with a physical inventory report setting forth the quantity (which shall be temperature, API gravity, bottom sediment & water (BS&W), and pressure corrected) and qualitative laboratory results of the Feedstock and Products Inventory (excluding In-Transit Inventory, Refinery OSBL Line Fill, and Retained Feedstock and Products).

During a fifteen (15) day review period following receipt by both Parties of the physical inventory report, either Party may question the calculations and/or laboratory results set forth therein and the members of the Inventory Committee shall resolve any outstanding quantity and quality disputes. At the end of such review period and following resolution of all quantity and quality disputes, the quantity and quality entries set forth in the adjusted physical inventory report, for each of the Feedstock and Products Inventory, will become the official quantity and quality measurements of the Feedstock and Products Inventory as of the Inventory Transfer Time and the physical inventory report, as may be revised pursuant to the foregoing, will become the “Final Inventory Report”.

3.1.5 Feedstock and Products Sales Statement. On or before ninety (90) days after the Closing Date, Seller shall calculate the Final Feedstock and Products Inventory Sales Amount by using (i) the quantity and quality measurements set forth in the Final Inventory Report prepared in accordance with Section 3.1.4 and Exhibit A, and (ii) with respect to any Crude Oil In-Transit Inventory, bills of lading, shore meters or other appropriate statements evidencing the volume thereof. The various quantities set forth therein shall be multiplied by the relevant price formulas set forth in Part II of Exhibit A, and Seller shall deliver to Buyer a statement (the “Feedstock and Products Sales Statement”) setting forth the Final Feedstock and Products Inventory Sales Amount, together with supporting calculations and documentation used to determine the Final Feedstock and Products Inventory Sales Amount. Unless Buyer gives notice to Seller on or before thirty (30) calendar days after Buyer’s receipt of the Feedstock and Products Inventory Sales Statement that Buyer disputes the Final Feedstock and Products Inventory Sales Amount specified in the Feedstock and Products Sales Statement, the Final Feedstock and Products Inventory Sales Amount shall be as specified in the Feedstock and Products Sales Price Statement. If Buyer gives timely notice to Seller that it disputes the Final Feedstock and Products Inventory Sales Price (or the final quantity or price of In-Transit Inventory) specified in the Feedstock and Products Sales Price Statement, Seller and Buyer shall consult in good faith and use all reasonable efforts to agree upon the calculation of the Final Feedstock and Products Inventory Sales Price. If Seller and Buyer have not agreed on the Final Feedstock and Products Inventory Sales Price within fifteen (15) calendar days after Seller’s receipt of Buyer’s dispute notice, either Seller or Buyer shall have the right to submit such matters as remain in dispute to Grant Thornton or Baker O’Brien (depending on the issues in dispute) as Seller and Buyer shall mutually agree, for final resolution, which resolution shall be binding upon Seller and Buyer, and judgment upon which may be entered in any court having jurisdiction over the Party against which such determination is sought to be enforced. Such firm’s determination shall be in the form of a written opinion as is appropriate under the circumstances and shall confirm that it was rendered in accordance with this Section 3.1.5 and Exhibit A. The fees and expenses of such firm for its services in resolving such dispute shall be borne equally by Seller and Buyer.

3.1.6 Feedstock and Products Sales Amount Adjustment. Upon final determination of the Final Feedstock and Products Inventory Sales Amount pursuant to Section 3.1.5, a true-up adjustment including interest at the Applicable Rate from the Closing Date will be made in accordance with the provisions of this Section 3.1.6 (the “Feedstock and Products Sales Amount Adjustment”). If the Final Feedstock and Products Inventory Sales Amount is greater than the Estimated Feedstock and Products Inventory Sales Amount paid by Buyer at Closing, Buyer shall make an additional payment to Seller in an amount equal to the amount by which the Final Feedstock and Products Inventory Sales Amount, as finally agreed upon pursuant to Section 3.1.5, exceeds the Estimated Feedstock and Products Inventory Sales Amount, which payment shall be made by wire transfer or delivery of other immediately available funds on or before the fifth (5th) Business Day after the final determination of the Feedstock and Products Sales Amount Adjustment. If the Final Feedstock and Products Inventory Sales Amount is less than the Estimated Feedstock and Products Inventory Sales Amount paid by Buyer at Closing, Seller shall make a payment to Buyer in an amount equal to the amount by which the Estimated Feedstock and Products Inventory Sales Amount exceeds the Final Feedstock and Products Inventory Sales Amount, as finally agreed upon pursuant to Section 3.1.5, which payment shall be made by wire transfer or delivery of other immediately available funds on or before the fifth (5th) Business Day after the final determination of the Feedstock and Products Sales Amount Adjustment.

3.1.7 Access to Records and Audit. From the Closing Date through sixty (60) days after the Buyer’s receipt of the Final Feedstock and Products Inventory Sales Price Statement, the Parties shall afford each other access, at all reasonable times, to the relevant personnel, properties and books and records, and working papers for the purpose of auditing and verifying the accuracy of the physical inventory and feedstock and product inventory sales prices.

SECTION 4: CRUDE OIL IN-TRANSIT

4.1 Crude Oil In-Transit Inventory. The Parties expressly agree the deliveries of Crude Oil In-Transit Inventory shall be included as part of the Feedstock and Products Inventory. The Crude Oil In-Transit Inventory shall be deemed to include (i) crude oil cargo of any ship (whether or not loaded prior to the Closing Date) that has been identified and agreed by representatives of Seller and Buyer prior to the Closing Date for delivery to the Refinery and the Refinery Tankage following the Closing Date which Seller or any Affiliate of Seller has paid for on or before the Closing Date, (ii) the Hess VGO and (iii) subject to the requirements of the Agreement, the crude oil cargo of any ship to be processed at the Refinery (A) that Seller or any of its Affiliates purchases (or enters into a contract to purchase) and pays the seller of such crude oil on or prior to the Closing Date for processing at the Refinery in the ordinary course of business of the Company, and (B) in respect of which prior to the Closing Date, Seller has provided the Buyer with written notice. For purposes of clarification, it is agreed that the entire cargo of any ship that has started but not completed delivery of crude oil as of the Inventory Transfer Time shall be considered Crude Oil In-Tankage, provided that Seller or any Affiliate of Seller has paid the seller of such crude oil prior to the Inventory Transfer Time. Each cargo of Crude Oil In-Transit Inventory purchased and paid for by Seller or any of its Affiliates on a delivered basis shall be considered as part of the Feedstock and Products Inventory only to the extent of actual outturn volume, which results from the completed delivery of such Crude Oil In-Transit Inventory to the Refinery and the Refinery Tankage, respectively. The actual outturn volume for Crude Oil In-Transit Inventory purchased on a delivered basis will be based on tank gauges at the appropriate facilities and the protocols and procedures applicable to the quantification and valuation of such Crude Oil In-Transit Inventory upon the conclusion of the delivery of such In-Transit Inventory to the Refinery and the Refinery Tankage in the same manner in which is applicable to Crude Oil In-Tankage as of the Inventory Transfer Time. Each cargo of Crude Oil In-Transit Inventory purchased on a FOB basis shall be considered as part of the Feedstock and Products Inventory only to the extent of volume reflected in the bill of lading for such Crude Oil In-Transit Inventory.

4.2 Unpaid Crude Oil In-Transit. The Parties expressly agree the deliveries of Unpaid Crude Oil In-Transit shall not be included as part of the Feedstock and Products Inventory as of the Inventory Transfer Time but will be sold and transferred to Buyer (or its designated assignee) on the terms and conditions set forth in this Section 4.2. The Unpaid Crude Oil In-Transit shall be limited to (i) crude oil and feedstock cargo of any ship (whether or not loaded prior to the Closing Date) that has been scheduled on Exhibit F attached hereto and will be delivered to the Refinery and the Refinery Tankage following the Closing Date, and (ii) subject to the requirements of the Agreement, the crude oil and feedstock cargo of any ship to be processed at the Refinery (A) that Seller or any of its Affiliates purchases (or enters into a contract to purchase) prior to the Closing Date for processing at the Refinery in the ordinary course of business of the Company, and (B) is more fully described on Exhibit F. Seller hereby agrees to sell and deliver to Buyer, and Buyer hereby agrees to purchase and receive from Seller all such Unpaid Crude Oil In-Transit on the following terms and conditions:

(a)

All Unpaid Crude Oil In-Transit shall be purchased by Buyer (or its designated assignee as such Unpaid Crude Oil In-Transit is discharged at the Refinery. Title to and risk of loss of the Unpaid Crude Oil In-Transit sold hereunder shall pass from Seller to Buyer (or its designated assignee) as such Unpaid Crude Oil In-Transit passes the last permanent flange connection between the cargo intake manifold of the delivering vessel and the delivering hose at the docks at the Refinery. The actual outturn volume for Unpaid Crude Oil In-Transit purchased will be based on tank gauges at the appropriate facilities and the protocols and procedures applicable to the quantification and valuation of such Unpaid Crude Oil In-Transit upon discharge of such Unpaid Crude Oil In-Transit at the Refinery and the Refinery Tankage in the same manner in which is applicable to Crude Oil In-Tankage.

(b)	The price for the Unpaid Crude Oil In-Transit will be based on the same valuation formulae (for each type of in-transit crude oil which makes up the Unpaid Crude Oil In-Transit) set forth in Exhibit A; provided however, (i) that if the actual freight protection costs are not available at the time of delivery, Seller shall invoice Buyer based on the estimated freight protection costs, with an adjustment being made between Seller and Buyer when the actual freight protection costs are known; and (ii) the payment terms for such Unpaid Crude Oil In-Transit will be the earlier of 10 days after completion of discharge or 15 days after Notice of Readiness (10/15 COD/NOR). All payments shall be made without offset, discount, deduction or counterclaim by wire transfer of immediately available funds to Seller at such account as Seller may designate in writing. Any amount payable by Buyer hereunder shall, if not paid when due, bear interest from the payment due date until, but excluding the date payment is received by Seller, at the Applicable Rate. Buyer may direct a third party to make payment to Seller on Buyer’s behalf, but Buyer shall remain responsible for making such payments to Seller. On delivery of Unpaid Crude Oil In-Transit to Buyer (or its designated assignee), Seller shall SELL, ASSIGN. TRANSFER and DELIVER unto Buyer (or its designated assignee), its successors and assigns forever, all of Seller’s right, title and interest in and to all of such Unpaid Crude Oil In-Transit TO HAVE AND TO HOLD, all of Seller’s right, title and interest in and to such Unpaid Crude Oil In- Transit, together with all and singular the rights and appurtances thereto in anywise belonging, unto Buyer (or its designated assignee) and Buyer’s (or its designated assignee’s) successors and assigns forever. Seller shall deliver to Buyer (or its designated assignee) such bills of lading or any other documentation reasonably requested by Buyer (or its designated assignee) to evidence the foregoing.

(c)

Seller represents and warrants to Buyer (or its designated assignee) that as of the date of delivery of the Unpaid Crude Oil In-Transit hereunder, Seller shall have good title to the Unpaid Crude Oil In-Transit sold and delivered, free and clear of any liens or encumbrances, other than taxes that are due by Buyer (or its designated assignee). After delivery, Seller, for itself, its successors and assigns, covenants and agrees to warrant and forever defend good title to such Unpaid Crude Oil In-Transit, free and clear of all liens (other than taxes that are due by Buyer), against the claims of all parties claiming the same by, through or under Seller, but not otherwise. EXCEPT FOR THE FOREGOING WARRANTY OF TITLE, THIS CONVEYANCE IS MADE AND ACCEPTED WITHOUT ANY WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, REGARDING THE UNPAID CRUDE OIL IN-TRANSIT INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO THE CONDITION OR MERCHANTABILITY OF SUCH COMMODITY OR FITNESS OF ANY SUCH COMMODITY FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY DISCLAIMED. BUYER SHALL ACCEPT ALL OF THE UNPAID CRUDE OIL IN-TRANSIT IN ITS “AS IS, WHERE IS” CONDITION AND “WITH ALL FAULTS.

(d)	All other terms and conditions for the sale and delivery of the Unpaid Crude Oil In-Transit, to the extent not inconsistent with the terms of this Agreement, shall be governed by ChevronTexaco Global Trading General Provisions DES (Named Port of Destination) Sales, dated January 1, 2002 which are made a part of, and incorporated into this Section 4.2 of the Agreement. Marine movements of the Unpaid Crude Oil In-Transit into the docks at the Refinery shall be in accordance with the Valero Marketing and Supply Company Marine Provisions Effective July 15, 2009.

SECTION 5: BUTANE SUPPLY

5.1 Bath Butane. The Parties acknowledge that Seller has entered into a buy sell arrangement with Plains Marketing Canada, LP (“Plains”) whereby Seller has sold to Plains under Sales Contract number 40249582 (the “Plains Sales Contract”) [REDACTED] barrels of Mixed Butane (approximately [REDACTED] barrels per month during the period April 1, 2010 through August 31, 2010) for storage at Plain’s Bath NY Storage Facility (the “Bath Storage Facility”), and Seller is obligated to purchase from Plains under Purchasing Contract number 4200079667 (the “Plains Purchase Contract”) [REDACTED] barrels of Mixed Butane (approximately [REDACTED] barrels per month during the period beginning October 1, 2010 through February 28, 2010 for use by the Refinery) from storage at the Bath Storage Facility. The Plains Sales Contract and the Plains Purchase Contract will not be assigned to Buyer at Closing; however, Buyer hereby agrees to purchase from Seller and Seller hereby agrees to sell to Buyer the remaining volumes of Mixed Butane (the “Bath Butane”) to be sold under the Plains Purchase Contract pursuant to the terms and conditions set forth on Exhibit D attached hereto.

5.2 Refinery Butane. From and after the Closing Date, Seller shall store at the Refinery and sell to Buyer the Refinery Butane under the terms and conditions set forth in Exhibit E attached hereto.

SECTION 6: MISCELLANEOUS

6.1 Assignment. The provisions of this entire Agreement shall be binding upon the respective successors and permitted assigns of each of the Parties hereto. Neither Party may assign this Agreement to a third party without the prior written consent of the other Party, which consent may not be unreasonably withheld, delayed, or conditioned; provided, however, that without the consent of the other Party, (a) either Party may assign its rights and obligations under this Agreement to its parent entity, subsidiary, or Affiliates, and (b) Buyer may assign its rights and obligations under this Agreement, in whole or in part, to Morgan Stanley Capital Group, Inc. (“MSCG”) and Statoil Marketing and Trading (US) Inc. (“SMT”), provided that MSCG and SMT assume such assigned obligations under this Agreement and Buyer shall remain liable for the performance of all of the terms, conditions and covenants of this Agreement. Buyer’s right, title and interest in the Feedstock and Products Inventory and the Unpaid Crude Oil In-Transit shall be assigned to SMT and MSCG as shall be specified by Buyer in writing to Seller.

6.2 Notices. All notices and other communications that are required to be or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by courier or mailed by registered or certified mail (postage prepaid, return receipt requested) to the relevant Party hereto at the following addresses or sent by facsimile to the following numbers:

If to Seller:

Valero Marketing and Supply Company

One Valero Way

Mail Station B2E-183

San Antonio, Texas 78249-1616

Attention:	Executive Vice President – Corporate Development
Telephone:	(210) 345-2410
Facsimile:	(210)345-2270

If to Buyer:

PBF Holding Company LLC

1 Sylvan Way, 2nd floor

Parsippany, NJ 07054-3887

Attention:	Senior Vice President – General Counsel
Telephone:	(973) 455-7500
Facsimile:	(973) 455-7560

or to such other address or facsimile number as Seller or Buyer may, from time to time, designate in a written notice given in accordance with this Section 5.2. Any such notice or communication shall be effective (a) if delivered in person or by courier, upon actual receipt by the intended recipient, (b) if sent by facsimile transmission, upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during recipient’s normal business hours, or (c) if mailed, upon the earlier of ten (10) days after deposit in the mail and the date of delivery as shown by the return receipt therefore.

6.3 Choice of Law; Dispute Resolution. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York, exclusive of its conflict of laws principles. All controversies or disputes arising out of and related to this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in Exhibit D of the SPA.

6.4 Jurisdiction; Consent to Service of Process; Waiver. Each of the Parties hereto agrees, subject to Section 5.6, that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any federal or state court in the State of New York and solely in connection with such claims, if any, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 5.2 of the Agreement. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided herein and shall not be deemed to confer rights on any Person (as such term is defined in the SPA) other than the Parties hereto. Each of the Parties hereto knowingly and intentionally, irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim therein.

6.5 Availability of Equitable Relief. Each of the Parties hereto recognizes that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. In order to prevent such irreparable injury, the arbitrators selected pursuant to Section 6.3 shall have the power to grant temporary or permanent injunctive or other equitable relief. Notwithstanding Section 6.3, prior to the appointment of the arbitrators, a party hereto may, subject to this Section 6.5, seek temporary injunctive relief from any court of competent jurisdiction; provided that the party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration in compliance with the dispute resolution procedures. Such court ordered relief shall not continue more than 10 days after the appointment of the arbitrators (or in any event for longer than 60 days).

6.6 Amendment. This Agreement may not be amended except by an instrument in writing executed and delivered by the Parties hereto.

6.7 Severability. In the event any portion of this Agreement shall be found by a court of competent jurisdiction to be unenforceable, that portion of this Agreement will be null and void and the remainder of this Agreement will be binding on the Parties as if the unenforceable provisions had never been contained herein.

6.8 Waiver; Limitation of Liability. The delay or failure of any Party to enforce any of its rights under this Agreement arising from any default or breach by the other Party shall not constitute a waiver of any such default, breach, or any of the Party’s rights relating thereto. No custom or practice which may arise between the Parties in the course of operating under this Agreement will be construed to waive any Parties’ rights to either ensure the other Party’s strict performance with the terms and conditions of this Agreement, or to exercise any rights granted to it as a result of any breach or default under this Agreement. Neither Party shall be deemed to have waived any right conferred by this Agreement or under any applicable law unless such waiver is set forth in a written document signed by the Party to be bound, and delivered to the other Party, No express waiver by either Party of any breach or default by the other Party shall be construed as a waiver of any future breaches or defaults by such other Party.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.9 Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

6.10 Counterparts. This Agreement may be executed in multiple counterparts and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signed counterparts of this Agreement may be delivered by facsimile and by scanned PDF image; provided that each Party hereto uses commercially reasonable efforts to deliver to each other Party hereto original signed counterparts as soon as possible thereafter.

6.11 Further Assurances. Both Seller and Buyer agree to execute and deliver, from time to time, such other and additional instruments, notices, transfer orders and other documents, and to do all such other and further acts and things as may be necessary to more fully and effectively transfer and assign the Feedstock and Products Inventory to Buyer.

6.12 Third Party Consents. The assignment and conveyance set forth in this Agreement shall not constitute an assignment or transfer of any of the Feedstock and Products Inventory if an attempted assignment thereof without the prior consent of a third party would result in a termination thereof, unless and until such consent shall have been obtained, at which time such asset(s) shall be and is hereby deemed to be transferred and assigned to Buyer in accordance herewith.

6.13 Entire Agreement. This Agreement, together with the Exhibits attached hereto and any portion of the SPA containing a defined term incorporated herein by reference, all of which are hereby incorporated by reference, contains the entire agreement between the Parties and supersedes any prior agreement pertaining to the subject matter of this Agreement.

6.14 Conflict of Terms. If the terms of this Agreement conflict with terms of the SPA with respect to any matter, then the terms of the SPA will control.

The Parties hereto have executed this Agreement on the date first above written, to be effective as of the Closing Date.

VALERO MARKETING AND SUPPLY COMPANY

By:
S. Eugene Edwards, Executive Vice President

PBF HOLDING COMPANY LLC

By:
Name:
Title:

[Signature Page to Feedstock and Product Inventory Sales Agreement]

Signature Page

EXHIBIT A

FEEDSTOCK AND PRODUCTS

MEASUREMENT PROCEDURES AND PRICING

The Feedstock and Product Inventory Sales Agreement (the “Agreement”) to which this Exhibit A (“Exhibit A”) relates and forms a part, provides that the Feedstock and Products Inventory will be measured and valued in accordance with this Exhibit A.

Part I of this Exhibit A sets forth the procedures for conducting the physical inventory of the Feedstock and Products Inventory (other than the In-Transit Inventory, which shall be estimated or otherwise calculated in accordance with the specific applicable provisions hereof but not subject to a physical inventory as of the Closing, and the Refinery OSBL Line Fill which shall be based on the volumes set forth in Exhibit C) and located at and within the Refinery, the Refinery Tankage and the Third-Party Tankage or Storage as of the Inventory Transfer Time.

Part II of this Exhibit A sets forth the valuation formulae and procedures for valuing the Feedstock and Products Inventory (including the In-Transit Inventory, but excluding any Unit Fill) in order to determine the Estimated Feedstock and Products Sales Amount, Feedstock and Products Sales Statement, and the Final Feedstock and Products Inventory Sales Amount.

All capitalized terms used in this Exhibit A that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Part I. Physical Inventory Procedures

(A.)	INDEPENDENT INSPECTION:

All gauging, temperature measurment, sampling, testing and net volume calculations will be done by the Petroleum Inspection Company with the participation of Buyer’s and Seller’s Inventory Committee representatives using a mutually agreed upon gauging and sampling schedule by tank (the “Inventory Schedule”). The Inventory Schedule will be mutually developed between the Buyer, Seller and Petroleum Inspection Company. All three parties shall have the right to participate in the physical inventory measurement by observing the gauging, temperature readings, sampling, etc. In addition, Buyer and Seller shall each have the right to have its own independent accountants, consultants, or agents present during the physical inventory, at such respective Parties’ sole cost and expense. Inspection/Testing costs for the Petroleum Inspection Company, including, travel, laboratory, and incidental costs (such as bottles, bombs, seals, etc.), shall be shared on a 50/50 basis (i.e., 50% by the Seller and 50% by the Buyer) by the Parties. Any additional requests (outside of the inventory process) to the Petroleum Inspection Company will be billed to the requesting party at 100%.

(B.)	QUANTIFICATION PROCEDURES:

In determining the quantities of the various Products to be inventoried, all volumes shall be determined on the basis of the Inventory Transfer Time and as of the completion of delivery to the Refinery, the Refinery Tankage, and the Third-Party Tankage or Storage (with respect to any cargo or tender of In-Transit Inventory). Non-usable and non-merchantable quantities are

Exhibit A, Page 1

materials such as water, sludge and other foreign contaminants commonly referred to as basic sediment and water (“BS&W”) and shall be excluded for purposes of determining the quantities. BS&W will be determined by using Karl Fisher methodology or Water by Distillation summed with Sediment by Extraction or Membrane Filtration.

(C.)	INVENTORY MEASUREMENT PROTOCOL:

All gauging, sampling, and analysis related to the determination of quality and quantity of the Feedstock and Products Inventory shall be done in accordance with the latest API Manual of Petroleum Measurement Standards as published by the American Petroleum Institute (the “API Manual”), ASTM test methods, or by currently accepted industry standards or procedures. The specific standards to be used shall be determined by the Inventory Committee prior to the Closing. Tanks with floating roofs shall contain sufficient Product to fully “float” the roof when it is being gauged. Tanks equipped with steam coils or other means of heating product will have the heat shut off at least one (1) hour prior to gauging. Tank mixers will be shut off at least two (2) hours prior to gauging.

(D.)	CERTIFICATION OF EQUIPMENT:

The Petroleum Inspection Company will standardize, calibrate and certify all gauging tapes and temperature devices used in the transfer of all Feedstock and Products Inventory. The Petroleum Inspection Company will provide quality assurance documentation for its laboratory used for the physical inventory process. The Petroleum Inspection Company shall make all calibration and certification records available to any Party for review. All Parties may witness the verification of the portable electronic thermometers prior to their use. All laboratory equipment used for testing of the inventory samples will also be calibrated/standardized in accordance with industry and manufacturers procedures.

Prior to the Closing Date, the Inspector will inspect the Refinery’s laboratory testing equipment and procedures for the quality tests scheduled to be done by that laboratory, to verify that they are adequate to comply with the ASTM Standards. Both parties may witness the verification. If the Inspector determines the equipment and procedures to be acceptable to perform the required testing, without objection from either Buyer or Seller, the test results from the laboratory may be accepted without further observation of the testing. If the Refinery’s laboratory capacity is not sufficient or if the equipment and procedures are determined to be inadequate to comply with the ASTM Standards, an independent laboratory’s costs shall be shared equally (50:50 basis) by the Buyer and Seller.

(E.)	ACCEPTANCE AND REVIEW; INVENTORY COMMITTEE:

The Parties shall be deemed to have accepted the accuracy of the gauging and temperature measurements of a tank as recorded by the Petroleum Inspection Company on the gauge ticket (to be mutually developed) (the “Gauge Ticket”) if the Parties’ respective Inventory Committee representatives “sign-off” on the Gauge Ticket. Additional sampling will be taken by the Petroleum Inspection Company upon the request of either Party at the sole expense of the requesting Party. All inventory measurements (such as gauges, temperature determinations, and water cuts) shall be resolved to the best of their abilities by Buyer, Seller and Inspector at the time measurements are taken. Any disputes will be resolved by noon the following working day.

Exhibit A, Page 2

(F.)	QUALITATIVE PROCEDURES:

The determination of the quality of some Products must be performed utilizing special laboratory equipment. Samples of such Products shall be jointly taken as described in subsequent sections, and such tests shall be conducted in a mutually acceptable laboratory. The results of the tests so run shall be binding on both Parties.

All testing conducted in the Refinery laboratory is to be witnessed by a chemist employed by the Petroleum Inspection Company. Both Buyer and Seller may have representatives witness all testing.

All issues related to measurement procedures such as sampling, temperature readings, and gauging shall be resolved to the best of their abilities by the Parties’ representatives at the time the measurement is taken. Any remaining disputes shall be resolved by noon the following working day (or in the case of quality disputes, promptly following receipt of test results) by a majority vote of the members of the Inventory Committee.

(G.)	PRE-CLOSING INVENTORY PROCEDURES:

Prior to the Inventory Transfer Time, Seller’s personnel shall determine which of the Refinery Tankage shall be active and inactive, and which tanks will contain inventory and which will be empty, as of the Inventory Transfer Time. The Inventory Schedule will take into account the determination of active and inactive tankage and will provide for performing the physical inventory of both active and inactive tankage prior to the Inventory Transfer Time. The Inventory Schedule will be subject to the approval of the Inventory Committee, and shall indicate the following for each tank to be inventoried:

•	Storage tank location, tank number, tank type, size, capacity (shell and working);

•	Status at closing (active or inactive);

•	Product stored including classification as sweet, sour, type of crude, etc.;

•	Tank reference gauge height;

•	Method of Tank gauging (ullage or innage) based on the Tank calibration table; and

•	Tank Heels (volume).

Prior to closing, the Inspector will perform a pre-closing survey of the crude oil and heavy fuel (“Black Oil”) tanks at the Facility to measure the actual gauge height, to compare the actual manual gauge to the automatic gauge, and to determine the amounts of solids and sludge accumulated on the bottoms of the tanks. The results of the survey will be made available to all parties prior to Closing. Upon joint agreement by both Parties, this pre-closing survey may be waived for specific products, tanks or Facilities.

Exhibit A, Page 3

(H.)	PHYSICAL INVENTORY PROCEDURES:

(i)	General:

Tanks with floating roofs shall not be in the critical zone of the floating roof when it is being gauged. Tanks equipped with steam coils or other means of heating product will have the heat shut off at least one (1) hour prior to gauging. Tank mixers shall be shut off at least two (2) hours prior to gauging. Temperature measurements will be obtained at the time of gauging, except as otherwise provided herein.

To the extent applicable, the Parties will cooperate in order to develop mutually acceptable procedures to address measurement of Product that is in the midst of delivery to the Refinery or the Refinery Tankage as of the Inventory Transfer Time.

(ii)	Nonmoving Tanks (Inactive Tanks):

All Refinery Tankage that is standing with no movement in or out as of the Inventory Transfer Time will be gauged and sampled prior to the Inventory Transfer Time in accordance with the Inventory Schedule. All valves in and out of the tank will be closed and sealed at the time of gauging. The Petroleum Inspection Company will seal the tank valves and will be responsible for recording seal numbers and checking of seals. The Petroleum Inspection Company will provide a measurement and seal report identifying all valves and seals by tank and manifold valve. If it is necessary to break seals to transfer Product into or out of a sealed gauged tank, prior notification and confirmation must be obtained from the Inventory Committee in order to keep accurate records of the proceedings.

Once physical inventory operations have started, no tank switching, changes or movements shall be made without written notification to Buyer, Seller, and the Petroleum Inspection Company’s representatives. If tankage seals are broken, tankage must be resealed when movement stops. Said tankage must then be regauged, resampled and temperature determined anew. Otherwise, it will be gauged as an active tank.

Inactive tanks that are required for thermal relief of connecting pipelines will be gauged using the inactive tanks’ automatic gauge readings. Each automatic gauge will be calibrated as close to the Inventory Transfer Time as possible. The automatic gauge reading will be monitored every 10 minutes for 90 minutes before and after the Inventory Transfer Time to confirm that there was no movement into or out of said inactive tank. In cases where the automatic gauge readings indicate tank movement, the tank will be gauged as an active tank.

(iii)	Moving Tanks (Active Tanks):

Active Refinery Tankage that must have movements in or out during the physical inventory quantification process as of the Inventory Transfer Time will be manually gauged during a period in which the active tanks are temporarily inactive, as close to the Inventory Transfer Time as possible. The physical inventory of the active Refinery Tankage will be obtained using the applicable procedures prescribed herein and must coincide with the “closing” of rack meters where appropriate.

Exhibit A, Page 4

Refinery Tankage that will remain active during the inventory period will be measured as close to the Inventory Transfer Time as possible. The gross inventory measurement will be compared against the tanks’ automatic gauges. The volume difference between the two measurements, in gross inches or fractions thereof, will be recorded on the tanks’ physical inventory worksheet. The Petroleum Inspection Company report will identify each tank by number, location and description.

(iv)	Loaded Tank Trucks and Rail Cars:

All outbound loaded trucks and rail cars which have been ticketed for sale at the Inventory Transfer Time, other than such trucks and rail cars constituting Finished Product In-Transit, will be considered as a Seller account receivable unless previously paid and will not be part of the Feedstock and Products Inventory. Except for the Retained Feedstock and Products, all loaded trucks and railcars which have not been ticketed for sale will be part of the Feedstock and Products Inventory.

(v)	Sulfur:

Sulfur, if any will be sold pursuant to this Agreement, will be measured in accordance production records maintained by the Seller, or through other means agreeable by the Inventory Committee and Petroleum Inspection Company.

(vi)	Finished Product In-Transit:

Finished Product In-Transit will be measured in accordance with inventory records maintained by Seller, as confirmed by the Inventory Committee.

(vii)	Unit Fill:

Unit Fill will not be measured

(viii)	Sampling, Testing, and Retention of the Inventory Samples:

1. Intermediates and Heavy Oil Products: A minimum of two sample sets consisting of one quart zone samples from the upper, middle, and lower liquid zones (as those terms are defined or used in the API Manual) will be obtained per tank per API Manual or ASTM D4057 (Standard Practice for Sampling of Petroleum and Petroleum Products). In the chosen laboratory, a one quart volumetric blend will be prepared for the inventory quality analyses. The number of sample sets and volume of laboratory blend shall be adjusted based on the defined inventory quality analyses.

2. Light Oil Products: A minimum of two sample sets consisting of one quart average sample will be obtained per tank per the API Manual or ASTM D4057 (Standard Practice for Sampling of Petroleum and Petroleum Products). At the Inventory Committee’s discretion and approval the amount/volume of sample obtained will be increased dependent on required laboratory analyses.

Exhibit A, Page 5

3. Liquefied Petroleum Gas (LPG) Samples: All inventory LPGs will have two sample sets consisting of a liquid phase sample and a vapor phase sample obtained per the API Manual, ASTM D1265 (Practice for Sampling Liquefied Petroleum (LP) Gases (Manual Method) or ASTM D3700 (Standard Practice for Obtaining LPG Samples Using a Floating Piston Cylinder). One set of the sealed samples will be retained a minimum of two (2) weeks by the Petroleum Inspection Company.

4. Petroleum Coke and Sulfur: Petroleum coke and sulfur, if any, will be sampled in accordance with ASTM D346 (Collection and Preparation of Coke Samples for Laboratory Analysis), ASTM D2234 (Collection of Gross Sample of Coal) or other mutually agreed procedure.

5. Lubes: A minimum of two sample sets consisting of one quart average sample will be obtained per tank per the API Manual or ASTM D4057 (Standard Practice for Sampling of Petroleum and Petroleum Products). At the Inventory Committee’s discretion and approval the amount/volume of sample obtained will be increased dependent on required laboratory analyses.

6. Asphalt: Asphalt will be sampled in accordance with ASTM D 140 (Standard Practice of Sampling Bituminous Materials).

7. Additive Tanks: If Product additive tanks contain diluents blended with the additives, then prior to the Closing Date the Facilities’ personnel will provide the Parties the blending/dilution ratios for additives in the tanks.

8. Retention: Of the sample sets obtained during the physical inventory process, one half (1/2) of each set will be sealed and retained by the Petroleum Inspection Company. The unused portion(s) of the analyzed sample sets will also be sealed and retained. These sealed samples will be maintained by the Petroleum Inspection Company for a minimum period of ninety (90) days or a mutually agreed retention time. LPG samples will be retained as specified in 3. above. At the time of disposal, the Petroleum Inspection Company will properly dispose of samples and appropriate “cradle to grave” documentation forwarded to Seller and Buyer. All retained samples shall be made available to either Buyer or Seller after a three day notice is given and approved by the other party.

(ix)	Measurement:

All measurements taken during the physical inventory process will be performed by the Petroleum Inspection Company. The following will be measured, recorded/obtained and documented by the Petroleum Inspection Company on the individual Gauge Ticket: (1) tank location, identification, and type, (2) date and time of measurements, (3) product type within tank, (4) manual gauge recorded in appropriate units and fractional units, (5) measurement method, that is, innage or ullage, (6)

Exhibit A, Page 6

temperature readings, (7) free water measurement recorded in appropriate units, (8) Tank Heels, (9) the tanks automatic reading, and (10) tank pressure as applicable to pressurized tanks or vessels.

Duplicate calculations will be made in determining the net inventory contained in each tank at 60 degrees F or the appropriate temperature base for each Product in inventory and in each tank. Seller will make a set of calculations based on “normal” inventory calculation methods at the respective Facilities. The second set of measurements will be made independently by the Inspector. The Inspector’s final calculation after review by Buyer and Seller will determine the net inventory.

(I.)	METER READINGS – LOADING RACKS AND PIPELINES:

(i)	Inactive Systems:

Meter readings shall be obtained on all inactive metered systems (tank truck rack, rail car rack and pipeline) in advance of the Inventory Transfer Time. The Petroleum Inspection Company will secure these systems by sealing the same and inserting meter tickets in these meters to ensure that no Product is moved through these systems during the physical inventory process and the Petroleum Inspection Company report will clearly identify the date and time.

The last tickets used to record Product sales, incoming receipts, Product shipments, and other Product movements will be legibly photocopied and retained by Buyer, Seller, and the Petroleum Inspection Company.

(ii)	Active Systems:

Meter readings shall be obtained on all active metered systems coincident with the physical inventory measurements obtained on the storage tank(s) by supplying said metered systems. New meter tickets shall be inserted at this time. Where practical and non-interfering with normal refinery operations, active tanks shall be shut down immediately prior to and during the physical inventory.

The last tickets used to record Product sales or other Product transactions through the meters will be photocopied and retained by Buyer, Seller, and the Petroleum Inspection Company.

(J.)	POST-INVENTORY PROCEDURES:

(i) Both of the Parties’ representatives shall sign the Gauge Ticket or gauge worksheet for each tank inventoried, which shall include the calculation of gross observed volume and Net Standard Volume. The Buyer’s and Seller’s signature on the Gauge Ticket or gauge worksheet shall indicate agreement with all physical measurements recorded on the ticket or sheet.

Exhibit A, Page 7

(ii) Similarly, the Parties’ representatives shall identify and acknowledge all closing meter readings, as well as the last rack sale, Product shipment, and Product receipt prior to the physical inventory.

(iii) An inspection shall be made to assure that all systems previously closed and sealed remained inactive during the physical inventory and that no Product movements occurred through these systems. At this time all seals will be removed by the Petroleum Inspection Company.

(K.)	CALCULATION OF FINAL INVENTORY QUANTITY:

The Petroleum Inspection Company will tabulate the data from the signed individual tank Gauge Tickets and using current tank calibration tables will determine the total observed volume for each tank (“Total Observed Volume”). Correcting for Free Water, applying roof corrections, applying tank shell corrections, and using the most current CTL and CPL correction factors, the Total Observed Volumes will be corrected to Gross Standard Volumes and then to Net Standard Volumes. Volumes within LPG inventory tanks will be corrected for vapor. The Petroleum Inspection Company will produce a final report reporting its conclusions of its calculation of the Inventory Quantity and Quality. The final report is due by the Petroleum Inspection Company to the parties no later than ten (10) business days after Closing. After review and signature of all parties, the Petroleum Inspection Company’s final calculation will be the Final Inventory Quantity. Volumes within Residual Tanks will be corrected to Net Standard Volume only for the BS&W exceeding 1.0% by volume. For purposes of this Exhibit D, the term (i) “Gross Standard Volume” means the volume at 60 degrees Fahrenheit and one atmosphere of pressure (14.696 PSIA), including suspended sediment and water, as calculated by the most recent standards under the API Manual, (ii) “Net Standard Volume” means the volume at 60 degrees Fahrenheit and one atmosphere of pressure (14.696 PSIA) after deducting BS&W from the Gross Standard Volume, (iii) “CTL” means the Correction for the effect of Temperature on Liquid, and (iv) “CPL” means the Correction for the effect of Pressure on Liquid.

Exhibit A, Page 8

FEEDSTOCK AND PRODUCTS SALES PRICE

MEASUREMENT PROCEDURES AND PRICING

Part II.        Inventory Valuation

[REDACTED]

Part II to Exhibit A, Page 1

EXHIBIT B

LIST OF THIRD-PARTY TANKAGE OR STORAGE

1.	Hess VGO Terminal – Baltimore, MD

2.	NuStar Terminal

3.	Plains Terminal

4.	Gordon Terminal Service Co. of NJ, Inc, – Bayonne, NJ

5.	Port Contractors – Outside Bins – Port of Wilmington

The following location is used for lubes transloading

Transflo Terminal Services Inc. – Baltimore MD (CSX transloading)

Exhibit B

EXHIBIT C

REFINERY OSBL LINE FILL

[REDACTED]

EXHIBIT D

BUTANE SUPPLY TERMS

Seller:	Valero Marketing and Supply Company

Purchaser:	Company

Product:	Mixed Butane

Quantity:	[REDACTED]

Delivery:	[REDACTED]

Term:	[REDACTED]

Price:	[REDACTED]

Exhibit D

EXHIBIT E

REFINERY BUTANE STORAGE AND SALE TERMS

From and after the Closing Date, until the earlier of (ii) 60 days following the Closing Date, or (ii) such time as all volumes of Refinery Butane have been consumed or exhausted (the “Refinery Butane Term”), Buyer shall (a) allow Seller the right to store the Refinery Butane at the Refinery, and (ii) purchase from Seller the Refinery Butane on the following terms and conditions:

1. Refinery Butane Storage. Buyer hereby agrees to (i) provide, operate and maintain at the Refinery sufficient track siding and other necessary facilities for the receipt, storage and delivery of railcars containing the Refinery Butane; (ii) receive any railcars of Refinery Butane which are in-transit as of the Closing Date; (iii) store at the Refinery all railcars of Refinery Butane; and (iv) deliver on a ratable basis the Refinery Butane from the railcar storage to the Refinery. The Refinery shall have daily railcar switching and adequate railcar spots to receive and unload the Refinery Butane. Buyer agrees to provide a safe area for the purpose of storing and unloading all Refinery Butane. The dedicated area of the Refinery for storage of the railcars containing the Refinery Butane shall be available and accessible twenty-four (24) hours per day, seven (7) days per week. Buyer shall not charge Seller for the receipt, storage or handling of the Normal Butane since this arrangement is conducted as an accommodation to Buyer.

2. Refinery Butane Sale and Purchase. Buyer shall purchase from Seller all volumes of Refinery Butane on a ratable basis on the terms and conditions set forth herein. If at the end of the Refinery Butane Term, there are remaining volumes of Refinery Butane, Buyer shall purchase all such remaining volumes on the terms and conditions set forth herein. Buyer further agrees that it will purchase and use all Refinery Butane first before it purchases or uses any other normal butane or isobutene at the Refinery.

3. Reports. On a daily basis during the Refinery Butane Term, an inventory reflecting (i) the number of rail cars containing Refinery Butane and volume of Refinery Butane received at the Refinery during the preceding day, (ii) the number of rail cars containing Refinery Butane and volume of Refinery Butane stored at the Refinery on the preceding day, and (iii) the number of rail cars containing Refinery Butane and volume of Refinery Butane unloaded at the Refinery during the preceding day will be determined and reported by Buyer to Seller using Buyer’s Operator’s standard reporting format (the “Daily Activity Report”). Each Daily Activity Report shall also include a breakdown between Isobutane and Normal Butane and reflect the applicable bill of lading for each railcar.

4. Title and Risk of Loss. Title to the Refinery Butane will remain with Seller until such time as the Refinery Butane passes the receiving flange between the railcar and the unloading assembly at the Refinery (the “Refinery Butane Delivery Point”), Buyer shall have care, custody, control and risk of damage or loss of the Refinery Butane from the time the railcar is received at the Refinery.

Exhibit E-1

5. Delivery. All Refinery Butane sold hereunder shall be delivered to Buyer at the Refinery Butane Delivery Point. There shall be no split cargos or partial deliveries of Refinery Butane. Buyer shall be obligated to pay for the entire volume of Refinery Butane as reflected on the applicable bill of lading.

6. Quantity of Refinery Butane. The volume of Refinery Butane shall be determined by the bill of lading for each railcar, which bill of lading shall be provided to Buyer upon delivery of the Refinery Butane.

7. Refinery Butane Price. The Refinery Butane shall be sold to Buyer at the prices set forth below:

(a) Isobutane Price will be the average of the Daily Price on the Delivery Date, inclusive. Daily Price to be OPIS Isobutane Sarnia posting Mean plus $[REDACTED].

(b) Normal Butane Price will be the average of the Daily Price on the Delivery Date, inclusive. Daily Price to be OPIS TET Normal Butane Mt Belvieu Mean plus $[REDACTED].

8. Invoicing and Payment Terms.

(a) Seller shall submit a weekly summary invoice, together with a copy of the applicable bill of lading for each rail car of Refinery Butane delivered to Buyer during each one week billing period within two (2) Business Days after the end of each such billing period, and Buyer agrees to pay Seller within ten (10) days following delivery of the invoice. Each such weekly invoice will be based upon on weekly cycles (Monday through Sunday) during the month. The first and last cycle will start on the first day of the month and end on the last day of the month. If the first day of the month is not a Monday, the cycle will start on the first calendar day and end on Sunday. If the last day of the month is not a Sunday, the final cycle will end on the last calendar day. Each invoice shall, with respect to the relevant billing period, include all bills of lading. Seller shall deliver each invoice to Buyer via facsimile or electronic transmission, unless otherwise agreed by the Parties. The Parties agree to work together in good faith to arrange for each invoice to be sent via electronic data interchange (“EDI”).

(b) All payments shall be made without offset, discount, deduction or counterclaim by wire transfer of immediately available funds to Seller at such account as Seller may designate in writing, Any amount payable by Buyer hereunder shall, if not paid when due, bear interest from the payment due date until, but excluding the date payment is received by Seller, at the Applicable Rate.

(c) Invoice Address. Until such times that the Parties use EDI, all invoices shall be transmitted to the following address:

VALERO MARKETING AND SUPPLY COMPANY

One Valero Way

Mail Station F3R-118B

San Antonio, Texas 78249

Attention: Bulk Finished Product Accounting – Carrie Tate

Telephone: (210)345-2051

Facsimile: (210)444-8512

Exhibit E-2

9. Specifications. The Refinery Butane to be sold hereunder shall meet the specification set forth by the GPA for commercial butane or isobutene as the case may be.

10. Warranty. Seller represents and warrants to Buyer that as of the date of delivery of the Unpaid Crude Oil In-Transit hereunder, Seller shall have good title to the Unpaid Crude Oil In-Transit sold and delivered, free and clear of any liens or encumbrances, other than taxes that are due by Buyer and governmental and statutory liens securing payments not yet due and payable EXCEPT FOR THE FOREGOING WARRANTY OF TITLE, THIS CONVEYANCE IS MADE AND ACCEPTED WITHOUT ANY WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, REGARDING THE UNPAID CRUDE OIL IN-TRANSIT INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO THE CONDITION OR MERCHANTABILITY OF SUCH COMMODITY OR FITNESS OF ANY SUCH COMMODITY FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY DISCLAIMED. BUYER SHALL ACCEPT ALL OF THE UNPAID CRUDE OIL IN-TRANSIT IN ITS “AS IS, WHERE IS” CONDITION AND “WITH ALL FAULTS.

11. Other Terms. All other terms and conditions for the sale and delivery of the Refinery Butane, to the extent not inconsistent with the terms of this Agreement, shall be governed by the General Terms and Conditions attached as Exhibit C to the Offtake Agreement which are made a part of, and incorporated into this Exhibit E.

Exhibit E-3

EXHIBIT F

UNPAID CRUDE OIL IN-TRANSIT

Crude	Volume	Purchase Basis	Window	Title Date	ETA Paulsboro	Payment Terms	Est Payment Date
1. Urals***	735,000	CFR	Dec 10-15	Dec 12th	Dec 12th	10 days	December 22nd
2. Vasconia	500,000	FOB	Dec 17-21	Dec 19th	Dec 24-27	15 days	January 4th
3. Terra Nova	630,000	FOB	Jan 4-5	Jan 5th	Jan 9-10th	15 days	January 20th
4. Vasconia	500,000	FOB	Jan 17-21	Jan 18th	Jan 24-25	15 days	February 2nd
5. Kirkuk	1,000,000	FOB	Nov 30	Dec 3rd	Dec 21-23	30 days	January 3rd
6. Arab Light	730,000	FOB	Dec 15-17	Dec 16th	Jan 3-5	25 days	January 10th
7. Kirkuk	1,000,000	FOB	Dec 25	Dec 27th	Jan 14-16	30 days	January 27th
8. Arab Light	730,000	DES	Jan 7-9	Jan 8th	Jan 25-27	25 days	February 1st
9. Arab Light**	730,000	FOB	Jan 17-19	Jan 18th	Feb 5-7	25 days	February 11th
10. Kirkuk	1,000,000	FOB	Jan 27	Feb 1st	Feb 20-21	30 days	March 5th

*	These cargos are not Unpaid Crude Oil In-Transit but are described herein for the purpose of identifying commitments which Seller has made for the purchase of Crude Oil for processing at the Refinery following the Closing Date. Pursuant to the Tri-Party Agreement of even date herewith between Seller, Buyer and SMT, Seller will sell this Crude Oil to SMT on an FOB basis at the load port. SMT will arrange for and charter vessel. SMT will pay Seller for such cargos on the same terms and conditions as Seller is required to pay its supplier, which terms are set out on Exhibit C to the Tri-Party Agreement.
**	These cargo commitments/contracts are Unpaid Crude Oil In-Transit but Seller, Buyer and SMT each anticipate that Buyer and/or SMT will enter into a new term contract (the “Buyer/SMT Saudi Contract”) with Saudi Arabian Oil Company (“Aramco”). If the Buyer/SMT Saudi Contract is entered into prior to loading, Seller, Buyer and SMT shall use commercially reasonable efforts to have these cargos transferred from Seller’s contract with Aramco to the Buyer/SMT Saudi Contract in a timely manner that allows SMT to charter vessels to carry such cargos in a commercially reasonable manner. If they are so transferred, these cargo commitments/contracts shall not be purchased by Valero and shall cease to be Unpaid Crude Oil In-Transit. If (a) the Buyer/SMT Saudi Contract is not executed prior to the loading date or (b) the parties are unsuccessful in their efforts to transfer the cargo commitments/contracts to the Buyer/SMT Saudi Contract in a timely manner that allows SMT to charter vessels for such cargos in a commercially reasonable manner by the loading date, these cargo commitments/contracts shall remain Unpaid Crude Oil In-Transit and be delivered to Buyer/SMT in the same manner as all other Unpaid Crude Oil In-Transit.
***	Pricing shall be deemed on December 20-23 for this cargo.

Exhibit F-1

EXHIBIT H

TO

Stock Purchase Agreement

OFFTAKE AGREEMENT

OFFTAKE AGREEMENT

This Offtake Agreement (the “Agreement”) is made this 17th day of December, 2010 (the “Effective Date”) by and between PAULSBORO REFINING COMPANY LLC, a Delaware limited liability company (“Seller”) and VALERO MARKETING AND SUPPLY COMPANY, a Delaware corporation (“Buyer”). (Seller and Buyer may hereinafter be referred to individually as a “Party” or collectively as the “Parties”),

WHEREAS, Seller and Valero Refining and Marketing Company, a Delaware corporation (the “SPA Seller”), entered into a Stock Purchase Agreement, dated as of September 24, 2010 (the “SPA”), pursuant to which the SPA Seller will sell and transfer, and Seller will purchase and take title to and delivery of the Shares (as defined in the SPA).

WHEREAS, the Parties are desirous of entering into an agreement whereby Seller will sell and Buyer will purchase a quantity of Products (as defined below).

WHEREAS, At Closing, Seller may concurrently sell or assign the Products to certain third parties who will sell the Products directly to Buyer, provided, however, Seller shall remain responsible for all obligations under this Agreement to Buyer.

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Products pursuant to the terms and conditions of this Agreement.

WHEREAS, as a condition precedent to Closing under the SPA, the SPA Seller and Seller require the execution of this Agreement.

NOW THEREFORE, in consideration of the premises, the terms and conditions hereinafter set forth and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Defined Terms. Capitalized terms that are used herein and otherwise not defined shall have the meanings set forth in the General Terms and Conditions attached to the Agreement as Exhibit D and incorporated herein for all purposes.

2. Term. The “Term” of this Agreement shall be from the Effective Date through the earlier of the date that all of the purchase and sale obligations for all Products set forth in Exhibit A, Exhibit B and Exhibit C end or the termination of this Agreement pursuant to Section 7. For avoidance of doubt, Exhibit A, Exhibit B and Exhibit C contain specific terms for the purchase and sale obligations for each Product, and the termination of such obligation as to one Product, pursuant to such terms, shall not impact the obligations as to the other Products or this Agreement.

3. Sale of Products.

(a) Products. Seller will sell and deliver to Buyer, and Buyer will purchase and receive from Seller, the products (the “Products”, and each individually a “Product”) set forth on Exhibit A, Exhibit B and Exhibit C attached hereto and incorporated by reference and such other products as may be mutually agreed from time to time by the Parties.

(b) Specifications. The Products supplied to Buyer hereunder shall meet the minimum specifications and properties set forth in Exhibit A, Exhibit B and Exhibit C (the “Specifications”) as may be modified from time to time with the mutual, written consent of the Parties.

(c) Volumes. The applicable volumes of the Products to be purchased and sold hereunder are set forth in Exhibit A, Exhibit B and Exhibit C.

(d) Delivery. Product will be delivered to the requested delivery points (each individually, a “Delivery Point” and collectively, the “Delivery Points”) identified on Exhibit A and Exhibit B. In the event Seller is unable to load or deliver any Products at the specific Delivery Points designated by Buyer, Seller shall provide Buyer prompt notice thereof. Deliveries shall be as specified in Exhibit A, Exhibit B and Exhibit C.

4. Price.

(a) The prices for the Products are as set forth on Exhibit A, Exhibit B and Exhibit C. Prices shall be rounded to six (6) decimal places. If the Parties determine that the pricing formula set forth herein results in a price which is materially different than the then prevailing “market price” for such Product at one or more applicable Delivery Points, the Parties shall mutually agree on a new price for any such Product at any such Delivery Point, as appropriate. If the Parties cannot agree on a new pricing formula or if the Parties cannot agree that the pricing formula set forth herein results in a material difference when compared to the then prevailing “market price” for such Product at one or more applicable Delivery Points, then the Parties shall hire a mutually acceptable independent third party to determine the materiality of the difference and/or a prevailing market price formula based upon the factors set forth above. The Parties shall share equally the costs of the independent third party.

(b) Replacement Publications. In the event that Argus or OPIS ceases operation and/or publication of the relevant price or materially alters the method for calculating a price, the Parties agree to meet within ten (10) days to agree to a replacement publication for use hereunder.

(c) Invoices.

(i) For Delivery of Products via Truck. Seller shall submit a weekly summary invoice, together with such information as the Parties mutually agree is necessary to substantiate the invoices to Buyer for all Products delivered to Buyer during each one week billing period within two (2) Business Days after the end of each such billing period, and Buyer agrees to pay Seller within the time period specified in Exhibit A, Exhibit B and Exhibit C. Each such weekly invoice will be based upon on weekly cycles (Monday through Sunday) during the month. The first and last cycle will start on the first day of the month and end on the last day of the month. If the first day of the month is not a Monday, the cycle will start on the first calendar day and end on Sunday. If the last day of the month is not a Sunday, the final cycle will end on the last calendar day. Each invoice shall, with respect to the relevant billing period, include all bills of lading, quantity, Product type, and grade of products nominated by Buyer and delivered by the Seller with the prices applicable for these Products and quantities. Seller shall deliver each invoice to Buyer via facsimile or electronic transmission, unless otherwise agreed by the Parties. The Parties agree to work together in good faith to arrange for each invoice to be sent via electronic data interchange (“EDI”).

(ii) For Delivery of Products via Pipeline or Vessel. Seller shall submit an invoice, together with such information as the Parties mutually agree is necessary to substantiate the invoice, including the applicable pipeline ticket for pipeline deliveries and a draft survey or other applicable loading documents for Vessel deliveries, to Buyer for all Products delivered to Buyer by pipeline or Vessel within two (2) Business Days following Seller’s receipt of the pipeline meter ticket or draft survey or other applicable loading document for each batch of Product to be delivered to Buyer, and Buyer agrees to pay Seller within the time period specified in Exhibit A, Exhibit B and Exhibit C. Each invoice shall, with respect to the relevant billing period, include all bills of lading, quantity, Product type, and grade of products nominated by Buyer and delivered by the Seller with the prices applicable for these Products and quantities. Seller shall deliver each invoice to Buyer via facsimile or electronic transmission, unless otherwise agreed by the Parties. The Parties agree to work together in good faith to arrange for each invoice to be sent via EDI.

(d) Invoice Address. Until such times that the Parties use EDI, all invoices shall be transmitted to the following address:

VALERO MARKETING AND SUPPLY COMPANY

One Valero Way

Mail Station F3R-118B

San Antonio, Texas 78249

Attention: Bulk Finished Product Accounting – Carrie Tate

Telephone: (210) 345-2051

Facsimile: (210) 444-8512

5. Measurements. Quantity of Products delivered shall be determined pursuant to the methods set forth in the General Terms on a temperature adjusted (net) Gallon based on 60° Fahrenheit.

6. Title and Risk of Loss. Title to and risk of loss of the Products shall pass from Seller to Buyer as indicated on Exhibit A, Exhibit B and Exhibit C.

7. Termination. This Agreement may be terminated:

(a) By either Party if the other Party declares an event of Force Majeure as provided in Section 13(c) of the General Terms; or

(b) By Seller in the event that Buyer fails to pay any undisputed amount owed under this Agreement and such failure shall continue for a period of five (5) Business Days following receipt of written notice of default by Seller.

(c) By either Party if the other Party materially defaults in the observance or in the due and timely performance of any of the material covenants of such Party contained herein, and such default (other than payment default) shall continue un-remedied fifteen (15) Business Days after the defaulting Party’s receipt of written notice of default (or, in the event such default cannot be remedied within fifteen (15) Business Days, the defaulting Party has not commenced remedying such default within fifteen (15) Business Days).

(d) By either Party in the event the other Party, (a) makes an assignment or any general arrangement for the benefit of creditors, (b) files a petition or otherwise commences, authorizes, or acquiesces in the commencing of a proceeding or cause under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it, (c) otherwise becomes bankrupt or insolvent (however evidenced), or (d) has a receiver, provisional liquidator, conservator, custodian trustee or other similar official appointed with respect to it or substantially all of its assets.

(e) By either Party in accordance with Section 4 of the General Terms.

Written notice of termination shall be given by the terminating Party to the other Party.

8. Exhibits. The exhibits attached hereto, including without limitation the General Terms attached as Exhibit D, are made a part of, and incorporated into this Agreement. In the event of conflict between the provisions of the main body of this Agreement and any of the exhibits hereto, the provisions of the main body of this Agreement shall prevail.

9. Inventory Imbalance. As of the date of this Agreement, Buyer has a pre-existing inventory imbalance at the NuStar Terminal of approximately [REDACTED] barrels (subject to adjustment) (the “Book Inventory Imbalance”). The physical barrels to satisfy Book Inventory Balance are stored in tanks located at the Refinery (the “[REDACTED] Imbalance Barrels”) because there is not sufficient space at the NuStar Terminal. Seller and Buyer expect that the Book Inventory Balance will be handled in the ordinary course of business by adjustments in future nominations from [REDACTED]. At Closing, Seller shall have custody of the [REDACTED] Imbalance Barrels and [REDACTED] will continue to hold title. Seller agrees to transfer the [REDACTED] Imbalance Barrels to the NuStar Terminal on behalf of Buyer to meet the [REDACTED]’s liftings at the NuStar Terminal and such transfer shall be performed by Seller consistent with and in compliance with the terms set forth in Exhibit E to this Agreement.

[Signature Page to follow]

This Agreement has been executed by the authorized representatives of each Party as indicated below effective as of the Effective Date.

Seller:
PAULSBORO REFINING COMPANY LLC, a Delaware limited liability company

By:
Name:
Title:

Buyer:
VALERO MARKETING AND SUPPLY COMPANY a Delaware corporation
By:
S. Eugene Edwards
Executive Vice President

[Signature Page to Offtake Agreement]

EXHIBIT A

LIGHT PRODUCTS

A.	Products: The Products to be sold and delivered under this Exhibit “A” to the Agreement are set forth in the table below (the “Light Products”).

Product	Specifications

RBOB w/10% Ethanol	Minimum required specifications as required by Applicable Law and applicable ASTM specifications.

Reformulated Midgrade w/ 10% Ethanol	Minimum required specifications as required by Applicable Law and applicable ASTM specifications.

PBOB w/10% Ethanol	Minimum required specifications as required by Applicable Law and applicable ASTM specifications.

RBOB	Minimum required specifications as required by Applicable Law and ASTM specifications for the Buckeye Pipeline or Colonial Pipeline, as applicable.

PBOB	Minimum required specifications as required by Applicable Law and ASTM specifications for the Buckeye Pipeline or Colonial Pipeline, as applicable.

CBOB Unleaded	Minimum required specifications as required by Applicable Law and ASTM specifications for the Buckeye Pipeline or Colonial Pipeline, as applicable.

CBOB Premium	Minimum required specifications as required by Applicable Law and ASTM specifications for the Buckeye Pipeline or Colonial Pipeline, as applicable.

*	Specifications shall be consistent with local Delivery Point requirements (including, without limitation RVP) at the time of delivery. Seller will match terminal and pipeline RVP requests for fall to summer RVP ramp down, or summer to fall, as applicable, independent of state RVP compliance dates

B.	Term. The purchase and sale obligations for the Light Products will be for an initial term of eighteen (18) months from the Effective Date (the “Light Products Initial Term”).

Exhibit A, Page 1

Following the expiration of the Light Products Initial Term, unless sooner terminated in accordance with the other provisions of this Agreement, the purchase and sale obligations for the Light Products shall automatically continue on an evergreen basis for additional terms of six months each unless terminated by either Party by giving one hundred eighty (180) days notice in writing to the other Party prior to the end of the Light Products Initial Term or any time thereafter. The Light Products Initial Term, together with any subsequent renewal terms (if any), shall be referred to as the “Light Products Term”).

C.	Volumes.

Product	Delivery Location	Volume

RBOB w/10% Ethanol	NuStar Terminal Truck Rack	[REDACTED]

PBOB w/10% Ethanol	NuStar Terminal Truck Rack	[REDACTED]

The above volumes include reformulated midgrade with 10% Ethanol demand

RBOB	Buckeye Pipeline	[REDACTED]

PBOB	Buckeye Pipeline	[REDACTED]

CBOB UNLEADED	Buckeye Pipeline	[REDACTED]

CBOB PREMIUM	Buckeye Pipeline	[REDACTED]

RBOB	Colonial Pipeline	[REDACTED]

PBOB	Colonial Pipeline	[REDACTED]

Buyer shall perform best efforts to lift all volumes sold under this Agreement on a ratable basis.

If Buyer desires volume in excess of the above, the parties agree to negotiate in good faith to achieve the higher volume subject to availability.

D.	[REDACTED]

E.	[REDACTED]

F.	[REDACTED]

G.	Title and Risk of Loss. Title and Risk of Loss for Light Product shall pass as follows:

(i)	For Light products sold at the NuStar Terminal Truck Rack for delivery into trucks, at the flange connection of the receiving equipment.

Exhibit A, Page 2

(ii)	For Light Products sold FOB at the Refinery into Buckeye Pipeline, at the custody transfer meter on Buckeye Pipeline.

(iii)	For Light Products sold FOB at the Refinery into Colonial Pipeline via Buckeye Pipeline, at the appropriate custody transfer meter on Buckeye Pipeline.

H.

Nominations. Upon the Effective Date of this Agreement, Buyer shall provide Seller with a forecast of its monthly requirements (the “Initial Offtake Nomination”) for each of the Light Products (stating volumes and gasoline grade splits) for the first month following the Effective Date. Thereafter on or before the 15th day of each calendar month, Buyer shall provide Seller with its monthly nominations for each of the Light Products for the following month (each an “Offtake Nomination”). Subject to the [REDACTED] requirements set forth below, the aggregate volume of each Light Product to be purchased by Buyer will not vary by more than ten percent (10%) from the monthly nominated volumes thereof. For premium grades delivered into Buckeye and Colonial Pipelines, Seller shall advise Buyer of available volume for sale under this Agreement by the twentieth (20th) calendar day of the month prior to delivery. Buyer will exercise reasonable business efforts to cause its purchase and receipt of Light Products to be ratable over the month and in proportion to each of the Light Products nominated. Seller agrees to deliver the Light Products and Buyer agrees to lift the Light Products in accordance with the Offtake Nomination for each month in which deliveries are scheduled unless mutually agreeable changes are made.

I.	RINS. For all Light Products delivered under this Agreement Seller shall be entitled to and Buyer shall convey, all D6 Renewable Fuel RINs generated by Buyer from subsequent blending of Seller’s produced Light Products with ethanol. Buyer shall not be obligated to provide RINs for any volumes for which the Buyer is not the downstream blender of record.

J.	[REDACTED]

Exhibit A, Page 6

K.	Maintenance. In the event of any planned or unplanned maintenance or shutdown of the Refinery that, in Seller’s reasonable judgment, will affect Seller’s supply of Products hereunder (“Outage”), Seller shall provide Buyer with at least 30 days advance notice of the Outage if such Outage is a planned Outage or scheduled turnaround (a “Planned Outage”), and as much advance notice of the Outage as reasonably possible if the Outage is unplanned or in connection with a Force Majeure Event (an “Unplanned Outage”). Until such time that the Planned Outage becomes public, Buyer agrees to keep the fact that it received notice of a Planned Outage, and the Planned Outage confidential. In the event of an Unplanned Outage, and to the extent that Seller has inventory on hand at the Refinery, Seller shall continue to supply, to Buyer, the Light Products out of such inventory on hand, subject to Seller’s right to allocate available inventory to [REDACTED] first under the [REDACTED]. As soon as reasonably possible following the Unplanned Outage, Seller shall determine the amount of inventory available to Buyer and provide Buyer with notice of such volumes. During any Outage (and once existing inventory volumes, if supplied to Buyer, are exhausted during an Unplanned Outage), Buyer shall be entitled to inhaul the Light Products sufficient to meet Buyer’s marketing requirements during the Outage on the terms and conditions set forth in Exhibit “D” (the “Inhauls”). Buyer shall compensate Seller for Seller’s incremental direct costs incurred as a result of Buyer’s Inhauls.

L.	Ethanol. Seller shall supply Buyer with Ethanol at the NuStar Terminal.

Exhibit A, Page 7

EXHIBIT B

SPECIALTY PRODUCTS

PRODUCT:	64-22 grade asphalt which meets the AASHTO M320 specifications (the “Asphalt”).

TERM:	The purchase and sale obligations for the Asphalt will commence upon the Effective Date and expire on December 31, 2011 (the “Asphalt Initial Term”). Following the expiration of the Asphalt Initial Term, unless sooner terminated in accordance with the other provisions of this Agreement, the purchase and sale obligations for the Asphalt shall automatically continue on an evergreen basis for additional renewal terms of one (1) year each unless terminated by either Party by giving one hundred eighty (180) days notice in writing to the other Party prior to the end of the Asphalt Initial Term or any additional renewal term thereafter. The Asphalt Initial Term, together with any additional renewal terms (if any), shall be referred to as the “Asphalt Term”).

DELIVERY:	Seller will deliver to Buyer the Asphalt sold under this Agreement at the following locations: (i) If by truck, FOB at the Refinery asphalt truck rack.

(ii) If by Vessel, FOB at the Refinery Dock.

VOLUMES:	One hundred percent (100%) of the Refinery asphalt production, subject to availability based on refinery operations (subject to nomination provision below). Buyer’s obligation not to exceed [REDACTED] barrels per year. In the event the Asphalt Initial Term is greater than one year, Buyer’s volume obligation shall not exceed the [REDACTED] barrels. In the event the Asphalt Initial Term is less than one year, the volume obligation for such Asphalt Initial Term shall be reduced pro rata based on the number of days in the Asphalt Initial Term versus the number of days in a full year.

Buyer shall lift and Seller shall make available all volumes sold under this Agreement on a ratable basis with consideration of seasonality in Asphalt movements allowing for approximately two thirds of the volume occurring in April to September and one third in October to March.

Buyer is not obligated to take physical delivery of any minimum volume via the Refinery Truck Rack, however, Buyer shall be obligated to pay the Refinery Truck Rack price on [REDACTED] of the total volume, up to an annual maximum of [REDACTED] barrels. Notwithstanding the above, all volume sold to Buyer across the Refinery Truck Rack shall be sold at the Refinery Truck Rack price.

Exhibit B, Page 1

PRICE:	[REDACTED]

PRICING:	[REDACTED]

PAYMENT:	Seller shall invoice Buyer at the end of a ten (10) calendar day period for liftings ocurring during such period. Buyer shall pay such invoice within ten (10) calendar days from receipt of invoice.

TITLE AND ROL:	Title and risk of loss shall pass from Seller to Buyer at the following points:

(i) for Asphalt sold FOB at the Refinery Asphalt Truck Rack into trucks, title and risk of loss shall transfer at the connection to the truck.

(ii) for Asphalt sold FOB at the Refinery Dock, title and risk of loss shall transfer at the connecting flange from the Refinery to the Vessel.

Exhibit B, Page 2

CARRIERS.	All Carriers entering the Refinery on behalf of Buyer, shall execute Seller’s Asphalt Terminal access agreement and submit its associated insurance documentation to Seller’s Risk Management Department or Buyer shall otherwise indemnify, defend and hold Seller harmless against any and all damage or injury caused by or suffered by truck carriers and their employees while within the Refinery Asphalt Terminal.

NOMINATIONS:	Upon the Effective Date of this Agreement and on the tenth (10th) day of each calendar month, Seller shall provide Buyer with a good faith non-binding forecast of its monthly production (the “Forecast”) of Asphalt, On or before the fifteenth (15th) day of each calendar month, Buyer shall provide Seller with its monthly nominations for Asphalt for the following month stating volumes and Delivery Points (the “Offtake Nomination”). The Offtake Nomination shall be binding on both Buyer and Seller, except to the extent the volume cannot be produced due to operational issues. A decision to divert volume to the coker, change feed rates or otherwise intentionally not produce nominated volume is not an operational issue excusing failure to deliver.

DOCK:	Seller to maintain following dock capabilities at dock #2:

loading pump rate: 2,200 bph

draft: 32 ft. 10 in.

loa: 900 ft.

TRUCK RACK:	Buyer shall have exclusive use of the Refinery Asphalt Truck Rack. Seller agrees to maintain the Refinery Asphalt Truck Rack in a fully operational condition (subject to unplanned outages and routine maintenance) with loading rates at each truck loading spot up to normal industry standards for asphalt truck loading. The Refinery Asphalt Truck Rack shall at all time be operated in compliance with governmental laws, rules, and regulations. In the event that Buyer does not take 100% of available Asphalt production at either the Asphalt Truck Rack or the Dock, or any combination thereof, Seller shall have the right to market the excess volume for its own account.

MARINE TERMS	Marine movements into or from the Docks shall be in accordance with the Asphalt Marine Terms attached hereto as Exhibit “F”.

Exhibit B, Page 3

EXHIBIT C

JET FUEL PRODUCTS

PRODUCT:	Jet Fuel which meets ASTM D-1655, latest revision specifications (the “Jet Fuel”) and satisfies Buyer’s supply requirements to FedEx under the Sales Contract dated June 1, 2010 between Buyer and FedEx, (the “FedEx Contract”).

TERM:	The purchase and sale obligations for the Jet Fuel will commence upon the Effective Date and expire on May 31, 2011 (the “Jet Fuel Term”).

DELIVERY:	Seller will deliver to Buyer the Jet Fuel sold under this Agreement at the custody transfer meter. The meter is located at the Buckeye fuel filter separator point just outside ASIG’s Philadelphia airport fuel facility on the Buckeye pipeline which runs between the Refinery and the Philadelphia Airport. (the “Jet Fuel Delivery Point”)

VOLUMES:	[REDACTED]

PRICE:	[REDACTED]

PRICING:	[REDACTED]

INVOICING:	For each jet fuel batch delivered to the Philadelphia airport by the Seller, the airport creates a document splitting the batch up for each individual airport customer. The document is used as the basis for volume billed to each customer. With the formation of this Agreement, the airport will create a separate document with a customer line item that reads Valero/FedEx. This document will serve as the basis for the Seller’s invoice to the Buyer.

PAYMENT:	Buyer shall pay such invoice within ten (10) calendar days from date of invoice.

TITLE AND ROL:	Title and risk of loss shall pass from Seller to Buyer at the Jet Fuel Delivery Point.

Exhibit C, Page 1

NOMINATIONS: On or before the 10th day of each calendar month, Buyer shall provide Seller with its monthly nominations for Jet Fuel for the following month (each an “Offtake Nomination”). PBF will cover the existing nomination for December 2010. Beginning January 1, 2011, the aggregate volume of Jet Fuel to be purchased by Buyer will not vary by more than ten percent (10%) from the monthly nominated volumes thereof. Seller agrees to deliver the Jet Fuel and Buyer agrees to lift the Jet Fuel in accordance with the Offtake Nomination for each month in which deliveries are scheduled unless mutually agreeable changes are made.

Exhibit C, Page 2

EXHIBIT D

GENERAL TERMS AND CONDITIONS

1. Definitions: As used in this Agreement, the following terms shall have the following meanings:

(a) “Acceptable Letter of Credit Issuer” means a U.S. state- or federally-chartered commercial bank or an international commercial bank that is and remains acceptable to Seller or the Requesting Party, as applicable, and which has senior unsecured long term debt or deposits that, at the time when the relevant letter of credit is delivered to Seller or the Requesting Party, as applicable, are rated at least “A-” (or its then current equivalent) by Standard & Poor’s Ratings Service (or any successor rating agency thereto) and at least “A3” (or its then current equivalent) by Moody’s Investors Service, Inc. (or any successor rating agency thereto).

(b) “Affiliate” has the same meaning as that term is defined in the SPA.

(c) “Agreement” means this Offtake Agreement, including all Exhibits, as such may be amended from time to time.

(d) “API” means American Petroleum Institute.

(e) “Applicable Law” shall mean any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree (including, without limitation, any consent decree), permit, approval, license, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

(f) “Argus” means the various daily reports published by Argus Media including the U.S. Products Report.

(g) “ASTM” means ASTM International, formerly known as the American Society for Testing and Materials.

(h) “Bankrupt” means, with respect to a Party, its direct or indirect parent companies, its Credit Support Provider or an Acceptable Letter of Credit Issuer, as the case may be, that such Party or its Credit Support Provider: (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-

Exhibit D, Page 1

up or liquidation; (v) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets; (viii) causes or is subject to any event with respect to it which, under Applicable Law, has an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive); or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

(i) “Barrel” and “BBL” means 42 US Gallons measured at 60 degrees Fahrenheit.

(j) “BPD” means Barrels per Day.

(k) “Business Day” means a day on which banks are open for general commercial business in New York, New York.

(1) “Buyer” is defined in the preamble of the Agreement, and includes its successors and permitted assigns.

(m) “Contract Year” means a period of 365 days (or 366 days in case the period includes a February 29) beginning on the Effective Date, and ending on each subsequent anniversary thereof during the effectiveness of this Agreement.

(n) “Credit Support Provider” means the guarantor or other Person providing credit support or Performance Assurance for a Party.

(o) “Docks” mean the marine/barge dock facilities and related improvements which are located at or within the Refinery.

(p) “Effective Date” is defined in the preamble of this Agreement.

(q) “ETA” means estimated time of arrival.

(r) “Force Majeure” means any cause or event reasonably beyond the control of a Party, including (but without limiting the generality of such term): act(s) of god, perils of the sea, fire, delay of the performing vessel arising from breakdown or adverse weather, accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, pipelines, harbors, or other navigational or transportation mechanisms, war (declared or undeclared), military operations, blockade, revolution, disruption or breakdown of or explosions or accidents to wells, storage plants, refineries, terminals, machinery or other facilities, trade restriction, strike, lockouts, or a dispute or difference with workers, labor shortage requests, orders or actions of any government, or by any person purporting to represent a government, or any other cause of a similar nature as described herein not reasonably within the control of the respective Parties.

Exhibit D, Page 2

(s) “Gallon” means a U.S. gallon of 231 cubic inches at 60 degrees Fahrenheit (60°F).

(t) “General Terms” means these General Terms and Conditions attached to the Agreement as Exhibit “C” and incorporated therein for all purposes.

(u) “Governmental Authority” means any federal, state, local, foreign government, any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

(v) “Hazardous Material” means any substance, material or waste, that is regulated by Applicable Law as hazardous or toxic, as a pollutant or as a contaminate, or with words of a similar meaning including, without limitation, petroleum, petroleum products, ethanol, bio-diesel, gasoline additives, distillate additives, and methyl tertiary butyl ether.

(w) “Incoterms” shall mean the 2000 edition of the trade terms published by the International Chamber of Commerce which shall apply to this Agreement to the extent that they do not conflict with the provisions of this Agreement.

(x) “Independent Inspector” means a duly licensed person or firm, appointed as agreed by Seller and Buyer, that performs a quantity or quality determination with respect to the Products received or delivered hereunder.

(y) “Initial Term” has the meaning given such term in Section 1 of the Agreement.

(z) “Interest Rate” means an annual rate (based on a 360-day year) equal to the lesser of(i) two percent (2%) over the prime rate as published under “Money Rates” in the Wall Street Journal in effect at the close of the Business Day on which payment was due and (ii) the maximum rate permitted by Applicable Law.

(aa) “Letter of Credit Default” means the occurrence of any of the following events as to any outstanding letter of credit: (i) the Acceptable Letter of Credit Issuer no longer meets one or both of the criteria of an “Acceptable Letter of Credit Issuer” as defined in this Agreement; (ii) the Acceptable Letter of Credit Issuer fails to comply with or perform its obligations under such letter of credit; (iii) the Acceptable Letter of Credit Issuer disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such letter of credit; (iv) the letter of credit expires or terminates, or fails or ceases to be in full force and effect at any time during the term of any outstanding transaction under this Agreement or during any period when Seller or the Requesting Party requires that Buyer or the Providing Party, as applicable, maintain the letter of credit; (v) Buyer or the Providing Party, as applicable, fails to cause a renewal or replacement letter of credit to be delivered to Seller or the Requesting Party, as applicable, at least 15 Business Days (or by such other date required by Seller or the Requesting Party, as applicable) prior to the expiration of such letter of credit; or (vi) the Acceptable Letter of Credit Issuer becomes or is Bankrupt.

Exhibit D, Page 3

(bb) “Liabilities” means actions, claims, causes of action, costs, demands, damages, expenses, fines, lawsuits, liabilities, losses, obligations, and penalties including court costs, defense costs, and reasonable attorneys’ fees.

(cc) “Marine Terms” means the Paulsboro Refinery Marine Requirements attached to the Agreement as Exhibit “F” and incorporated therein for all purposes.

(dd) “OPIS” means Oil Price Information Service.

(ee) “Seller” is defined in the preamble of this Agreement, and includes its successors and assigns.

(ff) “Party” means Seller or Buyer, and “Parties” means Seller and Buyer.

(gg) “Performance Assurance” means cash, an irrevocable standby letter of credit issued or confirmed by an Acceptable Letter of Credit Issuer and that is in a form that complies with the requirements of this Agreement and is for a term reasonably acceptable to the Requesting Party, a guaranty or another form of assurance mutually agreed by the Parties.

(hh) “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity, party, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.

(ii) “Products” has the meaning given such term in Section 3(a) of the Agreement.

(jj) “Providing Party” means the Party asked to provide the Requesting Party with Performance Assurance under Section 4.

(kk) “Refinery” means the petroleum refinery of Seller located in Paulsboro, New Jersey.

(II) “Requesting Party” means the Party that requests the Providing Party to provide Performance Assurance under Section 4.

(mm) “Specifications” has the meaning given such term in Section 3(i) of the Agreement.

(nn) “Taxes” means any and all foreign, federal, state and local taxes, duties, fees and charges of every description, including all motor fuel, excise, gasoline, aviation fuel, special fuel, diesel, environmental, spill, gross earnings or gross receipts and sales and use taxes, however designated, paid or incurred with respect to the purchase, storage, exchange, use, transportation, resale, importation, exportation or handling of the Products; provided, however, that “Taxes” does not include: (i) any tax imposed on or measured by net profits, gross or net income, or gross receipts (excluding, for the avoidance of doubt, any transaction taxes such as sales, use, gross earnings or gross receipts or similar taxes that are based upon gross receipts, gross earnings or gross revenues received only from the

Exhibit D, Page 4

sale of petroleum products); (ii) any tax measured by capital value or net worth, whether denominated as franchise taxes, doing business taxes, capital stock taxes or the like; (iii) business license or franchise taxes or registration fees; or (iv) any ad valorem or personal property taxes.

(oo) “Vessel” means any pushboat, towboat, barge, or other marine vessel or combination thereof, employed or chartered for the purpose of transporting Product to and from the Docks.

(pp) “VEF” means Vessel experience factor, always qualified and consistent with current API standards.

2. Title and Risk of Loss. Title to and risk of loss of the Products shall pass from Seller to Buyer as follows: when by or into any Vessel, at the last permanent shoreside flange between the Docks and the Vessel’s permanent connection; when into any truck, tanker or railcar, as the Products enter the flange connection of the receiving equipment; when by or into any pipeline as the Products pass the downstream flange of the meter measuring receipt of the Products upon intake, and when by book or stock transfer, on the effective date of the transfer.

3. Payments Terms.

(a) Payments. Payments hereunder shall be made to Seller pursuant to the payment terms set forth in this Agreement. All payments shall be made without offset, discount, deduction or counterclaim by wire transfer of immediately available funds to Seller at such account as Seller may designate in writing. Invoices and supporting documents received after 12:00 p.m. CST shall be considered to be received on the next Business Day.

(b) Required Documentation. Supporting documentation shall be as follows:

(i) For FOB Vessels.

(1) Invoice (facsimile acceptable).

(2) Copy(ies) of Independent Inspector’s report of loaded quantity

(meter(s), shore measurements and Vessel measurements) and quality

(may be presented as two separate documents) (facsimile acceptable).

(ii) FOB and Delivered Truck.

(1) Invoice (facsimile acceptable).

(2) Truck bill of lading

(iii) FOB and Delivered Railcar

(1) Invoice (facsimile acceptable).

Exhibit D, Page 5

(2) Tank car bill of lading.

(iv) FOB and Delivered Pipeline.

(1) Invoice.

(2) Pipeline meter ticket.

(c) Split Weekend Clause. If the payment due date falls on a Sunday, or on a Monday that is not a Business Day in the place where payment is to be made, payment shall be made in immediately available funds to Seller on the next Business Day after such payment due date. If the payment due date falls on a Saturday, or on a non-Business Day other than a Monday in the place where payment is to be made, payment shall be made in immediately available funds to Seller on the last Business Day prior to such payment due date.

(d) Interest and Costs. Any amount payable by Buyer hereunder shall, if not paid when due, bear interest from the payment due date until, but excluding the date payment is received by Seller, at the Interest Rate.

(e) Disputed Invoices. If Buyer, in good faith, disputes the accuracy of the amount invoiced for Product delivered by Seller, Buyer shall pay the undisputed amount of the invoice and provide written notice stating the reasons why the invoice amount is incorrect, along with supporting documentation acceptable in industry practice. In the event the Parties are unable to resolve such dispute, either Party may pursue any remedy available at law or in equity to enforce its rights hereunder. In the event that it is determined or agreed that Buyer must or will pay the disputed amount then Buyer shall pay interest from and including the original payment due date until, but excluding, the date the disputed amount is received by Seller at the Interest Rate.

4. Financial Responsibility:

(a) Performance Assurance. If a Requesting Party has reasonable grounds for insecurity as to the Providing Party’s creditworthiness or performance with respect to a particular transaction, the Requesting Party may, in its sole discretion and upon notice to the Providing Party or its Credit Support Provider, if any, require that the Providing Party or its Credit Support Provider provide the Requesting Party with Performance Assurance of the Providing Party’s or its Credit Support Provider’s ability to perform any of its obligations under this Agreement in an amount determined by the Requesting Party in a commercially reasonable manner. Unless the Requesting Party specifies a different time period, the Providing Party or its Credit Support Provider shall furnish Performance Assurance within two Business Days following receipt of the Requesting Party’s written demand. If the security is cash, then the Providing Party shall deliver the cash to the Requesting Party as a deposit, which shall become the property of the Requesting Party once delivered.

(b) Letter of Credit. In the event that Seller requires a letter of credit pursuant to Section 4(a), payment shall be covered by an irrevocable standby letter of credit to be

Exhibit D, Page 6

issued and the original received by Seller not later than three Business Days prior to the first day of the contractual delivery window, in a form reasonably acceptable to Seller and issued by an Acceptable Letter of Credit Issuer. Such letter of credit shall be opened with sufficient value to cover the aggregate contractual volume plus ten percent (10%) times the aggregate price specified for such Product. If at the time of executing the letter of credit the price is not fixed, the pricing clause of the Confirmation shall be quoted in the letter of credit and the letter of credit shall be opened with sufficient value to cover the aggregate contractual volume plus ten percent (10%) times a mutually agreed estimated price. If, after the price of a transaction under the Agreement is fixed, the value of the letter of credit is not sufficient to cover the aggregate contractual volume plus ten percent (10%) times the aggregate price, then Seller may request that Buyer provide it with an amended letter of credit with sufficient value not later than the next Business Day following the date on which Seller requests the amended letter of credit. The letter of credit shall include an expanded validity for shipment period starting five days prior and ending five days after the contractual delivery window. All bank charges related to the letter of credit are for the account of Buyer. The letter of credit shall not expire until 30 days after the final invoice due date.

(c) Letter of Credit Default. Upon the occurrence of a Letter of Credit Default, Buyer or the Providing Party (in the case of Performance Assurance in the form of a letter of credit) agrees to deliver a substitute letter of credit or other collateral acceptable to Seller or to the Requesting Party (in the case of Performance Assurance in the form of a letter of credit) in its sole discretion, not later than the next Business Day following the date on which the Letter of Credit Default occurred. The failure to deliver timely a substitute letter of credit or other collateral acceptable as required by Seller or the Requesting Party (in the case of Performance Assurance in the form of a letter of credit) shall be an event of default as to the relevant transaction or transactions under this Agreement.

5. Quality, Quantity and Inspection.

(a) Inspection and Measurement of Products. API/ASTM Standards or the latest revisions thereof shall be complied with at all times. All volumes or quantities of Products shall be adjusted per API/ASTM Standards. Metering systems shall conform to the API/ASTM Standards then in effect relative to meter calibration/accuracy.

(b) FOB Vessel Deliveries. Unless otherwise agreed, inspection and measurement of Products delivered hereunder shall be made by an Independent Inspector, the cost of which shall be borne equally by Buyer and Seller. At the designated point of custody and title transfer, the Independent Inspector shall hand gauge and record static shore tank measurements immediately before and immediately after delivery of the Products to determine the volume of Products delivered. If relevant shore tank gauge measurements are not possible, then properly certified meter measurement is acceptable. If neither static shore tank measurement or certified meters are available then determination of the volumes will be agreed to by the Parties. The quality of Product delivered by Vessel shall be based on analysis performed using in-line sampler or shore tank composite samples taken prior to loading. If no in-line sampler or if shore tanks are active or not suitable, then vessel volumetric composite will be used for quality determination.

Exhibit D, Page 7

(c) Truck and Rail. The quality of Product delivered into or out of trucks, tankers or railcars shall be based on shore tank composite samples taken prior to loading as evidenced by the Independent Inspector’s report according to ASTM/API industry standards. Quantities of Products delivered into or out of trucks, tankers or railcars shall be based on meters or shore tanks or scales located at or near the delivery point and evidenced by bill of lading(s) or based on book, stock or inventory transfer.

(d) Pipelines. The quality of Product delivered into or out of pipelines shall be in accordance with the specifications set forth by the relevant pipeline. Quantities shall be determined by pipeline meter tickets based on calibrated pipeline meters or if such meters are unavailable, by calibration tables, or based on book, stock or inventory transfer.

Seller shall permit Buyer to review and copy relevant meter proving records and witness proving tests as requested. Samples of Products transferred hereunder shall be retained for ninety (90) days.

6. Compliance with Applicable Laws. Seller and Buyer each agree to comply fully in the performance of this Agreement with all Applicable Laws. All Products sold to Buyer under this Agreement shall be produced and delivered in full compliance with all Applicable Law. The failure of Products to conform to the requirements of Applicable Law shall, in addition to all of its available remedies, entitle Buyer to return the Products to Seller or take such other steps as are reasonably necessary to comply with Applicable Law.

7. Warranty of Title. Seller represents and warrants to Buyer that (i) as of the date of delivery of the Products hereunder, Seller has marketable title to the Products sold and delivered, free and clear of any liens or encumbrances, other than taxes that are due by Buyer and governmental and statutory liens securing payments not yet due and payable; (ii) Seller has full right and authority to transfer such title of such Products to Buyer and (iii) the Products conform to the Specifications. EXCEPT FOR THOSE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS, GUARANTEES OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY AND THAT OF FITNESS FOR A PARTICULAR PURPOSE, AS APPLICABLE, NOTWITHSTANDING ANY COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE (OR LACK THEREOF) INCONSISTENT HEREWITH, SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS, GUARANTEES OR WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS OF THE PRODUCT FOR A PARTICULAR PURPOSE.

8. Hazard Warning Responsibility: With the other documents required hereunder, Seller shall provide to Buyer a Material Safety Data Sheet for each Product delivered hereunder. Buyer acknowledges that there may be hazards associated with the loading, unloading, transporting, handling or use of the Product sold hereunder, which may require that warnings be communicated to or other precautionary action taken with all persons handling, coming into contact with, or in any way concerned with the Products sold hereunder.

Exhibit D, Page 8

9. Deliveries; Liftings: Deliveries shall be made within the delivery terminal’s usual business hours provided that reasonable advance written notice of each delivery has been given by Buyer. Nominations for pipeline delivery shall be given during normal business hours in accordance with the pipeline’s policies and time constraints. Seller’s failure to deliver Product and Buyer’s failure to lift Product, each in accordance with the terms and conditions of this Agreement for any reason other than those included in Section 4, Financial Responsibility, and Section 13, Force Majeure, shall constitute a default under this Agreement. Additional conditions concerning Vessels into or from the Refinery shall be in accordance with the Marine Terms.

10. Indemnity. SELLER AND BUYER MUTUALLY COVENANT TO AND SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD EACH OTHER AND THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, AGENTS AND CONTRACTORS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, SUITS, LOSSES (INCLUDING WITHOUT LIMITATION, COSTS OF DEFENSE, ATTORNEYS’ FEES, PENALTIES AND INTEREST), DAMAGES, CAUSES OF ACTION AND LIABILITY OF EVERY TYPE AND CHARACTER WITHOUT REGARD TO AMOUNT (TOGETHER, “LOSSES”) CAUSED BY, ARISING OUT OF OR RESULTING FROM THE ACTS OR OMISSIONS OF NEGLIGENCE OR WRONGDOING OF SUCH INDEMNIFYING PARTY, ITS OFFICERS, EMPLOYEES, CONTRACTORS OR AGENTS WITH RESPECT TO THE PURCHASE AND SALE OF PRODUCTS HEREUNDER, EXCEPT TO THE EXTENT SUCH LOSSES ARE CAUSED BY, ARISE OUT OF OR RESULT FROM THE ACTS OR OMISSIONS OF NEGLIGENCE OR WRONGDOING OF THE INDEMNIFIED PARTY.

11. Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER SELLER NOR BUYER SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, SPECIAL OR PUNITIVE DAMAGES, OR FOR LOST PROFITS, WHICH ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF WHETHER IN CONTRACT, TORT OR OTHERWISE.

12. Taxes.

(a) Unless otherwise specifically provided in this Agreement, Seller shall be liable for any and all Taxes with respect to the Products delivered hereunder, the taxable incident of which occurs before the transfer of title to the Products to Buyer. Unless otherwise specifically provided in this Agreement, Buyer shall be liable for any and all Taxes with respect to the Products delivered hereunder, the taxable incident of which occurs after transfer of title to the Products to Buyer. If any ad valorem or personal property taxes are assessed against Products sold hereunder, the Party having title to the Products at the time such tax liability is assessed shall be responsible for payment of such taxes.

(b) Unless specifically provided in the Agreement, any and all Taxes the taxable incident of which is the transfer of title, regardless of the character, method of

Exhibit D, Page 9

calculation or measure of the levy or assessment, shall be paid by the Party upon which the Tax is imposed by the applicable taxing authority. To the extent a Party (“X”) is required by Applicable Law to pay or remit certain Taxes on behalf of the other Party (“Y”) or X otherwise pays Taxes for which Y is liable, Y shall reimburse X to the extent X paid such Taxes. Y’s reimbursements of Taxes to X shall be grossed up as necessary to return to X, after payment of any taxes thereon, the amount actually paid by X. A Party shall not be responsible for any penalties or interest related to the obligations of the other Party in respect of Taxes to the extent such penalties or interest accrue based on the actions or inactions of the other Party.

(c) If Buyer claims exemption from any of the aforesaid Taxes, then Buyer, in lieu of payment of or reimbursement of such Taxes to Seller, shall furnish Seller with a properly completed and executed exemption certificate in the form prescribed by the appropriate taxing authority. Buyer shall promptly notify Seller in writing of any change in the status of its exemption.

(d) Each Party shall provide to the other Party a properly executed Internal Revenue Service Form W-9 (or successor form), as appropriate, upon the execution of this Agreement and subsequently if the information in such form becomes materially inaccurate or such form expires or becomes obsolete. Each Party further agrees to promptly deliver to the other Party any other tax form or certificate reasonably requested by the other Party.

13. Force Majeure.

(a) Affect of Force Majeure. Neither Party shall be liable to the other Party if it is rendered unable by an event of Force Majeure to perform in whole or in part any obligation or condition under this Agreement, for so long as the event of Force Majeure exists and to the extent that performance is hindered by the event of Force Majeure; provided, however, that the Party unable to perform shall use commercially reasonable efforts to avoid or remove the event of Force Majeure (provided, however, no Party shall be compelled to resolve any strikes, lockouts or other industrial disputes other than as it shall determine to be in its best interests). During the period that a Party’s performance of its obligations under this Agreement has been suspended in whole or part by reason of an event of Force Majeure, the other Party likewise may suspend the performance of all or part of its obligations to the extent that such suspension is commercially reasonable, except for any payment and indemnification obligations arising prior to the occurrence of such Force Majeure event.

(b) Notice. If the event of Force Majeure renders either Party unable, in whole or in part, to carry out its obligations under this Agreement, such Party (the “Notifying Party”) must give the other Party (the “Noticed Party”) notice and full particulars in writing as soon as practicable after the occurrence of the causes relied upon, or give notice by telephone and follow such notice with a written confirmation within forty-eight (48) hours.

Exhibit D, Page 10

(c) Termination. In the event that the period of suspension due to a Force Majeure event shall continue in excess of 30 days from the date that notice of such event is given, and so long as such event is continuing, either Party, in its sole discretion, may terminate such affected transaction by written notice to the other Party, and neither Party shall have any further liability to the other Party in respect of such transaction except for the rights and remedies previously accrued.

14. Independent Contractor. In performing their respective services pursuant to this Agreement, Seller and Buyer are acting solely as independent contractors maintaining complete control over their respective employees, facilities, and operations. Neither Seller nor Buyer is authorized to take any action in any way whatsoever for or on behalf of the other, except as may be necessary to prevent injury to persons or property, or, in accordance with this Agreement, to contain, reduce or clean up any spills that may occur.

15. Default. A Party will be in default if it: (a) breaches this Agreement, and the breach is not cured within fifteen (15) business days after receiving notice from the non-defaulting Party; (b) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (c) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (d) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (e) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation, (f) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger, (g) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (h) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (i) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature or (j) takes any other action to authorize any of the actions set forth above. In the event of default, the non-defaulting Party may terminate this Agreement upon notice to the defaulting Party.

16. Liquidation Clause. The Parties acknowledge that this Agreement is a “Forward Contract” as defined in the Bankruptcy Code [(11 U.S.C. Sec. 101(25)]. If one Party (the “Defaulting Party”) (i) shall voluntarily file a petition in bankruptcy, reorganization, or receivership or shall be forced by its creditors into bankruptcy, reorganization or receivership, (ii) becomes insolvent or incapable of paying its debts as they become due, or (iii) makes a general assignment for the benefit of creditors, the other Party (the “Liquidating Party”) shall have the immediate right, exercisable in its sole discretion, to liquidate this Agreement and all other forward contracts as defined in the Bankruptcy Code then outstanding between the Parties (whether the Liquidating Party is Seller or Buyer thereunder) by closing out all such contracts at the then current market prices so that each contract being liquidated is terminated except for the settlement payment referred to below. The Liquidating Party shall calculate the difference, if any, between the price specified in each contract so liquidated, and the market price for the relevant commodity as of the date of liquidation (as determined by the Liquidating Party in any commercially reasonable manner), and aggregate or net such settlement payments, as

Exhibit D, Page 11

appropriate, to a single liquidated amount. Payment of said settlement payment will be due and payable within one (1) Banking Day after reasonable notice of liquidation. The liquidation and close-out of this Agreement and all other forward contracts is in addition to any other rights and remedies which the other Party may have.

17. Miscellaneous.

(a) Notices. Any notice required under this Agreement must be sent or transmitted by (a) United States mail, certified or registered, return receipt requested, (b) confirmed overnight courier service, or (c) confirmed facsimile transmission properly addressed or transmitted to the address of the Party indicated below or to such other address or facsimile number as one Party shall provide to the other Party in accordance with this provision. All notices, consents, requests, demands and other communications hereunder are to be in writing, and are deemed to have been duly given or made on the delivery date if delivery is made before or during applicable normal business hours or on the next Business Day if delivered after applicable normal business hours. In the event a delivery/notice deadline falls on weekend or holiday, then the applicable deadline will be extended to include the first Business Day following such weekend or holiday.

If to Seller:	Seller
Paulsboro Refining Company LLC
1 Sylvan Way, 2nd floor
Parsippany, NJ 07054-3887
Attention: Senior Vice President — General Counsel
	Telephone:	(973) 455-7500
	Facsimile:	(973) 455-7560

If to Buyer:	Valero Marketing and Supply Company
Attn: SVP Product Supply and Wholesale Marketing
One Valero Way
San Antonio, TX 78249-1616
Fax: (210) 345-[ ]

(b) No Waiver. No waiver of any right under this Agreement at any time will serve to waive of the same right at any future date.

(c) Amendment. No amendment to this Agreement will be effective unless made in writing and signed by an officer or other authorized representative of both Parties.

(d) Severability. If a provision of this Agreement is unenforceable under any Applicable Law, that provision will be enforced to the maximum extent permitted by Applicable Law. The remaining provisions of this Agreement will continue in full force and effect.

(e) Assignment. Buyer may not assign any of its rights, duties, or obligations provided for under this Agreement, in whole or in part, without the prior written consent of Seller, such approval not to unreasonably withheld. Any purported assignment of this

Exhibit D, Page 12

Agreement in violation if this Section 17(e) will be void. The above notwithstanding, Buyer shall have the right to assign this Agreement to any Affiliate by providing written notice of such assignment to Seller.

(f) Audit: Each Party and its duly authorized representatives shall have access during customary business hours to the accounting records and other documents maintained by the other Party which relate to this Agreement and shall have the right to audit such records at any reasonable time or times within two (2) year after the delivery/receipt of Product provided for in this Agreement. However, a Party can only conduct one audit per year, and the same year cannot be re-audited.

(g) Conflict of Interest. Neither Party will pay any commission, fee, or rebate to an employee of the other Party or favor an employee of the other Party with any gift or entertainment of significant value.

(h) Choice of Law; Dispute Resolution: This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York, exclusive of its conflict of laws principles. All controversies or disputes arising out of and related to this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in Exhibit D of the SPA.

(i) Jurisdiction; Consent to Service of Process; Waiver: Each of the Parties hereto agrees, subject to Section 17(h), that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any Federal or state court in the New York, New York and solely in connection with such claims, if any, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 17(a) of the Agreement. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided herein and shall not be deemed to confer rights on any Person (as such term is defined in the SPA) other than the Parties hereto. Each of the Parties hereto knowingly and intentionally, irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim therein.

(j) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and part of one and the same document.

(k) Entire Agreement. This Agreement represents the entire agreement of the Parties with respect to the matters contemplated by this Agreement.

(l) Commissions and Gifts: No director, officer, employee or agent of either Party shall give or receive any commission, fee, rebate, gift or entertainment of significant

Exhibit D, Page 13

value or cost in connection with this Agreement. Further, neither Party shall make any commission, fee, rebate, gift or entertainment of significant value or cost to any governmental official or employee in connection with this Agreement.

(m) Construction. The following rules of construction will govern the interpretation of this Agreement: (a) “days,” “months,” and “years” will mean calendar days, months and years unless otherwise indicated; (b) “including” does not limit the preceding word or phrase; (c) section titles do not affect interpretation; (d) “hereof,” “herein,” and “hereunder” and words of similar meaning refer to this Agreement as a whole and not to any particular provision of this Agreement; and (e) no rule of construction interpreting this Agreement against the drafter will apply.

[End of General Terms]

Exhibit D, Page 14

EXHIBIT E

TERMINALING SERVICES FOR INHAUL

1. In Hauling Services. During any Outage, Buyer shall have the right to inhaul any and all Light Products to the Refinery sufficient to meet Buyer’s marketing requirements (all such Light Products which Seller inhauls shall be referred to as the “Inhaul Products”) and Seller shall perform the following services for Buyer: (i) receipt of the Inhaul Products by Vessel, truck or pipeline, (ii) storage, handling and blending of the Inhaul Products, (iii) redelivery of the Inhaul Products to Buyer via pump over to the NuStar Terminal Truck Rack as provided in the Agreement; (iii) vapor recovery of the Inhaul Products as required by Applicable Law; and (iv) such other services as the Parties may mutually agree upon (collectively, the “Inhaul Services”). Seller will provide the labor and supervision necessary to perform the Inhaul Services and will provide and maintain the equipment necessary to perform the Inhaul Services contemplated by this Exhibit E.

2. Description of Facilities. As part of the Inhaul Services and in accordance with the terms and conditions set forth in this Exhibit E, Seller shall provide, operate and maintain at the Refinery for Buyer’s use, adequate tanks for storage of the Inhaul Products (the “Tanks”). Buyer shall also have the right to use the Docks, pipelines, gauges, pumps and related appurtenances sufficient to receive Inhaul Products from the Docks into the Tanks and thereafter deliver such Inhaul Products from the Tanks to the NuStar Terminal (collectively the “Inhaul Facilities”). Subject to the terms of this Exhibit E, the Inhaul Facilities shall be available and accessible for Vessel receipt twenty-four (24) hours per day, seven (7) days per week. All such Inhaul Facilities shall be maintained by Seller at its cost and expense consistent with good industry practice.

3. Inhaul Product Specifications. The Inhaul Products received hereunder for delivery into the Tanks shall meet the same specification set forth in Exhibit A to the Agreement for the Light Products (the “Inhaul Specifications”) as may be modified from time to time with the mutual, written consent of the Parties. Seller shall have no obligation to receive and handle any Inhaul Products which do not meet the Inhaul Specifications. Seller or any of its Affiliates may impose other limitations on the Inhaul Products in order to (i) comply with Applicable Laws, including environmental permits, (ii) protect health and safety, and (iii) protect the pumps, pipes, tanks, and other equipment at the Refinery.

4. Sampling and Testing. Seller may sample and test (or cause to be sampled and/or tested) any Inhaul Product being delivered into or stored at the Refinery in order to verify Buyer’s compliance with this Agreement and to maintain the quality of the lnhaul Products. If the Inhaul Products do not meet the Inhaul Specifications when delivered to the Refinery, Buyer will be responsible for the cost of all sampling, testing, handling, blending and removal conducted by or on behalf of Seller. Testing conducted by or on behalf of Seller will be done in accordance with then-current ASTM procedures. Seller will provide (or arrange to provide) Buyer with a copy of any testing reports produced or obtained by Seller regarding any Inhaul Product.

Exhibit E, Page 1

5. Title and Risk of Loss. Title to Buyer’s Inhaul Products will remain with Buyer at all times. For Vessel receipts at the Refinery, custody of Inhaul Products shall pass to Seller upon receipt at the Refinery when the Inhaul Product passes the last permanent Vessel flange into the Refinery discharge hoses. When Inhaul Products are delivered to Buyer via pump over to the NuStar Terminal, custody of the Inhaul Products shall pass back to Buyer at the custody transfer meter located on the pipeline connecting the Refinery to the NuStar Terminal.

6. Inhaul Product Measurement. Seller will measure the quantity of the Inhaul Product received and delivered at the Refinery in accordance with API procedures, including temperature correction to 60° Fahrenheit, and measurements made by Seller will be binding on Buyer absent fraud or manifest error. Buyer may witness, or appoint an inspector reasonably acceptable to Seller to witness, measurements taken by Seller. The following measurement methods will apply:

(a) Vessel. Seller will measure the quantity of Inhaul Products received at the Refinery by Vessel by using one of the following methods, in descending order of preference: (a) shore meter, if available; (b) gauging the Refinery’s Tanks, or (c) the Vessel volume with qualified VEF will apply with qualified load VEF when Vessel receives and qualified discharge VEF when Vessel delivers. All deliveries of Inhaul Products to the Refinery by Vessel shall be on Vessels vetted by Buyer.

All meters, provers and other gauging equipment owned and operated by Seller shall be operated and maintained in good working condition by Seller, at Seller’s sole cost and expense, in accordance with API’s Manual of Petroleum Measurement Standards, as may be amended by API from time to time. With reasonable advance notice, such equipment may be inspected and tested at any and all reasonable times, at Buyer’s sole cost and expense, by any duly authorized representative of Buyer.

7. Delivery and Receipt. Except for carriers loaded with an automated loading rack, Buyer will schedule Inhaul Products deliveries and receipts with Seller in advance. Buyer acknowledges and agrees that since the Inhaul Facilities will be shared with Seller and [REDACTED] if [REDACTED] elects to inhaul under the [REDACTED], reasonable scheduling requirements may be adopted by Seller to accommodate the Inhaul Products and the other products that Seller or [REDACTED] is receiving and delivering at the Refinery.

8. Product Loss.

(a) Except for normal handling and evaporation losses which are provided for in Section 9(c) below, and subject to the remedies and limitations set forth in Section 9(c) below, Seller will only be liable to Buyer for any contamination, damage, degradation, misdelivery or loss of Inhaul Product while such Inhaul Product is in the custody of Seller, unless Seller establishes that any such contamination, damage, degradation, misdelivery or loss was not the result of Seller’s or its employee’s, contractor’s or agent’s, gross negligence, willful misconduct or breach of this Agreement, provided, however, Buyer must make any claims for the contamination, damage, degradation misdelivery, or loss of Inhaul Product by notice to Seller within ninety (90) days of the date that Buyer knew or should have known of the contamination, damage, degradation,

Exhibit E, Page 2

misdelivery or loss, absent fraud. If pursuant to this Section 9, Seller is liable for Buyer’s claim for contamination, damage, degradation, misdelivery, or loss of Inhaul Product, at Seller’s option, Seller will either (1) replace Product of like kind and quality at the Refinery or some agreed location, (2) reimburse Buyer for the value of the Inhaul Product so contaminated or lost, or (3) restore Product to receipt quality.

(b) Seller’s liability arising out of the contamination, damage, degradation, misdelivery or loss of Inhaul Product will not exceed the fair market value for an equivalent quantity of undamaged Inhaul Product less (except in the case of normal handling and evaporation losses): the fair market salvage value of the contaminated, damaged, or degraded Inhaul Product. Fair market value will be determined using the Argus posted price, as applicable, based on the seven (7) day wrap average price around the date the loss occurred, which shall mean the average of the applicable posted prices for the three (3) days prior to, the day of, and the three (3) days after, the date the loss occurred. The seven (7) day wrap average price shall be calculated for the seven (7) consecutive days on which Argus post prices for the Inhaul Product. In the event Argus does not post a price for the relevant Inhaul Product, the Parties will select a mutually agreeable price proxy for the purposes of determining fair market value.

(c) Seller shall only be responsible to Buyer for normal handling and evaporation losses in excess of one-half of one percent (0.5%) of the quantity of Inhaul Products received at the Refinery for Buyer’s account during such calendar year (the “Loss Allowance”). As soon as reasonably possible after the end of each month during the Term of this Agreement, Seller shall account to Buyer for the Inhaul Products so received by custody transfer document based on mode of delivery during the previous month. Seller shall be liable to Buyer, as is hereafter provided, for the net difference between all quantities of Buyer’s Inhaul Products so received at the Refinery and the quantities of all of Buyer’s Inhaul Products in inventory and loaded out of the Refinery during such month, less the Loss Allowance and the quantity of any such petroleum Inhaul Products reasonably used for line flushings, rack meter provings, product downgrades upon receipt, or product sampling in connection with the operations conducted by Seller. Seller shall account to Buyer as soon reasonably possible after the termination of the Inhaul Services.

9. Nominations and Demurrage on Trucks and Vessels.

(a) Buyer will arrange with Seller for the delivery of all Inhaul Products at the Docks by one or more Vessels nominated by Buyer which have been vetted and otherwise approved in advance by Seller in accordance with the terms of this Agreement. All movements and receipts or deliveries of the Inhaul Products hereunder, whether by tank transfer, tank truck, or Vessel, shall be on a nonpreferential, first come/first served basis, and Seller shall not be responsible for any loss, damage, demurrage, or expense due to delay in loading or unloading the Inhaul Products, except for any delays caused by Seller’s gross negligence or intentional misconduct.

(b) Buyer shall exercise reasonable business efforts to give Seller at least seven (7) days advance notice of the arrival of each Vessel and at least twelve (12) hours advance

Exhibit E, Page 3

notice of the arrival of each barge making deliveries of Inhaul Products into the Terminal, specifying the quantity and nature of Inhaul Products into the storage hereunder. Such Vessels will be accommodated with every vessel using the Terminal in the order of arrival. Vessels loading or discharging for Buyer’s account will be subject to Seller’s applicable dock rules as they may be in effect from time to time and such Vessels will proceed to and from the Docks with promptness and dispatch. The tankers, barges and vessels will load or unload, as the case may be, on a continuous basis.

(c) Buyer acknowledges that the berthing of Vessels at the Docks is subject to the limitations, restrictions, instructions and directives of the local port and harbor authorities. Subject to such limitations as may be imposed by those government agencies, Seller will cooperate with Buyer to assist Buyer in avoiding or minimizing such costs, including, giving priority to the unloading of Product out of Vessels incurring demurrage charges as and when reasonable under the circumstances and maintaining service to all customers including Buyer on a first come/first served basis.

(d) Additional conditions concerning Vessels into or from the Refinery shall be in accordance with the Marine Provisions.

Exhibit E, Page 4

EXHIBIT F

ASPHALT MARINE TERMS

1.	Pre-Arrival Information

In addition to the notice requirement contained in [XV] the Buyer shall also:

A.	The Buyer shall also give notice in writing to the Seller of the ETA of any scheduled vessel or barge at 72, 48, 24 and 6 hours before the expected arrival at the Seller’s facility.

B.	The Buyer shall promptly notify the Seller in writing about a new ETA if the ETA advances or recedes by two (2) hours or more after the twenty-four (24) hour ETA notice has been given.

C.	The Buyer shall furnish, as reasonably requested by the Seller, additional data in writing, about the vessel or barges dimensions, seaworthiness, equipment and certificates, as well as the nature and estimated duration of the anticipated cargo handling and other operations at the Seller’s facility, such information to be actually received by the Seller not later than twenty-four (24) hours before the vessel’s arrival at the Seller’s facility. The Buyer shall supply to the Seller copies of Bills of Lading, Material Safety Data Sheets (MSDS) or other shipping papers as reasonably requested by the Seller.

D.	The Buyer shall exercise reasonable diligence to ensure that the vessel they have nominated has passed the Buyer’s vetting procedures. The Seller maintains the right to refuse docking of a vessel if it reasonably deems that vessel to be unsafe.

2.	Vessel Requirements

Seller will not unreasonably reject a vessel nomination. Vessel acceptance or rejection shall be communicated by Seller to Buyer within a reasonable time frame. Additionally:

A.	The Buyer shall exercise reasonable diligence to ensure that, throughout the cargo transfer operation, the vessel or barge shall fully comply, or hold authorized waivers for non-compliance, with all applicable U.S. Coast Guard regulations in effect as of the date vessel berths.

B.	The Buyer shall exercise reasonable diligence to ensure that the vessel complies with the U.S. Federal Water Pollution Control Act, as amended, the U.S. Federal Oil Pollution Control Act of 1990 (OPA90) and regulations issued pursuant thereto effective during the term of this Agreement, and have secured and carry onboard the vessel a current U.S. Coast Guard Certificate of Financial Responsibility (COFR)(Water Pollution).

3.	Docked Vessel Operations

The Seller may instruct the Buyer’s marine vessel or barge to vacate her berth if it appears that the vessel will not, because of disability or any other cause on the part of the vessel, be able to complete loading or discharge in a timely matter or if the vessel fails to comply with the Seller’s rules and regulations or there is a deficiency in the vessel’s safety or environmental systems. If the vessel does not vacate the berth following said instructions, the Buyer agrees to reimburse the Seller for any consequential claims the Seller is required to pay other parties upon receipt of proper supporting documents.

4.	Safe Berth and Passage

A.

The Seller warrants a safe berth to which the vessel may proceed to, lie at, and depart from always safely afloat. However, if the vessel cannot, in the Seller’s sole opinion, maintain its mooring safely at the dock, then the Seller at its sole discretion may order hold-in tugs, and the cost of such tugs shall be for the Buyer’s account. Dockage and service fees, including mooring, booming, fresh water, steam

1

and oily slops receipts will be charged to the Buyer. In addition, all duties and other charges on the vessel, including, without limitation, those incurred for tugs and pilots, and other port costs shall be for the Buyer’s account.

B.	Notwithstanding anything contained in this clause or Agreement, the Seller does not warrant the safety or draft of public channels, fairways, approaches thereto, anchorages or other publicly-maintained area either inside or outside the port area where the vessel may be directed. Seller shall not be liable for (i) any loss, damage, injury or delay to vessel resulting from the use of such waterways not caused by the Seller’s fault or negligence or which could have been avoided by the exercise of reasonable care on the part of the vessel or its master, or (ii) any damage to vessel’s at the Seller’s facility caused by other vessels passing in the waterway.

5.	Drug and Alcohol

A.	Buyer shall exercise reasonable diligence to ensure that the owners of barges and U.S. flag vessels have in force a Drug and Alcohol Policy that meets or exceeds the standards set forth by the U.S. Coast Guard Regulations, and any other applicable federal, state or local laws.,

B.	Buyer shall exercise reasonable diligence to ensure that the owners of non U.S. flag vessels or barges have in force a Drug and Alcohol Policy that meets or exceeds the standards set forth by their flag state and also meets or exceeds the standards set forth in the most recent edition of the “Guidelines for the Control of Drugs and Alcohol on Board Ships” as published by the Oil Companies International Marine Forum (OCIMF).

6.	Shore Tank Availability

Seller has the right to restrict or modify berthing times based on the availability of shore tank ullage. Seller will make every effort to communicate to the Buyer any anticipated issues with shore tank or ullage availability but it shall be the Buyer’s responsibility to monitor and manage Buyer’s leased tankage to ensure ullage is available for marine receipts. Any costs related to berthing time changes due to ullage availability will be to Buyer’s account.

2

Exhibit I to Stock Purchase Agreement

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (the “Agreement”) dated December 17, 2010, is made and entered into by and between VALERO REFINING AND MARKETING COMPANY, a Delaware corporation (“Seller”), and PBF HOLDING COMPANY LLC, a Delaware corporation (“Buyer”), (each a “Party” and collectively, the “Parties”). Capitalized terms used but not defined herein shall have meanings assigned to them in the SPA (as that term is defined below).

Introduction

Buyer and Seller have entered into a Stock Purchase Agreement dated as of September 24, 2010 (the “SPA”), pursuant to which Buyer has acquired the Shares and thus, indirectly, the Refinery and the Business.

Buyer has requested that Seller and its Affiliates, as appropriate, provide certain services to Buyer and Buyer’s Affiliates for the period provided for herein to help facilitate the continued operation of the Business until such time as Buyer and its Affiliates have fully transitioned all aspects of running the Business over to Buyer’s personnel, systems, policies and procedures.

Seller has agreed to provide (or cause to be provided by its Affiliates or otherwise) the services described in this Agreement, according to its terms and conditions.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual promises and covenants hereinafter contained, the Parties hereto, subject to the terms and conditions hereinafter set forth, agree as follows:

SECTION 1. SERVICES PROVIDED BY SELLER TO BUYER

In order to continue the operation of the Business and to facilitate the orderly and effective transition of the Business from Seller to Buyer, Seller and its Affiliates shall use commercially reasonable efforts to provide Buyer and its Affiliates with certain services (collectively, the “Services”) to the extent such Services may be reasonably requested by Buyer from time to time for the term of this Agreement.

The Services are set forth in Exhibit A, a copy of which is attached to and made a part of this Agreement. The applicable rates, fees and charges associated with each Service are also set forth in Exhibit A. The hourly rates in Exhibit A for Services to be performed by employees of Seller and its Affiliates are based upon fully loaded rates contained in Seller’s and its Affiliates’ 2007 budgets, and do not include a profit component. Any provision by Seller of services not specifically detailed in Exhibit A must be mutually agreed upon in advance in a written amendment to this Agreement containing the scope, rates, fees and charges associated with such additional services. Seller reserves the right to outsource any Services by way of third party contracts, and such Services shall be billed to Buyer on a cost pass-through basis, without mark-up.

1

SECTION 2. PERFORMANCE OF SERVICES

2.1 Manner of Performance. Seller agrees that it shall use commercially reasonable efforts to cause its personnel who previously supported the Business prior to the Closing Date to perform the Services with the same degree of care, skill, confidentiality and diligence with which such personnel perform similar services for Seller and its Affiliates. Seller shall not be required to add staff, equipment, facilities or other resources in order to provide any Service. If a dispute arises over the nature or quality of the Services, the prior practice of Seller with respect to the Services (since the time of Seller’s acquisition by Valero Energy Corporation), as determined from the books and records of Seller relating to the Business, shall be conclusive as to the nature and quality of the Services.

2.2 Provision of Information. Any data, information, equipment or general directions necessary for Seller or any of its Affiliates to perform the Services shall be submitted by Buyer or its Affiliates in a timely manner. Information, data and directions to be provided by Seller and its Affiliates as part of the Services shall likewise be provided to Buyer in a timely manner.

2.3 Termination of Any Service. The termination of any one or more of the specific Services shall have no impact on Seller’s obligation to continue to provide any other Services.

2.4 Laws and Regulations. Seller and Buyer acknowledge that the Services shall be provided only with respect to the Business. Buyer represents and agrees that it and its Affiliates will use the Services provided hereunder only in accordance with all applicable federal, state and local laws and regulations, and in accordance with the conditions, rules, regulations and specifications which may be set forth in any manuals, materials, documents or instructions made available or communicated by Seller to Buyer or any of its Affiliates on an ongoing basis throughout the term of this Agreement. In performing the Services, Seller will comply and will cause its Affiliates to comply, with all applicable federal, state and local laws and regulations. Seller reserves the right to take all actions, including termination of any particular Service or Services, that Seller reasonably believes to be necessary to assure compliance with applicable laws and regulations (including specifically, but without limitation, any applicable antitrust laws and regulations); provided, however, that Seller will provide Buyer with as much prior notice as practical before taking any such action.

2.5 Modification of Service Levels. While the Parties recognize that Buyer will initially need considerable assistance with the operation of the Business, they also acknowledge that Buyer’s goal is to steadily increase its ability to operate the Business without Seller’s and its Affiliates’ assistance. In furtherance of such goal, prior to the end of the sixth calendar month following the Closing Date and prior to the end of each calendar month thereafter, the Parties will review the Services provided to discuss whether the Services will remain at the same level or decrease during the next immediately succeeding month. Buyer will notify Seller in writing of any Service reduction or termination of Services pursuant to Section 8. Buyer will use commercially reasonable efforts to transition from the Services to self-operation as soon as reasonably possible, and will accordingly strive to reduce or terminate, pursuant to this Section 2.5 and Section 8, each Service as soon as practicable.

2

SECTION 3. CHARGES FOR SERVICES

From and after the date of this Agreement and throughout the term of this Agreement, Buyer agrees to pay to Seller on a monthly basis the service fees set forth on Exhibit A. Monthly charges for a month that includes the Closing Date or a termination date for the Agreement or any individual Service shall be prorated, based on the number of days such Services are provided in such partial month.

SECTION 4. PAYMENT OF CHARGES AND REIMBURSEMENTS

On or before the 15th day of each month during the term of this Agreement, Seller shall make a diligent effort to submit to Buyer (or its designee) an invoice for the Services provided hereunder during the immediately preceding calendar month representing amounts determined in accordance with Section 3, above, if any. Subject to Section 5.2, and except for amounts being disputed by Buyer in good faith, Buyer shall remit payment within thirty (30) days after its receipt of such invoice. Unless otherwise agreed to in writing, Buyer shall remit all funds due under this Agreement to Seller (or its designee) either by wire transfer or Automated Clearing House (ACH) in immediately available funds based on the instructions set forth in Exhibit B, a copy of which is attached to and made a part of this Agreement.

If either Seller or any of its Affiliates incurs any reasonable out-of-pocket expense or remits funds to a third party on behalf of Buyer or any of its Affiliates, in either case in connection with the rendering of any Service, then Seller shall include such amount on its monthly statement to Buyer, and Buyer will reimburse that amount to Seller (or its designee) as part of its monthly payment.

SECTION 5. RECORDS AND AUDITS

5.1 Records Maintenance and Audits. Seller shall, for the time period required by applicable law after the termination of this Agreement, maintain records and other evidence sufficient to accurately and properly reflect the performance of the Services hereunder and the amounts due determined in accordance with Section 3 hereof. Buyer or its representatives shall have reasonable access, after requesting such access in writing in advance, during normal business hours to such records for the purpose of auditing and verifying the accuracy of the invoices submitted regarding such amounts due. Any such audits performed by or on behalf of Buyer shall be at Buyer’s sole cost and expense. Buyer shall have the right to audit Seller’s books for a period of one (1) year after the month in which the Services were rendered, except in those circumstances where contracts by Seller or any of its Affiliates with third parties limit the audit period to less than one year.

5.2 Disputed Amounts. In the event of a good-faith dispute as to the amount and/or propriety of any invoices or any portions thereof submitted pursuant to Sections 3 and 4, if any, Buyer shall pay all undisputed charges on such invoice, but shall be entitled to withhold payment of any amount in dispute and shall promptly notify Seller in writing of such disputed amounts and the reasons each such charge is disputed. Upon written request, Seller shall use commercially

3

reasonable efforts to provide Buyer with sufficient records relating to the disputed charge so as to enable the Parties to resolve the dispute. In the event the Parties are unable to resolve the dispute within 30 days after the invoice becomes due, the matter shall be submitted to Grant Thornton LLP, or such other accounting firm as the Parties shall agree. The fees and expenses related to such resolution of the dispute by such firm shall be borne 50% by Buyer and 50% by Seller. Buyer shall remit payment of the amount determined by such firm to be properly payable not later than ten (10) days following such determination, together with interest thereon calculated daily at the Applicable Rate. In the event of any overpayments by Buyer, Seller agrees to promptly (a) refund any such overpaid amount to Buyer, as well as (b) pay interest on the overpayment calculated daily at the Applicable Rate. The determination of such accounting firm in resolution of the dispute shall be final and binding upon the Parties and enforceable by either Party in any court of competent jurisdiction, absent fraud or manifest error. So long as the Parties are attempting to resolve the dispute, neither Party shall be entitled to terminate the Services related to, or the cause of, the disputed amounts.

5.3 Undisputed Amounts. Any statement or payment not disputed in writing by Seller or Buyer, as applicable, within one (1) year of the date of such statement or payment shall be considered final and no longer subject to dispute or adjustment.

SECTION 6. CONFIDENTIALITY

Each Party acknowledges that in connection with its performance under this Agreement, it may gain access to confidential material and information that is proprietary to the other Party. Unless otherwise required by applicable law, each Party agrees:

(a) to hold such material and information in strict confidence and not make use thereof other than for performance under or enforcement of this Agreement or the operation of the Business;

(b) to reveal such material and information only to those employees and contractors requiring such information in connection with the performance of the Services or the operation of the Business only after such employees agree to be bound by the provisions of this confidentiality provision; and

(c) not to reveal such material and information to any third person, except as necessary in connection with the performance or evaluation of the Services or the operation of the Business, and then only to the extent that such persons agree to be bound by the confidentiality obligations set forth herein.

This confidentiality provision shall survive for a period of two (2) years following the expiration or termination of this Agreement.

4

SECTION 7. TERM OF AGREEMENT

Unless sooner terminated pursuant to Section 8 hereof, this Agreement shall be for a term commencing on the Closing Date and ending on the last day of the twelfth (12th) calendar month following the month in which the Closing Date occurs.

SECTION 8. TERMINATION

8.1 Termination of Agreement. At any time, Buyer may terminate this Agreement for any reason whatsoever by giving Seller at least ten (10) days’ prior written notice to that effect. Buyer shall pay Seller for all charges determined pursuant to Section 3 and incurred up to the date of such termination. Subject to Section 5, Seller may also terminate this Agreement if Buyer does not tender payment of all undisputed amounts for the Services within ten (10) days after Buyer is given written notice of a failure to pay.

8.2 Termination of Services. At any time or from time to time, Buyer may terminate any one or more of the specific Services provided hereunder by giving Seller at least ten (10) days’ prior written notice to that effect. Either Party may terminate any one or more of the specific Services if the providing of such Service would violate any applicable regulation, statute, ordinance or other law; provided, however, that Seller shall give Buyer as much prior notice as practical before taking any such action.

SECTION 9. MISCELLANEOUS

9.1 Assignment. Neither Party shall assign, in whole or in part, any of the rights, obligations or benefits arising under this Agreement without the prior written consent of the other Party, except by operation of applicable law, except that either Party may assign its rights, obligations and benefits hereunder to any Affiliate of such Party, provided the assigning Party shall continue to remain jointly and severally liable for all of its assignee’s obligations hereunder.

9.2 Force Majeure. Seller shall not have any obligation to perform any specific Service hereunder if its failure to do so is caused by or results from any act of God, governmental action, natural disaster, strikes, terrorism, war, insurrection or any other cause or circumstances beyond its control. During the term of the force majeure, Buyer shall not have an obligation to pay for the specific Service that is subject to the force majeure.

5

9.3 Notices. All notices and other communications that are required to be or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by courier or mailed by registered or certified mail (postage prepaid, return receipt requested) to the relevant Party hereto at the following addresses or sent by facsimile to the following numbers:

If to Seller:

Valero Refining and Marketing Company
c/o Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249-1616
Attention: General Counsel
Telephone:	(210) 345-2246
Facsimile:	(210) 345-5889

If to Buyer:

Paulsboro Refining Company LLC
1 Sylvan Way, 2nd floor
Parsippany, NJ 07054-3887
Attention: Senior Vice President — General Counsel
Telephone:	(973)455-7500
Facsimile:	(973) 455-7560

or to such other address or facsimile number as Seller or Buyer may, from time to time, designate in a written notice given in accordance with this Section 9.3. Any such notice or communication shall be effective (a) if delivered in person or by courier, upon actual receipt by the intended recipient, (b) if sent by facsimile transmission, upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during recipient’s normal business hours, or (c) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

9.4 Severability. In the event any portion of this Agreement shall be found by a court of competent jurisdiction to be unenforceable, that portion of this Agreement will be null and void and the remainder of this Agreement will be binding on the Parties as if the unenforceable provisions had never been contained herein.

9.5 Waiver. No waiver by either Party of any term or breach of this Agreement shall be construed as a waiver of any other term or breach hereof or of the same or a similar term or breach on any other occasion.

9.6 Amendment. No modification or amendment of this Agreement shall be binding upon either Party unless in writing and signed by the Parties hereto.

9.7 Entire Agreement. This Agreement, together with all exhibits attached thereto, constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties hereto regarding the subject matter hereof.

6

9.8 Warranty. SELLER DOES NOT MAKE, AND EXPRESSLY DISCLAIMS, ANY WARRANTIES OR REPRESENTATIONS EXPRESSED OR IMPLIED, WITH RESPECT TO THE SERVICES INCLUDING, WITHOUT LIMITATION, FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY.

9.9. Limitation of Liability. NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER OR THE OTHER’S AFFILIATES FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND OR NATURE WHATSOEVER, INCLUDING LOST PROFITS AND GOODWILL, EXCEPT TO THE EXTENT THE SAME ARE PAYABLE BY A PARTY OR ITS AFFILIATES TO AN UNAFFILIATED THIRD PARTY AND ARE COVERED BY THE OTHER PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER. SELLER’S AND ITS AFFILIATES’ COLLECTIVE MAXIMUM LIABILITY TO BUYER WITH RESPECT TO ALL CLAIMS ARISING OUT OF THIS AGREEMENT SHALL BE LIMITED IN THE AGGREGATE TO THE AMOUNT PAYABLE HEREUNDER BY BUYER OR ANY OF ITS AFFILIATES. SELLER’S LIABILITY FOR DIRECT DAMAGES SHALL NOT EXCEED THE AMOUNT OF FEES PAID TO SELLER UNDER THIS AGREEMENT.

9.10 Indemnification. Each Party shall release, defend (upon the other Party’s request), protect, indemnity and save the other Party harmless from and against all liability, claims, costs, expenses, demands, suits and causes of action of every kind and character arising in favor of or against such Party, its employees, contractors or agents, on account of personal injuries to or death of any person, or damages to or the loss or destruction of property, to the extent incident to or in connection with or arising out of: (a) the presence of any of such Party’s employees, contractors or agents on the other Party’s premises, or (b) the negligent act or omission of such Party or its employees, contractors or agents. The foregoing specifically includes, but is not limited to, environmental claims, but shall not be interpreted to require either Party to indemnify the other Party against the gross negligence or willful misconduct of a Party, its employees, contractors or agents.

9.11 Independent Contractor: The Parties hereto agree that the Services rendered by Seller or any of its Affiliates in the fulfillment of the terms and obligations of this Agreement shall be as an independent contractor and not as an employee of Buyer and with respect thereto, Seller, Seller’s Affiliates and their respective employees, contractors or agents are not entitled to the benefits provided by Buyer to its employees including, but not limited to, its group insurance and participation in any employee benefit and pension plans maintained by Buyer. Further, nothing stated in this Agreement shall be construed to make Seller or any of its Affiliates an agent, partner or joint venturer of or with Buyer or any of its Affiliates. No employee, contractor or agent of either Seller or any of its Affiliates shall represent himself to third persons to be other than an independent contractor of Buyer or any of its Affiliates, nor shall he permit himself to offer or agree to incur or assume any obligations or commitments in the name of Buyer or for Buyer without the prior consent and authorization of Buyer.

9.12 No Fiduciary Relationship. It is expressly understood and agreed that this Agreement is a purely commercial transaction between Seller and Buyer and that nothing stated herein shall operate to create any special or fiduciary duty that either Seller or any of its Affiliates

7

shall owe to Buyer or vice versa. Nothing stated herein shall obligate or require Seller to do anything which Seller deems to be detrimental or injurious to any other business or commercial activities of either Seller or any of its Affiliates, and it is expressly understood and agreed that Seller shall be obliged to exert only commercially reasonable efforts in providing Services hereunder.

9.13 Applicable Law; Dispute Resolution. This Agreement shall be governed by and be construed in accordance with the laws of the State of New York, exclusive of its conflict of laws principles. All controversies or disputes arising out of and related to this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in Exhibit D of the SPA.

9.14. Jurisdiction; Consent to Service of Process; Waiver. Each of the Parties hereto agrees to the jurisdiction, subject to Section 9.13, that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any Federal or state court in the State of New York and solely in connection with claims arising under such agreement or instrument or the transactions contained in or contemplated by such agreement or instrument, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 9.3 of the Agreement. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided herein and shall not be deemed to confer rights on any Person (as such term in the SPA) other than the Parties hereto. Each of the Parties hereto knowingly and intentionally, irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim therein.

9.15 Availability of Equitable Relief. Each of the Parties hereto recognizes that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. In order to prevent such irreparable injury, the arbitrators selected pursuant to Section 9.13 shall have the power to grant temporary or permanent injunctive or other equitable relief. Notwithstanding Section 9.13, prior to the appointment of the arbitrators, a party hereto may, subject to Section 9.14, seek temporary injunctive relief from any court of competent jurisdiction; provided that the party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration in compliance with the dispute resolution procedures. Such court ordered relief shall not continue more than 10 days after the appointment of the arbitrators (or in any event for longer than 60 days).

9.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

9.17 Conflict of Terms. If the terms of this Agreement conflict with terms of the SPA with respect to any matter, then the terms of the SPA will control.

[Signature page follows]

8

The Parties hereto have executed this Agreement on the date first above written, to be effective as of the Closing Date.

VALERO REFINING AND MARKETING COMPANY

By:
S. Eugene Edwards
Executive Vice President

PBF HOLDING COMPANY LLC

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

EXHIBIT A

SERVICES PROVIDED BY SELLER TO BUYER

AND

APPLICABLE RATES, FEES AND CHARGES

GENERAL PRINCIPLES

I.	Rates and Expenses

Services will be performed at the following rates, plus any applicable taxes imposed on the performance of such services: the rate for all Services shall be $[REDACTED] per hour; provided, however, that on the first day of the sixth calendar month after the Closing Date the rate for all services will increase to $[REDACTED] per hour and on the first date of the ninth calendar month after the Closing Date, the rate for all services will increase to $[REDACTED] per hour.

Seller or its Affiliates, in their sole discretion, may utilize third parties to perform any Service. All third party expenses incurred by Seller or its Affiliates in connection with their performance of the Services will be passed on to and reimbursed by Buyer at the third party’s invoiced rate.

II.	Nature and Scope of Services

The Services consist of those set forth below in this Exhibit. Each of the Services shall be provided for the full twelve month term of this Agreement, unless a shorter period is expressly provided for below or Buyer notifies Seller of its election to shorten the period during which any particular Services are to be provided.

III.	Advice and Consultation

Where this Exhibit contemplates that Seller or its Affiliates will provide general advice, training or consultation, the Parties anticipate that such advice, training or consultation, if not provided by telephone, facsimile or email, will be provided in person either at the Refinery (with respect to Services heretofore provided at the Refinery) or at the San Antonio offices of Seller and certain of its Affiliates (with respect to Services normally performed by Seller and its Affiliates in San Antonio).

IV.	Competition

The sole purpose of this Agreement is to effect the timely and orderly transition of the Business from Seller to Buyer in a manner intended to minimize Business disruption, which could in turn disrupt the supply of refined products to relevant markets. Because Seller and Buyer desire to ensure compliance with state and federal laws relating to the preservation of competition, and to avoid even the possible appearance of impropriety, they agree as follows:

1.	There shall be no discussion or exchange of information between the parties regarding past, present or future pricing decisions or any aspect of prices, except as they relate to the Refinery and then only to the extent necessary in the performance of the Services and the transition of the Business.

1

2.	There shall be no discussion or exchange of information between the parties regarding costs they have incurred for crude oil or any other aspect of their respective businesses, except as they relate to the Refinery and then only to the extent necessary in the performance of the Services and the transition of the Business.

3.	Discussions or the exchange of any information that may be competitively sensitive are to be avoided. This would include information regarding the parties’ sales, inventory volumes, production levels and capacity, distribution and marketing strategies and business expansion or contraction plans, except as the foregoing relate to the Refinery and then only to the extent necessary in the performance of the Services and the transition of the Business.

SERVICES

I. Secondment

The employees listed below (the “Seconded Employees”) will be seconded to Buyer for so long as they remain employees of Seller or its Affiliates and for so long as Buyer requires their services up to a maximum of 180 days after the Closing Date. Buyer will provide Seller with at least twenty five (25) Business Days’ prior written notice that it no longer requires the services of each such employee:

(i)	None

During the Term, or such shorter period as determined by Buyer, the Seconded Employees shall provide 100% of their time to Buyer to perform Services. It is agreed that during the secondment the Seconded Employees will take their general work direction from Buyer. However, the Seconded Employees shall remain employees of Seller or its Affiliates and each will continue to be treated as an employee of Seller or its Affiliates, including, but not limited to, payment of wages, insurance, taxes, workers compensation coverage and benefits.

II. General Consultation

To the extent not expressly provided below, Seller will make reasonably available for questions from and meetings with Buyer other San Antonio headquarters personnel knowledgeable about the Refinery’s operations during its ownership by Seller, in an effort to facilitate knowledge transfer concerning all aspects of Refinery operations during Seller’s ownership.

2

III. Accounting and Finance Services

Seller will provide the following accounting and finance services to Buyer for the Business at the same level and to the same extent as the same were provided by San Antonio headquarters personnel prior to Closing (subject to adjustment and reduction as mutually agreed by the Parties as these functions are transitioned to Buyer during the term of this Agreement):

1.	General Accounting: Closing expense books at month end by recording expense accruals, recording third party sales of steam and electricity, recording line handling fees, recording capital accruals, preparing balance sheet reconciliations, setting up AFEs in SAP as they relate to the refining operations. The Services do not relate to general ledger accounting, including business combination accounting, financial statement generation, consolidation or other financial reporting for the Buyer. The services do not include recording of transactions that do not originate in Seller’s or its Affiliate’s systems and will not be paid by Valero Accounts Payable or Valero payroll processing. Examples of services excluded are the recording of payroll costs once processing is moved to a third party processor and recording of utility costs that are processed by a third party.

2.	Accounts Payable: Pay invoices after funding is received from PBF and the appropriate approvals are received by PBF employees. Reconcile GRIR accounts periodically.

3.	Hydrocarbon Accounting: At closing, yield accounting will be performed by Buyer’s employees at the Paulsboro refinery. Seller will make its personnel available to provide onsite training prior to and at go live as deemed necessary by Buyer’s management. Seller will provide continued assistance via phone and email from San Antonio to support the Buyer’s yield accounting processes. Seller will make a good faith effort to provide advisory services to assist Buyer’s personnel to complete production/consumption data by 10:00 am EST.

4.	Accounts Payable Accounting: The Parties will cooperate to settle any accounts payable cutoff issues, such as the proper payment of and accounting for invoices received immediately before and after Closing, and the allocation of expenses related to projects in progress at Closing.

5.	Seller’s accounting personnel shall be reasonably available to answer questions from Buyer.

6.	Treasury Services: Seller will provide Buyer with Treasury and Cash Management services as reasonably required by Buyer. Post closing Cash Management services, procedures and supplemental fees will be agreed upon and documented by Buyer and Seller prior to closing.

7.	Tax

(i)	Provide Buyer assistance regarding property tax issues, renditions and payments and provide to Buyer, within 10 days of receipt, copies of any notices, assessments, property tax statements or other communications received from taxing authorities related to the property acquired by Buyer.

3

(ii)	Provide Buyer assistance with state and local tax filings and payments, including assistance as necessary with any audits and the sharing of any documentation necessary for timely and accurate submittals.

(iii)	Seller’s tax and finance personnel shall be made reasonably available to answer questions from Buyer.

8.	Seller will promptly forward to Buyer for payment any invoices received by Seller that are properly payable by Buyer under the terms of the SPA.

9.	Seller will assist Buyer with required FERC Quarterly and Annual Report filings for the Pipeline.

(i)	Seller will provide buyer with a mapping from the SAP Chart of Accounts to FERC accounts.

10.	Buyer shall pay Seller fees of $[REDACTED] per quarter or part thereof in advance in connection with Seller’s agreement to continue to maintain the Letter of Credit to the New Jersey Department of Environmental Protection in the amount of $[REDACTED] and the Letter of Credit to PJM Interconnection, L.L.C. in the amount of $[REDACTED].

IV. Crude and Products Supply, Marketing and Transportation. The Services do not include any activities related to (i) the purchase, supply or transportation of crude oil or other feedstocks for the Refinery, or (ii) the marketing or transportation of any petroleum products produced at the Refinery, except for the limited services provided in Transportation Services below. For the avoidance of doubt, Buyer acknowledges that it shall perform its own hedging activities and neither Seller nor any of its Affiliates has any obligation to perform hedging on behalf of or for the benefit of Buyer or any of its Affiliates.

V. Transportation Services

1.	Seller shall provide railcar management services, including but not limited to:

(i) Seller will provide Buyer a weekly spreadsheet for all Company rail freight invoiced to Seller (including its Affiliates). Upon approval by Buyer, Buyer shall provide funds one (1) day in advance to Seller to enable Seller to timely pay the railroads provided Seller gives Buyer no less than two Business Days prior notice of the amount of such payments.

(ii) Seller shall continue to pay rentals and maintenance and inspection costs for all Loaned Railcars, and such amounts shall be invoiced to and reimbursed by Buyer hereunder.

4

(iii) Seller shall continue to coordinate railcar staging and switching operations with schedulers involved in crude and product movements into and out of Paulsboro

(iv) Seller’s rail operations personnel will be reasonably available to consult with and train Buyer’s rail operations personnel

2.	Seller and its Affiliates shall provide advice and consultation to Buyer’s relevant personnel regarding product and feedstocks movements into and out of the Refinery by truck, and regarding the administration of carrier access agreements.

VI. IT Services

1.	Until all requisite IT services are taken over by Buyer, Seller will provide the same level and type of technical infrastructure and application system support and services as were being provided to the Company as of the Closing Date. This includes but is not limited to support/services for all required applications systems, data and voice networks, servers, email, telecommunications, internet, desktop, helpdesk, and data backup and recovery. Seller will not be obligated to provide any services previously provided by Refinery- based employees who will become employees of Buyer or any of its Affiliates at Closing. Further, Seller will not generally provide any Buyer employees with access to the Valero Intranet or any other Valero systems; however, Seller will provide former employees of Seller or its Affiliates or their replacements who are based at the Refinery with alternate means to access those Valero-retained applications necessary for them to continue to perform the required business functions of the Refinery and to enable Seller to perform the services under this agreement.

2.	Seller will provide Buyer with the necessary files and data extracts to enable Buyer to migrate the Business Intellectual Property from Seller’s IT platform to Buyer’s IT platform. The first [REDACTED] hours to provide the necessary files and data extracts will be provided by Seller, regardless of whether the Services are actually performed by Seller or by a third party. Any time spent in excess of the [REDACTED] hours shall be paid for by Buyer.

3.	Seller and Buyer will cooperate in good faith to schedule and implement all other activities required to complete the transition of IT facilities and services from Seller to Buyer. Seller’s obligation with respect to network and application set-up shall be limited to providing advice and consultation as to how the network is currently designed and how the applications and interfaces currently operate and support the business process as required to give Buyer the knowledge needed to set up their systems; Seller shall not be obligated, however, to perform any setup services or other work on Buyer’s network or applications. Seller will not provide any support or services for systems and applications based on the servers located at the Refinery. Seller will not be required to reconfigure its systems other than to achieve the legal separation and perform the specified transition services for the Refinery. Upon execution of this Agreement, Buyer will pay to Seller all license and maintenance fees for any hardware and software necessary to perform the IT Services for Buyer and prorated based on other Seller uses of such hardware and software, which will be billed to Buyer monthly from Seller.

5

4.	The expected time frames for IT services are as follows:

[REDACTED]

VII. Strategic Sourcing. Seller’s Strategic Sourcing personnel will assist the Refinery procurement staff in the administration of any Multi-Site Contracts that the vendors thereunder have agreed to continue to honor as to the Refinery post-Closing, to the same extent as the Strategic Sourcing group has heretofore supported the Refinery. In addition, Strategic Sourcing personnel will provide Buyer with the names of vendor account managers for such Multi-Site Contracts.

VIII. Human Resources. Seller will assist with the administration of human resources systems services heretofore provided by Seller’s and its Affiliates’ headquarters level personnel, including payroll (including related timekeeping), benefits administration (while on Valero’s benefits), personnel records management, training records and Valero HR information systems. Transition services for payroll and benefits administration will continue through the last pay period of 2010. Seller’s bill for payroll will include the benefit load percentage (less pension, 40IK and LTD). Due to a scheduled upgrade on Valero’s training system, transition services on TopClass will only be available through February 11, 2011. Upon request, Seller will also consult with Buyer’s personnel regarding Union grievances, employee dispute resolution matters, and labor relations, Seller and Buyer will each designate a team of qualified individuals to work on an appropriate HR transition plan.

For the avoidance of doubt, Buyer acknowledges and agrees that Seller and its Affiliates will not be providing pension administration services, 2011 benefits open enrollment for Buyer, 401(k), nor will they be required to add or modify any of their benefits plans, employee programs or HR Systems as part of or in order to perform any Services.

IX. Foreign-Trade Zone Operations Seller will consult with Buyer (or any third parties Buyer engages to operate its foreign-trade zone (“FTZ”)) in order to provide information reasonably required by Buyer in order to operate the FTZ. Seller reserves the right to cease FTZ

6

operations until such time as Buyer has met all prerequisites to reactivate the FTZ under new ownership pursuant to 19 C.F.R. Part 146. In the event both parties mutually agree to continue FTZ operations, Seller will assist Buyer in operating the FTZ to the extent permitted under applicable law and both parties will designate a team of individuals to work on an appropriate transition plan. Buyer will, at all times, be responsible for paying all customs-related duties, taxes, fees, interest, penalties, and any sums whatsoever relating to the services provided hereunder except as otherwise provided herein.

As noted in the SPA, Buyer will be required to obtain its own software to manage the FTZ (or engage a consultant with the requisite software) because Seller uses enterprise software that must be retained to service other foreign-trade zones at Affiliate refineries.

References in this Section to Seller include any applicable Affiliate of Seller who performs these duties at the Seller headquarters offices in San Antonio.

X. Health, Safety and Environmental. Seller and its Affiliates will cooperate with personnel designated by Buyer to transition any HS&E activities for the Business that have heretofore been performed at the San Antonio headquarters level (as opposed to those heretofore customarily conducted at the Refinery).

XI. Electricity Charges

For electricity services provided by Seller, Buyer agrees to reimburse Seller for all charges incurred in supplying electricity to the Paulsboro site. Seller shall pass-through these costs with no markup to Buyer. In consideration for this service, Buyer shall pay the sum of $20,000 per month plus the applicable APN charge. Buyer shall also pay Seller $5,000 in advance for the cost incurred by Seller to maintain its 2011 PJM membership.

XII Office Space. Seller shall provide Buyer with one office cube located in Seller’s corporate headquarters in San Antonio, Texas. For the use of the office cube, Buyer shall pay Seller $[REDACTED] per month, prorated for any partial month. Buyer and its employees, agents and representatives shall comply with all of Seller’s and its Affiliates rules and regulations related to the occupancy of the office cube and access and use of the corporate headquarters.

7

EXHIBIT B

PAYMENT INSTRUCTIONS

Until further notice, the following are wire transfer/ACH payment instructions for payment to Seller (or its designee) owing under the terms of the Transition Services Agreement:

[REDACTED]

1